As filed with the Securities and Exchange Commission on December 19, 2005

Registration No. 333-[            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PINNACLE FOODS GROUP INC.

(Exact name of registrant as specified in charter)

Delaware	2000	943303521
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6 Executive Campus

Cherry Hill, New Jersey 08002

(856) 969-7100

SUBSIDIARY GUARANTORS LISTED ON SCHEDULE A HERETO

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

M. Kelley Maggs

c/o Pinnacle Foods Group Inc.

1 Old Bloomfield Avenue

Mt. Lakes, New Jersey 07046

(973) 541-6620

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:

David J. Johnson, Jr., Esq.

O’Melveny & Myers LLP

7 Times Square

New York, New York 10036

(212) 326-2000

Approximate date of commencement of proposed sale to the public: As promptly as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
8 1/4% Senior Subordinated Notes due 2013	$394,000,000	100%	$394,000,000	$49,919.80(2)
Guarantees of 8 1/4% Senior Subordinated Notes due 2013				(3)

(1)	Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, the prospectus that is a part of this registration statement relates to $394,000,000 of Senior Subordinated Notes due 2013 of Pinnacle Foods Group Inc., and the guarantees thereof, that were previously registered under the Registration Statement on Form S-4 (File No. 333-118390).

(2)	The prospectus that is part of this registration statement will only be used by J.P. Morgan Securities Inc., which is an affiliate of Pinnacle Foods Group Inc., in connection with offers and sales related to market-making transactions of an indeterminate amount of Pinnacle Foods Group Inc.’s 8 1/4% Senior Subordinated Notes due 2013. Pursuant to Rule 457(q) of the General Rules and Regulations, no filing fee is required.

(3)	Pursuant to Rule 457(n), no registration fee is payable with respect to the guarantees.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

Subsidiary Guarantor	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
Pinnacle Foods Corporation	Delaware	22-3798975
Pinnacle Foods Brands Corporation	Delaware	22-3800080
Pinnacle Foods Management Corporation	Connecticut	06-1621894
PF Standards Corporation	New Jersey	22-3805493
Sea Coast Foods, Inc.	Washington	91-1202782

The information in this prospectus is not complete and may be changed. We cannot sell these securities until the Securities and Exchange Commission declares our Registration Statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

Pinnacle Foods Group Inc.

$394,000,000

8 1/4% Senior Subordinated Notes due 2013 which are guaranteed on a senior subordinated basis by all of our domestic restricted subsidiaries

Interest payable June 1 and December 1

The notes will mature on December 1, 2013. Interest on the notes will accrue at a rate of 8 1/4% per annum from the most recent interest payment date. We will make each interest payment to the Holders of record on the May 15 and November 15 immediately preceding the interest payment date.

We may redeem all or a portion of the notes prior to December 1, 2008, at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium. On or after December 1, 2008, we may redeem some or all of the notes at the redemption prices described on page 103.

At any time prior to December 1, 2006, we may redeem up to 35% of the original aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at a redemption price equal to 108.250% of the principal amount thereof, plus accrued and unpaid interest, so long as (a) at least 65% of the original aggregate amount of the notes remains outstanding after each such redemption and (b) any such redemption by us is made within 90 days of such equity offering.

If a change of control occurs, and unless we have exercised our right to redeem all of the notes, you will have the right to require us to repurchase all or a portion of your notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

The notes are subordinated in right of payment to all of our existing and future senior debt, pari passu in right of payment with any future senior subordinated debt, and rank senior in right of payment to any future subordinated debt. The notes are guaranteed on a senior subordinated basis by each of our existing and future domestic restricted subsidiaries on a joint and several basis. If we fail to make payments on the notes, each of our subsidiaries that are guarantors must make them instead.

We prepared this prospectus for use by J.P. Morgan Securities Inc. in connection with offers and sales related to market making transactions in the notes. J.P. Morgan Securities Inc. may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales.

See “ Risk factors” beginning on page 7 for a discussion of certain risks that you should consider before making an investment decision in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 19, 2005.

i

MARKET AND INDUSTRY DATA

We use a combination of customized (assembled at our request) Information Resources, Inc. (“IRI”) data and IRI syndicated databases. Unless we indicate otherwise, retail sales, market share, category and other industry data used throughout this prospectus for the Seafood, Baking, Bagels and Syrup categories and segments are IRI data for the 52-week period ended September 25, 2005. For the Pickles, barbeque sauce, frozen dinners, and frozen breakfast categories, the IRI data is for the 52-week period ended September 18, 2005. These data include retail sales in supermarkets with at least $2 million in total annual sales but exclude sales in mass merchandiser, club, drug, convenience or dollar stores. Retail sales are dollar sales estimated by IRI and represent the value of units sold through supermarket cash registers for the relevant period. We view the frozen dinners and entrees category as consisting of single-serve full-calorie dinners and entrees and single-serve healthy dinners and entrees. We view the baking mixes and frostings category as consisting of the following segments: layer cakes, brownies, ready-to-serve frostings, muffins, cookie mix, bars, frosting mix, quick bread, snack kits and special baking mixes. We view the frozen breakfast category as consisting of breakfast entrees, waffles, pancakes and French toast. We view the prepared seafood segment as consisting of the prepared fin, prepared non-fin without shrimp and prepared shrimp sub-segments. References to the bagel category are to scannable bagels, as consisting of the frozen, refrigerated and shelf-stable segments. We view syrup and frozen pizza as distinct categories. When we refer to the core market of our Open Pit brand of barbecue sauce, such core market consists of the major metropolitan areas surveyed by IRI in Illinois, Michigan, Ohio, western Pennsylvania and Wisconsin. Unless we indicate otherwise, all references to percent changes reflect the comparison to the same period in the prior year.

Although we believe that this information is reliable, we cannot guarantee its accuracy and completeness, nor have we independently verified it. Where we so indicate, we obtain certain other market share and industry data from internal company surveys and management estimates based on these surveys and on our management’s knowledge of the industry. While we believe such internal company surveys and management estimates are reliable, no independent sources have verified such surveys and estimates. Although we are not aware of any misstatements regarding the industry data that we present in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk factors” and “Disclosure regarding forward-looking statements.”

We own a number of registered trademarks in the United States, Canada and other countries, including All Day Breakfast®, American Recipes®, Candy Factory®, Casa Brava®, Casa Regina®, Celeste®, Country Kitchen®, Duncan Hines®, Food That’s In Fashion®, Fun Frosters®, Grabwich ®, Great Starts®, Grill Classics®, Hearty Bowls®, Hearty Hero®, Hungry-Man®, Hungry-Man Sports Grill®, Hungry-Man Steakhouse®, It’s Good to be Full®, Lender’s®, Log Cabin®, Milwaukee’s®, Mrs. Butterworth’s®, Mrs. Paul’s®, Only Mrs. Paul’s®, Open Pit®, Snack’mms®, Stackers®, Steakhouse Mix®, Syrup Dunk’ers ®, The Original TV Dinner®, That’s The Best Pickle I Ever Heard ®, Van de Kamp’s®, Vlasic®, and Wiejske Wyroby ®. Registration is pending on the following trademarks: Carb-Meter™, Magic Mini’s™ , Ovals™, Relishmixers™, and Signature Desserts™. We protect our trademarks by obtaining registrations where appropriate and opposing any infringement in key markets. We also own a design trademark in the United States, Canada and other countries on the Vlasic stork. We manufacture and market certain of our frozen food products under the Swanson® brand pursuant to two royalty-free, exclusive and perpetual licenses granted by Campbell Soup Company. We manufacture our King’s Hawaiian® products pursuant to a license agreement with King’s Hawaiian Holding Company, Inc. that has been extended through October 31, 2006. We license, for use on frozen breakfast products, the Aunt Jemima® trademark pursuant to a perpetual, royalty-free, license agreement with The Quaker Oats Company.

ii

PRESENTATION OF FINANCIAL AND OTHER DATA

In this prospectus, “PFGI,” the “Company,” “we,” “us” and “our” refers to Pinnacle Foods Group Inc., a Delaware corporation, and its subsidiaries on a consolidated basis. As described elsewhere in this prospectus, PFHC (as defined) was merged with and into Aurora (as defined) and the surviving company was renamed Pinnacle Foods Group Inc. “PFHC” and “Predecessor” refers to Pinnacle Foods Holding Corporation, a Delaware corporation, and its subsidiaries on a consolidated basis prior to the consummation of the Aurora Transaction and “Pinnacle” refers to Pinnacle Foods Corporation, a Delaware corporation and a wholly-owned subsidiary of PFGI. “Aurora” refers to Aurora Foods Inc., a Delaware corporation, and its subsidiary on a consolidated basis prior to the consummation of the Aurora Transaction.

In December 2004, the Board of Directors approved a change to PFGI’s fiscal year end from July 31 to the last Sunday in December. In view of this change, this prospectus includes financial information for the 21 weeks ended December 26, 2004, which we refer to as the “transition year” throughout this report, and for the fiscal years ended July 31, 2004, 2003, and 2002. We identify each fiscal year for PFGI in this prospectus according to the calendar year in which such fiscal year ends. For example, we refer to the fiscal year ended July 31, 2004, as “fiscal 2004”.

On May 22, 2001, Pinnacle acquired certain assets and assumed certain liabilities of the North American business of Vlasic Foods International Inc. (“VFI”). The North American business consisted of the Swanson frozen food, Vlasic pickles, relish and peppers and Open Pit barbecue sauce businesses. PFHC and Pinnacle were each incorporated on March 29, 2001, but had no operations until the acquisition of the North American business of VFI. The financial data for the ten weeks ended July 31, 2001, include the results of operations from May 23, 2001 through July 31, 2001. PFGI derived the summary financial data for the 42 weeks ended May 22, 2001, from the audited statement of operations of the frozen foods and condiments businesses of VFI, its predecessor.

Information presented in the “PFGI management’s discussion and analysis of financial condition” for the transition year is based on the information for the 21 week period ended December 26, 2004 and the corresponding 21 week period ended December 28, 2003, which is the combination of the Predecessor’s consolidated financial statements for the 16 weeks ended November 24, 2003 and PFGI’s consolidated financial statements for the 5 week period ended December 28, 2003. Information presented in the “PFGI management’s discussion and analysis of financial condition” for the fiscal year 2004 is based on the information for the 52 week period ended July 31, 2004 and is the combination of the Predecessor’s consolidated financial statements for the 16 weeks ended November 24, 2003 and PFGI’s consolidated financial statements for the 36 week period ended July 31, 2004. These combinations represent what we believe is the most meaningful basis for comparison of the 21 weeks ended December 26, 2004 and December 28, 2003 as well as the fiscal year 2004 twelve month results with those of fiscal year 2003 twelve month results, although the combinations are not in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We believe that these are the most meaningful basis for comparison because the customer base, products, manufacturing facilities and types of marketing programs were the same under the Predecessor as they are under PFGI. Also, the results for the twelve months ended July 31, 2004 and the 21 weeks ended December 26, 2004 include the results of operations of the Aurora businesses from the date of acquisition, March 19, 2004. As a result of the change in ownership resulting from the Pinnacle Merger and the inclusion of results from the Aurora businesses since the March 19, 2004 acquisition, these results are not indicative of what a full 52 week year would have been had the change in ownership not occurred.

In this prospectus, we determine net sales in accordance with GAAP. Similar to other food companies, we calculate net sales by deducting expenses for trade marketing, slotting and consumer coupon redemption from shipments. We define shipments as gross sales less cash discounts, returns and non-marketing allowances. We calculate gross sales by multiplying the published list price of each product by the number of units of that product sold.

iii

SUMMARY

The following summary highlights all material information contained elsewhere in this prospectus but does not contain all the information that you should consider before investing in the notes. We urge you to read this entire prospectus, including the “Risk factors” section and the consolidated financial statements and related notes.

OUR COMPANY

We are a leading manufacturer and marketer of high-quality, branded convenience food products. Our products and operations are managed and reported in two operating segments: frozen foods and dry foods. We had net sales for the last twelve months, or LTM, ended September 25, 2005 of $1,236.2 million. The frozen foods segment, which accounts for 53.3% of our LTM net sales, consists primarily of Hungry-Man and Swanson frozen dinners and entrees; Van de Kamp’s and Mrs. Paul’s frozen seafood; Aunt Jemima frozen breakfasts and Lender’s bagels. The dry foods segment, which accounts for 46.7% of our LTM net sales, consists primarily of Vlasic pickles, peppers and relish; Duncan Hines baking mixes and frostings and Mrs. Butterworth’s and Log Cabin syrups and pancake mixes. Our major brands hold leading market positions in their respective retail markets and enjoy high consumer awareness. Through our managed broker network, our products reach all traditional classes of trade, including grocery wholesalers and distributors, grocery stores and supermarkets, convenience stores, mass and drug merchandisers and warehouse clubs.

Frozen foods

Frozen dinners and entrees. Our frozen dinners and entrees product line consists primarily of products sold in the United States and Canada under the Swanson brand. We also distribute these products through foodservice and private label channels. Swanson caters to a number of different consumer segments and eating occasions through two major sub-brands: Hungry-Man and Swanson Dinners. Beginning in May 2004, the Swanson Great Starts products were re-branded Aunt Jemima Great Starts which allows us to leverage the combined size of our grain-based and protein-based frozen breakfast offerings. As a complement to these major sub-brands, our frozen dinner offerings include Swanson Pot Pies and King’s Hawaiian bowls products. We also sell Swanson Hearty Bowls in Canada. The Swanson brand enjoys a strong heritage, dating back over 50 years to its introduction of The Original TV Dinner in 1953. Our Hungry-Man and Swanson Dinners sub-brands collectively represent the third-largest brand in the $2.2 billion single-serve, full-calorie dinners and entrees segment.

Frozen breakfast. Our frozen breakfast product line consists of waffles, pancakes, French toast and breakfast entrees marketed under the Aunt Jemima brand. We also distribute these products through foodservice and private label channels. The Aunt Jemima brand was established over a century ago and, with a 13.7% share, is currently the number three brand in the $1.1 billion frozen breakfast category.

Frozen prepared seafood. Our frozen prepared seafood product line, marketed primarily under the Van de Kamp’s and Mrs. Paul’s brands, includes breaded and battered fish sticks and fish fillets, “healthy” breaded fish, grilled fish fillets, breaded shrimp, shrimp bowls and specialty seafood items, such as crab cakes and clam strips. We use a dual-brand strategy to capitalize on the regional strengths of our brands. We also distribute these products through foodservice and private label channels. The Van de Kamp’s brand dates back to 1915, and the Mrs. Paul’s franchise began in the mid-1940s. They hold the number two (14.3%) and the number three (9.8%) market share positions among the branded products, respectively, of the $576 million frozen prepared seafood category.

Bagels. Our bagel product line consists primarily of Lender’s packaged bagels, which we distribute among all scannable sections of the grocery store (i.e., the frozen, refrigerated and the fresh bread aisles). We also supply bagels to foodservice operators. Founded in 1927, Lender’s ranks number two in scannable bagels, with a 15.8% share of the $553 million scannable bagel category.

Dry foods

Baking mixes and frostings. Our baking mixes and frostings product line consists primarily of Duncan Hines cake mixes, ready-to-serve frostings, brownie mixes, muffin mixes and cookie mixes. Duncan Hines was introduced in 1956 and, with a 19.8% share, is the number two brand in the $1.3 billion baking mixes and frostings category.

Pickles, peppers and relish. We offer a complete line of pickle, pepper and relish products that we market and distribute nationally, primarily under the Vlasic brand. We also distribute these products through foodservice and private label channels. Our Vlasic brand was introduced over 60 years ago, and we believe that the Vlasic brand, together with our trademark Vlasic stork, enjoy strong consumer awareness. Vlasic, with a 30.9% share (nearly twice that of its nearest branded competitor), is the leading and only national brand in the $493 million shelf-stable pickle segment of the $1.0 billion pickles, peppers and relish category.

Syrups and pancake mixes. Our syrup and pancake mixes product line consists primarily of products marketed under our Log Cabin and Mrs. Butterworth’s brands. Our syrup line consists of original, lite and sugar-free varieties. We also distribute these products through the foodservice channel. Log Cabin was introduced in 1888 and Mrs. Butterworth’s was introduced in 1962. In the $483 million table-syrup category, Log Cabin and Mrs. Butterworth’s hold the number two (9.6%) and number three (9.4%) market share positions, respectively.

THE COMPLETED PINNACLE AND AURORA TRANSACTIONS

On August 8, 2003, Crunch Holding Corp., a Delaware corporation indirectly owned by J.P. Morgan Partners, LLC (or one or more of its affiliates, as appropriate, “JPMP”), J.W. Childs Associates, L.P. (or one or more of its affiliates, as appropriate, “JWC”) and CDM Investor Group LLC, together with JPMP and JWC, the “Sponsors”, entered into a definitive purchase agreement to acquire PFHC (the “Pinnacle Merger”). The Pinnacle Transaction (as defined below) was consummated on November 25, 2003. As of the closing date of the Pinnacle Transaction, the Sponsors indirectly owned 100% of the issued and outstanding stock of PFHC.

The funds required to finance the Pinnacle Transaction were provided by (i) $200.0 million of old notes, (ii) a $120.0 million term loan under our senior secured credit facilities, (iii) $21.5 million of borrowings under our revolving credit facility and (iv) a $180.6 million equity investment in Crunch Equity Holding, LLC, of which $179.8 million was provided in cash by JPMP and JWC.

The merger, the issuance of $200.0 million of old notes, the borrowings under our senior secured credit facilities, the equity investment described above and the other related transactions are collectively referred to in this prospectus for convenience as the “Pinnacle Transaction.”

On November 25, 2003, Aurora entered into a definitive agreement (as amended on January 8, 2004, the “Merger Agreement”) with Crunch Equity Holding, LLC that provided that Aurora would undertake a comprehensive restructuring transaction in which it would be combined with PFHC (the “Aurora Merger”).

Under the terms of the Merger Agreement, (i) the senior secured lenders under Aurora’s existing credit facility were paid in full in cash in respect of principal and interest and received $15 million in cash in full satisfaction of the excess-leverage and asset-sale fees under the existing credit agreement, (ii) the holders of Aurora’s 12% senior unsecured notes due 2005 were paid in full in cash in respect of principal and interest but did not receive $1.9 million of unamortized original issue discount, (iii) the holders of Aurora’s outstanding 8.75% and 9.875% senior subordinated notes due 2008 and 2007, respectively, received approximately 50% of the face value of their senior subordinated notes in cash or, at the election of each bondholder, equity interests in Crunch Equity Holding, LLC (held indirectly through a bondholders trust) having a value equal to approximately 52% of the face value of their senior subordinated notes, (iv) all of Aurora’s trade creditors were paid in full, (v) all other claims against Aurora were unimpaired, except that Aurora’s St. Louis headquarters leases were rejected, and (vi) the existing common and preferred stockholders did not receive any distributions and their shares were cancelled.

The total cost of the Aurora Merger, including the repayment of existing debt and payment of estimated transaction fees and expenses, was approximately $935.3 million.

The funds required to finance the Aurora Merger consisted of (i) the $201.0 million of gross proceeds of the old notes, (ii) a $425.0 million term loan drawn under the delayed-draw portion of our senior secured credit facilities, (iii) existing cash on the Aurora balance sheet and (iv) a cash equity investment of $84.4 million from the Sponsors and $10.9 million from the Aurora bondholders.

After giving effect to the Aurora Transaction (as defined below), JPMP and JWC collectively own approximately 48% of Crunch Equity Holding, LLC, the holders of Aurora’s senior subordinated notes own approximately 43% of Crunch Equity Holding, LLC and CDM Investor Group, LLC owns approximately 9% of Crunch Equity Holding, LLC.

The Aurora Merger was consummated on March 19, 2004. Aurora is the surviving entity in the merger, and the combined business operates under the name Pinnacle Foods Group Inc. The combination of Aurora and PFHC is being treated as a purchase, with Crunch Equity Holding, LLC as the accounting acquiror in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.”

The Aurora Merger, the offering of $194 million of old notes, the borrowings under our senior secured credit facilities described above, the equity investment described above and the other related transactions are collectively referred to in this prospectus for convenience as the “Aurora Transaction,” and together with the Pinnacle Transaction, the “Transactions.”

THE FINANCIAL SPONSORS

J.P. Morgan Partners, LLC (JPMP) is a leading private equity firm with over $11 billion in capital under management as of September 30, 2005. Since its inception in 1984, JPMP has invested over $15 billion worldwide in consumer, media, energy, industrial, financial services, healthcare, hardware and software companies. With more than 80 investment professionals in five principal offices throughout the world, JPMP is an experienced investor in companies with worldwide operations. Underpinning this platform is a global integrated network, which enables JPMP to draw on expert resources residing within JPMorgan Chase, its extensive portfolio and worldwide contact network. JPMP is a private equity division of JPMorgan Chase & Co. (NYSE: JPM), one of the largest financial institutions in the United States, and is a registered investment adviser with the Securities and Exchange Commission.

JWC is a leading private equity firm based in Boston, Massachusetts, specializing in leveraged buyouts and recapitalizations of middle-market growth companies in partnership with company management through J.W. Childs Equity Partners III, L.P. and other funds it sponsors. Since 1995, the firm has invested in 37 companies with a total transaction value of over $8.4 billion. JWC presently manages $3.4 billion of equity capital from leading financial institutions, pension funds, insurance companies and university endowments.

CDM Investor Group LLC is a merchant banking and management firm focused principally on the food and consumer sectors in the United States and Europe. In recent years C. Dean Metropoulos and his management team have been involved in more than 45 acquisitions with approximately $8 billion of transaction value. In addition to PFHC and Aurora, some of the recent transactions in which C. Dean Metropoulos and his management team have provided senior management include Stella Foods, The Morningstar Group, International Home Foods, Ghirardelli Chocolates, Mumm and Perrier Jouet Champagnes and Hillsdown Holdings, PLC (Premier International Foods, Burtons Biscuits and Christie Tyler Furniture).

Our principal executive offices are located at 6 Executive Campus, Suite 100, Cherry Hill, New Jersey 08002. Our telephone number at that address is (856) 969-7100.

SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

The following summary, which is provided solely for your convenience, only contains basic information about the exchange notes and is not intended to be complete. For a more detailed description of the exchange notes, please refer to the section entitled “Description of notes” in this prospectus.

Issuer	Pinnacle Foods Group Inc.

Exchange notes offered	$394,000,000 aggregate principal amount of 8 1/4% Senior Subordinated Notes due 2013.

Maturity	December 1, 2013.

Interest payment dates	June 1 and December 1 of each year.

Guarantees	The exchange notes are fully and unconditionally guaranteed, on a senior subordinated basis, by each of our existing and future domestic restricted subsidiaries on a joint and several basis. If we fail to make payments on the exchange notes, each of our subsidiaries that are guarantors must make them instead.

Ranking	The exchange notes are our unsecured senior subordinated obligations and:

• rank junior to all of our existing and future senior debt, which will include indebtedness under our senior secured credit facilities;

• rank equally with all of our existing and future senior subordinated debt; and

• rank senior to all of our future subordinated debt.

• Similarly, the guarantees of the notes by our subsidiaries are unsecured and:

• rank junior to all of the existing and future senior debt of such guarantor, which will include the guarantees under our senior secured credit facilities;

• rank equally with all of the existing and future senior subordinated debt of such guarantors; and

• rank senior to all of the future subordinated debt of such guarantors.

As of September 25, 2005, we had:

•      $518.2 million of senior debt, all of which is secured debt, which amount does not include $117.3 million (after giving effect to outstanding letters of credit of $12.7 million) of additional borrowing capacity available under our revolving credit facility;

• no senior subordinated indebtedness other than the exchange notes; and

• $1.1 million of capital lease obligations and other notes payable.

Optional redemption	We may redeem all or a portion of the notes prior to December 1, 2008, at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium. On or after December 1, 2008, we may redeem some or all of the notes at the redemption prices listed in the section entitled “Description of notes—Optional redemption.”

At any time prior to December 1, 2006, we may redeem up to 35% of the original aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at a redemption price equal to 108.250% of the principal amount thereof, plus accrued and unpaid interest, so long as (a) at least
65% of the original aggregate amount of the notes remains outstanding after each such redemption and
(b) any such redemption by us is made within 90 days of such equity offering.

Change of control	If a change of control occurs, and unless we have exercised our right to redeem all of the notes as described in “—Optional redemption” above, you will have the right to require us to repurchase all or a portion of your notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. See “Description of notes—Repurchase at the option of holders—Change of control” and “Risk factors.”

Certain covenants	The indenture governing the exchange notes contains covenants that limit our ability and the ability of certain of our subsidiaries to, among other things:

• borrow money;

• make distributions or redeem equity interests;

• make investments;

• sell assets;

• guarantee other debt;

• enter into agreements that restrict dividends from subsidiaries;

• sell capital stock of subsidiaries;

• incur liens;

• merge or consolidate; and

• enter into transactions with affiliates.

These covenants are subject to a number of important exceptions and qualifications. For more details, see “Description of notes—Certain covenants.”

RISK FACTORS

You should carefully consider all the information contained in this prospectus and, in particular, the factors set forth under “Risk factors” before investing in the notes.

PFGI SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth summary historical consolidated financial and other data for the following periods: for PFGI and its subsidiaries as of and for the nine months ended September 25, 2005 and September 26, 2004, the 21 weeks ended December 26, 2004 (the transition year), and the 36 weeks ended July 31, 2004; for the Predecessor as of and for the 16 weeks ended November 24, 2003 and as of and for the fiscal year ended July 31, 2003. The summary financial data as of and for the 21 weeks ended December 26, 2004 and the years ended July 31, 2004 and 2003 have been derived from PFGI’s audited consolidated financial statements and are qualified in their entirety by reference to the PFGI consolidated financial statements included elsewhere in this prospectus. The summary financial data for the nine months ended September 25, 2005 and September 26, 2004 have been derived from PFGI’s unaudited interim consolidated financial statements included elsewhere in this prospectus. In PFGI’s opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the PFGI audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. You should read the information set forth below in conjunction with the information under “PFGI management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	PFGI		Predecessor		PFGI
(In thousands)	21 weeks ended December 26, 2004	36 weeks ended July 31, 2004	16 weeks ended November 24, 2003	Year ended July 31, 2003	Nine months ended
					September 25, 2005	September 26, 2004
Statement of operations data:
Net sales	$511,190	$574,352	$181,379	$574,482	$908,708	$708,403
Cost and expenses:
Cost of products sold	420,080	502,967	134,233	447,527	733,849	609,847
Marketing and selling expenses	53,588	57,910	24,335	57,915	74,788	71,296
Administrative expenses	15,216	32,258	9,454	32,878	32,341	36,109
Research and development expenses	1,459	2,436	814	3,040	2,874	2,786
Goodwill impairment charge	4,308	1,835	—	1,550	—	1,835
Other expenses (income, net)	5,680	38,096	7,956	6,492	9,474	27,275

Total costs and expenses	500,331	635,502	176,792	549,402	853,326	749,148

Earnings (loss) before interest and taxes	10,859	(61,150)	4,587	25,080	55,382	(40,745)
Interest expense	26,260	26,240	9,310	11,592	52,624	35,054
Interest income	120	320	143	476	403	334

Earnings (loss) before income taxes	(15,281)	(87,070)	(4,580)	13,964	3,161	(75,465)
Provision (benefit) for income taxes	9,425	(3,157)	(1,506)	5,516	23,050	4,192

Net earnings (loss)	$(24,706)	$(83,913)	$(3,074)	$8,448	$(19,889)	$(79,657)

Other financial data:
Depreciation and amortization	$17,068	$24,570	$6,136	$22,948	$29,782	$28,873
Capital expenditures	8,073	9,826	1,511	8,787	21,800	11,947
Balance sheet data:
Cash and cash equivalents	$2,235	$37,781	$—	$72,128	$594	$—
Working capital (excludes notes payable, revolving debt facility and current portion of long-term debt)	72,976	78,194	—	125,755	67,765	—
Total assets	1,764,940	1,784,610	—	466,121	1,729,803	—
Total debt (includes notes payable, revolving debt facility and current portion of long-term debt)	943,080	944,328	—	175,000	919,421	—
Total liabilities	1,371,573	1,366,595	—	287,634	1,356,005	—
Shareholders’ equity	393,367	418,015	—	178,487	373,798	—

RISK FACTORS

You should carefully consider the risks described below as well as other information and data included in this prospectus before investing in the notes. All of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you could lose all of or a part of your original investment.

RISKS RELATED TO THE NOTES

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.

Our consolidated indebtedness at September 25, 2005 was approximately $919.4 million, of which $518.2 million was senior indebtedness.

Our high degree of leverage could have important consequences for you, including the following:

•	it may limit our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness and is not available for other purposes, including our operations, capital expenditures and future business opportunities;

•	the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes;

•	certain of our borrowings, including borrowings under our senior secured credit facilities, are at variable rates of interest, exposing us to the risk of increased interest rates;

•	it may limit our ability to adjust to changing market conditions and to withstand competitive pressures;

•	our debt level may put us in a competitive disadvantage compared to our competitors that have less debt; and

•	we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

In addition, the indenture governing the notes and our senior secured credit facilities permits us to incur substantial additional indebtedness in the future. After giving effect to the Aurora Transaction, as of September 25, 2005, $117.3 million (after outstanding letters of credit of $12.7 million) would have been available to us for additional borrowing under our senior secured credit facilities. If new indebtedness is added to our and our subsidiaries’ current debt levels, the risks described above would increase.

Our debt agreements contain operating and financial covenants that may restrict our business and financing activities.

The operating and financial restrictions and covenants in our senior secured credit facilities, the indenture and any future financing agreements may restrict our ability to finance future operations, meet our capital needs or engage in business activities. Our debt agreements restrict our ability to:

•	make capital expenditures;

•	incur additional debt or issue redeemable equity or preferred stock;

•	create certain liens;

•	enter into certain transactions with affiliates;

•	make certain types of investments;

•	sell assets;

•	pay dividends or make distributions, repurchase equity interests or make other restricted payments; and

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.

In addition, our senior secured credit facilities require us to maintain specified financial ratios and comply with other financial covenants. Our ability to comply with those financial ratios and covenants can be affected by events beyond our control, and we may not be able to comply with such ratios or covenants. A breach of any of these covenants could result in a default under our senior secured credit facilities and/or under the notes. Upon the occurrence of an event of default under our senior secured credit facilities, the lenders could elect to declare all amounts outstanding under our senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit, which could result in an event of default under the notes.

If the lenders under our senior secured credit facilities accelerate the repayment of borrowings, we may not have sufficient assets to repay our senior secured credit facilities and our other indebtedness, including the notes. If we were unable to repay those amounts, the lenders under our senior secured credit facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets as collateral under our senior secured credit facilities.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to pay principal and interest on the notes and to satisfy our other debt obligations will depend upon, among other things:

•	our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors (such as fluctuations in interest rates, increased operating costs, prices of ingredients and regulatory development), many of which are beyond our control; and

•	the future availability of borrowings under our senior secured credit facilities or any successor facility, the availability of which depends or may depend on, among other things, our complying with the covenants in our senior secured credit facilities.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facilities in an amount sufficient to service our indebtedness or to fund our liquidity needs. See “Disclosure regarding forward-looking statements,” “PFGI management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources” and “Aurora management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources.”

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In addition, the terms of existing or future debt agreements, including our senior secured credit facilities and the indenture governing the notes, may restrict us from adopting any of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. See “Description of senior secured credit facilities” and “Description of notes.”

Our variable-rate indebtedness subjects us to interest-rate risk, which could cause our annual debt service obligations to increase significantly.

Certain of our borrowings, including borrowings under our senior secured credit facilities, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net earnings would decrease. An increase of 1.0% in the interest rates payable on our variable rate indebtedness would increase annual debt-service requirements by approximately $5.2 million. Accordingly, an increase in interest rates from current levels could cause our annual debt-service obligations to increase significantly.

Your right to receive payment on the notes is junior to our existing and future senior debt and the existing and future senior debt of our guarantors.

The notes and the guarantees are subordinated in right of payment to the prior payment in full of our and our guarantors’ respective current and future senior debt, including our and their obligations under our senior secured credit facilities. The aggregate principal amount of our senior debt outstanding as of September 25, 2005 was approximately $518.2 million. As a result of the subordination provisions of the notes, in the event of the bankruptcy, liquidation or dissolution of us or any guarantor, our assets or the assets of the applicable guarantor would be available to pay obligations under the notes and other senior subordinated obligations only after all payments had been made on our senior debt or the senior debt of the applicable guarantor. Sufficient assets may not remain after all of these payments have been made to make any payments on the notes and our other senior subordinated obligations, including payment of interest when due. In addition, all payments on the notes and the guarantees are prohibited in the event of a payment default on our designated senior indebtedness and, for a limited period, upon the occurrence of other defaults under our designated senior indebtedness.

The notes and the guarantees are effectively subordinated to all of our and our guarantors’ secured indebtedness and all indebtedness of our non-guarantor subsidiaries.

The notes are not secured. The borrowings under our senior secured credit facilities are secured by liens on substantially all of our and our domestic subsidiary guarantors’ assets, including receivables, inventory, equipment, real estate, leases, licenses, patents, brand names, trademarks, contracts, securities and capital stock of subsidiaries. If we or any of these guarantors declare bankruptcy, liquidate or dissolve, or if payment under our senior secured credit facilities is accelerated, the lenders under our senior secured credit facilities would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of the notes. As a result, the notes are effectively subordinated to our and our guarantors’ secured indebtedness to the extent of the value of the assets securing that indebtedness, and the holders of the notes would in all likelihood recover ratably less than the lenders of our and our guarantors’ secured indebtedness in the event of our bankruptcy, liquidation or dissolution. As of September 25, 2005, we had $519.3 million of secured indebtedness outstanding and an additional $117.3 million (after outstanding letters of credit of $12.7 million) of secured indebtedness was available for borrowing under the revolving credit portion of our senior secured credit facilities.

In addition, the notes are effectively subordinated to all of the liabilities of our subsidiaries that do not guarantee the notes. In the event of a bankruptcy, liquidation or dissolution of any of the non-guarantor subsidiaries, holders of their indebtedness, their trade creditors and holders of their preferred equity will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. Under some circumstances, the terms of the notes will permit our non-guarantor subsidiaries to incur additional specified indebtedness. As of September 25, 2005, the non-guarantor subsidiaries did not have any senior indebtedness outstanding and had approximately $3.9 million of trade and intercompany payables outstanding.

If we are not able to repurchase the notes upon a change of control, we would be in default under the indenture and our senior secured credit facilities, permitting the lenders under our senior secured credit facilities to accelerate the maturity of the borrowings thereunder and to institute foreclosure proceedings against our assets and we could be forced to seek bankruptcy protection.

If a change of control occurs, we must offer to repurchase all of the outstanding notes at 101% of the principal amount thereof, plus accrued interest to the date of repurchase. A change of control would also constitute an event of default under our senior secured credit facilities, providing the lenders under our senior secured credit facilities with the right to accelerate our borrowings under the facilities and to prevent payments in respect of the notes until outstanding borrowings under the senior secured credit facilities were repaid in full. In the event of such a default, the Trustee under the indenture or the holders of the notes and the lenders under our senior secured credit facilities could accelerate the maturity of the notes and the borrowings under our senior secured credit facilities, respectively, to be immediately due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. In the event of a change of control, we may not have sufficient funds to purchase all the notes and to repay the amounts outstanding under our senior secured credit facilities. Further, we will be contractually restricted under the terms of our senior secured credit facilities from repurchasing all of the notes tendered by holders upon a change of control. This change of control provision may not necessarily protect holders of the notes if we engage in a highly leveraged transaction or certain other transactions involving us or our subsidiaries.

Because each subsidiary guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the subsidiary guarantors.

The holders of the notes have the benefit of the full and unconditional guarantees of the subsidiary guarantors. However, the guarantees by our subsidiary guarantors are limited to the maximum amount that the subsidiary guarantors are permitted to guarantee under applicable law. As a result, a subsidiary guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of the subsidiary guarantors. Further, under the circumstances discussed more fully below, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under the guarantee or further subordinate it to all other obligations of the subsidiary guarantor. In addition, you will lose the benefit of a particular subsidiary guarantee if it is released under certain circumstances described under “Description of notes—The guarantees.”

Federal and state fraudulent transfer laws permit a court to void the notes and any guarantees, and, if that occurs, you may not receive any payments on the notes.

Under the federal bankruptcy law and comparable provisions of state fraudulent conveyance, claims in respect of the old notes, the exchange notes and the subsidiary guarantees could be voided or subordinated to all of our other debts or those of any subsidiary guarantor if, among other things, either the notes or the subsidiary guarantees were incurred with the intent to hinder, delay or defraud any of our present or future creditors or those of our subsidiary guarantors, or at the time we or our subsidiary guarantors incurred the indebtedness evidenced by the notes or the subsidiary guarantees, we or our subsidiaries received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and we or the subsidiary guarantor either:

•	were insolvent or rendered insolvent by reason of such incurrence;

•	were engaged in a business or transaction for which our or such guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we or it would incur, debts beyond our or such guarantor’s ability to pay such debts as they mature.

In addition, any payment by us or such subsidiary guarantor pursuant to the notes or any subsidiary guarantee could be voided and required to be returned to us or such subsidiary guarantor, or to a fund for the benefit of our creditors or those of such subsidiary guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we or a subsidiary guarantor would be considered insolvent if:

•	the sum of our or such subsidiary guarantor’s debts, including contingent liabilities, was greater than the fair saleable value of all of our or such subsidiary guarantor’s assets;

•	the present fair saleable value of our or such subsidiary guarantor’s assets was less than the amount that would be required to pay our or such subsidiary guarantor’s probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

•	we or any subsidiary guarantor could not pay debts as they became due.

Additionally, under federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against us within 90 days after payment by us with respect to the notes, or if we anticipated becoming insolvent at the time of such payment, all or a portion of such payment could be avoided as a preferential transfer and the recipient of such payment could be required to return the payment.

Based on historical financial information, recent operating history and other factors, we do not believe that we or any of our subsidiary guarantors are insolvent, have unreasonably small capital for the business in which we and they are engaged or have incurred debts beyond our or their ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

You cannot be sure that an active trading market will develop for the notes.

You cannot be sure that an active trading market will develop for the notes. We do not intend to apply for a listing of the notes on a securities exchange or any automated dealer quotation system. We have been advised by J.P. Morgan Securities Inc. that as of the date of this prospectus J.P. Morgan Securities Inc. intends to make a market in the notes. J.P. Morgan Securities Inc. is not obligated to do so, however, and any market making activities with respect to the notes may be discontinued at any time without notice. In addition, such market making activity will be subject to limits imposed by the Securities Act and the Exchange Act. Because J.P. Morgan Securities Inc. is our affiliate, J.P. Morgan Securities Inc. is required to deliver a current “market making” prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the notes. Accordingly, the ability of J.P. Morgan Securities Inc. to make a market in the notes may, in part, depend on our ability to maintain a current market making prospectus.

In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

RISKS RELATED TO OUR BUSINESS

We face significant competition in our industry.

The food-products business is highly competitive. Numerous brands and products compete for shelf space and sales, with competition based primarily on product quality, convenience, price, trade promotion, consumer promotion, brand recognition and loyalty, customer service, advertising and promotion and the ability to identify and satisfy emerging consumer preferences. We compete with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies. Many of these competitors have multiple product lines, substantially greater financial and other resources available to them and may have lower fixed costs and be substantially less leveraged than we are. We cannot assure you that we will be able to compete successfully with these companies. Competitive pressures or other factors could cause us to lose market share, which may require us to lower prices, increase marketing and advertising expenditures, or increase the use of discounting or promotional campaigns, each of which would adversely affect our margins and could result in a decrease in our operating results and profitability. See “Business—Competition.”

We are vulnerable to fluctuations in the price and supply of food ingredients, packaging materials and freight.

The prices of the food ingredients we use are subject to fluctuations in price attributable to, among other things, changes in crop size and government-sponsored agricultural and livestock programs. The sales prices to our customers are a delivered price. Therefore, pending an increase in our selling price, we have to absorb higher prices for ingredients, packaging materials and freight. Changes in these prices have a corresponding impact on the manufactured and delivered cost of finished products and, as a result, could impact our gross margins. Our ability to pass along cost increases to customers is dependent upon competitive conditions and pricing methodologies employed in the various markets in which we compete. If we are unable to pass along such cost increases, it could cause our operating results to be reduced.

In our pickle business we rely primarily on cucumbers and, along with our frozen dinners and entrees business to a lesser extent, other produce supplied by third-party growers. We also use significant quantities of corn syrup, flour, sugar, fish, shrimp, eggs, cheese, vegetable oils, shortening and other agricultural products as well as corrugated fiberboard and plastic packaging materials provided by third-party suppliers. We buy from a variety of producers and manufacturers, and alternate sources of supply are readily available. However, the supply and price are subject to market conditions and are influenced by other factors beyond our control, such as general economic conditions, unanticipated demand, problems in production or distribution, natural disasters, weather conditions during the growing and harvesting seasons, insects, plant diseases and fungi.

We generally do not have long-term contracts with our suppliers, and as a result they could increase prices significantly or fail to deliver.

We typically do not rely on long-term arrangements with our suppliers. Our suppliers may implement significant price increases or may not meet our requirements in a timely fashion, if at all. The occurrence of any of the foregoing could increase our costs and disrupt our operations.

If we lose one or more of our major customers, or if any of our major customers experience significant business interruption, our results of operations and our ability to service our indebtedness could be adversely affected.

We are dependent upon a limited number of large customers with substantial purchasing power for a significant percentage of our sales. Sales to Wal-Mart Stores, Inc. represented 18%, 18%, 17% and 14% of PFGI’s consolidated net sales in the transition year, fiscal 2004, 2003 and 2002, respectively. We do not have a long-term supply contract with any of our major customers. PFGI’s top ten customers accounted for approximately 53% and 50% of PFGI’s net sales in the transition year and fiscal 2004. The loss of one or more major customers, a material reduction in sales to these customers as a result of competition from other food manufacturers or the occurrence of a significant business interruption at our customers would result in a decrease in our revenues, operating results and earnings and adversely affect our ability to service our indebtedness.

Due to the seasonality of the business, our revenue and operating results may vary quarter to quarter.

Our sales and cash flows are affected by seasonal cyclicality. Sales of frozen foods, including seafood, tend to be marginally higher during the winter months, whereas sales of pickles, relishes and barbecue sauces tend to be higher in the spring and summer months and demand for Duncan Hines products tends to be higher around the Easter, Thanksgiving and Christmas holidays. We pack the majority of our pickles during a season extending from May through September and also increase our seafood and Duncan Hines inventories at that time in advance of the selling season. As a result, our inventory levels tend to be higher during August, September and October, and thus we require more working capital during these months.

Loss of any of our current co-packing arrangements could decrease our sales and earnings and put us at a competitive disadvantage.

We rely upon co-packers for our Duncan Hines cake mixes, brownie mixes, specialty mixes and frosting products and a limited portion of our other manufacturing needs. We believe that there are a limited number of competent, high-quality co-packers in the industry, and if we were required to obtain additional or alternative co-packing agreements or arrangements in the future, we cannot assure you we will be able to do so on satisfactory terms or in a timely manner.

We may not be able to complete any future acquisitions, which could restrict our ability to grow our business; and if we fail to successfully integrate any future acquisitions into our operations, our operating costs could increase and our operating margins, operating results and profitability may decrease.

We may not be able to identify and complete additional acquisitions in the future, and our failure to identify and complete acquisitions could restrict our ability to grow our business beyond our existing brands. In addition, we may require additional debt or equity financing for future acquisitions. Such financing may not be available on favorable terms, if at all. Also, if we do not successfully integrate acquisitions, we may not realize anticipated operating advantages and cost savings which would reduce our operating margins, operating results and profitability. The acquisition and integration of companies involves a number of risks, including:

•	the risk that a proposed acquisition will be prohibited by U.S. or foreign antitrust laws;

•	use of available cash or borrowings under our senior secured credit facilities to consummate the acquisition;

•	demands on management related to the increase in our size after an acquisition;

•	the diversion of management’s attention from existing operations to the integration of acquired companies;

•	difficulties in the assimilation and retention of employees; and

•	potential adverse effects on our operating results.

We may not be able to maintain the levels of operating efficiency that acquired companies achieved separately. Successful integration of acquired operations will depend upon our ability to manage those operations and to eliminate redundant and excess costs. We may not be able to achieve the cost savings and other benefits that we would hope to achieve from acquisitions, which could cause our financial condition to deteriorate or result in an increase in our expenses or a reduction in our operating margins, thereby reducing our operating results and profitability.

Our failure to integrate the operations of Aurora and PFHC and achieve cost savings would negatively impact our results of operations and profitability.

A significant element of our business strategy is the continued improvement of our operating efficiencies and a reduction of our operating costs. The ongoing process of integrating the operations of Aurora and PFHC may result in unforeseen difficulties and may require a disproportionate amount of resources and management attention. There can be no assurance that we will be successful in integrating Aurora and PFHC or that such an integrated company will perform as we expect, achieve cost savings or generate significant revenues or profit. We have and will continue to consider opportunities to consolidate our manufacturing plants, implement programs to lower our operating costs, implement new manufacturing technology and continue our focus on overhead reductions. Furthermore, we did not retain any senior management from Aurora. Our failure to successfully implement this strategy or the failure to realize the anticipated cost savings could adversely affect our results of operations and our ability to achieve profitability.

We are subject to environmental laws and regulations relating to hazardous materials used in or resulting from our operations. Liabilities or claims with respect to environmental matters could have a significant negative impact on our business.

Our operations include the use, generation and disposal of hazardous materials. We are subject to various federal, state and local laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous materials and the cleanup of contaminated sites. In addition, our operations are governed by laws and regulations relating to workplace safety and worker health which, among other things, regulate employee exposure to hazardous materials in the workplace. We could incur substantial costs, including cleanup costs, civil or criminal fines or sanctions and third-party claims for property damage or personal injury, as a result of violations of, or liabilities under, environmental laws and regulations or the noncompliance with environmental permits required at our facilities. These laws, regulations and permits also could require the installation of pollution control equipment or operational changes to limit air emissions or wastewater discharges and/or decrease the likelihood of accidental releases of hazardous materials. We cannot assure you that such costs will not be material.

We cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted. We also can not predict the amount of future expenditures that may be required in order to comply with such environmental or health and safety laws or regulations or to respond to environmental claims. See “Business—Governmental, legal and regulatory matters.”

Our operations are subject to FDA and USDA governmental regulation, and there is no assurance that we will be in compliance with all regulations.

Our operations are subject to extensive regulation by the U.S. Food and Drug Administration, the U.S. Department of Agriculture and other national, state and local authorities. Specifically, we are subject to the Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging and safety of food. Under this program the FDA regulates manufacturing practices for foods through its current “good manufacturing practices” regulations and specifies the recipes for certain foods. Our processing facilities and products are subject to periodic inspection by federal, state and local authorities. In addition, we must comply with similar laws in Canada. We seek to comply with applicable regulations through a combination of employing internal personnel to ensure quality-assurance compliance (for example, assuring that food packages contain only ingredients as specified on the package labeling) and contracting with third-party laboratories that conduct analyses of products for the nutritional-labeling requirements.

Failure by us to comply with applicable laws and regulations or maintain permits and licenses relating to our operations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could result in increased operating costs resulting in a material effect on our operating results and business. See “Business—Governmental, legal and regulatory matters.”

We may be subject to significant liability should the consumption of any of our products cause injury, illness or death.

Our business is subject to product recalls in the event of contamination, product tampering, mislabeling or damage to our products. We cannot assure you that product-liability claims will not be asserted against us or that we will not be obligated to recall our products in the future. A product-liability judgment against us or a product recall could have a material adverse effect on our business, financial condition or results of operations.

Litigation regarding our trademarks and any other proprietary rights may have a significant, negative impact on our business.

We consider our trademarks to be of significant importance in our business. Although we devote resources to the establishment and protection of our trademarks, we cannot assure you that the actions we have taken or will take in the future will be adequate to prevent imitation of our products by others or prevent others from seeking to block sales of our products as an alleged violation of their trademarks and proprietary rights. There can be no assurance that future litigation by us will not be necessary to enforce our trademark rights or to defend us against claimed infringement of the rights of others, or result in adverse determinations that could have a material adverse effect on our business, financial condition or results of operations. Our inability to use our trademarks and other proprietary rights could harm our business and sales through reduced demand for our products and reduced revenues.

Termination of our material licenses would have a material adverse effect on our business.

We manufacture and market certain of our frozen food products under the Swanson brand pursuant to two royalty-free, exclusive and perpetual trademark licenses granted by Campbell Soup Company. The licenses give us the right to use certain Swanson trademarks both inside and outside of the United States in connection with the manufacture, distribution, marketing, advertising and promotion of frozen foods and beverages of any type except for frozen soup or broth. The licenses require us to obtain the prior written approval of Campbell Soup Company for the visual appearance and labeling of all packaging, advertising materials and promotions bearing the Swanson trademark. The licenses contain standard provisions, including those dealing with quality control and termination by Campbell Soup Company as well as assignment and consent. If we were to breach any material term of the licenses and not timely cure such breach, Campbell Soup Company could terminate the licenses.

We manufacture and market certain of our frozen breakfast products under the Aunt Jemima brand pursuant to a royalty-free, exclusive (as to frozen breakfast products only) and perpetual license granted by The Quaker Oats Company. The license gives us the right to use certain Aunt Jemima trademarks both inside and outside the United States in connection with the manufacture and sale of waffles, pancakes, French toast, pancake batter, biscuits, muffins, strudel, croissants and all other frozen breakfast products, excluding frozen cereal. The license requires us to obtain the approval of The Quaker Oats Company for any labels, packaging, advertising and promotional materials bearing the Aunt Jemima trademark. The Quaker Oats Company can only withhold approval if such proposed use violates the terms of the license. The license contains standard provisions, including those dealing with quality control and termination by The Quaker Oats Company as well as assignment and consent. If we were to breach any material term of the license and not timely cure such breach, The Quaker Oats Company could terminate the license.

The loss of these licenses would have a material adverse effect on our business.

If we are unable to retain our key management personnel, our growth and future success may be impaired and our financial condition could suffer as a result.

Our success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of our executive officers could have a material adverse effect on our business, financial condition or results of operations. We do not maintain key-man life insurance on any of our executive officers. We cannot assure you that the services of such personnel will continue to be available to us.

Our financial well-being could be jeopardized by unforeseen changes in our employees’ collective bargaining agreements or shifts in union policy.

As of September 25, 2005, we employed approximately 2,900 people. Approximately 50% of our employees are unionized. Although we consider our employee relations to generally be good, failure to extend or renew our collective-bargaining agreements or a prolonged work stoppage or strike at any facility with union employees could have a material adverse effect on our business, financial condition or results of operations. In addition, we cannot assure you that upon the expiration of our existing collective-bargaining agreements, new agreements will be reached without union action or that any such new agreements will be on terms wholly satisfactory to us.

We are controlled by parties whose interests may not be aligned with yours.

The Sponsors collectively own approximately 57% of Crunch Equity Holding, LLC. Accordingly, the Sponsors control our management and policies. Conflicts of interest could arise in connection with potential acquisitions, the incurrence of additional indebtedness, the payment of dividends and other matters or as a result of transactions or potential transactions between the Sponsors or their affiliates, on the one hand, and us, on the other hand.

In addition, our Chief Executive Officer, C. Dean Metropoulos, in his capacity as Chief Executive Officer of CDM Investor Group LLC, may manage or have an ownership interest in other companies, including competing food companies. Service as a director, involvement in management or ownership of both our company and other companies, other than our subsidiaries, could create or appear to create potential conflicts of interest when faced with decisions that could have different implications for us and the other companies. A conflict of interest could also exist with respect to allocation of the time and attention of persons who serve, manage or own both our company and one or more other companies.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the heading “Risk factors.” As stated elsewhere in this prospectus, such risks, uncertainties and other important factors include, among others:

•	general economic and business conditions;

•	industry trends;

•	changes in our leverage;

•	interest rate changes;

•	changes in our ownership structure;

•	competition;

•	the loss of any of our major customers or suppliers;

•	changes in demand for our products;

•	changes in distribution channels or competitive conditions in the markets where we operate;

•	costs of integrating Aurora and any future acquisitions;

•	loss of our intellectual property rights;

•	fluctuations in price and supply of raw materials;

•	seasonality;

•	our reliance on co-packers to meet our manufacturing needs;

•	availability of qualified personnel; and

•	changes in the cost of compliance with laws and regulations, including environmental laws and regulations.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

THE TRANSACTIONS

On August 8, 2003, Crunch Holding Corp., a Delaware corporation indirectly owned by the Sponsors, entered into a definitive purchase agreement to acquire PFHC. The Pinnacle Transaction was consummated on November 25, 2003. As of the closing date of the Pinnacle Transaction, the Sponsors indirectly owned 100% of the issued and outstanding stock of PFHC.

The funds required to finance the Pinnacle Transaction were provided by (i) $200.0 million of old notes, (ii) a $120.0 million term loan under our senior secured credit facilities, (iii) $21.5 million of borrowings under our revolving credit facility and (iv) a $180.6 million equity investment in Crunch Equity Holding, LLC, of which $179.8 million was provided in cash by JPMP and JWC.

On November 25, 2003, Aurora entered into the Merger Agreement (as amended on January 8, 2004) with Crunch Equity Holding, LLC, a company owned by the Sponsors. The Merger Agreement provided that Aurora would undertake a comprehensive financial restructuring (the “Restructuring”) designed to reduce its outstanding indebtedness, strengthen its balance sheet and improve its liquidity. As part of the Restructuring, on March 19, 2004, PFHC was merged with and into Aurora. Aurora is the surviving entity in the merger, and the combined businesses operate under the name Pinnacle Foods Group Inc. The combination of Aurora and PFHC is being treated as a purchase, with Crunch Equity Holding, LLC as the accounting acquiror in accordance with SFAS No. 141, “Business Combinations.”

The total cost of the Aurora Merger, including the repayment of existing debt and payment of transaction fees and expenses, was approximately $935.3 million.

THE REORGANIZATION PLAN AND THE MERGER AGREEMENT

Reorganization plan

On December 8, 2003, Aurora and Sea Coast, or the Debtors, filed a reorganization plan, which set forth the manner in which claims against and interests in the Debtors would be treated following the Debtors’ emergence from the Chapter 11 cases. On February 20, 2004, the First Amended Joint Reorganization Plan of Aurora Foods Inc. and Sea Coast Foods, Inc., as modified, dated February 17, 2004, was confirmed by order of the Bankruptcy Court.

The Restructuring

In connection with the Restructuring pursuant to the Plan, as of the date of the Aurora Transaction: (i) Aurora’s existing lenders were paid in full in cash in respect of principal and interest under Aurora’s existing credit agreement (the “Prepetition Credit Agreement”) and the existing lenders (the “Prepetition Lenders”) received $15 million in cash in full satisfaction of the excess-leverage fee and the asset-sale fee, (ii) holders of Aurora’s existing senior unsecured notes were paid in full in cash in respect of principal and interest, but did not receive $1.9 million in respect of unamortized original issue discount, (iii) Sub Debt Claims (as defined below) received either (x) cash or (y) equity in Crunch Equity Holding, LLC, as more fully described below, (iv) existing equity interests did not receive any distributions, and the existing equity interests were cancelled, (v) all trade creditors were paid in full and (vi) all other claims against Aurora were unimpaired. Aurora’s St. Louis headquarters leases were rejected. No other contracts were rejected.

On February 24, 2004, R2 Top Hat, Ltd., or R2, a lender under Aurora’s existing credit agreement, appealed the confirmation order and on March 1, 2004, R2 appealed the summary judgment order entered in connection with a related adversary proceeding. R2 is challenging the validity of the Amendment and Forbearance (the “October Amendment”) dated as of October 13, 2003, among Aurora and certain lenders under Aurora’s existing credit agreement. R2 asserted in its objection to confirmation of the Plan, and has alleged in its appeal, that the October Amendment never became effective due to the failure to obtain the consent of the requisite number of the existing Aurora lenders, and that it is thus entitled to its pro rata share of certain fees which were reduced in the October Amendment (which pro rata share is approximately $6,850,000). We believe that the October Amendment is valid and that R2’s claims are without merit. We assumed a liability of $20 million through the Aurora Transaction with respect to our total exposure relating to these fees.

Allocation of equity

The Merger Agreement provided that each holder of a claim for principal and interest (a “Sub Debt Claim”) arising from its ownership of Aurora’s 9 7/8% Senior Subordinated Notes due 2007, Aurora’s 9 7/8% Series C Senior Subordinated Notes due 2007 and/or Aurora’s 8 3/4% Senior Subordinated Notes due 2008 (collectively, the “Sub Debt”) had a choice either to elect to convert their Sub Debt Claims into indirect interests of PFGI, or instead to receive a cash payment.

Holders of Sub Debt Claims electing to receive cash received approximately $0.462 for each dollar of their Sub Debt Claims. Approximately $1.9 million was paid to holders of Sub Debt Claims electing cash.

Holders of Sub Debt Claims who elected to receive equity do not own interests in LLC directly, but instead received interests in Crunch Equity Voting Trust, a Delaware voting trust (the “Bondholders Trust”) formed to hold Crunch Equity Holding, LLC interests on their behalf. Each ownership interest in the Bondholders Trust (a “Bondholders Trust Interest”) represents a corresponding interest in Crunch Equity Holding, LLC. Holders electing equity interests also had the right to subscribe in cash for additional Bondholders Trust Interests. Holders owning approximately 99% of Sub Debt Claims received Bondholder Trust Interests and subscribed for an additional approximately $12.7 million of Bondholder Trust Interests in connection with the consummation of the Aurora Transaction.

The total amount of Bondholder Trust Interests was initially valued at $225 million, subject to a net debt adjustment. If net debt on the closing date of the Aurora Transaction was determined to be greater than $609.9 million, the value of the Bondholder Trust Interests would have been decreased correspondingly and the percentage ownership of the Bondholders Trust in the Combined Company will decrease. If the net debt on the closing date of the Aurora Transaction was determined to be less than $595.9 million, the value of the Bondholders Trust Interest would have been increased correspondingly and the percentage ownership of the Bondholders Trust in the Combined Company will increase. The Bondholder Trust Interests were estimated to be valued at closing at approximately $236 million, consisting of an original $225 million equity value plus an estimated net debt adjustment of approximately $11 million. The value of the Bondholder Trust Interests was subject to additional adjustment based on the final net debt calculation. However, based upon the final adjusted net debt calculation, there was no adjustment to the consideration.

In connection with the Aurora Transaction, JWC invested approximately $42.2 million (of which $42 million was invested directly in Crunch Equity Holding, LLC, and approximately $0.2 million was invested in Bondholder Trust Interests, which interests may be exchanged for Crunch Equity Holding, LLC units upon expiration of the indemnity agreement described under “Certain relationships and related transactions”), JPMP invested approximately $34.7 million (of which $34.5 million was invested directly in Crunch Equity Holding, LLC, and approximately $0.2 million was invested in Bondholder Trust Interests, which interests may be exchanged for Crunch Equity Holding, LLC units upon expiration of the indemnity agreement described under “Certain relationships and related transactions”) and an affiliate of Lexington Partners invested $7.5 million directly in Crunch Equity Holding, LLC.

After giving effect to the Aurora Transaction, JPMP and JWC collectively control approximately 48% of Crunch Equity Holding, LLC, Bondholders Trust owns approximately 43% of Crunch Equity Holding, LLC and CDM Investor Group LLC owns approximately 9% of Crunch Equity Holding, LLC.

The combination of Aurora and PFHC is being treated as a purchase, with Crunch Equity Holding, LLC as the accounting acquiror, in accordance with SFAS No. 141, “Business Combinations”.

USE OF PROCEEDS

This prospectus is delivered in connection with the sale of the notes by J.P. Morgan Securities Inc. in market making transactions. We will not receive any of the proceeds from these transactions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 25, 2005, on an actual basis. You should read this table in conjunction with “The Transactions,” “PFGI management’s discussion and analysis of financial condition and results of operations,” “Aurora management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

(In millions)	As of September 25, 2005
Cash and cash equivalents	$0.6

Debt:
Senior secured credit facilities(1)	518.2
Senior subordinated notes(2)	400.1
Capital lease obligations and other notes payable	1.1

Total debt	919.4
Shareholder’s equity:
Total shareholder’s equity	373.8

Total capitalization	$1,293.2

(1)	Our senior secured credit facilities consist of (i) a $130.0 million senior secured revolving credit facility maturing November 25, 2009, of which up to $65.0 million was made available on and after November 25, 2003 and the remaining $65.0 million was made available on February 20, 2004 and (ii) a $545.0 million senior secured term loan facility maturing November 25, 2010, of which up to $120.0 million was funded on November 25, 2003 and up to $425.0 million was made available as a delayed-draw term loan on February 20, 2004. At September 25, 2005, $0 was outstanding under the revolving credit facility.

(2)	Includes unamortized premium of $6.1 million.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

In December 2004, our board of directors approved a change to PFGI’s fiscal year end from July 31 to the last Sunday in December. In view of this change, we are presenting the following unaudited pro forma statements of operations of PFGI for the twelve months ended December 26, 2004, as if the Aurora Transaction had occurred as of December 29, 2003, the first day of the twelve months ended December 26, 2004. The unaudited pro forma information includes the actual results for the periods with pro forma adjustments as described in the accompanying notes.

The unaudited pro forma adjustments are based upon available information, the structure of the transactions and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma financial information does not purport to represent what our results of operations would have been had the Pinnacle and Aurora Transactions actually occurred on the date indicated, nor do they purport to project our results of operations for any future period. The information set forth below should be read together with the other information contained under the captions “Use of proceeds,” “Capitalization,” “PFGI selected financial data,” “PFGI management’s discussion and analysis of financial condition and results of operations,” “Aurora selected financial data” and “Aurora management’s discussion and analysis of financial condition and results of operations” and the historical consolidated financial statements included elsewhere in this prospectus.

The merger of PFHC with Crunch Acquisition Corp., a wholly-owned subsidiary of Crunch Holding Corp., is treated as a purchase with Crunch Equity Holding, LLC (whose sole asset is its indirect investment in the common stock of PFHC) as the accounting acquiror in accordance with SFAS No. 141, “Business Combinations,” and is being accounted for in accordance with Emerging Issues Task Force (“EITF”) 88-16, “Basis in Leveraged Buyout Transactions.”

The combination of Aurora and PFHC is being treated as a purchase, with Crunch Equity Holding, LLC as the accounting acquiror, in accordance with SFAS No. 141.

The unaudited pro forma financial statements have not been adjusted to reflect any operating efficiencies that may be realized as a result of the Transactions.

The unaudited pro forma financial information is provided for illustrative purposes only. It does not purport to represent what the results of operations of PFGI would actually have been had the Pinnacle and Aurora Transactions occurred on the date indicated, nor does it purport to project the results of operations of PFGI for any future period.

PINNACLE FOODS GROUP INC.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 26, 2004

	Historical
(In thousands)	PFGI	Aurora	Adjustments		Pro forma total
Net sales	$1,035,883	$157,464			$1,193,347

Costs and expenses
Cost of products sold	878,030	96,315	17,709	(1)	990,504
			(1,550	)(3)
Marketing and selling expenses	104,998	—	14,549	(1)	119,547
Administrative expenses	44,595	—	5,799	(1)	49,852
			(177	)(3)
			(365	)(4)
Research and development expenses	3,661	—	873	(1)	4,534
Brokerage and distribution	—	21,648	(21,648	)(1)	—
Consumer marketing	—	7,117	(7,117	)(1)	—
Selling, general and administrative	—	9,785	(9,785	)(1)	—
Goodwill impairment	6,143	—	—		6,143
Other expense (income)	31,906	(179,844)	(1,489	)(2)	(149,807)
			(380	)(1)

Total costs and expenses	1,069,333	(44,979)	(3,581)		1,020,773

Earnings (loss) before interest and taxes	(33,450)	202,443	3,581		172,574
Interest expense	49,677	12,467	(4,910	)(5)	57,234
Interest income	439	—	—		439

Earnings (loss) before income taxes	(82,688)	189,976	8,491		115,779
Provision (benefit) for income taxes	9,630	3,200	9,286	(6)	22,116

Net earnings	$(92,318)	$186,776	$(795)		$93,663

NOTES TO PINNACLE FOODS GROUP INC.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

(IN THOUSANDS)

PFGI unaudited pro forma statement of operations pro forma adjustments:

(1)	To conform account classifications with those of Pinnacle because Aurora did not categorize their costs and expenses using the same line items as did Pinnacle.

(2)	As part of the purchase price allocation in Aurora Transaction, intangible assets of Aurora were adjusted to fair value. These intangible assets included amortizable intangible assets (recipes), which are being amortized over 5 years. The net adjustment results in a decrease in pro forma amortization of intangible assets.

(3)	The application of purchase accounting in the Aurora Transaction reduced recorded amounts of Aurora’s property, plant and equipment by approximately $50.1 million and, thereby, resulted in a decrease in pro forma depreciation expense.

(4)	The Aurora Transaction resulted in a reduction in rent expense, due to closure of an office as a result of a lease being rejected as part of Aurora’s bankruptcy confirmation plan.

(5)	Increased interest expense is based upon the following pro forma amounts of debt giving effect to the financing of the Aurora Transaction:

Year ended December 26, 2004
Term loan ($425,000 average borrowings at 4.05%)(a)(c)	$17,213
Revolving credit facility ($3,401 estimated avg. annualized borrowings at 4.05%)(a)(c)	138
Revolving credit facility — commitment fee	308
Amortization of financing fees(b)	2,184
Notes ($194,000 at 8.25%)	16,005
Amortization of premium	(484)

Annual pro forma interest expense as a result of the Aurora Transaction	$35,364

Pro forma interest expense from beginning of year through date of acquisition (March 18, 2004) (c)	7,557
Adjustment to interest expense from payment in full of amounts outstanding under existing credit facilities	(12,467)

Total	$(4,910)

a.	Pursuant to the terms of the senior credit facility, the interest rates are as follows:

i.	Term loan: Eurodollar rate +2.75%

ii.	Revolving credit facility: Eurodollar rate +2.75%

The assumed interest rates for the term loans and the revolving credit facility reflect the Eurodollar rate of 1.30%, the approximate average of the Eurodollar rate during all relevant periods.

b.	Deferred debt issuance costs are amortized on a straight-line basis over the life of the related debt. Total fees related to the debt issued in connection with the Aurora Transaction amounted to $16,562 with a weighted amortization period of 7.6 years. This resulted in amortization expense of $2,184 per year.

c.	Pro forma interest expense was calculated from the beginning of the year through the date of acquisition (March 18, 2004), or 78 days.

d.	A change in the interest rate of one-eighth of one percent would change interest expense as follows (assuming the revolver were fully drawn):

Year ended December 26, 2004
Term loan	$681
Revolving credit facility	162

Total	$843

(6)	Represents the income tax effect of the pro forma adjustments recorded and the application of FASB 109 (Accounting for Income Taxes) as it applies to business combinations. The tax position of the Company has been determined as if the Aurora Transaction occurred as of December 29, 2003. The provision for income taxes is a deferred charge of $23.0 million for the year ended December 26, 2004. The deferred income tax charges are related to the Company’s long-lived intangible assets that generate deferred tax liabilities, and the establishment of a full valuation allowance which has been recorded against the Company’s deferred tax assets. Under Internal Revenue Code Section 382, Aurora is a loss corporation. Section 382 of the Code places limitations on the ability of the Company to use Aurora’s net operating loss carryforward to offset the income of the Company. The annual net operating loss limitation is approximately $13-15 million subject to other rules and restrictions.

(7)	Pro forma other expense (income) consists of:

Year ended December 26, 2004
Amortization of intangibles	$3,935
Impairment of intangible and fixed assets	4,278
Administrative restructuring and retention costs	548
Financial restructuring and divestiture costs	5,023
Plant closures and asset impairment	147
Reorganization (primarily consists of debt forgiveness)	(187,971)
Omaha restructuring and impairment charge	15,633
Merger and acquisition related costs	8,820
Royalty income and other	(220)

$(149,807)

(8)	As part of the purchase price allocation in the Pinnacle Merger and the Aurora Transaction, inventories were stepped up to fair value. The value of the inventories acquired in the Pinnacle Merger were stepped up by $26,304, of which $18,126 was expensed in the twelve months ended December 26, 2004 and $8,178 was expensed in December 2003. The value of the inventories acquired in the Aurora Transaction were stepped up by $13,185, all of which was expensed in the twelve months ended December 26, 2004. Since all inventories were sold within one year, no adjustment has been made in this pro forma consolidated statement of operations.

(9)	Pro forma depreciation and amortization expense for PFGI was $43,499 for the year ended December 26, 2004.

(10)	Included in the pro forma results of operations are the following material nonrecurring charges or (credits):

Year ended December 26, 2004
Pinnacle Foods Holding Corporation:
Flow through of fair value of Pinnacle inventories over manufactured cost as of November 25, 2003	$18,126
Flow through of fair value of Aurora inventories over manufactured cost as of March 18, 2004	13,185
Write off of obsolete inventory	10,743
Aurora acquisition costs	23,322
Pinnacle acquisition costs	1,540
Omaha restructuring	15,633
Equity related compensation	7,400
Impairment of goodwill	6,143
Impairment of fixed assets and intangible assets	4,278
OPEB curtailment gain related to Omaha plant closing	(651)

Impact on earnings/(loss) before interest and taxes	$99,719

Aurora Foods
Write off of obsolete inventory	$725
Administrative restructuring and retention costs	548
Financial restructuring and divestiture costs	5,023
Reorganization credit	(187,971)
Other noncash charges	207

Impact on earnings/(loss) before interest and taxes	$(181,468)

PFGI SELECTED FINANCIAL DATA

(IN THOUSANDS)

The following table sets forth selected historical consolidated financial and other operating data for the following periods: for PFGI and its subsidiaries as of and for the nine months ended September 25, 2005 and September 26, 2004, as of and for the 21 weeks ended December 26, 2004, as of and for the 36 weeks ended July 31, 2004, and as of and for the 5 weeks ended December 28, 2003; for the Predecessor, as of and for the 16 weeks ended November 24, 2003, as of and for the years ended July 31, 2003 and 2002, and as of and for the ten weeks ended July 31, 2001; and for VFI, as of and for the 42 weeks ended May 22, 2001 and as of and for the 52 weeks ended July 30, 2000.

The selected historical financial data as of and for the (i) 21 weeks ended December 26, 2004, (ii) the 36 weeks ended July 31, 2004, (iii) the 5 weeks ended December 28, 2003, (iv) the 16 weeks ended November 24, 2003, and (v) for the years ended July 31, 2003 and 2002 have been derived from PFGI’s audited consolidated financial statements included elsewhere in this prospectus. The selected historical financial data as of and for the nine months ended September 25, 2005 and September 26, 2004 have been derived from PFGI’s unaudited interim consolidated financial statements included elsewhere in this prospectus. In PFGI’s opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the PFGI audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

The selected financial data for the 10 weeks ended July 31, 2001, include the unaudited results of operations from May 23, 2001 through July 31, 2001. The selected financial data for the 42 weeks ended May 22, 2001, have been derived from the audited statement of operations of the frozen foods and condiments business of VFI. The selected financial data as of July 31, 2000 and for the fiscal year then ended have been derived from unaudited financial statements of the Predecessor. The selected financial data presented below should be read in conjunction with our consolidated financial statements and the notes to those statements and “PFGI management’s discussion and analysis of financial condition and results of operations” included elsewhere in this prospectus.

	PFGI			Predecessor				VFI
(In thousands)	21 weeks ended December 26, 2004	36 weeks ended July 31, 2004	5 weeks ended December 28, 2003	16 weeks ended November 24, 2003	Year ended July 31, 2003	Year ended July 31, 2002	10 weeks ended July 31, 2001	42 weeks ended May 22, 2001	52 weeks ended July 30, 2000
Statement of operations data:
Net sales	$511,190	$574,352	$49,658	$181,379	$574,482	$574,456	$97,343	$506,794	$632,099
Cost and expenses
Cost of products sold	420,080	502,967	45,017	134,233	447,527	452,145	89,890	420,762	510,726
Marketing and selling expenses	53,588	57,910	6,499	24,335	57,915	51,458	6,244	35,680	60,418
Administrative expenses	15,216	32,258	2,879	9,454	32,878	32,346	6,377	38,075	43,875
Research and development expenses	1,459	2,436	234	814	3,040	3,552	490	3,993	6,257
Goodwill impairment charges	4,308	1,835	—	—	1,550	—	—	—	—
Other expenses (income), net	5,680	38,096	11,870	7,956	6,492	5,137	(30)	17,367	609

Total costs and expenses	500,331	635,502	66,499	176,792	549,402	544,638	102,971	515,877	621,885

Earnings (loss) before interest and taxes	10,859	(61,150)	(16,841)	4,587	25,080	29,818	(5,628)	(9,083)	10,214
Interest expense	26,260	26,240	2,824	9,310	11,592	14,513	3,342	42,163	52,088
Interest income	120	320	2	143	476	807	73	697	1,213

(Loss) earnings before income taxes	(15,281)	(87,070)	(19,663)	(4,580)	13,964	16,112	(8,897)	(50,549)	(40,661)
Provision (benefit) for income taxes	9,425	(3,157)	(3,364)	(1,506)	5,516	4,190	(919)	16,784	(12,920)

Net (loss) earnings from continuing operations	(24,706)	(83,913)	(16,299)	(3,074)	8,448	11,922	(7,978)	(67,333)	(27,741)

Discontinued operations:
Loss from discontinued operations, net of tax	—	—	—	—	—	—	—	(104,421)	(7,597)
Gain on sale of discontinued operations, no tax effect	—	—	—	—	—	—	—	1,547	5,276

Net (loss) earnings	$(24,706)	$(83,913)	$(16,299)	$(3,074)	$8,448	$11,922	$(7,978)	$(170,207)	$(30,062)

Other financial data:
Net cash provided by (used in) operating activities	$(2,488)	$31,070	$—	$(23,439)	$32,951	$64,495	$21,423	$22,492	$(4,928)
Net cash provided by (used in) investing activities	(12,455)	(1,058,781)	—	(1,511)	(8,795)	(26,812)	(343,519)	19,169	25,523
Net cash provided by (used in) financing activities	(20,639)	1,018,534	—	(262)	(17,016)	9,885	339,518	10,667	(255)
Depreciation and amortization	17,068	24,570	—	6,136	22,948	21,231	3,191	19,808	24,493
Capital expenditures	8,073	9,826	—	1,511	8,787	19,452	1,686	5,331	15,192
Ratio of earnings to fixed charges(1)	NM	NM	—	NM	2.10x	2.01x	NM	NM	NM
Balance sheet data:
Cash and cash equivalents	2,235	37,781	—	—	$72,128	$64,971	$17,422	$—	$17,445
Working capital (excludes notes payable, revolving debt facility and current portion of long term debt)	72,976	78,194	—	—	125,755	109,264	79,857	—	80,806
Total assets	1,764,940	1,784,610	—	—	466,121	477,988	437,138	—	552,821
Total debt (includes notes payable, revolving debt facility and current portion of long- term debt)	943,080	944,328	—	—	175,000	190,009	190,084	—	482,517
Total liabilities	1,371,573	1,366,595	—	—	287,634	308,540	282,191	—	612,289
Shareholders’ equity (deficit)	393,367	418,015	—	—	178,487	169,448	154,947	—	(59,468)

	PFGI
(In thousands)	9 months Ended September 25, 2005	9 months ended September 26, 2004
Statement of operations data:
Net sales	$908,708	$708,403
Cost and expenses
Cost of products sold	733,849	609,847
Marketing and selling expenses	74,788	71,296
Administrative expenses	32,341	36,109
Research and development expenses	2,874	2,786
Goodwill impairment charge	—	1,835
Other expenses (income), net	9,474	27,275

Total costs and expenses	853,326	749,148

Earnings (loss) before interest and taxes	55,382	(40,745)
Interest expense	52,624	35,054
Interest income	403	334

Earnings (loss) before income taxes	3,161	(75,465)
Provision for income taxes	23,050	4,192

Net loss	$(19,889)	$(79,657)

Other financial data:
Net cash provided by (used in) operating activities	$31,864	$(34,637)
Net cash provided by (used in) investing activities	(19,644)	(695,057)
Net cash provided by (used in) financing activities	(13,861)	724,630
Depreciation and amortization	29,782	28,873
Capital expenditures	21,800	11,947
Ratio of earnings to fixed charges(1)	1.06x	NM
Balance sheet data:
Cash and cash equivalents	594	—
Working capital (excludes notes payable, revolving debt facility and current portion of long term debt)	67,765	—
Total assets	1,729,803	—
Total debt (includes notes payable, revolving debt facility and current portion of long- term debt)	919,421	—
Total liabilities	1,356,005	—
Shareholders’ equity (deficit)	373,798	—

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income taxes and fixed charges. Fixed charges consist of (i) interest expense, including amortization of debt acquisition costs and (ii) one-third of rent expense, which management believes to be representative of the interest factor thereon. PFGI’s earnings for the 21 weeks ended December 26, 2004 and the 36 weeks ended July 31, 2004 were insufficient to cover fixed charges by $15.3 million and $87.1 million, respectively. Additionally, PFGI’s earnings for the 9 months ended September 26, 2004 were insufficient to cover fixed charges by $75.5 million. The Predecessor’s earnings for the 16 weeks ended November 24, 2003 and the 10 weeks ended July 31, 2001 were insufficient to cover fixed charges by $4.6 million and $8.9 million, respectively. VFI’s earnings for the 42 weeks ended May 22, 2001 and the 52 weeks ended July 30, 2000, were insufficient to cover fixed charges by $50.5 million and $40.7 million, respectively.

NM – Not meaningful

PFGI MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The purpose of this section is to discuss and analyze our consolidated financial condition, liquidity and capital resources and results of operations. You should read this analysis in conjunction with the consolidated financial statements and notes that appear elsewhere in this prospectus. This section contains certain “forward-looking statements” within the meaning of federal securities laws that involve risks and uncertainties, including statements regarding our plans, objectives, goals, strategies and financial performance. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors set forth under “Disclosure regarding forward-looking statements” and “Risk factors” and elsewhere in this prospectus.

OVERVIEW

We are a leading producer, marketer and distributor of high quality, branded food products, the results of which are managed and reported in two operating segments: frozen foods and dry foods. The frozen foods segment consists of the following: dinners and entrees (Swanson), prepared seafood (Van de Kamp’s, Mrs. Paul’s) breakfast (Aunt Jemima), bagels (Lenders), and other frozen products (Celeste, Chef’s Choice). The dry foods segment consists of the following product lines: pickles, peppers, and relish (Vlasic), baking mixes and frostings (Duncan Hines), syrups and pancake mixes (Mrs. Butterworth’s and Log Cabin), and other grocery products (Open Pit).

As described in Note 1 to PFGI’s audited consolidated financial statements for the transition year included elsewhere in this prospectus, a merger (the “Pinnacle Merger”) occurred on November 25, 2003. For purposes of identification and description, the Company is referred to as the “Predecessor” for the period prior to the Pinnacle Merger, and the “Successor” for the period subsequent to the Pinnacle Merger. Also, as described in Note 3 to PFGI’s audited consolidated financial statements for the transition year included elsewhere in this prospectus, on March 19, 2004, in connection with the comprehensive restructuring of Aurora Foods Inc., the Aurora Transaction resulted in the merger of Pinnacle and Aurora, with Pinnacle as the accounting acquiror. The consolidated financial statements include the results of operations of the Aurora businesses beginning March 19, 2004.

In November 2003, we entered into a $675.0 million credit agreement (“senior secured credit facilities”) with JPMorgan Chase Bank (a related party) and other financial institutions as lenders, which provides for a $545.0 million seven-year term loan B facility, of which $120.0 million was made available in connection with the Pinnacle Merger and $425.0 million was made available as a delayed draw term loan on the closing date of the Aurora Transaction. The senior secured credit facilities also provide for a six-year $130.0 million revolving credit facility, of which up to $65.0 million was made available in connection with the Pinnacle Merger, and the remaining $65.0 million was made available on the closing date of the Aurora Transaction. The revolving credit facility expires November 25, 2009. There were no borrowings outstanding under the revolving credit facility as of September 25, 2005, December 26, 2004 and July 31, 2004.

Additionally, in November 2003 and February 2004, we issued $200 million and $194 million, respectively, 8 1/4% senior subordinated notes due December 1, 2013. The terms of the November 2003 and February 2004 notes are the same and are issued under the same indenture.

On November 4, 2004, our lenders agreed to temporarily waive certain defaults under the senior secured credit facilities arising due to (i) failure to furnish on a timely basis our audited financial statements for the fiscal year ended July 31, 2004, our annual budget for fiscal year 2005 and other related deliverables and (ii) failure to comply with certain financial covenants for the October 31, 2004 reporting period.

On November 19, 2004, subject to certain conditions, we received required lender approval to permanently waive the defaults discussed above and modify the financial covenants for future reporting periods. The terms of the permanent amendment and waiver are discussed later in this section. We are currently in compliance with the covenants under the senior secured credit facilities.

As discussed in the Liquidity and Capital Resources section below, our senior secured credit facilities contain the following financial covenants: a maximum total leverage ratio, a minimum interest coverage ratio, and a maximum capital expenditure limitation. Additionally, under the senior credit agreement amendment, a maximum senior debt leverage ratio was added. We have been in compliance with these covenants since the senior credit agreement amendment became effective on November 19, 2004. Based upon management’s current estimates, we believe we will continue to meet the financial covenants set forth in the senior credit agreement amendment and, as such, will maintain compliance with these covenant requirements for at least the next 12 months. However, in the event that we do not meet these financial covenants, it could result in a breach, which, if we are unable to obtain a waiver, may result in a default under the senior secured credit facilities. Factors that could influence our ability to meet these financial covenants include (i) lower demand for our products, (ii) higher than anticipated trade and consumer coupon spending, and (iii) higher freight and distribution costs than those which we experienced over the past six months.

During the thirty-six weeks ended July 31, 2004, our earnings (loss) before interest and taxes were negatively impacted by certain non-cash items. These items included $18.4 million of non-cash equity compensation for certain ownership units of LLC issued to CDM Investor Group LLC, which is controlled by certain members of PFGI’s management. Additionally, $39.5 million related to the increase in the fair value of inventory acquired in the Pinnacle Merger and Aurora Transaction and was charged against earnings. The increase in fair value represents a non-cash charge.

During the transition year (the 21 weeks ended December 26, 2004) and fiscal 2004, we recorded restructuring charges totaling $3.9 million and $11.8 million, respectively, pertaining to our decision to permanently close the Omaha, Nebraska production facility. We also recorded additional expense in the first three quarters of 2005 totaling $1.3 million related to the Omaha closure. The closure was part of our plan of consolidating and streamlining production activities after the Aurora Merger.

In October 2004, we decided to discontinue producing products under the Chef’s Choice trade name, which is reported under our frozen foods segment. In connection with this decision, we recorded in fiscal 2004 non-cash impairment charges totaling $4.8 million related to goodwill ($1.8 million), amortizable intangibles ($1.7 million), and fixed assets ($1.3 million).

During the transition year, we recorded non-cash impairment charges to goodwill and trade names totaling $4.3 million and less than $0.1 million, respectively. The write downs were the result of higher than expected costs in the bagels and frozen dinners business units. All of the charges were recorded in the frozen foods segment. Additionally, in fiscal 2004, we recorded a non-cash impairment charge of $1.3 million for the write down of the Avalon Bay trade name due to lower than expected future sales. In November 2003, we also recorded an additional impairment charge of $1.3 million related to the carrying value of the trade name for the King’s Hawaiian business.

During the first quarter of 2005, our earnings (loss) before interest and taxes were negatively impacted by certain items. In April 2005, we announced plans to shutdown a production line in our Mattoon, Illinois production facility and incurred a non-cash charge for an impairment write down of fixed assets totaling $0.9 million. Also, in April 2005, we announced plans to permanently close the Erie, Pennsylvania production facility and incurred charges totaling $3.9 million pertaining to employee severance and related costs and other plant closing costs. These charges were included in the results of operations for the nine months ended September 25, 2005 and is recorded in other expense (income), net in the consolidated statement of operations. Additionally, in connection with the closure of the Erie, Pennsylvania plant, we recorded $4.4 million of accelerated depreciation expense, which is recorded in cost of products sold in the consolidated statement of operations.

Additionally, in the continuing effort to revitalize our brands, we introduced several new products during the first quarter of 2005 and incurred a substantially higher level of slotting expenses and a higher level of coupon expenses. We do not expect these levels of expense to continue throughout the remainder of the year. Both slotting and coupon expenses are deducted from shipments (as discussed below) in arriving at net sales in our consolidated statement of operations.

We have substantially completed the acquisition integration and achieved cost savings through the Aurora Transaction. Through the Aurora Transaction, we have enhanced our existing product offerings and launched dozens of new offerings. Despite the difficulties that necessitated us amending the financial covenants under our senior secured credit facilities, our focused strategy remains the same. This includes:

•	capitalize on our diversified product portfolio;

•	leverage our brand names for share leadership;

•	expand the foodservice and private label businesses;

•	expand the Vlasic and Duncan Hines brands in Canada;

•	continue to achieve significant productivity improvements; and

•	complete the integration and execute on our synergy opportunities.

The discussion below for each of the comparative periods is based upon net sales. We determine net sales in accordance with generally accepted accounting principles. We calculate our net sales by deducting trade marketing, slotting and consumer coupon redemption expenses from shipments. “Shipments” means gross sales less cash discounts, returns and “non-marketing” allowances. We calculate gross sales by multiplying the published list price of each product by the number of units of that product sold.

Shipments is a non-GAAP financial measure. We include it in our management’s discussion and analysis because we believe that it is a relevant financial performance indicator for us as it measures the increase or decrease in our revenues caused by shipping more or less physical case volume multiplied by our published list prices. It is also a measure used by our management to evaluate our revenue performance. This measure is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

The following tables reconcile shipments to net sales for the consolidated company, the frozen foods segment and the dry foods segment for the transition year ended December 26, 2004 and the corresponding 21 weeks ended December 28, 2003, the fiscal years ended July 31, 2004, 2003 and 2002 and the nine month periods ended September 25, 2005 and September 26, 2004.

	21 weeks ended
	Consolidated		Frozen Foods		Dry Foods
(In millions)	December 26, 2004	December 28, 2003	December 26, 2004	December 28, 2003	December 26, 2004	December 28, 2003
Shipments	$730.7	$292.2	$389.9	$186.0	$340.8	$106.2
Less: Aggregate trade marketing and consumer coupon redemption expenses	207.4	57.1	111.8	37.0	95.6	20.1
Less: Slotting expense	12.1	4.1	6.9	0.9	5.2	3.2

Net sales	$511.2	$231.0	$271.2	$148.1	$240.0	$82.9

	Year ended July 31,
	Consolidated			Frozen Foods			Dry Foods
(In millions)	2004	2003	2002	2004	2003	2002	2004	2003	2002
Shipments	$1,023.2	$749.3	$726.0	$585.7	$452.5	$429.0	$437.5	$296.8	$297.0
Less: Aggregate trade marketing and consumer coupon redemption expenses	249.0	153.2	142.1	138.6	91.3	80..9	110.4	61.9	61.2
Less: Slotting expense	18.5	21.6	9.4	8.2	19.1	8.5	10.3	2.5	0.9

Net sales	$755.7	$574.5	$574.5	$438.9	$342.1	$339.6	$316.8	$232.4	$234.9

	Nine months ended
	Consolidated		Frozen Foods		Dry Foods
(In millions)	September 25, 2005	September 26, 2004	September 25, 2005	September 26, 2004	September 25, 2005	September 26, 2004
Shipments	$1,288.7	$989.6	$699.3	$544.1	$589.4	$445.5
Less: Aggregate trade marketing and consumer coupon redemption expenses	341.5	263.2	189.6	139.4	151.9	123.8
Less: Slotting expense	38.5	18.0	16.9	8.7	21.6	9.3

Net sales	$908.7	$708.4	$492.8	$396.0	$415.9	$312.4

PLANT CONSOLIDATION

Omaha, Nebraska production facility

During the nine months ended September 25, 2005, the transition year and fiscal 2004, we recorded restructuring charges totaling $1.3 million, $3.9 million and $11.8 million, respectively, pertaining to our decision to permanently close the Omaha, Nebraska production facility. These charges are recorded as a component of Other expense (income), net in the consolidated statement of operations. The closure was part of our plan of consolidating and streamlining production activities after the Aurora Transaction. These charges were recorded in accordance with SFAS No. 112, “Employers Accounting for Postemployment Benefits”, SFAS No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets” and SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. In determining such charges, we made certain estimates and judgments surrounding the amounts ultimately to be paid and received for the actions we have taken.

Production from the Omaha plant, which manufactured Swanson frozen entree retail products and frozen foodservice products, has been relocated to our Fayetteville, Arkansas and Jackson, Tennessee production facilities. Activities related to the final closure of the plant were completed in the first quarter of 2005 and resulted in the elimination of 411 positions.

In order to estimate the costs related to our restructuring efforts, management made its best estimates of the most likely expected outcomes of the significant amounts to accomplish the restructuring. These estimates principally related to charges for asset impairment for the owned facility in Omaha, employee severance costs to be paid, and other plant shutdown and relocation costs. The most significant of these estimated costs related to the asset impairment of the Omaha facility, which was based upon the net book value of the assets that were not being transferred, less the cash flows from production until shutdown and a reasonable salvage value for the land, building and equipment to be sold. We initially recorded a charge of $7.4 million during fiscal 2004 for the impairment of these assets, which was our best estimate of the impairment charge at the time. We had planned to transfer equipment with a net book value of approximately $9.7 million to other production locations, primarily in Fayetteville, Arkansas and Jackson, Tennessee. Due to the delay in closing the Omaha plant and the need to have production up and running in the Fayetteville plant, we were unable to transfer certain equipment with a net book value of $6.2 million and instead incurred capital expenditures to purchase, build and modify the necessary equipment in Fayetteville. In addition to the impairment charge initially recorded in fiscal 2004, we evaluated the remaining property, plant and equipment as well as existing offers to sell the plant and equipment, and recorded an additional impairment charge of $2.6 million in the 21 weeks ended December 26, 2004.

The severance costs, which include continuation of employee benefits for salaried employees, total $2.6 million. As of September 25, 2005, $2.5 million has been paid.

The estimated costs associated with transferring certain assets to the Fayetteville and Jackson facilities along with estimates of the costs necessary to shut down the Omaha facility are included in other restructuring costs as they are incurred. Since the April 7, 2004 closure announcement, these costs have totaled $4.3 million. We anticipate that additional costs through completion of the program, which will be recorded in future periods, will approximate $0.1 million. These estimates, together with other estimates made by us in connection with the restructuring actions, may vary significantly from the actual results, depending in part on factors beyond our control. For example, proceeds received from the sale of the land and equipment will depend on our success in negotiating with buyers and the current real estate market in Omaha. We will review the status of our restructuring activities on a quarterly basis and, if appropriate, record charges to our restructuring obligations in our consolidated financial statements for such quarter based on management’s then-current estimates.

Erie, Pennsylvania Production Facility

During the nine months ended September 25, 2005, we recorded restructuring charges totaling $3.9 million pertaining to our decision to permanently close the Erie, Pennsylvania production facility, which we anticipate will close by the first quarter of 2006. The charges are recorded as a component of Other expense (income), net in the consolidated statement of operations. The closure was part of our continuing plan to streamline production activities. These charges were recorded in accordance with SFAS No. 112, “Employers Accounting for Postemployment Benefits” and SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. In determining such charges, we made certain estimates and judgments surrounding the amounts ultimately to be paid and received for the actions we have taken.

Production from the Erie plant, which manufactures Mrs. Paul’s and Van de Kamp frozen seafood products and Aunt Jemima frozen breakfast products, will be relocated primarily to our Jackson, Tennessee production facility. Activities related to the closure of the plant are expected to be completed by the end of the first quarter of 2006 and will result in the elimination of approximately 290 positions. Employee termination activities commenced in July 2005 and are expected to be completed by the end of the first quarter of 2006.

In order to estimate the costs related to our restructuring efforts, management made its best estimates of the most likely expected outcomes of the significant activities to accomplish the restructuring. These estimates principally related to charges for employee severance and related costs to be paid and other plant shutdown and relocation costs. The employee related costs, which include severance and other benefits, total $0.8 million. As of September 25, 2005, $0.4 has been paid.

The estimated costs associated with transferring certain assets to the Jackson facility along with estimates of the costs necessary to shut down the Erie facility are included in other restructuring costs as they are incurred. We anticipate that costs through completion of the program will approximate $4.1 million. Through September 25, 2005, $3.1 million has been expended. These estimates, together with other estimates made by us in connection with the restructuring actions, may vary significantly from the actual results, depending in part on factors beyond our control. For example, proceeds received from the sale of the land and equipment will depend on our success in negotiating with buyers and the current real estate market in Erie. We will review the status of our restructuring activities on a quarterly basis and, if appropriate, record changes in estimates to our restructuring obligations in our consolidated financial statements for such quarter based on management’s then-current estimates.

Mattoon, Illinois Production Facility

On April 21, 2005, we made and announced our decision effective May 9, 2005 to shut down a bagel production line at our Mattoon, Illinois facility, which produces our Lender’s® Bagels. In connection with the shutdown of the production line, we have terminated 28 full-time and 7 part-time employees. A portion of the assets that were used in the bagel line will be utilized in other of our production areas. In accordance with SFAS No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets”, we recorded a non-cash charge of $0.9 million related to the asset impairment of the bagel line, which has been recorded as a component of Other expense (income), net in the consolidated statement of operations for the nine months ended September 25, 2005. We expect that any costs associated with the removal of the assets would be offset from the proceeds received from the sale of those assets.

As of September 25, 2005, we had an accrued restructuring liability of $2.1 million, of which $0.3 million related to the Omaha plant shutdown, $0.5 million related to the Erie plant shutdown and the balance related to severance costs from the Aurora Transaction. We expect all of these costs to be paid during the next nine months.

IMPAIRMENT OF GOODWILL AND OTHER LONG-LIVED ASSETS

In October 2004, we decided to discontinue producing products under the Chef’s Choice trade name. We have sold primarily all the remaining inventory through the first three quarters of 2005. In accordance with the provisions of FASB No. 142, we prepared a discounted cash flow analysis which indicated that the book value of the assets related to the Chef’s Choice business unit exceeded its estimated fair value and that a goodwill impairment had occurred. In addition, as a result of the goodwill analysis, we assessed whether there had been an impairment of our long-lived assets in accordance with FASB No. 144. We concluded that the book value of the assets related to the Chef’s Choice products were higher than their expected undiscounted future cash flows and that an impairment had occurred. Accordingly, we have recorded a non-cash impairment charge of $4.8 million in fiscal 2004. The charges included $1.8 million of goodwill impairment, $1.7 million of amortizable intangibles (recipes) and $1.3 million of fixed asset write downs.

Additionally, in connection with our annual impairment test in accordance with FASB No. 142, it was determined that due to lower than expected future sales, the carrying value of the trade name for the Avalon Bay product was impaired. We recorded a non-cash impairment charge of $1.3 million in fiscal 2004 related to the write down of the trade name value.

During the transition year, we changed our method of accounting for goodwill and intangible assets by changing the time of year the annual impairment test is performed from July 31st (the last day of our old fiscal year) to the last Sunday of December (the last day of our new fiscal year). The annual evaluation performed as of December 26, 2004 resulted in a $4.3 million non-cash impairment charge related to the goodwill in our bagels reporting unit ($2.7 million) and dinners reporting unit ($1.6 million), both of which are in the frozen foods segment. The impairment charges adjusted the carrying value of the segment’s goodwill to its implied fair value. During the transition year, we experienced higher costs in our bagels and frozen dinners business units and expect these higher costs to continue into the future. In addition, as a result of the impairment charges, we assessed whether there had been an impairment of our trade names in accordance with FAS 142. We concluded that the book value of the Lender’s trade name asset was higher than its fair value and that an impairment had occurred. Accordingly, we recorded a non-cash charge in the frozen foods segment during the transition year related to the write down to fair value of the trade name of less than $0.1 million, which is recorded in the other expense (income), net line item of the consolidated statement of operations. Further, we assessed whether there had been an impairment of our long-lived assets in the bagels and frozen dinners reporting units and determined that the undiscounted cash flows were sufficient to recover the carrying value of such long-lived assets.

RESULTS OF OPERATIONS

Consolidated statements of operations

The discussion below for the transition year is based on the information for the 21 week period ended December 26, 2004 and the corresponding 21 week period ending December 28, 2003, which is the combination of the Predecessor’s consolidated financial statements for the 16 weeks ended November 24, 2003 and PFGI’s consolidated financial statements for the 5 week period ended December 28, 2003. The discussion below for the fiscal year 2004 is based on the information for the 52 week period ended July 31, 2004 and is the combination of the Predecessor’s consolidated financial statements for the 16 weeks ended November 24, 2003 and PFGI’s consolidated financial statements for the 36 week period ended July 31, 2004. These combinations represent what we believe is the most meaningful basis for comparison of the 21 weeks ending December 26, 2004 and December 28, 2003 as well as the fiscal year 2004 twelve month results with those of fiscal year 2003 twelve month results, although the combinations are not in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We believe that these are the most meaningful basis for comparison because the customer base, products, manufacturing facilities and types of marketing programs were the same under the Predecessor as they are under PFGI. Also, the results for the twelve months ended July 31, 2004 and the 21 weeks ended December 26, 2004 include the results of operations of the Aurora businesses from the date of acquisition, March 19, 2004. As a result of the change in ownership resulting from the Pinnacle Merger and the inclusion of results from the Aurora businesses since the March 19, 2004 acquisition, these results are not indicative of what a full 52 week year would have been had the change in ownership not occurred.

The following tables set forth statement of operations data expressed in dollars and as percentages of net sales.

	21 weeks ended				Fiscal year ended						Nine months ended
(In thousands)	December 26, 2004		December 28, 2003 (2)		July 31, 2004 (1)		July 31, 2003		July 31, 2002		September 25, 2005		September 26, 2004
Net sales	$511.2	100.0%	$231.0	100.0%	$755.7	100.0%	$574.5	100.0%	$574.5	100.0%	$908.7	100.0%	$708.4	100.0%
Costs and expenses
Cost of products sold	420.0	82.2%	179.3	77.6%	637.2	84.3%	447.5	77.9%	452.1	78.7%	733.8	80.8%	609.8	86.1%
Marketing and selling expenses	53.6	10.5%	30.8	13.3%	82.2	10.9%	57.9	10.1%	51.5	9.0%	74.8	8.2%	71.3	10.1%
Administrative expenses	15.2	3.0%	12.3	5.3%	41.7	5.5%	32.9	5.7%	32.3	5.6%	32.3	3.6%	36.1	5.1%
Research and development expenses	1.5	0.3%	1.1	0.5%	3.3	0.4%	3.0	0.5%	3.6	0.6%	2.9	0.3%	2.8	0.4%
Goodwill impairment charge	4.3	0.8%	—	0.0%	1.8	0.2%	1.6	0.3%	—	0.0%	—	0.0%	1.8	0.3%
Other expense (income), net	5.7	1.1%	19.8	8.6%	46.1	6.1%	6.5	1.1%	5.1	0.9%	9.5	1.0%	27.3	3.9%

Total costs and expenses	$500.3	97.9%	$243.3	105.3%	$812.3	107.5%	$549.4	95.6%	$544.7	94.8%	853.3	93.9%	749.1	105.7%

Earnings (loss) before interest and taxes	$10.9	2.1%	$(12.3)	-5.3%	$(56.6)	-7.5%	$25.1	4.4%	$29.8	5.2%	$55.4	6.1%	$(40.7)	-5.7%

(1)	Represents the combined 52 weeks ended July 31, 2004

(2)	Represents the combined 21 weeks ended December 28, 2003

	21 weeks ended		Fiscal year ended			Nine months ended
	December 26, 2004	December 28, 2003(2)	July 31, 2004(1)	July 31, 2003	July 31, 2002	September 25, 2005	September 26, 2004
Net sales
Frozen foods	$271.2	$148.1	$438.9	$342.1	$339.6	$492.8	$396.0
Dry foods	240.0	82.9	316.8	232.4	234.9	415.9	312.4

Total	$511.2	$231.0	$755.7	$574.5	$574.5	$908.7	$708.4

Earnings (loss) before interest and taxes
Frozen foods	$(22.6)	$4.7	$(31.8)	$(6.9)	$8.8	$5.6	$(37.2)
Dry foods	38.5	7.4	16.5	48.1	36.5	62.5	17.3
Unallocated corporate expenses	(5.0)	(24.4)	(41.3)	(16.1)	(15.5)	(12.7)	(20.8)

Total	$10.9	$(12.3)	$(56.6)	$25.1	$29.8	$55.4	$(40.7)

Depreciation and amortization
Frozen foods	$10.8	$5.0	$20.6	$14.0	$13.1	$19.5	$19.5
Dry foods	6.3	2.6	10.1	8.9	8.1	10.3	9.4

Total	$17.1	$7.6	$30.7	$22.9	$21.2	$29.8	$28.9

(1)	Represents the combined 52 weeks ended July 31, 2004

(2)	Represents the combined 21 weeks ended December 28, 2003

Nine months ended September 25, 2005 compared to nine months ended September 26, 2004

Net sales. Shipments in the nine months ended September 25, 2005 were $1,288.7 million, an increase of $299.1 million, compared to shipments in the nine months ended September 26, 2004 of $989.6 million. $255.4 million of the increase was related to the shipments of products acquired in the Aurora Transaction. Net sales in the nine months ended September 25, 2005 were $908.7 million, an increase of $200.3 million, compared to net sales in the nine months ended September 26, 2004 of $708.4 million. $167.2 million of the increase was related to the products acquired in the Aurora Transaction, whose brands required a higher level of trade spending than the historical Pinnacle brands.

Frozen foods: Shipments in the nine months ended September 25, 2005 were $699.3 million, an increase of $155.2 million. $137.0 million of the increase was related to products acquired in the Aurora Transaction. The balance of the change was driven by increases in our Swanson, Aunt Jemima, and seafood product line sales. Aggregate trade and consumer coupon redemption expenses increased $58.4 million, of which $47.1 million of the increase related to the products acquired in the Aurora Transaction. As a result, frozen foods net sales increased $96.8 million, with $90.0 million related to the products acquired in the Aurora Transaction. The balance of the change was driven by increases in our Aunt Jemima, seafood, and Swanson product line sales.

Dry foods: Shipments in the nine months ended September 25, 2005 were $589.4 million, an increase of $143.9 million. $113.6 million of the increase was related to products acquired in the Aurora Transaction. The balance of the change was driven by increases in our Duncan Hines, pickle, and syrup product line sales. Aggregate trade and consumer coupon redemption expenses increased $40.4 million, of which $38.9 million related to products acquired in the Aurora Transaction. As a result, dry foods net sales increased $103.5 million, of which $74.7 million was related to products acquired in the Aurora Transaction. The balance of the change was driven by increases in our Duncan Hines and syrup product line sales.

Cost of products sold. Our cost of products sold was $733.8 million, or 80.8% of net sales in the nine months ended September 25, 2005, versus cost of products sold of $609.8 million, or 86.1% of net sales in the nine months ended September 26, 2004. The products acquired in the Aurora Transaction resulted in an additional $127.8 million of cost of products sold in the nine months ended September 25, 2005. Cost of products sold during the nine months ended September 26, 2004 include additional costs of $18.1 million and $13.2 million related to post-Merger sales of inventories written up to fair value at the date of the Pinnacle Merger and the Aurora Transaction, respectively. Cost of products sold during the nine months ended September 25, 2005 were impacted by the additional costs resulting from the reorganization of our warehousing network and the related movement of product to the new warehousing network. In addition to these costs, this percentage is also affected by changes in our aggregate trade and consumer coupon redemption expenses that are classified as reductions from net sales.

Marketing and selling expenses. Marketing and selling expenses were $74.8 million, or 8.2% of net sales, in the nine months ended September 25, 2005 compared to $71.3 million, or 10.1% of net sales, in the nine months ended September 26, 2004. The business acquired through the Aurora Transaction contributed an additional $20.8 million of costs for the nine months ended September 25, 2005. The balance of the change was due to decreased selling and marketing overhead expense and lower advertising expense.

Administrative expenses. Administrative expenses were $32.3 million in the nine months ended September 25, 2005 compared to $36.1 million in the nine months ended September 26, 2004. The higher cost in the nine months ended September 26, 2004 relate to the continued operation of the Aurora headquarters office in St. Louis, which was closed in May 2004.

Research and development expenses. Research and development expenses were $2.9 million, or 0.3% of net sales, in the nine months ended September 25, 2005 compared with $2.8 million, or 0.4% of net sales, in the nine months ended September 26, 2004.

Goodwill impairment charge. Goodwill impairment charges were $1.8 million in the nine months ended September 26, 2004, related to the impairment of the Chef’s Choice goodwill as a result of our decision to discontinue producing products under the Chef’s Choice trade name.

Other expense (income), net. Other expense was $9.5 million in the nine months ended September 25, 2005 compared to $27.3 million in the nine months ended September 26, 2004. Included in other expense (income), net for the nine months ended September 26, 2004 was $8.8 million of Pinnacle Merger related expenses, consisting primarily of $7.4 million of non-cash equity related compensation expense and $1.4 million of retention benefits payments. Also, a $10.0 million impairment charge and $2.2 million for plant consolidation expense, both related to the closure of our Omaha, Nebraska frozen food facility, were recorded in the nine months ended September 26, 2004. Additionally, restructuring and impairment charges totaling $4.3 million were recorded in the nine months ended September 26, 2004. The restructuring and impairment charges consisted of a $3.0 million impairment charge related to the Chef’s Choice brand including $1.7 million of amortizable intangibles (recipes) and $1.3 million of fixed asset write downs, and a $1.3 million impairment charge related to the Avalon Bay trade name. For the nine months ended September 25, 2005, restructuring and impairment charges totaled $6.1 million and consisted of $3.9 million of costs related to the closure of our Erie, Pennsylvania frozen food facility, a $0.9 million asset impairment charge for the shutdown of a production line at our Mattoon, Illinois facility, and $1.3 million of plant consolidation expense related to the closure of our Omaha, Nebraska frozen food facility, all of which are discussed above under Plant Consolidation. In addition, $3.6 million of amortization expense was incurred in the nine months ended September 25, 2005 compared to $2.2 in the nine months ended September 26, 2004. The increased amortization was primarily related to the amortizable intangible assets acquired in the Aurora Transaction.

Earnings (loss) before interest and taxes. Earnings (loss) before interest and taxes (EBIT) increased $96.1 million to $55.4 million in the nine months ended September 25, 2005 from a loss of ($40.7) million in EBIT in the nine months ended September 26, 2004. This increase resulted from a $42.8 million increase in frozen foods EBIT, a $45.2 million increase in dry foods EBIT, and a $8.1 million decrease in unallocated corporate expenses. The decrease in the unallocated corporate expenses was principally related to $8.8 million of Pinnacle Merger related expenses in the nine months ended September 26, 2004, consisting primarily of $7.4 million of non-cash equity related compensation expense and $1.4 million of retention benefit payments.

Frozen foods: Frozen foods EBIT increased by $42.8 million in the nine months ended September 25, 2005 and includes $5.2 million related to the business acquired in the Aurora Transaction. In the first nine months of 2005 we recorded $4.4 million of accelerated depreciation expense related to the closure of the Erie, Pennsylvania frozen food facility and a charge of $5.2 million related to the plant consolidation expense from the closure of the Omaha, Nebraska ($1.3 million) and Erie, Pennsylvania ($3.9 million) frozen foods facilities. Additionally, a $0.9 million asset impairment write down for the shutdown of a production line at our Mattoon, Illinois facility was recorded in the first nine months of 2005. The nine months ended September 26, 2004 include additional costs of $1.2 million related to post-Merger sales of inventories written up to fair value at the date of the Pinnacle Merger. The increase in EBIT also includes the impact of the $6.0 million charge recorded in the nine months ended September 26, 2004 related to post-acquisition sales of inventories written up to fair value at the date of the Aurora Transaction. Additionally, the results for the nine months ended September 26, 2004 included a charge of $10.0 million related to the closure of the Omaha, Nebraska frozen foods facility as well as $7.1 million of accelerated depreciation expense related to the closure of the Omaha facility. Restructuring and impairment charges totaling $6.1 million were also recorded in the nine months ended September 26, 2004. The restructuring and impairment charges consisted of a $1.8 million charge related to the impairment of the Chef’s Choice goodwill, $3.0 million impairment charge related to the Chef’s Choice brand including $1.7 million of amortizable intangibles (recipes) and $1.3 million of fixed asset write downs, and a $1.3 million impairment charge related to the Avalon Bay trade name. Additionally, the corporate overhead expense allocated to frozen foods was $1.1 million higher for the nine months ended September 26, 2004, related to the continued operation of the Aurora headquarters office in St. Louis, which was closed in May 2004. The balance of our frozen foods EBIT increased $16.5 million, resulting from an increase in sales volume offset by increased cost of products sold expense related to the reorganization of our warehousing network, and increased slotting and trade promotion expenses.

Dry foods: Dry foods EBIT increased $45.2 million in the nine months ended September 25, 2005 and includes $9.9 million related to the business acquired in the Aurora Transaction. The increase in EBIT also includes the impact of the $7.2 million charge recorded in the nine months ended September 26, 2004 related to post-acquisition sales of inventories written up to fair value at the date of the Aurora Transaction, which includes $1.8 million in the first quarter and $5.4 million in the second quarter. The nine months ended September 26, 2004 also includes additional cost of products sold of $17.0 million related to post-Merger sales of inventories written up to fair value at the date of the Pinnacle Merger. In addition, $1.7 million of amortization expense was incurred in the nine months ended September 25, 2005 compared to $0.7 in the nine months ended September 26, 2004. The increased amortization was primarily related to the amortizable intangible assets acquired in the Aurora Transaction. The balance of the Dry foods EBIT increased $12.1 million, primarily due to increased sales volume, resulting from additional case volume in our Duncan Hines and pickles product lines. Partially offsetting these increased sales are increases in our cost of products sold expense related to the reorganization of our warehousing network and increased slotting and trade promotion expenses.

Interest expense, net. Interest expense, net was $52.2 million in the nine months ended September 25, 2005 compared to $34.7 million in the nine months ended September 26, 2004. The increase in interest expense, net is partially related to the change in capital structure, which occurred as a result of the Aurora Transaction. In addition, we experienced higher average interest rates on our senior debt as well as mark to market adjustments on our interest rate swaps. We utilize interest rate swap agreements to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. Any gains or losses realized on the interest rate swap agreements are recorded as an adjustment to interest expense. During the nine months ended September 25, 2005, we recorded a gain on the interest rate swap contracts totaling $3.3 million. During the nine months ended September 26, 2004, we recorded a gain on the value of the interest rate swaps totaling $5.0 million.

Provision for income taxes. The effective tax rate was 729.2% in the nine months ended September 25, 2005, compared to (5.6%) in the nine months ended September 26, 2004. We maintain a full valuation allowance against net deferred tax assets excluding indefinite lived intangible assets, and the effective rate difference is primarily due to the change in the valuation allowance for the nine month period. Deferred tax liabilities are recognized for the differences between the book and tax bases of certain goodwill and indefinite lived intangible assets. A deferred tax charge was recorded this nine month period for amortization recognized for tax purposes related to indefinite lived intangibles.

Under Internal Revenue Code Section 382, Aurora is a loss corporation. Section 382 of the Code places limitations on our ability to use Aurora’s net operating loss carryforward to offset our income. The annual net operating loss limitation is approximately $13-15 million subject to other rules and restrictions. See Note 11—“Taxes on Earnings” to PFGI’s audited consolidated financial statements for the transition year included elsewhere in this prospectus.

Transition year ended December 26, 2004 compared to twenty-one weeks ended December 28, 2003

Net sales. Shipments in the 21 weeks ended December 26, 2004 were $730.7 million, an increase of $438.5 million, compared to shipments in the 21 weeks ended December 28, 2003 of $292.2 million. $434.3 million of the increase was related to the Aurora Transaction. Net sales in the 21 weeks ended December 26, 2004 were $511.2 million, an increase of $280.2 million, compared to net sales in the 21 weeks ended December 28, 2003 of $231.0 million, $286.5 million of the increase was related to the Aurora Transaction, whose brands required a higher level of spending than the historical Pinnacle brands.

Frozen foods: Shipments in the 21 weeks ended December 26, 2004 were $389.9 million, an increase of $203.9 million, $206.8 million of the increase was related to the Aurora Transaction. The balance of the change was driven by a $3.4 million decrease in our Swanson product line sales. Aggregate trade and consumer coupon redemption expenses increased $80.8 million, $75.1 million of the increase was related to the Aurora Transaction. As a result, frozen foods net sales increased $123.1 million, of which $131.7 million was related to the Aurora Transaction and net sales of the existing Swanson and King’s Hawaiian businesses decreased $8.6 million, or 5.8%, in the 21 weeks ended December 26, 2004.

Dry foods: Shipments in the 21 weeks ended December 26, 2004 were $340.8 million, an increase of $234.6 million, $227.5 million of the increase was related to the Aurora Transaction. The balance of the increase was due to additional case volume of 5.0% in our core Vlasic product line. Aggregate trade and consumer coupon redemption expenses increased $77.5 million, of which $72.4 million was related to the Aurora Transaction. As a result, dry foods net sales increased $157.1 million, of which $155.0 million was related to the Aurora Transaction and net sales of the existing Vlasic and Open Pit businesses increased $2.1 million, or 2.5%, for the 21 weeks ended December 26, 2004.

Cost of products sold. Our cost of products sold was $420.0 million, or 82.2% of net sales in the 21 weeks ended December 26, 2004, versus cost of products sold of $179.3 million, or 77.6% of net sales in the 21 weeks ended December 28, 2003. The Aurora Transaction resulted in $235.3 million of cost of products sold in the 21 weeks ended December 26, 2004. The balance of cost of products sold was $184.7 million, or 82.2% of net sales, in the 21 weeks ended December 26, 2004. The main driver of increased cost of product sold, as a percentage of net sales, is the additional costs resulting from the reorganization of our warehousing network and the related movement of product to the new warehousing network as well as higher year over year commodity costs (chicken, beef, and cheese). In addition to these costs, this percentage is also affected by changes in our aggregate trade and consumer coupon redemption expenses that are classified as reductions to net sales. The 21 weeks ended December 28, 2003 year includes additional costs of $8.2 million related to post-Merger sales of inventories written up to fair value at the date of the Pinnacle Merger.

Marketing and selling expenses. Marketing and selling expenses were $53.6 million, or 10.5% of net sales, in the 21 weeks ended December 26, 2004 compared to $30.8 million, or 13.3% of net sales, in the 21 weeks ended December 28, 2003. The Aurora Transaction contributed $35.8 million of the increase for the 21 weeks ended December 26, 2004. The balance of the change was due to lower advertising expense of $10.8 million, primarily on our Swanson and Vlasic businesses, and decreased selling overhead expense.

Administrative expenses. Administrative expenses were $15.2 million, or 3.0% of net sales, in the 21 weeks ended December 26, 2004 compared to $12.3 million, or 5.3% of net sales, in the 21 weeks ended December 28, 2003. The principal driver of the $2.9 million increase was higher overhead expense related to the merger of the Aurora businesses. Offsetting the increase in higher overhead expenses was the reduction of accrued liabilities for the management incentive plan.

Research and development expenses. Research and development expenses were $1.5 million, or 0.3% of net sales, in the 21 weeks ended December 26, 2004 compared with $1.1 million, or 0.5% of net sales, in the 21 weeks ended December 28, 2003.

Goodwill impairment charge. Goodwill impairment charges was $4.3 million in the 21 weeks ended December 26, 2004. There were no impairment charges in the 21 weeks ended December 28, 2003. Of the total charge in the 21 weeks ended December 26, 2004, which was recorded in the frozen foods segment, $1.6 million related to the dinners reporting unit and $2.7 million related to the bagels reporting unit.

Other expense (income). Other expense was $5.7 million in the 21 weeks ended December 26, 2004 as compared to $19.8 million in the 21 weeks ended December 28, 2003. This decrease was related to $18.4 million of Pinnacle Merger related expenses in the 21 weeks ended December 28, 2003, consisting primarily of $11.0 million of non-cash equity related compensation expense, $4.9 million of Predecessor stock option expense, $1.7 million of change in control payments, and $0.8 million of retention benefit payments. Additionally, a $1.3 million charge related to an impairment of the King’s Hawaiian trade name was recorded in the 21 weeks ended December 28, 2003. Restructuring and impairment charges totaled $3.9 million during the 21 weeks ended December 26, 2004 related to (i) $2.6 million of asset impairment write downs related to the Omaha, Nebraska frozen food facility discussed above, (ii) $1.2 million of plant consolidation expense related to the announced closure of our Omaha, Nebraska frozen food facility, and (iii) less than $0.1 million impairment charge related to the Lender’s trade name. In addition, $1.8 million of additional amortization expense was incurred in the 21 weeks ended December 26, 2004 compared to the 21 weeks ended December 28, 2003 (see Note 6 to PFGI’s audited consolidated financial statements for the transition year included elsewhere in this prospectus), primarily related to the amortizable intangible assets acquired in the Aurora Transaction.

Earnings (loss) before interest and taxes. Earnings (loss) before interest and taxes (EBIT) increased $23.2 million to earnings of $10.9 million in the 21 weeks ended December 26, 2004 from a loss of $12.3 million in EBIT in the 21 weeks ended December 28, 2003. This increase resulted from a $27.3 million decrease in frozen foods EBIT, a $31.1 million increase in dry foods EBIT, and a $19.4 million decrease in unallocated corporate expenses. The decrease in the unallocated corporate expenses was principally related to $18.4 million of Pinnacle Merger related expenses in the 21 weeks ended December 28, 2003, consisting primarily of $11.0 million of non-cash equity related compensation expense, $4.9 million of Predecessor stock option expense, $1.7 million of change in control payments, and $0.8 million of retention benefit payments. Additionally, based upon results through December 2004, we have reduced accrued liabilities for the management incentive plan.

Frozen foods: Frozen foods EBIT decreased by $27.3 million in the 21 weeks ended December 26, 2004; $16.7 million of the decline was related to the Aurora Transaction, including a $2.7 million impairment of the bagels goodwill. During the 21 weeks ended December 26, 2004, we recorded a net expense of $4.5 million related to the announced closure of our Omaha, Nebraska frozen food facility. The net expense was the result of $2.6 million of asset impairment, $1.4 million of accelerated depreciation, $1.2 million of other plant consolidation expenses, and $0.7 million curtailment gain related to the postretirement benefit program. Additionally, a non-cash impairment charge of $1.6 million related to frozen dinner goodwill and a favorable adjustment of $1.6 million to our medical liability reserves were recorded in the 21 weeks ended December 26, 2004. In the 21 weeks ended December 28, 2003, a non-cash impairment charge of $1.3 million related to the King’s Hawaiian intangible assets was recorded. The 21 weeks ended December 28, 2003 also include additional costs of products sold of $2.7 million related to post-Merger sales of inventories written up to fair value at the date of the Pinnacle Merger. The balance of our frozen foods EBIT decreased $10.1 million due to increased cost of products sold expense related to the reorganization of our warehousing network, increased coupon and trade promotion expenses, partially offset by lower advertising expenses.

Dry foods: Dry foods EBIT increased $31.1 million in the 21 weeks ended December 26, 2004; a $24.9 million increase in EBIT was related to the Aurora Transaction. The 21 weeks ended December 28, 2003 includes additional cost of products sold of $5.5 million related to post-Merger sales of inventories written up to fair value at the date of the Pinnacle Merger. Dry foods EBIT increased $0.6 million due to lower advertising expenses and increased sales volume, resulting from additional case volume of 5.0% in our core Vlasic product line. Partially offsetting these increases were increased cost of products sold expense related to the reorganization of our warehousing network and increased trade promotion expenses.

Interest expense, net. Interest expense, net was $26.1 million in the 21 weeks ended December 26, 2004, compared to $12.0 million in the 21 weeks ended December 28, 2003. Comparison of interest expense is not meaningful due to the change in capital structure after the Pinnacle Merger and the Aurora Transaction. Included in the interest expense, net, amount for the 21 weeks ended December 26, 2004 was $0.3 million recorded from gains on interest rate swap agreements. We utilize interest rate swap agreements to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. Any gains or losses realized on the interest rate swap agreements are recorded as an adjustment to interest expense.

Provision for income taxes. The effective tax rate was -61.7% in the 21 weeks ended December 26, 2004, compared to 20.1% in the 21 weeks ended December 28, 2003. We maintain a full valuation allowance against net deferred tax assets excluding indefinite lived intangible assets, and the effective rate difference is due to the change in the valuation allowance for the 21 week period. Deferred tax liabilities are recognized for the differences between the book and tax bases of certain goodwill and indefinite lived intangible assets. A deferred tax charge was recorded during this 21 week period for amortization recognized for tax purposes related to indefinite lived intangibles.

Fiscal year ended July 31, 2004 compared to fiscal year ended July 31, 2003

Net sales. Shipments in fiscal 2004 were $1,023.2 million, an increase of $273.9 million, or 36.6%, compared to shipments in fiscal 2003 of $749.3 million. $292.6 million of the increase was related to the Aurora Transaction. Net sales in fiscal 2004 were $755.7 million, an increase of $181.2 million, or 31.5%, compared to net sales in fiscal 2003 of $574.5 million, $189.0 million of the increase was related to the Aurora Transaction.

Frozen foods: Shipments in fiscal 2004 were $585.7 million, an increase of $133.2 million, or 29.4%, $149.4 million of the increase was related to the Aurora Transaction. The balance of the change was driven by a $27.8 million decrease in our Swanson product line sales, and a $7.0 million decrease in our King’s Hawaiian sales. Partially offsetting these declines was a $18.6 million increase in our foodservice sales. Aggregate trade and consumer coupon redemption expenses increased $36.4 million, $51.4 million of the increase was related to the Aurora Transaction. As a result, frozen foods net sales increased $96.8 million, or 28.3%, of which $98.0 million was related to the Aurora Transaction and net sales of the existing Swanson and King’s Hawaiian businesses decreased $1.2 million, or 0.3%, in fiscal 2004.

Dry foods: Shipments in fiscal 2004 were $437.5 million, an increase of $140.7 million, or 47.4%, $143.1 million of the increase was related to the Aurora Transaction. The balance of the change was due to decreased case volume of 1.3% in our Vlasic product line. Aggregate trade and consumer coupon redemption expenses increased $56.2 million, of which $52.1 million was related to the Aurora Transaction. As a result, dry foods net sales increased $84.4 million, or 36.3%, of which $91.0 million was related to the Aurora Transaction and net sales of the existing Vlasic and Open Pit businesses decreased $6.6 million, or 2.8%, for fiscal 2004.

Cost of products sold. Our cost of products sold was $637.2 million, or 84.3% of net sales in fiscal 2004, versus cost of products sold of $447.5 million, or 77.9% of net sales in fiscal 2003. The Aurora Transaction resulted in $169.2 million of cost of products sold in fiscal 2004, and includes additional costs of $13.2 million related to post-acquisition sales of inventories written up to fair value at the date of the Aurora Transaction. The balance of cost of products sold was $468.0 million, or 82.6% of net sales, in fiscal 2004. The fiscal 2004 year includes additional costs of $26.3 million related to post-Merger sales of inventories written up to fair value at the date of the Pinnacle Merger.

Marketing and selling expenses. Marketing and selling expenses were $82.2 million, or 10.9% of net sales, in fiscal 2004 compared to $57.9 million, or 10.1% of net sales, in fiscal 2003. The Aurora Transaction contributed $16.3 million of the increase for fiscal 2004. The balance of the increase was due to higher advertising expense of $3.9 million, primarily in support of our Vlasic business, and increased marketing and selling overhead expense of $2.2 million in support of the merger of the Aurora businesses.

Administrative expenses. Administrative expenses were $41.7 million, or 5.5% of net sales, in fiscal 2004 compared to $32.9 million, or 5.7% of net sales, in fiscal 2003. The principal driver of the $8.8 million increase was higher overhead expense related to the merger of the Aurora businesses.

Research and development expenses. Research and development expenses were $3.3 million, or 0.4% of net sales, in fiscal 2004 compared with $3.0 million, or 0.5% of net sales, in fiscal 2003.

Goodwill impairment charge. Goodwill impairment charges was $1.8 million in fiscal 2004 as compared to $1.6 million in fiscal 2003. The charge in fiscal 2004 related to the impairment of the Chef’s Choice goodwill as a result of our decision to discontinue producing products under the Chef’s Choice trade name. The charge in fiscal 2003 related to the impairment of the King’s Hawaiian goodwill.

Other expense (income). Other expense was $46.1 million in fiscal 2004 as compared to $6.5 million in fiscal 2003. This increase was related to $27.3 million of Pinnacle Merger related expenses in fiscal 2004, consisting primarily of $18.4 million of non-cash equity related compensation expense, $4.9 million of Predecessor stock option expense, $2.2 million of retention benefit payments, and $1.7 million of change in control payments. Additionally, restructuring and impairment charges totaled $17.3 million during fiscal 2004, of which $13.0 million related to non-cash charges. The non-cash charges related to (i) $7.4 million of asset impairment write downs related to the Omaha, Nebraska frozen food facility discussed above, (ii) $3.0 million impairment charges related to the Chef’s Choice brand including $1.7 million of amortizable intangibles (recipes) and $1.3 million of fixed asset write downs, (iii) $1.3 million impairment charge related to the Avalon Bay trade name, (iv) $1.3 million related to an impairment of the King’s Hawaiian goodwill, which was recorded in the 16 weeks ended November 24, 2003. In fiscal 2003 a non-cash intangibles impairment charge of $3.3 million related to the King’s Hawaiian business was recorded. Additionally in fiscal 2003, we incurred a cost of $2.0 million in connection with the early termination of a related party contract with our Chairman, a $0.7 million charge related to pre-acquisition transaction costs relating to the proposed agreement to acquire the Claussen brand, and a $0.8 million gain on an insurance claim related to finished product inventories damaged in a public warehouse. In addition, amortization expense was higher in fiscal 2004 compared to fiscal 2003 (see Note 6 to PFGI’s audited consolidated financial statements for the transition year included elsewhere in this prospectus).

Earnings (loss) before interest and taxes. Earnings (loss) before interest and taxes (EBIT) decreased $81.7 million to a loss of $56.6 million in fiscal 2004 from $25.1 million in EBIT in fiscal 2003. This decrease resulted from a $24.9 million decrease in frozen foods EBIT, a $31.6 million decrease in dry foods EBIT, and a $25.2 million increase in unallocated corporate expenses. The increase in the unallocated corporate expenses was principally related to $27.3 million of Pinnacle Merger related expenses in fiscal 2004, consisting primarily of $18.4 million of equity related compensation expense, $4.9 million of Predecessor stock option expense, $2.2 million of retention benefit payments, and $1.7 million of change in control payments. In fiscal 2003 the unallocated corporate segment included a cost of $2.0 million in connection with the early termination of a related party contract with our Chairman and $0.7 million charge related to pre-acquisition transaction costs relating to the proposed agreement to acquire the Claussen brand (see Note 6 to PFGI’s audited consolidated financial statements for the transition year included elsewhere in this prospectus). The balance of the increase in unallocated corporate expenses is due to higher overhead expenses related to the merger of the Aurora businesses.

Frozen foods: Frozen foods EBIT decreased by $24.9 million in fiscal 2004; $14.4 million of the decline was related to the Aurora Transaction, including additional costs of products sold of $6.0 million related to post-acquisition sales of inventories written up to fair value at the date of the Aurora Transaction. Fiscal 2004 includes additional costs of products sold of $3.9 million related to post-Merger sales of inventories written up to fair value at the date of the Pinnacle Merger. Additionally, a non-cash impairment charge of $4.8 million related to the Chef’s Choice brand and a non-cash impairment charge of $1.3 million related to the Avalon Bay trade name were recorded fiscal 2004. In fiscal 2004, a non-cash impairment charge of $1.3 million related to the King’s Hawaiian intangible assets was recorded in the 16 weeks ended November 24, 2003. An additional restructuring and impairment charge of $11.8 million was recorded for the announced closure of our Omaha, Nebraska frozen food facility. In fiscal 2003, a non-cash impairment loss of $4.9 million related to the King’s Hawaiian goodwill and intangible assets was recorded. The balance of our frozen foods EBIT increased $12.6 million due to $15.8 million of lower slotting expense, partially offset by lower case sales on our Swanson business.

Dry foods: Dry foods EBIT decreased $31.6 million in fiscal 2004; a $4.8 million increase in EBIT was related to the Aurora Transaction, including additional cost of products sold of $7.2 million related to post-acquisition sales of inventories written up fair value at the date of the Aurora Transaction. Fiscal 2004 also includes additional cost of products sold of $22.4 million related to post-Merger sales of inventories written up to fair value at the date of the Pinnacle Merger. Dry foods EBIT decreased $5.1 million due to increased advertising expense, $3.6 million due to increased trade expense, and $2.3 million due to increased slotting expense. The balance of the decline was due to a 1.3% decrease in Vlasic pickle sales volume.

Interest expense, net. Interest expense, net was $35.1 million in fiscal 2004, compared to $11.1 million in fiscal 2003. Comparison of interest expense is not meaningful due to the change in capital structure after the Pinnacle Merger and the Aurora Transaction. Included in the interest expense, net, amount for 2004 was $7.0 million recorded from gains on interest rate swap agreements, of which $3.5 million was realized in cash. We utilize interest rate swap agreements to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. Any gains or losses realized on the interest rate swap agreements are recorded as an adjustment to interest expense.

Provision for income taxes. The effective tax rate was 5.1% in fiscal 2004, compared to 39.5% in fiscal 2003. The principal reason for the difference in effective rates is due to the fact that we incurred a pre-tax loss in 2004 which could not be fully tax affected due to the impact of deferred tax valuation allowances ($27.7 million) primarily due to the Aurora Transaction. In addition, the non-deductibility of the equity related compensation expense of $18.4 million negatively impacts the effective tax rate. See Note 1 and Note 3 to PFGI’s audited consolidated financial statements for the transition year included elsewhere in this prospectus. We record deferred tax liabilities for the differences between the book and tax bases of certain goodwill and indefinite lived intangible assets.

Fiscal year ended July 31, 2003 compared to fiscal year ended July 31, 2002

Net sales. Shipments in fiscal 2003 were $749.3 million, an increase of $23.3 million, or 3.2%, compared to shipments in fiscal 2002 of $726.0 million. Net sales in fiscal 2003 were unchanged at $574.5 million as an increase in net sales of frozen foods of $2.5 million was offset by a comparable decrease in the net sales of dry foods.

Frozen foods. Shipments increased $23.5 million in fiscal 2003, driven primarily by a $20.7 million increase in our Swanson product line, a $8.5 million increase in our foodservice sales and a $4.2 million increase related to the full-year effect of our acquisition of King’s Hawaiian in the second quarter of 2002, partially offset by $9.9 million of lower Campbell Soup Company co-pack sales as a result of the termination of our contract with Campbell Soup Company in the first quarter of fiscal 2002. This shipment increase of $23.5 million was offset by a $10.6 million increase in slotting expense (principally resulting from the accelerated slotting discussed above) and a $10.4 million increase in trade marketing expense resulting primarily from the support of new products. As a result, frozen foods net sales increased $2.5 million, or 0.7%, to $342.1 million in fiscal 2003.

Dry foods. Shipments of dry foods decreased $0.2 million in fiscal 2003 as increases due to product mix changes to higher priced products were offset by a decrease in case volume of 3.2%. Aggregate trade and consumer marketing expenses increased $2.3 million driven by increased coupon redemption. As a result, dry foods net sales decreased $2.5 million, or 1.1%, to $232.4 million in fiscal 2003.

Cost of products sold. Our cost of products sold was $447.5 million, or 77.9% of net sales, in fiscal 2003, an improvement of 0.8 percentage points from fiscal 2002, when our cost of products sold was $452.1 million, or 78.7% of net sales. This improvement was driven by favorable product mix, reduced ingredient and packaging costs and improved yields and manufacturing plant efficiencies, including the full year benefit of the reduced manufacturing overhead resulting from the closure of one of the facilities in Omaha in March 2002 and reduced postretirement healthcare benefit costs as a result of a plan amendment late in fiscal 2002. This improvement was partially offset by increases in our aggregate trade and consumer marketing expenses.

Marketing and selling expenses. Marketing and selling expenses were $57.9 million, or 10.1% of net sales, in fiscal 2003 compared to $51.5 million, or 9.0% of net sales, in fiscal 2002. The principal driver behind the $6.4 million increase was higher Swanson advertising expense of $9.3 million. Lower packaging design costs of $1.6 million as compared to fiscal 2002, when packaging design costs were higher than normal due to marketing initiatives across the entire Swanson line and lower other marketing and selling expenses of $1.3 million, offset the increased advertising expense.

Administrative expenses. Administrative expenses were $32.9 million, or 5.7% of net sales, in fiscal 2003 compared to $32.3 million, or 5.6% of net sales, in fiscal 2002. The $0.6 million increase in administrative expenses in fiscal 2003 was driven primarily by a $1.3 million provision related to two large customer bankruptcy filings. Excluding this provision, administrative expenses would have declined by $0.7 million, or 2.2%.

Research and development expenses. Research and development expenses were $3.0 million, or 0.5% of net sales, in fiscal 2003 compared with $3.6 million, or 0.6% of net sales, in fiscal 2002. The reduction was due to savings associated with lower headcount.

Other expense (income). Other expense (income) was $6.5 million in fiscal 2003 as compared to $5.1 million in fiscal 2002. This increase was principally related to a fiscal 2003 non-cash intangibles impairment loss of $3.3 million related to the King’s Hawaiian frozen entree business acquired in fiscal 2002 (as further described in Notes 5 and 6 to PFGI’s audited consolidated financial statements for the transition year included elsewhere in this prospectus) and a one-time cost in fiscal 2003 of $2.0 million in connection with the early termination of a related party contract with our Chairman (as further described in Note 6 to PFGI’s audited consolidated financial statements for the transition year included elsewhere in this prospectus). These increases were offset by a net reduction in fiscal 2003 of $4.0 million in pre-acquisition transaction costs relating to the proposed agreement to acquire the Claussen brand (as further described in Note 6 of PFGI’s audited consolidated financial statements for the transition year included elsewhere in this prospectus) and a $0.8 million gain in fiscal 2003 on an insurance claim related to finished product inventories damaged in a public warehouse in fiscal 2002.

Earnings (loss) before interest and taxes. EBIT declined $4.7 million to $25.1 million in fiscal 2003 from $29.8 million in fiscal 2002. This decline resulted from a $15.7 million decline in frozen foods EBIT partially offset by a $11.6 million increase in dry foods EBIT. A $0.6 million increase in unallocated corporate expenses accounted for remainder of the change.

Frozen foods. Frozen foods EBIT declined by $15.7 million in fiscal 2003 principally as a result of significant long-term investments we made in our Swanson brand, including $8.6 million of accelerated slotting for new products, $9.3 million of increased advertising and $10.4 million of increased trade marketing. Frozen foods EBIT was also adversely affected by the $4.9 million non-cash goodwill and intangibles impairment charge discussed above. These incremental expenses were partially offset by higher shipments of Swanson products, primarily Hungry-Man shipments and favorable manufacturing costs, both in terms of purchase prices and manufacturing efficiencies.

Dry foods. Dry foods EBIT increased $11.6 million to $48.1 million in fiscal 2003, compared to $36.5 million in fiscal 2002. The increase in EBIT is primarily a result of reduced cost of products sold, about half of which was related to improved product mix and the balance of which was the result of improved produce sourcing, purchasing savings and manufacturing plant efficiencies. These improvements were partially offset by increased consumer coupon redemptions in both Vlasic and Open Pit where we increased our emphasis on consumer-focused marketing efforts and reduced trade marketing expenses.

Interest expense, net. Interest expense was $11.6 million in fiscal 2003, compared to $14.5 million in fiscal 2002, a decline of 20.1%. A decrease in related variable interest rates on borrowings under our existing credit facility accounted for 90.2% of the decline and the balance was due to lower average debt balances. Interest income was $0.5 million in fiscal 2003, compared to $0.8 million in fiscal 2002. The decline in interest rates more than offset higher average cash balances.

Provision for income taxes. The effective tax rate was 39.5% in fiscal 2003, compared to 26.0% in fiscal 2002. The principal reason for the lower effective tax rate in fiscal 2002 was the change in the deferred tax valuation allowance based upon management’s determination that there would be sufficient income earned in the future to realize the majority of the deferred tax asset.

Seasonality

We experience seasonality in our sales and cash flows. Sales of frozen foods, including seafood, tend to be marginally higher during the winter months, whereas sales of pickles, relishes and barbecue sauces tend to be higher in the spring and summer months and demand for Duncan Hines products tend to be higher around the Easter, Thanksgiving and Christmas holidays. We pack the majority of our pickles during a season extending from May through September and also increase our seafood and Duncan Hines inventories at that time in advance of the selling season. As a result, our inventory levels are higher during August, September and October, and thus we require more working capital during those months. We are a seasonal net user of cash in the third quarter of the calendar year, which may require us to draw on the revolving credit commitments under our senior credit facilities.

LIQUIDITY AND CAPITAL RESOURCES

Historical

Our cash flows are very seasonal. Typically we are a net user of cash in the third quarter of the calendar year and a net generator of cash over the balance of the year.

Our principal liquidity requirements have been, and we expect will be, for working capital and general corporate purposes, including capital expenditures and debt service. Capital expenditures are expected to be approximately $27 million in 2005. We have historically satisfied our liquidity requirements with internally generated cash flows and availability under our revolving credit facilities.

Statements of cash flows

Statements of cash flows for the nine months ended September 25, 2005

Net cash provided by operating activities was $31.9 million for the nine months ended September 25, 2005, while during the nine months ended September 26, 2004, we used $34.6 million for operating activities. Net cash provided by operating activities during the nine months ended September 25, 2005 was principally the result $34.8 million in net earnings excluding non-cash items, which was offset by an increase of $2.9 million in working capital accounts. The increase in working capital included a $29.8 million decrease in inventory that was a result of the sell down of the seasonal build from December 2004. The cash provided by the reduction in inventory levels was offset by a $24.8 million decrease in accounts payable. In the nine months ended September 26, 2004, net cash used in operations was driven by a $21.3 million net loss excluding non-cash items and a $13.3 million increase in working capital, principally related to an increase in accounts receivable. In addition, we used $30.7 million to build inventory levels which were offset with a $31.6 million increase higher accounts payable.

Net cash used in investing activities was $19.6 million and $695.1 million for the nine months ended September 25, 2005 and September 26, 2004, respectively. Net cash used in investing activities during the nine months ended September 25, 2005 includes $21.8 million for capital expenditures less $1.6 million received from the settlement of the working capital adjustment from the Pinnacle Merger as well as $0.6 million related to the sale of idle equipment from our Omaha facility. Net cash used in investing activities during the nine months ended September 26, 2004 includes activities related to the Aurora Transaction, mainly consideration paid of $663.8 million and transaction costs of $17.0 million. Additionally, during the nine months ended September 26, 2004, we paid $11.9 million for capital expenditures as well as $1.9 million to reacquire an exclusive license to distribute Duncan Hines products in Canada.

Net cash used by financing activities was $13.9 million for the nine months ended September 25, 2005. The usage was driven primarily by the prepayment of $20 million and the scheduled quarterly payments of $4.1 million related to our senior term loan credit facility. The payments against our senior term loan credit facility were offset by an increase in bank overdrafts of $9.5 million and borrowings of short term notes payable totaling $0.9 million (net). Net cash provided by financing activities was $724.6 million during the nine months ended September 26, 2004, which was primarily related to the Aurora Transaction and included $425.0 million in proceeds from the senior credit facility, $201.0 million in senior subordinated note proceeds, and $95.3 million in equity contributions. Additionally, we borrowed $16.0 million (net) under our revolving credit facility. The proceeds were offset by $16.9 million in debt acquisition costs.

The net of all activities resulted in a decrease in cash of $1.6 million and $5.0 million during the nine months ended September 25, 2005 and September 26, 2004, respectively.

Statements of cash flows for the transition year ended December 26, 2004

The following information regarding cash flows for the 21 week period ended December 28, 2003 is provided for comparison purposes only and is unaudited.

Net cash used in operating activities was $2.5 million and $11.1 million for the 21 weeks ended December 26, 2004 and December 28, 2003, respectively. Net cash used in operating activities during the 21 weeks ended December 26, 2004 was principally the result of an increase in working capital, which included a $23.0 million increase in inventory for the seasonal build, a $7.7 million increase in accounts receivable and a $19.0 million increase in accounts payable and accrued liabilities. The increase in accrued liabilities primarily relate to higher accrued bond interest, and higher accrued trade and coupon costs. In the 21 weeks ended December 28, 2003, net cash used in operations was $11.1 million and was driven by a $19.2 million increase in working capital, principally related to the seasonal increase in inventories and higher accrued trade costs.

Net cash used in investing activities was $12.4 million and $369.9 million for the 21 weeks ended December 26, 2004 and December 28, 2003, respectively. Net cash used in investing activities during the 21 weeks ended December 26, 2004 includes $8.1 million for capital expenditures, $1.9 million for the reacquisition of an exclusive license to distribute Duncan Hines product in Canada, and $2.3 million for the payment of costs associated with the Aurora Transaction, which were previously accrued as of the date of acquisition. Net cash used in investing activities during the 21 weeks ended December 28, 2003 includes activities related to the Pinnacle Merger, mainly consideration paid of $368.2 million. Additionally, $1.7 million for capital expenditures was included in the 21 weeks ended December 28, 2003.

Net cash used by financing activities was $20.6 million for the 21 weeks ended December 26, 2004. The usage was driven by a $16.4 million decline in bank overdrafts, $2.8 million of debt acquisition costs, as well as the scheduled quarterly payments of our senior term loan credit facility of $1.4 million. Net cash provided by financing activities was $314.1 million during the 21 weeks ended December 28, 2003. The Predecessor senior credit facility term loan of $175.0 million was paid off, and debt acquisition costs were $21.2 million. Cash inflows consisted of equity contribution of $180.3 million, long-term bank borrowing of $120.0 million, borrowing under our bank revolver of $21.5 million, and issuance of senior subordinated notes of $200.0 million. Additionally, we repaid $7.5 million of the revolver borrowings and there was a $4.1 million decline in bank overdrafts.

The net of all activities resulted in a decrease in cash by $35.5 million and $66.9 million during the 21 weeks ended December 26, 2004 and December 28, 2003, respectively.

Statements of cash flows for the fiscal year ended July 31, 2004

In the Predecessor’s 16 week period ending November 24, 2003 of fiscal 2004, cash usage as a result of operations was $23.4 million, in the Successor’s 36 week period ending July 31, 2004, cash generated as a result of operations was $31.0 million, for a net cash increase as a result of operations for the 52 week combined period ended July 31, 2004 of $7.6 million. The cash increase from operations is due to net earnings excluding non-cash charges/credits and the impact of the flow through of the write-up of inventories to fair value of $39.5 million and increased working capital of $18.3 million, principally due to increased inventories partially offset by lower receivables and increased accounts payable.

Capital expenditures were $11.3 million, primarily for process improvement, cost savings and maintenance capital.

In fiscal 2004, bank overdrafts increased by $11.3 million resulting from the timing of checks clearing the bank.

The other significant activities in our cash flow for the first nine months of fiscal 2004 relate to the Pinnacle Merger and Aurora Transaction. Pinnacle Merger consideration paid was $361.1 million, Pinnacle Merger costs were $7.2 million, the Predecessor senior credit facility term loan of $175.0 million was paid off, and debt acquisition costs were $21.2 million. Cash inflows consisted of equity contribution of $179.8 million, long-term bank borrowing of $120.0 million, borrowing under our bank revolver of $21.5 million, and issuance of senior subordinated notes of $200.0 million. Since the Pinnacle Merger, we have repaid $21.5 million of the revolver borrowings. The Aurora Transaction consideration paid was $888.9 million (including $225.1 million relating to the exchange of Aurora senior subordinated notes for equity interest in LLC), transaction costs paid were $17.0 million, and debt acquisition costs were $16.6 million. Cash inflows consisted of the equity contribution to Successor of $320.4 million (including $225.1 million relating to the exchange of Aurora senior subordinated notes for equity interest in LLC), term loan borrowings under the senior secured credit facilities of $425.0 million and gross proceeds from the February 2004 issuance of additional 8.25% Senior Subordinated Notes due 2013.

In addition, cash flows from financing activities reflect the regularly scheduled quarterly repayment of the term loan of $1.4 million.

The net of all activities resulted in a decrease in cash by $34.3 million in fiscal 2004.

Statements of cash flows for the fiscal year ended July 31, 2003

Cash provided by operations was $33.0 million and was net of a $10.8 million increase in working capital, principally related to the timing of payment of liabilities and an increase in inventories of $2.2 million, or 2.8%, to provide improved customer service levels. Capital expenditures were $8.8 million, primarily for process improvement, cost savings and maintenance capital. Scheduled payments of $15.0 million were made on the term loan. In fiscal 2003, bank overdrafts decreased by $2.4 million resulting from the timing of checks clearing the bank. The net of all activities increased cash by $7.2 million in fiscal 2003.

Statements of cash flows for the fiscal year ended July 31, 2002

Cash provided by operations was $64.5 million, including a $21.8 million reduction in working capital. As a result of re-establishing normal trade terms with vendors following the change in ownership in May 2001, accounts payable increased by $11.9 million to more normal levels. Inventories decreased by $8.2 million, principally in pickles, the result of our decision to procure a “lower cost” local cucumber crop. This resulted in less production in the fourth quarter of fiscal 2002 and more in the first quarter of fiscal 2003. This does not impact year-end comparisons of fiscal 2002 with fiscal 2003. Accrued liabilities increased as the management incentive bonus was accrued in fiscal 2002 but not paid until early fiscal 2003. There were no accrued bonuses as of July 31, 2001. Capital expenditures were $19.5 million in fiscal 2002, including $9.0 million related to the consolidation of productive capacity at other facilities in connection with the closing of one of our Omaha plants in March 2002. Cash payments for business acquisitions were $7.4 million in fiscal 2002 and principally related to the King’s Hawaiian frozen entree acquisition, which we funded from our excess cash balance. During fiscal 2002, we issued $2.2 million of common stock related to purchases by key employees under our Stock Purchase Plan. In fiscal 2002, bank overdrafts increased $7.8 million related to a change in the depository for temporary investments in early fiscal 2002. The net of all activities increased cash by $47.5 million in fiscal 2002.

Debt

In November 2003, we entered into a $675.0 million credit agreement with JPMorgan Chase Bank (a related party of JPMP) and other financial institutions as lenders, which provides for a $545.0 million seven-year term loan B facility, of which $120.0 million was made available on November 25, 2003 and $425.0 million was made available as a delayed draw term loan on the closing date of the Aurora Transaction. The term loan matures November 25, 2010. The senior secured credit facility also provides for a six-year $130.0 million revolving credit facility, of which up to $65.0 million was made available on November 25, 2003, and the remaining $65.0 million was made available on the closing date of the Aurora Transaction. The revolving credit facility expires November 25, 2009. There were no borrowings outstanding under the revolver as of September 25, 2005 and December 26, 2004.

There was no related party debt outstanding as of September 25, 2005 and December 26, 2004.

Subject to the Senior Credit Agreement Amendment, which is discussed below, our borrowings under the senior secured credit facilities bear interest at a floating rate and are maintained as base rate loans or as Eurodollar loans. Base rate loans bear interest at the base rate plus the applicable base rate margin, as defined in the senior secured credit facilities. Base rate is defined as the higher of (i) the prime rate and (ii) the Federal Reserve reported overnight funds rate plus 1/2 of 1%. Eurodollar loans bear interest at the adjusted Eurodollar rate, as described in the senior secured credit facilities, plus the applicable Eurodollar rate margin.

The applicable margins with respect to our term loan facility and our revolving credit facility will vary from time to time in accordance with the terms thereof and agreed upon pricing grids based on our leverage ratio as defined in our senior secured credit facilities. The initial applicable margin with respect to the term loan facility and the revolving credit facility is:

•	In the case of base rate loans: 1.75% for the term loan and 1.75% for the revolving credit facility.

•	In the case of Eurodollar loans: 2.75% for the term loan and 2.75% for the revolving credit facility.

The range of margins for the revolving credit facility is:

•	In the case of base rate loans: 1.25% to 1.75%.

•	In the case of Eurodollar loans: 2.25% to 2.75%.

A commitment fee of 0.50% per annum applies to the unused portion of the revolving loan facility and 1.25% per annum applied to the delayed-draw term loan until it became available for the Aurora Transaction. For the three and nine months ended September 25, 2005, the weighted average interest rate on the term loan was 6.7394% and 6.2603%, respectively. For the nine months ended September 25, 2005, the weighted average interest rate on the revolving credit facility was 6.2530%. There were no borrowings under the revolving credit facility during the three months ended September 25, 2005. As of September 25, 2005, the Eurodollar interest rate on the term loan facility was 6.7521% and the commitment fee on the undrawn revolving credit facility was 0.50%. For the three and nine months ended September 26, 2004, the weighted average interest rate on the term loan was 4.2593% and 4.1767%, respectively. For the three and nine months ended September 26, 2004, the weighted average interest rate on the revolving credit facility was 4.6822% and 4.2974%, respectively. As of September 26, 2004, the Eurodollar interest rate on the term loan facility was 4.2594% and the commitment fee on the undrawn revolving credit facility was 0.50%.

In September 2005, we prepaid $20 million of the term loan facility. Due to the prepayment, the next scheduled installment payable will be in March 2009. The revolving credit facility terminates on November 25, 2009. The aggregate maturities of the term loan outstanding as of September 25, 2005 are $3.2 million in 2009 and $515.0 million thereafter.

The obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed by each of our direct or indirect domestic subsidiaries (collectively, the “Guarantors”). In addition, the senior secured credit facilities are collateralized by first priority or equivalent security interests in (i) all the capital stock of, or other equity interests in, each of our direct or indirect domestic subsidiaries and 65% of the capital stock of, or other equity interests in, each of our direct foreign subsidiaries, or any of our domestic subsidiaries and (ii) certain tangible and intangible assets of the Company and the Guarantors (subject to certain exceptions and qualifications).

We pay a commission on the face amount of all outstanding letters of credit drawn under the senior secured credit facilities at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar loans under the revolving credit loan facility minus the fronting fee (as defined). A fronting fee equal to 1/4% per annum on the face amount of each letter of credit is payable quarterly in arrears to the issuing lender for its own account. We also pay a per annum fee equal to 1/2% on the undrawn portion of the commitments in respect of the revolving credit facility. Total letters of credit issuable under the facilities cannot exceed $40.0 million. As of September 25, 2005 and December 26, 2004, there were no outstanding borrowings under the revolving credit facility and we had utilized $12.7 million and $15.7 million, respectively, for letters of credit. Of the $130.0 million revolving credit facility available, as of September 25, 2005 and December 26, 2004, we had an unused balance of $117.3 million and $114.3 million, respectively, available for future borrowings and letters of credit, of which a maximum of $27.3 million and $24.3 million, respectively, may be used for letters of credit.

In November 2003, we issued $200.0 million 8 1/4% senior subordinated notes. On February 20, 2004, we issued an additional $194.0 million of 8 1/4% senior subordinated notes, which resulted in gross proceeds of $201.0 million, including premium. The terms of the February 2004 notes are the same as the November 2003 notes and are issued under the same indenture. The notes are our general unsecured obligations, subordinated in right of payment to all of our existing and future senior indebtedness, and guaranteed on a full, unconditional, joint and several basis by our wholly-owned domestic subsidiaries. See Note 16 for Guarantor and Nonguarantor Financial Statements of PFGI’s audited consolidated financial statements for the transition year included elsewhere in this prospectus.

We may redeem all or a portion of the notes prior to December 1, 2008, at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium (the greater of: (1) 1% of the then outstanding principal amount of the note; and (2) the excess of: (a) the present value at such redemption date of (i) the redemption price of the note at December 1, 2008 plus (ii) plus all required interest payments due on the note through December 1, 2008, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the note, if greater). On or after December 1, 2008, we may redeem some or all of the notes at the redemption prices listed below, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage
2008	104.125%
2009	102.750%
2010	101.375%
2011 and thereafter	100.000%

At any time prior to December 1, 2006, we may redeem up to 35% of the original aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at a redemption price equal to 108.250% of the principal amount thereof, plus accrued and unpaid interest, so long as (a) at least 65% of the original aggregate amount of the notes remains outstanding after each such redemption and (b) any such redemption by us is made within 90 days of such equity offering.

If a change of control occurs (as defined in the indenture pursuant to which the notes were issued), and unless we have exercised our right to redeem all of the notes as described above, the note holders will have the right to require the Successor to repurchase all or a portion of the notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

The notes include a provision that we would file with the SEC on or prior to August 21, 2004 a registration statement relating to an offer to exchange the notes for an issue of SEC-registered notes with terms identical to the notes and use its reasonable best effort to cause such registration statement to become effective on or prior to October 20, 2004 and the exchange offer to be completed by November 19, 2004. Since the exchange offer was not completed before November 19, 2004, the annual interest rate borne by the notes increased by 1.0% per annum until the exchange offer was completed, which occurred on February 2, 2005. As of this date, we were no longer paying the additional interest.

Our senior secured credit facilities and the notes contain a number of covenants that, among other things, limit, subject to certain exceptions, our ability to incur additional liens and indebtedness, make capital expenditures, engage in certain transactions with affiliates, repay other indebtedness (including the notes), make certain distributions, make acquisitions and investments, loans or advances, engage in mergers or consolidations, liquidations and dissolutions and joint ventures, sell assets, make dividends, amend certain material agreements governing our indebtedness, enter into guarantees and other contingent obligations and other matters customarily restricted in similar agreements. In addition to scheduled periodic repayments, we are also required to make mandatory repayments of the loans under the senior secured credit facilities with a portion of excess cash flow, as defined. In addition, our senior secured credit facilities contain, among others, the following financial covenants: a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditure limitation.

Senior Credit Agreement Amendment

On September 14, 2004, we were first in default under our senior secured credit facilities. On November 4, 2004 we received required lender approval to temporarily waive defaults under our senior secured credit facility arising due to (i) failure to furnish on a timely basis our audited financial statements for the fiscal year ended July 31, 2004, our annual budget for fiscal year 2005 and other related deliverables and (ii) failure to comply with the maximum total leverage ratio for the period ended October 31, 2004. Conditions of the waiver limited our access to the revolving credit facility through the addition of an anti-cash hoarding provision which required that at the time of a borrowing request, cash, as defined, could not exceed $10 million and limited total outstanding borrowings under the facility to $65 million. The amendment and waiver expired November 24, 2004.

On November 19, 2004 the Company received required lender approval to permanently waive the defaults mentioned above and amend the financial covenants for future reporting periods. The terms of the permanent amendment and waiver include:

•	delivery of July 31, 2004 fiscal year end financial statements on or prior to the effective date of the amendment;

•	a 50 basis point increase to the applicable rate, as defined, with respect to borrowings under the credit agreement;

•	a change in the definition of consolidated cash interest expense to exclude non-cash gains or losses arising from marking interest rate swap agreements to market;

•	the addition of a senior covenant leverage ratio, as defined, which ranges from a ratio of 3.75 to 1.00 to a ratio of 5.75 to 1.00 through December 2005;

•	amendment of the interest expense coverage ratio (ranging from a ratio of 1.50 to 1.00 to a ratio of 2.10 to 1.00 through December 2005) and suspends the maximum total leverage ratio until March 2006;

•	elimination of limitation on revolving credit exposures;

•	and the following limitations, restrictions and additional reporting requirements during the amendment period which ends on the second business day following the date on which we deliver to the Administrative Agent financial statements for the fiscal quarter ending March 2006:

•	prohibit incremental extensions of credit, as defined;

•	additional limitations on indebtedness;

•	limitations on acquisitions and investments;

•	additional limitations on restricted payments;

•	suspension of payments for management fees;

•	continuation of the anti-cash hoarding provision;

•	monthly financial reporting requirements, and;

•	a company election to early terminate the amendment period.

None of the above terms are expected to impact our ability to meet the financial targets set forth in the bank amendment.

As of September 25, 2005, we were in compliance with the amended and added covenants as listed above.

Based on current estimates, we believe that we will meet the financial targets set forth in the bank amendment and, as such, will maintain compliance with debt covenant requirements for at least the next 12 months.

In addition to the debt instruments discussed above, we entered into a short term notes payable agreement during the second quarter of 2005 for the financing of our annual insurance premiums. As of September 25, 2005, the balance of the notes payable totaled $0.9 million.

INFLATION

Inflation has not had a significant effect on us. We have been successful in mitigating the effects of inflation with aggressive cost reduction and productivity programs. Although we have no such expectation, severe increases in inflation, however, could affect the North American economies and could have an adverse impact on our business, financial condition and results of operations.

CONTRACTUAL COMMITMENTS

The table below provides information on our contractual commitments as of December 26, 2004.

	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	After 5 Years
Long-term debt (1)	$936,275	$5,450	$10,900	$10,900	$909,025
Operating lease obligations	29,128	5,227	9,533	9,497	4,871
Capital lease obligations	384	143	241	—	—
Purchase obligations (2)	359,921	277,617	82,304	—	—
Other long-term obligations (3)	4,000	4,000	—	—	—

	$1,329,708	$292,437	$102,978	$20,397	$913,896

(1)	Long-term debt at face value includes schedule principal repayments and excludes interest payments.

(2)	The amounts indicated in this line primarily reflect future contractual payments under various take-or-pay arrangements entered into as part of the normal course of business. The amounts do not include obligations related to other contractual purchase obligations that are not take-or-pay arrangements. Such contractual purchase obligations are primarily purchase orders at fair value that are part of normal operations and are reflected in historical operating cash flow trends. Purchase obligations also include trade and consumer promotion and advertising commitments. We do not believe such purchase obligations will adversely affect our liquidity positions.

(3)	Other long-term obligations relate to the Omaha resturturing plan and severance costs related to the Aurora transaction.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of judgment, estimates and assumptions. We make such subjective determinations after careful consideration of our historical performance, management’s experience, current economic trends and events and information from outside sources. Inherent in this process is the possibility that actual results could differ from these estimates and assumptions for any particular period.

Our significant accounting policies are detailed in Note 2 to the consolidated financial statements for the transition year ended December 26, 2004 included elsewhere in this prospectus. The following areas are the most important and require the most difficult, subjective judgments.

Revenue recognition. Revenue consists of sales of our frozen food and dry food products. We recognize revenue from product sales upon shipment to our customers, at which point title and risk of loss are transferred and the selling price is fixed or determinable. Shipment completes the revenue-earning process, as an arrangement exists, delivery has occurred, the price is fixed and collectibility is reasonably assured. We estimate and deduct from revenues discounts and product return allowance is recorded as a reduction of sales in the same period that the revenue is recognized.

Trade and consumer promotional expenses. We offer various sales incentive programs to retailers and consumers. We record consumer incentive and trade promotion costs as a reduction of revenues in the year in which we offer these programs. The recognition of expense for these programs involves the exercise of judgment related to performance and redemption estimates that we base on historical experience and other factors. Actual expenses may differ if the level of redemption rates and performance vary from estimates. We also record slotting fees, which refers to payments to retailers to obtain shelf placement for new and existing product introductions. We reduce revenues for the amount of slotting estimated to each customer in full at the time of the first shipment of the new product to that customer.

Inventories. We state inventories at the lower of average cost or market. In determining market value, we provide allowances to adjust the carrying value of its inventory to the lower of cost or net realizable value, including any costs to sell or dispose. Appropriate consideration is given to obsolescence, excessive inventory levels, product deterioration and other factors in evaluating net realizable value. These adjustments are estimates, which could vary significantly from actual requirements if future economic conditions, customer inventory levels or competitive conditions differ from expectations.

Long-lived and intangible assets. We assess changes in economic conditions and strategic priorities and make assumptions regarding estimated future cash flows in evaluating the value of our fixed assets, goodwill and other non-current assets. As these assumptions and estimates may change over time, it may be necessary for us to record impairment charges.

Pensions and retiree medical benefits. We provide pension and post-retirement benefits to employees and retirees. Determining the costs associated with such benefits depends on various actuarial assumptions, including discount rates, expected return on plan assets, compensation increases, turnover rates and health care trend rates. Independent actuaries, in accordance with generally accepted accounting principles, perform the required calculations to determine expense. We generally accumulate actual results that differ from the actuarial assumptions and amortize such results over future periods.

Insurance reserves. We are self-insured and retain liabilities under our worker’s compensation insurance policy. An independent, third-party actuary estimates the outstanding retained-insurance liabilities by projecting incurred losses to their ultimate liability and subtracting amounts paid-to-date to obtain the remaining liabilities. We base actuarial estimates of ultimate liability on actual incurred losses, estimates of incurred but not yet reported losses – based on historical information from both us and the industry—and the projected costs to resolve these losses. Retained-insurance liabilities may differ based on new events or circumstances that might materially impact the ultimate cost to settle these losses.

Income taxes. We record income taxes based on the amounts that are refundable or payable in the current year, and we include results of any difference between generally accepted accounting principles and U.S. tax reporting that we record as deferred tax assets or liabilities. The Company reviews its deferred tax assets for recovery. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change. Assessment of the appropriate amount and classification of income taxes is dependent on several factors, including estimates of the timing and realization of deferred income tax assets and the timing of income tax payments. Actual collections and payments may differ from these estimates as a result of changes in tax laws as well as unanticipated future transactions impacting related income tax balances.

Stock options. We have elected to use Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123,” requires us to make pro forma disclosure of net earnings and earnings per share as if we had applied the fair value method of accounting for stock options in measuring compensation cost. Sale of Crunch Holding Corp. (“CHC”), the successor’s sole shareholder, and the Predecessor stock was restricted. Except under certain circumstances, the CHC and the Predecessor had the option to purchase at fair value all or any portion of the shares of common stock acquired by exercise of options held by employees in the event of termination or a change in control. At the time an event occurs that allowed CHC or the Predecessor to exercise its option, they would record compensation expense for the difference between the aggregate fair value of the shares of common stock and the aggregate exercise price of the stock options. The Pinnacle Merger was an event that allowed the Predecessor to exercise that option. At the time of the Pinnacle Merger, all Predecessor options vested were purchased by the Predecessor at the closing date and compensation expense of $4.9 million was recorded immediately prior to the Pinnacle Merger. For the options issued by CHC, no compensation expense related to the options is reflected in net earnings as all options granted under those plans had an exercise price equal to the market value of the common stock on the date of the grant.

NEW ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment (Revised 2004).” This statement addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for the company’s equity instruments or liabilities that are based on the fair value of the company’s equity securities or may be settled by the issuance of these securities. SFAS 123R eliminates the ability to account for share-based compensation using APB 25 and generally requires that such transactions be accounted for using a fair value method. The provisions of this statement are effective for financial statements issued for fiscal periods beginning after December 15, 2005 and will become effective for the Company beginning in 2006. Alternative transition methods are allowed under Statement No. 123R. While the Company has not yet determined the transition method to use, adequate disclosure of all comparative periods covered by the financial statements will comply with the requirements of FASB 123R.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs—an Amendment of ARB No. 43, Chapter 4.” This statement clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage, requiring these items be recognized as current-period charges. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005 and will become effective for the Company beginning in 2006. The Company is assessing what impact, if any, adoption of this statement would have on its financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment to APB Opinion No. 29.” This statement amends APB 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company has completed its evaluation of the impact of adopting this statement and it did not have any effect on its financial statements.

In March 2005, the FASB issued FIN 47 “Accounting for Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143.” This Interpretation clarifies that a conditional retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The liability should be recognized when incurred, generally upon acquisition, construction or development of the asset. FIN 47 is effective no later than the end of the fiscal years ending after December 15, 2005. The company is in the process of evaluating the impact of FIN 47.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We may utilize derivative financial instruments to enhance our ability to manage risks, including, but not limited to, interest rate and foreign currency, which exist as part of ongoing business operations. We do not enter into contracts for speculative purposes, nor are we a party to any leveraged derivative instrument. We monitor the use of derivative financial instruments through regular communication with senior management and the utilization of written guidelines.

We rely primarily on bank borrowings to meet our funding requirements. We utilize interest rate swap agreements or other derivative instruments to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. We recognize the amounts that we pay or receive on hedges related to debt as an adjustment to interest expense.

As of the start of the current year, we are party to four interest rate swap agreements with counterparties, including JP Morgan Chase Bank (a related party) that effectively change the floating rate payments on our Senior Secured Credit Facility into fixed rate payments. The first swap agreement became effective April 26, 2004, terminated December 31, 2004 and had a notional amount of $545.0 million; the second swap agreement commenced January 4, 2005, terminates on January 3, 2006 and has a notional amount of $450.0 million; the third swap agreement commences January 3, 2006, terminates on January 2, 2007 and has a notional amount of $100.0 million, and the fourth swap agreement commences on January 3, 2006, terminates on January 2, 2007 and has a notional amount of $250.0 million. Interest payments determined under each swap agreement are based on these notional amounts, which match or were expected to match our outstanding borrowings under the Senior Secured Credit Facility during the periods that each interest rate swap is outstanding. Floating interest rate payments to be received under each swap are based on U.S. Dollar LIBOR, which is the same basis for determining the floating rate payments on the Senior Secured Credit Facility. The fixed interest rate payments that we will pay under the swap agreements are determined using the following approximate fixed interest rates: 1.39% for the swap terminated on December 31, 2004; 2.25% for the swap terminating January 1, 2006; and 3.75% for two swaps terminating January 2, 2007.

These swaps were not designated as hedges pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” As of September 25, 2005 and December 26, 2004, the fair value of the interest rate swaps was a gain of $5.5 million and $3.8 million, respectively. At September 25, 2005, $3.5 million was recorded in Other current assets and $2.0 million was recorded in Other assets, net in the consolidated balance sheet. Of the amount at December 26, 2004, $0.2 million is recorded in Other current assets, while $3.6 million was recorded in Other assets, net in the consolidated balance sheet. During the three and nine months ended September 25, 2005, we realized in cash a gain on the interest rate swaps of $0.9 million and $1.5 million, respectively, which is recorded as a decrease to interest expense. Additionally, we recognized a non-cash gain during the three and nine months ended September 25, 2005 totaling $0.9 million and $1.8 million. The non cash gains and losses are recognized as an adjustment to interest expense in the consolidated statement of operations.

In August and September 2004, we entered into natural gas swap transactions with JP Morgan Chase Bank (a related party) to lower our exposure to the price of natural gas. The agreements became effective beginning on August 1, 2004, terminate between February 2005 and December 2005, and have various notional quantities of MMBTU’s per month. We will pay a fixed price per MMBTU, which range from $5.93 to $6.99 per MMBTU, depending on the month, with settlements monthly. This swap was not designed as a hedge pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

As of September 25, 2005 and December 26, 2004, the fair value of the remaining natural gas swap transactions was a gain of $0.6 million and $0.1 million, respectively, which is recorded in Other current assets. During the three and nine months ended September 25, 2005, we realized in cash a gain of $0.3 million and $0.3 million, respectively, on the natural gas swaps, which is recorded as an increase to cost of products sold. Additionally, we recognized non-cash gains during the three and nine months ended September 25, 2005 totaling $0.3 million and $0.5 million, respectively. The non-cash gains and losses are recognized as an adjustment to cost of products sold in the consolidated statement of operations.

On March 10, 2005, we entered into foreign currency exchange transactions with JP Morgan Chase Bank (a related party) to lower our exposure to the exchange rates between the U.S. and Canadian dollar. Each agreement is based upon a notional amount in Canadian dollars, which is expected to approximate the amount of our Canadian subsidiary’s U.S. denominated purchases for the month, and the agreements run through December 2005. We will pay a fixed exchange rate of 1.2062 Canadian dollars per U.S. dollar, with settlements monthly. This swap was not designed as a hedge pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

As of September 25, 2005, the fair value of the remaining foreign exchange swaps was a loss of $0.2 million, which is recorded in Accrued liabilities in the consolidated balance sheet. For the three and nine months ended September 25, 2005, we realized in cash a loss of less than $0.1 million and a gain of $0.1 million, respectively, on the foreign exchange swaps, which is recorded as a reduction to cost of products sold. Additionally, we recognized non-cash losses during the three and nine months ended September 25, 2005 totaling $0.4 million and $0.2 million, respectively. The non-cash gains and losses are recognized as an adjustment to cost of products sold in the consolidated statement of operations.

We utilize irrevocable standby letters of credit with one-year renewable terms to satisfy workers’ compensation self-insurance security deposit requirements. The contract value of the outstanding standby letter of credit as of September 25, 2005 was $9.6 million, which approximates fair value. As of September 25, 2005, we also utilized letters of credit in connection with the purchase of raw materials in the amount of $3.1 million, which approximates fair value.

We are exposed to credit loss in the event of non-performance by the other parties to derivative financial instruments. All counterparties are at least “A” rated by Moody’s and Standard & Poor’s. Accordingly, we do not anticipate non-performance by the counterparties.

As required by the senior secured credit facilities in effect prior to the Pinnacle Merger, in September 2001, we entered into a zero cost collar for a one-year period for the purpose of reducing our exposure to variable interest rates. This collar required the counterparty to make payments to us when the 30-day LIBOR interest rate exceeded 7% and required us to make payments to the counterparty when the 30-day LIBOR interest rate fell below 3.13%. Our payments increase interest expense and the payments received reduce interest expense. In September 2002, we entered into a new zero cost collar for a one-year period. The new zero cost collar requires the counterparty to make payments to us when the 30-day LIBOR interest rate exceeds 5% and requires us to make payments to the counterparty when the 30 day LIBOR interest rate falls below 1.5%. Additionally, because these agreements are not designated as hedges pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Financial Instruments and Hedging Activities,” we recorded a credit to interest expense of $0.1 million in the first quarter of fiscal 2004 and additional interest expense of $0.1 million in fiscal 2003. The collar was terminated in September 2003.

MARKET RISK/RAW MATERIALS, INGREDIENTS, PACKAGING AND PRODUCTION COSTS

We purchase agricultural products, meat, poultry, other raw materials and packaging supplies from growers, commodity processors, other food companies and packaging manufacturers using a combination of purchase orders and various short- and long-term supply arrangements.

In August and September 2004, we entered into natural gas swap transactions with JP Morgan Chase Bank (a related party) to lower our exposure to the price of natural gas. The agreements became effective beginning on August 1, 2004, terminate between February 2005 and December 2005, and have various notional quantities of MMBTU’s per month. We will pay a fixed price per MMBTU, which range from $5.93 to $6.99 per MMBTU, depending on the month, with settlements monthly. This swap was not designed as a hedge pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

As of September 25, 2005 and December 26, 2004, the fair value of the remaining natural gas swap transactions was a gain of $0.6 million and $0.1 million, respectively, which is recorded in Other current assets. During the three and nine months ended September 25, 2005, we realized in cash a gain of $0.3 million and $0.3 million, respectively, on the natural gas swaps, which is recorded as an increase to cost of products sold. Additionally, we recognized non-cash gains during the three and nine months ended September 25, 2005 totaling $0.3 million and $0.5 million, respectively. The non-cash gains and losses are recognized as an adjustment to cost of products sold in the consolidated statement of operations.

While all of our materials are available from numerous independent suppliers, raw materials are subject to fluctuations in price attributable to a number of factors, including changes in crop size, federal and state agricultural programs, export demand, weather conditions during the growing and harvesting seasons, insects, plant diseases and fungi. Although we enter into advance commodities purchase agreements from time to time, increases in raw material costs could have a material adverse effect on our business, financial condition or results of operations. We do not engage in speculative transactions nor hold or issue financial instruments for trading purposes.

OFF-BALANCE SHEET ARRANGEMENTS

We had no off-balance sheet arrangements as of September 25, 2005.

AURORA SELECTED FINANCIAL DATA

The following table sets forth selected historical consolidated financial and other operating data for Aurora as of and for the years ended December 31, 2003, 2002, 2001 and 2000. On December 8, 2003, Aurora filed for reorganization under Chapter 11 of the Bankruptcy Code. The historical consolidated financial and other operating data presented below for Aurora had been prepared assuming Aurora would continue as a going concern and do not reflect the effects of the reorganization that resulted from the aforementioned bankruptcy process. The selected historical consolidated financial data have been derived from Aurora’s audited financial statements and we qualify this data in their entirety by reference to the Aurora consolidated financial statements included elsewhere in this prospectus. Subsequent to the issuance of Aurora’s December 31, 2003 financial statements, management determined that Aurora’s goodwill impairment charge related to the Lender’s, frozen breakfast and baking mixes and frostings reporting units required restatement due to errors in the independent valuation utilized in estimating the charge. On August 14, 2003, Aurora announced that its financial results for the years ended December 31, 2002 and 2001, including certain interim quarters, would be restated to reflect certain adjustments with regard to deferred taxes. In addition to the restatement adjustments, certain reclassifications were made to prior period amounts to conform to the current-period presentation. See “Aurora management’s discussion and analysis of financial condition and results of operations” and the Aurora consolidated financial statements included elsewhere in this prospectus. The data presented below reflect these adjustments and reclassifications. The comparability of the selected financial data presented below is significantly affected by a change in accounting principles in 2002 and by the acquisitions and related financings completed by Aurora during its history. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period. You should read the information set forth below in conjunction with the information under “Aurora management’s discussion and analysis of financial condition and results of operations” and the Aurora consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Year ended December 31,
(In thousands)	2000	2001 (As restated)	2002 (As restated)	2003 (As restated)
Statement of operations data:
Net sales	$807,312	$826,359	$756,352	$714,107
Cost of goods sold	488,585	494,698	494,443	439,187

Gross profit	318,727	331,661	261,909	274,920

Brokerage, distribution and marketing expenses:
Brokerage and distribution	103,952	101,957	101,533	95,027
Consumer marketing	37,654	37,213	25,709	12,818

Total brokerage, distribution and marketing expenses	141,606	139,170	127,242	107,845
Amortization of intangibles	44,819	44,670	10,348	12,544
Selling, general and administrative expenses	50,080	58,035	58,991	54,795
Administrative restructuring and retention costs	—	—	—	7,913
Financial restructuring and divestiture costs	—	—	—	16,754
Goodwill and tradename impairment charges	—	—	67,091	238,812
Plant closure and asset impairment charges	—	—	53,225	(3,037)
Other financial, legal and accounting (income) expense	47,352	(3,789)	—	—
Columbus consolidation costs	6,868	723	—	—
Transition expenses	3,037	—	—	—

Total operating expenses	293,762	238,809	316,897	435,626

Operating income (loss)	24,965	92,852	(54,988)	(160,706)
Interest and financing expenses:
Interest expense, net	109,890	103,150	92,531	91,529
Excess-leverage fee	—	—	—	35,110
Adjustment of value of derivatives	—	10,641	12,050	1,444
Issuance of warrants	—	—	1,779	—
Amortization of deferred financing expense	3,016	3,468	7,667	4,726

Total interest and financing expenses	112,906	117,259	114,027	132,809

(Loss) before reorganization items, income taxes and cumulative effect of change in accounting	(87,941)	(24,407)	(169,015)	(293,515)

Reorganization items:
Interest earned on cash accumulating from Chapter 11 proceeding	—	—	—	(4)
Professional fees	—	—	—	1,187
Unamortized premium and financing costs on compromised debt	—	—	—	9,156

Total reorganization items	—	—	—	10,339

Loss before income taxes and cumulative effect of change in accounting	(87,941)	(24,407)	(169,015)	(303,854)
Income tax (expense) benefit	31,850	(58,574)	(115,918)	36,089

Net (loss) before cumulative effect of change in accounting	(56,091)	(82,981)	(284,933)	(267,765)
Cumulative effect of change in accounting net of tax of $5,722, $0, $21,466 and $0	(12,161)	—	(228,150)	—

Net (loss)	$(68,252)	$(82,981)	$(513,083)	$(267,765)

Balance sheet data:
Cash and cash equivalents	$525	$184	$12,904	$38,175
Working capital (excludes related party and current maturities of long-term debt)	72,805	8,191	36,569	36,717
Total assets	1,794,286	1,656,678	1,251,422	984,637
Total debt	1,105,428	1,041,901	1,086,639	684,293
Total liabilities	1,249,572	1,213,588	1,305,494	1,307,267
Shareholders’ equity (deficit)	544,714	443,090	(54,072)	(322,630)

AURORA MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The purpose of this section is to discuss and analyze the financial condition, liquidity and capital resources and results of operations of Aurora, prior to the Aurora Transaction. You should read the following discussion and analysis of Aurora’s financial condition and results of operations in conjunction with the historical financial information included in the Aurora consolidated financial statements and notes thereto included elsewhere in this prospectus. Unless we otherwise note, fiscal years in this discussion refer to Aurora’s December-ending fiscal years.

OVERVIEW

Aurora was a leading producer and marketer of premium branded food products including Duncan Hines baking mix products, Lender’s bagel products, Mrs. Butterworth’s and Log Cabin syrup products, Van de Kamp’s and Mrs. Paul’s frozen seafood products, Aunt Jemima frozen breakfast products, Celeste frozen pizza and Chef’s Choice frozen skillet meals. Aurora primarily competed in three industry segments: retail, foodservice and other distribution channels.

2003 RESTATEMENT

As a result of Aurora’s bankruptcy proceedings entered into in December 2003, Aurora was required to perform an interim impairment test of goodwill and other indefinite-lived intangible assets as the bankruptcy filing represented a triggering event as defined by SFAS No. 142 “Goodwill and Other Intangible Assets”. Subsequent to the issuance of Aurora’s December 31, 2003 financial statements, management determined that Aurora’s goodwill impairment charge related to the Lender’s, frozen breakfast and baking mixes and frostings reporting units was misstated due to errors in the independent valuation utilized in estimating the charge. Correction of the error resulted in additional pre-tax impairment charges of $18.3 million (net of tax, $10.2 million). The net impact of the restatement on reported operating results for the year ended December 31, 2003, was to increase Aurora’s operating loss and net loss by $18.3 million and $10.2 million, respectively.

2002 RESTATEMENT

Aurora reevaluated its deferred tax accounting and determined that its valuation allowance for net deferred tax assets, which had been recorded by Aurora at December 31, 2002, should have been recorded at December 31, 2001 and that Aurora should have provided for ongoing deferred tax liabilities subsequent to January 1, 2002 (the effective date of the adoption of SFAS No. 142) for certain of the differences between the book and tax amortization of Aurora’s goodwill and indefinite lived intangibles as defined by SFAS No. 142. The impact of the adjustments for the year ended December 31, 2001 was to increase income tax expense and net loss by $65.4 million. For the year ended December 31, 2002, the impact was to decrease tax expense by $30.9 million, increase the expense recorded for the cumulative effect of the change in accounting principle by $60.8 million, all of which increased the net loss by $29.9 million. These adjustments do not affect previously recorded net sales, operating income (loss) or past or expected future cash tax obligations. While provision for this deferred tax liability is required by existing accounting literature, these potential taxes may only become payable in the event that Aurora sells a brand at some future date for an amount in excess of both the tax basis of the brand at that time and the unexpired and unused net operating tax loss carryforwards (“NOL”). At December 31, 2003, Aurora’s NOL was in excess of $700 million and expires at various times through the year 2023, primarily after 2018. This balance does not reflect any potential future limitations on utilization of the NOL resulting from transactions currently being contemplated by Aurora nor any tax planning techniques available to Aurora.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The accounting policies utilized by Aurora in the preparation of its consolidated financial statements reflecting its financial position and results of operations necessarily require management to make estimates and use assumptions that affect the reported amounts in these financial statements and as a result they are subject to an inherent degree of uncertainty. Actual amounts may differ from those estimates under different assumptions or conditions and as additional information becomes available in future periods. Aurora’s accounting policies are in accordance with GAAP. The most significant accounting policies that involve a higher degree of judgment and complexity and that its management believes are important to a more complete understanding of its financial position and results of operations are outlined below. Additional accounting policies that are also used in the preparation of Aurora’s financial statements are outlined in the notes to Aurora’s consolidated financial statements included in this prospectus.

Customer returns, allowances and trade-promotional costs. Trade promotions and allowances represent significant expenditures for Aurora and are critical to the support of its business. Allowances and promotional expenses are given to customers to promote the sale of Aurora’s products. Such costs include, for example, amounts paid to obtain favorable display positions in retailers’ stores, amounts paid to incent retailers to offer temporary price reductions in the sale of Aurora’s products to consumers and amounts paid to customers for shelf space in retail stores (slotting fees). The total of all returns, allowances, price discounts and trade promotions (included in net sales) recorded during 2003 was approximately $266 million, compared to $324 million during 2002. These expenses have been reflected as a reduction of net sales in accordance with the Emerging Issues Task Force (“EITF”) 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” Amounts for customer returns, allowances and trade promotion are calculated, using estimated performance for specific events and recorded when the product is sold or in the period during which the promotions occur, depending on the nature of the allowance and event. Settlement of these liabilities typically occurs in subsequent periods through payment to a customer or deduction taken by a customer from amounts otherwise due to Aurora. As a result, the amounts are dependent on the relative success of the events and the actions and level of deductions taken by Aurora’s customers for amounts they determine are due to them. Final resolution of amounts appropriately deducted by customers may take extended periods of time.

Consumer coupons. Costs associated with the redemption of consumer coupons are recorded at the later of the time coupons are circulated or the related products are sold by Aurora, and are reflected as a reduction of net sales. The total cost for redemption of consumer coupons was approximately $11.1 million in 2003 and $11.2 million in 2002. Aurora’s liability for coupon redemption costs at the end of a period is based upon redemption estimates using historical trends experienced by Aurora. Costs associated with the production and insertion of Aurora’s consumer coupons are recorded as a component of consumer promotion expense.

Inventories. Inventories are valued at the lower of cost or market value and have been reduced by an estimated allowance for excess, obsolete and unsaleable inventories. The estimate is based on management’s review of inventories on hand and its age, compared to estimated future usage and sales.

Goodwill, intangible and other long-lived assets. Goodwill and other intangible assets are accounted for in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 142 requires the cessation of amortization of goodwill and other indefinite-lived intangibles. Aurora performs annual impairment tests for these assets as well as interim impairment tests in the event of certain triggering events. At the adoption of SFAS 142 on January 1, 2002, Aurora determined that, in addition to goodwill, Aurora’s tradenames are also indefinite-lived assets. The remaining intangible assets consisting primarily of formulas and recipes, and customer lists are classified as finite-lived assets and are being amortized over their remaining useful lives. Aurora periodically assesses the net realizable value of its other noncurrent assets, including property, plant and equipment, and recognizes an impairment if the recorded value of these assets exceeds the undiscounted cash flows expected in future periods.

Derivative financial instruments have been used by Aurora, as required by its senior secured debt agreement, to limit its exposure to significant increases in interest rates. As of December 31, 2003, Aurora was no longer a party to any derivatives.

Deferred tax assets have been recorded by Aurora in prior periods, a significant portion of which represented net operating loss carry forwards. Income tax expense primarily includes non-cash tax adjustments resulting from Aurora establishing a valuation allowance against its deferred tax assets, as Aurora is no longer able to reasonably estimate the period of reversal for deferred tax liabilities relating to certain goodwill and indefinite lived intangible assets as the result of the adoption of SFAS No. 142. As a result, Aurora may not rely on the reversal, if any, of deferred tax liabilities associated with these assets to realize the deferred tax assets. Due to cumulative losses as of December 31, 2001, Aurora could not rely, for accounting purposes, on forecasts of future earnings as a means to realize the deferred tax assets. Accordingly, Aurora has determined that, pursuant to the provisions of SFAS No. 109, deferred tax valuation allowances are required on those deferred tax assets. Aurora also continues to record deferred tax liabilities for the differences between the book and tax bases of certain goodwill and indefinite lived intangible assets.

Revenue recognition. Revenue is recognized upon shipment of product and transfer of title to customers.

ACCOUNTING CHANGES AND RECLASSIFICATIONS

Effective as of January 1, 2003, Aurora classified cash discounts taken by customers for prompt payment as a reduction of net sales, rather than as brokerage and distribution expense. Net sales for 2002 and 2001 were reduced by approximately $15.5 million and $15.8 million, respectively, as a result of this reclassification.

Effective January 1, 2001, Aurora adopted the provisions of Statement of Financial Accounting Standards No. 133 (“FAS 133”), Accounting for Derivative Instruments and Hedging Activities, and recorded a cumulative adjustment from adoption, net of tax, of $2.3 million in Other Comprehensive Loss.

Effective January 1, 2002, Aurora adopted the consensus reached in EITF 00-25 and 01-09, which required that certain items, which had been classified as trade promotions expense in prior years, be reclassified as reductions of net sales. Adoption of the consensus had no impact on cash flow or the reported amounts of operating income for any period. Following this change, all payments made by Aurora to direct and indirect customers to promote and facilitate the sale of Aurora’s products are reflected as reductions of net sales. Prior year amounts in the accompanying statement of operations have been reclassified to conform with this new presentation.

On January 1, 2002, Aurora adopted FAS 142. FAS 142 generally requires that (1) recorded amounts of goodwill no longer be amortized, on a prospective basis, (2) the amount of goodwill recorded on the balance sheet of Aurora be evaluated annually for impairment using a two-step method, (3) other identifiable intangible assets be categorized as to whether they have indefinite or finite lives, (4) intangibles having indefinite lives no longer be amortized on a prospective basis, and (5) the amount of intangibles having indefinite lives on the balance sheet of Aurora be evaluated at least annually for impairment using a one-step method.

During the first quarter of 2002, Aurora determined that all identifiable intangibles have definite lives with the exception of all of Aurora’s tradenames. Amortization of the tradenames ceased January 1, 2002 and the carrying values were tested for impairment as of that date using a one-step test comparing the fair value of the asset to its net carrying value. Aurora determined the fair value of the tradenames based on valuations performed by outside parties using the excess earnings approach. The fair value of all tradenames exceeded their net carrying value except for the Lender’s and Celeste tradenames. The net carrying value for these two tradenames was in excess of their fair value by $155.6 million, which was recorded, net of tax of $12.0 million, as a cumulative effect of a change in accounting principle.

The two-step method used to evaluate recorded amounts of goodwill for possible impairment involves comparing the total fair value of each reporting unit, as defined, to the recorded book value of the reporting unit. If the book value of the reporting unit exceeds the fair value of the reporting unit, a second step is required. The second step involves comparing the fair value of the reporting unit less the fair value of all identifiable net assets that exist (the “residual”) to the book value of goodwill. Where the residual is less than the book value of goodwill for the reporting unit, an adjustment of the book value down to the residual is required.

Results of the first step of Aurora’s impairment test of goodwill, completed during the second quarter of 2002, indicated goodwill impairment in two of Aurora’s reporting units. Independent valuations using the discounted cash flow and market comparable approaches indicated the fair value of each reporting unit exceeded the book value for each reporting unit except for Aurora’s seafood and Chef’s Choice businesses, primarily in the retail segment, due principally to changes in business conditions and performance relative to expectations at the time of acquisition. Based on the results of the first step, Aurora recorded an estimated goodwill impairment charge, as of January 1, 2002, for the seafood and Chef’s Choice reporting units, in the statement of operations as a cumulative effect of a change in accounting principle. The results from the first quarter of 2002 were restated in the second quarter to reflect this estimated charge.

Aurora completed the second step of its goodwill impairment test for the seafood and Chef’s Choice reporting units during the fourth quarter of 2002. The results of the second step indicated that the book value of goodwill for the seafood and Chef’s Choice reporting units, as of January 1, 2002, exceeded the fair value of those two reporting units, less the fair value of all identifiable net assets, by $94.1 million. Consequently, Aurora has recorded an additional charge in the statement of operations as a cumulative effect of a change in accounting principle. The final goodwill impairment charge of $94.1 million, net of tax of $9.5 million, has been recorded in the statement of operations as a cumulative effect of a change in accounting principle effective as of January 1, 2002. The results from the first quarter of 2002, previously restated in Aurora’s Form 10-Q for the second quarter, are further restated below to reflect the final goodwill impairment charge associated with the adoption of FAS 142.

The adoption of FAS 142 resulted in total impairment charges to goodwill and tradenames of $249.6 million, which has been recorded, net of tax of $21.5 million, as a cumulative effect of a change in accounting principle, effective as of January 1, 2002.

Effective January 1, 2002, with the adoption of FAS 142, Aurora reclassified $1.6 million of other intangibles to goodwill to comply with new intangible asset classification guidelines in FAS 142.

The following schedule shows net loss and net loss per share adjusted to exclude Aurora’s amortization expense related to goodwill and indefinite lived intangibles (net of tax effects) as if such amortization expense had been discontinued in 2001 (in thousands):

	Fiscal year ended December 31,
(In thousands)	2001	2002	2003
Reported net loss available to common stockholders before cumulative effect of change in accounting	$(84,234)	$(286,286)	$(269,100)
Add back:
Goodwill amortization	20,074	—	—
Intangible amortization	13,255	—	—
Adjusted net loss available to common stockholders	(50,905)	(286,286)	(269,100)

Basic and diluted loss per share available to common stockholders:
Reported net loss	$(1.16)	$(3.90)	$(3.48)
Add back:
Goodwill amortization	0.28	—	—
Intangible amortization	0.18	—	—
Adjusted net loss	(0.70)	(3.90)	(3.48)

RESULTS OF OPERATIONS

Consolidated statements of operations

All data for 2003 and 2002 have been presented on a restated basis. See Note 2 to the Aurora consolidated financial statements included elsewhere in this prospectus for discussion on the restatement.

In 2003 and 2002, Aurora managed its business in three operating segments, which are based on the distribution of its products: retail, foodservice and other distribution channels, as described in Note 24 to the Aurora consolidated financial statements included elsewhere in this prospectus. This organization structure was put in place following Aurora’s consolidation of administration in St. Louis, Missouri in late 2000. The following discussion and analysis of the results of operations, comparing 2003 to 2002 and 2002 to 2001, is based on those segments and that organization structure where appropriate. References in the discussion to market, category or segment sales, market share and market positions reflect U.S. retail supermarket information for the 52-week period ended in late December 2003, 2002 and 2001, as gathered by IRI. It should be noted that beginning in fiscal 2001, this IRI information no longer includes sales by Wal-Mart and its affiliates who accounted for approximately 17%, 18% and 14% of Aurora’s net sales in 2003, 2002 and 2001, respectively.

Year ended December 31, 2003 compared to the year ended December 31, 2002

The following tables set forth the results of operations for the periods indicated as well as line items as a percentage of net sales. Certain amounts from prior years have been reclassified to conform to Aurora’s current year presentation.

	Year ended December 31,
(in thousands)	2001 (As restated)	2002 (As restated)	2003 (As restated)
Statement of operations:
Net sales	$826,359	$756,352	$714,107
Cost of goods sold	(494,698)	(494,443)	(439,187)

Gross profit	331,661	261,909	274,920

Brokerage, distribution and marketing expenses:
Brokerage and distribution	(101,957)	(101,533)	(95,027)
Consumer marketing	(37,213)	(25,709)	(12,818)

Total brokerage, distribution and marketing expenses	(139,170)	(127,242)	(107,845)
Amortization of intangibles	(44,670)	(10,348)	(12,544)
Selling, general and administrative expenses	(58,035)	(58,991)	(54,795)
Administrative restructuring, retention, and divestiture costs	—	—	(7,913)
Financial restructuring costs	—	—	(16,754)
Goodwill and tradename impairment charges	—	(67,091)	(238,812)
Plant closure and asset impairment charges	—	(53,225)	3,037
Other financial, legal, accounting and consolidation costs	3,066	—	—

Total operating expenses	(238,809)	(316,897)	(435,626)

Operating (loss) income	92,852	(54,988)	(160,706)
Interest and financing expenses:
Interest expense, net	(103,150)	(92,531)	(91,529)
Excess-leverage fee	—	—	(35,110)
Adjustment of value of derivatives	(10,641)	(12,050)	(1,444)
Issuance of warrants	—	(1,779)	—
Amortization of deferred financing expense	(3,468)	(7,667)	(4,726)

Total interest and financing expense	(117,259)	(114,027)	(132,809)
Loss before reorganization items, income taxes and cumulative effect of change in accounting	(24,407)	(169,015)	(293,515)
Reorganization items:
Interest earned on cash accumulating from Chapter 11 proceeding	—	—	4
Professional fees	—	—	(1,187)
Deferred financing fees and premium related to compromised debt	—	—	(9,156)

Total reorganization items	—	—	(10,339)

Loss before reorganization items, income taxes and cumulative effect of change in accounting	(24,407)	(169,015)	(303,854)
Income tax (expense) benefit	(58,574)	(115,918)	36,089

Net loss before cumulative effect of change in accounting	(82,981)	(284,933)	(267,765)
Cumulative effect of change in accounting, net of tax of $21,466 in 2002	—	(228,150)	—

Net loss	$(82,981)	$(513,083)	$(267,765)

	Year ended December 31,
(As percentages of net sales)	2001 (As restated)	2002 (As restated)	2003 (As restated)
Statement of operations:
Net sales	100.0%	100.0%	100.0%
Cost of goods sold	(59.9)	(65.4)	(61.5)

Gross profit	40.1	34.6	38.5

Brokerage, distribution and marketing expenses:
Brokerage and distribution	(12.3)	(13.4)	(13.3)
Consumer marketing	(4.5)	(3.4)	(1.8)

Total brokerage, distribution and marketing expenses	(16.8)	(16.8)	(15.1)
Amortization of goodwill and other intangibles	(5.4)	(1.4)	(1.8)
Selling, general and administrative expenses	(7.0)	(7.8)	(7.7)
Administrative restructuring, retention and divestiture costs	—	—	(1.1)
Financial restructuring costs	—	—	(2.3)
Goodwill and tradename impairment charges	—	(8.9)	(33.4)
Plant closure and asset impairment charges	—	(7.0)	0.4
Other financial, legal and accounting and consolidation items	0.3	—	—

Total operating expenses	(28.9)	(41.9)	(61.0)

Operating (loss) income	11.2	(7.3)	(22.5)
Interest and financing expense:
Interest expense, net	(12.5)	(12.2)	(12.8)
Excess leverage fees	—	—	(4.9)
Adjustment of value of derivatives	(1.3)	(1.6)	(0.2)
Issuance of warrants	—	(0.2)	—
Amortization of deferred financing expense	(0.4)	(1.0)	(0.7)

Total interest and financing expenses	(14.2)	(15.0)	(18.6)

Loss before reorganization items, income taxes and cumulative effect of change in accounting	(3.0)	(22.3)	(41.1)
Reorganization items:
Interest earned on cash accumulating from Chapter 11 proceeding	—	—	—
Professional fees	—	—	(0.2)
Deferred financing fees and premium related to compromised debt	—	—	(1.2)

Total reorganization items	—	—	(1.4)

Loss before income taxes and cumulative effect of change in accounting	(3.0)	(22.3)	(42.5)
Income tax (expense) benefit	(7.0)	(15.4)	5.0

Net loss before cumulative effect of change in accounting	(10.0)	(37.7)	(37.5)
Cumulative effect of change in accounting, net of tax	—	(30.1)	—

Net loss	(10.0)%	(67.8)%	(37.5)%

Results for the year ended December 31, 2002, include pretax adjustments of $20.1 million principally from changes in estimates, which included net sales adjustments of $17.7 million, principally for trade promotion costs, along with a charge to cost of sales of approximately $1.0 million for unresolved inventory disputes and $1.1 million charged to selling, general and administrative costs, principally associated with executive severance.

Operating results by segment were as follows:

	Year ended December 31,
(In thousands)	2002	2003
Net sales:
Retail	$591,045	$550,034
Foodservice	59,305	62,950
Other	106,002	101,123

Total	$756,352	$714,107

Segment contribution and operating income:
Retail	$171,533	$193,948
Foodservice	20,936	24,190
Other	26,572	26,087

Segment contribution	219,041	244,225
Fixed manufacturing costs	(84,374)	(77,150)
Amortization of goodwill and other intangibles	(10,348)	(12,544)
Selling, general and administrative expenses	(58,991)	(54,795)
Administrative restructuring, retention and divestiture costs	—	(7,913)
Financial restructuring costs	—	(16,754)
Goodwill and tradename impairment charges	(67,091)	(238,812)
Plant closure and asset impairment charges	(53,225)	3,037

Operating (loss) income	$(54,988)	$(160,706)

Net sales. Net sales in 2003 decreased $42.3 million, or 5.6% to $714.1 million in 2003 from $756.4 million in 2002. Total unit volume was down 9.0% during 2003 versus the prior year. In the retail segment, volume declined 11.6% from the prior year, primarily in Duncan Hines, bagels, and syrup. Aurora’s shipments to its retail customers lagged consumption as the trade reduced inventory levels and overall weeks supply versus the prior year. Duncan Hines volumes decreased 9.3% and net sales decreased by a similar percentage due to increased competitive activity. Net sales of syrup products decreased 10.2% due to the impact of a transition to an everyday low price strategy and increased spending on consumer marketing due to the introduction of a competitor’s new product. Lender’s bagels net sales decreased 9.7% from prior year due to decreases in frozen and fresh bagel sales, offset by increases in sales of refrigerated bagels.

Foodservice net sales increased $3.6 million from prior year levels primarily as a result of an increase in unit volume of 9.6% over prior year. This increased volume was primarily due to increased shipments of Duncan Hines and Aunt Jemima products. Net sales in other distribution channels decreased $4.9 million, primarily due to weak sales of baking and syrup products in drug, discount, and convenience stores, offset by increased sales of private label bagels.

Gross profit. Gross profit increased $13.0 million or 5.0% to $274.9 million in 2003 from $261.9 million in 2002. Gross profit in 2003 as compared to 2002 was impacted by the decline in net sales in 2003 and the net sales adjustments in the prior year. Gross profit was positively impacted by reduced trade spending and decreased slotting expenses. In addition, reduced costs in syrup production as production was moved from contract manufacturers to a Company owned facility and cost savings resulting from the closings of the Yuba City and West Seneca facilities also were favorable to gross profit, offset by increases in certain ingredient costs. Aurora recorded expenses of $10.0 million in 2003 for excess and obsolete inventory, as compared to $10.8 million in 2002. The 2002 charges were recorded principally in the third and fourth quarters, due to inventory which had become aged, primarily due to certain distribution losses in seafood and declining sales of certain Chef’s Choice products, as well as Aurora’s transition plan to reduce operating complexity, reduce inventories and eliminate a significant number of low volume product offerings. Depreciation expense in 2003 decreased to $20.1 million, a decrease of approximately $7.9 million over 2002, primarily due to the closings of the Yuba City, California and West Seneca, New York facilities and retiring idle assets. The cost of raw materials was lower with price decreases in breads, dairy, seafood and packaging materials, offset in part by higher costs of flour, oils and shortening, and vegetables. Gross profit as a percentage of net sales increased to 38.5% in 2003 from 34.6% in 2002, as cost of goods sold decreased 11.2% and net sales declined by 5.6% as described above.

Brokerage and distribution expenses. Brokerage and distribution expenses decreased $6.5 million, or 6.4% in 2003 to $95.0 million, due to lower inventory levels, resulting in reduced inventory storage costs at third party distribution facilities and savings from facility consolidations, offset by higher per unit freight costs resulting from higher fuel costs.

Consumer marketing expenses. Consumer marketing expenses, which include the costs of advertising and other events and expenses to promote Aurora’s products directly with the consumer, decreased $12.9 million or 50.1% to $12.8 million in 2003 from $25.7 million in 2002. This decrease was due to the lower levels of spending in 2003 on seafood, bagel and baking products including less media advertising and reduced couponing activity as Aurora introduced fewer new products in 2003.

Amortization expense. Amortization expense increased $2.2 million, primarily due to amortization of the Chef’s Choice trademark, which was not being amortized during 2002. During the fourth quarter of 2002, Aurora determined that this trademark had a finite life and it is now being amortized over a three-year period.

Selling, general and administrative expenses. Selling, general and administrative expenses decreased $4.2 million to $54.8 million in 2003 from $59.0 million in 2002. The decrease was principally due to corporate staff reductions and reduction in market research and share data as Aurora reduced expenditures for these items, offset by increases in incentive compensation and bad debt expense.

Administrative restructuring, retention and divestiture costs. Approximately $5.6 million was recorded during 2003 for the cost of corporate staff reductions of approximately 75 through terminations and elimination of open positions. Affected employees are receiving severance pay in accordance with Aurora’s policies. In addition, retention bonuses were awarded to certain key employees if they remained with Aurora through June 1, 2004, which are being charged to expense ratably over that period. Aurora also incurred approximately $2.4 million of legal, accounting and investment banking costs related to the divestiture process. These costs were expensed during 2003 due to the uncertainty that a divestiture transaction would be completed.

Financial restructuring costs. As of December 8, 2003 (bankruptcy filing date), Aurora had incurred approximately $16.8 million of legal, consulting, and investment banking costs related to the restructuring efforts. In addition, Aurora incurred approximately $1.2 million of professional fees from the bankruptcy filing date through December 31, 2003, which are reflected as reorganization items on the consolidated statement of operations.

Goodwill and tradename impairment charges. Aurora completed its impairment tests for goodwill and other indefinite-lived intangible assets in December 2003. Based on the results of those tests, a pre-tax charge of $238.8 million was recorded for goodwill impairment for three of its business units. See Note 8 to the Aurora consolidated financial statements included elsewhere in this prospectus.

Plant closure and asset impairment charges. Approximately $3.0 million was recorded as a result of an adjustment to the recorded liabilities due to higher than expected proceeds from the disposition of the assets at the Yuba City, California, facility and the reinstatement of assets previously anticipated to be sold. The remaining liability as of December 31, 2003 is less than $0.1 million and is expected to be paid during 2004.

Interest and financing expenses. Net interest expense, decreased to $91.5 million in 2003 from $92.5 million in 2002 primarily due to the bankruptcy filing as of December 8, 2003, which stayed the interest related to all debt except the senior secured debt. This benefit was offset in part by increases in the margin that Aurora pays above floating market rates pursuant to its senior secured debt agreement, as amended, higher levels of indebtedness from the additional financing obtained in June 2002, and the increase in the interest rates to the post-default interest rates beginning in September 2003.

In addition, Aurora recorded $35.1 million of excess leverage and asset sale fees related to the senior secured debt agreement, as amended, as the October 13, 2003 amendment to the senior secured debt agreement required payment of the entire amount unless all outstanding obligations pursuant to the agreement were repaid on or prior to March 31, 2004. As the date of the consummation of the plan was not known as of December 31, 2003, Aurora recorded the full amount of the excess leverage fees as of December 31, 2003.

Net market adjustments associated with Aurora’s derivative instruments, which were not effective as hedges as determined by FAS 133, resulted in $1.4 million of expense in 2003, compared to $12.1 million in 2002.

Amortization of deferred financing expenses decreased $2.9 million from $7.7 million in 2002 to $4.7 million in 2003. During the second quarter of 2002, Aurora expensed approximately $1.9 million of previously deferred financing costs related to credit agreement amendments, which were replaced by the June 27, 2002 amendment. During the fourth quarter of 2002, Aurora expensed approximately $1.9 million of deferred financing costs related to the June 27, 2002 credit agreement amendment that was replaced by the February 21, 2003 amendment.

Income tax expense. Aurora recorded a net income tax benefit in 2003 of $36.1 million as compared to income tax expense of $115.9 million in 2002. An income tax benefit of approximately $58.2 million was recorded related to the goodwill impairment charge of $238.8 million. Offsetting this benefit was income tax expense of approximately $22.1 million recorded for the year primarily due to non-cash tax adjustments to establish a valuation allowance against the deferred tax assets, as it was no longer reasonable to estimate the period of reversal, if any, for deferred tax liabilities related to certain goodwill and indefinite lived intangible assets as the result of the adoption of FAS 142. No additional income tax benefit associated with the pre-tax loss was recorded during 2003.

Cumulative effect of change in accounting. Effective January 1, 2002, Aurora adopted FAS 142, Goodwill and Other Intangible Assets. As a result, Aurora recorded a cumulative effect of a change in accounting principle of $228.2 million, net of tax in the accompanying statement of operations.

Year ended December 31, 2002 compared to the year ended December 31, 2001

The following tables set forth the results of operations for the periods indicated as well as line items as a percentage of net sales. Certain amounts from prior years have been reclassified to conform to Aurora’s current year presentation.

	Year ended December 31,
(In thousands)	2000	2001 (As restated)	2002 (As restated)
Statement of operations:
Net sales	$807,312	$826,359	$756,352
Cost of goods sold	(488,585)	(494,698)	(494,443)

Gross profit	318,727	331,661	261,909

Brokerage, distribution and marketing expenses:
Brokerage and distribution	(103,952)	(101,957)	(101,533)
Consumer marketing	(37,654)	(37,213)	(25,709)

Total brokerage, distribution and marketing expenses	(141,606)	(139,170)	(127,242)
Amortization of intangibles	(44,819)	(44,670)	(10,348)
Selling, general and administrative expenses	(50,080)	(58,035)	(58,991)
Goodwill and tradename impairment charges	—	—	(67,091)
Plant closure and asset impairment charges	—	—	(53,225)
Other financial, legal and accounting income (expense)	(47,352)	3,789	—
Columbus consolidation costs	(6,868)	(723)	—
Transition expenses	(3,037)	—	—

Total operating expenses	(293,762)	(238,809)	(316,897)

Operating (loss) income	24,965	92,852	(54,988)

Interest and financing expenses:
Interest expense, net	(109,890)	(103,150)	(92,531)
Adjustment of value of derivatives	—	(10,641)	(12,050)
Issuance of warrants	—	—	(1,779)
Amortization of deferred financing expense	(3,016)	(3,468)	(7,667)

Total interest and financing expenses	(112,906)	(117,259)	(114,027)

Loss before income taxes and cumulative effect of change in accounting	(87,941)	(24,407)	(169,015)
Income tax (expense) benefit	31,850	(58,574)	(115,918)

Net loss before cumulative effect of change in accounting	(56,091)	(82,981)	(284,933)
Cumulative effect of change in accounting, net of tax of $5,722, $0 and $21,466, respectively	(12,161)	—	(228,150)

Net loss	$(68,252)	$(82,981)	$(513,083)

	Year ended December 31,
(As percentages of net sales)	2000	2001 (As restated)	2002 (As restated)
Statement of operations:
Net sales	100.0%	100.0%	100.0%
Cost of goods sold	(60.5)	(59.9)	(65.4)

Gross profit	39.5	40.1	34.6

Brokerage, distribution and marketing expenses:
Brokerage and distribution	(12.9)	(12.3)	(13.4)
Consumer marketing	(4.6)	(4.5)	(3.4)

Total brokerage, distribution and marketing expenses	(17.5)	(16.8)	(16.8)
Amortization of goodwill and other intangibles	(5.6)	(5.4)	(1.4)
Selling, general and administrative expenses	(6.2)	(7.0)	(7.8)
Goodwill and tradename impairment charges	—	—	(8.9)
Plant closure and asset impairment charges	—	—	(7.0)
Other financial, legal and accounting income (expense)	(5.9)	0.5	—
Columbus consolidated costs	(0.8)	(0.1)	—
Transition expenses	(0.4)	—	—

Total operating expenses	(36.4)	(28.8)	(41.9)

Operating (loss) income	3.1	11.3	(7.3)

Interest and financing expense:
Interest expense net	(13.6)	(12.5)	(12.2)
Adjustment of value of derivatives	—	(1.3)	(1.6)
Issuance of warrants	—	—	(0.2)
Amortization of deferred financing expense	(0.4)	(0.4)	(1.0)

Total interest and financing expenses	(14.0)	(14.2)	(15.0)

Loss before income taxes and cumulative effect of change in accounting	(10.9)	(2.9)	(22.3)
Income tax (expense) benefit	3.9	(7.1)	(15.3)

Net loss before cumulative effect of change in accounting	(7.0)	(10.0)	(37.6)
Cumulative effect of change in accounting, net of tax	(1.5)	—	(30.2)

Net loss	(8.5)%	(10.0)%	(67.8)%

Results for the year ended December 31, 2002 include pretax adjustments of $20.1 million recorded during the first quarter of 2002 principally from changes in estimates. These adjustments consisted primarily of net sales adjustments of $17.7 million, principally for trade-promotion costs, along with a charge to cost of sales of approximately $1.0 million for unresolved inventory disputes and $1.1 million charged to selling, general and administrative costs, principally associated with an executive’s severance. The trade-promotion adjustments were a result of updated evaluations of Aurora’s reserves and assumptions for such costs. Settlement of trade-promotion costs has historically occurred when a customer deducts, from amounts otherwise due to Aurora, amounts the customer determines are due to it. Final resolution of the amounts appropriately deducted has taken extended periods of time. Aurora is in the process of changing its promotion payment strategies to reduce both the amounts that are settled through subsequent deduction by its customers and the resulting estimation required in establishing appropriate reserves for incurred costs.

Operating results by segment were as follows:

	Year ended December 31,
(In thousands)	2001	2002
Net sales:
Retail	$662,138	$591,045
Foodservice	59,526	59,305
Other	104,695	106,002

Total	$826,359	$756,352

Segment contribution and operating income:
Retail	$211,926	$171,533
Foodservice	23,875	20,936
Other	29,506	26,572

Segment contribution	265,307	219,041
Fixed manufacturing costs	(72,816)	(84,374)
Amortization of goodwill and other intangibles	(44,670)	(10,348)
Selling, general and administrative expenses	(58,035)	(58,991)
Goodwill and tradename impairment charges	—	(67,091)
Plant closure and asset impairment charges	—	(53,225)
Other financial, legal, accounting, consolidation items, net	3,066	—

Operating (loss) income	$92,852	$(54,988)

Net sales. Net sales in 2002 decreased $70.0 million, or 8.5% from 2001, as a result of increased trade spending levels, the first quarter adjustments discussed above and unfavorable mix of products and distribution channel sales as a result of higher sales of lower priced products. Net sales in 2002 as compared to 2001 were impacted by retail volume decreases of approximately 2.4% in seafood products, bagels, frozen pizza, skillet meals and syrups, which were offset in part by increased volume sales of frozen breakfast and baking products. The seafood sales decline resulted from stronger than expected industry sales of private label shrimp, which reduced sales and consumption of traditional fish products during the Lent season. Shrimp prices were significantly below historical levels. These seafood declines in the Mrs. Paul’s brand were offset by sales of its new shrimp bowl meals, resulting in no volume change for the brand. However, Aurora reduced its seafood consumer marketing and advertising in 2002 and increased trade spending, primarily to place and promote the new shrimp bowls, which lowered net sales. Lender’s bagel volume was down 12.4% as increased sales of refrigerated bagels were more than offset by lower frozen and fresh sales. The decline in frozen pizza sales is due to Aurora not offering the magnitude of certain promotional events in 2002, as compared to 2001. Skillet meals net sales were lower due to significant market segment contraction as a result of increased competition from other meal segments. Sales of syrup products decreased from the prior year on slightly lower volume, unfavorable product mix and increased trade expenses, which are reflected in net sales. Retail frozen breakfast products volume increased 7.8% primarily due to increased pancake and waffle sales and favorable product pricing in comparison to major competitors. Duncan Hines volumes increased 7.5%, however net sales dollars were relatively flat due to product mix and increased promotional costs. Foodservice net sales decreased $0.2 million from prior year levels primarily as a result of a decline in sales of bagel products offset in part by increased sales of frozen breakfast products. Net sales in other distribution channels increased $1.3 million, primarily due to increased sales of baking and syrup products in drug, discount, and convenience stores and increased private label seafood and bagel sales. This was offset in part by lower volume sales of higher than average per unit seafood products in club stores, principally due to distribution losses.

Gross profit. Gross profit decreased $69.8 million or 21.0% to $261.9 million in 2002 from $331.7 million in 2001. In addition to the previously described first quarter adjustments, gross profit in 2002 as compared to 2001 was impacted by the decline in net sales described above. In addition, gross profit was impacted by a shift in the mix of sales to lower margin products, increased inventory obsolescence costs and additional depreciation expenses associated with capital expenditures, offset in part by reduced costs in syrup production as production was moved from contract manufacturers to an owned facility, reduced overall raw materials prices and reduced manufacturing costs as a result of closing the West Seneca, New York facility. Aurora recorded expenses of $10.8 million in 2002 for excess and obsolete inventory, as compared to $2.9 million in 2001. These charges were recorded primarily in the third and fourth quarters, due to inventory which had become aged, primarily due to certain distribution losses in seafood and declining sales of certain Chef’s Choice products, as well as Aurora’s transition plan to reduce operating complexity, reduce inventories and eliminate a significant number of low volume product offerings. Depreciation expense in 2002 increased to $28.0 million, an increase of approximately $1.3 million over 2001, primarily due to capital expenditures. The cost of raw materials was lower with price decreases in meats, dairy, vegetables, bread, corrugate packaging materials and significant cost savings on purchases of seafood and shrimp raw materials, offset in part by higher costs of flour, oils and shortening, flavorings and plastic packaging materials. The 2001 results included one-time gains associated with the renegotiation of employee benefits at the West Seneca, New York facility, and with the termination of an unprofitable contract production agreement. Gross profit as a percentage of net sales declined from 40.1% in 2001 to 34.6% in 2002, as cost of goods sold remained relatively flat and net sales declined as described above.

Brokerage and distribution expenses. Brokerage and distribution expenses decreased $0.4 million in 2002 to $101.5 million, due to decreases in brokerage expenses of approximately $1.8 million as Aurora increased the level of off-invoice trade allowances in 2002 which lowered brokerage commissions, offset in part by increased warehousing costs of $1.2 million as average inventory levels increased during 2002 as compared to 2001.

Consumer marketing expenses. Consumer marketing expenses, which include the costs of advertising and other events and expenses to promote Aurora’s products directly with the consumer, decreased $11.5 million or 30.9% to $25.7 million in 2002 from $37.2 million in 2001. This decrease was due to the lower levels of spending in 2002 on seafood, bagel and syrup products that was redeployed to trade spending reflected in net sales.

Amortization expense. Amortization expense decreased $34.3 million due to the elimination of amortization of goodwill and certain other intangible assets following the adoption of SFAS 142. See Note 3 to the Aurora consolidated financial statements included elsewhere in this prospectus.

Selling, general and administrative expenses. Selling, general and administrative expenses increased $1.0 million to $59.0 million in 2002 from $58.0 million in 2001. The increase was principally due to severance costs associated with a former executive officer, additional expense associated with an arbitration settlement and increased compensation related expenses due to increased headcount as compared to 2001. These amounts were offset in part by decreases in expenses for incentive compensation, market research and share data as Aurora reduced expenditures for these items and negotiated lower rates, decreased depreciation and decreases in expenses for relocation and consulting services.

Goodwill and tradename impairment charges. Aurora completed its annual impairment tests for goodwill and other indefinite-lived intangible assets as of December 31, 2002. Based on the results of those tests, Aurora recorded a charge of $67.1 million for goodwill and tradename impairment for three of its business units. See Note 8 to the consolidated financial statements included elsewhere in this prospectus.

Plant closure and asset impairment charges. During the second quarter, Aurora closed its West Seneca, New York, Lender’s bagel manufacturing facility and recorded charges of $32.4 million in 2002. During the fourth quarter of 2002, Aurora announced its intention to close its Yuba City, California facility and recorded a charge of $6.7 million. During the fourth quarter of 2002, Aurora completed a strategic assessment of its existing capacity in relation to Aurora’s future operational plans. Based upon that assessment, Aurora recorded a charge of approximately $14.1 million in the statement of operations for fixed assets determined to be permanently impaired. The impaired fixed assets represent a broad range of fixed assets across all business lines located at various facilities. See Note 13 to the Aurora consolidated financial statements included elsewhere in this prospectus.

Operating income. Operating income decreased $147.8 million in 2002 as compared to 2001. Operating income in 2002 was impacted negatively by the goodwill and tradename impairment charges and plant closure and asset impairment charges, offset in part by reduced amortization expense in 2002 resulting from the adoption of SFAS No. 142. Excluding the impact of those items, operating income declined $61.8 million in 2002 as compared to 2001, which is primarily due to increased trade spending levels and the impact of the first quarter charge.

Interest and financing expenses. Net interest expense, decreased to $92.5 million in 2002 from $103.2 million in 2001 primarily due to lower interest rates on variable rate debt as compared to the prior year. This benefit was offset in part by increases in the margin that Aurora pays above floating market rates pursuant to its senior secured debt agreement, as amended, and higher levels of indebtedness from the additional financing obtained in June 2002.

The benefit of lower interest rates to Aurora is partially limited by Aurora’s interest rate swap agreement and interest rate collar agreement. The interest rate swap agreement functions to lock the interest rate on $150 million of debt at a LIBOR rate of 6.01% plus the applicable margin paid by Aurora on its senior secured debt. The interest rate collar agreement functions to lock the interest rate on $150 million of debt at a LIBOR rate of 6.5% plus the applicable margin paid by Aurora on its senior secured debt when the three-month LIBOR rate is less than 4.55% or between 5.38% and 7.40%.

Net market adjustments associated with Aurora’s derivative instruments, which were not effective as hedges as determined by SFAS 133, resulted in $12.1 million of expense in 2002, compared to $10.6 million in 2001. See Note 17 to the Aurora consolidated financial statements included elsewhere in this prospectus.

During 2002, Aurora expensed $1.8 million related to the value of warrants issued on May 1, 2002. See Note 10 to the Aurora consolidated financial statements included elsewhere in this prospectus.

Amortization of deferred financing expenses increased $4.2 million to $7.7 million in 2002, compared to $3.5 million in 2001. During the second quarter of 2002, Aurora expensed approximately $1.9 million of previously deferred financing costs related to credit agreement amendments which were replaced by the June 27, 2002 amendment. During the fourth quarter, Aurora expensed approximately $1.9 million of deferred financing costs related to the June 27, 2002 credit agreement amendment that was replaced by the February 21, 2003 amendment.

Income tax expense. As restated, Aurora recorded income tax expense of $115.9 million in 2002 as compared to $58.6 million in 2001. The increase was due primarily to non-cash tax adjustments to increase the existing valuation allowance against the deferred tax assets, as Aurora is no longer able to reasonably estimate the period of reversal, if any, for deferred tax liabilities related to certain goodwill and indefinite lived intangible assets as the result of the adoption of SFAS 142. As a result, Aurora may not rely on the reversal of deferred tax liabilities associated with these assets as a means to realize the deferred tax assets, which represent net operating loss carry forwards. Accordingly, Aurora has determined that, pursuant to the provisions of SFAS 109, deferred tax valuation allowances are required on those deferred tax assets. Aurora continues to record deferred tax liabilities for the differences between the book and tax bases of certain goodwill and indefinite lived intangible assets. See Notes 2 and 18 to the Aurora consolidated financial statements included elsewhere in this prospectus.

Cumulative effect of change in accounting. Effective January 1, 2002, Aurora adopted SFAS 142, Goodwill and Other Intangible Assets. As a result, Aurora recorded a cumulative effect of a change in accounting principle of $228.2 million, net of tax in the accompanying statement of operations. See Note 3 to the Aurora consolidated financial statements included elsewhere in this prospectus.

PLANT CLOSURE CHARGES

On May 2, 2002, Aurora announced its intention to close its West Seneca, New York, Lender’s bagel manufacturing facility. As a result of this decision, production at West Seneca ceased on May 31, 2002, with the formal closing on July 2, 2002. The closing resulted in the elimination of all 204 jobs. Affected employees received severance pay in accordance with Aurora’s policies and union agreements. Aurora recorded charges of $32.4 million during 2002 in connection with the shutdown of the West Seneca facility. The non-cash portion of the charges was approximately $28.2 million and is attributable to the write-down of property, plant and equipment, with the remaining $4.2 million of cash costs related to severance and other employee related costs of $3.0 million, and other costs necessary to maintain and dispose of the facility of $1.2 million. During the year ended December 31, 2003, Aurora had paid approximately $0.1 million of severance and other employee related costs and $0.6 million of other costs for disposal of the facility. Adjustments of $0.1 million were made in 2003 to recorded liabilities and there are no remaining liability as of December 31, 2003.

On October 30, 2002, Aurora announced its intention to close its Yuba City, California facility where Aurora manufactured specialty seafood and Chef’s Choice products. As a result of this decision, production at the Yuba City facility ceased in early 2003. The closing resulted in the elimination of all 155 jobs. Affected employees received severance pay in accordance with Aurora’s policies. As a result Aurora recorded a charge of $6.7 million during the fourth quarter of 2002. The non-cash portion of the charge of approximately $4.9 million is attributable to the write-down of property, plant and equipment. The remaining $1.8 million of cash costs is related to severance and other employee related costs of $0.9 million and other costs necessary to maintain and dispose of the facility of $0.9 million. During the year ended December 31, 2003, Aurora paid $0.9 million in severance and other employee related costs and $0.6 million in facility related costs. Approximately $2.7 million was recorded as an adjustment to the recorded liabilities and recorded in plant closures on the consolidated statement of operations as a result of higher than expected proceeds from the disposition of the assets and the reinstatement of assets previously anticipated to be sold. The majority of the remaining liability of $0.4 million as of December 31, 2003, is expected to be paid during 2004.

LIQUIDITY AND CAPITAL RESOURCES

Cash flows for the year ended December 31, 2003 and December 31, 2002

For the year ended December 31, 2003 Aurora generated cash of $40.0 million from operating activities compared to using $15.9 million for the year ended December 31, 2002. The $55.9 million increase in cash generation primarily resulted from better operating performance in 2003 and a $45.5 million increase in cash from working capital. Aurora’s operating loss of $160.7 million includes non-cash charges of $270.5 million for depreciation and amortization, goodwill and tradename impairment charges and plant closure charges. Aurora’s operating loss of $55.0 million in 2002 included non-cash charges of $154.2 million for depreciation and amortization, goodwill and tradename impairment charges and plant closure and asset impairment charges. The increase in operating income, net of the above non-cash charges, was $10.6 million. This increase was primarily due to improved trade spending efficiency and cost reductions, offset in part by price increases for certain raw materials and costs of fuel.

Aurora generated $22.4 million from changes in working capital in 2003, as compared to using $23.1 million in 2002. The decline in inventory balances by $27.0 million and the increase in accrued expenses by $33.1 million were significant sources of cash during 2003. Aurora strived to lower inventory balances to more reasonable levels by decreased purchases and by discontinuing the use of outside warehouses. In addition, accrued expenses increased due to the increase in accrued interest expenses as these costs were not being paid on a timely basis. The increase in accounts receivable balances by $12.8 million and the decrease in accounts payable by $17.5 million were significant uses of cash during 2003. Accounts receivable balances increased as Aurora discontinued the receivable sales facility as of November 15, 2003. Accounts payable balances decreased as more vendors required advance payment due to the pending bankruptcy. Historical seasonal changes in working capital requirements are still to be expected.

Net cash used in investing activities for the year ended December 31, 2003 was $6.4 million compared to $18.9 million during 2002. In 2003, capital expenditures were only $8.5 million, compared to 2002 capital expenditures of $23.1 million, of which $8.1 million related to Aurora’s St. Elmo, Illinois syrup production facility and distribution center. In 2003, Aurora received proceeds of $2.1 million from the sale of assets at the Yuba City, California facility. In 2002 Aurora received proceeds of $4.2 million from the sales of assets, primarily related to its West Seneca, New York facility, which was closed during the year.

Aurora continues to be highly leveraged, however, certain of its prepetition obligations have been stayed as a result of the bankruptcy petition filed on December 8, 2003. At December 31, 2003, Aurora has outstanding approximately $1.09 million in aggregate principal amount of indebtedness for borrowed money, only a portion of which will be required to be repaid in cash by Aurora under the terms of the reorganization plan. The degree to which Aurora is leveraged has resulted in significant cash interest expense and principal repayment obligations and such interest expense may increase with respect to its senior secured credit facility based upon changes in prevailing interest rates. This leverage has, and may, among other things, affect the ability of Aurora to obtain additional financing, or adjust to changing market conditions.

Cash flows for the year ended December 31, 2002 and December 31, 2001

For the year ended December 31, 2002, Aurora used cash of $15.9 million from operating activities compared to $89.3 million generated by operations in the year ended December 31, 2001. The $105.2 million decline in cash generation primarily resulted from poorer operating performance in 2002 and a $54.9 million net swing in cash used for working capital. Aurora’s operating loss of $55.0 million in 2002 included non-cash charges of $154.2 million for depreciation and amortization, goodwill and tradename impairment charges and plant closure and asset impairment charges. The 2001 operating income of $92.8 million included depreciation and amortization charges of $76.7 million. The reduction in operating income, net of the above non-cash charges, was $70.3 million. This decline was primarily due to higher trade spending in 2002 and the first quarter adjustments.

Aurora used $23.1 million for working capital in 2002, as compared to the $31.8 million generated in 2001. The net swing in cash used for accounts payable of $50.3 million accounted for a majority of the change in cash used in 2002.

Accounts payable balances declined by $27.4 million as production levels in the latter part of 2002 were significantly lower than in 2001. In addition, in 2002 Aurora utilized its revolving credit agreement to reduce its accounts payable balance. Reduction of accrued expenses, primarily for bonus accruals in 2002 and promotional and coupon marketing programs in 2001 was a significant use of cash in both years. Conversely, reductions in accounts receivable served as a significant source of liquidity.

Net cash used in investing activities for the year ended December 31, 2002 was $18.9 million compared to $24.9 million during 2001. In 2002, capital expenditures were $23.1 million, of which $8.1 million related to Aurora’s St. Elmo, Illinois syrup production facility and distribution center. In 2002 Aurora received proceeds of $4.2 million from the sales of assets, primarily related to its West Seneca, New York facility which was closed during the year. Capital expenditures for 2001 totaled $25.0 million, of which approximately $10 million represented an investment in the St. Elmo facility.

In light of the lower amount of cash provided by operations in 2002, on June 27, 2002, Aurora secured commitments for $62.6 million, before discounts, of additional financing. The financing consisted of $37.6 million (before discount of $2.6 million) from Aurora’s senior secured lenders and $25.0 million (before a cash discount of $0.75 million) from certain entities affiliated with Aurora’s major shareholders. These funds were used for general operating purposes including providing working capital. At December 31, 2002, Aurora’s debt principally consisted of $663.9 million of senior secured debt, $400.0 million of subordinated notes and the $25.0 million of senior unsecured notes. During 2002, Aurora made $38.0 million in scheduled amortization payments on its senior secured debt and increased its borrowings under the revolver by $25.9 million.

Aurora used the cash generated from operations in 2001 to reduce its debt. During 2001, Aurora made $33.0 million in scheduled amortization payments on its senior debt and reduced its borrowings under the revolver by $32.3 million. In addition, it reduced its sales of receivables by a net $5.3 million to $33.3 million at December 31, 2001.

EXISTING SENIOR CREDIT FACILITIES AND RECEIVABLES SALES FACILITY

Aurora’s historical sources of liquidity, in addition to cash generated by operations, were its revolving credit facility under its senior secured lending agreement and its ongoing sale of receivables under its receivable sales facility.

In connection with the Restructuring, Aurora elected not to pay the $8.8 million interest payment due on July 1, 2003 on the 1998 Notes, which resulted in a default under its debt agreements. Aurora entered into an Amendment and Forbearance, dated as of June 30, 2003 (the “June Bank Amendment”), with lenders holding more than 51% of the term loan and revolving credit facility borrowings under the Senior Secured Debt Facility (the “Requisite Lenders”). The June Bank Amendment included a forbearance by the Requisite Lenders under the Senior Secured Debt Facility providing that such lenders would not exercise any remedies available under any of the Loan Documents (as such term is defined in the Senior Secured Debt Facility) solely as a result of any potential or actual event of default arising under the terms of the Senior Secured Debt Facility by virtue of Aurora’s failure to make the scheduled interest payment on the 1998 Notes. As a result of this non-payment, Aurora has classified all outstanding debt as current liabilities.

Subsequently, also in connection with the Restructuring, Aurora elected not to pay the $9.8 million interest payment due on August 15, 2003 on the 1997 Notes, which resulted in a default under its debt agreements. Subsequent to entering into the June Bank Amendment, Aurora entered into two other forbearance agreements with the Requisite Lenders with respect to its election to withhold payment of interest when due on each series of its outstanding Senior Subordinated Notes. On July 30, 2003, Aurora entered into an Amendment, Forbearance and Waiver (the “July Bank Amendment”) that (i) extended the original forbearance granted under the June Bank Amendment, (ii) provided for the forbearance by the Requisite Lenders from exercising remedies under the Senior Secured Debt Facility arising from the potential failure to pay interest on the Senior Subordinated Notes and (iii) provided for a waiver of any default under the Senior Secured Debt Facility arising from the failure by Aurora to conduct certain conference calls with, and provide certain progress reports to the Requisite Lenders with respect to Aurora’s asset sales. Additionally, on July 31, 2003, Aurora entered into a forbearance agreement with noteholders possessing a majority of the outstanding principal amount of the Senior Subordinated Notes whereby such noteholders agreed to forbear from exercising any remedies available to them under any of the indentures governing the Senior Subordinated Notes solely as a result of any potential or actual event of default arising by virtue of Aurora’s failure to make any scheduled interest payments on the Senior Subordinated Notes. By their terms, both forbearance agreements expired on September 15, 2003.

Since the expiration of the forbearance agreements on September 15, 2003, the Requisite Lenders and the holders of the Senior Subordinated Notes have continued to forbear from exercising remedies available to them under any of the indentures, except for the senior lenders’ right to receive the Post-Default interest rate (as such term is defined in the Senior Secured Debt Facility) on Aurora’s senior indebtedness. The Post-Default interest rates are 2% per annum in excess of interest rates otherwise payable on base rate loans, as defined. The Post-Default interest rates continued in effect until December 8, 2003, the commencement of the bankruptcy proceeding.

The 2002 restatement (as discussed in Note 2 to Aurora’s consolidated financial statements included elsewhere in this prospectus) would have resulted in a technical default under the Senior Secured Debt Facility. However, on August 14, 2003, Aurora entered into a Waiver and Forbearance with the Requisite Lenders, which (i) extended the forbearance granted under both the June Bank Amendment and the July Bank Amendment through September 15, 2003, and (ii) provided for a waiver of any default under the Senior Secured Debt Facility arising in connection with any failure by Aurora to deliver financial statements prepared in conformity with GAAP (as a result of the restatement) and without a “going concern” qualification for the fiscal years ended December 31, 2002 and 2001, as well as interim months and quarters.

In connection with the execution of the Letter of Intent, Aurora entered into an Amendment and Forbearance with the Requisite Lenders that, among other things, provided for (i) a reduction in the leverage and asset sale fees under the Senior Secured Debt Facility to an aggregate of $15 million in the event that certain conditions are satisfied, including the payment in full in cash of Aurora’s obligations under the Senior Secured Debt Facility by March 31, 2004, (ii) an increase in the leverage and asset sale fees under the Senior Secured Debt Facility to 5.25% of the aggregate amount outstanding in the event that the Senior Secured Debt Facility is not paid in full by March 31, 2004, and (iii) the forbearance by the Requisite Lenders from exercising remedies under the Senior Secured Debt Facility arising from Aurora’s failure to make interest payments on its Senior Subordinated Notes or failure to make principal payments under the Senior Secured Debt Facility. By its terms, the forbearance agreement expired on December 1, 2003, or earlier upon the happening of certain other events.

The second major source of effective financing for Aurora was its receivable sales facility. In April 2000, Aurora entered into an agreement to sell, on a periodic basis, specified accounts receivable in amounts of up to $60 million. The facility has subsequently been amended to reduce the maximum amount of receivable sales to $29.2 million and expired on December 15, 2003. Under terms of the receivable sales agreement, receivables have been sold at a discount that effectively yields an interest rate to the purchaser of prime plus 2.5% to 3.0%. Aurora sold receivables on a weekly or twice weekly basis and had the ability to sell additional receivables as previously sold receivables were collected. As such, the receivables sale facility effectively acted in a manner similar to a secured revolving credit facility, although it is reflected on the balance sheet as a reduction in accounts receivable and not as debt since the credit risk associated with the collection of accounts receivable sold has been transferred to the purchaser.

CONTINGENCIES

Please see Note 21 to the Aurora consolidated financial statements included elsewhere in this prospectus for a discussion of certain contingencies.

INTEREST RATE AGREEMENTS

In accordance with the senior bank facilities, Aurora was required through November 1, 2002, to use derivative instruments to the extent necessary to provide that, when combined with Aurora’s senior subordinated notes, at least 50% of Aurora’s aggregate indebtedness is subject to either a fixed interest rate or interest rate protection agreements.

At December 31, 2003, Aurora was no longer a party to any interest rate agreements. Aurora’s fixed to floating interest rate swap agreement with a notional amount of $150 million expired on March 17, 2003, when Aurora made a final payment to the counterparty, JP Morgan Chase Bank, for $1.7 million. Aurora’s interest rate collar agreement was converted into a fixed bank note of $7.7 million which was equal to the fair market value of the collar agreement as of the bankruptcy filing date and will be repaid upon completion of the Restructuring.

Risks associated with the interest rate agreements include those associated with changes in market value and interest rates.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

In December 2003, the SEC issued Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. SAB No. 104 revises or rescinds portions of interpretative guidance on revenue recognition. SAB No. 104 became effective immediately upon release and requires registrants to either restate prior periods or report a change in accounting principle. The adoption of SAB No. 104 did not have an impact on the consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 will be adopted by Aurora for financial instruments entered into or modified after May 31, 2003. Due to the restructuring, Aurora is still evaluating the impact of the adoption of SFAS No. 150 on its financial condition.

In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” and Interpretation of FASB Statements Nos. 5, 57 and 107 and recession of FASB Interpretation No. 34. FIN 45 requires: (1) the guarantor of debt to recognize a liability, at the inception of the guarantee, for the fair value of the obligation undertaken in issuing this guarantee, (2) indirect guarantees of debt to be recognized in the financial statements of the guarantor and (3) the guarantor to disclose the background and nature of the guarantee, the maximum potential amount to be paid under the guarantee, the carrying value of the liability associated with the guarantee and any recourse of the guarantor to recover amounts paid under the guarantee from third parties. FIN 45 rescinds all the provisions of FIN 34, “Disclosure of Indirect Guarantees of Indebtedness of Others,” as it has been incorporated into the provisions of FIN 45. The provisions of FIN 45 are effective for all guarantees issued or modified subsequent to December 31, 2002. The disclosure requirements of FIN 45 are effective for the financial statements of interim and annual periods ending after December 15, 2002. Aurora does not have any significant commitments within the scope of FIN 45, except as disclosed in the footnotes to the Aurora consolidated financial statements included elsewhere in this prospectus.

In June 2002, FASB issued SFAS No. 146 (“SFAS No. 146”), “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the EITF has set forth. The scope of SFAS No. 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. Aurora will account for any divestiture activities in fiscal 2003 or future periods in accordance with SFAS No. 146.

HISTORY/SUBSEQUENT EVENTS

On February 11, 2000, Aurora’s board of directors, after discussions with Aurora’s independent accountants, formed a special committee to conduct an investigation into Aurora’s accounting policies. Prior to the issuance of Aurora’s financial statements as of and for the year ended December 31, 1999, it was determined that the results reported in Aurora’s Form 10-K as of and for the years ended December 31, 1998 as well as the unaudited interim results reported in Aurora’s Forms 10-Q as of and for the periods ended September 30, 1998, March 31, 1999, June 30, 1999 and September 30, 1999 were misstated. Upon further investigation, it was determined that liabilities that existed for certain trade-promotion and marketing activities and other expenses (primarily sales returns and allowances, distribution and consumer marketing) were not properly recognized as liabilities and that certain assets were overstated (primarily accounts receivable, inventories and fixed assets). In addition, certain activities were improperly recognized as sales. As a result, financial statements as of and for the year ended December 31, 1998 as well as the unaudited quarterly financial data as of and for the interim periods ended September 30, 1998, March 31, 1999, June 30, 1999 and September 30, 1999 were restated.

During 2000, Aurora was served with 18 complaints in purported class action lawsuits filed in the U.S. District Court for the Northern District of California alleging that, among other things, as a result of accounting irregularities, Aurora’s previously issued financial statements were materially false and misleading and thus constituted violations of federal securities laws by Aurora and certain officers and directors. Certain current and former directors were also named in a derivative lawsuit alleging breach of fiduciary duty, mismanagement and related causes of action based upon Aurora’s restatement. Stipulations of settlement for the securities class action and derivative lawsuits were entered into in March 2001 to fully resolve, discharge and settle the claims made in each respective lawsuit. Under the terms of the agreement, Aurora was required to pay the class members $26 million in cash and $10 million in common stock of Aurora. For more information, see Note 22 to the Aurora consolidated financial statements included elsewhere in this prospectus.

The staff of the SEC and the U.S. Attorney for the Southern District of New York also initiated investigations relating to the events that resulted in the restatement of Aurora’s financial statements for prior periods. On January 23, 2001 the U.S. Attorney announced indictments alleging financial accounting fraud against members of former management and certain former employees of Aurora. Each of the individuals indicted pled guilty to the charges against them. The U.S. Attorney did not bring charges against Aurora. Aurora entered into a cooperation agreement with the U.S. Attorney, confirming that it would implement an extensive compliance program and consented to the entry of an order by the SEC in connection with a civil action requiring compliance with requirements for accurate and timely reporting of quarterly and annual financial results and maintenance of internal control procedures.

In April 2003, Aurora announced that it had restructured its corporate organization and reduced its corporate staff by approximately 75 positions through terminations and the elimination of open positions. Pursuant to such restructuring, affected employees would receive severance pay in accordance with Aurora’s policies and retention bonuses would be awarded to certain key employees who remained with Aurora through June 1, 2004. Aurora expects the restructuring and staff reductions to result in a charge of approximately $7.0 million over future quarters and estimates that the cash impact in 2003 will be approximately $5.0 million.

At Aurora’s May 6, 2003 annual meeting of stockholders, all nominees for the board of directors were elected, authorization to grant the board of directors the authority to effect a reverse stock split at one of three ratios as described in the proxy was approved and the proposed amendment to Aurora’s 2000 equity incentive plan to increase the number of shares of common stock for issuance under the Plan and to increase the number of shares that may be granted to any participant in any one calendar year was approved. In light of the Restructuring and the delisting of the common stock, Aurora’s proposal for a reverse stock split is not being pursued.

In May 2003, Aurora’s production facility in Jackson, Tennessee, was damaged by a tornado. The damage is covered by insurance and has not resulted in any significant impact on shipments, customer service or production.

On July 2, 2003, the New York Stock Exchange (“NYSE”) announced that it was suspending the listing of Aurora’s common stock as a direct result of Aurora’s announcement regarding the restructuring. On August 15, 2003, the SEC granted the application of the NYSE for removal. Aurora’s common stock is now quoted on the OTC Bulletin Board under the ticker symbol “AURF.”

On August 14, 2003, Aurora announced that it was restating its financial results for the years ended December 31, 2002 and 2001, including certain interim quarters, to reflect certain adjustments with regard to deferred taxes. In addition to the restatement adjustments, certain reclassifications were made to prior-period amounts to conform to the current-period presentation.

On December 8, 2003, Aurora and its subsidiary filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. Aurora and its subsidiary remain in possession of their assets and properties and continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

For a discussion of certain subsequent events related to Aurora’s existing credit facilities and receivables facilities, see “—Liquidity and capital resources.”

BUSINESS

OUR BUSINESS

We are a leading manufacturer and marketer of high-quality, branded convenience food products. Our products and operations are managed and reported in two operating segments: frozen foods and dry foods. We had net sales for the last twelve months, or LTM, ended September 25, 2005 of $1,236.2 million. The frozen foods segment, which accounts for 53.3% of our LTM net sales, consists primarily of Swanson frozen dinners and entrees; Van de Kamp’s and Mrs. Paul’s frozen seafood; Aunt Jemima frozen breakfasts and Lender’s bagels. The dry foods segment, which accounts for 46.7% of our LTM net sales, consists primarily of Vlasic pickles, peppers and relish; Duncan Hines baking mixes and frostings and Mrs. Butterworth’s and Log Cabin syrups and pancake mixes. Our major brands hold leading market positions in their respective retail markets and enjoy high consumer awareness. Through our managed broker network, our products reach all traditional classes of trade, including grocery wholesalers and distributors, grocery stores and supermarkets, convenience stores, mass and drug merchandisers and warehouse clubs.

INDUSTRY OVERVIEW

The U.S. food manufacturing industry has historically been characterized by relatively stable sales growth based on modest price and population increases. Over the past several years, consolidation activity in the food manufacturing industry has been driven primarily by businesses making strategic acquisitions to complement category positions, maximize economies of scale in raw material sourcing and production and expand retail distribution, while shedding non-core business lines. In recent years food manufacturers have capitalized on an increasing desire by households, particularly dual-income, single-family and active-lifestyle consumers, for convenience and variety by introducing innovative, high-quality food products and complete meal solutions. Food manufacturers have also taken advantage of the growing trends toward away-from-home eating by increasing their sales to the foodservice channel, which supplies restaurants, schools, hospitals and other institutions. We believe that these trends will continue to represent growth opportunities for food manufacturers.

Frozen foods

Frozen dinners and entrees. The frozen dinners and entrees category had $3.6 billion in retail sales, an increase of 1.3%. Through our Hungry-Man and Swanson Dinners brands, we compete in the $2.2 billion single-serve, full-calorie dinners and entrees segment of this category, which has increased 0.7%.

Frozen prepared seafood. The frozen prepared seafood category consists of “fin products,” such as pollock and salmon, and “non-fin products,” primarily shrimp. This category had approximately $576 million in retail sales. The frozen prepared seafood category increased by 0.1%. Our Mrs. Paul’s and Van de Kamp’s brands compete in the frozen prepared seafood category.

Frozen breakfast. The frozen breakfast category consists of the frozen waffles, pancakes, French toast and breakfast entrees segments. This category had $1.1 billion in retail sales, an increase of 3.2% over the prior year period, driven primarily by an increased focus on new product innovation and new entrants to the category. Through our Aunt Jemima brand, we compete in all four segments.

Bagels. The scannable bagel category consists of the frozen bagels, refrigerated bagels and fresh bagels segments, comprising 10.5%, 10.0% and 79.5% of the category, respectively. The scannable bagel category had retail sales of $553 million, a decline of 0.3%. Our Lender’s brand competes in all three segments. Frozen and refrigerated bagel market sales have declined 8.7% and 14.1%, respectively, while shelf stable bagel market sales have increased 3.1%. The decline in frozen bagel sales is driven by consumers replacing frozen bagel purchases with purchases of fresh bagels and other, more innovative frozen breakfast products. As a result, retailers have reduced shelf space and distribution for frozen bagels, further contributing to the decline in the frozen bagel segment.

Dry foods

Baking mixes and frostings. The baking mixes and frostings category, which has historically exhibited stable consumption, had approximately $1.3 billion in retail sales, a decrease of 1.2% over the prior year period. The baking mixes and frostings category primarily consists of the following five key product segments, with the corresponding retail sales volume percentages: cake mix (25.0%), ready-to-serve frostings (19.5%), brownie mix (16.8%), muffin mix (15.8%) and cookie mix (4.5%). Our Duncan Hines brand competes in all five of these segments. The remaining 18.4% of the retail sales volume is in small product segments such as dessert mixes, quick breads and specialty mixes.

Pickles, peppers and relish. The pickles, peppers and relish category is large and stable, with approximately $1 billion of retail sales in each of the past five years. Shelf-stable pickles is the largest segment of the category, with $493 million in retail sales, followed by peppers ($279 million), refrigerated pickles ($129 million) and relish ($115 million). Of retail shelf-stable pickle segment sales, approximately 72% represents sales of branded pickles, and the remaining 28% represents sales of private label pickles. Our Vlasic brand competes in all four segments. We believe that the pickles, peppers and relish category will continue to demonstrate a relatively stable level of retail sales.

Syrup. The syrup category had $483 million in retail sales, which represents a decline of approximately 2.5%. The syrup category consists of four major brands—Aunt Jemima, Mrs. Butterworth’s, Log Cabin and Eggo—as well as numerous private label and regional brands. Market share is driven largely by pricing, as the syrup consumer is extremely price sensitive. Of retail syrup category sales, approximately 78.5% represents sales of branded syrup, and the remaining 21.5% represents sales of private label syrup.

OUR COMPETITIVE STRENGTHS

We believe that our competitive strengths include the following:

Strong brands with leading market positions

We are a large competitor in the food industry, with $1.2 billion in LTM net sales and a diverse portfolio of brands. We offer a broad mix of well-recognized food products that, we believe, consumers purchase reasonably independently of economic cycles. Most of our brands enjoy long histories, high consumer awareness and national retail distribution.

The following table outlines the leadership position of our major brands in their respective categories as of September 25, 2005:

Category	Category size	Major brands	Market position	Market share
Frozen dinners and entrees(1)	$2.2 billion	Hungry-Man
		Swanson Dinners	#3	12.6%
Frozen prepared seafood	$576 million	Van de Kamp’s	#2	14.3%
		Mrs. Paul’s	#3	9.8%
Frozen breakfast	$1.1 billion	Aunt Jemima	#3	13.7%
Bagels	$553 million	Lender’s	#2	15.8%
Baking mixes and frostings	$1.3 billion	Duncan Hines	#2	19.8%
Pickles, peppers and relish	$1.0 billion	Vlasic	#1	17.9%
Syrups	$483 million	Log Cabin	#2	9.6%
		Mrs. Butterworth’s	#3	9.4%

(1)	Single-serve, full-calorie frozen dinners and entrees.

Strong, stable and diversified cash flows

We are a significant food industry competitor, with over $1.2 billion in LTM net sales. In addition, because the type of food products we manufacture generally do not require significant capital expenditures, our products generate significant cash flows. We believe that the size and diversity of our product portfolio, when combined with the consumption stability of the food products industry in general, provides us with strong, stable and diverse cash flows that we intend to utilize to reduce leverage and reinvest in our brands.

Proven management team

The 11 members of our senior management team, led by C. Dean Metropoulos, have an average of more than 15 years of industry experience and a history in the food industry of successfully acquiring and integrating companies and delivering strong operating performance through brand-building initiatives and a continuing focus on achieving cost savings. C. Dean Metropoulos has significant entrepreneurial food industry experience, having founded and run Stella Foods, Inc., one of the largest producers of specialty cheeses in the United States, and was subsequently instrumental in the acquisition and sale of The Morningstar Group, International Home Foods, Ghirardelli Chocolates, Mumm and Perrier Jouet Champagnes and Hillsdown Holdings. C. Dean Metropoulos and the rest of the Pinnacle management team will continue to lead our company and execute our long-term plan for continued profitability and growth.

OUR STRATEGY

Realize significant synergies from the merger of two complementary businesses

The combination of Pinnacle and Aurora has brought together complementary businesses and created a substantially larger food company with opportunities for significant cost savings and revenue-enhancement through:

•	Consolidating sales and general and administrative functions. We believe that we will be able to achieve significant annual cost savings by consolidating sales and marketing forces, streamlining overlapping support functions (e.g., finance and accounting) and reducing redundant general and administrative expenses.

•	Optimizing supply chain and manufacturing operations. We believe that cost savings can be achieved in manufacturing by reducing headcount, improving yields through waste and downtime minimization and reducing overhead expenses. In addition, we have identified cost-saving opportunities through optimization and consolidation of our manufacturing facilities, logistics, distribution networks and product development processes.

•	Improving broker and retailer relationships. We believe that our larger scale will provide us with greater leverage with our brokers and retail customers. Our expanded scale, distribution network and portfolio of product offerings should serve to strengthen our relationships with brokers and retailers. For example, as retailers consolidate, they prefer suppliers that can provide consumer-favored brands, a full line of products, comprehensive merchandising programs and national distribution networks that ensure efficient supply-chain economies and continuity of supply.

Continue to revitalize our well-known brands

We believe that opportunities exist to generate further long-term, sustainable growth in the revenue and profitability of our brands by building on the progress we have made in our Hungry-Man and Vlasic brands. We are investing in and reinvigorating the brands we acquired in the Aurora Transaction, which we believe posed many of the same challenges as did the Hungry-Man and Vlasic brands when we acquired them in 2001. We are employing many of the same strategies that were successful in revitalizing the Hungry-Man and Vlasic brands in our re-launch of the brands we acquired in the Aurora Transaction. Specifically, we are focusing on the following re-launch efforts:

•	Package redesign. The re-launch of the brands acquired in the Aurora Transaction includes redesign of the existing packaging for the seafood brands, Aunt Jemima breakfast products, syrup brands and Lender’s bagel products.

•	Product innovation and quality improvements. We have launched several new items across all the categories in which we compete and have improved the quality of Lender’s bagel products, Aunt Jemima frozen breakfasts and many of our frozen seafood items.

•	Consumer marketing. Marketing support for the brands acquired in the Aurora Transaction was skewed towards trade promotions, with trade-promotion spending representing 94% of Aurora’s marketing spending, compared to the industry average of 59%. We intend to utilize the savings from reducing trade-promotion spending to reinvest in improving product quality, new product innovation and consumer marketing to revitalize the brands.

Grow and optimize brand portfolio

We believe that the food manufacturing industry will continue to experience consolidation as competitors shed non-core business lines and make strategic acquisitions to complement category positions. We intend to complement the organic growth of our existing brand portfolio with selective acquisitions. In addition, we are currently evaluating the combined brand portfolio and may choose to rationalize certain brands over time. We will pursue acquisitions in a disciplined manner and only to the extent they meet stringent evaluative criteria, which include strong brand recognition and the opportunity to achieve financial and operating cost synergies. We have invested significantly in a scalable infrastructure positioned to maximize the level of operating synergies we can achieve through add-on acquisitions. We will also utilize the extensive and varied experience of our senior management team, which has demonstrated its ability to identify new market opportunities, build brands and complete add-on acquisitions in the food industry with other platform companies.

OUR PRODUCTS

Our product portfolio consists of a diverse mix of product lines and leading well-recognized brands. Our major brands hold leading market positions in their respective retail markets and enjoy high consumer awareness. Through our managed broker network, our products reach all traditional classes of trade, including grocery wholesalers and distributors, grocery stores and supermarkets, convenience stores, mass and drug merchandisers and warehouse clubs. We also distribute most of our products through foodservice and private label channels.

Frozen foods

Dinners and entrees. Our dinners and entrees product line consists primarily of products sold in the United States and Canada under the Swanson and Hungry-Man brands. As a complement to our major brands (Hungry-Man and Swanson Dinners), our frozen dinner offerings also include Swanson Pot Pies and Swanson Hearty Bowls sold in Canada. The Swanson brand enjoys a strong heritage, dating back over 50 years to its introduction of The Original TV Dinner in 1953. Our Hungry-Man and Swanson Dinners brands collectively represent the third-largest brand in the $2.2 billion single-serve, full-calorie dinners and entrees segment.

Prepared seafood. Our frozen prepared seafood product line, marketed primarily under the Van de Kamp’s and Mrs. Paul’s brands, includes breaded and battered fish sticks and fish fillets, “healthy” breaded fish, grilled fish fillets, breaded shrimp, shrimp bowls and specialty seafood items, such as crab cakes and clam strips. The Van de Kamp’s and Mrs. Paul’s brands hold the number two (14.3%) and the number three (9.8%) market share positions among the branded products, respectively, of the $576 million frozen prepared seafood category. The Van de Kamp’s brand dates back to 1915 and the Mrs. Paul’s franchise began in the mid-1940s.

Frozen breakfast. Our breakfast product line consists of waffles, pancakes, French toast and breakfast entrees marketed under the Aunt Jemima brand. The Aunt Jemima brand was established over a century ago and, with a 13.7% share, is currently the number three brand in the $1.1 billion frozen breakfast category.

Bagels. Our bagel product line consists primarily of Lender’s packaged bagels, which we distribute among all scannable sections of the grocery store (i.e., the frozen, refrigerated and the fresh bread aisles). Founded in 1927, Lender’s ranks number two in scannable bagels, with a 15.8% share of the $553 million scannable bagel category. Our Lender’s bagels are offered in a variety of styles, including Lender’s Original and New York Style Frozen Bagels, Lender’s refrigerated and Lender’s fresh bagels.

Other frozen foods. We market frozen pizza under the Celeste brand, which dates back to the 1930s. Celeste is positioned as a homemade, authentic Italian meal at an affordable price. We had previously sold skillet meals, which are complete entrees in a single package that can be cooked in a skillet in less than fifteen minutes, under the Chef’s Choice brand. The Chef’s Choice brand, which was sold primarily to one customer, was discontinued in the fourth quarter of 2004.

Dry foods

Baking mixes and frostings. Our baking mixes and frostings product line consists primarily of Duncan Hines cake mixes, ready-to-serve frostings, brownie mixes, muffin mixes and cookie mixes. Duncan Hines is a national premium brand that was introduced in 1956 and, with a 19.8% share, is the number two brand in the $1.3 billion baking mixes and frostings category. We position Duncan Hines as a national premium brand that appeals to the consumer who wants a “quality, good as homemade” baking product. All Duncan Hines products are produced by contract manufacturers.

Pickles, peppers and relish. Our pickle, pepper and relish product lines consist primarily of pickle, pepper and relish products sold nationally under our Vlasic brand (96% of branded sales) and pickles sold regionally under the Milwaukee’s and Wiejske Wyroby brands (4% of branded sales). Our Vlasic brand was introduced over 60 years ago, and we believe that the Vlasic brand, together with our trademark Vlasic stork, enjoy strong consumer awareness. Vlasic, with a 31.0% share (nearly twice that of its nearest branded competitor), is the leading and only national brand in the $493 million shelf-stable pickle segment of the $1.0 billion pickles, peppers and relish category.

Our Vlasic pickle products are offered primarily in dill, sweet and bread-and-butter flavors and in a wide array of forms, such as whole, baby wholes, spears, chips and slices. We offer over 30 different flavors and cuts of pickles. The Vlasic cut pepper product offering consists of four types of peppers in varying heat levels to cover the sweet, mild and hot consumer preferences. Vlasic also offers six other whole pepper varieties, such as jalapeno and pepperoncini. The Vlasic relish product offering consists of a full line of relish products in a variety of flavors including Dill, Mild Sweet and Fancy Sweet.

Syrups and pancake mixes. Our syrup and pancake mixes product line consists primarily of products marketed under our Log Cabin and Mrs. Butterworth’s brands. Our syrup line consists of original, lite and sugar-free varieties. Log Cabin was introduced in 1888 and is the only national branded syrup that contains real maple syrup. Mrs. Butterworth’s was introduced in 1962 and, with its distinctive grandmother-shaped bottle, appeals to families with children. In the $483 million table-syrup category, Log Cabin and Mrs. Butterworth’s hold the number two (9.6%) and number three (9.4%) market share positions, respectively. We also sell pancake mix under the Mrs. Butterworth’s brand.

Other dry foods. We market a complete line of barbeque sauce products under our Open Pit brand, which was introduced in 1955. We sell this product line primarily to retail customers in core Midwest markets where we have the number two position with 20.7% market share.

MARKETING, SALES AND DISTRIBUTION

Our marketing programs consist of advertising, consumer promotions and trade promotions. Our advertising consists of television, newspaper and magazine advertising aimed at increasing consumer awareness and trial of our brands. Consumer promotions include free trial offers, targeted coupons and on-package offers to generate trial usage and increase purchasing frequency. Our trade promotions focus on obtaining retail feature and display support, discounting to achieve key price points and securing retail shelf space. We continue to shift our marketing efforts toward building long-term brand equity through consumer advertising and trial generation promotions rather than through trade spending.

We sell a majority of our products in the United States through a single national broker with whom we have a long term working relationship. In Canada, we use two brokers to distribute the majority of our products. We employ other brokers for the foodservice, military, club and convenience channels. We manage our brokers through our company employees in regional sales offices located in Arkansas and Ontario, Canada. Through this managed broker network, our products reach all traditional classes of trade including grocery wholesalers and distributors, grocery stores and supermarkets, convenience stores, mass and drug merchandisers and warehouse clubs.

Due to the different demands of distribution for frozen, refrigerated and shelf-stable products, we maintain separate distribution systems. Our frozen product warehouse and distribution network consists of 27 locations. Frozen products are distributed by means of three owned and operated warehouses at our Fayetteville, Arkansas, Mattoon, Illinois, and Jackson, Tennessee plants. In addition, we utilize seven distribution centers and seven consignment distribution centers in the United States and two distribution centers in Canada, all of which are owned and operated by third-party logistics providers. We plan to discountine use of two of the distribution centers in the United States by the end of 2005. We currently ship frozen products from two specialty locations which provide special packaging and from two co-packers of finished goods. We also maintain inventory in four overflow warehouses. Vlasic refrigerated pickles are distributed directly from cold storage warehouses at our pickle manufacturing facilities. Dry foods products are distributed through a system of eight distribution sites in the United States that include two warehouses that are owned and operated by us in Millsboro, Delaware and St. Elmo, Illinois, and six other locations which are owned and operated by third-party logistics providers. We also distribute dry products from one leased distribution center in Canada and maintain a total of six overflow warehouses for dry products. In each third-party operated location, the provider receives, handles, and stores product. Our distribution system uses a combination of common carrier trucking and inter-modal rail transport. We believe that the sales and distribution network is scalable and has the capacity to support substantial increases in volume.

INGREDIENTS AND PACKAGING

We believe that the ingredients and packaging used to produce our products are readily available through multiple sources. PFGI’s ingredients typically account for approximately 44% of our cost of products sold, and primarily include cucumbers, chicken, beef, turkey, corn syrup, flour, sugar, fish, shrimp, eggs, cheese, vegetable oils and shortening. PFGI’s packaging costs, primarily for glass jars, plastic trays, corrugated fiberboard and plastic packaging materials, typically account for approximately 15% of our cost of products sold.

MANUFACTURING AND FACILITIES

We own and operate the following eight manufacturing facilities:

Facility location	Principal products	Facility size

Fayetteville, Arkansas	Frozen foods	335,000 square feet

Omaha, Nebraska (1)	Frozen foods	275,000 square feet

Imlay City, Michigan	Pickles, peppers, relish	344,000 square feet

Millsboro, Delaware	Pickles, peppers, relish	460,000 square feet

Jackson, Tennessee	Frozen breakfast	302,000 square feet

Frozen pizza

Mattoon, Illinois	Bagels	215,000 square feet

Erie, Pennsylvania (2)	Frozen seafood	116,000 square feet

St. Elmo, Illinois	Syrup	250,000 square feet

(1)	Facility closed as of the first quarter 2005.

(2)	Facility closure in progress.

On April 7, 2004, we made and announced our decision to permanently close our Omaha, Nebraska production facility, as part of our plan of consolidating and streamlining production activities after the Aurora Transaction. Production from the Omaha plant, which manufactured Swanson frozen entree retail products and frozen foodservice products, has been relocated to our Fayetteville, Arkansas and Jackson, Tennessee production facilities. Activities related to the closure of the plant were completed in the first quarter of 2005 and resulted in the elimination of 411 positions in Omaha.

On April 29, 2005, we made and announced our decision to permanently close our Erie, Pennsylvania production facility, as part of our plan of consolidating and streamlining production activities after the Aurora merger. Production from the Erie plant, which manufactures Mrs. Paul’s and Van de Kamp frozen seafood products and Aunt Jemima frozen breakfast products, will be relocated primarily to the Company’s Jackson, Tennessee production facility. Activities related to the closure of the plant are expected to be completed by the first quarter of 2006 and will result in the elimination of approximately 290 positions. Employee termination activities commenced in July 2005 and are expected to be completed by the end of the first quarter of 2006.

We have entered into co-packing (third-party manufacturing) agreements with several manufacturers for certain of our finished products. We believe that our manufacturing facilities together with our co-packing agreements, provide us sufficient capacity to accommodate our planned internal growth over the next few years. The majority of our co-packed finished products are represented by our Duncan Hines and Aunt Jemima sandwich product lines. All of our Duncan Hines cake mixes, brownie mixes, specialty mixes and frosting production equipment, including co-milling, blending and packaging equipment, is located at the contract manufacturers’ facilities. The current Duncan Hines agreement will expire in June 2015.

We lease office space in Mountain Lakes, New Jersey; Cherry Hill, New Jersey (our corporate headquarters); Greenwich, Connecticut; and Mississauga, Ontario, under operating leases expiring in July 2012, May 2011, May 2010 and November 2010, respectively. We also lease office space in Lewisburg, Pennsylvania under a lease that expired in November 2005. We are currently in the process of renewing the Lewisburg lease.

RESEARCH AND DEVELOPMENT

Our Product Development and Technical Services team currently consists of 28 full-time employees focused on product-quality improvements, product creation, package development, regulatory compliance, quality assurance and tracking consumer feedback. For the 21 weeks ended December 26, 2004, and the fiscal years ended July 31, 2004, 2003 and 2002, PFGI’s research and development expenditures totaled $1.5 million, $3.3 million, $3.0 million and, $3.6 million respectively.

CUSTOMERS

Sales of PFGI’s products to Wal-Mart and its affiliates approximated 18%, 18%, 17% and 14% of PFGI’s consolidated net sales in the 21 weeks ended December 26, 2004, fiscal 2004, 2003 and 2002, respectively. PFGI’s top ten customers accounted for approximately 53% and 50% of PFGI’s net sales in the 21 weeks ended December 26, 2004 and fiscal 2004, respectively. We believe that our concentration of business with our largest customers is representative of the food industry. The loss of our largest customer would have a significant impact on our business. The specific timing of significant customers’ merchandising activities for our products can impact quarterly sales and operating results when making year-to-year comparisons.

COMPETITION

We face competition in each of our product lines. We compete with producers of similar products on the basis of, among other things, product quality, convenience, price, brand recognition and loyalty, customer service, effective advertising and promotional activities and the ability to identify and satisfy emerging consumer preferences. We compete with a significant number of companies of varying sizes, including divisions, subdivisions or subsidiaries of much larger companies with more substantial financial and other resources available to them. Our ability to grow our business may be impacted by the relative effectiveness of, and competitive response to, new product efforts, product innovation and new advertising and promotional activities. In addition, from time to time, we may experience margin pressure in certain markets as a result of competitors’ pricing practices or as a result of price increases for the ingredients used in our products. Although we compete in a highly competitive industry for representation in the retail food and foodservice channels, we believe that our brand strength in our various markets has resulted in a strong competitive position.

During the 21 weeks ended December 26, 2004 and fiscal 2004 our most significant competitors for our frozen foods products were Nestle, ConAgra and Heinz, and our most significant branded competitors for our pickles and peppers products were Claussen, B&G Foods, Inc., and Mt. Olive products. During the 21 weeks ended December 26, 2004 and fiscal 2004 our most significant competitors for our baking products were General Mills and J.M. Smucker Co., for our syrup products were The Quaker Oats Company and Kellogg’s, for our seafood products was Gorton’s, for our frozen breakfast products were Kellogg’s and General Mills and for our bagels were Weston and Sara Lee.

TRADEMARKS AND PATENTS

We own a number of registered trademarks in the United States, Canada and other countries, including All Day Breakfast®, American Recipes®, Candy Factory®, Casa Brava®, Casa Regina®, Celeste®, Country Kitchen®, Duncan Hines®, Food That’s In Fashion®, Fun Frosters®, Grabwich®, Great Starts®, Grill Classics®, Hearty Bowls®, Hearty Hero®, Hungry-Man®, Hungry-Man Sports Grill®, Hungry-Man Steakhouse®, It’s Good to be Full®, Lender’s®, Log Cabin®, Milwaukee’s®, Mrs. Butterworth’s®, Mrs. Paul’s®, Only Mrs. Paul’s®, Open Pit®, Snack’mms®, Stackers®, Steakhouse Mix®, Syrup Dunk’ers ®, The Original TV Dinner®, That’s The Best Pickle I Ever Heard ®, Van de Kamp’s®, Vlasic®, and Wiejske Wyroby ®. Registration is pending on the following trademarks: Carb-Meter™, Magic Mimi’s™, Ovals™, Relishmixers™, and Signature Desserts™. We protect our trademarks by obtaining registrations where appropriate and opposing any infringement in key markets. We also own a design trademark in the United States, Canada and other countries on the Vlasic stork.

We manufacture and market certain of our frozen food products under the Swanson brand pursuant to two royalty-free, exclusive and perpetual trademark licenses granted by Campbell Soup Company. The licenses give us the right to use certain Swanson trademarks both inside and outside of the United States in connection with the manufacture, distribution, marketing, advertising and promotion of frozen foods and beverages of any type except for frozen soup or broth. The licenses require us to obtain the prior written approval of Campbell Soup Company for the visual appearance and labeling of all packaging, advertising materials and promotions bearing the Swanson trademark. The licenses contain standard provisions, including those dealing with quality control and termination by Campbell Soup Company as well as assignment and consent. If we were to breach any material term of the licenses and not timely cure such breach, Campbell Soup Company could terminate the licenses.

We manufacture and market certain of our frozen breakfast products under the Aunt Jemima brand pursuant to a royalty-free, exclusive (as to frozen breakfast products only) and perpetual license granted by The Quaker Oats Company. The license gives us the right to use certain Aunt Jemima trademarks both inside and outside the United States in connection with the manufacture and sale of waffles, pancakes, French toast, pancake batter, biscuits, muffins, strudel, croissants and all other frozen breakfast products, excluding frozen cereal. The license requires us to obtain the approval of The Quaker Oats Company for any labels, packaging, advertising and promotional materials bearing the Aunt Jemima trademark. The Quaker Oats Company can only withhold approval if such proposed use violates the terms of the license. The license contains standard provisions, including those dealing with quality control and termination by The Quaker Oats Company as well as assignment and consent. If we were to breach any material term of the license and not timely cure such breach, The Quaker Oats Company could terminate the license.

The loss of these licenses could have a material adverse effect on our business.

Although we own a number of patents covering manufacturing processes, we do not believe that our business depends on any of these patents to a material extent.

EMPLOYEES

As of September 25, 2005, we employed approximately 2,900 people. Approximately 50% of our employees are unionized. We consider our employee relations to be generally good. See “Risk factors.”

GOVERNMENTAL, LEGAL AND REGULATORY MATTERS

Food safety and labeling

We are subject to the Food, Drug and Cosmetic Act and regulations promulgated thereunder by the Food and Drug Administration. This comprehensive and evolving regulatory program governs, among other things, the manufacturing, composition and ingredients, labeling, packaging and safety of food. In addition, the Nutrition Labeling and Education Act of 1990 prescribes the format and content of certain information required to appear on the labels of food products. We are subject to regulation by certain other governmental agencies, including the U.S. Department of Agriculture.

Our operations and products are also subject to state and local regulation through such measures as licensing of plants, enforcement by state health agencies of various state standards and inspection of facilities. Enforcement actions for violations of federal, state and local regulations may include seizure and condemnation of products, cease and desist orders, injunctions or monetary penalties. We believe that our facilities and practices are sufficient to maintain compliance with applicable government regulations, although there can be no assurances in this regard.

Federal Trade Commission

We are subject to certain regulations by the Federal Trade Commission. Advertising of our products is subject to such regulation pursuant to the Federal Trade Commission Act and the regulations promulgated thereunder.

Employee safety regulations

We are subject to certain health and safety regulations, including regulations issued pursuant to the Occupational Safety and Health Act. These regulations require us to comply with certain manufacturing, health and safety standards to protect our employees from accidents.

Environmental

We are subject to a number of federal, state and local laws and other requirements relating to the protection of the environment and the safety and health of personnel and the public. These requirements relate to a broad range of our activities, including:

•	the discharge of pollutants into the air and water;

•	the identification, generation, storage, handling, transportation, disposal, record-keeping, labeling, reporting of, and emergency response in connection with, hazardous materials (including asbestos) associated with our operations;

•	noise emissions from our facilities; and

•	safety and health standards, practices and procedures that apply to the workplace and the operation of our facilities.

In order to comply with these requirements, we may need to spend substantial amounts of money and other resources from time to time to (i) construct or acquire new equipment, (ii) acquire or amend permits to authorize facility operations, (iii) modify, upgrade or replace existing and proposed equipment and (iv) clean up or decommission waste management facilities. Our capital and operating budgets include costs and expenses associated with complying with these laws. If we do not comply with environmental requirements that apply to our operations, regulatory agencies could seek to impose civil, administrative and/or criminal liabilities, as well as seek to curtail our operations. Under some circumstances, private parties could also seek to impose civil fines or penalties for violations of environmental laws or recover monetary damages, including those relating to property damage or personal injury.

The presence of hazardous materials at our facilities may expose us to potential liabilities associated with the cleanup of contaminated soil and groundwater under federal or state “Superfund” statutes. Under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), owners and operators of facilities from which there has been a release or threatened release of hazardous materials, together with those who have transported or arranged for the transportation or disposal of those materials, are liable for (i) the costs of responding to and remediating that release and (ii) the restoration of natural resources damaged by any such release. Under CERCLA and similar state statutes, liability for the entire cost of cleaning up the contaminated site can be imposed upon any such party, regardless of the lawfulness of the activities that led to the contamination. We have not incurred, nor do we anticipate incurring, material expenditures made in order to comply with environmental laws or regulations. We are not aware of any environmental liabilities that we would expect to have a material adverse effect on our business.

INSURANCE

We maintain general liability and product liability, property, worker’s compensation, director and officer and other insurance in amounts and on terms that we believe are customary for companies similarly situated. In addition, we maintain excess insurance where we reasonably believe it is cost effective.

LEGAL PROCEEDINGS

PFGI’s Fleming bankruptcy claim

PFGI, on or about April 1, 2003, filed a reclamation claim against Fleming, a customer, in Flemings’ bankruptcy proceeding pending in the United States Bankruptcy Court for the District of Delaware in the amount of $964,000. Fleming has claimed that the products in controversy had been commingled with other products and that the value of PFGI’s claim is $0. Additionally, on or about January 31, 2004, Fleming identified alleged preferential transfers to PFGI of up to $6,493,000, of which Fleming has alleged $5,014,000 are, or may be, eligible for protection as “new value.” Fleming additionally alleged that some, if not all, of the alleged PFGI preferential transfers may qualify as “ordinary course of business” transactions. Fleming has also made claims regarding payments it describes as overpayment, unjust enrichment due to allegedly excess wire transfers and payments and debts arising out of military sales. We have been advised that similar allegations have been made by Fleming in many, if not all, of the other pending reclamation claims filed against Fleming. On November 17, 2005, Fleming’s Reclamation Creditor’s Trust Committee presented PFGI with a proposed settlement agreement to the previously claimed overwires and unjust enrichments asserted by Fleming. Terms of the settlement include, but are not limited to, a court approved consumption rate reduction to PFGI’s reclamation claim, along with reductions due to post-petition trade activity and a minimum preference claim contribution. The net proposal requires a payment, by PFGI, in the amount of $144,788 to settle the Fleming reclamation claim allegations. Additionally, the proposed settlement allows PFGI an approved general unsecured claim in the amount of $342,415. We believe that resolution of such matters will not result in a material impact on our financial condition, results of operations or cash flows.

Aurora’s Fleming bankruptcy claim

Aurora, on or about March 31, 2003, filed a reclamation claim against Fleming, a customer, in Fleming’s bankruptcy proceeding pending in the United States Bankruptcy Court for the District of Delaware in the amount of $595,000. Fleming has claimed that the products in controversy had been commingled with other products and that the value of Aurora’s claim is $299,000. Additionally, on or about February 2, 2004, Fleming identified alleged preferential transfers to Aurora of up to $5,942,000, of which Fleming has alleged $3,293,000 are, or may be, eligible for protection as “new value.” Fleming additionally alleged that some, if not all, of the alleged Aurora preferential transfers may qualify as “ordinary course of business” transactions. Fleming has also made claims regarding payments it describes as overpayment, unjust enrichment due to allegedly excess wire transfers and payments and debts arising out of military sales. We have been advised that similar allegations have been made by Fleming in many, if not all, of the other pending reclamation claims filed against Fleming. On November 17, 2005, Fleming’s Reclamation Creditor’s Trust Committee presented Pinnacle (on behalf of Aurora) with a proposed settlement agreement to the previously claimed overwires and unjust enrichments asserted by Fleming. Terms of the settlement include, but are not limited to, a court approved consumption rate reduction to Aurora’s reclamation claim, along with reductions due to post-petition trade activity and a minimum preference claim contribution. The net proposal requires a payment, by Pinnacle (on behalf of Aurora), in the amount of $738,412 to settle the Fleming reclamation claim allegations. Additionally, the proposed settlement allows Pinnacle (on behalf of Aurora) an approved general unsecured claim in the amount of $250,000. We believe that resolution of such matters will not result in a material impact on our financial condition, results of operations or cash flows.

Employee litigation—indemnification of US Cold Storage

On March 21, 2002, an employee at the Omaha, Nebraska facility died as the result of an accident while operating a forklift at a warehouse facility that we leased. OSHA conducted a full investigation and determined that the death was the result of an accident and found no violations against us. On March 18, 2004, the estate of the deceased filed suit in District Court of Sarpy County, Nebraska, Case No: CI 04-391, against us, the owner of the forklift and the leased warehouse, the manufacturer of the forklift and the distributor of the forklift. We, having been the deceased’s employer, were named as a defendant for worker’s compensation subrogation purposes only.

On May 18, 2004, we received notice from defendant, US Cold Storage, requesting that we accept the tender of defense for US Cold Storage in this case in accordance with the indemnification provision of the warehouse lease. The request has been submitted to our insurance carrier for evaluation and we have been advised that the indemnification provision is not applicable in this matter and that we should have no liability under that provision. Therefore, we believe that resolution of such matters will not result in a material impact on our financial condition, results of operations or cash flows.

R2 appeal in Aurora bankruptcy

Prior to its bankruptcy filing, Aurora entered into an agreement with its prepetition lending group compromising the amount of certain fees due under its senior bank facilities (the “October Amendment”). One of the members of the bank group (“R2 Top Hat, Ltd.”) challenged the enforceability of the October Amendment during Aurora’s bankruptcy by filing an adversary proceeding and by objecting to confirmation. The bankruptcy court rejected the lender’s argument and confirmed Aurora’s plan of reorganization. The lender then appealed from those orders of the bankruptcy court. It is too early to predict the outcome of the appeals. Included in our recorded accrued liabilities is $20 million, which was assumed in the Aurora Transaction.

State of Illinois v. City of St. Elmo and Aurora Foods Inc.

We are a defendant in an action filed by the State of Illinois regarding our St. Elmo facility. The Illinois Attorney General filed a complaint seeking a restraining order prohibiting further discharges by the City of St. Elmo from its publicly owned wastewater treatment facility in violation of Illinois law and enjoining us from discharging our industrial waste into the City’s treatment facility. The complaint also asked for fines and penalties associated with the City’s discharge from its treatment facility and our alleged operation of our production facility without obtaining a state environmental operating permit.

On August 30, 2004, an Interim Consent Order signed by all parties was signed and entered by the judge in the case whereby, in addition to a number of actions required of the City, we agreed to provide monthly discharge monitoring reports to the Illinois Environmental Protection Agency for six months and were allowed to continue discharging effluent to the City of St. Elmo. In September 2004, we met with representatives from the State of Illinois Environmental Protection Agency and the State Attorney General’s Office and separately with the City of St. Elmo to inform them that we intended to install a pre-treatment system at our St. Elmo facility during the fourth quarter of 2004 and first quarter of 2005. The State issued the construction and operating permits to us and construction of the pre-treatment system has been completed. Testing has been completed and the system is fully operational. The State Attorney General has proposed a penalty of $168,400 together with a consent decree. We responded listing the actions we have taken and related costs since merging with Aurora. We contend that there should not be any fine or penalty. The Attorney General has indicated a response to our counter proposal would be provided during the week of December 19, 2005. There is a status call scheduled with the judge in January 2006.

We continue to discharge our effluent to the City. We would vigorously defend any future effort to prevent us from discharging our industrial wastewater to the City. Although we believe we will be able to resolve this matter favorably, an adverse resolution may have a material impact on our financial position, results of operation, or cash flows.

Underweight Products

In July 2004, it came to our attention that certain products produced in one of the former Aurora plants have not met some state weight requirements. While we are in the process of investigating the scope of this issue, we have revised the operating procedures of the plant such that products produced there will comply with state product weight requirements. As a result of these weight issues, we voluntarily initiated return procedures for the product in the locations involved and also disposed of certain inventory held by us. We have recorded a charge related to the returns and inventory of $3.4 million and $1.2 million in the fiscal year ended July 31, 2004 and the transition year ended December 26, 2004, respectively. As a result of these underweight products, we received a letter from the State of California, County of Santa Barbara, requesting that we meet with it to discuss this issue and the remedial actions taken by us. A meeting was held with the involved California officials on December 8, 2004 at which time the issues and corrective steps taken by us were presented and discussed. While we believe we have taken appropriate remedial steps, it is probable that fines and penalties will be imposed. The State of California has recently responded with its acknowledgment of our cooperation with the investigation and prompt reaction to and correction of the issue, and proposed a settlement amount which we are negotiating with the State of California. In March 2005, we reserved $695,000 based upon the State of California’s settlement proposal. In a September 2005 meeting with State representatives, we negotiated the amount of the penalty and costs down to $509,000 and subsequently adjusted the accrued liability. We continue to negotiate the terms of payment and the final settlement language. We will continue to vigorously defend our actions to date since taking control of Aurora. We believe that resolution of such matters will not have a material impact on our financial condition, results of operations or cash flows.

American Cold Storage – North America, L.P. v. P.F. Distribution, LLC and Pinnacle Foods Group Inc.

On June 26, 2005 we were served with a Summons and Complaint in the above matter. American Cold Storage (“ACS”) operates a frozen storage warehouse and distribution facility (the “Facility”) located in Madison County, Tennessee, near our Jackson, Tennessee plant. In approximately April 2004, we entered into discussions with ACS to utilize the Facility. Terms were discussed, but no contract was ever signed. Shortly after shipping product to the Facility, we discovered that the Facility was incapable of properly handling the discussed volume of product and began reducing its shipments to the Facility. The complaint seeks damages not to exceed $1.5 million, together with associated costs. It is too early to determine the likely outcome of this litigation. We are investigating and intend to vigorously defend against this claim. We believe that resolution of such matters will not have a material impact on our financial condition, results of operations or cash flows.

MANAGEMENT

The following table sets forth certain information with respect to our executive officers, key employees and directors. In connection with entering into the amended and restated members agreement (described in “Certain relationships and related transactions”), we appointed, at the direction of the Bondholders Trust, an additional two directors to our board. We did not retain any senior management from Aurora upon the closing of the Aurora Transaction.

Name	Age	Position
C. Dean Metropoulos	59	Chairman of the Board, Chief Executive Officer and Director
N. Michael Dion	48	Executive Vice President and Chief Financial Officer
Michael J. Cramer	53	Executive Vice President and Chief Administrative Officer
Evan Metropoulos	52	Executive Vice President, Operations and Technical Services
David Roe	41	Executive Vice President, Marketing
William Toler	46	President
Craig Steeneck	47	Executive Vice President-Financial Planning and Manufacturing Accounting/Systems
William Darkoch	54	Executive Vice President-Supply Chain
M. Kelley Maggs	53	Senior Vice President, Secretary and General Counsel
Lynne M. Misericordia	42	Vice President, Treasurer and Assistant Secretary
John F. Kroeger	50	Vice President, Human Resources; Assistant General Counsel and Assistant Secretary
Stephen P. Murray	43	Director
Terry Peets	60	Director
Kevin G. O’Brien	40	Director
John W. Childs	64	Director
Adam L. Suttin	38	Director
Raymond B. Rudy	74	Director
David R. Jessick	52	Director
Rajath Shourie	31	Director

C. Dean Metropoulos has served as our Chairman and Chief Executive Officer since March 19, 2004. Prior thereto, Mr. Metropoulos held the same position with Pinnacle since its inception in 2001. Mr. Metropoulos is also Chairman and Chief Executive Officer of CDM Investor Group LLC, a merchant banking and management firm. Some of the recent transactions for which affiliates of CDM Investor Group LLC have provided senior management include Hillsdown Holdings, PLC (Premier International Foods, Burtons Biscuits and Christie Tyler Furniture), Mumm and Perrier Jouet Champagnes, International Home Foods, Ghirardelli Chocolates, The Morningstar Group and Stella Foods, Inc. Mr. Metropoulos also sits on the board of National Waterworks, Inc. and a number of privately held companies in both the United States and Europe. Mr. Metropoulos began his career with GTE International, where his last position before leaving to establish his merchant banking and management firm was Senior Vice President.

N. Michael Dion has been our Executive Vice President and Chief Financial Officer since March 19, 2004. Prior thereto, Mr. Dion held the same position with Pinnacle since its inception in 2001. Mr. Dion has been affiliated with affiliates of CDM Investor Group LLC and each of the business platforms that Mr. Metropoulos and his team have managed since 1990. Mr. Dion served as Senior Vice President and Chief Financial Officer of International Home Foods from November 1996 to October 1999. Mr. Dion is also a Certified Public Accountant.

Michael J. Cramer has been our Executive Vice President and Chief Administrative Officer since March 19, 2004. From 1998 to 2004, Mr. Cramer served as President and COO of Southwest Sports Group, LLC, and Southwest Sports Realty, LP and as part of those duties, he served at various times as President of the Texas Rangers Baseball Club and Dallas Stars Hockey Team. Prior to joining Southwest Sports Group in 1998, Mr. Cramer was affiliated with each of the platforms C. Dean Metropoulos managed since 1987. In that capacity he served as Executive Vice President and as a member of the Board of Directors of International Home Foods; Executive Vice President and General Counsel of The Morningstar Group Inc. and Executive Vice President of Administration and General Counsel of Stella Foods, Inc. Prior to that time, he was engaged in the private practice of law for several years in Wisconsin.

Evan Metropoulos has been our Executive Vice President, Operations and Technical Services since March 19, 2004. Prior thereto, Evan Metropoulos held the same position with Pinnacle since its inception in 2001. Evan Metropoulos is also a founding partner of affiliates of CDM Investor Group LLC, and has overseen the manufacturing operations for affiliates of CDM Investor Group LLC portfolio platforms in the United States and Europe. Evan Metropoulos is the brother of C. Dean Metropoulos.

David Roe is the Executive Vice President, Marketing. Prior thereto, Mr. Roe was the Executive Vice President and General Manager of our Dry Grocery division (Cake Mix, Pancake Syrups & Condiments). Mr. Roe joined Pinnacle in January 2004 following three years with Cendant Corporation as Executive Vice President and General Manager of Resorts Condominium International. Mr. Roe was previously the Senior Vice President & General Manager of International Home Foods’ Chef Boyardee Division prior to the sale of International Home Foods to ConAgra Foods in 2000. Before joining International Home Foods, Mr. Roe spent three years with the Pillsbury Company, where he was responsible for brand management for the Progresso and Green Giant brands. Mr. Roe began his career in 1985 with Reckitt & Colman (now Reckitt Benckiser), where he spent ten years in the United Kingdom and United States managing brands such as Colman’s Cooking Sauces, French’s Mustard, Black Flag Insecticides & Airwick Air Fresheners.

William Toler has been our President since July 2005. Prior to that, Mr. Toler held the position of Executive Vice President, Sales since March 19, 2004. Mr. Toler previously provided consulting services to Aurora and oversaw its sales department from June 2003 to March 2004. Mr. Toler was previously President of North America for ICG Commerce, a procurement services company. Before ICG Commerce, Mr. Toler was President of Campbell Sales Company from 1995 to 2000. At Campbell Sales Company, he was responsible for $4 billion in sales, including Campbell Soup Company’s flagship soup brands Condensed, Chunky and Select; V-8 beverages; and Prego and Pace sauces. He joined Campbell Sales Company from Nabisco, where he was Vice President, Sales and Integrated Logistics from 1992 to 1995. Prior to Nabisco, he was Vice President/National Sales Manager for Reckitt & Colman from 1989 to 1992. Mr. Toler began his career at Procter & Gamble, where he worked from 1981 to 1989; his last responsibility at Procter & Gamble was Eastern division manager of Health and Beauty Care.

Craig Steeneck has been our Executive Vice President, Financial Planning and Manufacturing Accounting/Systems since June 2005. From April 2003 to June 2005, Mr. Steeneck served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Cendant Timeshare Group in Florida. From March 2001 to April 2003, Mr. Steeneck served as Executive Vice President and Chief Financial Officer of Resorts Condominiums International, a subsidiary of Cendant. From October 1999 to February 2001, he was the Chief Financial Officer of International Home Foods.

William Darkoch has been our Executive Vice President, Supply Chain and Operations since August 2005. Prior to joining PFGI, Mr. Darkoch was employed with Novartis Consumer Health, Inc. from September 2004 to August 2005 where he was the Senior Vice President & Global Head of Product Supply, Manufacturing & Logistics – OTC. Prior to that, Mr. Darkoch was employed at Reckitt Benckiser, Inc. for twenty years in various roles, the last of which was Senior Vice President-The Americas, Product Supply where he was responsible for total product supply chain management.

M. Kelley Maggs has been our Senior Vice President, General Counsel and Secretary since March 19, 2004. Prior thereto, Mr. Maggs held the same position with Pinnacle since its inception in 2001. He has also been associated with affiliates of CDM Investor Group LLC for the past twelve years. Prior to his involvement with Pinnacle, Mr. Maggs held the same position with International Home Foods from November 1996 to December 2000. From 1993 to 1996, Mr. Maggs was employed with Stella Foods, Inc. as Vice President and General Counsel. Prior to that time, he was engaged in the private practice of law in Virginia and New York.

Lynne M. Misericordia has been our Vice President and Treasurer since March 19, 2004. Prior thereto, Ms. Misericordia held the same position with Pinnacle since its inception in 2001. Ms. Misericordia previously held the position of Treasurer with International Home Foods from November 1996 to December 2000. Before that, Ms. Misericordia was employed by Wyeth from August 1985 to November 1996 and held various financial positions.

John F. Kroeger has been our Vice President, Human Resources since July 2004 and has been our Vice President and Assistant General Counsel since March 19, 2004. Prior thereto, Mr. Kroeger held the position of Vice President and Assistant General Counsel with Pinnacle since joining the Company in November 2001. From January 2001 to October 2001, Mr. Kroeger was the Vice President and General Counsel of Anadigics, Inc., a NASDAQ semiconductor company. From August 1998 until December 2000, Mr. Kroeger was Vice President and Assistant General Counsel at International Home Foods, Inc. Mr. Kroeger has also held general management and legal positions with leading companies in the chemical, pharmaceutical and petroleum-refining industries.

Stephen P. Murray became our director upon consummation of the Aurora Transaction on March 19, 2004. Mr. Murray is a Partner of JPMP. Prior to joining JPMP in 1984, Mr. Murray was a Vice President with the Middle-Market Lending Division of Manufacturers Hanover Trust Company. Currently, he serves as a director of La Petite Academy, Zoots, Warner Chilcott, AMC, Cabela’s Incorporated and Strongwood Insurance.

Terry Peets became our director upon consummation of the Aurora Transaction on March 19, 2004. Mr. Peets is an advisor to JPMP in its consideration of consumer segment investment opportunities. Over the past 25 years, Mr. Peets has served as Chairman of Bruno’s Supermarkets, Inc., Executive Vice President of Vons Grocery Company, Executive Vice President of Ralphs Grocery Company, and President and CEO of PIA Merchandising, Inc. Mr. Peets is the Chairman of the Board and Director of World Kitchens, Inc., Vice Chairman and Director of City of Hope, PSC Scanning Inc., Ruiz Foods Inc., and Berry Plastics, Inc.. Mr. Peets holds an M.B.A. with honors from Pepperdine University.

Kevin G. O’Brien became our director upon consummation of the Aurora Transaction on March 19, 2004. Mr. O’Brien is a Principal of JPMP. Prior to joining JPMP in 2000, Mr. O’Brien was a Vice President in the High Yield Capital Markets and High Yield Corporate Finance Groups at Chemical Securities Inc. and Chase Securities Inc. since 1994. Previously, he was a commissioned officer in the U.S. Navy. Currently, he serves as a director of La Petite Academy.

John W. Childs became our director upon consummation of the Aurora Transaction on March 19, 2004. Mr. Childs has been President of JWC since July 1995. Prior to that time, he was an executive at Thomas H. Lee Company from May 1987, most recently holding the position of Senior Managing Director. Prior to that, Mr. Childs was with the Prudential Insurance Company of America where he held various executive positions in the investment area ultimately serving as Senior Managing Director in charge of the Capital Markets Group. He is a director of Pan Am International Flight Academy, Inc., American Safety Razor Company, Sunny Delight Beverages Company, Sheridan Healthcare Inc. and Esselte AB.

Adam L. Suttin became our director upon consummation of the Aurora Transaction on March 19, 2004. Mr. Suttin has been a Partner of JWC since January 1998 and has been with JWC since July 1995. Prior to that time, Mr. Suttin was an executive at Thomas H. Lee Company from August 1989, most recently holding the position of Associate. Mr. Suttin is a director of American Safety Razor Company, Brookstone, Inc., Coldmatic Products International, LLC, Esselte AB, The NutraSweet Company, and Sunny Delight Beverages Company.

Raymond B. Rudy became our director upon consummation of the Aurora Transaction on March 19, 2004. Mr. Rudy has been an Operating Partner of JWC since July 1995. Prior to that time, he was Deputy Chairman and Director of Snapple Beverage Corporation from 1992 until the company was sold in 1994. From 1987 to 1989, Mr. Rudy was President of Best Foods Subsidiaries of CPC International. From 1984 to 1986, Mr. Rudy was Chairman, President and CEO of Arnold Foods Company, Inc. He is the Chairman of Sunny Delight Beverages Company and a director of Widmer Brewing.

David R. Jessick became our director upon consummation of the Aurora Transaction on March 19, 2004. From December 1999 to July 2002, Mr. Jessick was Senior Executive Vice President and Chief Administrative Officer of Rite Aid Corporation. Prior to joining Rite Aid Corporation in 1999, Mr. Jessick spent three years at Fred Meyer, Inc., with his last position being Executive Vice President, Finance and Investor Relations. Prior to joining Fred Meyer, Inc., Mr. Jessick spent 17 years with Thrifty PayLess Holdings, Inc., with his last position being Executive Vice President and Chief Financial Officer. Prior thereto, Mr. Jessick worked as an auditor with KPMG. Mr. Jessick received a B.B.A. degree in accounting from Boise State University. He currently serves as a director and audit committee chair at World Kitchen, Inc. and Dollar Financial Corp. as a director and audit committee member of Source Interlink, and as a director at Pathmark Stores, Inc.

Rajath Shourie was appointed to the board of directors on November 8, 2005, filing the vacancy created when Brett G. Wyard announced his resignation on October 3, 2005. Mr. Shourie is a Vice President at Oaktree Capital Management LLC in the distressed debt group. He joined Oaktree in August 2002 after having spent two years at Goldman, Sachs & Co. in the Principal Investment Area. Prior experience includes three years as a management consultant at McKinsey & Company, from 1995 to 1998. Mr. Shourie is a director of Pegasus Aviation Finance Company and Sundance Cinemas LLC.

EXECUTIVE COMPENSATION

The following table sets forth information concerning total compensation earned or paid to Pinnacle’s Chief Executive Officer and Pinnacle’s four other most highly compensated executive officers who served in such capacities as of December 26, 2004 (as of the end of the transition year) (collectively, the “named executive officers”), for services rendered to Pinnacle during each of the transition year and past three fiscal years.

In connection with the Pinnacle Transaction, Louis Pellicano, N. Michael Dion and Evan Metropoulos received payments under certain change of control agreements with Pinnacle of $250,000, $250,000 and $250,000, respectively.

In addition certain key other employees received retention benefits in an aggregate amount of approximately $2.2 million, which was paid in February 2004.

Summary compensation table

				Long-term compensation
		Annual compensation (1) (2)		Securities underlying options/ SAR’s (#)	LTIP Payments ($)	All Other Compensation (3) ($)
Name and principal position	Year	Salary ($)	Bonus ($)
C. Dean Metropoulos Chairman of the Board and Chief Executive Officer	8/04 to 12/04 Fiscal 2004 Fiscal 2003 Fiscal 2002	$846,154 1,521,233 1,250,000 1,247,756	— 520,833 1,250,000 1,040,000	— — — —	— — — —	$79,298 298,428 181,304 37,705	(4)
N. Michael Dion	8/04 to 12/04	190,384	—	—	—	—
Executive Vice President and Chief Financial Officer	Fiscal 2004	386,164	60,000	—	—	250,000	(5)
	Fiscal 2003	350,000	205,000	—	—	—
	Fiscal 2002	346,410	210,000	—	—	—
Evan Metropoulos	8/04 to 12/04	190,384	—	—	—	—
Executive Vice President	Fiscal 2004	386,164	62,500	—	—	250,000	(5)
	Fiscal 2003	350,000	175,000	—	—	—
	Fiscal 2002	214,027	100,000	—	—	—
Michael J. Cramer	8/04 to 12/04	169,231	—	—	—	28,413	(6)
Executive Vice President and Chief Administrative Officer	Fiscal 2004	162,308	—	2,500,000	—	—
Louis Pellicano (7)	8/04 to 12/04	148,077	—	—	—	—
Executive Vice President and Assistant Secretary	Fiscal 2004	350,000	40,000	—	—	250,000	(5)
	Fiscal 2003	350,000	175,000	—	—	—
	Fiscal 2002	346,410	150,000	—	—	—
Dianne W. Jacobs (8)	8/04 to 12/04	106,250	—	—	—	50,162	(9)
Executive Vice President Frozen Division	Fiscal 2004	287,442	148,500	1,650,000	—	374,060
	Fiscal 2003	259,877	129,428	—	—	—
	Fiscal 2002	247,436	166,496	—	—	—

(1)	Compensation for fiscal 2004, 2003 and 2002 is reported on the basis of our fiscal year ending in July. Bonuses are reported for the fiscal year earned and are typically paid to the executive in the first quarter of the subsequent fiscal year. During 2004, PFGI changed its bonus program from a July fiscal year basis to a calendar year basis. The 2004 reported bonus represents bonuses paid in July 2004 for the period August 2003 through December 2003.

(2)	For PFGI’s fiscal year ended July 31, 2002, Messrs. C.D. Metropoulos and E. Metropoulos each performed services for an affiliate of PFGI’s principal shareholder. Accordingly, these individuals’ base salaries for 2002 are lower than their base salaries per their respective employment contract with us.

(3)	Amounts totaling less than the lesser of $50,000 or 10% of total annual salary and bonus have been omitted. We provide the named executive officers with certain group life, health, medical, and other non-cash benefits that are generally available to all salaried employees and are not included in this column.

(4)	For Mr. C.D. Metropoulos, “All other compensation” includes items provided under his employment agreement with Pinnacle. For fiscal 2002 “All other compensation” includes the following benefits which were provided beginning January 1, 2002: $20,538 for personal use of company-provided vehicles, $16,413 for club dues and $754 for personal use of an aircraft that we provided. For fiscal 2003, “All other compensation” includes the following: $117,057 for accounting and tax services provided for Mr. C.D. Metropoulos, $36,850 for personal use of vehicles that we provided and $27,398 for club dues. For fiscal 2004, “All other compensation” includes the following: $117,057 for accounting and tax services provided for Mr. C.D. Metropoulos, $45,849 for personal use of vehicles that we provided and $135,521 for club dues and assessments. For the period from August to December 2004, “All other compensation” includes the following: $48,933 for accounting and tax services provided for Mr. C.D. Metropoulos, $19,145 for personal use of vehicles that we provided and $11,220 for club dues and assessments.

(5)	For Messrs. Dion, E. Metropoulos and Pellicano “All other compensation” for 2004 includes payments received under certain change of control agreements with Pinnacle in connection with the November 2003 transaction.

(6)	For Mr. Cramer, “All other compensation” for the period for August to December 2004 includes $28,413 for moving and relocation allowances.

(7)	Mr. Pellicano was terminated without cause effective December 9, 2005. See “Management – Employment Agreements” below.

(8)	Mrs. Jacobs resigned effective October 29, 2004.

(9)	For Mrs. Jacobs, “All other compensation” for 2004 represents compensation paid with respect to stock options of Pinnacle that were cashed out in accordance with the Company’s stock option plan. For the period from August to December 2004, “All other compensation” includes $50,000 paid in connection with her resignation and $162 paid for compensation in lieu of medical benefit insurance.

OPTION GRANTS IN THE TRANSITION YEAR

There were no stock option grants to the named executive officers during the Transition Year.

STOCK OPTIONS AND STOCK PURCHASE PLANS

PFHC’s 2001 stock option plan, pursuant to which stock options were granted to certain officers and key employees, was terminated in connection with the Pinnacle Transaction. All outstanding options thereunder vested and the holders of options granted under the 2001 plan thereof (none of whom are listed above) received $4,320,500 in the aggregate. PFHC’s 2001 stock purchase plan was also terminated in connection with the Pinnacle Transaction.

Crunch Holding Corp. has adopted a stock option plan providing for the issuance of up to 29,250,000 shares of Crunch Holding Corp.’s common stock. Pursuant to the option plan, certain officers, employees, managers, directors and other persons performing certain designated services for Crunch Holding Corp., or a subsidiary or parent thereof, will be eligible to receive grants of incentive and nonqualified stock options, as permitted by applicable law. The option plan will be administered by a committee, sub-committee or officer(s) selected by Crunch Holding Corp.’s board of directors which shall determine the exercise price per share at the time of each option grant. Except as otherwise provided by the plan administrator, two-thirds (2/3) of the shares of common stock subject to each option shall time vest annually over a three-year period from the effective date of the option grant. The remaining one-third (1/3) of the shares of common stock subject to each option shall vest on the seventh anniversary of the effective date of the option grant unless otherwise determined by the plan administrator. All options, and shares of common stock received upon exercise, will be subject to certain call-rights, drag-along rights, co-sale rights and transfer restrictions. Upon the occurrence of certain events, the vesting of certain the options granted under the option plan will accelerate.

Crunch Holding Corp. has adopted a stock option plan providing for the issuance of up to 350,000 shares of Crunch Holding Corp.’s common stock to certain officers, employees, managers, directors and other persons who are residents of California performing certain designated services for Crunch Holding Corp., or a subsidiary or parent thereof. The terms of the California stock option plan will be substantially similar to the terms of the stock option plan described above, other than certain changes required by California law.

Crunch Holding Corp. has adopted an employee stock purchase plan providing for the issuance of up to 14,500,000 shares of Crunch Holding Corp.’s common stock. Pursuant to the stock purchase plan, certain individuals and employees performing certain designated services for Crunch Holding Corp., or a subsidiary or parent thereof, will be eligible to purchase shares of Crunch Holding Corp.’s common stock at the fair market value of such shares on the date of determination. The stock purchase plan will be administered by a committee, sub-committee or officer(s) selected by Crunch Holding Corp.’s board of directors. All shares of common stock purchased under the stock purchase plan will be subject to certain call-rights, drag-along rights, co-sale rights and transfer restrictions.

Crunch Holding Corp. has adopted an employee stock purchase plan providing for the issuance of up to 500,000 shares of Crunch Holding Corp.’s common stock to certain individuals and employees who are residents of California performing certain designated services for Crunch Holding Corp., or a subsidiary or parent thereof. The terms of the California employee stock purchase plan will be substantially similar to the terms of the employee stock purchase plan described above, other than certain changes required by California law.

In connection with the adoption of the stock option plan and stock purchase plan, Crunch Holding Corp. has amended its certificate of incorporation to increase the number of its authorized shares of common stock. Copies of the stock option plans and stock purchase plans were previously filed as exhibits to the registration statement of which this prospectus forms a part.

PENSION PLANS

We do not have any tax-qualified defined benefit pension plans for salaried employees.

EMPLOYMENT AGREEMENTS

In connection with the Pinnacle Transaction, PFHC entered into amended employment agreements with Messrs. C.D. Metropoulos, E. Metropoulos, Dion and Pellicano, each of whom is a member of CDM Investor Group LLC. These amended employment agreements, which provide for a two-year term and two successive automatic one-year extensions, were assumed by PFGI as part of the Aurora Transaction.

Pursuant to the amended employment agreements, Mr. C. Dean Metropoulos is entitled to an annual base salary of $1,250,000 and an annual bonus of up to $1,250,000, provided certain performance targets are met; Mr. E. Metropoulos is entitled to an annual base salary of $350,000 and an annual bonus of up to $150,000, provided certain performance targets are met; Mr. Dion is entitled to an annual base salary of $350,000 and an annual bonus of up to $175,000, provided certain performance targets are met; and Mr. Pellicano is entitled to an annual base salary of $350,000 and an annual bonus of up to $150,000, provided certain performance targets are met. Pursuant to each of the amended employment agreements, in light of each executive’s increased duties and responsibilities as a result of the Aurora Transaction, effective as of March 22, 2004, Mr. C.D. Metropoulos’ annual base salary and annual bonus target were changed to $2,000,000 and $1,000,000 respectively, and Messrs. E. Metropoulos’ and Dion’s annual base salary and annual bonus target were changed to $450,000 and $200,000, respectively.

Additionally, each of the amended employment agreements provides for certain severance payments to be made if the executive’s employment is terminated without “cause” or due to a resignation for “good reason” or a “disability” (each as defined in the employment agreements). Following any of these events, (A) Mr. C.D. Metropoulos will be entitled to receive, among other things, (i) an amount equal to 200% of his then-current annual base compensation and (ii) a pro rata portion of any bonus earned during the calendar year in which the termination occurs payable concurrently with the other accrued investments and (B) Messrs. E. Metropoulos, Dion and Pellicano will be entitled to receive, among other things, (i) an amount equal to 150% of his then-current annual base compensation and (ii) a pro rata portion of any bonus earned during the calendar year in which the termination occurs payable concurrently with the other accrued investments. Each of the amended employment agreements provides for a gross-up for any Code section 4999 excise tax that may be triggered as a result of any payment made pursuant to the executive’s employment agreement or otherwise.

Each of the amended employment agreements contains a confidentiality provision pursuant to which each executive agrees not to use “confidential information” (as defined in the employment agreements) for the benefit of any person or entity during the term of the employment agreements. Each of the amended employment agreements also contains a non-compete provision pursuant to which each executive agrees, in the event of his termination or his resignation for good reason, other than for a termination or resignation for good reason due to the occurrence of a change of control, concurrent with his receipt of his severance payment, not to engage in or promote any business within the United States that is principally engaged in the business of manufacturing and marketing food products that directly compete in the same categories as our core products at the time of termination with PFHC. The non-competition period for Mr. C.D. Metropoulos is two years after the termination of his employment with PFHC. In the case of Messrs. E. Metropoulos, Dion and Pellicano, the non-competition period is 18 months after the termination of the executive’s employment with PFHC.

On December 9, 2005, the amended employment agreement of Louis Pellicano was terminated. Such termination was deemed to be without Cause (as such term is defined in the amended employment agreement). Pursuant to the amended employment agreement, Mr. Pellicano is entitled to a severance benefit of 150% of his current Annual Base Compensation (as such term is defined in the amended employment agreement).

COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors of PFGI has an audit committee and a compensation committee. The audit committee recommends the annual appointment of auditors with whom the audit committee reviews the scope of audit and non-audit assignments and related fees and accounting principles we will use in financial reporting. The members of the audit committee are currently Messrs. O’Brien (who is a financial expert), Suttin and Peets. The compensation committee will review and approve the compensation and benefits for our employees, directors and consultants, administer our employee benefit plans, authorize and ratify stock option grants and other incentive arrangement and authorize employment and related agreements. The members of the compensation committee are currently Messrs. C.D. Metropoulos, Murray and Childs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. C.D. Metropoulos, our Chairman and Chief Executive Officer, is the only member of the compensation committee who is also one of our employees or officers. However, Mr. C.D. Metropoulos does not participate in decisions affecting his own compensation. For information regarding certain transactions between us and Mr. C.D. Metropoulos, see “Certain relationships and related transactions.”

COMPENSATION OF DIRECTORS

Our directors who are also our employees or employees of our principal stockholders will receive no additional compensation for their services as director. Those directors who are not employees of us or our principal stockholders will be paid (1) an annual retainer of $25,000 to be paid quarterly in arrears and (2) an annual option grant valued at $10,000 with a one year vesting period. We also intend to promptly reimburse our non-employee directors for reasonable expenses incurred to attend meetings of our board of directors or its committees.

CODE OF ETHICS

Our employee handbook contains certain standards for ethical conduct required of our employees. We require all employees to meet our ethical standards which include compliance with all laws while performing their job duties with high integrity and professionalism.

We have also adopted a Code of Ethics for our Chief Executive Officer, our Chief Financial Officer and our Chief Administrative Officer and all other executive officers and other key employees. This Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with all applicable laws and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

Crunch Holding Corp. owns 100% of the capital stock of PFGI. Crunch Equity Holding, LLC and certain members of PFGI management together own 100% of the capital stock of Crunch Holding Corp.

The following table sets forth information with respect to the ownership of the membership units of Crunch Equity Holding, LLC as of December 26, 2004:

•	each person known to own beneficially more than 5% of the membership units,

•	each of our directors,

•	each of the executive officers named in the summary compensation table above, and

•	all of our executive officers and directors as a group.

Notwithstanding the beneficial ownership of units presented below, a members’ agreement governs the members’ exercise of their voting rights with respect to election of directors and certain other material events. The parties to the members’ agreement have agreed to vote their units to elect the board of directors as set forth therein. See “Certain relationships and related transactions.”

The amounts and percentages of units beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities with respect to which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated units.

Name of beneficial owner	Number of Class A and Class B Units Beneficially Owned (1)	Percent of Units (1)
JPMP Capital Corp.(2)	132,370	24.9%
J.W. Childs Associates, Inc.(3)	132,370	24.9%
CDM Investor Group LLC(4)	31,200	5.9%
Crunch Equity Voting Trust(5)	235,906	44.4%
Stephen P. Murray(6)	132,370	24.9%
Terry Peets	—	—
Kevin G. O’Brien(7)	132,370	24.9%
John W. Childs(8)	132,370	24.9%
Adam L. Suttin(8)	132,370	24.9%
Raymond B. Rudy(8)	132,370	24.9%
David R. Jessick	—	—
Rajath Shourie(9)	—	—
C. Dean Metropoulos(10)	31,200	5.9%
N. Michael Dion(11)	—	—
Evan Metropoulos(11)	—	—
Louis Pellicano(11)	—	—
All directors and executive officers as a group(12)	295,940	55.6%

(1)	Represents the aggregate ownership of the Class A and Class B Units of Crunch Equity Holding, LLC. Affiliates of JPMP Capital Corp. and J.W. Childs Equity Investors III, L.P. and Crunch Equity Voting Trust own only Class A Units. The Class B Units are owned only by CDM Investor Group LLC and its officers.

(2)	Includes 90,082.10 Units, 16,846.69 Units, 2,588.56 Units, 8,457.80 Units, 5,704 Units and 945.85 Units of Class A Units owned by J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Selldown), L.P. and J.P. Morgan Partners Global Investors (Cayman) II, L.P., respectively. JPMP Capital Corp., which is an affiliate of JPMorgan Chase & Co., is the direct or indirect general partner of each of these entities. JPMP Capital Corp. and each of the foregoing entities is an affiliate of J.P. Morgan Partners, LLC and has an address c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, 39th Floor, New York, New York 10020. Also includes 7,500 units owned by Co-Investment Partners, L.P. Pursuant to a proxy agreement, each of J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P. and J.P. Morgan Partners Global Investors (Cayman) II, L.P. has the right to vote the units owned by Co-Investment Partners, L.P.

(3)	Includes 128,957.527 Units owned by J.W. Childs Equity Partners III, L.P. and 3,167.473 Units owned by JWC Fund III Co-Invest, LLC. J.W. Childs Associates, Inc. is the direct or indirect majority shareholder, general partner or managing member, as applicable, of each of these entities.

(4)	Includes 250 Class A Units and 30,950 Class B Units owned by CDM Investor Group LLC. CDM Investor Group LLC also owns 17,071.85 Class C Units, 28,890.61 Class D Units and 30,411.44 Class E Units. C. Dean Metropoulos is the managing member of CDM Investor Group LLC and has the sole power to direct the voting and disposition of any Units owned by CDM Investor Group LLC. The non-managing members of CDM Investor Group LLC are currently Messrs. Dion, E. Metropoulos and Pellicano and certain of their respective affiliates. The address of CDM Investor Group LLC and each of the foregoing persons is c/o CDM Investor Group LLC, 67 Mason Street, Greenwich, Connecticut 06830.

(5)	Crunch Equity Voting Trust (the “Voting Trust”) was formed prior to the consummation of the Aurora Transaction to hold approximately 235,906 Crunch Equity Holding, LLC interests on behalf of the Aurora bondholders and, 244.875 of Crunch Equity Holding, LLC interests of JWC and 244.876 of Crunch Equity Holding, LLC Units of JPMP. The interests held by JPMP and JWC may be exchanged for units in Crunch Equity Holding, LLC upon expiration of the indemnity agreement described herein. Each ownership interest in the Voting Trust represents a corresponding interest in Crunch Equity Holding, LLC. The Voting Trust has a board of three voting trustees. As more fully set forth in the trust agreement for the Voting Trust, the board has the authority, at the board’s sole discretion, to exercise certain rights and cause the Voting Trust to perform certain obligations of the Voting Trust. Certain other actions taken by the board require the consent or instruction of the holders of ownership interests in the Voting Trust. The Voting Trust terminates upon the liquidation, dissolution or winding up of the affairs of Crunch Equity Holding, LLC or at such time (following the deposit of the first Class A Units into the Voting Trust) as the Voting Trust ceases to hold any Class A Units.

(6)	Reflects the shares directly owned by J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A., L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Selldown), L.P. and J.P. Morgan Partners Global Investors (Cayman) II, L.P. (collectively, the “JPMP Entities”) due to his status as an executive officer of JPMP Capital Corp., a wholly owned subsidiary of JPMorgan Chase & Co. and the direct and indirect general partner of each of the JPMP Entities. Mr. Murray disclaims beneficial ownership except to the extent of his pecuniary interest. The address of Mr. Murray is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

(7)	Mr. O’Brien is a Principal of J.P. Morgan Partners, LLC and a limited partner of JPMP Master Fund Manager, L.P. (“JPMP MFM”), an entity which has a carried interest in investments of the JPMP Entities. While Mr. O’Brien has no beneficial ownership of these shares held by the JPMP Entities under Section 13(d) of the Exchange Act because he has no ability to control the voting or investment power of the JPMP Entities, Mr. O’Brien has an indirect pecuniary interest in the shares of Crunch Equity Holding, LLC held by the JPMP Entities as a result of his status as a limited partner of JPMP MFM. Mr. O’Brien disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The actual pecuniary interest which may be attributable to Mr. O’Brien is not readily determinable because it is subject to several variables, including without limitation, the JPMP Entities’ internal rate of return and vesting. Mr. O’Brien’s address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

(8)	Each of Messrs. Childs, Suttin and Rudy may be deemed the beneficial owner of the Units owned by J.W. Childs Associates, Inc., in their capacity as a shareholder, Partner or Operating Partner of J.W. Childs Associates, Inc. and certain of its affiliates, as applicable. Each of Messrs. Childs, Suttin and Rudy disclaim beneficial ownership of such Units. The address for each of them is c/o J.W. Childs Associates, L.P., 111 Huntington Avenue, Suite 2900, Boston, Massachusetts 02199-7610.

(9)	Mr. Shourie is a Managing Director of Oaktree Capital Management, LLC (“Oaktree”). Oaktree is the general partner or investment adviser of certain funds and accounts which hold, in the aggregate, 77,288.297 units of ownership interest in the Voting Trust, and may be deemed to have beneficial ownership of such units. Mr. Shourie, Oaktree and its members, principals and officers hereby disclaim beneficial ownership of such units, except to the extent of any pecuniary interest therein.

(10)	Mr. C.D. Metropoulos may be deemed the beneficial owner of the Units owned by CDM Investor Group LLC set forth in note (4) due to his status as its managing member. Mr. C.D. Metropoulos disclaims beneficial ownership of any such Units except to the extent of his pecuniary interest. In addition, Mr. C.D. Metropoulos owns 5,000,000 shares of common stock (0.9%) of Crunch Holding Corp., which is a wholly owned subsidiary of Crunch Equity Holding LLC.

(11)	Each of Messrs. Dion, E. Metropoulos and Pellicano is a non-managing member of CDM Investor Group LLC but has no power to direct the voting or disposition of Units owned by CDM Investor Group LLC. In addition, Messrs. Dion, E. Metropoulos and Pellicano collectively own 950,000 shares of common stock (0.2%) of Crunch Holding Corp., which is a wholly owned subsidiary of Crunch Equity Holding LLC.

(12)	The other named executive officers of PFGI collectively own 625,000 shares of common stock (0.1%) of Crunch Holding Corp., which is a wholly owned subsidiary of Crunch Equity Holding LLC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OFFICE SPACE LEASE

We currently lease office space owned by Barrington Properties, LLC, which is an affiliate of C.D. Metropoulos, our Chairman and Chief Executive Officer. In the 21 weeks ended December 26, 2004 and fiscal years 2004, 2003 and 2002, total rent paid under this lease was $39,000, $162,000, $283,000 and $228,000, respectively. In the nine months ended September 25, 2005 we paid rent totaling $75,000 under this lease. The lease requires us to make leasehold improvements of approximately $318,000. The building, which included the office space leased by a subsidiary of PFGI, was sold by the owner on January 12, 2004. The lease was amended to reflect that the subsidiary moved to a different building in Greenwich, Connecticut also owned by Barrington Properties, LLC. The lease amendment runs through May 31, 2010.

AIRPLANE

We historically used an aircraft owned by a company indirectly owned by our Chairman. In connection with the use of this aircraft, we paid net operating expenses of $1,180,000 in fiscal 2002 and $376,000 in the first quarter of fiscal 2003. In the second quarter of fiscal 2003, the agreement to use and pay for the plane was terminated early at a cost to us of $2 million. Beginning November 25, 2003, we resumed using the aircraft and in connection with the usage, paid net operating expenses of $1,543,000 in the thirty-six weeks ended July 31, 2004, $1,146,000 in the 21 weeks ended December 26, 2004, and $2,063,000 in the nine months ended September 25, 2005.

As of March 2004, our subsidiary, Pinnacle Foods Management Corporation, entered into an agreement with Fairmont Aviation, LLC, an affiliate of C.D. Metropoulos, our Chairman and Chief Executive Officer, whereby Fairmont Aviation, LLC has agreed to provide us with use of an aircraft for approximately $230,000 per month. Subject to each parties’ termination rights, the agreement terminates in March 2010 and may be renewed on a month-to-month basis thereafter.

MEMBERS’ AGREEMENT

In connection with the Aurora Transaction, the Sponsors and the Bondholders Trust entered into an amended and restated members’ agreement of LLC. The members’ agreement, among other matters:

•	restricts the transfer of units of Crunch Equity Holding, LLC, subject to certain exceptions, and provides that all transferees must become a party to the members’ agreement;

•	provides for a board of managers of Crunch Equity Holding, LLC and a board of directors of Crunch Holding Corp. and PFC consisting of nine directors, of which:

•	three were nominated by the members affiliated with JPMP (the “JPMP Directors”), with one of such JPMP Director being a person identified and approved by the Bondholders Trust,

•	three were nominated by the members affiliated with JWC (the “JWC Directors”), with one of such JWC Director being a person identified and approved by the Bondholders Trust,

•	one is C. Dean Metropoulos so long as he is our Chief Executive Officer and

•	two were nominated by the Bondholders Trust;

•	requires each member of Crunch Equity Holding, LLC to vote all their shares for the election of the persons nominated as managers as provided above;

•	provides for a compensation committee and an audit committee, each consisting of at least three managers, of which:

•	one member of such committee will be a JPMP Director for so long as the members affiliated with JPMP hold 25% or more of the Class A Units owned by them at the consummation of the Aurora Transaction,

•	one member of such committee will be a JWC Director for so long as the members affiliated with JWC hold 25% or more of the Class A Units owned by them at the consummation of the Aurora Transaction and

•	C. Dean Metropoulos will have a seat on the compensation committee for so long as he is a member of Crunch Equity Holding, LLC’s board of managers;

•	prohibits Crunch Equity Holding, LLC or any of its subsidiaries from taking the following actions, subject to carve outs provided in the members’ agreement, without the prior approval of the members of the board of managers affiliated with each of JPMP and JWC so long as in each case the members affiliated with the applicable Sponsor owns at least 25% of the Class A Units owned by such party at the consummation of the Aurora Transaction:

•	decisions in respect of compensation of members of senior management, including terminating or amending the employment agreements, issuance of options and granting of bonuses,

•	approval or amendment of the operating budget,

•	incurring indebtedness outside the ordinary course of business that is not contemplated by the operating budget,

•	acquiring or disposing of assets or stock of another company in excess of $5 million that is not contemplated by the operating budget,

•	making investments or capital expenditures, in each case in excess of $3 million in any one fiscal year not included in the operating budget,

•	entering into affiliate transactions,

•	changing the strategic direction of lines of businesses not specified in the annual strategic plan,

•	authorizing, issuing or selling membership interests or capital stock,

•	making distributions, paying dividends or redeeming or repurchasing membership interests or capital stock, subject to customary carve-outs and except as otherwise provided in the members’ agreement,

•	amending the terms of the governance documents,

•	reorganizations, share exchanges, dissolutions, liquidations or similar organic transactions,

•	any change in the accounting year, taxable year, accountants or accounting practices and

•	establishment of committees of the board of managers or board of directors, as the case may be;

•	require the consent of CDM Investor Group LLC to any changes to the terms of the Class B, C, D or E units or any amendment to Crunch Equity Holding, LLC’s governance documents that would adversely affect CDM Investor Group LLC in a manner different from any other member;

•	require the consent of the Bondholders Trust to amend Crunch Equity Holding, LLC’s governance documents for so long as the Bondholders Trust holds at least 5% of the issued and outstanding units;

•	contain rights of certain unit holders to participate in transfers of Class A and Class B units by the Sponsors to third parties;

•	contain a right of first refusal by Crunch Equity Holding, LLC with respect to transfers of Class A and Class B units by members other than Bondholders Trust, and if Crunch Equity Holding, LLC does not exercise such right, grant the non-transferring members (other than Bondholders Trust) a right of first refusal;

•	grants the Sponsors and Crunch Equity Holding, LLC a right of first offer with respect to transfers of interests by members of Bondholders Trust;

•	grant the members certain preemptive rights;

•	require the consent of each of the Sponsors to effect a sale of Crunch Equity Holding, LLC, Aurora or PFC;

•	if CDM Investor Group LLC does not consent to (i) a sale of Crunch Equity Holding, LLC or Aurora or (ii) a liquidation in connection with a required initial public offering, grant JPMP and JWC, in the case of clause (i), and Bondholders Trust, in the case of clause (ii), the right to purchase all of CDM Investor Group LLC’s units at a purchase price equal to the product of (x) $10.75 million and (y) a percentage (which is not greater than 100%) representing the percentage on original investment of the capital returned to JPMP, JWC and the Bondholders Trust in connection with such transaction; and

•	if any of C. Dean Metropoulos, N. Michael Dion, Evan Metropoulos or Louis Pellicano voluntarily resign from Aurora without good reason (as defined in his respective employment agreement) and other than as a result of disability (as defined in his employment agreement), grant Crunch Equity Holding, LLC, Pinnacle or Aurora the option to purchase the portion of CDM Investor Group LLC’s units reflecting such individual’s ownership in CDM Investor Group LLC (i) if such resignation is on or before November 25, 2004, at a purchase price equal to $10.75 million multiplied by such individual’s ownership percentage in CDM Investor Group LLC and (ii) if such resignation is after November 25, 2004 but on or before November 25, 2005, at a purchase price equal to the greater of (x) $10.75 million multiplied by such individual’s ownership percentage in CDM Investor Group LLC and (y) fair market value (without regard to any minority or illiquidity discounts.

The members’ agreement will terminate upon the sale, dissolution or liquidation of Crunch Equity Holding, LLC.

MANAGEMENT AND FEE AGREEMENTS

In connection with the Pinnacle Transaction, PFHC entered into a management agreement with JPMP and an affiliate of JWC. Under this agreement, each of JPMP and JWC provide us with financial advisory and other services. We will pay each of JPMP and JWC an annual management fee in the amount of $0.5 million ($1.0 million in the aggregate) commencing November 2003, and one-fourth of this fee will be paid each calendar quarter in advance. In addition, we will pay each of JPMP and JWC, in exchange for advisory services in connection with acquisitions, a transaction fee equal to 0.5% of the aggregate purchase price upon consummation of any other acquisition or disposition by us. We will also reimburse JPMP and JWC for all expenses incurred by them in connection with the agreement. The management agreement may be terminated by either JPMP or JWC with respect to that party only, or by mutual consent of JPMP and JWC, at any time on 30 days’ notice, and will terminate with respect to either JPMP or JWC on the date such party owns less than 5% of the units of Crunch Equity Holding, LLC that it purchased on the closing date of the Pinnacle Transaction. In addition, the management agreement may be terminated with respect to either JPMP or JWC in connection with an initial public offering or a change in law, occurrence or event which causes the existence of the management agreement to render any of the directors designated by JPMP or JWC an “interested” or not otherwise independent director or adversely affects such party’s right to designate a director or such director’s ability to perform his duties as director. In such event, such party will be entitled to receive a termination fee equal to the net present value of the fees which would have been paid to such party for the two-year period commencing on the date of termination.

In connection with the Pinnacle Transaction, we paid each of JPMP and JWC a transaction fee in the amount of $2,425,000 ($4,850,000 in the aggregate). We also paid all expenses of JPMP, JWC and each of their controlled affiliates, including the fees and expenses of their respective counsel and other advisors and consultants, in connection with the Pinnacle Transaction.

In connection with the Aurora Transaction, we paid each of JPMP and JWC a transaction fee in the amount of $1,000,000 ($2,000,000 in the aggregate), plus $119,000 in fees and expenses.

In addition, in connection with the Pinnacle Transaction, PFHC entered into an agreement with CDM Capital LLC, an affiliate of CDM Investor Group LLC, pursuant to which CDM Capital LLC will receive, in exchange for advisory services in connection with acquisitions, a transaction fee equal to 0.5% of the aggregate purchase price upon consummation of any acquisition (other than the Pinnacle Transaction or the Aurora Transaction) by us. The payments to CDM Capital LLC under the fee agreement cease at the time at which CDM Investor Group LLC no longer owns at least 5% of the Crunch Equity Holding, LLC units issued to it at the closing of the Pinnacle Transaction.

These arrangements with the Sponsors also contain standard indemnification provisions by us of the Sponsors.

Upon the closing date of the Aurora Transaction, PFGI assumed all of PFHC’s rights and obligations under the management and fee agreements.

As part of the amendment to the Company’s senior credit facilities dated November 19, 2004, the payment of the management fees have been suspended during the amendment period.

TAX SHARING AGREEMENT

On November 25, 2003, we entered into a tax sharing agreement with Crunch Holding Corp. which provides that we will file U.S. federal income tax returns with Crunch Holding Corp. on a consolidated basis. This agreement further provides that we make distributions to Crunch Holding Corp., and Crunch Holding Corp. makes contributions to us, such that we incur the expense for taxes generated by our business on the same basis as if we did not file consolidated tax returns. Aurora and its wholly owned subsidiary, Sea Coast, became party to the tax sharing agreement on March 19, 2004.

INDEMNITY AGREEMENT

In connection with the Aurora Transaction, we entered into an indemnity agreement with the Bondholders Trust. Pursuant to the indemnity agreement, the Bondholders Trust is required to reimburse us in respect of losses resulting from liabilities other than those (a) reserved against on the balance sheet of Aurora delivered to Crunch Equity Holding, LLC pursuant to the Merger Agreement (or not required under GAAP to be so reserved against), (b) entered into in the ordinary course of business, and (c) disclosed as of November 25, 2003; and claims by third parties which would give rise to a breach of any of the representations or warranties of Aurora set forth in the Merger Agreement.

The Bondholders Trust is not required to reimburse us for the first $1 million of such losses (subject to upward adjustment of up to $14 million depending on the level of Aurora’s net debt at closing) and its aggregate reimbursement obligation may not exceed $30 million. Any claims for indemnification must be made by us prior to the first anniversary of the closing date of the Aurora Transaction. The Bondholders Trust may satisfy its indemnification obligations by delivering Class A units (valued at $1,000 per unit) to Crunch Equity Holding, LLC for cancellation or by paying cash. The indemnity agreement was amended and restated on May 4, 2004 to provide that the $30 million cap will be increased as further provided therein to the extent we are obligated to pay amounts in excess of $6.85 million to any prepetition lender in connection with the R2 Top Hat, Ltd. appeal described in “The Transactions.”

REGISTRATION RIGHTS AGREEMENT

In connection with the Aurora Transaction, Crunch Holding Corp. entered into a registration rights agreement with the members of Crunch Equity Holding, LLC. Pursuant to the registration rights agreement, following consummation of an IPO by Crunch Holding Corp., affiliates of JPMP, affiliates of JWC, CDM Investor Group LLC and the Bondholders Trust will each receive a demand registration right with respect to shares of Crunch Holding Corp. received by it upon liquidation of Crunch Equity Holding, LLC in connection with the initial public offering, as well as unlimited rights to include its shares of Crunch Holding Corp. in registered offerings by Crunch Holding Corp. and to request registration on Form S-3 if Crunch Holding Corp. has qualified for the use of Form S-3, in all cases subject to certain conditions, standard cutbacks and other customary restrictions.

SENIOR CREDIT FACILITY AND INTERIM FINANCING COMMITMENT

JPMorgan Chase & Co. or one of its affiliates is a lender under the senior secured credit facilities. In addition, JPMorgan Chase & Co. or its affiliates in conjunction with each of the other initial purchasers or their affiliates agreed to provide us with senior subordinated financing in an aggregate amount of $150.0 million in the event that the offering of the old notes was not consummated. J.P. Morgan Securities Inc. was an initial purchaser of the old notes and both J.P. Morgan Securities Inc. and JPMorgan Chase & Co. are affiliates of JPMP Capital Corp., which owns approximately 25% of our parent’s outstanding capital stock (on a fully diluted basis) and has the right under the members’ agreement to appoint three of our directors. JPMP Capital Corp. is an affiliate of J.P. Morgan Partners, LLC. Steven P. Murray, a partner of J.P. Morgan Partners, LLC, Kevin G. O’Brien, a principal of J.P. Morgan Partners, LLC, and Terry Peets, an advisor to J.P. Morgan Partners LLC, serve as three of our directors.

DESCRIPTION OF SENIOR SECURED CREDIT FACILITIES

GENERAL

On November 25, 2003, we entered into a credit agreement led by J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., who act as joint lead arrangers, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., who act as joint bookrunners in connection with the senior secured credit facilities. Under this credit agreement, Deutsche Bank Trust Company Americas acts as administrative agent and collateral agent, General Electric Capital Corporation acts as syndication agent, JPMorgan Chase Bank, Citicorp North America, Inc. and Canadian Imperial Bank of Commerce act as co-documentation agents and a syndicate of banks and other financial institutions act as lenders, providing for the senior secured credit facilities. As discussed in “PFGI management’s discussion and analysis of financial condition and results of operations,” the credit agreement was first amended on November 4, 2004 to temporarily waive certain defaults. Subsequently, on November 19, 2004, we received required lender approval to permanently waive the defaults and modify the financial covenants for future reporting periods. This amendment is discussed later in this section.

The senior secured credit facilities consist of:

•	a $130.0 million senior secured revolving credit facility maturing November 25, 2009, of which up to $65.0 million was made available on and after November 25, 2003, and the remaining $65.0 million was made available on and after the closing date of the Aurora Transaction; and

•	a $545.0 million senior secured term loan facility maturing November 25, 2010, of which up to $120.0 million was made available on November 25, 2003, and $425.0 million was made available on the closing date of the Aurora Transaction.

Subject to certain restrictions and exceptions, on or around May 12, 2006, our senior secured credit facilities also permit us to obtain up to an additional $125.0 million of credit facilities, or the additional credit facilities, without the consent of the existing lenders thereunder, so long as no default or event of default under the senior secured credit facilities has occurred or would occur after giving effect to such issuance and certain other conditions are satisfied, including pro forma compliance with certain financial ratios.

SECURITY AND GUARANTEES

Our obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Crunch Holding Corp., our parent, and each existing and subsequently acquired or organized domestic subsidiary of our parent.

Our obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of our and our parent’s assets and substantially all of the assets of each existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences to us or our parent would result therefrom, foreign) subsidiary of our parent, including but not limited to:

•	a first priority pledge of 100% of our capital stock and 100% of the capital stock and other equity interests held by us, our parent and each existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences to us or our parent would result therefrom, foreign) subsidiary of our parent (which pledge, in the case of capital stock of any foreign subsidiary, shall be limited to 65% of the capital stock of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to us or our parent); and

•	a perfected first-priority security interest in substantially all tangible and intangible assets of our parent, us and each existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences to us or our parent would result therefrom, foreign) subsidiary of our parent.

INTEREST RATES AND FEES

The borrowings under the senior secured credit facilities bear interest as follows:

•	Revolving credit facility: (a) in the case of loans with an interest rate based on the Alternate Base Rate, an applicable margin of 2.25% per annum plus the higher of (i) JPMorgan Chase Bank’s prime rate and (ii) the federal funds effective rate plus 1/2 of 1% or (b) in the case of loans with an interest rate based on the Eurodollar rate, the Eurodollar rate plus an applicable margin of 3.25% per annum, provided that such applicable margins are subject to reduction subject to our parent and its subsidiaries attaining certain leverage ratios; and

•	Term loan facility: (a) in the case of loans with an interest rate based on the Alternate Base Rate, an applicable margin of 2.25% per annum plus the higher of (i) JPMorgan Chase Bank’s prime rate and (ii) the federal funds effective rate plus 1/2 of 1% or (b) in the case of loans with an interest rate based on the Eurodollar rate, the Eurodollar rate plus an applicable margin of 3.25% per annum.

In addition to paying interest on the outstanding principal under the senior secured credit facilities, we will also pay (a) a commitment fee to the lenders under the revolving credit facility in respect of the average daily unused commitments under the revolving credit facility at a rate equal to 1/2 of 1% per annum and (b) a commitment fee on the average daily undrawn portion of the commitments under the term loan facility at a rate equal to 1.25% per annum.

In connection with the senior secured credit facilities, we are also required to pay customary administrative fees, letter of credit issuance and administration fees and certain expenses, and to provide certain customary indemnities.

SCHEDULED AMORTIZATION PAYMENTS AND MANDATORY PREPAYMENTS

The term loan facility under the senior secured credit facilities provides for quarterly amortization payments totaling 1% per annum beginning on June 30, 2004, resulting in amortization of 0.50% of the aggregate principal amount of the term loans outstanding as of November 25, 2003 and of the aggregate principal amount of the term loans outstanding as of March 19, 2004 during the first year following November 25, 2003, 1.00% during the second through sixth years and 94.50% during the seventh year. In September 2005, we prepaid $20 million of the term loan facility. Due to the prepayment, the next scheduled installment payable will be in March 2009. The revolving credit facility terminates on November 25, 2009.

In addition, the senior secured credit facilities require us to prepay outstanding term loans (and, after the term loans have been repaid in full, to prepay outstanding revolving credit loans), subject to certain exceptions, with:

•	100% of the net proceeds of certain asset dispositions by Crunch Holding Corp. or its subsidiaries;

•	50% of the net proceeds of certain public equity issuances by Crunch Holding Corp. or its subsidiaries;

•	75% (which percentage is reduced if our leverage ratio is less than certain levels) of excess cash flow (as defined in the credit agreement); and

•	100% of the net proceeds of certain debt issuances by Crunch Holding Corp. or its subsidiaries (other than the notes offered hereby and other debt permitted under the credit agreement).

In addition, the senior secured credit facilities generally require us to prepay outstanding revolving loans at the end of each month to the extent necessary so that, after giving effect to such prepayment, our cash balance will not exceed $10.0 million.

VOLUNTARY PREPAYMENTS

The senior secured credit facilities provide for voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the senior secured credit facilities, without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans.

COVENANTS

The senior secured credit facilities contain financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the senior secured credit facilities include, among other things, limitations (each of which shall be subject to standard and customary and other exceptions for financings of this type) on our ability to:

•	declare dividends and make other distributions;

•	redeem or repurchase our capital stock;

•	prepay, redeem or repurchase certain of our indebtedness (including the notes);

•	make loans or investments (including acquisitions);

•	incur additional indebtedness;

•	grant liens;

•	enter into sale-leaseback transactions;

•	modify the terms of the notes or certain other debt or capital stock;

•	restrict dividends from our subsidiaries;

•	enter into new lines of business;

•	recapitalize, merge, consolidate or enter into acquisitions;

•	sell our assets; and

•	enter into transactions with our affiliates.

In addition, the senior secured credit facilities require us to maintain the following financial covenants:

•	a maximum total leverage ratio;

•	a minimum interest coverage ratio; and

•	a maximum capital expenditure limitation.

EVENTS OF DEFAULT

Our senior secured credit facilities contain certain customary events of default, including, among others:

•	nonpayment of principal, interest, fees or other amounts when due;

•	breach of the affirmative or negative covenants;

•	inaccuracy of the representation or warranties;

•	cross-default and cross-acceleration with respect to other material indebtedness;

•	bankruptcy or insolvency;

•	material judgments entered against our parent, us or any of our subsidiaries;

•	certain ERISA violations;

•	actual or asserted invalidity of the security documents or guarantees associated with the senior secured credit facilities;

•	a change in control (as described in the senior secured credit facilities); and

•	actual or asserted invalidity of the provisions of the notes subordinating the notes to the senior secured credit facilities.

Some of these events of default allow for grace periods and materiality thresholds.

SENIOR CREDIT AGREEMENT AMENDMENT

On September 14, 2004, we were first in default under our senior secured credit facilities. On November 4, 2004 we received required lender approval to temporarily waive defaults under our senior secured credit facility arising due to (i) failure to furnish on a timely basis our audited financial statements for the fiscal year ended July 31, 2004, our annual budget for fiscal year 2005 and other related deliverables and (ii) failure to comply with the maximum total leverage ratio for the period ended October 31, 2004. Conditions of the waiver limited our access to the revolving credit facility through the addition of an anti-cash hoarding provision which required that at the time of a borrowing request, cash, as defined, could not exceed $10 million and limited total outstanding borrowings under the facility to $65 million. The amendment and waiver expired November 24, 2004.

On November 19, 2004 we received required lender approval to permanently waive the defaults mentioned above and amend the financial covenants for future reporting periods. The terms of the permanent amendment and waiver include:

•	delivery of July 31, 2004 fiscal year end financial statements on or prior to the effective date of the amendment;

•	a 50 basis point increase to the applicable rate, as defined, with respect to borrowings under the credit agreement;

•	a change in the definition of consolidated cash interest expense to exclude non-cash gains or losses arising from marking interest rate swap agreements to market;

•	the addition of a senior covenant leverage ratio, as defined, which ranges from a ratio of 3.75 to 1.00 to a ratio of 5.75 to 1.00 through December 2005;

•	amendment of the interest expense coverage ratio (ranging from a ratio of 1.50 to 1.00 to a ratio of 2.10 to 1.00 through December 2005) and suspends the maximum total leverage ratio until March 2006;

•	elimination of limitation on revolving credit exposures;

•	and the following limitations, restrictions and additional reporting requirements during the amendment period which ends on the second business day following the date on which we deliver to the Administrative Agent financial statements for the fiscal quarter ending March 2006:

•	prohibit incremental extensions of credit, as defined;

•	additional limitations on indebtedness;

•	limitations on acquisitions and investments;

•	additional limitations on restricted payments;

•	suspension of payments for management fees;

•	continuation of the anti-cash hoarding provision;

•	monthly financial reporting requirements, and;

•	a Company election to early terminate the amendment period.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain definitions.” In this description the word “Company” refers only to Pinnacle Foods Group Inc. but not to any of its Subsidiaries, “Holdings” refers to Crunch Holding Corp., which owns all the outstanding stock of the Company, and “CEH” refers to Crunch Equity Holding, LLC, which owns primarily all the outstanding stock of Holdings.

On November 25, 2003, we issued $200,000,000 aggregate principal amount of notes under an indenture dated as of November 25, 2003 among the Company, the guarantors and Wilmington Trust Company, as trustee. On February 20, 2004, we issued an additional $194,000,000 aggregate principal amount of notes under the indenture. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. Certain defined terms used in this description but not defined below under “—Certain definitions” have the meanings assigned to them in the indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

The notes

The notes are:

•	general unsecured obligations of the Company;

•	subordinated in right of payment to all existing and future Senior Debt of the Company;

•	pari passu in right of payment with any future senior subordinated Indebtedness of the Company; and

•	senior in right of payment to any future subordinated Indebtedness of the Company.

The note guarantors

The notes are guaranteed by each of the Domestic Subsidiaries of the Company, which currently consist of the following:

•	Pinnacle Foods Corporation;

•	Pinnacle Foods Brands Corporation;

•	PF Standards Corporation;

•	Pinnacle Foods Management Corporation; and

•	Sea Coast Foods, Inc.

Except under certain circumstances, the notes are not guaranteed by the Foreign Subsidiaries of the Company. The only existing Foreign Subsidiary is Pinnacle Foods Canada Corporation.

Pinnacle Foods Canada Corporation generated 4.3% of the net sales of the Company and its consolidated subsidiaries for the nine months ended September 25, 2005, and accounted for 0.7% of the assets of the Company and its consolidated subsidiaries at September 25, 2005.

The guarantees

Each guarantee of the notes is:

•	a general unsecured obligation of the Guarantor;

•	subordinated in right of payment to all existing and future Senior Debt of that Guarantor;

•	pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor; and

•	senior in right of payment to any future subordinated Indebtedness of the Guarantor.

As of September 25, 2005, the Company had total debt outstanding (including the notes) of approximately $919.4 million, and approximately $117.3 million would have been available (after giving effect to the outstanding letters of credit of approximately $12.7 million) to the Company for additional borrowings under its credit facility, all of which constitutes Senior Debt ranking ahead of the notes, and all of which constitutes secured debt. As indicated above and as discussed in detail below under the caption “—Subordination,” payments on the notes and under the guarantees will be subordinated to the payment of Senior Debt. The indenture will permit both the Company and the Guarantors to incur additional Senior Debt.

All of the Company’s Subsidiaries are “Restricted Subsidiaries,” except that under the circumstances described below under the subheading “—Certain covenants—Designation of restricted and unrestricted subsidiaries,” the Company is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” The Company’s Unrestricted Subsidiaries, if any exist in the future, will not be subject to the restrictive covenants in the indenture, and they will not guarantee the notes.

Principal, maturity and interest

The Company initially issued notes in a total principal amount of $200,000,000 on November 25, 2003, and subsequently issued notes in an aggregate principal amount of $194,000,000 on February 20, 2004. The Company issued $394,000,000 of exchange notes in exchange for the old notes in the exchange offer. The Company may issue additional notes under the indenture from time to time. Any issuance of additional notes will be subject to the covenant described below under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock.” The notes and any additional notes subsequently issued under the indenture will rank equally and will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on December 1, 2013.

Interest on the notes accrues at the rate of 8 1/4% per annum and is payable semi-annually in arrears on June 1 and December 1. The Company will make each interest payment to the Holders of record on the immediately preceding May 15 and November 15.

Interest on the notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of receiving payments on the notes

If a Holder owning at least $5.0 million in principal amount of notes has given wire transfer instructions to the Company and the Trustee by the record date for such payment, the Company will pay all principal, interest and premium on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York (which will initially be the corporate trust office of the trustee) unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying agent and registrar for the notes

The trustee will initially act as paying agent and registrar for the notes. The Company may change the paying agent or registrar without prior notice to the Holders of the notes, and the Company or any of its Restricted Subsidiaries may act as paying agent or registrar.

Transfer and exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes or similar government charges due on transfer or exchange. The Company is not required to transfer or exchange any note selected for redemption except the unredeemed portion of any note being redeemed in part. Also, the Company is not required to transfer or exchange any note (i) for a period of 15 days before a selection of notes to be redeemed or (ii) between a record date and the next succeeding interest payment date.

Guarantees

The notes are guaranteed by each of the Company’s Domestic Subsidiaries and certain future subsidiaries of the Company. Subject to the conditions described below, the Guarantors will, jointly and severally, unconditionally guarantee on a senior subordinated basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Company under the indenture and the notes, whether for principal, premium or interest on the notes or otherwise. The Guarantors will also pay, on a senior subordinated basis and in addition to the amount stated above, any and all expenses (including counsel fees and expenses) incurred by the trustee under the indenture in enforcing any rights under a guarantee with respect to a Guarantor. Each guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor on the same basis as the notes are subordinated to the Senior Debt of the Company. The obligations of each Guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. See “Risk factors—Risks related to the notes—Federal and state fraudulent transfer laws permit a court to void the notes and any guarantees, and, if that occurs, you may not receive any payments on the notes.

A subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger, if other than such Guarantor, assumes all the obligations of that Guarantor under the indenture, its guarantee and the Exchange and Registration Rights Agreements pursuant to a supplemental indenture satisfactory to the trustee and completes all other required documentation; or

(b) in the case of a sale or disposition constituting an Asset Sale, the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

Notwithstanding the foregoing, a Restricted Subsidiary may consolidate with, merge into or transfer all or part of its assets and properties to the Company or a Subsidiary of the Company that is a Guarantor.

The guarantee of a subsidiary Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

(2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale complies with the “Asset Sale” provisions of the indenture;

(3) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) upon any legal defeasance in accordance with the terms of the indenture;

(5) if such Guarantor is or becomes a Receivables Subsidiary; or

(6) in the case of a Foreign Subsidiary that is a subsidiary Guarantor, the obligation in respect of which such guarantee arose is released.

See “—Repurchase at the option of holders—Asset sales,” “—Certain covenants—Designation of restricted and unrestricted subsidiaries” and “—Legal defeasance and covenant defeasance.”

Subordination

The payment of principal, interest and premium on the notes will be subordinated to the prior payment in full of all Senior Debt of the Company, including Senior Debt incurred after the date of the indenture.

The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt whether or not such interest is an allowed claim in any such proceeding) before the Holders of notes will be entitled to receive any payment or distribution with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust, if any, as described under “—Legal defeasance and covenant defeasance”), in the event of any distribution to creditors of the Company:

(1) in a liquidation or dissolution of the Company;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of the Company’s assets and liabilities.

The Company also may not make any payment or distribution in respect of the notes (except in the form of Permitted Junior Securities or from the trust described under “—Legal defeasance and covenant defeasance”) and may not make any deposits with the trustee as described under “—Legal defeasance and covenant defeasance” if:

(1) a payment default on Designated Senior Debt occurs and is continuing; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity, and the trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or the Representative of any Designated Senior Debt.

Payments on the notes may and will be resumed at the first to occur of the following:

(1) in the case of a payment default on Designated Senior Debt, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default on Designated Senior Debt, upon the earlier of the date on which such nonpayment default is cured or waived and 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

Notwithstanding the foregoing, the Company may make payment on the notes if the Company and the trustee receive written notice approving such payment from the Representative of the Designated Senior Debt with respect to which either of the events set forth in clauses (1) and (2) of this paragraph has occurred and is continuing.

No new Payment Blockage Notice may be delivered unless and until:

(1) 365 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium and additional interest, if any, on the notes that have come due have been paid in full in cash.

Not more than one Payment Blockage Notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to all Designated Senior Debt during such period, provided that if any Payment Blockage Notice is delivered to the trustee by or on behalf of the holders of Designated Senior Debt of the Company (other than the holders of Indebtedness under the Credit Agreement), a Representative of holders of Indebtedness under the Credit Agreement may give another Payment Blockage Notice within such period. However, in no event may the total number of days during which any payment blockage period or periods on the notes is in effect exceed 179 days in the aggregate during any consecutive 365-day period, and there must be at least 186 days during any consecutive 365-day period during which no payment blockage period is in effect.

The failure to make any payment on the notes by reason of the subordination provisions of the indenture will not be construed as preventing the occurrence of an Event of Default with respect to the notes by reason of the failure to make a required payment. Upon termination of any period of payment blockage, the Company will be required to resume making any and all required payments under the notes, including any missed payments. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice.

If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under “—Legal defeasance and covenant defeasance”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the trustee or the Holder has received written notice at least two Business Days prior to the relevant payment date that the payment is prohibited;

the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

The Company must promptly notify the Representative of Designated Senior Debt if payment of the notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See “Risk factors—Risks related to the notes—The notes and the guarantees are effectively subordinated to all of our and our guarantors’ secured indebtedness and all indebtedness of our non-guarantor subsidiaries.”

Optional redemption

At any time prior to December 1, 2006, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture (calculated after giving effect to the issuance of additional notes) at a redemption price of 108.250% of the principal amount, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the Net Cash Proceeds from one or more Equity Offerings by the Company, Holdings or CEH (so long as such Net Cash Proceeds are contributed to the Company as common equity); provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture (calculated after giving effect to the issuance of additional notes) remains outstanding immediately after the redemption (excluding any notes held by the Company and its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

The notes may be redeemed, in whole or in part, at any time prior to December 1, 2008, at the option of the Company upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Except as described in the two preceding paragraphs, the notes will not be redeemable at the Company’s option prior to December 1, 2008.

On or after December 1, 2008, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage
2008	104.125%
2009	102.750%
2010	101.375%
2011 and thereafter	100.000%

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

If less than all of the notes are to be redeemed, the procedures described below under “—Selection and notice” will apply.

No mandatory redemption or sinking fund

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

Change of Control

If a Change of Control occurs and the Company does not exercise its option to redeem the notes, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to a Change of Control offer on the terms set forth in the indenture (a “Change of Control Offer”). In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest on the notes repurchased, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) (a “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Section 14(e) of and Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

In the event that at the time of the Change of Control the terms of any agreement governing Senior Debt of the Company or its Subsidiaries restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of notice to Holders of notes provided for above, but in any event within 60 days following a Change of Control, the Company will either (1) repay all outstanding Senior Debt or offer to repay all such Senior Debt and repay the Indebtedness of each lender who has accepted the offer or (2) obtain the requisite consents, if required, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment date.

If the Company does not obtain such consents or repay such Indebtedness, the Company will remain prohibited from purchasing the notes pursuant to this covenant. In such event, the Company’s failure to make the offer to purchase pursuant to this covenant would constitute an Event of Default under the indenture which in turn would constitute a default under the Credit Agreement. In such circumstances, the subordination provisions of the indenture would likely prohibit payments to the Holders of the notes.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company, Holdings and CEH by increasing the capital required to effectuate such transactions.

Asset sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or by any other person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of (A) cash or Cash Equivalents, (B) all or substantially all of the assets of one or more Permitted Business Units, (C) Capital Stock in one or more Persons engaged in a Permitted Business that are or thereby become Restricted Subsidiaries of the Company or (D) any combination of the items referred to in clauses (A) through (C) above. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or any guarantee) that are assumed by the transferee of any such assets;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days after such Asset Sale, to the extent of the cash received in that conversion; and

(c) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in the Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at the time outstanding, not to exceed $5.0 million (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or such Restricted Subsidiary, as the case may be) may apply those Net Proceeds at its option:

(1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to repay Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to the Company or an Affiliate of the Company or pari passu Indebtedness);

(3) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(4) to acquire all or substantially all of the assets of one or more Permitted Business Units; or

(5) to acquire other long-term assets that are used or useful in a Permitted Business;

it being understood that the Company may apply Net Proceeds received by any of its Restricted Subsidiaries in any of the foregoing manners and any Restricted Subsidiary of the Company may apply Net Proceeds received by the Company or another Restricted Subsidiary of the Company in any of the foregoing manners.

Pending the final application of any Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will constitute “Excess Proceeds.” On the 366th day after an Asset Sale, if the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will make an Asset Sale offer to all Holders of notes and all holders of any other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem such Indebtedness with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds (an “Asset Sale Offer”). The Company will be required to complete the Asset Sale Offer no earlier than 30 days and no later than 60 days after notice of the Asset Sale Offer is provided to the Holders, or such later date as may be required under applicable law. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered notes and pari passu Indebtedness, if any. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Section 14(e) of and Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

The agreements governing all of the Company’s outstanding Senior Debt currently restrict the Company from purchasing notes, and also provide that certain change of control or asset sale events with respect to the Company would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition, neither of which may be possible. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing notes. In such case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, likely constitute a default under such Senior Debt. See “Risk factors—Risks related to the notes—If we are not able to repurchase the notes upon a change of control, we would be in default under the indenture and our senior secured credit facilities, permitting the lenders under our senior secured credit facilities to accelerate the maturity of the borrowings thereunder and to institute foreclosure proceedings against our assets and we could be forced to seek bankruptcy protection.” In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

Selection and notice

If less than all of the notes are to be redeemed in connection with any redemption, the trustee will select notes (or portions of notes) for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of a principal amount of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

Restricted payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend on, or make any other payment or distribution on account of, the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (in each case, other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of the Company or (b) to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the guarantees, except a payment of interest or principal at the Stated Maturity thereof (other than:

(A) the purchase, repurchase or other acquisition of any such subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition, and

(B) intercompany Indebtedness described in clause (6) of the second paragraph of the covenant described under “—Incurrence of indebtedness and issuance of preferred stock”); or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of indebtedness and issuance of preferred stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (9), (10) and (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from November 1, 2003 to the end of the Company’s most recently ended fiscal quarter for which consolidated financial statements of the Company are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate Net Cash Proceeds and the fair market value of any property (other than cash) used or useful in a Permitted Business, in each case received by the Company subsequent to the date of the indenture (i) as a contribution to its common equity capital or (ii) from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or (iii) as a result of the issue or sale after the date of the indenture of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company or any Restricted Subsidiary of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), except any Net Cash Proceeds that have been utilized for any other purpose under this covenant (other than pursuant to clause (12) below), plus

(c) 100% of the fair market value of any Permitted Business (including Capital Stock of a Permitted Business that is or becomes a Restricted Subsidiary) received by the Company or a Restricted Subsidiary of the Company as consideration for the issuance by the Company subsequent to the date of the indenture of Capital Stock (other than Disqualified Stock) of the Company or as a contribution to the common equity capital of the Company, plus

(d) to the extent that the Company or a Restricted Subsidiary of the Company receives cash in respect of any Restricted Investment that was made subsequent to the date of the indenture, the lesser of (i) the amount of cash received with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(e) to the extent that, after the date of the indenture, any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary, the lesser of (i) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation and (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary, plus

(f) 100% of any dividends, interest on Indebtedness, repayments of loans or advances or other transfers of assets received by the Company or any of its Restricted Subsidiaries after the date of the indenture from an Unrestricted Subsidiary of the Company, the Investment in which Unrestricted Subsidiary was made solely based on clause (15) of the definition of “Permitted Investments,” to the extent that such dividends, payments, repayments or transfers were not otherwise included in the Consolidated Net Income of the Company for such period.

The preceding provisions will not prohibit:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration the dividend payment or other distribution would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment with the Net Cash Proceeds of a substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock) or contribution to the common equity capital of the Company to the extent not previously utilized for any other purpose under this covenant; provided, however, that the Net Cash Proceeds from such sale or capital contribution applied in the manner set forth in this clause (2) will be excluded from the calculation of amounts under clause 3(b) of the paragraph above;

(3) the redemption, repurchase, defeasance or other acquisition of subordinated Indebtedness of the Company or any Restricted Subsidiary of the Company, in exchange for, or with the net cash proceeds from a substantially concurrent issuance or sale of, Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) the payment of dividends, other distributions or amounts to Holdings in amounts equal to the amounts expended by Holdings or CEH to purchase, repurchase, retire or otherwise acquire for value Equity Interests of Holdings owned by employees, former employees, directors, former directors, consultants or former consultants of Holdings, the Company or any of its Subsidiaries (or permitted transferees, assigns, estates or heirs of such employees, former employees, directors, former directors, consultants or former consultants); provided, however, that the aggregate amount paid, loaned or advanced to Holdings pursuant to this clause (5) will not, in the aggregate, exceed $5.0 million per fiscal year of the Company (with amounts not used in any fiscal year carried forward to the next two fiscal years and no further), plus the net proceeds of any key-person life insurance received by the Company after the date of the indenture, plus amounts contributed by Holdings to the common equity capital of the Company after the closing date as a result of the sale of Capital Stock (other than Disqualified Stock) to employees, officers, directors and consultants to the extent not previously utilized for any other purpose under this covenant;

(6) the payment of any dividends, distributions or other advances by the Company to Holdings to permit Holdings and CEH to pay franchise taxes and other fees and expenses required to maintain its existence and to provide for all other actual operating costs of Holdings and CEH, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services, of up to $1.5 million per fiscal year;

(7) the repurchase of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible securities to the extent the shares of such Capital Stock represent a portion of the exercise price of such options, warrants or convertible securities;

(8) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or preferred stock of its Restricted Subsidiaries issued after the date of the indenture pursuant to the covenant described below under the caption “—Incurrence of indebtedness and issuance of preferred stock”;

(9) any payments made, or the performance of any of the transactions contemplated, in connection with the Merger and the financing thereof and described in this prospectus under the headings “Management” and “Certain relationships and related transactions”;

(10) so long as no Default has occurred and is continuing or would be caused thereby, any redemption, repurchase, retirement, defeasance or other acquisition for value of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the net cash proceeds of the substantially concurrent sale of, Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be; provided that such new Disqualified Stock is issued pursuant to the covenant described below under the caption “—Incurrence of indebtedness and issuance of preferred stock”;

(11) payments, whether in the form of cash dividends or other distributions on the Company’s Capital Stock or otherwise, used to fund the payment of fees and expenses owed by the Company or its Restricted Subsidiaries to Affiliates to the extent (a) permitted by the covenant described under “—Transactions with affiliates” and (b) not covered in the last paragraph of this covenant;

(12) any purchase, redemption, defeasance or other acquisition or retirement for value of subordinated Indebtedness upon a Change of Control or an Asset Sale to the extent required by the indentures or other agreements pursuant to which such subordinated Indebtedness was issued, but only if the Company (i) in the case of a Change of Control, has made an offer to repurchase the notes as described under “Repurchase at the option of holders—Change of control” or (ii) in the case of an Asset Sale, has applied the Net Proceeds from such Asset Sale in accordance with the provisions described under “—Repurchase at the option of holders—Asset sales”;

(13) payments pursuant to any tax allocation agreement contemplated by clause (6) below under the caption “—Transactions with affiliates”;

(14) so long as no Default has occurred and is continuing or would be caused thereby, the payment of dividends on the Company’s common stock (or dividends, distributions or advances to Holdings or any other direct or indirect parent of the Company to allow Holdings or such other direct or indirect parent to pay dividends on its common stock), following the first public offering of the Company’s common stock (or of Holdings’ or such other direct or indirect parent’s common stock, as the case may be) after the date of the indenture, of, whichever is earlier, (i) in the case of the first public offering of the Company’s common stock, up to 6% per annum of the Net Cash Proceeds received by the Company in such public offering or (ii) in the case of the first public offering of Holdings’ or such other direct or indirect parent’s common stock, up to 6% per annum of the amount contributed by Holdings (or contributed directly or indirectly by such other direct or indirect parent, as the case may be) to the Company from the Net Cash Proceeds received by Holdings or such other direct or indirect parent in such public offering; or

(15) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $12.0 million or, if the Aurora Acquisition has been consummated, $25.0 million, in each case since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Company’s Board of Directors, whose determination with respect thereto shall be conclusive, and evidenced by a resolution to be delivered to the trustee. For the avoidance of doubt, the transactions contemplated by the Merger Agreement, the Credit Agreement, the Purchase Agreement, the Exchange and Registration Rights Agreements, the Members’ Agreement and the Management and Fee Agreements will be addressed under the covenant below described under the caption “—Transactions with affiliates” and will not be considered to be Restricted Payments.

Incurrence of indebtedness and issuance of preferred stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any shares of preferred stock; provided, however, that the Company or any Guarantor may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary may issue preferred stock and incur Acquired Debt, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which consolidated financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any Guarantor of Indebtedness and letters of credit under Credit Facilities, in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the face amount thereof) not to exceed (a) $185.0 million or (b) if the Aurora Acquisition has been consummated, $700.0 million less, in the case of clauses (a) and (b) above,

(a) the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the date of the indenture to repay term Indebtedness under a Credit Facility or to repay revolving credit Indebtedness and effect a corresponding commitment reduction thereunder, in each case, pursuant to the covenant described above under the caption “—Repurchase at the option of holders—Asset sales” and less

(b) the amount of Indebtedness incurred and outstanding in connection with a Qualified Receivables Transaction pursuant to clause (13) of this paragraph;

(2) the incurrence by the Company of Existing Indebtedness;

(3) the incurrence by the Company of Indebtedness represented by the notes to be issued on the date of the indenture and the Exchange Notes to be issued pursuant to the indenture and the registration rights agreements and the incurrence by any Guarantor of Indebtedness represented by any guarantee related to the notes or the Exchange Notes;

(4) the incurrence by the Company or any Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including borrowings under a Credit Facility) or Acquired Debt, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction, development, maintenance, upgrade or improvement of property, plant, equipment or assets (in each case whether through the direct purchase of assets or through the purchase of Capital Stock of the Person owning such assets) used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed, at any time outstanding, the greater of (a) $15.0 million and (b) 2.0% of Total Assets;

(5) the incurrence by the Company or any Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (5) or (15) of this paragraph;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries (other than a Receivables Subsidiary); provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company; will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) shares of preferred stock of a non-Guarantor Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent transfer of any Equity Interests or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Company or any other Restricted Subsidiary) shall be deemed, in each case, to be an issuance of preferred stock;

(8) the incurrence by the Company or any Guarantor of Hedging Obligations in the ordinary course of business or as may be required in connection with any Senior Debt and not for speculative purposes;

(9) the guarantee by the Company or any Guarantor of Indebtedness of the Company or a Guarantor that was permitted to be incurred by another provision of this covenant;

(10) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of workers’ compensation claims, self-insurance obligations, indemnities, performance bonds, bankers’ acceptances, letters of credit and surety, appeal or similar bonds provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business and, in any such case, any reimbursement obligations in connection therewith;

(11) Indebtedness of the Company or any Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited to defease all outstanding notes in full as described below under the covenant “—Legal defeasance and covenant defeasance”;

(12) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection or overdraft protection in the ordinary course of business;

(13) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction; provided that such Indebtedness is non-recourse to the Company or any of its Restricted Subsidiaries (except to the extent of customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction);

(14) obligations of the Company and its Restricted Subsidiaries arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the indenture, other than Guarantees by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of the Company for the purpose of financing such acquisition; provided, however, that the maximum aggregate liability in respect of all such obligations shall not exceed the gross proceeds, including the fair market value as determined in good faith by a majority of the Board of Directors of the Company of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time it is received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(15) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, the issuance by the Company of Disqualified Stock or the issuance by a Restricted Subsidiary of preferred stock in an aggregate principal amount or liquidation preference at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (15), not to exceed $15.0 million or, if the Aurora Acquisition has been consummated, $30.0 million; and

(16) Indebtedness of Foreign Subsidiaries not to exceed $5.0 million or, if the Aurora Acquisition has been consummated, $10.0 million.

For purposes of determining compliance with this “Incurrence of indebtedness and issuance of preferred stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred pursuant to clause (1) of the definition of Permitted Debt. Indebtedness permitted by this covenant need not be permitted by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest and dividends on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment or accrual of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant.

No senior subordinated debt

The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company and senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor’s guarantee.

Liens

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis (or on a senior basis in the case of obligations subordinated in right of payment to the notes) with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and other payment restrictions affecting restricted subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings of any of the foregoing, provided that the amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacement or refinancings of such instrument are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreement on the date of the indenture;

(2) Credit Facilities;

(3) the indenture, the notes and the guarantees;

(4) applicable law or any applicable rule or regulation;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6) customary non-assignment provisions in leases, licenses or similar contracts entered into in the ordinary course of business or that restrict the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract;

(7) restrictions encumbering property at the time such property was acquired by the Company or any of its Restricted Subsidiaries, so long as such encumbrance or restriction relates solely to the property so acquired;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary or the assets of a Restricted Subsidiary pending the sale or other disposition of such assets or Restricted Subsidiary;

(9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenants described above under the caption “—Liens” and “—Incurrence of indebtedness and issuance of preferred stock” that limit the right of the debtor to dispose of or transfer the assets subject to such Liens;

(11) any transfer of, agreement to transfer, or option or right with respect to, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the indenture;

(12) provisions with respect to the disposition or distribution of assets or property and other customary provisions in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(14) Indebtedness permitted to be incurred pursuant to clause (4) of the second paragraph of the covenant described under “—Incurrence of indebtedness and issuance of preferred stock” for property acquired in the ordinary course of business that only imposes encumbrances or restrictions on the property so acquired;

(15) net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(16) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary; and

(17) agreements governing Indebtedness permitted to be incurred pursuant to the covenant described under “—Incurrence of indebtedness and issuance of preferred stock,” provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are not materially more restrictive to the Company, as determined by the Board of Directors of the Company in their reasonable and good faith judgment, than the provisions contained in the Credit Agreement or the indenture as in effect on the date of the indenture.

Merger, consolidation or sale of assets

The Company may not, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person unless, in the case of clauses (1) and (2) above:

(1) either:

(a) the Company is the surviving corporation; or

(b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is either (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) a partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, which corporation becomes a co-issuer of the notes pursuant to a supplemental indenture duly and validly executed by the trustee;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the indenture and the Exchange and Registration Rights Agreements pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either:

(a) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made (the “Successor Company”) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of indebtedness and issuance of preferred stock”; or

(b) the Fixed Charge Coverage Ratio for the Company or the Successor Company would be greater than the Fixed Charge Coverage Ratio for the Company prior to such transaction.

Notwithstanding clauses (3) and (4) of the preceding paragraph, the Company may merge or consolidate with a Restricted Subsidiary incorporated solely for the purpose of organizing the Company in another jurisdiction.

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, consolidation or sale of assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

Designation of restricted and unrestricted subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if no Default has occurred and is continuing at the time of the designation and if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted payments” or Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. In addition, no such designation may be made unless the proposed Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary that is not simultaneously subject to designation as an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Transactions with affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) if such Affiliate Transaction or series of related Affiliate Transactions involves aggregate consideration in excess of $2.5 million and unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors in good faith; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or approved by the Board of Directors in good faith;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) payment of reasonable directors fees to Persons who are not employees of Holdings, the Company or its Subsidiaries and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or its Restricted Subsidiaries in the ordinary course of business to or with the officers, directors, consultants or employees of the Company and its Restricted Subsidiaries;

(4) sales, grants, awards or issuances of Equity Interests (other than Disqualified Stock) that are approved by a majority of the disinterested members of the Board of Directors in good faith, including the exercise of options and warrants, to Affiliates, officers, directors or employees of the Company or any contribution to the common equity capital of the Company by Affiliates of the Company;

(5) transactions involving the Company or any of its Restricted Subsidiaries, on the one hand, and JPMorgan Securities Inc., Deutsche Bank Securities Inc., Deutsche Bank Trust Company Americas, General Electric Capital Corporation, JPMorgan Chase Bank, Citicorp North America, Inc., Canadian Imperial Bank of Commerce or Chase Lincoln First Commercial Corporation on the other hand, in connection with this offering, the Merger and transactions related thereto, the Credit Agreement and any amendment, modification, supplement, extension, refinancing, replacement, work-out, restructuring and other transactions related thereto, or any management, financial advisory, financing, underwriting or placement services or any other investment banking, banking or similar services, which payments are approved by a majority of the disinterested members of the Board of Directors in good faith;

(6) as long as the Company is a member of a consolidated (or combined) group filing a consolidated (or combined) return of which Holdings is the parent, payments pursuant to the tax allocation agreement as in effect on the date of the indenture (or as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement, taken as a whole, is no less favorable to the Holders than the contract or agreement as in effect on the date of the indenture) to permit Holdings to pay taxes that are then due and owing and are attributable to the operations of the Company;

(7) Restricted Payments and Permitted Investments (other than Permitted Investments contemplated by clause (15) of the definition of “Permitted Investments”) that are permitted by the provisions of the indenture described above under the caption “—Restricted payments”;

(8) transactions effected as part of a Qualified Securitization Transaction permitted under the covenant described above under the caption “—Incurrence of indebtedness and issuance of preferred stock”;

(9) the existence or performance by the Company or any of its Restricted Subsidiaries of the provisions of the Merger Agreement, the Credit Agreement, the Purchase Agreement, the Exchange and Registration Rights Agreements, the Members’ Agreement and any other agreements (other than the Management and Fee Agreements, which are addressed in clause (10) below) described under the caption “Management” or “Certain relationships and related transactions” or any amendment thereto or replacement agreement therefor (including, without limitation, in connection with the Aurora Acquisition) or any transaction contemplated thereby so long as such amendment or replacement is not more disadvantageous to the Holders of the notes in any material respect than the original agreement as in effect on the date of the indenture;

(10) so long as no Default has occurred and is continuing or would be caused thereby, the existence or performance by the Company or any of its Restricted Subsidiaries of the provisions of the Management and Fee Agreements described under “Certain relationships and related transactions” or any amendment thereto or replacement agreement therefor (including, without limitation, in connection with the Aurora Acquisition) or any transaction contemplated thereby so long as such amendment or replacement is not more disadvantageous to the Holders of the notes in any material respect than the original agreement as in effect on the date of the indenture; and

(11) any agreement (other than with any Permitted Holder) as in effect as of the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders of the notes in any material respect) or any transaction contemplated thereby.

Future guarantees

If (i) the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary or if any Restricted Subsidiary becomes a Domestic Subsidiary after the date of the indenture or (ii) any Foreign Subsidiary guarantees any obligation under the Credit Facilities, then that newly acquired or created Domestic Subsidiary or the Foreign Subsidiary (other than a Receivables Subsidiary) will become a Guarantor, execute a supplemental indenture and deliver an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered and is a valid and legally binding obligation of such Subsidiary enforceable in accordance with its terms; provided, however, that all Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries will not have to comply with the requirements of this covenant. Each subsidiary guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed without rendering the subsidiary guarantee void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

If Holdings guarantees Indebtedness of the Company other than the Credit Agreement, then Holdings will (a) become a Guarantor, execute a supplemental indenture and deliver an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered and is a valid and legally binding obligation of Holdings enforceable in accordance with its terms and (b) remain a Guarantor for so long as such guarantee of such other Indebtedness remains outstanding.

Business activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Reports

Whether or not required by the SEC, so long as any notes are outstanding, the Company will furnish to the Holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

In addition, if at any time Holdings becomes a Guarantor of the notes and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and furnished to Holders of the notes pursuant to this covenant may, at the option of the Company, be filed by and be those of Holdings rather than the Company until such time as Holdings shall cease to be a Guarantor.

In addition, following the consummation of the exchange offer contemplated by the Exchange and Registration Rights Agreements, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and its Restricted Subsidiaries have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or additional interest with respect to, the notes, whether or not prohibited by the subordination provisions of the indenture;

(2) default in payment when due of the principal of, or premium, if any, on the notes, including in connection with an Asset Sale Offer or a Change of Control Offer, whether or not prohibited by the subordination provisions of the indenture;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Certain covenants—Merger, consolidation or sale of assets”;

(4) failure by the Company or any of its Restricted Subsidiaries to comply for 30 days after written notice (specifying the default and demanding that the same be remedied) with any obligations under the covenants described under “—Repurchase at option of holders— Change of control,” “—Repurchase at option of holders—Asset sales” (in each case, other than a failure to purchase notes, which is covered by clause (2) above), or “—Certain covenants—Restricted payments” or “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock” above;

(5) failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice (specifying the default and demanding that the same be remedied) to comply with any of the other agreements in the notes, the indenture or the guarantees;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness within any applicable grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its expressed maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other Indebtedness contemplated by clause (a) or (b) above, aggregates $15.0 million or more and such default continues for 10 days after receipt of the written notice (specifying the default and demanding that the same be remedied) referred to below;

(7) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $15.0 million (net of any amounts covered by insurance or pursuant to which the Company is indemnified or for which payments are guaranteed in accordance with the Merger Agreement, to the extent that the third party under such agreement honors its obligations thereunder), which judgments are not paid, discharged or stayed for a period of 60 days;

(8) except as permitted by the indenture, any guarantee of a Guarantor that is a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary shall deny or disaffirm its obligations under its guarantee and such default continues for 10 days after receipt of the notice specified in the indenture; and

(9) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any of its Significant Subsidiaries.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement shall be outstanding, such acceleration shall not be effective until the earlier of (1) the acceleration of any Indebtedness under the Credit Agreement and (2) five Business Days after receipt by the Company of written notice of such acceleration. A default under clause (4), (5), (6) or (8) will not constitute an Event of Default until the trustee notifies the Company or the Holders of at least 25% in aggregate principal amount of the outstanding notes notify the Company and the trustee of the default and the Company or its Subsidiary, as applicable, does not cure such default within the time specified in clause (4), (5), (6) or (8) after receipt of such notice.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or additional interest.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium and additional interest, if any, on, or the principal of, the notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the indenture, the guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and additional interest, if any, on such notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the related obligations of the Company and the Guarantors; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to:

(1) the covenants described under “—Certain covenants” (other than “—Merger, consolidation or sale of assets”) and “—Repurchase at option of holders”; and

(2) the operation of the default provisions specified in clauses (3) (with respect to an Asset Sale Offer or a Change of Control Offer only), (4), (5), (6), (7) and, with respect to Significant Subsidiaries only, (9) described above under “—Events of defaults and remedies” and the limitations contained in clause (4) under the first paragraph of “—Merger, consolidation or sale of assets” above (collectively, “Covenant Defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect to the notes. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3) (with respect to an Asset Sale Offer or a Change of Control Offer only), (4), (5), (6), (7) or (9) (with respect to Significant Subsidiaries or a group which constitutes a Significant Subsidiary only) under “Events of default” above or because of the failure of the Company to comply with clause (4) under “Certain covenants—Merger and consolidation” above.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and additional interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee to the effect that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default may have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company must deliver to the trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

AMENDMENT, SUPPLEMENT AND WAIVER

Except as provided in the next three succeeding paragraphs, the indenture, the notes and the guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes (including additional notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or Event of Default or compliance with any provision of the indenture or the notes or the guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the option of holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or additional interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or additional interest, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the option of holders”);

(8) release any Guarantor from any of its obligations under its guarantee or the indenture, except in accordance with the terms of the indenture;

(9) impair the right of any Holder to receive payment of principal of, and interest or any additional interest on, such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such notes; or

(10) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, the Company, the Guarantors and the trustee may amend or supplement the indenture or the notes or the guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or a Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

(5) to add a Guarantor;

(6) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(7) to make any change in the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Debt of the Company (or any representative thereof) under such subordination provisions;

(8) to secure the notes and the guarantees; or

(9) to provide for the issuance of additional notes in accordance with the terms of the indenture.

However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Debt of the Company or any Guarantor then outstanding unless the holders of such Senior Debt (or any group or representative thereof authorized to give a consent) consent to such change.

SATISFACTION AND DISCHARGE

The indenture will be discharged and will cease to be of further effect as to all notes and the guarantees issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non- callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and additional interest, if any, and accrued and unpaid interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

If the trustee becomes a creditor of the Company or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered and delivered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into, or became a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at December 1, 2008 (such redemption price being set forth in the table appearing above under the caption “—Optional redemption”) plus (ii) all required interest payments due on the note through December 1, 2008 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the note, if greater.

“Asset Sale” means:

(1) the sale, lease (other than an operating lease entered into in the ordinary course of business), conveyance or other disposition of any assets of the Company or any Restricted Subsidiary; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the option of holders—Change of control” and the provisions described above under the caption “—Certain covenants—Merger, consolidation or sale of assets” and not by the provisions of the Asset Sale covenant, as applicable; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (in each case other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets or rights having a fair market value of less than $3.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary (including any Person that becomes a Restricted Subsidiary in connection with such transaction);

(4) the sale or lease of inventory or accounts receivable in the ordinary course of business or accounts receivable in connection with the compromise, settlement or collection thereof;

(5) the sale or disposition of obsolete, damaged or worn out equipment or property in the ordinary course of business or any other property that is uneconomic or no longer useful to the conduct of the Company’s business;

(6) the sale or other disposition of cash or Cash Equivalents;

(7) sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (7), notes received in exchange for the transfer of accounts receivable and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction;

(8) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain covenants—Restricted payments”; or

(9) the sale of Equity Interest in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Aurora Acquisition” means the acquisition of Aurora Foods Inc., a Delaware corporation, on substantially the terms described in this prospectus; provided that the consummation of the Aurora Acquisition will be deemed to be on substantially the terms described in this prospectus so long as any changes to such terms, taken as a whole, are not disadvantageous to the Holders of the notes in any material respect.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The term “Beneficially Owns” has a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership or limited liability company, the managing general partner or partners or the managing member or members or any controlling committee of partners or members, as applicable; and

(3) with respect to any other Person, any similar governing body.

“Business Day” means each day that is not a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year of the date of acquisition and at the time of acquisition rated “A” or better from either of Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services;

(4) certificates of deposit, time deposits and Eurodollar time deposits or bankers acceptances’ with maturities of one year or less from the date of acquisition, and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any commercial bank having capital at the time of acquisition and surplus in excess of $500.0 million;

(5) repurchase obligations with a term of not more than six months for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at the time of acquisition thereof at least “A-1” or the equivalent by Moody’s Investors Service, Inc. or at least “P-1” or the equivalent by Standard & Poor’s Rating Services (or carrying an equivalent rating by a nationally recognized rating agency if both the two named agencies cease publishing ratings of investments) and in each case maturing within one year after the date of acquisition; and

(7) interests in investment companies or money market funds at least 95% of the assets of which on the date of acquisition constitute cash and Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“CEH” means Crunch Equity Holding, LLC.

“Change of Control” means the occurrence of any of the following:

(1) (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company and (B) the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of an entity held by any other entity (the “parent entity”) if such other person is the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity and the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent entity);

(2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as defined in clause (1) above) other than a Permitted Holder;

(3) the adoption of a plan relating to the liquidation or dissolution of Holdings or the Company; or

(4) after the first public offering of Capital Stock of either Holdings or the Company, (i) if such public offering is of Holdings’ Capital Stock, the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors, or (ii) if such public offering is of the Company’s Capital Stock, the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Commodity Price Protection Agreement” means, with respect to any Person, any forward contract, commodity swap, commodity option or other similar agreement or arrangement relating to, or the value of which is dependent upon or which is designed to protect such Person against, fluctuations in commodity prices.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) Securitization Fees to the extent deducted in calculating Consolidated Net Income for such period; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person (and if such Net Income is a loss will be included only to the extent that such loss has been funded with cash by the specified Person or a Restricted Subsidiary of the specified Person);

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions or the making of loans or intercompany advances by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) any net gain or loss realized upon the sale or other disposition of any asset of such Person or its Restricted Subsidiaries (including pursuant to a Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any net gain or loss realized upon the sale or other disposition of any Equity Interest of any Person will be excluded;

(4) any extraordinary gain or loss will be excluded;

(5) any non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards will be excluded;

(6) any non-recurring fees, charges or other expenses made or incurred in connection with the Merger and the transactions contemplated thereby within 180 days of the date of the indenture will be excluded;

(7) the cumulative effect of a change in accounting principles will be excluded; and

(8) any non-cash goodwill impairment charges subsequent to the date of the Indenture resulting from the application of SFAS No. 142 or 144 will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of CEH who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

(3) was nominated for election or appointed to such Board of Directors by a Permitted Holder.

“Credit Agreement” means that certain Credit Agreement, dated as of November 25, 2003 among Holdings, the Company, Deutsche Bank Trust Company Americas, General Electric Capital Corporation, JPMorgan Chase Bank, Citicorp North America, Inc., Canadian Imperial Bank of Commerce, JPMorgan Securities Inc., Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and the lenders from time to time thereunder, providing for up to $545.0 million of term loans and $130.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, supplemented, renewed, refunded, replaced, restructured, restated or refinanced from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) whether with the original agents and lenders or otherwise and whether provided under the original credit agreement or other credit agreements or otherwise.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, supplemented, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder).

“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreements, futures contract, options contract, synthetic cap or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary for the purpose of hedging foreign currency risk.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or one or more of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of valuation.

“Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) any other Senior Debt permitted under the indenture, the principal amount of which is $25.0 million or more and that has been designated by the Company as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable or exercisable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event (other than an event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that any class of Capital Stock that, by its terms, authorizes the issuer thereof to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by delivery of Capital Stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, shall not be deemed Disqualified Stock so long as such issuer satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless the Company has first complied with the provisions described above under the caption “—Repurchase at option of holders.”

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale for cash of Capital Stock (other than Disqualified Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means the Indebtedness of the Company (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture.

“Existing Management Stockholders” means CDM Investor Group LLC and the members thereof on the date of the indenture.

“Fixed Charges” means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) Securitization Fees; plus

(5) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or preferred stock of any of its Restricted Subsidiaries that are not Guarantors, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) Investments, acquisitions, mergers and consolidations that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act and may include operating expense reductions (net of continuing associated expenses but excluding non-recurring associated expenses) for such period resulting from the acquisition which is being given pro forma effect to that either (a) would be permitted pursuant to Rule 11-02 of Regulation S-X under the Securities Act or (b) have been realized or for which substantially all the steps necessary for realization have been taken or at the time of determination are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing of any facility, as applicable, provided that such adjustments shall be calculated on an annualized basis and will be set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another officer which states in detail (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers’ Certificate at the time of such execution and (iii) that such adjustment or adjustments and the plan or plans related thereto have been reviewed and approved by the Board of Directors. Any such Officers’ Certificate will be provided to the trustee if the Company incurs any Indebtedness or takes any other action under the indenture in reliance thereon;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

In addition, to the extent, if any, not covered by the foregoing, if the transactions have been consummated during the four-quarter period used to determine the Fixed Charge Coverage Ratio, then the Consolidated Cash Flow for such period shall reflect, to the extent incurred during such period, each item reflected in Adjusted EBITDA (but not in EBITDA) for the period ended July 31, 2003, as set forth in the offering memorandum dated February 5, 2004 for the old notes.

If any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the date of determination in excess of 12 months).

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock of such Person or preferred stock of a Restricted Subsidiary of such Person subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

“Foreign Subsidiary” means a Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantor” means:

(1) each of the Company’s existing and future Domestic Subsidiaries;

(2) any Foreign Subsidiary that in the future guarantees any obligation under the Credit Facilities;

(3) any other Subsidiary that executes a guarantee in accordance with the provisions of the indenture, and their respective successors and assigns; and

(4) if Holdings executes a guarantee in accordance with the provisions of the indenture, Holdings and its successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2) any Currency Agreement or Commodity Price Protection Agreement; and

(3) other agreements or arrangements of a similar character designed to protect such Person against fluctuations in interest rates.

“Holder” means the Person in whose name a note is registered on the Registrar’s books.

“Holdings” means Crunch Holding Corp.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the deferred and unpaid balance of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6) amounts outstanding and other obligations of such Person in respect of a Qualified Receivables Transaction;

(7) representing any Hedging Obligations; or

(8) all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any, if and to the extent any of the preceding items (other than amounts in respect of letters of credit, Hedging Obligations, Qualified Receivables Transactions and Disqualified Stock) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons; and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

In addition, for purposes of determining the outstanding principal amount of any particular Indebtedness incurred pursuant to the covenant described above under “—Certain covenants— Incurrence of indebtedness and issuance of preferred stock”:

(1) Guarantees or obligations in respect of letters of credit relating to Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be double-counted;

(2) the principal amount of any preferred stock of a Restricted Subsidiary of the Company shall be the greater of the maximum mandatory redemption or purchase price (not including, in either case, any redemption or purchase premium) or the maximum liquidation preference; and

(3) the principal amount of Indebtedness or of preferred stock of a Restricted Subsidiary of the Company issued at a price less than the principal amount thereof, maximum fixed redemption or repurchase price thereof or liquidation preference thereof, as applicable, will be equal to the amount of the liability or obligation in respect thereof determined in accordance with GAAP.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and payroll, travel and similar advances to officers and employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain covenants—Restricted payments.”

“Legal Holiday” means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York or Delaware.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Merger” means the merger to occur on the date of the indenture pursuant to the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of August 8, 2003, by and among the Company, Holdings, Crunch Acquisition Corp. and HMTF PF, L.L.C.

“Net Cash Proceeds” with respect to any issuance or sale of Equity Interests, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-cash Consideration or other non-cash consideration received in any Asset Sale), net of the direct costs, fees and expenses relating to such Asset Sale, including, without limitation:

(1) legal, accounting and investment banking fees and all other professionals’ and advisors’ fees;

(2) sales commissions, title and recording expenses and any relocation expenses incurred as a result of the Asset Sale;

(3) taxes paid or payable or required to be accrued as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

(4) amounts required to be applied to the repayment of Indebtedness (including all interest, premium, penalties, breakage, indemnities and fees in connection therewith), other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(5) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(6) any appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Sale and retained by the Company or any of its Restricted Subsidiaries after such Asset Sale or as a reserve established in accordance with GAAP, for adjustment in the sales prices of the asset or assets but only for so long as such reserve is required in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) with respect to which there is no recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by the Company or any of its Restricted Subsidiaries) or assets of the Company or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. “Officer” of a note Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers.

“Permitted Business” means any business that derives a majority of its revenues from the businesses engaged in by the Company and its Restricted Subsidiaries on the date of original issuance of the notes and/or activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of original issuance of the notes.

“Permitted Business Unit” means a store, branch, distribution center, region or other similar unit of a Permitted Business or the operations and assets of any of the foregoing.

“Permitted Holder” means JPMorgan Partners, LLC and J.W. Childs Associates, L.P. or their Affiliates, the Existing Management Stockholders or their Related Parties or any Person acting in the capacity of underwriter in connection with a public or private offering of the Company’s or Holdings’ Equity Interests.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the option of holders—Asset sales”;

(5) any acquisition of assets or Equity Interests solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations;

(8) receivables owing to the Company or any Restricted Subsidiary and prepaid expenses if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(9) advances, loans or extensions of credit to suppliers and vendors in the ordinary course of business;

(10) deposits, bid bonds and performance bonds with governmental authorities made in the ordinary course of business;

(11) Investments existing on the date of the indenture and Investments contributed to the common equity capital of the Company subsequent to the date of the indenture;

(12) endorsements of negotiable instruments and documents in the ordinary course of business;

(13) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case in compliance with the indenture, provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation;

(14) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction, and any other Investment by the Company or a Restricted Subsidiary of the Company in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction;

(15) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) since the date of the indenture, not to exceed $12.0 million or, if the Aurora Acquisition has been consummated, 2.0% of Total Assets;

(16) repurchases of the notes as long as the repurchased notes are cancelled promptly after purchase;

(17) any Investment acquired by the Company or any of its Restricted Subsidiaries in exchange for any other investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment or account receivable;

(18) loans and advances to officers, directors and employees made in the ordinary course of business of the Company or any Restricted Subsidiary; and

(19) guarantees issued in accordance with “—Incurrence of indebtedness and issuance of preferred stock” and “—Future guarantees.”

“Permitted Junior Securities” means:

(1) Equity Interests in the Company or any Guarantor; or

(2) debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the notes and the guarantees are subordinated to Senior Debt under the indenture;

provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Credit Agreement is treated as part of the same class as the notes for purposes of such plan of reorganization.

“Permitted Liens” means:

(1) Liens on assets of the Company or any Guarantor securing Senior Debt that was permitted by the terms of the indenture to be incurred;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, supply bonds, construction bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain covenants— Incurrence of indebtedness and issuance of preferred stock” covering only the assets acquired with such Indebtedness;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

(10) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $2.5 million in the aggregate at any one time outstanding;

(11) judgment Liens not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(12) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board, and

(b) such deposit account is not intended by the Company or any of its Restricted Subsidiaries to provide collateral to the depository institution;

(13) Liens securing the notes and any note guarantees;

(14) any interest or title of a lessor under any Capital Lease Obligation or operating lease;

(15) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

(16) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as the use of real properties of Liens incidental to the conduct of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(17) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Incurrence of indebtedness and issuance of preferred stock”; and

(18) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligations.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or if issued with original discount, the aggregate issue price) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses, premiums and defeasance costs incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes or the guarantees, as the case may be, on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Subsidiary” means a Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Company or any Restricted Subsidiary of the Company (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Related Parties” means with respect to a Person (a) that is a natural person (1) any spouse, parent or lineal descendant (including adopted children) of such Person or (2) the estate of such Person during any period in which such estate holds Capital Stock of the Company for the benefit of any person referred to in clause (a)(1) and (b) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (a).

“Representative” means the trustee, agent or representative (if any) for an issuer of Senior Debt.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Restricted Subsidiary or between Wholly Owned Restricted Subsidiaries.

“Securitization Fees” means reasonable distributions, payments or other fees made or paid directly or by means of discounts (i) to a Person that is not a Receivables Subsidiary and (ii) with respect to any participation interest issued or sold in connection with a Qualified Receivables Transaction.

“Senior Debt” means:

(1) all Indebtedness of the Company or any Guarantor outstanding under Credit Facilities (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings);

(2) all Hedging Obligations permitted to be incurred under the terms of the indenture;

(3) any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Company;

(2) any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates;

(3) any trade payables; or

(4) the portion of any Indebtedness that is incurred in violation of the indenture.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent quarterly balance sheet of the Company and determined in accordance with GAAP; provided, however, that, in the case of any Investment made or Indebtedness incurred in reliance on the provisions based on Total Assets, if such Investment or Indebtedness was permitted when made or incurred, the Company will not be deemed to have violated such provisions solely due to any subsequent decline in Total Assets.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 1, 2008; provided, however, that if the period from such redemption date to December 1, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

(5) either (a) has at least one director on its Board of Directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries or (b) has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain covenants—Restricted payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time, entitled generally to vote in the election of the Board of Directors of such Person (without regard to the occurrence of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

Except as set forth below, the exchange notes are issued in the form of one or more fully registered notes in global form without coupons and are deposited with the trustee, as custodian for, and registered in the name of DTC or a nominee thereof.

Except as set forth below, the global notes may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below.

THE GLOBAL NOTES

The exchange notes are issued in the form of several registered notes in global form, without interest coupons (the “global notes”) and are deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note are limited to persons who have accounts with DTC, or DTC participants, or persons who hold interests through DTC participants. We understand that under procedures established by DTC:

•	DTC credits portions of the principal amount of the global note to the accounts of the DTC participants; and

•	ownership of beneficial interests in each global note is shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Each global note and beneficial interests in each global note are subject to restrictions on transfer as described under “Transfer restrictions.”

BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

All interests in the global notes are subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

CERTIFICATED NOTES

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

PLAN OF DISTRIBUTION

This prospectus has been prepared for use by J.P. Morgan Securities Inc. in connection with offers and sales of the notes in market making transactions effected from time to time. J.P. Morgan Securities Inc. may act as a principal or agent in these transactions. These sales will be made at prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales. We have agreed to indemnify J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act, and to contribute payments which J.P. Morgan Securities Inc. might be required to make in respect thereof.

As of September 25, 2005, J.P. Morgan Partners, LLC, an affiliate of J.P. Morgan Securities Inc., beneficially owned approximately 24.9% of our outstanding capital stock (on a fully diluted basis) and certain of our directors are employed by an affiliate of J.P. Morgan Securities Inc. See “Management,” “Security ownership of certain beneficial owners and management,” “Certain relationships and related transactions” and “Description of senior credit facilities” for a summary of certain relationships between us and J.P. Morgan Securities Inc. and its affiliates.

We have been advised by J.P. Morgan Securities Inc. that, subject to applicable laws and regulations, J.P. Morgan Securities Inc. currently intends to make a market in the notes. However, J.P. Morgan Securities Inc. is not obligated to do so and J.P. Morgan Securities Inc. may discontinue its market making activities at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See “Risk factors—You cannot be sure that an active trading market will develop for the notes.”

LEGAL MATTERS

The validity of the notes and the guarantees of the notes have been passed upon for us by O’Melveny & Myers LLP, New York, New York.

EXPERTS

PFGI’s consolidated financial statements as of December 26, 2004 and for the period from August 1, 2004 to December 26, 2004, and as of July 31, 2004 and for the 36 weeks ended July 31, 2004 (“Successor”) and as of July 31, 2003, for the 16 weeks ended November 24, 2003 and for each of the two years in the period ended July 31, 2003 (“Predecessor”) and the consolidated financial statements of the frozen foods and condiments business of VFI for the 42 weeks ended May 22, 2001, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Aurora as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

We have filed a registration statement on Form S-1 to register with the SEC offers and sales of the notes made by J.P. Morgan Securities Inc. in market-making transactions effected from time to time. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. Subject to our obligation to amend or supplement this prospectus as required by law and the rules and regulations of the SEC, the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus.

INDEX TO FINANCIAL STATEMENT S

PFGI AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Reports of independent registered public accounting firm (PricewaterhouseCoopers LLP)	F-2
Consolidated statements of operations (for the 21 weeks ended December 26, 2004, the 36 weeks ended July 31, 2004, the 16 weeks ended November 24, 2003 and the years ended July 31, 2003 and 2002)	F-4
Consolidated balance sheets (as of December 26, 2004, July 31, 2004 and 2003)	F-5
Consolidated statements of cash flows (for the 21 weeks ended December 26, 2004, the 36 weeks ended July 31, 2004, the 16 weeks ended November 24, 2003 and the years ended July 31, 2003 and 2002)	F-6

Consolidated statements of shareholders’ equity (for the 21 weeks ended December 26, 2004, the 36 weeks ended July 31, 2004, the 16 weeks ended November 24, 2003 and the years ended July 31, 2003 and 2002)

F-7
Notes to consolidated financial statements	F-8

PFGI UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Consolidated statements of operations (for the three and nine months ended September 25, 2005 (unaudited) and September 26, 2004 (unaudited))	F-66
Consolidated balance sheets (as of September 25, 2005 (unaudited) and December 26, 2004)	F-67
Consolidated statements of cash flows (for the nine months ended September 25, 2005 (unaudited) and September 26, 2004 (unaudited))	F-68
Consolidated statements of shareholders’ equity (for the nine months ended September 25, 2005 (unaudited) and September 26, 2004 (unaudited))	F-69
Notes to consolidated financial statements	F-70

FROZEN FOODS AND CONDIMENTS BUSINESS OF VLASIC FOODS INTERNATIONAL INC. CONSOLIDATED FINANCIAL STATEMENTS
Report of independent registered public accounting firm (PricewaterhouseCoopers LLP)	F-99
Consolidated statements of operations (for the 42 weeks ended May 22, 2001)	F-100
Consolidated statements of cash flows (for the 42 weeks ended May 22, 2001)	F-101
Consolidated statement of changes in investment (deficit) in net assets (for the 42 weeks ended May 22, 2001)	F-102
Notes to consolidated financial statements	F-103

AURORA FOODS INC. CONSOLIDATED FINANCIAL STATEMENTS
Report of independent auditors (PricewaterhouseCoopers LLP)	F-113
Consolidated balance sheets (December 31, 2003 and 2002)	F-114
Consolidated statements of operations (for the three years ended December 31, 2003, 2002 and 2001)	F-115
Consolidated statements of comprehensive income (for the three years ended December 31, 2003, 2002 and 2001)	F-116
Consolidated statements of changes in stockholders’ deficit (for the three years ended December 31, 2003, 2002 and 2001)	F-117
Consolidated statements of cash flows (for the three years ended December 31, 2003, 2002 and 2001)	F-118
Notes to consolidated financial statements	F-119

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of

Pinnacle Foods Group Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and shareholder’s equity present fairly, in all material respects, the financial position of Pinnacle Foods Group Inc. and its subsidiaries (the “Company”) at December 26, 2004 and July 31, 2004, and the results of their operations and their cash flows for the period from August 1, 2004 to December 26, 2004 and for the period from November 25, 2003 to July 31, 2004 (“Successor” as defined in Note 1) in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, during the transition period ended December 26, 2004, the Company changed the period in which it performs its annual goodwill and indefinite-lived intangibles impairment test from July 31st to the last Sunday in December.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 28, 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of

Pinnacle Foods Group Inc.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, cash flows and shareholder’s equity present fairly, in all material respects, the financial position of Pinnacle Foods Group Inc. and its subsidiaries (the “Company”) at July 31, 2003 and the results of their operations and their cash flows for the period from August 1, 2003 to November 24, 2003 and each of the years in the two-year period ended July 31, 2003 (“Predecessor” as defined in Note 1) in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 24, 2004

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Successor		Predecessor
	21 weeks ended December 26, 2004	36 weeks ended July 31, 2004	16 weeks ended November 24, 2003	Fiscal year ended July 31,
				2003	2002
Net sales	$511,190	$574,352	$181,379	$574,482	$574,456

Costs and expenses
Cost of products sold	420,080	502,967	134,233	447,527	452,145
Marketing and selling expenses	53,588	57,910	24,335	57,915	51,458
Administrative expenses	15,216	32,258	9,454	32,878	32,346
Research and development expenses	1,459	2,436	814	3,040	3,552
Goodwill impairment charge	4,308	1,835	—	1,550	—
Other expense (income), net	5,680	38,096	7,956	6,492	5,137

Total costs and expenses	500,331	635,502	176,792	549,402	544,638

Earnings (loss) before interest and taxes	10,859	(61,150)	4,587	25,080	29,818
Interest expense	26,260	26,240	9,310	11,592	14,513
Interest income	120	320	143	476	807

(Loss) earnings before income taxes	(15,281)	(87,070)	(4,580)	13,964	16,112
Provision (benefit) for income taxes	9,425	(3,157)	(1,506)	5,516	4,190

Net (loss) earnings	$(24,706)	$(83,913)	$(3,074)	$8,448	$11,922

See accompanying Notes to Consolidated Financial Statements

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	Successor		Predecessor
	December 26, 2004	July 31, 2004	July 31, 2003
Current assets:
Cash and cash equivalents	$2,235	$37,781	$72,128
Accounts receivable, net	74,365	66,437	33,324
Inventories, net	205,510	182,338	82,591
Other current assets	3,991	6,671	6,790
Deferred income taxes	22	26	7,243

Total current assets	286,123	293,253	202,076
Plant assets, net	223,740	233,124	149,639
Tradenames	780,544	780,556	88,000
Other assets, net	57,670	56,636	8,424
Goodwill	416,863	421,041	17,982

Total assets	$1,764,940	$1,784,610	$466,121

Current liabilities:
Current portion of long-term obligations	$5,574	$5,380	$15,000
Current portion of long-term obligations - related party	—	80	—
Accounts payable	87,921	85,519	30,908
Accrued trade marketing expense	46,014	42,728	19,567
Accrued liabilities	77,735	85,236	25,345
Accrued income taxes	1,477	1,576	501

Total current liabilities	218,721	220,519	91,321
Long-term debt	937,506	930,968	160,000
Long-term debt - related party	—	7,900	—
Postretirement benefits	2,940	4,202	33,121
Deferred income taxes	212,406	203,006	3,192

Total liabilities	1,371,573	1,366,595	287,634
Commitments and contingencies	—	—	—
Shareholder’s equity:
Pinnacle Common stock: Successor par value $.01 per share, 100 shares authorized, issued 100; Predecessor - par value $.01 per share, 400,000 shared authorized, issued 162,604	—	—	1,626
Additional paid-in-capital	519,433	519,433	164,322
Accumulated other comprehensive income (loss)	48	(10)	147
Carryover of Predecessor basis of net assets	(17,495)	(17,495)	—
(Accumulated deficit)/Retained Earnings	(108,619)	(83,913)	12,392

Total shareholder’s equity	393,367	418,015	178,487

Total liabilities and shareholder’s equity	$1,764,940	$1,784,610	$466,121

See accompanying Notes to Consolidated Financial Statements

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Successor		Predecessor
	21 weeks ended December 26, 2004	36 weeks ended July 31, 2004	16 weeks ended November 24, 2003	Fiscal year ended July 31,
				2003	2002
Cash flows from operating activities
Net (loss) earnings from operations	$(24,706)	$(83,913)	$(3,074)	$8,448	$11,922
Non-cash charges (credits) to net earnings
Depreciation and amortization	17,068	24,570	6,136	22,948	21,231
Restructuring and impairment charge	6,969	16,312	1,262	4,941	—
Amortization of debt acquisition costs	1,995	2,652	6,907	1,630	1,630
Amortization of bond premium	(201)	(323)	—	—	—
Change in value of financial instruments	(360)	(3,492)	—	—	—
Equity related compensation charge	—	18,400	4,935	—	—
Postretirement healthcare benefits	(1,262)	(593)	(527)	(1,324)	3,955
Pension expense	310	820	342	1,323	901
Deferred income taxes	9,398	(2,942)	(986)	5,762	3,010
Changes in working capital
Accounts receivable	(7,734)	29,059	(9,297)	(812)	(2,738)
Inventories	(23,010)	20,483	(25,288)	(2,217)	8,236
Accrued trade marketing expense	3,188	468	(4,815)	(1,706)	(1,244)
Accounts payable	18,682	24,378	1,279	(4,685)	11,940
Other current assets and liabilities	(2,825)	(14,809)	(313)	(1,357)	5,652

Net cash (used in) provided by operating activities	(2,488)	31,070	(23,439)	32,951	64,495

Cash flows from investing activities
Payments for business acquisitions	—	—	—	(56)	(7,360)
Capital expenditures	(8,073)	(9,826)	(1,511)	(8,787)	(19,452)
Pinnacle merger consideration	(130)	(361,062)	—	—	—
Pinnacle merger costs	—	(7,154)	—	—	—
Aurora merger consideration	—	(663,759)	—	—	—
Aurora merger costs	(2,333)	(16,980)	—	—	—
Sale of plant assets	—	—	—	48	—
Acquisition of license	(1,919)	—	—	—	—

Net cash (used in) provided by investing activities	(12,455)	(1,058,781)	(1,511)	(8,795)	(26,812)

Cash flows from financing activities
Change in bank overdrafts	(16,413)	11,603	(262)	(2,419)	7,799
Repayment of capital lease obligations	(41)	(4)	—	(9)	(75)
Issuance of common stock	—	—	—	412	2,161
Equity contribution to Successor	—	275,088	—	—	—
Successor’s debt acquisition costs	(2,822)	(37,766)	—	—	—
Proceeds from Successor’s bond offerings	—	400,976	—	—	—
Proceeds from Successor’s bank term loans	—	545,000	—	—	—
Proceeds from Successor’s notes payable borrowing	30,000	21,500	—	—	—
Repayments of Successor’s notes payable	(30,000)	(21,500)	—	—	—
Repayments of Predecessor’s long term obligations	—	(175,000)	—	(15,000)	—
Repayments of Successor’s long term obligations	(1,363)	(1,363)	—	—	—

Net cash (used in) provided by financing activities	(20,639)	1,018,534	(262)	(17,016)	9,885

Effect of exchange rate changes on cash	36	—	42	17	(19)
Net change in cash and cash equivalents	(35,546)	(9,177)	(25,170)	7,157	47,549
Cash and cash equivalents - beginning of period	37,781	46,958	72,128	64,971	17,422

Cash and cash equivalents - end of period	$2,235	$37,781	$46,958	$72,128	$64,971

Supplemental disclosures of cash flow information:
Interest paid	$23,547	$28,776	$2,517	$10,001	$12,672
Interest received	120	320	143	476	807
Income taxes refunded (paid)	627	37	3,308	269	(8,022)
Non-cash investing activity:
Capital leases	(357)
Aurora merger consideration	—	(225,120)	—	—	—
Aurora merger costs	—	(4,628)	—	—	—
Non-cash financing activity
Aurora merger equity contribution	—	225,120	—	—	—

See accompanying Notes to Consolidated Financial Statements

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

(in thousands)

			Additional Paid In Capital	Retained Earnings (Deficit)	Carryover of Predecessor basis of net assets	Accumulated Other Comprehensive Income (loss)	Total Shareholders’ Equity
	Common Stock
	Shares	Amount
Predecessor
Balance at July 31, 2001	160,000	$1,600	$161,325	$(7,978)		$—	$154,947

Comprehensive income:
Net earnings				11,922			11,922
Foreign currency translation						(32)	(32)

Total comprehensive income							11,890

Warrants issued in business acquisition (1)			450				450
Stock issued, principally under the 2001 Stock Purchase Plan, net of expenses	2,187	22	2,139				2,161

Balance at July 31, 2002	162,187	$1,622	$163,914	$3,944		$(32)	$169,448

Comprehensive income:
Net earnings				8,448			8,448
Foreign currency translation						179	179

Total comprehensive income							8,627

Stock issued, principally under the 2001 Stock Purchase Plan, net of expenses	417	4	408				412

Balance at July 31, 2003	162,604	$1,626	$164,322	$12,392		$147	$178,487

Stock Compensation			4,935				4,935
Comprehensive income:
Net loss				(3,074)			(3,074)
Foreign currency translation						78	78

Total comprehensive loss							(2,996)

Balance at November 24, 2003	162,604	$1,626	$169,257	$9,318	$—	$225	$180,426

Successor

Balance at November 25, 2003	100	$—	$180,637	$—	$(17,495)	$—	$163,142

Equity contributions:
Cash			95,276				95,276
Noncash			225,120				225,120
Equity related compensation			18,400				18,400
Comprehensive income:
Net loss				(83,913)			(83,913)
Foreign currency translation						(10)	(10)

Total comprehensive loss							(83,923)

Balance at July 31, 2004	100	$—	$519,433	$(83,913)	$(17,495)	$(10)	$418,015

Comprehensive income:
Net loss				(24,706)			(24,706)
Foreign currency translation						58	58

Total comprehensive loss							(24,648)

Balance at December 26, 2004	100	$—	$519,433	$(108,619)	$(17,495)	$48	$393,367

(1)	Warrants were issued December 12, 2001.

See accompanying Notes to Consolidated Financial Statements.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

1.	Summary of Business Activities

Business Overview

As described in detail below, Pinnacle Foods Holding Corporation (“PFHC”), a leading producer, marketer and distributor of high quality, branded food products, and certain newly-formed investor companies consummated a merger (the “Pinnacle Merger” or “Merger”) effective November 24, 2003. The ultimate parent of these investor companies is Crunch Equity Holding, LLC (“LLC”). Each share of PFHC’s issued and outstanding stock immediately prior to the closing of the Pinnacle Merger was converted into the right to receive the per share merger consideration in cash. Therefore, PFHC was effectively acquired by LLC on November 25, 2003.

On November 25, 2003, LLC entered into a definitive agreement with Aurora Foods Inc. (“Aurora”) that provided for a comprehensive restructuring transaction in which PFHC was merged with and into Aurora, with Aurora surviving this merger. The combination of Aurora and PFHC is treated as a purchase, with LLC as the accounting acquirer, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” This restructuring transaction and the related merger was completed on March 19, 2004 and the surviving company was renamed Pinnacle Foods Group Inc. (hereafter referred to as the “Company” or “PFGI”).

For purposes of identification and description, the Company is referred to as the “Predecessor” for the period prior to the Pinnacle Merger occurring on November 24, 2003, and the “Successor” for the period subsequent to the Pinnacle Merger.

In December 2004, the Company’s board of directors approved a change in PFGI’s fiscal year end from July 31 to the last Sunday in December. Accordingly, the Company is presenting audited financial statements for the 21 weeks ended December 26, 2004, the transition period. For comparative purposes, unaudited condensed results of operations data for the comparable period of the prior year is presented in Note 4, Change in Fiscal Year End.

The Company is a leading producer, marketer and distributor of high quality, branded convenience food products, the products and operations of which are managed and reported in two operating segments: (i) frozen foods and (ii) dry foods. The Company’s frozen foods segment consists primarily of Swanson frozen foods products, Van de Kamp’s and Mrs. Paul’s frozen seafood, Aunt Jemima frozen breakfasts, Lender’s bagels and other frozen foods under the Celeste and Chef’s Choice name, as well as food service and private label products. The Company’s dry foods segment consists primarily of Vlasic pickles, peppers and relish products, Duncan Hines baking mixes and frostings, Mrs. Butterworth’s and Log Cabin syrups and pancake mixes, and Open Pit barbecue sauce as well as food service and private label products.

Pinnacle Merger and Change of Control

On August 8, 2003, Pinnacle Foods Holding Corporation (“PFHC,” or “Pinnacle”), Crunch Holding Corp. (“CHC”) and Crunch Acquisition Corp. (“CAC”) entered into an agreement and plan of merger. CHC is a newly formed Delaware corporation and a wholly-owned subsidiary of LLC, and CAC is a newly formed Delaware corporation and a wholly-owned subsidiary of CHC. J.P. Morgan Partners, LLC (“JPMP”), J.W. Childs Associates, L.P. (or its affiliates, as appropriate, “JWC”) and CDM Investor Group LLC (together with JPMP and JWC, the “Sponsors”), together with certain of their affiliates, as of the closing of this Pinnacle Merger, own 100% of the outstanding voting units of LLC on a fully diluted basis. Prior to the Pinnacle Merger, JPMP owned approximately 9.2% of PFHC’s common stock. The closing of the Pinnacle Merger occurred on November 25, 2003.

Each share of PFHC’s issued and outstanding stock immediately prior to closing was converted into the right to receive the per share Merger consideration (approximately $2.14 per share) in cash. The aggregate purchase price was approximately $485 million, including the repayment of outstanding debt under the Predecessor’s Senior Secured Credit Facilities. The estimated working capital adjustment at the time of the closing was approximately $10 million. The aggregate purchase price was subject to a final working capital settlement and other adjustments as of the closing date. During the first quarter of 2005, the working capital adjustment was settled at $8.4 million and resulted in a reduction of purchase price and goodwill of approximately $1.6 million.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

In June 2001, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets,” which establishes accounting and reporting for business combinations. SFAS No. 141 requires all business combinations be accounted for using the purchase method of accounting. SFAS No. 142 provides that goodwill and other intangible assets with indefinite lives will not be amortized, but will be tested for impairment on an annual basis. The Successor has accounted for the Pinnacle Merger in accordance with these standards. The Merger of PFHC with CAC is being treated as a purchase with LLC (whose sole asset is its indirect investment in the common stock of PFHC) as the accounting acquiror in accordance with SFAS No. 141, and is accounted for in accordance with Emerging Issues Task Force (“EITF”) Issue No. 88-16, “Basis in Leveraged Buyout Transactions.”

Following the guidance in EITF Issue No. 88-16, the net assets associated with the 9.2% of the outstanding PFHC common stock owned by JPMP and certain members of CDM Investor Group LLC before the Pinnacle Merger were carried over at the Predecessor basis and the net assets related to the 90.8% of the outstanding PFHC common stock before the Merger not owned by JPMP and certain members of CDM Investor Group LLC have been recorded at fair value. The excess of the purchase price over Predecessor basis of net assets of the PFHC common stock owned by JPMP and certain members of CDM Investor Group LLC prior to the Pinnacle Merger was $17,495 and is recorded as carry-over basis in shareholder’s equity.

The total cost of the Pinnacle Merger, which is subject to the post-closing adjustment as discussed below, consists of:

Stated purchase price	$485,000
Estimated working capital adjustments	10,009
Acquisition costs	7,154

Total cost of acquisition	$502,163

Of the total consideration paid to the Predecessor’s shareholders outlined above, $10 million was deposited into an escrow account pending finalization of the working capital adjustment and $17 million was deposited into a second escrow account pending finalization of indemnification adjustments.

The $10 million working capital adjustment was preliminary. In April 2004, a partial distribution of approximately $7 million was disbursed from the working capital escrow account. During the first quarter of 2005, the working capital adjustment was settled at $8.4 million. This will result in a reduction of purchase price and goodwill of approximately $1.6 million.

Indemnification adjustments, if any, relate to the Predecessor’s indemnifications of CHC, which are stipulated in the merger agreement and include, but are not limited to, breaches of representations or warranties, certain tax matters, and certain environmental items. During the first quarter of 2005, with no further claims pending, the indemnification escrow was distributed to the sellers.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

The following table summarizes the allocation of the total cost of the Pinnacle acquisition to the assets acquired and liabilities assumed:

Assets recorded:
Plant assets	$147,490
Inventories	134,730
Accounts receivable	42,739
Cash	4,772
Other current assets	4,436
Goodwill	144,111
Tradenames	106,156
Other assets	177

Fair value of assets acquired	584,611
Liabilities assumed	77,283
Deferred income taxes	22,660
Carryover of Predecessor basis of net assets	(17,495)

Purchase price	$502,163

The total intangible assets amounted to $250,267, of which $106,156 was assigned to tradenames that are not subject to amortization. Goodwill, which is not subject to amortization, amounted to $144,111, of which $142,344 was allocated to the dry foods segment and $1,767 was allocated to the frozen foods segment. No new tax-deductible goodwill was created as a result of the Pinnacle Merger, but historical tax-deductible goodwill in the amount of $1,661 does exist.

In accordance with the requirements of purchase method accounting for acquisitions, inventories as of November 24, 2003 were valued at fair value (net realizable value, which is defined as estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity) which in the case of finished products was $26,304 higher than the Predecessor’s historical manufacturing cost. The Successor’s cost of products sold for the 36 weeks ended July 31, 2004 includes a pre-tax charge of $26,304, as all of such finished product was sold during the period November 25, 2003 to July 31, 2004.

The Pinnacle Merger was financed through borrowings of a $120 million Term Loan and a $21.5 million Revolver drawing under the Successor’s Senior Secured Credit Facilities, $200 million of Senior Subordinated Notes issued November 2003 and $181 million equity contribution from the Sponsors.

As a result of the Pinnacle Merger, our initial capitalization at the Merger date consisted of:

Borrowings under new revolving credit facility	$21,500
Borrowings of new term loan	120,000
Issuance of new senior subordinated notes	200,000
Additional paid-in capital	180,637

Total capitalization	$522,137

Other Pinnacle Merger Related Matters

Immediately prior to closing, pursuant to their original terms, all of the Predecessor’s outstanding stock options vested and the Predecessor exercised its purchase option to purchase at fair value all of the shares of common stock to be acquired by exercise of options held by employees pursuant to the Stock Option Plan. As a result, compensation expense of approximately $4.9 million was recorded in the Consolidated Statement of Operations immediately before the Pinnacle Merger for the difference between the aggregate fair value of the shares of common stock and the aggregate exercise price of the stock options

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

From and after the consummation of the Pinnacle Merger, each outstanding warrant will thereafter entitle the holder thereof to receive, in consideration for the cancellation of such warrant, an amount in cash equal to the excess, if any, of the final per share Pinnacle Merger consideration over the exercise price of such warrant and no more. Because the warrant’s strike price is $3.00 per share and as the Pinnacle Merger consideration is approximately $2.14 per share (subject to adjustment as set forth above), no payment to warrant holders is expected; thus, no value was assigned to the warrants.

The closing of the transaction represented a change in control under the Predecessor’s employment agreements with certain executives. As a result, the Predecessor was required to pay $1.7 million pursuant to these agreements and recorded a charge for such amount in the Consolidated Statement of Operations immediately before the Pinnacle Merger. In addition, retention benefits to certain key employees of approximately $2.2 million were accrued as a compensation charge over the three-month retention period from the date of closing and paid in February 2004.

In connection with the formation of LLC, certain ownership units of LLC were issued to CDM Investor Group LLC, which is controlled by certain members of PFGI’s management. Certain of these units provide a profits interest consisting of an interest in distributions to the extent in excess of capital contributed by members of the LLC. The interests vest immediately. The fair value of the interests at the date of grant is $11 million and has been included in the Successor’s Consolidated Balance Sheet as an increase in Successor’s paid-in-capital and in the Consolidated Statement of Operations for the 36 weeks ended July 31, 2004 as an expense reflecting the charge for the fair value immediately after consummation of the Pinnacle Merger. Additional units were issued in connection with the Aurora transaction and are discussed in Note 3 to the Consolidated Financial Statements.

The Advisory and Oversight Agreement between the Predecessor and an affiliate of the majority selling shareowners, and the stockholders agreement between PFHC and Predecessor’s current shareholders, was terminated at closing. Also, at closing, all members of the board of directors of PFHC resigned. Subsequent to the Pinnacle Merger, directors of Crunch Acquisition Corp. became directors of the surviving corporation, Pinnacle Foods Holding Corporation.

2.	Summary of Significant Accounting Policies

Consolidation. The consolidated financial statements include the accounts of Pinnacle Foods Group Inc. and its wholly-owned subsidiaries. The results of companies acquired during the year are included in the consolidated financial statements from the effective date. Intercompany transactions have been eliminated in consolidation.

Foreign Currency Translation. Foreign-currency-denominated assets and liabilities are translated into U.S. dollars at exchange rates existing at the respective balance sheet dates. Translation adjustments resulting from fluctuations in exchange rates are recorded as a separate component of accumulated other comprehensive income (loss) within shareholder’s equity. The Company translates the results of operations of its foreign subsidiaries at the average exchange rates during the respective periods. Gains and losses resulting from foreign currency transactions, the amounts of which are not material, are included in net earnings (loss).

Fiscal Year. As discussed in Note 1, in December 2004, the Company changed its fiscal year end from July 31 to the last Sunday in December.

Cash and Cash Equivalents. The Company considers investments in all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents.

Inventories. Substantially all inventories are valued at the lower of average cost or market. Cost is determined by the first-in first-out method. The nature of costs included in inventory are: ingredients, containers, packaging, other raw materials, direct manufacturing labor and fully absorbed manufacturing overheads. When necessary, the Company provides allowances to adjust the carrying value of its inventory to the lower of cost or net realizable value, including any costs to sell or dispose including consideration for obsolescence, excessive inventory levels, product deterioration and other factors in evaluating net realizable value.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Plant Assets. Plant assets are stated at historical cost, and depreciation is computed using the straight-line method over the lives of the assets. Buildings and machinery and equipment are depreciated over periods not exceeding 45 years and 15 years, respectively. The weighted average estimated remaining useful lives are approximately 10 years for buildings and 7 years for machinery and equipment. When assets are retired, sold, or otherwise disposed of, their gross carrying value and related accumulated depreciation are removed from the accounts and included in determining gain or loss on such disposals. Costs of assets acquired in a business combination are based on the estimated fair value at the date of acquisition.

Goodwill and Intangible Assets. Intangible assets consist principally of goodwill and tradenames. Intangible assets with definite lives are amortized over those lives. Goodwill and intangible assets with indefinite lives are not amortized, but are tested annually for impairment or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. During the transition year, the Company changed its method of accounting for goodwill and intangible assets by changing the time of year the annual impairment test is performed. Prior to the change in year end, the impairment test was performed as of July 31st (the last day of the Company’s old fiscal year). Upon the change in year end from July 31 to the last Sunday in December, management believes it is preferable to continue to test goodwill and impairments as of the last day of its new fiscal year, which will be the last Sunday in December. This change in accounting policy will not change the comparability of the Company’s financial statements from period to period and therefore no restatement of prior periods is necessary.

Valuation of Long-Lived Assets. The Company adopted SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” on August 1, 2002. The carrying value of long-lived assets held and used, other than goodwill, is evaluated at the reporting unit level when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of a long-lived asset is considered impaired when the total projected undiscounted cash flows from such asset are separately identifiable and are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the projected cash flows from the asset discounted at a rate commensurate with the risk involved. Losses on long-lived assets held for sale, other than goodwill, are determined in a similar manner, except that fair market values are reduced for disposal costs.

Revenue Recognition. Revenue from product sales is recognized upon shipment to the customers as terms are FOB shipping point, at which point title and risk of loss is transferred and the selling price is fixed or determinable. This completes the revenue-earning process, specifically that an arrangement exists, delivery has occurred, the price is fixed and collectibility is reasonably assured. A provision for payment discounts, uncollectible accounts and product return allowances is recorded as a reduction of sales in the same period that the revenue is recognized.

Trade promotions, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons, are offered through various programs to customers and consumers. Sales are recorded net of estimated trade promotion spending, which is recognized as incurred at the time of sale. Certain retailers require the payment of slotting fees in order to obtain space for the Company’s products on the retailer’s store shelves. The fees are recognized as reductions of revenue at the earlier of the date cash is paid or a liability to the retailer is created. These amounts are included in the determination of net sales. Accruals for expected payouts under these programs are included as accrued trade marketing expense line in the Consolidated Balance Sheet.

Marketing Expenses. Trade marketing expense is comprised of amounts paid to retailers for programs designed to promote our products. These costs include standard introductory allowances for new products. They also include the cost of in-store product displays, feature pricing in retailers’ advertisements and other temporary price reductions. These programs are offered to our customers both in fixed and variable (rate per case) amounts. The ultimate cost of these programs depends on retailer performance and is the subject of significant management estimates. The Company records as expense the estimated ultimate cost of the program in the period during which the program occurs. In accordance with EITF No. 01-9 “Accounting for Consideration Given by a Vendor to a Customer,” these trade marketing expenses are classified in the Consolidated Statement of Operations as a reduction of net sales. Also, in accordance with EITF No. 01-9, coupon redemption costs are also recognized as reductions of net sales when issued. Marketing expenses recorded as a reduction of net sales of the Successor were $219,534 and $219,452 in the 21 weeks ended December 26, 2004 and in the 36 weeks ended July 31, 2004, respectively. Marketing expenses of the Predecessor were $48,038 in the 16 weeks ended November 24, 2003, $174,833 in 2003 and $151,313 in 2002.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Advertising. Advertising costs include the cost of working media (advertising on television, radio or in print), the cost of producing advertising, and the cost of coupon insertion and distribution. Working media and coupon insertion and distribution costs are expensed in the period the advertising is run or the coupons are distributed. The cost of producing advertising is expensed as of the first date the advertisement takes place. Advertising included in the Successor’s marketing and selling expenses were $28,428 and $20,620 in the 21 weeks ended December 26, 2004 and in the 36 weeks ended July 31, 2004, respectively. Advertising included in the Predecessor’s marketing and selling expenses were $14,590 in the 16 weeks ended November 24, 2003, $25,402 in 2003 and $16,100 in 2002.

Shipping and Handling Costs. In accordance with the EITF No. 00-10 “Accounting for Shipping and Handling Revenues and Costs,” costs related to shipping and handling of products shipped to customers are classified as cost of products sold.

Stock Based Compensation. As permitted by SFAS No. 123 “Accounting for Stock-Based Compensation” as amended by SFAS No. 148 “Accounting for Stock-Based Compensation – Transition and Disclosure,” the Company uses the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations to account for its employee stock-base compensation. No compensation expense for employee stock options is reflected in net earnings as all options granted under those plans had an exercise price equal to the market value of the common stock on the date of the grant. Net earnings, as reported, include compensation expense related to ownership units of LLC issued to CDM Investor Group LLC. See Notes 1 and 3.

The following table illustrates the effect on net earnings if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for all periods presented.

	Successor	Successor	Predecessor
	21 weeks ended December 31, 2004	36 weeks ended July 31, 2004	16 weeks ended November 24, 2003	Fiscal year ended July 31,
				2003	2002

Net earnings (loss), as reported	$(24,706)	$(83,913)	$(3,074)	$8,448	$11,922
Add: Stock-based compensation expense included in reported net income, net of tax	—	18,400	3,158	—	—
Deduct: Total stock-based employee compensation expense determined under fair value method for all stock option awards, net of related tax effects	(504)	(19,031)	(734)	(268)	(275)

Pro forma net earnings (loss)	$(25,210)	$(84,544)	$(650)	$8,180	$11,647

Insurance reserves. The Company is self-insured under its worker’s compensation insurance policy. An independent, third-party actuary estimates the outstanding retained-insurance liabilities by projecting incurred losses to their ultimate liability and subtracting amounts paid-to-date to obtain the remaining liabilities. The Company bases actuarial estimates of ultimate liability on actual incurred losses, estimates of incurred but not yet reported losses and the projected costs to resolve these losses.

Income Taxes. Income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes,” under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company reviews its deferred tax assets for recovery. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Financial Instruments. The Company uses financial instruments, primarily swap contracts, to manage its exposure to movements in interest rates and commodity prices. The use of these financial instruments modifies the exposure of these risks with the intent to reduce the risk or cost to the Company. The Company does not use derivatives for trading purposes and is not a party to leveraged derivatives.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications. Certain prior year amounts have been reclassified to conform to current year presentation.

Recently Issued Accounting Pronouncements

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB published a revision to FIN 46 (“FIN 46R”) to clarify some of the provisions of the interpretation and to defer the effective date of implementation for certain entities. The Company will be required to apply the provisions of FIN 46R for periods ended after December 15, 2004. The Company is currently assessing what impact, if any, adoption of this interpretation would have on its financial statements.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law. The Act expanded Medicare to include, for the first time, coverage for prescription drugs and a federal subsidy to sponsors of certain retiree medical plans. The Company sponsors medical programs for certain of its U.S. retirees and expects that this legislation may eventually reduce the costs for some of these programs. However, due to the relative small number of participants, the Company does not expect the impact of this legislation to have a material impact on its consolidated financial statements.

In December 2003, the FASB issued Statement of Financial Accounting Standards No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits”. This Statement revises employers’ disclosures about pension plans and other postretirement benefits. However, it does not change the measurement or recognition of those plans, as previously required by SFAS No. 87, “Employers’ Accounting for Pensions”, No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” and No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”. In addition to the disclosure requirements contained in SFAS No. 132, the revised statement requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined postretirement plans. See Note 10, “Pension Plans and Retirement Benefits,” for these additional disclosures.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payment (Revised 2004).” This statement addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for the company’s equity instruments or liabilities that are based on the fair value of the company’s equity securities or may be settled by the issuance of these securities. SFAS 123R eliminates the ability to account for share-based compensation using APB 25 and generally requires that such transactions be accounted for using a fair value method. The provisions of this statement are effective for financial statements issued for fiscal periods beginning after December 15, 2005 and will become effective for the Company beginning in 2006. Alternative transition methods are allowed under Statement No. 123R. While the Company has not yet determined the transition method to use, adequate disclosure of all comparative periods covered by the financial statements will comply with the requirements of FASB 123R.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, “Inventory Costs—an Amendment of ARB No. 43, Chapter 4.” This statement clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage, requiring these items be recognized as current-period charges. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005 and will become effective for the Company beginning in 2006. The Company is assessing what impact, if any, adoption of this statement would have on its financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets—an amendment to APB Opinion No. 29.” This statement amends APB 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company is assessing what impact, if any, adoption of this statement would have on its financial statements.

3.	Acquisitions

Aurora Transaction

On November 25, 2003, Aurora Foods Inc. (“Aurora”) entered into a definitive agreement with LLC, the indirect owner of PFHC. The definitive agreement provides for a comprehensive restructuring transaction in which PFHC was merged with and into Aurora, with Aurora surviving the Merger, following the filing and confirmation of a pre-negotiated bankruptcy reorganization case with respect to Aurora under Chapter 11 of the U.S. Bankruptcy Code. On December 8, 2003, Aurora filed its petition for reorganization with the Bankruptcy Court. On February 20, 2004, the First Amended Joint Reorganization Plan of Aurora Foods Inc. and Sea Coast Foods, Inc., as modified, dated February 17, 2004, was confirmed by order of the Bankruptcy Court. We collectively refer to the restructuring, the financing therefore and the other related transactions as the “Aurora Transaction.” This restructuring transaction was completed on March 19, 2004 and the surviving company was renamed Pinnacle Foods Group Inc. (hereafter referred to as the “Company” or “PFGI”).

Pursuant to the terms of the definitive agreement, (i) the senior secured lenders under Aurora’s existing credit facility were paid in full in cash in respect of principal and interest, and received $15 million in cash in respect of certain leverage and asset sales fees owing under that facility, (ii) the holders of Aurora’s 12% senior unsecured notes due 2005 were paid in full in cash in respect of principal and interest but will not receive $1.9 million of original issue discount, (iii) the holders of Aurora’s outstanding 8.75% and 9.875% senior subordinated notes due 2008 and 2007, respectively, received approximately 50% of the face value of the senior subordinated notes plus accrued interest in cash or, at the election of each bondholder, 52% of the face value of the senior subordinated notes plus accrued interest in equity interests in LLC (held indirectly through a bondholders trust), (iv) the existing common and preferred stockholders did not receive any distributions and their shares have been cancelled, (v) Aurora’s existing accounts receivable securitization facility was terminated in December 2003, (vi) all of Aurora’s trade creditors were paid in full and (vii) all other claims against Aurora were unimpaired, except for the rejection of Aurora’s St. Louis headquarters leases. The definitive agreement also provides that total acquisition consideration is subject to a post-closing adjustment based on Aurora’s adjusted net debt as of the closing date. At this point, we can not estimate when the post-closing adjustment will be finalized. Upon the settlement of the post-closing adjustment, the merger consideration will either increase or decrease with a corresponding increase or decrease to goodwill.

In connection with the Aurora Transaction, certain ownership units of LLC were issued to CDM Investor Group LLC, which is controlled by certain members of PFGI’s management. Certain of these units provide a profits interest consisting of an interest in distributions to the extent in excess of capital contributed by members of the LLC. The interests vest immediately. The fair value of the interests at the date of grant is $7.4 million and has been included in the Successor’s Consolidated Balance Sheet as an increase in Successor’s paid-in-capital and in the Consolidated Statement of Operations for the 36 weeks ended July 31, 2004 as an expense reflecting the charge for the fair value immediately after consummation of the Aurora Transaction. Additional units were issued in connection with the Pinnacle Merger and are discussed in Note 1 under the section entitled “Other Pinnacle Merger Related Matters.”

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

After the consummation of the Aurora Transaction, JPMP and JWC collectively own approximately 48% of LLC, the holders of Aurora’s senior subordinated notes own approximately 43% of LLC and CDM Investor Group, LLC owns approximately 9% of LLC, in each case subject to dilution by up to 16% in management equity incentives and in each case without giving effect to any net debt adjustment to the Aurora equity value.

Prior to its bankruptcy filing, the Company entered into an agreement with its prepetition lending group compromising the amount of certain fees (i.e., excess leverage fees) due under its senior bank facilities (the “October Amendment”). One of the members of the bank group (R2 Top Hat, Ltd.) challenged the enforceability of the October Amendment during the Company’s bankruptcy by filing an adversary proceeding and by objecting to confirmation. The bankruptcy court rejected the lender’s argument and confirmed the Company’s plan of reorganization. The lender then appealed from those orders of the bankruptcy court. The appeals are pending. It is too early to predict the outcome of the appeals. The Company assumed a liability of $20 million through the Aurora Transaction with respect to its total exposure relating to these fees.

The Aurora Transaction was financed through borrowings of a $425.0 million Term Loan drawn under the Company’s Senior Secured Credit Facilities, $201.0 million gross proceeds from the February 2004 issuance of the 8.25% Senior Subordinated Notes due 2013, existing cash on the Aurora balance sheet and cash equity contributions of $84.4 million and $10.9 million by the Sponsors and from the Aurora bondholders, respectively.

The total cost of the Aurora Transaction, subject to the post-closing adjustment discussed above, consists of:

Total paid to Aurora’s creditors	$709,327
Less: Amount paid with Aurora cash	(20,764)

Subtotal	688,563
Fair value of equity interests in LLC exchanged for Aurora senior subordinated notes	225,120
Transaction costs	21,608

Total cost of acquisition	$935,291

The following table summarizes the allocation of the total cost of acquisition to the assets acquired and liabilities assumed:

Assets recorded:
Plant assets	$107,528
Inventories	68,116
Accounts receivable	52,730
Cash	24,804
Other current assets	4,428
Goodwill	278,240
Recipes and formulas	20,600
Tradenames	675,700
Other assets	690

Fair value of assets acquired	1,232,836
Liabilities assumed	114,053
Deferred income taxes	183,492

Purchase price	$935,291

The total intangible assets amounted to $974,540, of which $20,600 was assigned to recipes and formulas, which are amortized over an estimated useful life of five years, and $675,700 was assigned to tradenames that are not subject to amortization. Goodwill, which is not subject to amortization, amounted to $278,240, of which $150,872 was allocated to the dry foods segment and $127,368 was allocated to the frozen foods segment. No new tax-deductible goodwill was created as a result of the Aurora Transaction, but historical tax-deductible goodwill in the amount of $386,386 does exist.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

In accordance with the requirements of purchase method accounting for acquisitions, inventories as of March 19, 2004 were valued at fair value (net realizable value, which is defined as estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity) which in the case of finished products was $13,185 higher than the Aurora’s historical manufacturing cost. Cost of products sold in the 36 weeks ended July 31, 2004 includes a pre-tax charge of $13,185 representing the write-up of the inventory to fair value at March 19, 2004 of inventories, all of which were sold during the period March 19, 2004 to July 31, 2004.

Pro forma Information

The following unaudited pro forma statements of operation data present the information for the fiscal years 2004 and 2003 as if the Pinnacle Merger and Aurora Transaction had occurred as of August 1, 2002. The pro forma information includes the actual results with pro forma adjustments for the change in interest expense related to the changes in capital structure resulting from the financings discussed above, purchase accounting adjustments resulting in changes to depreciation and amortization expenses and the elimination of the amortization of the net postretirement benefit unrecognized actuarial gains, the reduction in rent expense resulting from an office closure, and to conform the accounting policies with respect to slotting expenses.

The unaudited pro forma information is provided for illustrative purposes only. It does not purport to represent what the results of operations would have been had the Pinnacle Merger and Aurora Transaction occurred on the dates indicated above, nor does it purport to project the results of operations for any future period or as of any future date.

	Fiscal year ended July 31,
	2004	2003
Net sales	$1,230,402	$1,319,379
Earnings (loss) before interest and taxes	$(43,815)	$40,122
Net earnings (loss)	$(117,339)	$(50,303)

Pro forma depreciation and amortization expense included above was $41,602 and $43,802 for the fiscal years ended July 31, 2004 and 2003, respectively.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Included in earnings (loss) before interest and taxes in the pro forma information above are the following material charges (credits):

	Fiscal Year Ended July 31,
Pinnacle Historical Financial Statements	2004	2003
Flow through of fair value of inventories over manufactured cost as of November 25, 2003	$26,304	$—
Flow through of fair value of inventories over manufactured cost as of March 19, 2004	13,185	—
Write off of obsolete inventory	4,075	—
Aurora acquisitions costs	8,560	—
Pinnacle acquisition costs	8,963	—
Omaha restructuring and impairment charge	11,757	—
Equity related compensation	18,400	—
Impairment of intangibles and goodwill	6,063	4,941
Impairment of fixed assets	1,300
Unsuccessful Claussen acquisition	—	660
Contract termination	—	2,000
Gain on insurance settlement	—	(783)

Impact on earnings (loss) before interest and taxes	$98,607	$6,818

	Fiscal Year Ended July 31,
Aurora Historical Financial Statements	2004	2003
Write off of obsolete inventory	$1,855	$—
Impairment of goodwill and intangible assets (1)	238,812	67,091
Plant closure and asset-impairment charges	(363)	23,325
Administrative restructuring and retention costs	3,773	—
Financial restructuring and divestiture costs	16,289	—
Reorganization (primarily consists of debt forgiveness)	(187,971)	—
Miscellaneous non-cash charges	3,965

Impact on earnings (loss) before interest and taxes	$76,360	$90,416

King’s Hawaiian Business Acquisition

During the second fiscal quarter of fiscal 2002, Pinnacle completed the acquisition of King’s Hawaiian, a line of frozen entrees, including premium products such as Teriyaki Chicken and Sour Chicken rice bowls. The total cost of the acquisition of approximately $8,000 was funded from Pinnacle’s excess cash balance. The cost of the acquisition was allocated on the basis of the estimated fair value of the assets acquired, including intangible assets (primarily recipes) of $6,100, inventories of $300 and goodwill of $1,600.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

4.	Change in Fiscal Year End

As discussed in Note 1 – Summary of Business, the Company’s fiscal year end has changed from July 31 to the last Sunday in December. Accordingly, the Company is presenting audited financial statements for the 21 weeks ended December 26, 2004, the transition period, in this Form 10-K. The following table provides certain unaudited financial information for the same period of the prior year.

	Successor		Predecessor
	21 weeks ended December 26, 2004	5 weeks ended December 28, 2003	16 weeks ended November 24, 2003
		(Unaudited)
Net sales	$511,190	$49,658	$181,379

Costs and expenses
Cost of products sold	420,080	45,017	134,233
Marketing and selling expenses	53,588	6,499	24,335
Administrative expenses	15,216	2,879	9,454
Research and development expenses	1,459	234	814
Goodwill impairment charge	4,308	—	—
Other expense (income), net	5,680	11,870	7,956

Total costs and expenses	500,331	66,499	176,792

Earnings before interest and taxes	10,859	(16,841)	4,587
Interest expense	26,260	2,824	9,310
Interest income	120	2	143

Earnings before income taxes	(15,281)	(19,663)	(4,580)
Provision for income taxes	9,425	(3,364)	(1,506)

Net (loss) earnings	$(24,706)	$(16,299)	$(3,074)

5.	Restructuring and Impairment Charges

Successor

Frozen Food Segment

On April 7, 2004, the Company made and announced its decision to permanently close its Omaha, Nebraska production facility, as part of the Company’s plan of consolidating and streamlining production activities after the Aurora merger. Production from the Omaha plant, which manufactures Swanson frozen entree retail products and frozen foodservice products and ceased in December 2004, has been relocated to the Company’s Fayetteville, Arkansas and Jackson, Tennessee production facilities. Activities related to the closure of the plant were completed in the first quarter of 2005 and resulted in the elimination of 411 positions. Employee termination activities commenced in September 2004 and will be completed by March 2005. The following table contains detailed information about the charges incurred to date related to the Omaha restructuring plan, recorded in accordance with SFAS No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets” and SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”:

	Original Estimated Total Charges	Change in Estimated Charges	Incurred		Estimated Remaining Charges
Description			Through July 31, 2004	Current Period
Asset impairment charges	$7,400	$2,649	$7,400	$2,649	$—
Employee severance	2,506	—	2,506	—	—
Other costs	4,984	123	1,851	1,227	2,029

Total	$14,890	$2,772	$11,757	$3,876	$2,029

The charges incurred have been included in other expense (income), net of the Consolidated Statement of Operations.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

The Company had planned to transfer equipment with a net book value of approximately $9,700 to other production locations, primarily in Fayetteville, Arkansas and Jackson, Tennessee. Due to the delay in closing the Omaha plant and the need to have production up and running in the Fayetteville plant, the Company was unable to transfer certain equipment with a net book value of $6,196 and instead incurred capital expenditures to purchase, build and modify the necessary equipment in Fayetteville. In addition to the impairment charge initially recorded in April 2004, the Company evaluated the remaining property, plant and equipment as well as existing offers to sell the plant and equipment, and recorded an additional impairment charge of $2,649 in December 2004.

Employees terminated as a result of this closure are eligible to receive severance pay and benefits totaling $2,506, of which $1,204 has been expended as of December 26, 2004. Other closing costs of approximately $5,107 relate to warehouse restoration obligations and other shutdown costs. As of December 26, 2004, $2,773 has been expended and $305 has been incurred and accrued.

The employee terminations resulted in a curtailment gain under the Company’s pension plan of $2,067 and postretirement benefit plan of approximately $1,142, as a portion of the unrecognized prior service credit will be immediately recognized when the employees terminate. In accordance with FAS 88, the curtailment gain attributable to the pension plan was offset by an unrecognized loss. The gain of $1,142 attributable to the postretirement benefit plan has been recognized as a component of cost of products sold in the Consolidated Statements of Operations during the 21 weeks ended December 26, 2004.

In connection with the plant closure, costs to dismantle, transfer and reassemble equipment and other plant shut down costs will be incurred and expect to result in expense as incurred in the Company’s Statements of Operations of approximately, $1,964 and $65 in the quarters ending March 27, 2005 and June 26, 2005, respectively. Also, the Company is making capital expenditures totaling approximately $6,400 through the second quarter of 2005 in connection with this plant consolidation project.

In October 2004, the Company decided that it will discontinue producing product under the Chef’s Choice trade name, which is reported under the Frozen Foods segment of the Company. The Company will sell the majority of the remaining inventory through March 2005. In accordance with the provisions of FAS 142, the Company prepared a discounted cash flow analysis as of July 31, 2004 which indicated that the book value of related to the Chef’s Choice business unit exceeded its estimated fair value and that a goodwill impairment had occurred. Accordingly, the Company has recorded a non-cash impairment charge during fiscal 2004 related to goodwill of $1,835.

As a result of the impairment charge related to the Chef Choice brand, the Company assessed whether there had been an impairment of the Company’s long-lived assets in accordance with FAS 144. The Company concluded that the book value of the assets related to the Chef’s Choice products were higher than their expected undiscounted future cash flows and that an impairment had occurred. Accordingly, the Company has recorded a non-cash charge in fiscal 2004 related to the write down to fair value of the fixed assets of $1,300 and a non-cash impairment charge of $1,666 related to amortizable intangibles (recipes).

In connection with the Company’s annual goodwill and indefinite lived impairment test conducted as of July 31, 2004 and in accordance with FAS 142, it was determined that due to lower than expected future sales, the carrying value of the trade name for the Avalon Bay product was impaired. The Company has recorded a non-cash impairment charge of $1,300 in fiscal 2004 related to the write down of the trade name value. Product sold under the Avalon Bay trade name are reported in the frozen foods segment.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

As discussed in Note 2, the Company changed its method of accounting for goodwill and intangible assets by changing the time of year the annual impairment test is performed from July 31st (the last day of our old fiscal year) to the last Sunday of December (the last day of our new fiscal year). The annual evaluation performed as of December 26, 2004 resulted in a $4,308 non-cash impairment charge related to the goodwill in the Company’s bagels reporting unit ($2,675) and dinners reporting unit ($1,633). This impairment charge adjusted the carrying value of the segments goodwill to its implied fair value. During the transition year, the Company experienced higher costs in its bagels and dinners business units and expects these higher costs to continue into the future. In addition, as a result of the impairment charges, the Company assessed whether there had been an impairment of the Company’s trade names in accordance with FAS 142. The Company concluded that the book value of the Lender’s trade name asset was higher than its fair value and that an impairment had occurred. Accordingly, the Company has recorded a non-cash charge in the transition year related to the write down to fair value of the trade name of $12, which is recorded in Other expense (income), net, on the Consolidated Statement of Operations.

Predecessor

During fiscal 2003, the Company recorded an impairment charge of $4,941 related to the intangible assets and goodwill of the King’s Hawaiian frozen entrée business. The charge is the result of cash flows not being sufficient to recover the previously recorded values of the intangible assets and was calculated in accordance with the policies described in Note 2. During fiscal 2004, changes in circumstances indicated that the carrying value of the intangible assets related to the King’s Hawaiian business may not be recoverable. After performing a cash flow analysis, it was determined that an additional impairment charge of $1,262 was to be recorded during the sixteen weeks ended November 24, 2003.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

The following table summarizes impairment and restructuring charges. It also includes severance liabilities assumed or established in purchase accounting. These amounts are recorded in accrued liabilities.

Description	Balance at August 1, 2002	Additions	Assumed Liabilities / Purchase Accounting	Noncash Reductions	Cash Reductions	Balance at July 31, 2003
Goodwill impairment charges	$—	$1,550	$—	$(1,550)	$—	$—
Other asset impairment charges	—	3,391	—	(3,391)	—	—
Employee severance	—	—	—	—	—	—
Other costs	—	—	—	—	—	—

Total	$—	$4,941	$—	$(4,941)	$—	$—

Description	Balance at August 1, 2003	Additions	Assumed Liabilities / Purchase Accounting	Noncash Reductions	Cash Reductions	Balance at November 24, 2003
Other asset impairment charges	$—	$1,262	$—	$(1,262)	$—	$—
Employee severance	—	—	—	—	—	—
Other costs	—	—	—	—	—	—

Total	$—	$1,262	$—	$(1,262)	$—	$—

Description	Balance at November 25, 2003	Additions	Assumed Liabilities / Purchase Accounting	Noncash Reductions	Cash Reductions	Balance at July 31, 2004
Goodwill impairment charges	$—	$1,835	$—	$(1,835)	$—	$—
Other asset impairment charges	—	11,666	—	(11,666)	—	—
Employee severance	—	2,506	11,406	—	(6,085)	7,827
Other costs	—	1,851	—	—	(1,546)	305

Total	$—	$17,858	$11,406	$(13,501)	$(7,631)	$8,132

Description	Balance at August 1, 2004	Additions	Assumed Liabilities / Purchase Accounting	Noncash Reductions	Cash Reductions	Balance at December 26, 2004
Goodwill impairment charges	$—	$4,308	$—	$(4,308)	$—	$—
Other asset impairment charges	—	2,661	—	(2,661)	—	—
Employee severance	7,827	—	—	—	(4,132)	3,695
Other costs	305	1,227	—	—	(1,227)	305

Total	$8,132	$8,196	$—	$(6,969)	$(5,359)	$4,000

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

6.	Other Expense (Income), net

	Successor	Successor	Predecessor
	21 weeks ended December 31,	36 weeks ended July 31,	16 weeks ended November 24,	Fiscal year ended July 31,
	2004	2004	2003	2003	2002
Other expense (income), net consists of:
Restructuring and intangible asset impairment charges	$3,888	$16,023	$1,262	$3,391	$—
Merger related costs	—	20,620	6,661	547	—
Contract termination	—	—	—	2,000	—
Unsuccessful Claussen acquisition	—	—	—	660	4,626
Gain on insurance settlement	—	—	—	(783)	—
Amortization of intangibles/other assets	1,905	1,549	79	812	615
Royalty income and other	(113)	(96)	(46)	(135)	(104)

Total other expense (income), net	$5,680	$38,096	$7,956	$6,492	$5,137

Restructuring and intangible asset impairment charges. As described in Note 5, the Company incurred costs in connection with the planned shutdown of the Omaha, Nebraska facility, the discontinuation of the Chef’s Choice branded products, and other asset impairment charges.

Merger related costs. The Successor and/or the Predecessor incurred the following costs in connection with the Merger discussed in Note 1:

Successor

Equity related compensation. In connection with the formation of LLC and the Pinnacle Merger, certain ownership units of LLC were issued to CDM Investor Group LLC, which is controlled by certain members of PFGI’s management. Certain of these units provide a profits interest consisting of an interest in distributions to the extent in excess of capital contributed by members of the LLC. Additional units were issued in connection with the Aurora Transaction. The interests vest immediately. The estimated fair value of the interests issued in the Pinnacle and Aurora Transactions at the dates of their respective grants were $11,000 and $7,400, respectively, and each has been included in the Consolidated Balance Sheet as an increase in the Successor’s paid-in-capital and in the Consolidated Statement of Operations as an expense reflecting the charge for the fair value immediately after consummation of such transactions.

Retention benefits. In connection with the Pinnacle Merger, retention benefits paid in February 2004 to certain key employees of approximately $2,220 were recognized as expense during the 36 week period ended July 31, 2004.

Predecessor

Stock options. Immediately prior to closing, pursuant to their original terms, all of the Predecessor’s outstanding stock options vested and the Predecessor exercised its purchase option to purchase at fair value all of the shares of common stock to be acquired by exercise of options held by employees pursuant to the Stock Option Plan. As a result, compensation expense of approximately $4,935 million was recorded in the Consolidated Statement of Operations immediately before the Merger for the difference between the aggregate fair value of the shares of common stock and the aggregate exercise price of the stock options. Upon resolution of the working capital and indemnity escrows, the ultimate amount of Merger consideration may change and, accordingly, an adjustment of this compensation expense may be required.

Change in control. The closing of the transaction represents a change in control under the Predecessor’s employment agreements with certain executives. As a result, the Predecessor was required to pay $1,688 million pursuant to these agreements and recorded a charge for such amount in the Consolidated Statement of Operations immediately before the Merger.

Other miscellaneous Merger costs were incurred in fiscal 2003, totaling $547.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Contract termination. As described in Note 14, the Company used an aircraft owned by a company indirectly owned by the Chairman. During fiscal 2003, this agreement was terminated early at a one-time cost to the Company of $2,000.

Unsuccessful Claussen acquisition. On May 4, 2002, the Company entered into an agreement to acquire the Claussen brand and related manufacturing assets from Kraft Foods North America. This agreement was contingent upon obtaining regulatory approval and other normal closing conditions.

On October 22, 2002, the U.S. Federal Trade Commission authorized its staff to seek a preliminary injunction in federal district court to block the proposed acquisition on grounds that it would violate federal antitrust laws.

The purchase agreement included a provision that would require the Company to pay $2,000 to Kraft Foods North America upon termination of the agreement for certain reasons. Additionally, the Company had incurred approximately $2,626 in pre-acquisition transaction costs as of July 31, 2002. These costs ($2,626) and the agreement termination fee ($2,000) that total $4,626 were expensed and are included on the “Other expense (income), net” line of the Consolidated Statement of Operations for the fiscal year ended July 31, 2002. Subsequent to July 31, 2002, the Company incurred an additional $660 in pre-acquisition transaction costs. These were expensed in the fiscal year ended July 31, 2003.

Gain on insurance settlement. During fiscal 2003, the Company settled at a gain of $783 an insurance claim related to finished product inventories damaged in a public warehouse in fiscal 2002.

7.	Balance Sheet Information

Accounts Receivable. Customer accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for cash discounts, returns and bad debts is our best estimate of the amount of uncollectible amounts in our existing accounts receivable. The Company determines the allowance based on historical discounts taken and write-off experience. The Company reviews its allowance for doubtful accounts monthly. Account balances are charged off against the allowance when the Company concludes it is probable the receivable will not be recovered. The Company does not have any off-balance sheet credit exposure related to our customers. Accounts receivable are as follows:

	Successor		Predecessor
	December 26, 2004	July 31, 2004	July 31, 2003
Customers	$77,846	$71,916	$33,624
Allowances for cash discounts, bad debts and returns	(6,320)	(7,792)	(1,765)

	71,526	64,124	31,859
Other	2,839	2,313	1,465

Total	$74,365	$66,437	$33,324

Following are the changes in the allowance for cash discounts, bad debts, and returns during the 21 weeks ended December 26, 2004, the 36 weeks ended July 31, 2004, the 16 weeks ended November 24, 2003, and the fiscal years ended July 31, 2003 and 2002:

	Beginning Balance	Additions	Aurora Acquisition	Deductions	Ending Balance
Successor
21 weeks ended December 26, 2004	$7,792	$13,743		$(15,215)	$6,320
36 weeks ended July 31, 2004	$2,200	$16,802	$3,883	$(15,093)	$7,792

Predecessor
16 weeks ended November 24, 2003	$1,765	$4,755		$(4,320)	$2,200
Fiscal year ended July 31, 2003	1,568	16,490		(16,293)	1,765
Fiscal year ended July 31, 2002	1,874	14,546		(14,852)	1,568

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Inventories. Inventories are as follows:

	Successor		Predecessor
	December 26, 2004	July 31, 2004	July 31, 2003
Raw materials, containers and supplies	$34,489	$41,988	$21,059
Finished product	187,645	152,774	62,641

	222,134	194,762	83,700
Reserves	(16,624)	(12,424)	(1,109)

Total	$205,510	$182,338	$82,591

Reserves represent amounts necessary to adjust the carrying value of its inventory to the lower of cost or net realizable value, including any costs to sell or dispose.

The Company has various purchase commitments for raw materials, containers, supplies and certain finished products incident to the ordinary course of business. Such commitments are not at prices in excess of current market.

Other Current Assets. Other current assets are as follows:

	Successor		Predecessor
	December 26, 2004	July 31, 2004	July 31, 2003
Prepaid expenses	$3,129	$4,961	$3,310
Prepaid income taxes	862	1,710	3,480

Total	$3,991	$6,671	$6,790

Plant Assets. Plant assets are as follows:

	Successor		Predecessor
	December 26, 2004	July 31, 2004	July 31, 2003
Land	$12,533	$12,533	$9,575
Building	59,374	59,423	44,916
Machinery and equipment	180,421	177,775	137,073
Projects in progress	8,529	5,344	2,151

	260,857	255,075	193,715
Accumulated depreciation	(37,117)	(21,951)	(44,076)

Total	$223,740	$233,124	$149,639

Depreciation of the Predecessor was $6,058 during the 16 weeks ended November 24, 2003, $22,136 in fiscal 2003 and $20,616 in fiscal 2002. Depreciation of the Successor was $15,163 during the 21 weeks ended December 26, 2004, and $23,020 during the 36 weeks ended July 31, 2004.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Accounts Payable. Accounts payable are as follows:

	Successor		Predecessor
	December 26, 2004	July 31, 2004	July 31, 2003
Trade payables	$87,613	$68,798	$25,528
Book overdrafts	308	16,721	5,380

Total	$87,921	$85,519	$30,908

Book overdrafts represent outstanding checks in excess of funds on deposit.

Accrued Liabilities. Accrued liabilities are as follows:

	Successor		Predecessor
	December 26, 2004	July 31, 2004	July 31, 2003
Employee compensation and benefits	$17,239	$25,096	$14,337
Excess leverage fee (see Note 14)	20,110	20,110	—
Pensions	3,641	3,330	1,253
Consumer coupons	8,764	6,011	3,656
Interest payable	7,095	5,919	367
Accrued restructuring charges	4,000	8,132	—
Other	16,886	16,638	5,732

Total	$77,735	$85,236	$25,345

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

8.	Goodwill, Tradenames and Other Assets

Goodwill

	Frozen Foods	Dry Foods	Total
Predecessor
Balance, July 31, 2002	$19,615	$—	$19,615

Impairment charge	(1,550)	—	(1,550)
Other adjustments	(83)	—	(83)

Balance, July 31, 2003	17,982	—	17,982

Other adjustments	1,184	—	1,184

Balance, November 24, 2003	$19,166	$—	$19,166

Successor
Pinnacle Merger	$1,767	$142,344	$144,111
Aurora Transaction	127,368	150,872	278,240
Impairment	(1,835)	—	(1,835)
Other adjustments	(136)	661	525

Balance, July 31, 2004	127,164	293,877	421,041

Impairment	(4,308)	—	(4,308)
Other adjustments	2	128	130

Balance, December 26, 2004	$122,858	$294,005	$416,863

The allocation of the Pinnacle Merger purchase price resulted in goodwill being allocated $142,344 to the dry foods segment and $1,767 to the frozen foods segment by the Successor and is not subject to amortization. The allocation of the Aurora Transaction purchase price resulted in goodwill being allocated $150,872 to the dry foods segment and $127,368 to the frozen foods segment and is not subject to amortization. The Company has not generated any new tax deductible goodwill related to the Pinnacle Merger and the Aurora Transaction.

Goodwill resulting from the Predecessor’s acquisition of VFI’s North American Business was not subject to amortization.

In October 2004, the Company decided that it will discontinue producing product under the Chef’s Choice trade name, which is reported under the Frozen Foods segment of the Company. The Company will sell the remaining inventory through December 31, 2004. In accordance with the provisions of FAS 142, the Company prepared a discounted cash flow analysis which indicated that the book value related to the Chef’s Choice business unit exceeded its estimated fair value and that a goodwill impairment had occurred. In addition, as a result of the goodwill analysis, the Company assessed whether there had been an impairment of the Company’s long-lived assets in accordance with FAS 144. The Company concluded that the book value of the assets related to the Chef’s Choice products were higher than their expected future undiscounted cash flows and that an impairment had occurred. Accordingly, the Company has reported a non-cash impairment charge of $4,801 in 2004, which is recorded in other expenses on the Consolidated Statement of Operations. The charges included $1,835 of goodwill impairment, $1,666 of amortizable intangibles (recipes) and $1,300 of fixed asset write downs.

Additionally, in connection with the Company’s annual goodwill and indefinite-lived impairment test in accordance with FAS 142, it was determined that due to lower than expected future sales, the carrying value of the trade name for the Avalon Bay product, which is reported under the Frozen Foods segment of the Company, was impaired. The Company has recorded a non-cash impairment charge of $1,300 in 2004 related to the write down of the trade name value, which is recorded in the other expense (income), net line item of the Consolidated Statement of Operations.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

As discussed in Note 2, the Company changed its method of accounting for goodwill and intangible assets by changing the time of year the annual impairment test is performed from July 31st (the last day of our old fiscal year) to the last Sunday of December (the last day of our new fiscal year). The annual evaluation performed as of December 26, 2004 resulted in a $4,308 non-cash impairment charge related to the goodwill in the Company’s bagels reporting unit ($2,675) and dinners business unit ($1,633), both of which are in the frozen foods segment. This impairment charge adjusted the carrying value of the segments goodwill to its implied fair value. During the transition year, the Company experienced higher costs in its dinners and bagels reporting units and expects these higher costs to continue into the future. In addition, as a result of the impairment charges, the Company assessed whether there had been an impairment of the Company’s trade names in accordance with FAS 142. The Company concluded that the book value of the Lender’s trade name asset was higher than its fair value and that an impairment had occurred. Accordingly, the Company has recorded a non-cash charge in the frozen foods segment during the transition year related to the write down to fair value of the trade name of $12, which is recorded in the other expense (income), net line item of the Consolidated Statement of Operations.

Tradenames

The change in the book value of Tradename intangible assets from July 31, 2002 to July 31, 2003 was not significant. The change from July 31, 2003 to July 31, 2004 is as follows:

	July 31, 2003	November 25, 2003 Merger	March 19, 2004 Aurora Transaction	Impairment Charge	July 31, 2004
Dry foods	$51,000	$16,340	$462,400	$—	$529,740
Frozen foods	37,000	1,816	213,300	(1,300)	250,816

Total	$88,000	$18,156	$675,700	$(1,300)	$780,556

	July 31, 2004			Impairment Charge	December 26, 2004
Dry foods	$529,740			$—	$529,740
Frozen foods	250,816			(12)	250,804

Total	$780,556			$(12)	$780,544

Successor - Tradenames of $106,156 resulting from the Successor’s acquisition (the Pinnacle Merger) are not subject to amortization. Pinnacle has a perpetual, royalty-free license to use the Swanson trademark for certain frozen foods (other than broth, stock and soup), included in tradenames. Tradenames of $675,700 resulting from the Aurora Transaction are not subject to amortization.

Predecessor - Tradenames of $88,000 resulting from the Predecessor’s acquisition of VFI’s North American Business are not subject to amortization. Pinnacle has a perpetual, royalty-free license to use the Swanson trademark for certain frozen foods (other than broth, stock and soup), included in tradenames. Tradenames and recipes acquired in the King’s Hawaiian acquisition of $6,100 were being amortized over their estimated useful lives of 3-10 years (weighted average 9.4 years). These King’s Hawaiian intangible assets were determined to be impaired and were written down by $3,391 in the fourth quarter of fiscal 2003. During the 16 week Predecessor period ended November 24, 2003, changes in circumstances indicated that the carrying value of these intangible assets may not be recoverable. Upon performing a cash flow analysis, the King’s Hawaiian intangibles were further written down by $1,262 and such impairment charge was included in the other expense (income), net line on the Consolidated Statement of Operations and the earnings (loss) before taxes of the frozen foods segment for the sixteen weeks ended November 24, 2003. As of November 24, 2003, the King’s Hawaiian intangibles are fully impaired and have no carrying value.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Other Assets

	Successor		Predecessor
	December 26, 2004	July 31, 2004	July 31, 2003
Amortizable intangibles, net of accumulated amortization of $3,454, $1,549 and $1,378, respectively	$17,577	$17,563	$1,517
Deferred financing costs, net of accumulated amortization of $4,647, $2,652 and $3,560, respectively	35,940	35,113	6,907
Interest rate swap fair value (Note 13)	3,533	3,270	—
Other	620	690	—

Total	$57,670	$56,636	$8,424

The change in the book value of the amortizable intangible assets, net is as follows:

	July 31, 2004	Acquisition	Amortization	December 26, 2004
Dry foods	$6,914	$1,919	$(981)	$7,852
Frozen foods	10,649	—	(924)	9,725

Total	$17,563	$1,919	$(1,905)	$17,577

Amortizable intangible assets relate primarily to recipes and formulas acquired in the Aurora Transaction and have been assigned a five year estimated useful life for amortization purposes. Additionally, during the 21 weeks ended December 26, 2004, the Company reacquired an exclusive license to distribute Duncan Hines product in Canada. The license that was reacquired runs through June 30, 2006 at which time the Company will have exclusive right to distribution of the Duncan Hines product in Canada.

Estimated amortization expense for each of the next five years is as follows: 2005 - $4,813, 2006 - $4,298, 2007 - $3,784, 2008 - $3,784, 2009 - $867, thereafter - $31.

Deferred financing costs relate to the Successor’s senior secured credit facilities and senior subordinated notes. Amortization was $1,995 for the 21 weeks ended December 26, 2004.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

9.	Debt and Interest Expense

	Successor		Predecessor
	December 26, 2004	July 31, 2004	July 31, 2003
Long-term debt
Successor
- Senior secured credit facility - term loan	$542,275	$535,658	$—
- 8 1/4% Senior subordinated notes	394,000	394,000	—
- Plus: unamortized premium on senior subordinated notes	6,452	6,653	—
- Capital lease obligations	353	37	—
Predecessor
- Senior secured credit facility - term loan	—	—	175,000

Total Debt	943,080	936,348	175,000
Less: current portion of long-term obligations	5,574	5,380	15,000

Total long-term debt	$937,506	$930,968	$160,000

	Successor		Predecessor
	21 weeks ended December 26, 2004	36 weeks ended July 31, 2004	16 weeks ended November 24, 2003	Fiscal Year Ended July 31, 2003	Fiscal Year Ended July 31, 2002
Interest expense
Third party interest expense	$26,377	$32,885	$9,425	11,688	14,302
Related party interest expense	148	362	—	—	—
Third party interest rate swap (gains) / losses	(265)	(7,007)	(115)	(96)	211

	$26,260	$26,240	$9,310	$11,592	$14,513

Successor

In November 2003, the Successor entered into a $675.0 million Credit Agreement (“senior secured credit facilities”) with JPMorgan Chase Bank (a related party of JPMP) and other financial institutions as lenders, which provides for a $545.0 million seven-year term loan B facility, of which $120.0 million was made available on November 25, 2003 and $425.0 million was made available as a delayed draw term loan on the closing date of the Aurora Transaction. The term loan matures November 25, 2010. The senior secured credit facility also provides for a six-year $130.0 million revolving credit facility, of which up to $65.0 million was made available on November 25, 2003, and the remaining $65.0 million was made available on the closing date of the Aurora Transaction. The revolving credit facility expires November 25, 2009. There were no borrowings outstanding under the revolver as of December 26, 2004 and July 31, 2004.

As of July 31, 2004, the amount owed to JP Morgan Chase Bank under the term loan, which is reported separately in our Consolidated Balance Sheet, was $7.9 million. There was no related party debt as of December 26, 2004.

Our borrowings under the new senior secured credit facilities bear interest at a floating rate and are maintained as base rate loans or as Eurodollar loans. Base rate loans bear interest at the base rate plus the applicable base rate margin, as defined in the new senior secured credit facilities. Base rate is defined as the higher of (i) the prime rate and (ii) the Federal Reserve reported overnight funds rate plus 1/2 of 1%. Eurodollar loans bear interest at the adjusted Eurodollar rate, as described in the new senior secured credit facilities, plus the applicable Eurodollar rate margin.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

The applicable margins with respect to our term loan facility and our revolving credit facility will vary from time to time in accordance with the terms thereof and agreed upon pricing grids based on our leverage ratio as defined in our new senior secured credit facilities. The initial applicable margin with respect to the term loan facility and the revolving credit facility is:

•	In the case of base rate loans: 1.75% for the term loan and 1.75% for the revolving credit facility.

•	In the case of Eurodollar loans: 2.75% for the term loan and 2.75% for the revolving credit facility.

The range of margins for the revolving credit facility is:

•	In the case of base rate loans: 1.25% to 1.75%.

•	In the case of Eurodollar loans: 2.25% to 2.75%.

A commitment fee of 0.50% per annum applies to the unused portion of the revolving loan facility and 1.25% per annum applied to the delayed-draw term loan until it became available for the Aurora Transaction. For the 21 weeks ended December 26, 2004, the weighted average interest rate on the term loan was 4.3853% and on the revolving credit facility was 4.8627%. As of December 26, 2004, the Eurodollar interest rate on the term loan facility was 4.7599% and the commitment fee on the undrawn revolving credit facility was 0.50%.

The term loan facility matures in quarterly 0.25% installments from June 30, 2004 through December 31, 2009, with the remaining balance due in 2010 and the revolving credit facility terminates on November 25, 2009. The aggregate maturities of the term loan outstanding as of December 26, 2004 are: $5.5 million in 2005, $5.5 million in 2006, $5.5 million in 2007, $5.5 million in 2008, $5.5 million in 2009 and $909.0 million thereafter.

Our senior secured credit facilities and the notes contain a number of covenants that, among other things, limit, subject to certain exceptions, our ability to incur additional liens and indebtedness, make capital expenditures, engage in certain transactions with affiliates, repay other indebtedness (including the notes), make certain distributions, make acquisitions and investments, loans or advances, engage in mergers or consolidations, liquidations and dissolutions and joint ventures, sell assets, make dividends, amend certain material agreements governing our indebtedness, enter into guarantees and other contingent obligations and other matters customarily restricted in similar agreements. In addition to scheduled periodic repayments, we are also required to make mandatory repayments of the loans under the senior secured credit facilities with a portion of its excess cash flow, as defined. In addition, our new senior secured credit facilities contain, among others, the following financial covenants: a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditure limitation. See the discussion below regarding the amendment to the senior credit agreement where these covenants have been adjusted.

The obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed by each of our direct or indirect domestic subsidiaries (collectively, the “Guarantors”). In addition, the senior secured credit facilities are collateralized by first priority or equivalent security interests in (i) all the capital stock of, or other equity interests in, each direct or indirect domestic subsidiary of the Company and 65% of the capital stock of, or other equity interests in, each direct foreign subsidiary of the Company, or any of its domestic subsidiaries and (ii) certain tangible and intangible assets of the Company and the Guarantors (subject to certain exceptions and qualifications).

We pay a commission on the face amount of all outstanding letters of credit drawn under the senior secured credit facilities at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar loans under the revolving credit loan facility minus the fronting fee (as defined). A fronting fee equal to 1/4% per annum on the face amount of each letter of credit is payable quarterly in arrears to the issuing lender for its own account. We also pay a per annum fee equal to 1/2% on the undrawn portion of the commitments in respect of the revolving credit facility. Total letters of credit issuable under the facilities cannot exceed $40,000. As of December 26, 2004 and July 31, 2004, we had utilized $15,741 and $16,692, respectively, of the revolving credit facility for letters of credit. As of December 26, 2004 and July 31, 2004, there were no outstanding borrowings under the revolving credit facility and had utilized of the revolving credit facility $15,741 and $16,692 for letters of credit, respectively. Of the $130,000 revolving credit facility available, as of December 26, 2004 and July 31, 2004, we had an unused balance of $114,259 and $113,308, respectively, available for future borrowings and letters of credit, of which a maximum of $24,249 and $23,308, respectively, may be used for letters of credit.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

In November 2003, the Successor issued $200.0 million 8 1/4% senior subordinated notes. On February 20, 2004, the Successor issued an additional $194.0 million of 8 1/4% senior subordinated notes, which resulted in gross proceeds of $201.0 million, including premium. The terms of the February 2004 notes are the same as the November 2003 notes and are issued under the same indenture. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, and guaranteed on a full, unconditional, joint and several basis by the Company’s wholly-owned domestic subsidiaries. See Note 18 for Guarantor and Nonguarantor Financial Statements.

We may redeem all or a portion of the notes prior to December 1, 2008, at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium (the greater of: (1) 1% of the then outstanding principal amount of the note; and (2) the excess of: (a) the present value at such redemption date of (i) the redemption price of the note at December 1, 2008 plus (ii) plus all required interest payments due on the note through December 1, 2008, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the note, if greater). On or after December 1, 2008, we may redeem some or all of the notes at the redemption prices listed below, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage
2008	104.125%
2009	102.750%
2010	101.375%
2011 and thereafter	100.000%

At any time prior to December 1, 2006, we may redeem up to 35% of the original aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at a redemption price equal to 108.250% of the principal amount thereof, plus accrued and unpaid interest, so long as (a) at least 65% of the original aggregate amount of the notes remains outstanding after each such redemption and (b) any such redemption by us is made within 90 days of such equity offering.

If a change of control occurs (as defined in the indenture pursuant to which the notes were issued), and unless we have exercised our right to redeem all of the notes as described above, the note holders will have the right to require the Successor to repurchase all or a portion of the notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

The notes include a provision that the Company will file with the SEC on or prior to August 21, 2004 a registration statement relating to an offer to exchange the notes for an issue of SEC-registered notes with terms identical to the notes and use its reasonable best effort to cause such registration statement to become effective on or prior to October 20, 2004. Since the exchange offer was not completed before November 19, 2004, the annual interest rate borne by the notes increased by 1.0% per annum until the exchange offer was completed, which occurred on February 1, 2005. As of this date, the Company was no longer paying the additional interest.

Senior Credit Agreement Amendment

On September 14, 2004, the Company was first in default under its senior credit agreement. On November 4, 2004 the Company received required lender approval to temporarily waive defaults under the Company’s senior credit agreement arising due to (i) failure to furnish on a timely basis the Company’s audited financial statements for the fiscal year ended July 31, 2004, the Company’s annual budget for fiscal year 2005 and other related deliverables and (ii) failure to comply with the maximum total leverage ratio for the period ended October 31, 2004. Conditions of the waiver limited the Company’s access to the revolving credit facility through the addition of an anti-cash hoarding provision which required that at the time of a borrowing request, cash, as defined, could not exceed $10 million and limited total outstanding borrowings under the facility to $65 million. The amendment and waiver expired November 24, 2004.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

On November 19, 2004 the Company received required lender approval to permanently waive the defaults mentioned above and amend the financial covenants for future reporting periods. The terms of the permanent amendment and waiver include:

•	delivery of July 31, 2004 fiscal year end financial statements on or prior to the effective date of the amendment;

•	an 50 basis point increase to the applicable rate, as defined, with respect to borrowings under the credit agreement;

•	a change in the definition of consolidated cash interest expense to exclude non-cash gains or losses arising from marking interest rate swap agreements to market;

•	the addition of a Senior Covenant Leverage Ratio, as defined, which ranges from a ratio of 3.75 to 1.00 to a ratio of 5.75 to 1.00 over the next twelve months;

•	amendment of the interest expense coverage ratio (ranging from a ratio of 1.50 to 1.00 to a ratio of 2.10 to 1.00 over the next twelve months) and suspends the maximum total leverage ratio until March 2006;

•	elimination of limitation on revolving credit exposures;

•	and the following limitations, restrictions and additional reporting requirements during the amendment period which ends on the second business day following the date on which the Company delivers to the Administrative Agent financial statements for the fiscal quarter ending March 31, 2006:

•	prohibit incremental extensions of credit, as defined;

•	additional limitations on indebtedness;

•	limitations on acquisitions and investments;

•	additional limitations on restricted payments;

•	suspension of payments for management fees;

•	continuation of the anti-cash hoarding provision;

•	monthly financial reporting requirements, and;

•	a Company election to early terminate the amendment period.

As of December 26, 2004, the Company was in compliance with the amended and added covenants as listed above.

The Company had also notified the trustee under the indenture governing its 8  1/4% senior subordinated notes due 2013 (the “notes”) of the Company’s failure to comply with the covenant requiring it to furnish to the note holders on a timely basis, its annual report and audited financial statements for the fiscal year ended July 31, 2004. Delivery of this notice did not create an event of default under the indenture or acceleration of the notes. An event of default will only occur after the Company receives notice of the default from the trustee and fails to comply with the covenant 60 days after receipt thereof. The Company did not receive a notice of default from the trustee and subsequently cured the default through the issuance of its annual report and audited financial statements with the trustee on November 24, 2004.

Predecessor

The Predecessor’s senior secured credit facility was paid in full and terminated at the closing of the Pinnacle Merger described in Note 1.

In May 2001, the Predecessor entered into a $245 million Credit Agreement (“Senior Secured Credit Facilities”) with Bankers Trust Co., which provided for a term loan of $190 million and a revolving credit facility of $55 million. The term was to have matured in 2008 and the revolving credit facility would have expired in 2006.

10.	Pension Plans and Retirement Benefits

In December 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits (revised 2003)” (“FAS 132R”). FAS 132R requires additional annual disclosures about pension plans and other postretirement benefit plans.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

As of December 26, 2004, the Company maintains a noncontributory defined benefit pension plan that covers substantially all eligible union employees and provides benefits generally based on years of service and employees’ compensation. The Company’s pension plan is funded in conformity with the funding requirements of applicable government regulations. For the 21 weeks ended December 26, 2004 and the fiscal year ended July 31, 2004, the Company was not required to make contributions to its pension plan.

The Company maintains a postretirement benefits plan that provides health care and life insurance benefits to eligible retirees, covers most U.S. employees and their dependents and is self-funded. Employees who have 10 years of service after the age of 45 and retire are eligible to participate in the postretirement benefit plan. Effective March 19, 2004 and in connection with the acquisition of Aurora Foods, liabilities were assumed related to eight retired employees (“Aurora Retirees”). Upon amendments that became effective on May 23, 2004, the Company’s net out-of-pocket costs for postretirement health care benefits was substantially reduced as cost sharing for retired employees, excluding the Aurora Retirees, was increased to 100%.

The Company uses a measurement date for the pension and postretirement benefits plan that coincides with its year end.

Pension Benefits

	Successor		Predecessor
	21 weeks ended December 26, 2004	36 weeks ended July 31, 2004	16 weeks ended November 24, 2003	Fiscal year ended July 31, 2003
Change in Benefit Obligation
Net benefit obligation at beginning of the period	$55,163	$53,102	$48,726	$43,212
Service cost	644	1,392	571	1,859
Interest cost	1,351	2,144	990	2,936
Actuarial loss	5,495	300	3,655	3,257
Gross benefits paid	(1,416)	(1,775)	(840)	(2,538)
Curtailments	(2,067)	—	—	—

Net benefit obligation at end of the period	59,170	55,163	53,102	48,726

Change in Plan Assets
Fair value of plan assets at beginning of the period	50,686	50,499	48,435	44,378
Actual return on plan assets	4,855	1,962	2,904	6,595
Gross benefits paid	(1,416)	(1,775)	(840)	(2,538)

Fair value of plan assets at end of the period	54,125	50,686	50,499	48,435

Funded status at end of the year	(5,045)	(4,477)	(2,603)	(291)
Unrecognized net actuarial loss (gain)	1,404	1,147	1,008	(962)

Net amount recognized at end of the period	$(3,641)	$(3,330)	$(1,595)	$(1,253)

Amounts recognized in the Consolidated Balance Sheet
Accrued benefit cost - current	$(3,641)	$(3,330)	$(1,595)	$(1,253)

Net amount recognized at end of the period	$(3,641)	$(3,330)	$(1,595)	$(1,253)

Weighted average assumptions
Discount rate	5.75%	6.00%	6.00%	6.50%
Expected return on plan assets	8.00%	8.00%	8.00%	8.00%
Rate of compensation increase	3.75%	3.75%	3.75%	3.75%
Projected benefit obligation	$59,170	$55,163	$53,102	$48,726
Accumulated benefit obligation	55,498	51,194	48,238	43,275
Fair value of plan assets	54,125	50,686	50,499	48,435

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Other Postretirement Benefits

	Successor		Predecessor
	21 weeks ended December 26, 2004	36 weeks ended July 31, 2004	16 weeks ended November 24, 2003	Fiscal year ended July 31, 2003
Change in Benefit Obligation
Net benefit obligation at beginning of the period	$1,228	$1,102	$12,031	$10,869
Service cost	4	42	411	1,061
Interest cost	28	63	245	844
Plan amendments	—	—	(12,192)	—
Actuarial losses and (gains)	36	(352)	1,057	131
Business combinations - Aurora Foods	—	806	—	—
Gross benefits paid	(14)	(433)	(450)	(874)
Curtailment	(78)

Net benefit obligation at end of the period	1,204	1,228	1,102	12,031

Change in Plan Assets
Fair value of plan assets at beginning of the period	—	—	—	—
Employer contributions	14	433	450	874
Gross benefits paid	(14)	(433)	(450)	(874)

Fair value of plan assets at end of the period	—	—	—	—

Funded status at end of the year	(1,204)	(1,228)	(1,102)	(12,031)
Unamortized prior service credit	(1,980)	(3,262)	(39,469)	(28,243)
Unrecognized net actuarial loss	244	288	7,977	7,153

Net amount recognized at end of the period	$(2,940)	$(4,202)	$(32,594)	$(33,121)

Amounts recognized in the Consolidated Balance Sheet
Accrued benefit cost	$(2,940)	$(4,202)	$(32,594)	$(33,121)

Net amount recognized at end of the period	$(2,940)	$(4,202)	$(32,594)	$(33,121)

Weighted average assumptions
Discount rate	5.75%	6.00%	6.00%	6.50%

The assumed health care trend rates used in determining other post-retirement benefits at December 26, 2004 and July 31, 2004 are 10% decreasing gradually to 5.0% in 2010, and 8.5% decreasing gradually to 4.0% in 2009 at July 31, 2003.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

The following represents the components of net periodic benefit costs and the sensitivity of retiree welfare results:

Pension Benefits

	Successor		Predecessor
	21 weeks ended December 26,	36 weeks ended July 31,	16 weeks ended November 24,	Fiscal year ended July 31,
	2004	2004	2003	2003	2002
Service cost	$644	$1,392	$571	$1,859	$1,914
Interest cost	1,351	2,144	990	2,936	2,809
Expected return on assets	(1,685)	(2,716)	(1,219)	(3,472)	(3,822)

Net periodic benefit cost (benefit)	310	820	342	1,323	901
Purchase price allocation adjustments	—	—	—	—	1,302

Total amount recognized	$310	$820	$342	$1,323	$2,203

Weighted average assumptions:
Discount rate	5.75%	6.00%	6.50%	7.00%	7.12%
Expected return on plan assets	8.00%	8.00%	8.00%	8.00%	8.00%
Rate of compensation increase	3.75%	3.75%	3.75%	3.75%	3.75%

Other postretirement benefits

	Successor		Predecessor
	21 weeks ended December 26,	36 weeks ended July 31,	16 weeks ended November 24,	Fiscal year ended July 31,
	2004	2004	2003	2003	2002
Service cost	$4	$42	$411	$1,061	$3,146
Interest cost	28	63	245	844	2,046
Recognized net actuarial loss/(gain)	3	91	232	692	494
Amortization of:
Unrecognized prior service credit	(141)	(355)	(966)	(3,047)	(878)
Curtailment	(1,142)	—	—	—	—

Net periodic benefit cost (benefit)	(1,248)	(159)	(78)	(450)	4,808
Liability assumed in business acquisition	—	806	—	—	—
Purchase price allocation adjustments	—	—	—	—	700

Total amount recognized	$(1,248)	$647	$(78)	$(450)	$5,508

Weighted average assumptions:
Discount rate	6.00%	6.00%	6.50%	7.00%	7.12%
Expected return on plan assets	NA	NA	NA	NA	NA
Rate of compensation increase	NA	NA	NA	NA	NA

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

	Successor		Predecessor
	21 weeks ended December 26,	36 weeks ended July 31,	16 weeks ended November 24,		Fiscal year ended July 31,
	2004	2004	2003		2003	2002
Other post retirement benefits
Sensitivity of retiree welfare results
Effect of a one percentage point increase in assumed health care cost trend
on total service and interest cost components	$6	$6	(a	)	$267	$913
on postretirement benefit obligation	$105	$100	(a	)	$1,262	$1,590
Effect of a one percentage point decrease in assumed health care cost trend
on total service and interest cost components	$(5)	$(5)	(a	)	$(77)	$(719)
on postretirement benefit obligation	$(88)	$(84)	(a	)	$(381)	$(1,318)

(a)	Medical cost sharing rates increased to 100% at March 23, 2004 for all eligible retirees, excluding the Aurora Retirees. Therefore, as of November 24, 2003, the information regarding sensitivity to a 1% change in trend rates was not applicable.

Plan Assets

The Company’s pension plan weighted-average asset allocations at December 26, 2004, July 31, 2004, November 24, 2003 and July 31, 2003 by asset category are as follows:

	Successor		Predecessor
	21 weeks ended December 26,	36 weeks ended July 31,	16 weeks ended November 24,	Fiscal year ended July 31,
	2004	2004	2003	2003
Asset category
Equity securities	62%	61%	61%	50%
Debt securities	33%	35%	34%	35%
Cash	5%	4%	5%	15%

Total	100%	100%	100%	100%

The Company’s investment policy is to invest approximately 60% of plan assets in equity securities, 35% in fixed income securities, and 5% in cash or cash equivalents. Periodically, the plan assets are rebalanced to maintain these allocation percentages and the investment policy is reviewed. Within each investment category, assets are allocated to various investment styles. Professional managers manage all assets and a consultant is engaged to assist in evaluating these activities. The expected long-term rate of return on assets was determined by assessing the rates of return on each targeted asset class, return premiums generated by portfolio management and by comparison of rates utilized by other companies.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Cash Flows

Contributions. The Company expects to contribute $0 to its pension plan and $69 to its other postretirement benefit plan during year ending December 25, 2005.

Estimated Future Benefit Payments. The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Pension	Other
	Benefits	Benefits
2005	$3,063	$69
2006	2,873	63
2007	2,685	59
2008	2,584	52
2009	2,507	49
2010-2014	12,296	269

Savings Plans. Employees participate in a 401(k) plan. Pinnacle matches 50% of employee contributions up to five percent of compensation for union employees after one year of continuous service and six percent of compensation for salaried employees. Employer contributions made by the Company relating to this plan were $781 for the 21 weeks ended December 26, 2004, $1,024 for the 36 weeks ended July 31, 2004, $291 for 16 weeks ended November 24, 2003, $867 in 2003 and $1,274 in 2002. In June 2002, the matching contribution was eliminated for certain union employees.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

11.	Taxes on Earnings

The components of the provision (benefit) for income taxes are as follows:

PROVISION FOR INCOME TAXES

	Successor		Predecessor
	21 weeks ended December 26, 2004	36 weeks ended July 31, 2004	16 weeks ended November 24, 2003	Fiscal year ended July 31,
				2003	2002
Current
Federal	$56	$(743)	$(589)	$(454)	$744
State	152	294	69	393	316
Non-U.S.	(181)	234	—	(185)	120

	27	(215)	(520)	(246)	1,180

Deferred
Federal	8,014	(2,323)	(946)	5,168	3,034
State	1,384	(467)	(40)	545	(18)
Non-U.S.	—	(152)	—	49	(6)

	9,398	(2,942)	(986)	5,762	3,010

Provision (benefit) for income taxes	$9,425	$(3,157)	$(1,506)	$5,516	$4,190

Earnings (loss) before income taxes
United States	(15,418)	(87,014)	(4,411)	14,428	15,997
Non-U.S.	137	(56)	(169)	(464)	115

Total	$(15,281)	$(87,070)	$(4,580)	$13,964	$16,112

The effective tax rate differs from the federal statutory income tax rate as explained below:

EFFECTIVE INCOME TAX RATE

Federal statutory income tax rate	35.0%	35.0%	35.0%	35.0%	35.0%
State income taxes (net of federal benefit)	-6.5%	0.1%	-0.4%	4.8%	1.3%
Tax effect resulting from international activities	1.3%	-0.1%	-0.4%	-0.2%	0.9%
Change in deferred tax valuation allowance	-86.4%	-24.4%	0.0%	0.0%	-12.1%
Non-deductible expenses	-5.1%	-7.0%	-0.2%	0.6%	0.9%
Other	0.0%	0.0%	-1.1%	-0.7%	0.0%

Effective income tax rate	-61.7%	3.6%	32.9%	39.5%	26.0%

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

The components of deferred tax assets and liabilities are as follows:

DEFERRED TAX ASSETS AND LIABILITIES

	Successor	Successor	Predecessor
	December 26, 2004	July 31, 2004	July 31, 2003
Assets
Postretirement benefits	$1,243	$1,760	$13,234
Accrued liabilities	27,523	29,721	5,283
Net operating loss carryforwards	271,483	249,159	1,560
Federal & state tax credits	3,083	2,989	—
Inventories	8,763	7,295	1,354
Benefits and compensation	2,233	2,283	1,206
Alternative minimum tax	2,023	2,023	2,473
Restructuring accruals	665	1,127	—
Goodwill and other intangible assets	37,523	38,613	—
Other	5,371	6,188	209

	359,910	341,158	25,319

Liabilities
Plant assets	(21,527)	(21,421)	(16,081)
Intangible assets	(212,406)	(203,006)	(2,936)

	(233,933)	(224,427)	(19,017)

	125,977	116,731	6,302
Deferred tax asset valuation allowance	(338,361)	(319,711)	(2,251)

Net deferred tax asset (liability)	$(212,384)	$(202,980)	$4,051

AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE SHEET

Deferred income taxes - Current asset	$22	$26	$7,243
Deferred income taxes - Noncurrent (liability)	(212,406)	(203,006)	(3,192)

Net deferred tax asset (liability)	$(212,384)	$(202,980)	$4,051

As described in Note 1, PFHC became a wholly owned subsidiary of Crunch Holding Corp on November 25, 2003. As described in Note 1 and Note 3, PFHC was merged with and into Aurora on March 19, 2004 with Aurora surviving the Merger. The surviving company was renamed Pinnacle Foods Group Inc. (“PFGI” or the “Company”).

SFAS 109 requires that a valuation allowance be established when it is “more likely than not” that all or a portion of deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s performance, the market environment in which the company operates, the utilization of past tax credits, length of carryback and carryforward periods, existing contracts or sales backlog that will result in future profits.

SFAS 109 further states that where there is negative evidence such as cumulative losses in recent years, concluding that a valuation allowance is not required is problematical. Therefore, cumulative losses weigh heavily in the overall assessment. As a result of the Aurora transaction, management determined that it was no longer more likely than not that the Company would be able to realize the deferred tax assets of both the Predecessor and Aurora. This conclusion was reached due to cumulative losses recognized by Aurora in preceding years. Management intends to maintain a valuation allowance until sufficient positive evidence exists to support its reversal.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

In accordance with SFAS 109 deferred assets and liabilities have been recognized for the differences between the assigned values and the tax bases of the assets and liabilities recognized in a purchase business combination. As of the March 19, 2004 business combination date, the Company established a deferred tax liability of $195.3 million, net of valuation allowance of $292.0 million. Therefore, in accordance with SFAS No. 109, $292.0 million would be allocated as a reduction in goodwill upon subsequent recognition of the tax benefits associated with the deferred tax assets to which the valuation allowance applies. The deferred tax liability relates to the book and tax basis differences for indefinite lived intangible assets consisting of primarily tradenames and goodwill.

The federal valuation allowance at December 26, 2004 is $284.5 million, and the state valuation allowance is $53.9 million. The Company may record a tax benefit to its provision in subsequent periods for the recognition of tax benefits for which deferred tax valuation reserve had been recorded subsequent to the aforementioned business combination. Approximately $3.9 million of the valuation allowance recorded subsequent to the business combination will not provide a future tax provision benefit but will be recorded as a reduction in goodwill. PFHC, the Predecessor, had a valuation allowance related to state net operating loss carryforwards and the realization of state deferred tax assets of $2.3 and $1.8 million as of July 31, 2003 and July 31, 2002 respectively.

The Company is a loss corporation as defined in Internal Revenue Code Section 382. As of July 31, 2004 the Company had a federal Net Operating Loss Carryover of $652.3 million of which $560 million existed as of the business combination date and is subject to the Section 382 limitation. Section 382 places an annual limitation on a Company’s ability to utilize loss carryovers to reduce future taxable income. It is expected that the Company’s annual 382 limitation will approximate $13 –15 million, which may increase or decrease pending resolution of certain tax matters. This annual limitation can affect the Company’s ability to utilize other tax attributes such as tax credit carryforwards.

The Company’s federal net operating losses have expiration periods from 2019 through 2024. The Company also has state tax net operation loss carryforwards which are also limited and vary in amount by jurisdiction. State net operating losses are approximately $530 million with expiration periods through 2024.

12.	Stock-Based Compensation

Successor

2004 Stock Option Plan. CHC has adopted a stock option plan (the “2004 Plan”) providing for the issuance of up to 29.6 million shares of CHC’s common stock. Pursuant to the option plan, certain officers, employees, managers, directors and other persons will be eligible to receive grants of incentive and nonqualified stock options, as permitted by applicable law. Except as otherwise provided by the plan administrator, two-thirds (2/3) of the shares of common stock subject to each option shall time vest annually over a three-year period from the effective date of the option grant. The remaining one-third (1/3) of the shares of common stock subject to each option shall vest on the seventh anniversary of the effective date of the option grant unless otherwise determined by the plan administrator.

The following table summarizes the stock option transactions under the 2004 Plan:

	Number of Shares	Weighted Average Exercise Price
Granted	17,920	$1.00
Exercised	—	—
Forteitures	—	—

Outstanding - July 31, 2004	17,920	$1.00

Granted	933	$1.00
Exercised	—	—
Forteitures	(1,898)	1.00

Outstanding - December 26, 2004	16,955	$1.00

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

The following table summarizes information for options currently outstanding under the 2004 Plan at December 26, 2004:

	Options Outstanding			Exercisable Options
Range of Prices	Shares	Weighted Average Remaining Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$ 1.00	16,955	8.89	$1.00	1,959	$1.00

The fair value of each option grant was estimated on the date of the grant using the Bi-nominal Lattice option-pricing model with the following weighted average assumptions used for grants in fiscal 2004 and during the Transition Year:

2004
Risk-free interest rate	4.74%
Expected life of option	4 years
Expected volatility of Pinnacle stock	31.0%
Expected dividend yield on Pinnacle stock	0%

Volatility was based on an average 208 week volatilities of a group of publicly traded food companies.

The weighted-average fair value of options granted during fiscal 2004 and the twenty-one weeks ended December 26, 2004.

	21 weeks ended December 26, 2004	36 weeks ended July 31, 2004
Fair value of each option granted	$0.28	$0.31
Number of options granted	933	17,920

Total fair value of all options granted	$261	$5,555

In accordance with SFAS 123, the weighted-average fair value of stock options granted is required to be based on a theoretical statistical model in accordance with assumptions noted above. In actuality, because employee stock options do not trade on a secondary exchange, employees receive no benefit and derive no value from holding stock options under these plans without an increase in the market price of the Company’s stock.

2004 Employee Stock Purchase Plan. CHC has adopted an employee stock purchase plan providing for the issuance of up to 15 million shares of CHC’s common stock. Pursuant to the plan, certain officers, employees, managers, directors and other persons will be eligible to purchase shares at the fair market value of such shares on the date of determination. As of December 26, 2004, no shares have been purchased by employees.

Predecessor

2001 Stock Option Plan. PFHC’s 2001 stock option plan (the “2001 Plan”), pursuant to which stock options were granted to certain officers and key employees, was terminated in connection with the Pinnacle Transaction. All outstanding options vested and the holders of the options granted under the 2001 plan received $4,321 in the aggregate. PFHC’s 2001 stock purchase plan was also terminated in connection with the Pinnacle Transaction.

Under the 2001 Plan, stock options were granted to certain officers and key employees. The Plan had authorized the issuance of up to 8.4 million shares of Pinnacle common stock pursuant to the exercise of stock options. Options were granted at a price not less than the fair value of the shares on the date of grant.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

The following table summarizes the stock option transactions under the Pinnacle incentive plan:

	Shares	Weighted Average Exercise Price
Outstanding, August 1, 2002	4,358	$1.00
Granted	902	1.00
Exercised	(71)	1.00
Forteitures	(848)	1.00

Outstanding, July 31, 2003	4,341	$1.00
Granted	—	1.00
Exercised	(4,321)	1.00
Forteitures	(20)	1.00

Outstanding, July 31, 2004	—	$1.00

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2003:

	2003
Risk-free interest rate	4.37%
Expected life of option	10	years
Expected volatility of Pinnacle stock	26.5%
Expected dividend yield on Pinnacle stock	0%

Volatility was based on an average 400 week volatilities of a group of publicly traded food companies.

The weighted-average fair value of options granted during 2003 is as follows:

2003
Fair value of each option granted	$0.48
Number of options granted	902

Total fair value of all options granted	$433

In accordance with SFAS 123, the weighted-average fair value of stock options granted is required to be based on a theoretical statistical model in accordance with assumptions noted above. In actuality, because employee stock options do not trade on a secondary exchange, employees receive no benefit and derive no value from holding stock options under these plans without an increase in the market price of the Company’s stock.

Sale of the Company’s stock is restricted. Except under certain circumstances, the Company has the option to purchase at fair value all or any portion of the shares of common stock acquired by exercise of an option and/or options held by the employee in the event of termination or change in control. Accordingly, these options are accounted for as variable options. At the time an event occurs which would allow the Company to exercise its option, compensation expense would be recorded for the difference between fair value and the exercise price.

13.	Financial Instruments

We may utilize derivative financial instruments to enhance our ability to manage risks, including interest rate and foreign currency, which exist as part of ongoing business operations. We do not enter into contracts for speculative purposes, nor are we a party to any leveraged derivative instrument. We monitor the use of derivative financial instruments through regular communication with senior management and the utilization of written guidelines.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

We rely primarily on bank borrowings to meet our funding requirements. We utilize interest rate swap agreements or other derivative instruments to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. We will recognize the amounts that we pay or receive on hedges related to debt as an adjustment to interest expense.

The Company has entered into four interest rate swap agreements with a counterparty to effectively change the floating rate payments on its Senior Secured Credit Facility into fixed rate payments. The first swap agreement became effective April 26, 2004, terminated December 31, 2004 and had a notional amount of $545.0 million; the second swap agreement commenced January 4, 2005, terminates on January 3, 2006 and has a notional amount of $450.0 million; the third swap agreement commences January 3, 2006, terminates on January 2, 2007 and has a notional amount of $100.0 million, and the fourth swap agreement commences on January 3, 2006, terminates on January 2, 2007 and has a notional amount of $250.0 million. Interest payments determined under each swap agreement are based on these notional amounts, which match or are expected to match the Company’s outstanding borrowings under the Senior Secured Credit Facility during the periods that each interest rate swap is outstanding. Floating interest rate payments to be received under each swap are based on U.S. Dollar LIBOR, which is the same basis for determining the floating rate payments on the Senior Secured Credit Facility. The fixed interest rate payments that the Company will pay under the swap agreements are determined using the following approximate fixed interest rates: 1.39% for the swap terminating December 31, 2004; 2.25% for the swap terminating January 1, 2006; and 3.75% for two swaps terminating January 2, 2007.

These swaps were not designated as hedges pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” As of December 26, 2004 and July 31, 2004, the fair value of the interest rate swaps was a gain of $3,757 and $3,492, respectively. Of the amount at December 26, 2004, $224 is recorded in Other current assets and $3,533 is recorded in Other assets, net in the Consolidated Balance Sheet. At July 31, 2004, $222 was recorded in Other current assets and $3,270 was recorded in Other assets, net in the Consolidated Balance Sheet. The increase in the fair value of $265 was recognized in interest expense, net in the Consolidated Statement of Operations for the 21 weeks ended December 26, 2004.

In August and September 2004, the Company entered into natural gas swap transactions with a counterparty to lower the Company’s exposure to the price of natural gas. The agreements became effective beginning on August 1, 2004, terminate between February 2005 and December 2005, and have various notional quantities of MMBTU’s per month. The Company will pay a fixed price per MMBTU, which range from $4.695 to $6.93 per MMBTU, depending on the month, with settlements monthly. This swap was not designed as a hedge pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

For the 21 weeks ended December 26, 2004, the Company realized a gain of $243, which is recorded as a reduction to cost of products sold. Additionally, as of December 26, 2004, the fair value of the remaining natural gas swaps was a gain of $95, which is recorded in Other current assets. The related offset is recorded as a gain of $95 and was recognized as a reduction to cost of products sold.

We utilize irrevocable standby letters of credit with one-year renewable terms to satisfy workers’ compensation self-insurance security deposit requirements. The contract value of the outstanding standby letter of credit as of December 26, 2004 was $11,579, which approximates fair value. As of December 26, 2004, we also utilized letters of credit in connection with the purchase of raw materials in the amount of $4,163, which approximates fair value.

We may also utilize foreign currency exchange contracts, including swap and forward contracts, to hedge existing foreign currency exposures. We recognize foreign exchange gains and losses on derivative financial instruments, and we offset foreign exchange gains and losses on the underlying exposures. At December 26, 2004 and July 31, 2004, we had no outstanding foreign exchange contracts in place.

We are exposed to credit loss in the event of non-performance by the other parties to derivative financial instruments. All counterparties are at least “A” rated by Moody’s and Standard & Poor’s. Accordingly, we do not anticipate non-performance by the counterparties.

The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate fair value. The estimated fair value of the Senior Secured Credit Facilities bank debt that is classified as long term debt on the Consolidated Balance Sheet at December 26, 2004, was approximately its carrying value.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

14.	Commitments and Contingencies

General

From time to time, the Company and its operations are parties to, or targets of, lawsuits, claims, investigations, and proceedings, which are being handled and defended in the ordinary course of business. Although the outcome of such items cannot be determined with certainty, the corporation’s general counsel and management are of the opinion that the final outcome of these matters should not have a material effect on the Company’s financial condition, results of operations or cash flows.

Litigation

Pinnacle’s Fleming Bankruptcy Claim

The Company, on or about April 1, 2003, filed a reclamation claim against Fleming, a customer, in Flemings’ bankruptcy proceeding pending in the United States Bankruptcy Court for the District of Delaware in the amount of $964. Fleming has claimed that the products in controversy had been commingled with other products and that the value of Pinnacle’s claim is $0. Additionally, on or about January 31, 2004 Fleming identified alleged preferential transfers to Pinnacle of up to $6,493, of which Fleming has alleged $5,014 are, or may be, eligible for protection as “new value”. Fleming additionally alleged that some, if not all, of the alleged Pinnacle preferential transfers may qualify as “ordinary course of business” transactions. Fleming has also made claims regarding payments it describes as overpayment; unjust enrichment due to allegedly excess wire transfers and payments and debts arising out of military sales. The Company has been advised that similar allegations have been made by Fleming in many, if not all, of the other pending reclamation claims filed against Fleming. The Company is currently in the process of analyzing the claims. The Company’s attorneys have been in contact with counsel for Aurora and counsel for Fleming and all parties have expressed agreement that the most expedient manner to resolve the Aurora and Fleming claims would be to do so in the Fleming bankruptcy case under the terms of Fleming’s confirmed plan. Stipulations to this effect have been signed by all parties. The Company believes that resolution of such matters will not result in a material impact on the Company’s financial condition, results of operations or cash flows.

Aurora’s Fleming Bankruptcy Claim

The Company (Aurora), on or about March 31, 2003, filed a reclamation claim against Fleming, a customer, in Flemings’ bankruptcy proceeding pending in the United States Bankruptcy Court for the District of Delaware in the amount of $595. Fleming has claimed that the products in controversy had been commingled with other products and that the value of Aurora’s claim is $299. Additionally, on or about February 2, 2004, Fleming identified alleged preferential transfers to Aurora of up to $5,942, of which Fleming has alleged $3,293 are, or may be, eligible for protection as “new value”. Fleming additionally alleged that some, if not all, of the alleged Aurora preferential transfers may qualify as “ordinary course of business” transactions. Fleming has also made claims regarding payments it describes as overpayment; unjust enrichment due to allegedly excess wire transfers and payments and debts arising out of military sales. The Company has been advised that similar allegations have been made by Fleming in many, if not all, of the other pending reclamation claims filed against Fleming. The Company is currently in the process of analyzing the claims. The Company’s attorneys have been in contact with counsel for Aurora and counsel for Fleming and all parties have expressed agreement that the most expedient manner to resolve the Aurora and Fleming claims would be to do so in the Fleming bankruptcy case under the terms of Fleming’s confirmed plan. Stipulations to this effect have been signed by all parties. The Company believes that resolution of such matters will not result in a material impact on the Company’s financial condition, results of operations or cash flows.

Employee Litigation - Indemnification of US Cold Storage

On March 21, 2002, an employee at the Omaha, NE facility, died as the result of an accident while operating a forklift at a Company-leased warehouse facility. OSHA conducted a full investigation and determined that the death was the result of an accident and found no violations against the Company. On March 18, 2004, the Estate of the deceased filed suit in District Court of Sarpy County, Nebraska, Case No: CI 04-391, against the Company, the owner of the forklift and the leased warehouse, the manufacturer of the forklift and the distributor of the forklift. The Company, having been the deceased’s employer, was named as a defendant for worker’s compensation subrogation purposes only.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

On May 18, 2004, the Company received notice from defendant, US Cold Storage, requesting the Company to accept the tender of defense for US Cold Storage in this case in accordance with the Indemnification provision of the warehouse lease. The request has been submitted to the Company’s insurance carrier for evaluation and the Company has been advised that the indemnification provision is not applicable in this matter and that Company should have no liability under that provision. Therefore, the Company believes that resolution of such matters will not result in a material impact on the Company’s financial condition, results of operations or cash flows.

R2 Appeal in Aurora Bankruptcy

Prior to its bankruptcy filing, the Company entered into an agreement with its prepetition lending group compromising the amount of certain fees due under its senior bank facilities (the “October Amendment”). One of the members of the bank group (R2 Top Hat, Ltd.) challenged the enforceability of the October Amendment during the Company’s bankruptcy by filing an adversary proceeding and by objecting to confirmation. The bankruptcy court rejected the lender’s argument and confirmed the Company’s plan of reorganization. The lender then appealed from those orders of the bankruptcy court. The appeals are pending. It is too early to predict the outcome of the appeals. Included in the Company’s accrued liabilities is $20 million, which was assumed in the Aurora Transaction.

State of Illinois v. City of St. Elmo and Aurora Foods Inc.

The Company is a defendant in an action filed by the State of Illinois regarding the Company’s St. Elmo facility. The Illinois Attorney General filed a complaint seeking a restraining order prohibiting further discharges by the City of St. Elmo from its publicly owned wastewater treatment facility in violation of Illinois law and enjoining the Company from discharging its industrial waste into the City’s treatment facility. The complaint also asked for fines and penalties associated with the City’s discharge from its treatment facility and the Company’s alleged operation of its production facility without obtaining a state environmental operating permit. Management believes the remedial actions it has taken to date and is continuing to implement will minimize any fines and penalties associated with this matter.

In August 2004, the latest Consent Order was signed by the parties and by the Judge allowing the Company to continue discharging to the City of St. Elmo. In September 2004, the Company met with representatives from the State of Illinois Environmental Protection Agency and the State Attorney General’s Office and separately with the City of St. Elmo to inform them that the Company has begun engineering work and the permit application process to install a pre-treatment system at its St. Elmo facility during the fourth quarter of calendar year 2004 and the first quarter of calendar year 2005. The Company intends to vigorously defend any future claim for fines or penalties. The Company believes that resolution of such matters, including the associated fines and penalties, will not result in a material impact on the Company’s financial condition, results of operations or cash flows.

Underweight Products

In July 2004, it came to our attention that certain products produced in one of the plants have not met some state weight requirements. While we are in the process of investigating the scope of this issue, we have revised the operating procedures of the plant such that products produced there will comply with state product weight requirements. As a result of these weight issues, we voluntarily initiated return procedures for the product in the locations involved and also disposed of certain inventory held by the Company. Pinnacle has recorded a charge related to the returns and inventory of $3.4 million in the period ended July 31, 2004. As a result of these underweight products, the Company has recently received a letter from the State of California, County of Santa Barbara, requesting that the Company meet with it to discuss this issue and the remedial actions taken by the Company. A meeting was held with the involved California officials on December 8, 2004 at which time the issues and corrective steps taken by the Company were presented and discussed. While the Company believes it has taken appropriate remedial steps, it is probable that fines and penalties may be imposed. The State has recently responded with its acknowledgment of the Company’s cooperation with the investigation and prompt reaction to and correction of the issue, and proposed a settlement amount which the Company is negotiating with the State. The Company will continue to vigorously defend its actions to date since taking control of the Aurora Foods Inc. company. While the Company believes it has taken appropriate remedial steps, it is possible that fines and penalties may be imposed. The Company believes that resolution of such matters will not result in a material impact on the Company’s financial condition, results of operations or cash flows.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Other Matters

Bankruptcy filing of Winn-Dixie

On February 21, 2005, Winn-Dixie Stores, Inc., a customer that accounts for approximately 2% of the Company annual net sales, filed for Chapter 11 reorganization in U.S. Bankruptcy Court for the Southern District of New York. The amount due from Winn-Dixie at December 26, 2004 was $1,275 and was substantially collected prior to Winn-Dixie’s Chapter 11 filing. At the time of its Chapter 11 filing, amounts due from Winn-Dixie were approximately $750, which relates to sales from 2005. It is too early to predict what amount, if any, will be uncollectible from Winn-Dixie and the Company plans to provide an adequate provision in the first quarter of 2005.

Operating Leases

Certain offices, distribution facilities and equipment are under operating leases expiring on various dates through 2012. Total rental expense charged to operations of the Predecessor was $952 in the 16 weeks ended November 24, 2003, $3,359 in fiscal 2003 and $4,449 in fiscal 2002. Total rental expense charged to operations of the Successor was $1,497 in the 21 weeks ended December 26, 2004 and $2,539 in the 36 weeks ended July 31, 2004. The minimum future rental commitments under non-cancelable leases payable over the remaining lives of these leases approximate $5,227 in 2005, $4,798 in 2006, $4,735 in 2007, $4,707 in 2008, $4,790 in 2009 and 2010 through 2012, totaling $4,871. The single largest operating leases are for the corporate offices in Cherry Hill and Mountain Lakes, New Jersey. Under the terms of this lease agreement, if the lease is terminated early, Pinnacle would be required to accelerate rental payments of approximately $13.8 million due during the remainder of the lease.

15.	Related Party Transactions

Management fees

Predecessor - The Predecessor incurred monitoring and oversight fees of $367 in the 16 weeks ended November 24, 2003, $1,136 in 2003 and $1,090 in 2002, which were paid to an affiliate of HMTF, its then largest stockholder. The monitoring and oversight agreement with the affiliate of HMTF was terminated at the time of the Pinnacle Merger.

Successor - On November 25, 2003, the Successor entered into a Management Agreement with JPMorgan Partners, LLC (“JPMP”) and J.W. Childs Associates, L.P. (“JWC”) where JPMP and JWC provide management, advisory and other services. The agreement calls for quarterly payments of $125 to each JPMP and JWC for management fees. Management fees to JPMP and JWC in total included in the Consolidated Statement of Operations for the 21 weeks ended December 26, 2004 and the 36 weeks ended July 31, 2004 were $417 and $681, respectively. In addition, the Company reimbursed JWC for out-of-pocket expenses totaling $33 during the 36 weeks ended July 31, 2004. In connection with the Pinnacle Merger, the Successor paid a transaction fee of $2,425 to each JPMP and JWC, in addition to $441 in fees and expenses. In connection with the Aurora Transaction, transaction fees were paid to JPMP and JWC of $1 million to each, plus $119 in fees and expenses. In connection with any subsequent acquisition transaction there will be a transaction fee of  1/2% of the aggregate purchase price to each of JPMP and JWC, plus fees and expenses. These transaction fees are included in Acquisition costs in Notes 1 and 3.

Also on November 25, 2003, the Successor entered into an agreement with CDM Capital LLC, an affiliate of CDM Investor Group LLC, where CDM Capital LLC will receive a transaction fee of  1/2% of the aggregate purchase price of future acquisitions (other than the Pinnacle Merger or the Aurora Transaction), plus fees and expenses.

As part of the amendment to the Senior Credit facility discussed in Note 9, the payment of the management fees have been suspended during the amendment period.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Leases and Aircraft

The Company leases office space owned by a party related to the Chairman. One office was leased through January 15, 2004. A new office was leased beginning January 15, 2004. The new lease provides for the Company to make leasehold improvements approximating $318. The base rent for the new office is $87 annually compared to $245 annually scheduled in the old office. Rent expense for the Successor included $39 in the 21 weeks ended December 26, 2004 for the new office and $91 in the 36 weeks ended July 31, 2004 of which $36 was for the old office and $55 for the new office. Rent expense of the Predecessor was $71, $283, and $228 in the 16 weeks ended November 24, 2003, fiscal 2003 and fiscal 2002, respectively.

The Predecessor also used an aircraft owned by a company indirectly owned by the Chairman. In connection with the use of this aircraft, the Predecessor paid net operating expenses of $1,180 in 2002 and $376 in the first quarter of fiscal 2003. In the second quarter of 2003, the agreement to use and pay for the plane was terminated early at a cost to the Predecessor of $2 million, which was included in the Consolidated Statement of Operations. Beginning November 25, 2003, the Successor resumed using the aircraft and in connection with the usage paid net operating expenses of $1,146 in the 21 weeks ended December 26, 2004 and $1,543 in the 36 weeks ended July 31, 2004. Also, during the November 2003 financing “road show”, the Company paid an additional $84 for usage of the aircraft; such amount is included in deferred financing costs in Other Assets in the Consolidated Balance Sheet as of July 31, 2004.

Debt and Interest Expense

See Note 9.

For the 21 weeks ended December 26, 2004 and the 36 weeks ended July 31, 2004, fees and interest expense recognized in the Consolidated Statement of Operations for the debt to the related party, JPMorgan Chase Bank, amounted to $148 and $362, respectively.

16.	Segment and Geographic Area Information

The Company’s products and operations are managed and reported in two operating segments. The Frozen Foods segment consists of the following: dinners and entrees (Swanson), prepared seafood (Van de Kamp’s, Mrs. Paul’s, Avalon Bay), breakfast (Aunt Jemima), bagels (Lenders), and other frozen products (Celeste, Chef’s Choice). The Dry Foods segment consists of the following product lines: pickles, peppers, and relish (Vlasic), baking mixes and frostings (Duncan Hines), syrups and pancake mixes (Mrs. Butterworth’s and Log Cabin), and other grocery products (Open Pit). Segment performance is evaluated based on earnings before interest and taxes. Transfers between segments and geographic areas are recorded at cost plus markup or at market. Identifiable assets are those assets, including goodwill, which are identified with the operations in each segment or geographic region. Cost of products sold for the thirty-six weeks ended July 31, 2004 includes $39,489 ($9,879 frozen foods and $29,610 dry foods), representing the write-up of inventories to fair value (net realizable value, which is defined as estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity) at the dates of the acquisitions of inventories, which were sold subsequent to the acquisition dates. Corporate assets consist of deferred and prepaid income tax assets. Unallocated corporate expenses consist of corporate overhead such as executive management, finance and legal functions, Pinnacle and Aurora merger related costs, the costs of unsuccessful business acquisitions and the contract termination discussed in Note 6.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

	Successor		Predecessor
	21 weeks ended December 26, 2004	36 weeks ended July 31, 2004	16 weeks ended November 24, 2003	Fiscal year ended July 31,
				2003	2002
SEGMENT INFORMATION
Net sales
Frozen foods	$271,165	$319,936	$118,992	$342,115	$339,595
Dry foods	240,025	254,416	62,387	232,367	234,861

Total	$511,190	$574,352	$181,379	$574,482	$574,456

Earnings (loss) before interest and taxes
Frozen foods	$(22,649)	$(38,070)	$6,313	$(6,880)	$8,784
Dry foods	38,480	6,765	9,706	48,068	36,518
Unallocated corporate expenses	(4,972)	(29,845)	(11,432)	(16,108)	(15,484)

Total	$10,859	$(61,150)	$4,587	$25,080	$29,818

Depreciation and amortization
Frozen foods	$10,743	$16,414	$4,179	$14,027	$13,156
Dry foods	6,325	8,156	1,957	8,921	8,075

Total	$17,068	$24,570	$6,136	$22,948	$21,231

Capital expenditures
Frozen foods	$5,340	$6,533	$913	$4,456	$13,729
Dry foods	3,090	3,293	598	4,331	5,723

Total	$8,430	$9,826	$1,511	$8,787	$19,452

GEOGRAPHIC INFORMATION
Net sales
United States	$492,888	$552,655	$171,915	$548,951	$552,676
Canada	18,302	21,697	9,464	25,531	21,780

Total	$511,190	$574,352	$181,379	$574,482	$574,456

	Successor		Predecessor
	December 26, 2004	July 31, 2004	July 31, 2003
SEGMENT INFORMATION:
Total Assets
Frozen foods	$671,860	$692,710	$239,270
Dry foods	1,092,196	1,090,190	216,128
Corporate	884	1,710	10,723

Total	$1,764,940	$1,784,610	$466,121

GEOGRAPHIC INFORMATION
Long-lived assets
United States	$223,719	$233,103	$149,615
Canada	21	21	24

Total	$223,740	$233,124	$149,639

Net sales to Wal-Mart Stores, Inc. were 18% in the 21 weeks ended December 26, 2004, 18% in fiscal 2004, 17% in fiscal 2003 and 14% in fiscal 2002 of consolidated net sales. No other single customer represents over 10% of consolidated net sales in any year.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

17.	Quarterly Results (unaudited)

Summarized quarterly financial data is presented below. The second quarter of 2004 includes predecessor operations through November 24, 2003 and successor operations for November 25, 2003 through January 31, 2004.

Due to the change in fiscal end year to the last Sunday in December, only the results for the quarter ended October 31, 2004 were reported in the transition period.

Quarter Ended Oct-04
Net sales	$328,834
Cost of products sold	262,991
Net earnings	(5,250)

	Quarter Ended
	Oct-03	Jan-04	Apr-04	Jul-04	Fiscal 2004
Net sales	$139,137	$143,176	$210,626	$262,792	$755,731
Cost of products sold	103,909	121,697	185,838	225,756	637,200
Net earnings	3,531	(27,517)	(36,101)	(26,900)	(86,987)

	Quarter Ended
	Oct-02	Jan-03	Apr-03	Jul-03	Fiscal 2003
Net sales	$130,240	$145,315	$145,684	$153,243	$574,482
Cost of products sold	104,553	111,095	111,083	120,796	447,527
Net earnings	1,065	730	6,001	652	8,448

Net earnings in fiscal 2004 and 2003 included the following items included in the “Other expense (income)” line on the Consolidated Statements of Operations, which are discussed in Note 6.

Cost of products sold – discussed in Note 1 and 3.

•	The second quarter of fiscal 2004 includes charges related to the write-up of inventory to fair value at the time of the Pinnacle Merger. These charges were $14,314.

•	The third quarter of fiscal 2004 includes charges related to the write-up of inventory to fair value at the time of the Pinnacle Merger and the Aurora Transaction. These charges were $11,990 and $11,290, respectively.

•	The fourth quarter of fiscal 2004 includes charges related to the write up of inventory to fair value at the time of the Aurora Transaction. These charges were $1,895.

Other expense (income), net – discussed in Note 6.

•	The first quarter of fiscal 2003 includes pre-tax expenses related to the unsuccessful Claussen acquisition of $660.

•	The second quarter of fiscal 2003 includes pre-tax expenses related to the contract termination of $2,000 and pre-tax credits related to the gain on insurance settlement of $518. These items net to a pre-tax expense of $1,482.

•	The third quarter of fiscal 2003 includes pre-tax credits related to the gain on insurance settlement of $259.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

•	The fourth quarter of fiscal 2003 includes pre-tax expenses related to the impairment of intangibles of $4,941 and merger costs of $547, and pre-tax credits related to the gain on insurance settlement of $6. These items net to a pre-tax expense of $5,482.

•	The second quarter of fiscal 2004 includes $19,223 of merger related expenses. This merger related expenses were made up of $11,000 for equity related compensation expense, $4,935 for predecessor stock option expense, $1,600 for retention expense, and $1,688 for change of control/waiver expense. In addition, a non-cash impairment loss of $1,292 related to the King’s Hawaiian intangibles was recorded during the quarter.

•	The third quarter of fiscal 2004 includes $8,020 of merger related expenses, consisting of $7,400 of non-cash equity related compensation expense and $620 of retention expense. In addition, a restructuring and impairment charge of $10,025 related to the announced closure of our Omaha frozen food facility was recorded in the third quarter.

•	The fourth quarter of fiscal 2004 includes $1,732 related to the announced closure of our Omaha frozen food facility. In addition, $4,801 of non-cash impairment charges were recorded related to the Chef’s Choice product, which included $1,835 in goodwill, $1,666 in recipes, and $1,300 in fixed assets. An additional $1,300 was recorded as a non-cash impairment charge related to the Avalon Bay trade name.

18.	Guarantor and Nonguarantor Financial Statements

In connection with the Merger and Aurora Transaction described in Note 1 and as a part of the related financings, the Company issued $394 million of 8 1/4% senior subordinated notes ($200 million in November 2003 and $194 million in February 2004, collectively referred to as the “Notes”) in private placements pursuant to Rule 144A and Regulation S. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, and guaranteed on a full, unconditional, joint and several basis by the Company’s wholly-owned domestic subsidiaries.

The following consolidating financial information presents:

(1)	Consolidating (a) balance sheets as of December 26, 2004 and July 31, 2004 for the Successor and July 31, 2003 for the Predecessor and (b) the related statements of operations and cash flows for the 21 weeks ended December 26, 2004 and the 36 weeks ended July 31, 2004 for the Successor and the sixteen weeks ended November 24, 2003 and the fiscal years ended July 31, 2003 and 2002 for the Predecessor.

(2)	Elimination entries necessary to consolidate the Predecessor and Successor, with their respective guarantor subsidiaries and nonguarantor subsidiary.

Investments in subsidiaries are accounted for by the parent using the equity method of accounting. The guarantor subsidiaries and nonguarantor subsidiary are presented on a combined basis. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Pinnacle Foods Group Inc.

Consolidated Balance Sheet - Successor

December 26, 2004

	PINNACLE FOODS GROUP INC.	GUARANTOR SUBSIDIARIES	NONGUARANTOR SUBSIDIARY	ELIMINATIONS	CONSOLIDATED TOTAL
Current assets:
Cash and cash equivalents	$490	$1,745		$—	$2,235
Accounts receivable, net	40,488	29,308	4,569	—	74,365
Intercompany accounts receivable	4,439	—	—	(4,439)	—
Inventories, net	70,443	131,788	3,279	—	205,510
Other current assets	940	2,968	83	—	3,991
Deferred income taxes	—	—	22		22

Total current assets	116,800	165,809	7,953	(4,439)	286,123
Plant assets, net	101,774	121,945	21	—	223,740
Investment in subsidiaries	263,384	1,183	—	(264,567)	—
Intercompany note receivable	182,054	543	—	(182,597)	—
Tradenames	674,388	106,156	—	—	780,544
Other assets, net	57,493	177	—	—	57,670
Goodwill	272,618	144,245	—	—	416,863

Total assets	$1,668,511	$540,058	$7,974	$(451,603)	$1,764,940

Current liabilities:
Current portion of long-term obligations	$5,460	$114	$—	$—	$5,574
Accounts payable	51,815	33,894	2,212	—	87,921
Intercompany accounts payable	—	3,001	1,438	(4,439)	—
Accrued trade marketing expense	30,864	12,813	2,337	—	46,014
Accrued liabilities	50,796	26,817	122	—	77,735
Accrued income taxes	99	1,240	138	—	1,477

Total current liabilities	139,034	77,879	6,247	(4,439)	218,721
Long-term debt	937,300	206	—	—	937,506
Intercompany note payable	—	182,054	543	(182,597)	—
Postretirement benefits	825	2,115		—	2,940
Deferred income taxes	197,985	14,420	1	—	212,406

Total liabilities	1,275,144	276,674	6,791	(187,036)	1,371,573
Commitments and contingencies	—	—	—	—	—
Shareholder’s equity:
Pinnacle Common Stock, $.01 par value	—	—	—	—	—
Additional paid-in-capital	519,433	287,710	935	(288,645)	519,433
Accumulated other comprehensive income (loss)	48	48	48	(96)	48
Carryover of Predecessor basis of net assets	(17,495)	—	—	—	(17,495)
Retained earnings (accumulated deficit)	(108,619)	(24,374)	200	24,174	(108,619)

Total shareholder’s equity	393,367	263,384	1,183	(264,567)	393,367

Total liabilities and shareholder’s equity	$1,668,511	$540,058	$7,974	$(451,603)	$1,764,940

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Pinnacle Foods Group Inc.

Consolidated Balance Sheet - Successor

July 31, 2004

	PINNACLE FOODS GROUP INC.	GUARANTOR SUBSIDIARIES	NONGUARANTOR SUBSIDIARY	ELIMINATIONS	CONSOLIDATED TOTAL
Current assets:
Cash and cash equivalents	$510	$36,816	$455	$—	$37,781
Accounts receivable, net	39,365	24,651	2,421	—	66,437
Intercompany accounts receivable	—	4,165	—	(4,165)	—
Inventories, net	69,223	111,077	2,038	—	182,338
Other current assets	1,399	5,233	39	—	6,671
Deferred income taxes	—	—	26		26

Total current assets	110,497	181,942	4,979	(4,165)	293,253
Plant assets, net	102,989	130,114	21	—	233,124
Investment in subsidiaries	266,603	787	—	(267,390)	—
Intercompany note receivable	185,042	—	—	(185,042)	—
Tradenames	672,860	107,696	—	—	780,556
Other assets, net	56,468	168	—	—	56,636
Goodwill	276,930	144,111	—	—	421,041

Total assets	$1,671,389	$564,818	$5,000	$(456,597)	$1,784,610

Current liabilities:
Current portion of long-term obligations	$5,380	$—	$—	$—	$5,380
Current portion of long-term obligations - related party	80	—	—	—	80
Accounts payable	38,317	45,942	1,260	—	85,519
Intercompany accounts payable	3,423	—	742	(4,165)	—
Accrued trade marketing expense	28,134	13,370	1,224	—	42,728
Accrued liabilities	49,453	35,572	211	—	85,236
Accrued income taxes	—	1,345	231	—	1,576

Total current liabilities	124,787	96,229	3,668	(4,165)	220,519
Long-term debt	930,968	—	—	—	930,968
Long-term debt - related party	7,900	—	—	—	7,900
Intercompany note payable	—	184,497	545	(185,042)	—
Postretirement benefits	815	3,387	—	—	4,202
Deferred income taxes	188,904	14,102	—	—	203,006

Total liabilities	1,253,374	298,215	4,213	(189,207)	1,366,595
Commitments and contingencies	—	—	—	—	—
Shareholder’s equity:
Pinnacle Common Stock, $.01 par value	—	—	—	—	—
Additional paid-in-capital	519,433	287,710	935	(288,645)	519,433
Accumulated other comprehensive income (loss)	(10)	(10)	(10)	20	(10)
Carryover of Predecessor basis of net assets	(17,495)	—	—	—	(17,495)
Retained earnings (accumulated deficit)	(83,913)	(21,097)	(138)	21,235	(83,913)

Total shareholder’s equity	418,015	266,603	787	(267,390)	418,015

Total liabilities and shareholder’s equity	$1,671,389	$564,818	$5,000	$(456,597)	$1,784,610

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Pinnacle Foods Holding Corporation

Consolidated Balance Sheet - Predecessor

July 31, 2003

	PINNACLE FOODS HOLDING CORPORATION	GUARANTOR SUBSIDIARIES	NONGUARANTOR SUBSIDIARY	ELIMINATIONS	CONSOLIDATED TOTAL
Current assets:
Cash and cash equivalents	$—	$71,535	$593		$72,128
Accounts receivable, net	—	31,651	1,673		33,324
Intercompany accounts receivable	—	1,685		(1,685)	—
Inventories, net	—	81,516	1,075		82,591
Other current assets	—	6,037	753		6,790
Deferred income taxes	—	7,243	—		7,243

Total current assets	—	199,667	4,094	(1,685)	202,076
Plant assets, net	—	149,615	24		149,639
Investment in subsidiaries	178,487	1,056		(179,543)	—
Intercompany note receivable	—	545		(545)	—
Tradenames	—	88,000			88,000
Other assets, net	—	8,424			8,424
Goodwill	—	17,647	335		17,982

Total assets	$178,487	$464,954	$4,453	$(181,773)	$466,121

Current liabilities	.
Current portion of long-term obligations	$—	$15,000			$15,000
Accounts payable	—	30,504	404		30,908
Intercompany accounts payable	—	—	1,685	(1,685)	—
Accrued trade marketing expense	—	19,147	420		19,567
Accrued liabilities	—	25,149	196		25,345
Accrued income taxes	—	501			501

Total current liabilities	—	90,301	2,705	(1,685)	91,321
Long-term debt	—	160,000			160,000
Intercompany note payable	—	—	545	(545)	—
Postretirement benefits	—	33,121			33,121
Deferred income taxes	—	3,192			3,192

Total liabilities	—	286,614	3,250	(2,230)	287,634
Commitments and contingencies
Shareholder’s equity
Pinnacle Common Stock, $.01 par value;	1,626	—		—	1,626
Additional paid-in-capital	164,322	165,948	1,465	(167,413)	164,322
Accumulated other comprehensive income	147	—	147	(147)	147
Retained earnings (accumulated deficit)	12,392	12,392	(409)	(11,983)	12,392

Total shareholder’s equity	178,487	178,340	1,203	(179,543)	178,487

Total liabilities and shareholder’s equity	$178,487	$464,954	$4,453	$(181,773)	$466,121

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Pinnacle Foods Group Inc.

Consolidated Statement of Operations - Successor

For the 21 weeks ended December 26, 2004

	PINNACLE FOODS GROUP INC.	GUARANTOR SUBSIDIARIES	NONGUARANTOR SUBSIDIARY	ELIMINATIONS	CONSOLIDATED TOTAL
Net sales	$278,815	$223,801	$18,297	$(9,723)	$511,190

Costs and expenses
Cost of products sold	222,588	191,928	14,832	(9,268)	420,080
Marketing and selling expenses	33,643	17,569	2,376		53,588
Administrative expenses	8,897	5,826	493		15,216
Research and development expenses	866	593			1,459
Intercompany royalties	—	—	144	(144)
Intercompany technical service fees	—	—	311	(311)
Goodwill impairment charge	2,675	1,633			4,308
Other expense (income), net	1,840	3,840			5,680
Equity in loss (earnings) of investees	3,277	(338)		(2,939)

Total costs and expenses	273,786	221,051	18,156	(12,662)	500,331

(Loss) earnings before interest and taxes	5,029	2,750	141	2,939	10,859
Intercompany interest (income) expense	(5,064)	5,054	10
Interest expense	26,250	10			26,260
Interest income	—	114	6		120

(Loss) earnings before income taxes	(16,157)	(2,200)	137	2,939	(15,281)
Provision (benefit) for income taxes	8,549	1,077	(201)		9,425

Net (loss) earnings	$(24,706)	$(3,277)	$338	$2,939	$(24,706)

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Pinnacle Foods Group Inc.

Consolidated Statement of Operations - Successor

For the 36 weeks ended July 31, 2004

	PINNACLE FOODS GROUP INC.	GUARANTOR SUBSIDIARIES	NONGUARANTOR SUBSIDIARY	ELIMINATIONS	CONSOLIDATED TOTAL
Net sales	$183,099	$379,223	$21,697	$(9,667)	$574,352

Costs and expenses
Cost of products sold	166,237	328,175	17,664	(9,109)	502,967
Marketing and selling expenses	16,450	38,680	2,780	—	57,910
Administrative expenses	8,347	23,168	743	—	32,258
Research and development expenses	552	1,884	—	—	2,436
Intercompany royalties	—	—	207	(207)	—
Intercompany technical service fees	—	—	351	(351)	—
Goodwill impairment charge	1,835	—	—	—	1,835
Other expense (income), net	24,910	13,186	—	—	38,096
Equity in (earnings) loss of investees	21,097	138	—	(21,235)	—

Total costs and expenses	239,428	405,231	21,745	(30,902)	635,502

Earnings (loss) before interest and taxes	(56,329)	(26,008)	(48)	21,235	(61,150)
Intercompany interest (income) expense	(5,329)	5,311	18	—	—
Interest expense	26,240	—	—	—	26,240
Interest income	88	222	10	—	320

Earnings (loss) before income taxes	(77,152)	(31,097)	(56)	21,235	(87,070)
Provision (benefit) for income taxes	6,761	(10,000)	82	—	(3,157)

Net earnings (loss)	$(83,913)	$(21,097)	$(138)	$21,235	$(83,913)

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Pinnacle Foods Group Inc.

Consolidated Statement of Operations - Predecessor

For the 16 weeks ended November 24, 2003

	PINNACLE FOODS GROUP INC.	GUARANTOR SUBSIDIARIES	NONGUARANTOR SUBSIDIARY	ELIMINATIONS	CONSOLIDATED TOTAL
Net Sales	$—	$176,819	$9,464	$(4,904)	$181,379

Costs and expenses
Cost of products sold	—	130,954	7,862	(4,583)	134,233
Marketing and selling expenses	—	23,283	1,052	—	24,335
Administrative expenses	—	9,176	278	—	9,454
Research and development expenses	—	814	—	—	814
Intercompany royalties	—	—	97	(97)	—
Intercompany technical service fees	—	—	224	(224)	—
Other expense (income), net	—	7,838	118	—	7,956
Equity in (earnings) loss of investees	3,074	160	—	(3,234)	—

Total costs and expenses	3,074	172,225	9,631	(8,138)	176,792

Earnings (loss) before interest and taxes	(3,074)	4,594	(167)	3,234	4,587
Intercompany interest (income) expense	—	(8)	8	—	—
Interest expense	—	9,310	—	—	9,310
Interest income	—	137	6	—	143

Earnings (loss) before income taxes	(3,074)	(4,571)	(169)	3,234	(4,580)
Provision (benefit) for income taxes	—	(1,497)	(9)	—	(1,506)

Net earnings (loss)	$(3,074)	$(3,074)	$(160)	$3,234	$(3,074)

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Pinnacle Foods Holding Corporation

Consolidated Statement of Operations - Predecessor

For the year ended July 31, 2003

	PINNACLE FOODS HOLDING CORPORATION	GUARANTOR SUBSIDIARIES	NONGUARANTOR SUBSIDIARY	ELIMINATIONS	CONSOLIDATED TOTAL
Net Sales	$—	$561,386	$25,531	$(12,435)	$574,482

Costs and expenses
Cost of products sold	—	436,843	22,170	(11,486)	447,527
Marketing and selling expenses	—	55,936	1,979	—	57,915
Administrative expenses	—	31,993	885	—	32,878
Research and development expenses	—	3,040	—	—	3,040
Intercompany royalties	—	—	255	(255)	—
Intercompany technical service fees	—	—	694	(694)	—
Goodwill impairment charge	—	1,550	—	—	1,550
Other expense (income), net	—	6,492	—	—	6,492
Equity in (earnings) loss of investees	(8,448)	304	—	8,144	—

Total costs and expenses	(8,448)	536,158	25,983	(4,291)	549,402

Earnings (loss) before interest and taxes	8,448	25,228	(452)	(8,144)	25,080
Intercompany interest (income) expense	—	(30)	30	—	—
Interest expense	—	11,592	—	—	11,592
Interest income	—	459	17	—	476

Earnings (loss) before income taxes	8,448	14,125	(465)	(8,144)	13,964
Provision (benefit) for income taxes	—	5,677	(161)	—	5,516

Net earnings (loss)	$8,448	$8,448	$(304)	$(8,144)	$8,448

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Pinnacle Foods Holding Corporation

Consolidated Statement of Operations - Predecessor

For the year ended July 31, 2002

	PINNACLE FOODS HOLDING CORPORATION	GUARANTOR SUBSIDIARIES	NONGUARANTOR SUBSIDIARY	ELIMINATIONS	CONSOLIDATED TOTAL
Net Sales	$—	$561,882	$21,780	$(9,206)	$574,456

Costs and expenses
Cost of products sold	—	442,727	17,834	(8,416)	452,145
Marketing and selling expenses	—	49,095	2,363	—	51,458
Administrative expenses	—	31,725	621	—	32,346
Research and development expenses	—	3,552	—	—	3,552
Intercompany royalties	—	—	287	(287)	—
Intercompany technical service fees	—	—	503	(503)	—
Other expense (income), net	—	5,137	—	—	5,137
Equity in (earnings) loss of investees	(11,922)	—	—	11,922	—

Total costs and expenses	(11,922)	532,236	21,608	2,716	544,638

Earnings (loss) before interest and taxes	11,922	29,646	172	(11,922)	29,818
Intercompany interest (income) expense	—	(73)	73	—	—
Interest expense	—	14,508	5	—	14,513
Interest income	—	786	21	—	807

Earnings (loss) before income taxes	11,922	15,997	115	(11,922)	16,112
Provision for income taxes	—	4,075	115	—	4,190

Net earnings (loss)	$11,922	$11,922	$—	$(11,922)	$11,922

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Pinnacle Foods Group Inc.

Consolidated Statement of Cash Flows - Successor

For the 21 weeks ended December 26, 2004

	PINNACLE FOODS GROUP INC.	GUARANTOR SUBSIDIARIES	NONGUARANTOR SUBSIDIARY	ELIMINATIONS	CONSOLIDATED TOTAL
Cash flows from operating activities
Net (loss) earnings from operations	$(24,706)	$(3,277)	$338	$2,939	$(24,706)
Non-cash charges (credits) to net earnings
Depreciation and amortization	7,413	9,652	3		17,068
Restructuring and impairment charge	2,687	4,282			6,969
Amortization of debt acquisition costs	1,995	—			1,995
Amortization of bond premium	(201)	—			(201)
Change in value of financial instruments	(360)	—			(360)
Equity in loss (earnings) of investees	3,277	(338)		(2,939)
Postretirement healthcare benefits	11	(1,273)			(1,262)
Pension expense		310			310
Deferred income taxes	8,450	948			9,398
Changes in working capital
Accounts receivable	(1,123)	(4,657)	(1,954)		(7,734)
Intercompany accounts receivable	(590)	(50)	640
Inventories	(1,220)	(20,712)	(1,078)		(23,010)
Accrued trade marketing expense	2,730	(557)	1,015		3,188
Accounts payable	13,498	4,641	543		18,682
Other current assets and liabilities	(682)	(1,837)	(306)		(2,825)

Net cash provided by (used in) operating activities	11,179	(12,868)	(799)	—	(2,488)

Cash flows from investing activities
Capital expenditures	(2,758)	(5,315)	—		(8,073)
Pinnacle merger consideration		(130)			(130)
Aurora merger costs	(2,333)	—			(2,333)
Acquisition of license	(1,919)				(1,919)

Net cash used in investing activities	(7,010)	(5,445)	—	—	(12,455)

Cash flows from financing activities
Change in bank overdrafts	—	(16,721)	308		(16,413)
Repayment of capital lease obligations	(4)	(37)			(41)
Successor’s debt acquisition costs	(2,822)	—			(2,822)
Proceeds from Successor’s notes payable borrowings	30,000	—			30,000
Repayments of Successor’s notes payable	(30,000)	—			(30,000)
Repayments of Successor’s long term obligations	(1,363)	—			(1,363)

Net cash (used in) provided by financing activities	(4,189)	(16,758)	308	—	(20,639)

Effect of exchange rate changes on cash	—	—	36	—	36
Net change in cash and cash equivalents	(20)	(35,071)	(455)	—	(35,546)
Cash and cash equivalents - beginning of period	510	36,816	455		37,781

Cash and cash equivalents - end of period	$490	$1,745	$—	$—	$2,235

Supplemental disclosures of cash flow information:
Interest paid	$23,547	$—	$—	$—	$23,547
Interest received	—	114	6	—	120
Income taxes refunded (paid)	—	627	—	—	627
Non-cash investing activity:
Capital leases	—	(357)	—	—	(357)

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Pinnacle Foods Group Inc.

Consolidated Statement of Cash Flows - Successor

For the 36 weeks ended July 31, 2004

	PINNACLE FOODS GROUP INC.	GUARANTOR SUBSIDIARIES	NONGUARANTOR SUBSIDIARY	ELIMINATIONS	CONSOLIDATED TOTAL
Cash flows from operating activities
Net earnings (loss) from operations	$(83,913)	$(21,097)	$(138)	$21,235	$(83,913)
Non-cash charges (credits) to net earnings
Depreciation and amortization	6,471	18,094	5		24,570
Restructuring and impairment charge	6,101	10,211			16,312
Amortization of debt acquisition costs	2,652	—			2,652
Amortization of bond premium	(323)	—			(323)
Change in value of financial instruments	(3,492)	—			(3,492)
Equity related compensation charge	18,400	—			18,400
Equity in (earnings) loss of investees	21,097	138		(21,235)	—
Postretirement healthcare benefits	9	(602)			(593)
Pension expense	—	820			820
Deferred income taxes	6,761	(9,551)	(152)		(2,942)
Changes in working capital
Accounts receivable	10,958	17,978	123		29,059
Intercompany accounts receivable	51,860	(51,617)	(243)		—
Inventories	(5,635)	26,303	(185)		20,483
Accrued trade marketing expense	641	(271)	98		468
Accounts payable	22,508	1,791	79		24,378
Other current assets and liabilities	(26,023)	10,344	870		(14,809)

Net cash provided by (used in) operating activities	28,072	2,541	457	—	31,070

Cash flows from investing activities
Capital expenditures	(2,668)	(7,156)	(2)		(9,826)
Pinnacle merger consideration	(361,062)	—			(361,062)
Pinnacle merger costs	(7,154)	—			(7,154)
Aurora merger consideration	(663,759)	—			(663,759)
Aurora merger costs	(16,980)	—			(16,980)

Net cash used in investing activities	(1,051,623)	(7,156)	(2)	—	(1,058,781)

Cash flows from financing activities
Change in bank overdrafts	—	11,603			11,603
Repayment of capital lease obligations	(4)	—			(4)
Equity contribution to Successor	275,088	—			275,088
Successor’s debt acquisition costs	(37,766)	—			(37,766)
Proceeds from Successor’s bond offerings	400,976	—			400,976
Proceeds from Successor’s bank term loans	545,000	—			545,000
Proceeds from Successor’s notes payable borrowings	21,500	—			21,500
Repayments of Successor’s notes payable	(21,500)	—			(21,500)
Repayments of Predecessor’s long term obligations	—	(175,000)			(175,000)
Repayments of Successor’s long term obligations	(1,363)	—			(1,363)
Intercompany loans	(175,370)	175,370			—
Repayments of intercompany loans	17,500	(17,500)			—

Net cash provided by (used in) financing activities	1,024,061	(5,527)	—	—	1,018,534

Effect of exchange rate changes on cash	—	—	—	—	—
Net change in cash and cash equivalents	510	(10,142)	455	—	(9,177)
Cash and cash equivalents - beginning of period	—	46,958	—		46,958

Cash and cash equivalents - end of period	$510	$36,816	$455	$—	$37,781

Supplemental disclosures of cash flow information:
Interest paid	$28,776	$—	$—	$—	$28,776
Interest received	89	221	10	—	320
Income taxes paid	—	37	—	—	37
Non-cash investing activity:
Aurora merger consideration	(225,120)	—	—	—	(225,120)
Aurora merger costs	(4,628)	—	—	—	(4,628)
Non-cash financing activity:
Aurora merger equity contribution	225,120	—	—	—	225,120

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Pinnacle Foods Group Inc.

Consolidated Statement of Cash Flows - Predecessor

For the 16 weeks ended November 24, 2003

	PINNACLE FOODS GROUP INC.	GUARANTOR SUBSIDIARIES	NONGUARANTOR SUBSIDIARY	ELIMINATIONS	CONSOLIDATED TOTAL
Cash flows from operating activities
Net earnings (loss) from operations	$(3,074)	$(3,074)	$(160)	$3,234	$(3,074)
Non-cash charges (credits) to net earnings			—
Depreciation and amortization	—	6,131	5	—	6,136
Restructuring and impairment charge	—	1,262	—	—	1,262
Amortization of debt acquisition costs	—	6,907	—	—	6,907
Equity related compensation charge	—	4,935	—	—	4,935
Equity in (earnings) loss of investees	3,074	160	—	(3,234)	—
Postretirement healthcare benefits	—	(527)	—	—	(527)
Pension expense	—	342	—	—	342
Deferred income taxes	—	(986)	—	—	(986)
Changes in working capital
Accounts receivable	—	(8,513)	(784)	—	(9,297)
Intercompany accounts receivable	—	848	(848)	—	—
Inventories	—	(24,561)	(727)	—	(25,288)
Accrued trade marketing expense	—	(5,506)	691	—	(4,815)
Accounts payable	—	514	765	—	1,279
Other current assets and liabilities	—	(736)	423	—	(313)

Net cash used in operating activities	—	(22,804)	(635)	—	(23,439)

Cash flows from investing activities
Capital expenditures	—	(1,511)	—		(1,511)

Net cash used in investing activities	—	(1,511)	—	—	(1,511)

Cash flows from financing activities
Change in bank overdrafts	—	(262)	—	—	(262)
Intercompany advance	42,186	(42,186)	—	—	—

Net cash used in financing activities	42,186	(42,448)	—	—	(262)

Effect of exchange rate changes on cash	—	—	42	—	42
Net change in cash and cash equivalents	42,186	(66,763)	(593)	—	(25,170)
Cash and cash equivalents - beginning of period	—	71,535	593	—	72,128

Cash and cash equivalents - end of period	$42,186	$4,772	$—	$—	$46,958

Supplemental disclosures of cash flow information:
Interest paid	$—	$2,518	$—	$—	$2,518
Interest received	—	143	—	—	143
Income taxes paid/(refunded)	—	(2,856)	(452)	—	(3,308)

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Pinnacle Foods Holding Corporation

Consolidated Statement of Cash Flows - Predecessor

For the year ended July 31, 2003

	PINNACLE FOODS HOLDING CORPORATION	GUARANTOR SUBSIDIARIES	NONGUARANTOR SUBSIDIARY	ELIMINATIONS	CONSOLIDATED TOTAL
Cash flows from operating activities
Net earnings (loss) from operations	$8,448	$8,448	$(304)	$(8,144)	$8,448
Non-cash charges (credits) to net earnings
Depreciation and amortization	—	22,942	6		22,948
Amortization of debt acquisition costs	—	1,630			1,630
Impairment of intangibles and goodwill	—	4,941			4,941
Equity in (earnings) loss of investees	(8,448)	304		8,144	—
Postretirement healthcare benefits	—	(1,324)			(1,324)
Pension expense	—	1,323			1,323
Deferred income taxes	—	5,712	50		5,762
Changes in working capital	—
Accounts receivable	—	(784)	(28)		(812)
Intercompany accounts receivable	—	392	(392)		—
Inventories	—	(3,181)	964		(2,217)
Accrued trade marketing expense	—	(1,780)	74		(1,706)
Accounts payable	—	(4,796)	111		(4,685)
Other current assets and liabilities	—	(1,345)	(12)		(1,357)

Net cash provided by operating activities	—	32,482	469	—	32,951

Cash flows from investing activities
Payments for business acquisitions	—	(56)			(56)
Capital expenditures	—	(8,763)	(24)		(8,787)
Sale of plant assets	—	48			48

Net cash used in investing activities	—	(8,771)	(24)	—	(8,795)

Cash flows from financing activities
Change in bank overdrafts	—	(2,419)			(2,419)
Repayment of capital lease obligations	—	(9)			(9)
Repayments of long term obligations	—	(15,000)			(15,000)
Issuance of common stock	412	—			412
Capital contributions to subsidiaries	(412)	412			—

Net cash used in financing activities	—	(17,016)	—	—	(17,016)

Effect of exchange rate changes on cash			17		17
Net change in cash and cash equivalents	—	6,695	462		7,157
Cash and cash equivalents - beginning of period	—	64,840	131		64,971

Cash and cash equivalents - end of period	$—	$71,535	$593	$—	$72,128

Supplemental disclosures of cash flow information:
Interest paid	$—	$10,001	$26	$(26)	$10,001
Interest received	—	485	17	(26)	476
Income taxes paid (refunded)	—	(108)	(161)	—	(269)

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except where noted in millions)

Pinnacle Foods Holding Corporation

Consolidated Statement of Cash Flows - Predecessor

For the year ended July 31, 2002

	PINNACLE FOODS HOLDING CORPORATION	GUARANTOR SUBSIDIARIES	NONGUARANTOR SUBSIDIARY	ELIMINATIONS	CONSOLIDATED TOTAL
Cash flows from operating activities
Net earnings (loss) from operations	$11,922	$11,922	$—	$(11,922)	$11,922
Non-cash charges (credits) to net earnings
Depreciation and amortization	—	21,228	3		21,231
Amortization of debt acquisition costs	—	1,630			1,630
Equity in (earnings) loss of investees	(11,922)	—		11,922	—
Postretirement healthcare benefits	—	3,955			3,955
Pension expense	—	901			901
Deferred income taxes	—	3,016	(6)		3,010
Changes in working capital
Accounts receivable	—	(2,621)	(117)		(2,738)
Intercompany accounts receivable	—	5	(5)
Inventories	—	6,398	1,838		8,236
Accrued trade marketing expense	—	(1,180)	(64)		(1,244)
Accounts payable	—	12,156	(216)		11,940
Other current assets and liabilities	—	6,279	(627)		5,652

Net cash provided by operating activities	—	63,689	806	—	64,495

Cash flows from investing activities
Payments for business acquisitions	—	(7,354)	(6)		(7,360)
Capital expenditures	—	(19,452)			(19,452)

Net cash used in investing activities	—	(26,806)	(6)	—	(26,812)

Cash flows from financing activities
Change in bank overdrafts	—	7,799			7,799
Repayment of intercompany notes payable	—	1,275	(1,275)		—
Repayment of capital lease obligations	—	(75)			(75)
Issuance on common stock	2,161	—			2,161
Capital contributions to subsidiaries	(2,161)	2,161			—

Net cash provided by (used in) financing activities	—	11,160	(1,275)	—	9,885

Effect of exchange rate changes on cash			(19)		(19)
Net change in cash and cash equivalents	—	48,043	(494)		47,549
Cash and cash equivalents - beginning of period	—	16,797	625		17,422

Cash and cash equivalents - end of period	$—	$64,840	$131	$—	$64,971

Supplemental disclosures of cash flow information:
Interest paid	$—	$12,667	$5	$—	$12,672
Interest received	—	786	21	—	807
Income taxes paid	—	7,140	882	—	8,022

[THIS PAGE WAS INTENTIONALLY LEFT BLANK]

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands)

	Successor
	Three months ended		Nine months ended
	September 25, 2005	September 26, 2004	September 25, 2005	September 26, 2004
Net sales	$294,257	$274,691	$908,708	$708,403

Costs and expenses
Cost of products sold	225,862	233,148	733,849	609,847
Marketing and selling expenses	21,826	29,605	74,788	71,296
Administrative expenses	9,875	11,593	32,341	36,109
Research and development expenses	908	1,006	2,874	2,786
Goodwill impairment charge	—	1,835	—	1,835
Other expense (income), net	4,550	7,353	9,474	27,275

Total costs and expenses	263,021	284,540	853,326	749,148

Earnings (loss) before interest and taxes	31,236	(9,849)	55,382	(40,745)
Interest expense	17,489	17,156	52,624	35,054
Interest income	180	158	403	334

Earnings (loss) before income taxes	13,927	(26,847)	3,161	(75,465)
Provision for income taxes	9,214	4,084	23,050	4,192

Net earnings (loss)	$4,713	$(30,931)	$(19,889)	$(79,657)

See accompanying Notes to Unaudited Consolidated Financial Statements

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	Successor
	September 25, 2005	December 26, 2004
Current assets:
Cash and cash equivalents	$594	$2,235
Accounts receivable, net	84,903	74,365
Inventories, net	175,899	205,510
Other current assets	6,571	3,991
Deferred income taxes	23	22

Total current assets	267,990	286,123
Plant assets, net	217,946	223,740
Tradenames	780,544	780,544
Other assets, net	48,211	57,670
Goodwill	415,112	416,863

Total assets	$1,729,803	$1,764,940

Current liabilities:
Current portion of long-term obligations	$130	$5,574
Notes payable	912	—
Accounts payable	72,625	87,921
Accrued trade marketing expense	36,869	46,014
Accrued liabilities	87,914	77,735
Accrued income taxes	2,817	1,477

Total current liabilities	201,267	218,721
Long-term debt	918,379	937,506
Postretirement benefits	2,754	2,940
Deferred income taxes	233,605	212,406

Total liabilities	1,356,005	1,371,573
Commitments and contingencies (Note 12)
Shareholder’s equity:
Pinnacle Common stock: Par value $.01 per share, 100 shares authorized, issued 100	—	—
Additional paid-in-capital	519,433	519,433
Accumulated other comprehensive income	211	48
Carryover of Predecessor basis of net assets	(17,338)	(17,495)
Accumulated deficit	(128,508)	(108,619)

Total shareholder’s equity	373,798	393,367

Total liabilities and shareholder’s equity	$1,729,803	$1,764,940

See accompanying Notes to Unaudited Consolidated Financial Statements

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in thousands)

	Successor
	Nine months ended
	September 25, 2005	September 26, 2004
Cash flows from operating activities
Net loss from operations	$(19,889)	$(79,657)
Non-cash charges (credits) to net loss
Depreciation and amortization	29,782	28,873
Restructuring and impairment charges	1,502	16,312
Amortization of debt acquisition costs	4,398	3,146
Amortization of bond premium	(391)	(400)
Change in value of financial instruments	(2,058)	(1,499)
Equity related compensation charge	—	7,400
Postretirement healthcare benefits	(186)	(975)
Pension expense	446	790
Deferred income taxes	21,199	4,715
Changes in working capital
Accounts receivable	(10,311)	(15,413)
Inventories	29,774	(30,681)
Accrued trade marketing expense	(9,261)	6,344
Accounts payable	(24,835)	31,582
Other current assets and liabilities	11,694	(5,174)

Net cash provided by (used in) operating activities	31,864	(34,637)

Cash flows from investing activities
Capital expenditures	(21,800)	(11,947)
Pinnacle merger consideration	1,595	—
Pinnacle merger costs	—	(426)
Aurora merger consideration	—	(663,759)
Aurora merger costs	—	(17,006)
Sale of plant assets	561	—
Acquisition of license	—	(1,919)

Net cash used in investing activities	(19,644)	(695,057)

Cash flows from financing activities
Change in bank overdrafts	9,458	5,598
Repayment of capital lease obligations	(93)	(4)
Equity contribution to Successor	—	95,276
Successor’s debt acquisition costs	(51)	(16,853)
Proceeds from Successor’s bond offerings	—	200,976
Proceeds from Successor’s bank term loan	—	425,000
Proceeds from Successor’s notes payable borrowing	31,626	30,000
Repayments of Successor’s notes payable	(30,714)	(14,000)
Repayments of Successor’s long term obligations	(24,087)	(1,363)

Net cash (used in) provided by financing activities	(13,861)	724,630

Effect of exchange rate changes on cash	—	18
Net change in cash and cash equivalents	(1,641)	(5,046)
Cash and cash equivalents - beginning of period	2,235	5,254

Cash and cash equivalents - end of period	$594	$208

Supplemental disclosures of cash flow information:
Interest paid	$39,435	$28,344
Interest received	403	324
Income taxes refunded (paid)	408	862

See accompanying Notes to Unaudited Consolidated Financial Statements

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY (unaudited)

(in thousands)

	Common Stock		Additional Paid In Capital	Accumulated Deficit	Carryover of Predecessor Basis of Net Assets	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
	Shares	Amount
Successor
Balance at December 28, 2003	100	$—	$191,637	$(16,299)	$(17,495)	$—	$157,843

Equity contributions:
Cash			95,276				95,276
Noncash			225,120				225,120
Equity related compensation			7,400				7,400
Comprehensive income (loss):
Net loss				(79,657)			(79,657)
Foreign currency translation						19	19

Total comprehensive loss							(79,638)

Balance at September 26, 2004	100	$—	$519,433	$(95,956)	$(17,495)	$19	$406,001

Successor
Balance at December 26, 2004	100	$—	$519,433	$(108,619)	$(17,495)	$48	$393,367

Impact of additional purchase accounting adjustments					157		157
Comprehensive income (loss):
Net loss				(19,889)			(19,889)
Foreign currency translation						163	163

Total comprehensive loss							(19,726)

Balance at September 25, 2005	100	$—	$519,433	$(128,508)	$(17,338)	$211	$373,798

See accompanying Notes to Unaudited Consolidated Financial Statements

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

1.	Summary of Business Activities

Business Overview

Pinnacle Foods Group Inc. (hereafter referred to as the “Company” or “PFGI”) is a leading producer, marketer and distributor of high quality, branded convenience food products, the products and operations of which are managed and reported in two operating segments: (i) frozen foods and (ii) dry foods. The Company’s frozen foods segment consists primarily of Swanson and Hungry Man frozen foods products, Van de Kamp’s and Mrs. Paul’s frozen seafood, Aunt Jemima frozen breakfasts, Lender’s bagels and other frozen foods under the Celeste and Chef’s Choice names, as well as food service and private label products. The Company’s dry foods segment consists primarily of Vlasic pickles, peppers and relish products, Duncan Hines baking mixes and frostings, Mrs. Butterworth’s and Log Cabin syrups and pancake mixes, and Open Pit barbecue sauce as well as food service and private label products.

Effective November 24, 2003, Pinnacle Foods Holding Corporation (“PFHC”) and certain newly-formed investor companies consummated a merger (the “Pinnacle Merger”), where PFHC was effectively acquired by Crunch Equity Holding, LLC (“LLC”). On November 25, 2003, LLC entered into a definitive agreement with Aurora Foods Inc. (“Aurora”) that provided for a comprehensive restructuring transaction in which PFHC was merged with and into Aurora, with Aurora surviving this merger. This restructuring transaction was completed on March 19, 2004 and the surviving company was renamed PFGI. See Note 3 below for a further discussion of the transaction.

In December 2004, the Company’s board of directors approved a change in PFGI’s fiscal year end from July 31 to the last Sunday in December. Accordingly, the Company is presenting unaudited consolidated financial statements for the three and nine months ended September 25, 2005 and for the three and nine months ended September 26, 2004. Additionally, references to the “transition year” refer to the 21 weeks ended December 26, 2004.

2.	Interim Financial Statements

In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of PFGI’s financial position as of September 25, 2005, and the results of operations and cash flows for the three and nine months ended September 25, 2005 and September 26, 2004. The results of operations are not necessarily indicative of the results to be expected for the full year. The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the company’s annual report on Form 10-K for the transition year ended December 26, 2004.

3.	Acquisitions

Aurora Transaction

On November 25, 2003, Aurora entered into a definitive agreement with LLC. The definitive agreement provided for a comprehensive restructuring transaction in which PFHC was merged with and into Aurora, with Aurora surviving the merger, following the filing and confirmation of a pre-negotiated bankruptcy reorganization case with respect to Aurora under Chapter 11 of the U.S. Bankruptcy Code. On December 8, 2003, Aurora filed its petition for reorganization with the Bankruptcy Court. On February 20, 2004, the First Amended Joint Reorganization Plan of Aurora Foods Inc. and Sea Coast Foods, Inc., as modified, dated February 17, 2004, was confirmed by order of the Bankruptcy Court. We collectively refer to the restructuring, the financing thereof and the other related transactions as the “Aurora Transaction.” This restructuring transaction was completed on March 19, 2004 and the surviving company was renamed Pinnacle Foods Group Inc.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

Pursuant to the terms of the definitive agreement, (i) the senior secured lenders under Aurora’s existing credit facility were paid in full in cash in respect of principal and interest, and received $15 million in cash in respect of certain leverage and asset sales fees owed under that facility, (ii) the holders of Aurora’s 12% senior unsecured notes due 2005 were paid in full in cash in respect of principal and interest but did not receive $1.9 million of original issue discount, (iii) the holders of Aurora’s outstanding 8.75% and 9.875% senior subordinated notes due 2008 and 2007, respectively, received approximately 50% of the face value of the senior subordinated notes plus accrued interest in cash or, at the election of each bondholder, 52% of the face value of the senior subordinated notes plus accrued interest in equity interests in LLC (held indirectly through a bondholders trust), (iv) the existing common and preferred stockholders did not receive any distributions and their shares have been cancelled, (v) Aurora’s existing accounts receivable securitization facility was terminated in December 2003, (vi) all of Aurora’s trade creditors were paid in full and (vii) all other claims against Aurora were unimpaired, except for the rejection of Aurora’s St. Louis headquarters leases. The definitive agreement also provides that the total acquisition consideration is subject to a post-closing adjustment based on Aurora’s adjusted net debt as of the closing date. Based upon the final adjusted net debt calculation, there was no adjustment to the consideration and the consideration detailed below is final.

In connection with the Aurora Transaction, certain ownership units of LLC were issued to CDM Investor Group LLC (“CDM”), which is controlled by certain members of PFGI’s management. Certain of these units provide a profits interest consisting of an interest in distributions to the extent in excess of capital contributed by members of the LLC. The interests vest immediately. The fair value of the interests at the date of grant is $7.4 million and has been included in the Successor’s Consolidated Balance Sheet as an increase in Successor’s additional paid-in-capital and in the Consolidated Statement of Operations for the nine months ended September 26, 2004 as an expense reflecting the charge for the fair value immediately after consummation of the Aurora Transaction. Additional units were issued in connection with the Pinnacle Merger.

After the consummation of the Aurora Transaction, JPMorgan Partners, LLC (“JPMP”) and J.W. Childs Associates, L.P. (“JWC”) collectively own approximately 48% of LLC, the holders of Aurora’s senior subordinated notes own approximately 43% of LLC and CDM owns approximately 9% of LLC, in each case subject to dilution by up to 16% in management equity incentives.

Prior to its bankruptcy filing, Aurora entered into an agreement with its prepetition lending group compromising the amount of certain fees (i.e., excess leverage fees) due under its senior bank facilities (the “October Amendment”). One of the members of the bank group (R2 Top Hat, Ltd.) challenged the enforceability of the October Amendment during Aurora’s bankruptcy by filing an adversary proceeding and by objecting to confirmation. The bankruptcy court rejected the lender’s argument and confirmed Aurora’s plan of reorganization. The lender then appealed from those orders of the bankruptcy court. The appeals are pending. It is too early to predict the outcome of the appeals. The Company assumed a liability of $20 million through the Aurora Transaction with respect to its total exposure relating to these fees, which is included in Accrued Liabilities on the Consolidated Balance Sheet.

The Aurora Transaction was financed through borrowings of a $425.0 million Term Loan drawn under the Company’s Senior Secured Credit Facilities, $201.0 million gross proceeds from the February 2004 issuance of the 8.25% Senior Subordinated Notes due 2013, existing cash on the Aurora balance sheet and cash equity contributions of $84.4 million and $10.9 million by the Sponsors and from the Aurora bondholders, respectively.

The total cost of the Aurora Transaction consists of:

Total paid to Aurora’s creditors	$709,327
Less: Amount paid with Aurora cash	(20,764)

Subtotal	688,563
Fair value of equity interests in LLC exchanged for Aurora senior subordinated notes	225,120
Acquisition costs	21,608

Total cost of acquisition	$935,291

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

The following table summarizes the allocation of the total cost of acquisition to the assets acquired and liabilities assumed:

Assets recorded:
Plant assets	$107,528
Inventories	68,116
Accounts receivable	52,730
Cash	24,804
Other current assets	4,428
Goodwill	278,240
Recipes and formulas	20,600
Tradenames	675,700
Other assets	690

Fair value of assets acquired	1,232,836
Liabilities assumed	114,053
Deferred income taxes	183,492

Purchase price	$935,291

The total intangible assets amounted to $974,540, of which $20,600 was assigned to recipes and formulas, which are amortized over an estimated useful life of five years, and $675,700 was assigned to tradenames that are not subject to amortization. Goodwill, which is not subject to amortization, amounted to $278,240, of which $150,872 was allocated to the dry foods segment and $127,368 was allocated to the frozen foods segment. No new tax-deductible goodwill was created as a result of the Aurora Transaction, but historical tax-deductible goodwill in the amount of $386,386 does exist.

In accordance with the requirements of purchase method accounting for acquisitions, inventories as of March 19, 2004 were valued at fair value (net realizable value, which is defined as estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity) which in the case of finished products was $13,185 higher than the Aurora’s historical manufacturing cost. This higher cost was included as a pre-tax charge in cost of products sold in the nine months ended September 26, 2004.

Pro forma Information

The following schedule includes statements of operation data for the unaudited actual results for the nine months ended September 25, 2005 and unaudited pro forma information for the nine months ended September 26, 2004 as if the Aurora Transaction had occurred as of December 29, 2003. The pro forma information includes the actual results with pro forma adjustments for the change in interest expense related to the changes in capital structure resulting from the financings discussed above, purchase accounting adjustments resulting in changes to depreciation and amortization expenses, and the reduction in rent expense resulting from an office closure.

The unaudited pro forma information is provided for illustrative purposes only. It does not purport to represent what the results of operations would have been had the Aurora Transaction occurred on the dates indicated above, nor does it purport to project the results of operations for any future period or as of any future date.

	Nine months ended
	September 25, 2005	September 26, 2004
	(Actual)	(Pro Forma)
Net sales	$908,708	$865,867
Earnings before interest and taxes	$55,382	$165,279
Net (loss) earnings	$(19,889)	$108,259

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

Pro forma depreciation and amortization expense included above was $32,293 for the nine months ended September 26, 2004.

Included in earnings before interest and taxes in the pro forma information above for the nine months ended September 26, 2004 are the following material charges (credits):

Pinnacle Historical Financial Statements	Nine Months Ended September 26, 2004
Flow through of fair value of Pinnacle inventories over manufactured cost as of November 25, 2003	$18,126
Flow through of fair value of Aurora inventories over manufactured cost as of March 19, 2004	13,185
Aurora acquisitions costs	4,978
Pinnacle acquisition costs	1,420
Equity related compensation	7,400

Impact on earnings before interest and taxes	$45,109

Aurora Historical Financial Statements	Nine Months Ended September 26, 2004
Write off of obsolete inventory	$725
Administrative restructuring and retention costs	548
Financial restructuring and divestiture costs	5,023
Reorganization (primarily consists of debt forgiveness)	(187,971)
Miscellaneous non-cash charges	207

Impact on earnings before interest and taxes	$(181,468)

4.	Restructuring and Impairment Charges

Frozen Food Segment

Erie, Pennsylvania Production Facility

On April 29, 2005, the Company’s board of directors approved a plan to permanently close its Erie, Pennsylvania production facility, as part of the Company’s plan of consolidating and streamlining production activities after the Aurora merger. Production from the Erie plant, which manufactures Mrs. Paul’s and Van de Kamp frozen seafood products and Aunt Jemima frozen breakfast products, will be relocated primarily to the Company’s Jackson, Tennessee production facility. Activities related to the closure of the plant are expected to be completed by the first quarter of 2006 and will result in the elimination of approximately 290 positions. Employee termination activities commenced in July 2005 and are expected to be completed by the end of 2005. In accordance with SFAS 112, “Employers Accounting for Postemployment Benefits”, the Company has accrued severance costs related to the employees to be terminated. In addition, the following table contains detailed information about the charges incurred related to the Erie restructuring plan, recorded in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”:

Description	Estimated Total Charges	Change in Estimated Charges	Incurred Through September 25, 2005	Estimated Remaining Charges
Employee severance	$590	$249	$839	$—
Other costs	3,650	463	3,058	1,055

Total	$4,240	$712	$3,897	$1,055

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

The charges incurred have been included in Other expense (income), net line in the Consolidated Statement of Operations for nine months ended September 25, 2005. All such charges are reported under the frozen foods business segment.

The Company plans to transfer equipment with a net book value of approximately $4 million to other production locations, primarily in Jackson, Tennessee. The remaining property, plant and equipment have been evaluated as to recoverability. Based on an estimate of future cash flows over the remaining useful life of the assets, depreciation expense has been accelerated on the remaining asset value and resulted in additional depreciation expense of approximately $4,400 through the nine months ended September 25, 2005.

Employees terminated as a result of this closure are eligible to receive severance pay and other benefits totaling $839, of which $399 has been paid as of September 25, 2005. The remaining severance was accrued in the Consolidated Balance Sheet at September 25, 2005. Other closing costs of approximately $4,113 relate to facility operating costs during the shutdown period and other shutdown costs and expenses associated with dismantling, transferring and reassembling certain equipment to Jackson, Tennessee. As of September 25, 2005, $50 has been accrued and $3,008 has been spent.

In connection with the plant closure, facility operating and shutdown costs as well as costs to dismantle, transfer and reassemble equipment and other plant shut down costs will be incurred and are expected to result in expense as incurred in the Company’s Statements of Operations of approximately $937 and $118 in the fourth quarter of 2005 and first quarter of 2006, respectively. Also, the Company expects to make capital expenditures of approximately $8.7 million through December 2005 in connection with this plant consolidation project.

Mattoon, Illinois Production Facility

On April 21, 2005, the Company made and announced its decision effective May 9, 2005 to shutdown a bagel production line at its Mattoon, Illinois facility, which produces the Company’s Lender’s® bagels. In connection with the shutdown of the production line, the Company has terminated 28 full-time and 7 part-time employees. A portion of the assets that were used in the bagel line will be utilized in other production areas within the Company. In accordance with SFAS No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets”, the Company incurred a non-cash charge of $862 related to the asset impairment of the bagel line, which has been recorded as a component of Other expense (income), net in the Consolidated Statement of Operations for the nine months ended September 25, 2005. All such charges are reported under the frozen foods business segment. The Company expects that any costs associated with the removal of the assets would be offset from the proceeds received from the sale of those assets.

Omaha, Nebraska Production Facility

On April 7, 2004, the Company made and announced its decision to permanently close its Omaha, Nebraska production facility, as part of the Company’s plan of consolidating and streamlining production activities after the Aurora merger. Production from the Omaha plant, which manufactured Swanson frozen entree retail products and frozen foodservice products and ceased in December 2004, has been relocated to the Company’s Fayetteville, Arkansas and Jackson, Tennessee production facilities. Activities related to the closure of the plant were completed in the first quarter of 2005 and resulted in the elimination of 411 positions. The following table contains detailed information about the charges incurred to date related to the Omaha restructuring plan, recorded in accordance with SFAS No. 112, “Employers Accounting for Postemployment Benefits”, SFAS No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets” and SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”:

				Incurred
Description	Original Estimated Charges	Change in Estimated Charges	Transfers	Through December 26, 2004	Nine Months Ended September 25, 2005	Estimated Remaining Charges
Asset impairment charges	$7,400	$2,649		$10,049	$—	$—
Employee severance	2,506	—	59	2,506	59	—
Other costs	4,984	(464)	(59)	3,078	1,266	117

Total	$14,890	$2,185	$—	$15,633	$1,325	$117

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

The charges incurred have been included in other expense (income), net in the Consolidated Statement of Operations. All such charges are reported under the frozen foods business segment.

The Company had planned to transfer equipment with a net book value of approximately $9,700 to other production locations, primarily in Fayetteville, Arkansas and Jackson, Tennessee. Due to the delay in closing the Omaha plant and the need to have production up and running in the Fayetteville plant, the Company was unable to transfer certain equipment with a net book value of $6,196 and instead incurred capital expenditures to purchase, build and modify the necessary equipment in Fayetteville. In addition to the impairment charge initially recorded in the first quarter of 2004, the Company evaluated the remaining property, plant and equipment as well as existing offers to sell the plant and equipment, and recorded an additional impairment charge of $2,649 in December 2004.

Employees terminated as a result of this closure are eligible to receive severance pay and benefits totaling $2,565, of which $2,516 has been disbursed as of September 25, 2005. Other closing costs of approximately $4,461 relate to other shutdown costs. As of September 25, 2005, $4,120 has been disbursed and $224 has been incurred and accrued.

The employee terminations resulted in a curtailment gain under the Company’s pension plan of $2,067 and postretirement benefit plan of approximately $1,142, as a portion of the unrecognized prior service credit will be immediately recognized when the employees are terminated. In accordance with SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Terminations Benefits”, the curtailment gain attributable to the pension plan was completely offset by an unrecognized loss. The gain of $1,142 attributable to the postretirement benefit plan has been recognized as a component of cost of products sold in the Consolidated Statements of Operations during the 21 weeks ended December 26, 2004.

In connection with the plant closure, costs to dismantle, transfer and reassemble equipment and other plant shut down costs will be incurred and expect to result in expense as incurred in the Company’s Statements of Operations of approximately $117 in the fourth quarter of 2005. Also, the Company has made capital expenditures totaling approximately $8.6 million through the quarter ending September 25, 2005 in connection with this plant consolidation project.

The following table summarizes impairment and restructuring charges during the nine months ended September 25, 2005. It also includes severance liabilities assumed or established in purchase accounting. These amounts are recorded in accrued liabilities.

Description	Balance at December 26, 2004	Additions	Noncash Reductions	Cash Reductions	Transfers	Balance at September 25, 2005
Other asset impairment charges	$—	$862	$(862)	$—		$—
Employee severance	3,695	843	—	(2,801)	59	1,796
Other costs	305	4,382	—	(4,354)	(59)	274

Total	$4,000	$6,087	$(862)	$(7,155)	$—	$2,070

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

5.	Stock Options

As permitted by SFAS No. 123 “Accounting for Stock-Based Compensation” as amended by SFAS No. 148 “Accounting for Stock-Based Compensation – Transition and Disclosure,” the Company uses the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations to account for its employee stock-based compensation. No compensation expense for employee stock options is reflected in net earnings as all options granted under those plans had an exercise price equal to the market value of the common stock on the date of the grant.

The following table illustrates the effect on net earnings if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for the three and nine months ended September 25, 2005 and September 26, 2004.

	Three Months Ended		Nine Months Ended
	September 25, 2005	September 26, 2004	September 25, 2005	September 26, 2004
Net earnings (loss), as reported	$4,713	$(30,931)	$(19,889)	$(79,657)
Deduct: Total stock-based employee compensation expense determined under fair value method for all stock option awards, net of related tax effects	(306)	(158)	(876)	(474)

Pro forma net earnings (loss)	$4,407	$(31,089)	$(20,765)	$(80,131)

6.	Other Expense (Income), net

	Three Months Ended		Nine Months Ended
	September 25, 2005	September 26, 2004	September 25, 2005	September 26, 2004
Other expense (income), net consists of:
Restructuring and impairment charges	$3,480	$6,444	$6,084	$16,469
Merger related costs	—	—	(101)	8,820
Amortization of intangibles/other assets	1,203	1,100	3,610	2,248
Royalty expense (income), net	(132)	(155)	(87)	(269)
Other	(1)	(36)	(32)	7

Total other expense	$4,550	$7,353	$9,474	$27,275

Restructuring charges. As described in Note 4, the Company incurred costs in connection with the planned shutdown of the Omaha, Nebraska and Erie, Pennsylvania facilities as well as the shut down of a production line in Mattoon, Illinois.

Merger related costs. The Company incurred the following costs in the first quarter of 2004 in connection with the Pinnacle Merger and the Aurora Transaction discussed in Note 3:

Equity related compensation. In connection with the formation of LLC and the Aurora Transaction, certain ownership units of LLC were issued to CDM, which is controlled by certain members of PFGI’s management. Certain of these units provide a profits interest consisting of an interest in distributions to the extent in excess of capital contributed by members of the LLC. The interests vest immediately. The estimated fair value of the interests issued in the Aurora Transaction at the date of the respective grant was $7,400, and has been included in the Consolidated Balance Sheet as an increase in the Company’s additional paid-in-capital and in the Consolidated Statement of Operations as an expense reflecting the charge for the fair value immediately after consummation of such transactions.

Retention benefits. In connection with the Pinnacle Merger, retention benefits to certain key employees accrued during the nine months ended September 26, 2004 totaled $1,420.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

7.	Inventories

	September 25, 2005	December 26, 2004
Raw materials, containers and supplies	$33,062	$34,489
Finished product	151,597	187,645

	184,659	222,134
Reserves	(8,760)	(16,624)

Total	$175,899	$205,510

Reserves represent amounts necessary to adjust the carrying value of inventory to the lower of cost or net realizable value, including any costs to sell or dispose.

The Company has various purchase commitments for raw materials, containers, supplies and certain finished products incident to the ordinary course of business. Such commitments are not at prices in excess of current market.

8.	Goodwill and Other Assets

Goodwill

	December 26, 2004	Purchase Price Adjustment	September 25, 2005
Frozen Foods	$122,858	$—	$122,858
Dry Foods	294,005	(1,751)	292,254

Total	$416,863	$(1,751)	$415,112

During the first quarter of 2005, the working capital adjustment for the Pinnacle Merger was finalized. In the initial consideration paid to the Predecessor’s shareholders, $10 million was deposited into an escrow account pending finalization of the working capital adjustment. Upon the settlement of the adjustment, which was $8.4 million, the remaining cash was returned to the Company and resulted in a net reduction to goodwill of $1,545.

Additionally, during the second quarter of 2005, the Company settled a state tax liability related to the period of ownership prior to the Pinnacle Merger. The amount of the settlement was for less then the liability accrued at the time of the change in ownership. The settlement of the liability resulted in a decrease to goodwill of $206.

Other Assets

	September 25, 2005	December 26, 2004
Amortizable intangibles, net of accumulated amortization of $7,064 and $3,454, respectively	$13,967	$17,577
Deferred financing costs, net of accumulated amortization of $9,045 and $4,647, respectively	31,592	35,940
Interest rate swap fair value (Note 11)	2,058	3,533
Other	594	620

Total	$48,211	$57,670

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

Amortizable intangible assets relate primarily to recipes and formulas acquired in the Aurora Transaction and have been assigned a five year estimated useful life for amortization purposes. Additionally, during the transition year, the Company reacquired an exclusive license to distribute Duncan Hines product in Canada. The license that was reacquired runs through June 30, 2006 at which time the Company will have exclusive right to distribution of the Duncan Hines product in Canada. Amortization expense during the three and nine months ended September 25, 2005 was $1,203 and $3,610, respectively. Amortization expense during the three and nine months ended September 26, 2004 was $1,100 and $2,248, respectively. Estimated amortization expense for each of the next five years is as follows: remainder of 2005 - $1,204, 2006 - $4,299, 2007 - $3,785, 2008 - $3,785, 2009 - $869, thereafter - $25.

Deferred financing costs relate to the Successor’s senior secured credit facilities and senior subordinated notes. Amortization was $1,783 and $4,398 for the three and nine months ended September 25, 2005, respectively. Amortization for the three and nine months ended September 26, 2004 was $1,199 and $3,146, respectively.

9.	Debt and Interest Expense

	September 25, 2005	December 26, 2004
Long-term debt
Successor
- Senior secured credit facility - term loan	$518,188	$542,275
- 8 1/4% Senior subordinated notes	394,000	394,000
- Plus: unamortized premium on senior subordinated notes	6,061	6,452
- Capital lease obligations	260	353

Total Debt	918,509	943,080
Less: current portion of long-term obligations	130	5,574

Total long-term debt	$918,379	$937,506

	Three months ended		Nine months ended
	September 25, 2005	September 26, 2004	September 25, 2005	September 26, 2004
Interest expense
Third party interest expense	$19,260	$15,261	$55,682	$39,889
Related party interest expense	101	106	254	182
Interest rate swap (gains) / losses (Note 11)	(1,872)	1,789	(3,312)	(5,017)

	$17,489	$17,156	$52,624	$35,054

In November 2003, the Company entered into a $675.0 million Credit Agreement (“senior secured credit facilities”) with JPMorgan Chase Bank (a related party of JPMP) and other financial institutions as lenders, which provides for a $545.0 million seven-year term loan B facility, of which $120.0 million was made available on November 25, 2003 and $425.0 million was made available as a delayed draw term loan on the closing date of the Aurora Transaction. The term loan matures November 25, 2010. The senior secured credit facility also provides for a six-year $130.0 million revolving credit facility, of which up to $65.0 million was made available on November 25, 2003, and the remaining $65.0 million was made available on the closing date of the Aurora Transaction. The revolving credit facility expires November 25, 2009. There were no borrowings outstanding under the revolver as of September 25, 2005 and December 26, 2004.

There was no related party debt outstanding as of September 25, 2005 and December 26, 2004.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

Subject to the Senior Credit Agreement Amendment, which is discussed below, our borrowings under the senior secured credit facilities bear interest at a floating rate and are maintained as base rate loans or as Eurodollar loans. Base rate loans bear interest at the base rate plus the applicable base rate margin, as defined in the senior secured credit facilities. Base rate is defined as the higher of (i) the prime rate and (ii) the Federal Reserve reported overnight funds rate plus 1/2 of 1%. Eurodollar loans bear interest at the adjusted Eurodollar rate, as described in the senior secured credit facilities, plus the applicable Eurodollar rate margin.

The applicable margins with respect to our term loan facility and our revolving credit facility will vary from time to time in accordance with the terms thereof and agreed upon pricing grids based on our leverage ratio as defined in our senior secured credit facilities. The initial applicable margin with respect to the term loan facility and the revolving credit facility is:

•	In the case of base rate loans: 1.75% for the term loan and 1.75% for the revolving credit facility.

•	In the case of Eurodollar loans: 2.75% for the term loan and 2.75% for the revolving credit facility.

The range of margins for the revolving credit facility is:

•	In the case of base rate loans: 1.25% to 1.75%.

•	In the case of Eurodollar loans: 2.25% to 2.75%.

A commitment fee of 0.50% per annum applies to the unused portion of the revolving loan facility and 1.25% per annum applied to the delayed-draw term loan until it became available for the Aurora Transaction. For the three and nine months ended September 25, 2005, the weighted average interest rate on the term loan was 6.7394% and 6.2603%, respectively. For the nine months ended September 25, 2005, the weighted average interest rate on the revolving credit facility was 6.2530%. There were no borrowings under the revolving credit facility during the three months ended September 25, 2005. As of September 25, 2005, the Eurodollar interest rate on the term loan facility was 6.7521% and the commitment fee on the undrawn revolving credit facility was 0.50%. For the three and nine months ended September 26, 2004, the weighted average interest rate on the term loan was 4.2593% and 4.1767%, respectively. For the three and nine months ended September 26, 2004, the weighted average interest rate on the revolving credit facility was 4.6822% and 4.2974%, respectively. As of September 26, 2004, the Eurodollar interest rate on the term loan facility was 4.2594% and the commitment fee on the undrawn revolving credit facility was 0.50%.

In September 2005, the Company prepaid $20 million of the term loan facility. Due to the prepayment, the next scheduled installment payable will be in March 2009. The revolving credit facility terminates on November 25, 2009. The aggregate maturities of the term loan outstanding as of September 25, 2005 are $3,163 in 2009 and $515,025 thereafter.

The obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed by each of our direct or indirect domestic subsidiaries (collectively, the “Guarantors”). In addition, the senior secured credit facilities are collateralized by first priority or equivalent security interests in (i) all the capital stock of, or other equity interests in, each direct or indirect domestic subsidiary of the Company and 65% of the capital stock of, or other equity interests in, each direct foreign subsidiary of the Company, or any of its domestic subsidiaries and (ii) certain tangible and intangible assets of the Company and the Guarantors (subject to certain exceptions and qualifications).

We pay a commission on the face amount of all outstanding letters of credit drawn under the senior secured credit facilities at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar loans under the revolving credit loan facility minus the fronting fee (as defined). A fronting fee equal to 1/4% per annum on the face amount of each letter of credit is payable quarterly in arrears to the issuing lender for its own account. We also pay a per annum fee equal to 1/2% on the undrawn portion of the commitments in respect of the revolving credit facility. Total letters of credit issuable under the facilities cannot exceed $40,000. As of September 25, 2005 and December 26, 2004, there were no outstanding borrowings under the revolving credit facility and we had utilized $12,722 and $15,741, respectively, for letters of credit. Of the $130,000 revolving credit facility available, as of September 25, 2005 and December 26, 2004, we had an unused balance of $117,278 and $114,259, respectively, available for future borrowings and letters of credit, of which a maximum of $27,278 and $24,259, respectively, may be used for letters of credit.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

In November 2003, the Successor issued $200.0 million 8 1/4% senior subordinated notes, which are due December 1, 2013. On February 20, 2004, the Successor issued an additional $194.0 million of 8 1/4% senior subordinated notes due December 1, 2013, which resulted in gross proceeds of $201.0 million, including premium. The terms of the February 2004 notes are the same as the November 2003 notes and are issued under the same indenture. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, and guaranteed on a full, unconditional, joint and several basis by the Company’s wholly-owned domestic subsidiaries. See Note 16 for Guarantor and Nonguarantor Financial Statements.

We may redeem all or a portion of the notes prior to December 1, 2008, at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium (the greater of: (1) 1% of the then outstanding principal amount of the note; and (2) the excess of: (a) the present value at such redemption date of (i) the redemption price of the note at December 1, 2008 plus (ii) all required interest payments due on the note through December 1, 2008, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the note, if greater). On or after December 1, 2008, we may redeem some or all of the notes at the redemption prices listed below, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage
2008	104.125%
2009	102.750%
2010	101.375%
2011 and thereafter	100.000%

At any time prior to December 1, 2006, we may redeem up to 35% of the original aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at a redemption price equal to 108.250% of the principal amount thereof, plus accrued and unpaid interest, so long as (a) at least 65% of the original aggregate amount of the notes remains outstanding after each such redemption and (b) any such redemption by us is made within 90 days of such equity offering.

If a change of control occurs (as defined in the indenture pursuant to which the notes were issued), and unless we have exercised our right to redeem all of the notes as described above, the note holders will have the right to require the Successor to repurchase all or a portion of the notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

The notes include a provision that the Company would file with the SEC on or prior to August 21, 2004 a registration statement relating to an offer to exchange the notes for an issue of SEC-registered notes with terms identical to the notes and use its reasonable best effort to cause such registration statement to become effective on or prior to October 20, 2004 and to complete the exchange offer by November 19, 2004. Since the exchange offer was not completed before November 19, 2004, the annual interest rate borne by the notes increased by 1.0% per annum until the exchange offer was completed, which occurred on February 2, 2005. As of this date, the Company was no longer paying the additional interest.

Our senior secured credit facilities and the notes contain a number of covenants that, among other things, limit, subject to certain exceptions, our ability to incur additional liens and indebtedness, make capital expenditures, engage in certain transactions with affiliates, repay other indebtedness (including the notes), make certain distributions, make acquisitions and investments, loans or advances, engage in mergers or consolidations, liquidations and dissolutions and joint ventures, sell assets, make dividends, amend certain material agreements governing our indebtedness, enter into guarantees and other contingent obligations and other matters customarily restricted in similar agreements. In addition to scheduled periodic repayments, we are also required to make mandatory repayments of the loans under the senior secured credit facilities with a portion of excess cash flow, as defined. In addition, our senior secured credit facilities contain, among others, the following financial covenants: a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditure limitation. See the discussion below regarding the amendment to the senior credit agreement where these covenants have been adjusted.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

Senior Credit Agreement Amendment

On September 14, 2004, the Company was first in default under its senior credit agreement. On November 4, 2004 the Company received required lender approval to temporarily waive defaults under the Company’s senior credit agreement arising due to (i) failure to furnish on a timely basis the Company’s audited financial statements for the fiscal year ended July 31, 2004, the Company’s annual budget for fiscal year 2005 and other related deliverables and (ii) failure to comply with the maximum total leverage ratio for the period ended October 31, 2004. Conditions of the waiver limited the Company’s access to the revolving credit facility through the addition of an anti-cash hoarding provision which required that at the time of a borrowing request, cash, as defined, could not exceed $10 million and limited total outstanding borrowings under the facility to $65 million. The amendment and waiver expired November 24, 2004.

On November 19, 2004 the Company received required lender approval to permanently waive the defaults mentioned above and amend the financial covenants for future reporting periods. The terms of the permanent amendment and waiver include:

•	delivery of July 31, 2004 fiscal year end financial statements on or prior to the effective date of the amendment;

•	a 50 basis point increase to the applicable rate, as defined, with respect to borrowings under the credit agreement;

•	a change in the definition of consolidated cash interest expense to exclude non-cash gains or losses arising from marking interest rate swap agreements to market;

•	the addition of a Senior Covenant Leverage Ratio, as defined, which ranges from a ratio of 3.75 to 1.00 to a ratio of 5.75 to 1.00 through December 2005;

•	amendment of the interest expense coverage ratio (ranging from a ratio of 1.50 to 1.00 to a ratio of 2.10 to 1.00 through December 2005) and suspends the maximum total leverage ratio until March 2006;

•	elimination of limitation on revolving credit exposures;

•	and the following limitations, restrictions and additional reporting requirements during the amendment period which ends on the second business day following the date on which the Company delivers to the Administrative Agent financial statements for the fiscal quarter ending March 2006:

•	prohibit incremental extensions of credit, as defined;

•	additional limitations on indebtedness;

•	limitations on acquisitions and investments;

•	additional limitations on restricted payments;

•	suspension of payments for management fees;

•	continuation of the anti-cash hoarding provision;

•	monthly financial reporting requirements, and;

•	a Company election to early terminate the amendment period.

As of September 25, 2005, the Company was in compliance with the amended and added covenants as listed above.

In addition to the debt instruments discussed above, the Company entered into a short term notes payable agreement during the second quarter of 2005 for the financing of the Company’s annual insurance premiums. As of September 25, 2005, the balance of the notes payable totaled $912.

10.	Pension and Retirement Plans

In December 2003, the Financial Accounting Standards Board issued SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits (revised 2003)” (“SFAS 132R”). SFAS 132R requires additional annual and interim disclosures about pension plans and other postretirement benefit plans.

As of September 25, 2005, the Company maintains a noncontributory defined benefit pension plan that covers substantially all eligible union employees and provides benefits generally based on years of service and employees’ compensation. The Company’s pension plan is funded in conformity with the funding requirements of applicable government regulations. As disclosed in the Company’s Consolidated Financial Statements for the transition year ended December 26, 2004, the Company does not expect to make a contribution during the current fiscal year.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

The Company maintains a postretirement benefits plan that provides health care and life insurance benefits to eligible retirees, covers most U.S. employees and their dependents and is self-funded. Employees who have 10 years of service after the age of 45 and retire are eligible to participate in the postretirement benefit plan. Effective March 19, 2004 and in connection with the acquisition of Aurora Foods, liabilities were assumed related to eight retired employees (“Aurora Retirees”). Upon amendments that became effective on May 23, 2004, the Company’s net out-of-pocket costs for postretirement health care benefits was substantially reduced as retired employees, excluding the Aurora Retirees, are now required to pay 100% of the monthly premium cost, as calculated by our insurance administrator.

The components of net periodic benefit cost included in the Consolidated Statements of Operations are as follows:

	Pension Benefits		Other Postretirement Benefits
	Three months ended		Three months ended
	September 25, 2005	September 26, 2004	September 25, 2005	September 26, 2004
Service cost	$372	$368	$3	$7
Interest cost	828	697	17	19
Expected return on assets	(1,052)	(872)	—	—
Recognized net actuarial loss/(gain)	—	—	2	12
Amortization of:
Unrecognized prior service cost (credit)	—	—	(84)	(101)
Curtailment	—	—	—	(651)

Total amount recognized	$148	$193	$(62)	$(714)

	Pension Benefits		Other Postretirement Benefits
	Nine months ended		Nine months ended
	September 25, 2005	September 26, 2004	September 25, 2005	September 26, 2004
Service cost	$1,116	$1,383	$9	$75
Interest cost	2,486	2,260	51	122
Expected return on assets	(3,156)	(2,853)	—	—
Recognized net actuarial loss/(gain)	—	—	6	161
Amortization of:
Unrecognized prior service cost (credit)	—	—	(252)	(682)
Curtailment	—	—	—	(651)

Net periodic benefit cost (benefit)	446	790	(186)	(975)
Liability assumed in business acquisition				806

Total amount recognized	$446	$790	$(186)	$(169)

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law. The Act expanded Medicare to include, for the first time, coverage for prescription drugs and a federal subsidy to sponsors of certain retiree medical plans. The Company sponsors medical programs for certain of its U.S. retirees and expects that this legislation may eventually reduce the costs for some of these programs. However, due to the relative small number of participants, the Company does not expect the impact of this legislation to have a material impact on its consolidated financial statements.

11.	Financial Instruments

We may utilize derivative financial instruments to enhance our ability to manage risks, including, but not limited to, interest rate and foreign currency, which exist as part of ongoing business operations. We do not enter into contracts for speculative purposes, nor are we a party to any leveraged derivative instrument. We monitor the use of derivative financial instruments through regular communication with senior management and the utilization of written guidelines.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

We rely primarily on bank borrowings to meet our funding requirements. We utilize interest rate swap agreements or other derivative instruments to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. We recognize the amounts that we pay or receive on hedges related to debt as an adjustment to interest expense.

As of the start of the current year, the Company was party to four interest rate swap agreements with counterparties, including JP Morgan Chase Bank (a related party), that effectively changes the floating rate payments on its Senior Secured Credit Facility into fixed rate payments. The first swap agreement became effective April 26, 2004, terminated December 31, 2004 and had a notional amount of $545.0 million; the second swap agreement commenced January 4, 2005, terminates on January 3, 2006 and has a notional amount of $450.0 million; the third swap agreement commences January 3, 2006, terminates on January 2, 2007 and has a notional amount of $100.0 million, and the fourth swap agreement commences on January 3, 2006, terminates on January 2, 2007 and has a notional amount of $250.0 million. Interest payments determined under each swap agreement are based on these notional amounts, which match or were expected to match the Company’s outstanding borrowings under the Senior Secured Credit Facility during the periods that each interest rate swap is outstanding. Floating interest rate payments to be received under each swap are based on U.S. Dollar LIBOR, which is the same basis for determining the floating rate payments on the Senior Secured Credit Facility. The fixed interest rate payments that the Company will pay under the swap agreements are determined using the following approximate fixed interest rates: 1.39% for the swap terminated on December 31, 2004; 2.25% for the swap terminating January 1, 2006; and 3.75% for two swaps terminating January 2, 2007.

These swaps were not designated as hedges pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” As of September 25, 2005 and December 26, 2004, the fair value of the interest rate swaps was a gain of $5,541 and $3,757, respectively. At September 25, 2005, $3,483 was recorded in Other current assets and $2,058 was recorded in Other assets, net in the Consolidated Balance Sheet. Of the amount at December 26, 2004, $224 is recorded in Other current assets, while $3,533 was recorded in Other assets, net in the Consolidated Balance Sheet. During the three and nine months ended September 25, 2005, the Company realized in cash a gain on the interest rate swaps of $967 and $1,528, respectively, which is recorded as a decrease to interest expense. Additionally, the Company recognized a non-cash gain during the three and nine months ended September 25, 2005 totaling $905 and $1,784, respectively. The non cash gains are recognized as an adjustment to interest expense in the Consolidated Statement of Operations.

In August and September 2004, the Company entered into natural gas swap transactions with JP Morgan Chase Bank (a related party) to lower the Company’s exposure to the price of natural gas. The agreements became effective beginning on August 1, 2004, terminate between February 2005 and December 2005, and have various notional quantities of MMBTU’s per month. The Company will pay a fixed price per MMBTU, which range from $6.20 to $6.99 per MMBTU, depending on the month, with settlements monthly. This swap was not designed as a hedge pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

As of September 25, 2005 and December 26, 2004, the fair value of the remaining natural gas swap transactions was a gain of $575 and $95, respectively, which is recorded in Other current assets in the Consolidated Balance Sheet. During the three and nine months ended September 25, 2005, the Company realized in cash a gain of $295 and $283, respectively, on the natural gas swaps, which is recorded as an adjustment to cost of products sold. Additionally, the Company recognized a non-cash gains during the three and nine months ended September 25, 2005 totaling $306 and $480, respectively. The non-cash gains are recognized as an adjustment to cost of products sold in the Consolidated Statement of Operations.

On March 10, 2005, the Company entered into foreign currency exchange transactions with JP Morgan Chase Bank (a related party) to lower the Company’s exposure to the exchange rates between the U.S. and Canadian dollar. Each agreement is based upon a notional amount in Canadian dollars, which is expected to approximate the amount of our Canadian subsidiary’s U.S. dollar denominated purchases for the month, and the agreements run through December 2005. The Company will pay a fixed exchange rate of 1.2062 Canadian dollars per U.S. dollar, with settlements monthly. This swap was not designed as a hedge pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

As of September 25, 2005, the fair value of the remaining foreign exchange swaps was a loss of $206, which is recorded in Accrued Liabilities in the Consolidated Balance Sheet. For the three and nine months ended September 25, 2005, the Company realized in cash a loss of $34 and a gain of $135, respectively, on the foreign exchange swaps, which is recorded as an adjustment to cost of products sold. Additionally, the Company recognized non-cash losses during the three and nine months ended September 25, 2005 totaling $414 and $206, respectively. The non-cash losses are recognized as an adjustment to cost of products sold in the Consolidated Statement of Operations.

We utilize irrevocable standby letters of credit with one-year renewable terms to satisfy workers’ compensation self-insurance security deposit requirements. The contract value of the outstanding standby letter of credit as of September 25, 2005 was $9,566, which approximates fair value. As of September 25, 2005, we also utilized letters of credit in connection with the purchase of raw materials in the amount of $3,156, which approximates fair value.

We are exposed to credit loss in the event of non-performance by the other parties to derivative financial instruments. All counterparties are at least “A” rated by Moody’s and Standard & Poor’s. Accordingly, we do not anticipate non-performance by the counterparties.

The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate fair value. The estimated fair value of the Senior Secured Credit Facilities bank debt and the 8  1/4% senior subordinated notes that are classified as long term debt on the Consolidated Balance Sheet at September 25, 2005, was approximately its carrying value.

12.	Commitments and Contingencies

General

From time to time, the Company and its operations are parties to, or targets of, lawsuits, claims, investigations, and proceedings, which are being handled and defended in the ordinary course of business. Although the outcome of such items cannot be determined with certainty, the corporation’s general counsel and management are of the opinion that the final outcome of these matters should not have a material effect on the Company’s financial condition, results of operations or cash flows.

Litigation

Pinnacle’s Fleming Bankruptcy Claim

The Company, on or about April 1, 2003, filed a reclamation claim against Fleming, a customer, in Flemings’ bankruptcy proceeding pending in the United States Bankruptcy Court for the District of Delaware in the amount of $964. Fleming has claimed that the products in controversy had been commingled with other products and that the value of Pinnacle’s claim is $0. Additionally, on or about January 31, 2004 Fleming identified alleged preferential transfers to Pinnacle of up to $6,493, of which Fleming has alleged $5,014 are, or may be, eligible for protection as “new value”. Fleming additionally alleged that some, if not all, of the alleged Pinnacle preferential transfers may qualify as “ordinary course of business” transactions. Fleming has also made claims regarding payments it describes as overpayment, unjust enrichment due to allegedly excess wire transfers and payments and debts arising out of military sales. The Company has been advised that similar allegations have been made by Fleming in many, if not all, of the other pending reclamation claims filed against Fleming. The Company is currently in the process of analyzing the claims. The Company’s attorneys have been in contact with counsel for Aurora and counsel for Fleming and all parties have expressed agreement that the most expedient manner to resolve the Aurora and Fleming claims would be to do so in the Fleming bankruptcy case under the terms of Fleming’s plan, once confirmed. Stipulations to this effect have been signed by all parties. The Company believes that resolution of such matters will not result in a material impact on the Company’s financial condition, results of operations or cash flows.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

Aurora’s Fleming Bankruptcy Claim

The Company (Aurora), on or about March 31, 2003, filed a reclamation claim against Fleming, a customer, in Flemings’ bankruptcy proceeding pending in the United States Bankruptcy Court for the District of Delaware in the amount of $595. Fleming has claimed that the products in controversy had been commingled with other products and that the value of Aurora’s claim is $299. Additionally, on or about February 2, 2004, Fleming identified alleged preferential transfers to Aurora of up to $5,942, of which Fleming has alleged $3,293 are, or may be, eligible for protection as “new value”. Fleming additionally alleged that some, if not all, of the alleged Aurora preferential transfers may qualify as “ordinary course of business” transactions. Fleming has also made claims regarding payments it describes as overpayment, unjust enrichment due to allegedly excess wire transfers and payments and debts arising out of military sales. The Company has been advised that similar allegations have been made by Fleming in many, if not all, of the other pending reclamation claims filed against Fleming. The Company is currently in the process of analyzing the claims. The Company’s attorneys have been in contact with counsel for Aurora and counsel for Fleming and all parties have expressed agreement that the most expedient manner to resolve the Aurora and Fleming claims would be to do so in the Fleming bankruptcy case under the terms of Fleming’s plan, once confirmed. Stipulations to this effect have been signed by all parties. The Company believes that resolution of such matters will not result in a material impact on the Company’s financial condition, results of operations or cash flows.

Employee Litigation - Indemnification of US Cold Storage

On March 21, 2002, an employee at the Omaha, NE facility, died as the result of an accident while operating a forklift at a Company-leased warehouse facility. OSHA conducted a full investigation and determined that the death was the result of an accident and found no violations against the Company. On March 18, 2004, the estate of the deceased filed suit in District Court of Sarpy County, Nebraska, Case No: CI 04-391, against the Company, the owner of the forklift and the leased warehouse, the manufacturer of the forklift and the distributor of the forklift. The Company, having been the deceased’s employer, was named as a defendant for worker’s compensation subrogation purposes only.

On May 18, 2004, the Company received notice from defendant, US Cold Storage, requesting the Company to accept the tender of defense for US Cold Storage in this case in accordance with the indemnification provision of the warehouse lease. The request has been submitted to the Company’s insurance carrier for evaluation and the Company has been advised that the indemnification provision is not applicable in this matter and that Company should have no liability under that provision. Therefore, the Company believes that resolution of such matters will not result in a material impact on the Company’s financial condition, results of operations or cash flows.

R2 Appeal in Aurora Bankruptcy

Prior to its bankruptcy filing, Aurora entered into an agreement with its prepetition lending group compromising the amount of certain fees due under its senior bank facilities (the “October Amendment”). One of the members of the bank group (R2 Top Hat, Ltd.) challenged the enforceability of the October Amendment during Aurora’s bankruptcy by filing an adversary proceeding and by objecting to confirmation. The bankruptcy court rejected the lender’s argument and confirmed Aurora’s plan of reorganization. The lender then appealed from those orders of the bankruptcy court. The appeals are pending. It is too early to predict the outcome of the appeals. Included in the Company’s accrued liabilities is $20 million, which was assumed in the Aurora Transaction.

State of Illinois v. City of St. Elmo and Aurora Foods Inc.

The Company is a defendant in an action filed by the State of Illinois regarding the Company’s St. Elmo facility. The Illinois Attorney General filed a complaint seeking a restraining order prohibiting further discharges by the City of St. Elmo from its publicly owned wastewater treatment facility in violation of Illinois law and enjoining the Company from discharging its industrial waste into the City’s treatment facility. The complaint also asked for fines and penalties associated with the City’s discharge from its treatment facility and the Company’s alleged operation of its production facility without obtaining a state environmental operating permit.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

On August 30, 2004, an Interim Consent Order signed by all parties was signed and entered by the judge in the case whereby, in addition to a number of actions required of the City, the Company agreed to provide monthly discharge monitoring reports to the Illinois Environmental Protection Agency for six (6) months and was allowed to continue discharging effluent to the City of St. Elmo. In September 2004, the Company met with representatives from the State of Illinois Environmental Protection Agency and the State Attorney General’s Office and separately with the City of St. Elmo to inform them that the Company intended to install a pre-treatment system at its St. Elmo facility during the fourth quarter of 2004 and first quarter of 2005. The State issued the construction and operating permits to the Company and construction of the pre-treatment system has been completed. Testing has been completed and the system is fully operational.

We continue to discharge our effluent to the City. We would vigorously defend any future effort to prevent us from discharging our industrial wastewater to the City. Although we believe we will be able to resolve this matter favorably, an adverse resolution may have a material impact on our financial position, results of operation, or cash flows.

Underweight Products

In July 2004, it came to our attention that certain products produced in one of the former Aurora plants have not met some state weight requirements. While we are in the process of investigating the scope of this issue, we have revised the operating procedures of the plant such that products produced there will comply with state product weight requirements. As a result of these weight issues, we voluntarily initiated return procedures for the product in the locations involved and also disposed of certain inventory held by the Company. Pinnacle has recorded a charge related to the returns and inventory of $3.4 million and $1.2 million in the fiscal year ended July 31, 2004 and the transition year ended December 26, 2004, respectively. As a result of these underweight products, the Company received a letter from the State of California, County of Santa Barbara, requesting that the Company meet with it to discuss this issue and the remedial actions taken by the Company. A meeting was held with the involved California officials on December 8, 2004 at which time the issues and corrective steps taken by the Company were presented and discussed. While the Company believes it has taken appropriate remedial steps, it is probable that fines and penalties will be imposed. The State has recently responded with its acknowledgment of the Company’s cooperation with the investigation and prompt reaction to and correction of the issue, and proposed a settlement amount which the Company is negotiating with the State. In March 2005, the Company reserved $695 based upon the State of California’s settlement proposal. In a September 2005 meeting with State representatives, the Company negotiated the amount of the penalty and costs down to $509 and subsequently adjusted the accrued liability. The Company continues to negotiate the terms of payment and the final settlement language. The Company will continue to vigorously defend its actions to date since taking control of Aurora Foods Inc. The Company believes that resolution of such matters will not result in a material impact on the Company’s financial condition, results of operations or cash flows.

American Cold Storage – North America, L.P. v. P.F. Distribution, LLC and Pinnacle Foods Group Inc.

On June 26, 2005 the Company was served with the Summons and Complaint in the above matter. American Cold Storage (“ACS”) operates a frozen storage warehouse and distribution facility (the “Facility”) located in Madison County, Tennessee, near the Company’s Jackson, Tennessee plant. In approximately April 2004, the Company entered into discussions with ACS to utilize the Facility. Terms were discussed, but no contract was ever signed. Shortly after shipping product to the Facility, the Company realized that the Facility was incapable of properly handling the discussed volume of product and began reducing its shipments to the Facility. The complaint seeks damages not to exceed $1.5 million, together with associated costs. It is too early to determine the likely outcome of this litigation. The Company is investigating and intends to vigorously defend against this claim.

Other Matters

Bankruptcy filing of Winn-Dixie

On February 21, 2005, Winn-Dixie Stores, Inc., a customer that accounts for approximately 2% of the Company’s annual net sales, filed for Chapter 11 reorganization in U.S. Bankruptcy Court for the Southern District of New York. The amount due from Winn-Dixie at the time of the bankruptcy filing was $764, which was adequately reserved.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

13.	Related Party Transactions

Management fees

On November 25, 2003, the Successor entered into a Management Agreement with JPMorgan Partners, LLC (“JPMP”) and J.W. Childs Associates, L.P. (“JWC”) where JPMP and JWC provide management, advisory and other services. The agreement calls for quarterly payments of $125 to each JPMP and JWC for management fees. In accordance with our Senior Credit Agreement Amendment (see Note 9), the payment of the management fees was suspended during the amendment period and therefore, no payments have been made during the three and nine months ended September 25, 2005. Management fees to JPMP and JWC in total included in the Consolidated Statement of Operations for the three and nine months ended September 26, 2004 were $250 and $848, respectively. In addition, the Company reimbursed JWC and JPMP for out-of-pocket expenses totaling $7 and $18 during the three and nine months ended September 25, 2005, respectively. For the three and nine months ended September 26, 2004, reimbursed expenses totaled $12 and $33, respectively. In connection with the Pinnacle Merger, the Company paid a transaction fee of $2,425 to each JPMP and JWC, in addition to $441 in fees and expenses. In connection with the Aurora Transaction, transaction fees were paid to JPMP and JWC of $1 million to each, plus $119 in fees and expenses. In connection with any subsequent acquisition transaction, there will be a transaction fee of  1/2% of the aggregate purchase price to each of JPMP and JWC, plus fees and expenses. These transaction fees were included in the acquisition costs in each of the transactions.

Also on November 25, 2003, the Successor entered into an agreement with CDM Capital LLC, an affiliate of CDM Investor Group LLC, where CDM Capital LLC will receive a transaction fee of  1/2% of the aggregate purchase price of future acquisitions (other than the Pinnacle Merger or the Aurora Transaction), plus fees and expenses.

Leases and Aircraft

The Company leases office space owned by a party related to the Chairman. One office was leased through January 15, 2004. A new office was leased beginning January 15, 2004. The new lease provides for the Company to make leasehold improvements approximating $318. The base rent for the new office is $87 annually compared to $245 annually scheduled in the old office. Rent expense during the three and nine months ended September 25, 2005 was $25 and $75, respectively. Rent expense during the three and nine months ended September 26, 2004 was $22 and $72, respectively.

Beginning November 25, 2003, the Company began using an aircraft owned by a company indirectly owned by the Chairman. In connection with the usage of the aircraft, the Company paid net operating expenses of $688 and $2,063 during the three and nine months ended September 25, 2005. Net operating expenses for the aircraft during the three and nine months ended September 26, 2004 was $688 and $1,741, respectively.

Debt and Interest Expense

For the three and nine months ended September 25, 2005, fees and interest expense recognized in the Consolidated Statement of Operations for the debt to the related party, JPMorgan Chase Bank, amounted to $101 and $254, respectively. Additionally, we paid to JPMorgan Chase Bank fees and interest expense totaling $106 and $182 during the three and nine months ended September 26, 2004. See Note 9.

Financial Instruments

The Company has entered into transactions for derivative financial instruments with JPMorgan Chase Bank to lower its exposure to interest rates, foreign currency, and natural gas prices. During the three and nine months ended September 25, 2005, the total net cash received by the Company for the settlement of interest rate swaps, foreign exchange swaps, and natural gas swaps totaled $1,228 and $1,946, respectively. During the three months ended September 26, 2004, the total net cash paid by the Company for the settlement of natural gas swaps was $25. During the nine months ended September 26, 2004, the total net cash received by the Company for the settlement of natural gas and interest rate swaps was $3,490. See Note 11.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

Loan to Member of Management

In February 2005, the Company loaned Mr. Daniel Parker, Senior Vice President, Supply Chain, $41. The interest rate on the loan was 8%. The loan has been repaid in full.

14.	Segments

The Company’s products and operations are managed and reported in two operating segments. The Frozen Foods segment consists of the following: dinners and entrees (Swanson, Hungry Man), prepared seafood (Van de Kamp’s, Mrs. Paul’s), breakfast (Aunt Jemima), bagels (Lenders), and other frozen products (Celeste, Chef’s Choice). The Dry Foods segment consists of the following product lines: pickles, peppers, and relish (Vlasic), baking mixes and frostings (Duncan Hines), syrups and pancake mixes (Mrs. Butterworth’s and Log Cabin), and other grocery products (Open Pit). Segment performance is evaluated based on earnings before interest and taxes. Transfers between segments and geographic areas are recorded at cost plus markup or at market. Identifiable assets are those assets, including goodwill, which are identified with the operations in each segment or geographic region. Cost of products sold for the three and nine months ended September 26, 2004 includes $219 and $31,311, respectively representing the write-up of inventories to fair value (net realizable value, which is defined as estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity) at the dates of the acquisitions of inventories, which were sold subsequent to the acquisition dates. Of these amounts, $219 was included in the frozen foods segment during the three months ended September 26, 2004, while $7,167 was included in the frozen foods segment and $24,144 in the dry foods segment during the nine months ended September 26, 2004. Corporate assets consist of deferred and prepaid income tax assets. Unallocated corporate expenses consist of corporate overhead such as executive management, finance and legal functions, and Pinnacle and Aurora merger related costs discussed in Note 6.

	Three months ended		Nine months ended
	September 25, 2005	September 26, 2004	September 25, 2005	September 26, 2004
SEGMENT INFORMATION
Net sales
Frozen foods	$156,306	$156,781	$492,754	$396,006
Dry foods	137,951	117,910	415,954	312,397

Total	$294,257	$274,691	$908,708	$708,403

Earnings (loss) before interest and taxes
Frozen foods	$4,971	$(17,776)	$5,616	$(37,293)
Dry foods	30,311	12,612	62,508	17,312
Unallocated corporate expenses	(4,046)	(4,685)	(12,742)	(20,764)

Total	$31,236	$(9,849)	$55,382	$(40,745)

Depreciation and amortization
Frozen foods	$4,933	$7,472	$19,454	$19,510
Dry foods	3,520	3,009	10,328	9,363

Total	$8,453	$10,481	$29,782	$28,873

Capital expenditures
Frozen foods	$8,256	$3,690	$18,417	$8,185
Dry foods	1,275	882	3,383	3,762

Total	$9,531	$4,572	$21,800	$11,947

GEOGRAPHIC INFORMATION
Net sales
United States	$280,182	$266,427	$869,981	$683,470
Canada	14,075	8,264	38,727	24,933

Total	$294,257	$274,691	$908,708	$708,403

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

	September 25, 2005	December 26, 2004
SEGMENT INFORMATION:
Total Assets
Frozen foods	$640,347	$671,860
Dry foods	1,089,433	1,092,196
Corporate	23	884

Total	$1,729,803	$1,764,940

GEOGRAPHIC INFORMATION
Long-lived assets
United States	$217,920	$223,719
Canada	26	21

Total	$217,946	$223,740

15.	Recently Issued Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment (Revised 2004).” This statement addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for the company’s equity instruments or liabilities that are based on the fair value of the company’s equity securities or may be settled by the issuance of these securities. SFAS 123R eliminates the ability to account for share-based compensation using APB 25 and generally requires that such transactions be accounted for using a fair value method. The provisions of this statement are effective for financial statements issued for fiscal periods beginning after December 15, 2005 and will become effective for the Company beginning in 2006. Alternative transition methods are allowed under Statement No. 123R. While the Company has not yet determined the transition method to use, adequate disclosure of all comparative periods covered by the financial statements will comply with the requirements of FASB 123R.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs—an Amendment of ARB No. 43, Chapter 4.” This statement clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage, requiring these items be recognized as current-period charges. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005 and will become effective for the Company beginning in 2006. The Company is assessing what impact, if any, adoption of this statement would have on its financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment to APB Opinion No. 29.” This statement amends APB 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company has completed its evaluation of the impact of adopting this statement and it did not have any effect on its financial statements.

In March 2005, the FASB issued FIN 47 “Accounting for Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143.” This Interpretation clarifies that a conditional retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The liability should be recognized when incurred, generally upon acquisition, construction or development of the asset. FIN 47 is effective no later than the end of the fiscal years ending after December 15, 2005. The company is in the process of evaluating the impact of FIN 47.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

16.	Guarantor and Nonguarantor Statements

In connection with the Pinnacle Merger and Aurora Transaction and as a part of the related financings, the Company issued $394 million of 8 1/4% senior subordinated notes ($200 million in November 2003 and $194 million in February 2004, collectively referred to as the “Notes”) in private placements pursuant to Rule 144A and Regulation S. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, and guaranteed on a full, unconditional, joint and several basis by the Company’s wholly-owned domestic subsidiaries.

The following consolidating financial information presents:

(1)	Consolidating (a) balance sheets as of September 25, 2005 and December 26, 2004 and (b) the related statements of operations and cash flows for the three and nine months ended September 25, 2005 and September 26, 2004.

(2)	Elimination entries necessary to consolidate the Successor, with its guarantor subsidiaries and nonguarantor subsidiary.

Investments in subsidiaries are accounted for by the parent using the equity method of accounting. The guarantor subsidiaries are presented on a combined basis. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

Pinnacle Foods Group Inc.

Consolidated Balance Sheet - Successor

September 25, 2005

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Current assets:
Cash and cash equivalents	$59	$299	$236	$—	$594
Accounts receivable, net	46,707	30,763	7,433	—	84,903
Intercompany accounts receivable	—	28,820	—	(28,820)	—
Inventories, net	53,820	118,522	3,557	—	175,899
Other current assets	3,551	2,967	53	—	6,571
Deferred income taxes	—	—	23	—	23

Total current assets	104,137	181,371	11,302	(28,820)	267,990
Plant assets, net	99,498	118,422	26	—	217,946
Investment in subsidiaries	270,870	3,780	—	(274,650)	—
Intercompany note receivable	187,492	—	—	(187,492)	—
Tradenames	674,388	106,156	—	—	780,544
Other assets, net	48,064	147	—	—	48,211
Goodwill	272,618	142,494	—	—	415,112

Total assets	$1,657,067	$552,370	$11,328	$(490,962)	$1,729,803

Current liabilities:
Current portion of long-term obligations	$10	$120	$—	$—	$130
Notes payable	—	912	—	—	912
Accounts payable	31,642	38,941	2,042	—	72,625
Intercompany accounts payable	26,953	—	1,867	(28,820)	—
Accrued trade marketing expense	22,712	12,153	2,004	—	36,869
Accrued liabilities	65,193	22,496	225	—	87,914
Accrued income taxes	252	1,156	1,409	—	2,817

Total current liabilities	146,762	75,778	7,547	(28,820)	201,267
Long-term debt	918,263	116	—	—	918,379
Intercompany note payable	—	187,492	—	(187,492)	—
Postretirement benefits	845	1,909	—	—	2,754
Deferred income taxes	217,399	16,205	1	—	233,605

Total liabilities	1,283,269	281,500	7,548	(216,312)	1,356,005
Commitments and contingencies	—	—	—	—	—
Shareholder’s equity:
Pinnacle Common Stock, $.01 par value	—	—	—	—	—
Additional paid-in-capital	519,433	287,710	935	(288,645)	519,433
Accumulated other comprehensive income (loss)	211	211	211	(422)	211
Carryover of Predecessor basis of net assets	(17,338)	—	—	—	(17,338)
Retained earnings (accumulated deficit)	(128,508)	(17,051)	2,634	14,417	(128,508)

Total shareholder’s equity	373,798	270,870	3,780	(274,650)	373,798

Total liabilities and shareholder’s equity	$1,657,067	$552,370	$11,328	$(490,962)	$1,729,803

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

Pinnacle Foods Group Inc.

Consolidated Balance Sheet - Successor

December 26, 2004

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Current assets:
Cash and cash equivalents	$490	$1,745		$—	$2,235
Accounts receivable, net	40,488	29,308	4,569	—	74,365
Intercompany accounts receivable	4,439	—	—	(4,439)	—
Inventories, net	70,443	131,788	3,279	—	205,510
Other current assets	940	2,968	83	—	3,991
Deferred income taxes	—	—	22		22

Total current assets	116,800	165,809	7,953	(4,439)	286,123
Plant assets, net	101,774	121,945	21	—	223,740
Investment in subsidiaries	263,384	1,183	—	(264,567)	—
Intercompany note receivable	182,054	543	—	(182,597)	—
Tradenames	674,388	106,156	—	—	780,544
Other assets, net	57,493	177	—	—	57,670
Goodwill	272,618	144,245	—	—	416,863

Total assets	$1,668,511	$540,058	$7,974	$(451,603)	$1,764,940

Current liabilities:
Current portion of long-term obligations	$5,460	$114	$—	$—	$5,574
Accounts payable	51,815	33,894	2,212	—	87,921
Intercompany accounts payable	—	3,001	1,438	(4,439)	—
Accrued trade marketing expense	30,864	12,813	2,337	—	46,014
Accrued liabilities	50,796	26,817	122	—	77,735
Accrued income taxes	99	1,240	138	—	1,477

Total current liabilities	139,034	77,879	6,247	(4,439)	218,721
Long-term debt	937,300	206	—	—	937,506
Intercompany note payable	—	182,054	543	(182,597)	—
Postretirement benefits	825	2,115		—	2,940
Deferred income taxes	197,985	14,420	1	—	212,406

Total liabilities	1,275,144	276,674	6,791	(187,036)	1,371,573
Commitments and contingencies	—	—	—	—	—
Shareholder’s equity:
Pinnacle Common Stock, $.01 par value	—	—	—	—	—
Additional paid-in-capital	519,433	287,710	935	(288,645)	519,433
Accumulated other comprehensive income (loss)	48	48	48	(96)	48
Carryover of Predecessor basis of net assets	(17,495)	—	—	—	(17,495)
Retained earnings (accumulated deficit)	(108,619)	(24,374)	200	24,174	(108,619)

Total shareholder’s equity	393,367	263,384	1,183	(264,567)	393,367

Total liabilities and shareholder’s equity	$1,668,511	$540,058	$7,974	$(451,603)	$1,764,940

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

Pinnacle Foods Group Inc.

Consolidated Statement of Operations - Successor

For the three months ended September 25, 2005

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Net sales	$163,821	$124,855	$14,096	$(8,515)	$294,257

Costs and expenses
Cost of products sold	117,966	105,099	11,108	(8,311)	225,862
Marketing and selling expenses	10,466	9,732	1,628	—	21,826
Administrative expenses	5,472	4,049	354	—	9,875
Research and development expenses	529	379	—	—	908
Intercompany royalties	—	—	79	(79)	—
Intercompany technical service fees	—	—	125	(125)	—
Other expense (income), net	4,417	133	—	—	4,550
Equity in (earnings) loss of investees	(2,141)	(533)	—	2,674	—

Total costs and expenses	136,709	118,859	13,294	(5,841)	263,021

Earnings (loss) before interest and taxes	27,112	5,996	802	(2,674)	31,236
Intercompany interest (income) expense	(3,264)	3,264	—	—	—
Interest expense	17,466	23	—	—	17,489
Interest income	—	174	6	—	180

Earnings (loss) before income taxes	12,910	2,883	808	(2,674)	13,927
Provision for income taxes	8,197	742	275	—	9,214

Net earnings (loss)	$4,713	$2,141	$533	$(2,674)	$4,713

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

Pinnacle Foods Group Inc.

Consolidated Statement of Operations - Successor

For the three months ended September 26, 2004

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Net sales	$148,743	$123,008	$8,264	$(5,324)	$274,691

Costs and expenses
Cost of products sold	122,552	107,881	7,914	(5,199)	233,148
Marketing and selling expenses	17,481	11,337	787	—	29,605
Administrative expenses	6,631	4,742	220	—	11,593
Research and development expenses	584	422	—	—	1,006
Goodwill impairment charge	1,835				1,835
Intercompany royalties	—	—	76	(76)	—
Intercompany technical service fees	—	—	49	(49)	—
Other expense (income), net	6,094	1,259	—	—	7,353
Equity in (earnings) loss of investees	6,265	379	—	(6,644)	—

Total costs and expenses	161,442	126,020	9,046	(11,968)	284,540

Earnings (loss) before interest and taxes	(12,699)	(3,012)	(782)	6,644	(9,849)
Intercompany interest (income) expense	(2,800)	2,793	7	—	—
Interest expense	16,550	606	—	—	17,156
Interest income	—	155	3	—	158

Earnings (loss) before income taxes	(26,449)	(6,256)	(786)	6,644	(26,847)
Provision (benefit) for income taxes	4,482	9	(407)	—	4,084

Net earnings (loss)	$(30,931)	$(6,265)	$(379)	$6,644	$(30,931)

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

Pinnacle Foods Group Inc.

Consolidated Statement of Operations - Successor

For the nine months ended September 25, 2005

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Net sales	$491,874	$398,431	$38,748	$(20,345)	$908,708

Costs and expenses
Cost of products sold	385,375	338,341	29,840	(19,707)	733,849
Marketing and selling expenses	43,060	28,171	3,557	—	74,788
Administrative expenses	17,931	13,500	910	—	32,341
Research and development expenses	1,640	1,234	—	—	2,874
Goodwill impairment charge	—	—	—	—	—
Intercompany royalties	—	—	224	(224)	—
Intercompany technical service fees	—	—	414	(414)	—
Other expense (income), net	8,352	1,122	—	—	9,474
Equity in (earnings) loss of investees	(7,323)	(2,434)	—	9,757	—

Total costs and expenses	449,035	379,934	34,945	(10,588)	853,326

Earnings (loss) before interest and taxes	42,839	18,497	3,803	(9,757)	55,382
Intercompany interest (income) expense	(9,471)	9,469	2	—	—
Interest expense	52,584	40	—	—	52,624
Interest income	—	387	16	—	403

Earnings (loss) before income taxes	(274)	9,375	3,817	(9,757)	3,161
Provision for income taxes	19,615	2,052	1,383	—	23,050

Net earnings (loss)	$(19,889)	$7,323	$2,434	$(9,757)	$(19,889)

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

Pinnacle Foods Group Inc.

Consolidated Statement of Operations - Successor

For the nine months ended September 26, 2004

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Net sales	$287,140	$409,016	$24,933	$(12,686)	$708,403

Costs and expenses
Cost of products sold	246,369	354,475	21,058	(12,055)	609,847
Marketing and selling expenses	31,833	36,809	2,654	—	71,296
Administrative expenses	14,020	21,273	816	—	36,109
Research and development expenses	1,107	1,679	—	—	2,786
Goodwill impairment charge	1,835	—	—	—	1,835
Intercompany royalties	—	—	233	(233)	—
Intercompany technical service fees	—	—	398	(398)	—
Other expense (income), net	14,557	12,718	—	—	27,275
Equity in (earnings) loss of investees	20,342	24	—	(20,366)	—

Total costs and expenses	330,063	426,978	25,159	(33,052)	749,148

Earnings (loss) before interest and taxes	(42,923)	(17,962)	(226)	20,366	(40,745)

Intercompany interest (income) expense	(6,549)	6,529	20	—	—
Interest expense	35,053	1	—	—	35,054
Interest income	88	235	11	—	334

Earnings (loss) before income taxes	(71,339)	(24,257)	(235)	20,366	(75,465)
Provision for income taxes	8,318	(3,915)	(211)	—	4,192

Net earnings (loss)	$(79,657)	$(20,342)	$(24)	$20,366	$(79,657)

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

Pinnacle Foods Group Inc.

Consolidated Statement of Cash Flows - Successor

For the nine months ended September 25, 2005

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Cash flows from operating activities
Net earnings (loss) from operations	$(19,889)	$7,323	$2,434	$(9,757)	$(19,889)
Non-cash charges (credits) to net earnings (loss)
Depreciation and amortization	17,314	12,463	5	—	29,782
Restructuring and impairment charges	1,502	—	—	—	1,502
Amortization of debt acquisition costs	4,398	—	—	—	4,398
Amortization of bond premium	(391)	—	—	—	(391)
Change in value of financial instruments	(2,058)	—	—	—	(2,058)
Equity in loss (earnings) of investees	(7,323)	(2,434)	—	9,757	—
Postretirement healthcare benefits	20	(206)	—	—	(186)
Pension expense	—	446	—	—	446
Deferred income taxes	19,414	1,785	—	—	21,199
Changes in working capital
Accounts receivable	(6,219)	(1,454)	(2,638)	—	(10,311)
Intercompany accounts receivable/payable	31,967	(32,325)	358	—	—
Inventories	16,623	13,267	(116)	—	29,774
Accrued trade marketing expense	(8,152)	(661)	(448)	—	(9,261)
Accounts payable	(20,173)	(4,383)	(279)	—	(24,835)
Other current assets and liabilities	6,492	3,965	1,237	—	11,694

Net cash provided by (used in) operating activities	33,525	(2,214)	553	—	31,864

Cash flows from investing activities
Capital expenditures	(12,317)	(9,474)	(9)	—	(21,800)
Pinnacle merger consideration	1,595	—	—	—	1,595
Sale of plant assets	—	561	—	—	561

Net cash used in investing activities	(10,722)	(8,913)	(9)	—	(19,644)

Cash flows from financing activities
Change in bank overdrafts	—	9,766	(308)	—	9,458
Repayment of capital lease obligations	(8)	(85)	—	—	(93)
Successor’s debt acquisition costs	(51)	—	—	—	(51)
Proceeds from Successor’s notes payable borrowing	31,626	—	—	—	31,626
Repayments of Successor’s notes payable	(30,714)	—	—	—	(30,714)
Repayments of Successor’s long term obligations	(24,087)	—	—	—	(24,087)

Net cash (used in) provided by financing activities	(23,234)	9,681	(308)	—	(13,861)

Effect of exchange rate changes on cash	—	—	—	—	—
Net change in cash and cash equivalents	(431)	(1,446)	236	—	(1,641)
Cash and cash equivalents - beginning of period	490	1,745	—	—	2,235

Cash and cash equivalents - end of period	$59	$299	$236	$—	$594

Supplemental disclosures of cash flow information:
Interest paid	$39,435	$—	$—	$—	$39,435
Interest received	—	387	16	—	403
Income taxes refunded (paid)	—	611	(203)	—	408

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

(in thousands, except where noted in millions)

Pinnacle Foods Group Inc.

Consolidated Statement of Cash Flows - Successor

For the nine months ended September 26, 2004

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Cash flows from operating activities
Net earnings (loss) from operations	$(79,657)	$(20,342)	$(24)	$20,366	$(79,657)
Non-cash charges (credits) to net earnings (loss)
Depreciation and amortization	10,336	18,532	5	—	28,873
Restructuring and impairment charges	6,101	10,211	—	—	16,312
Amortization of debt acquisition costs	3,146	—	—	—	3,146
Amortization of bond premium	(400)	—	—	—	(400)
Change in value of financial instruments	(1,499)	—	—	—	(1,499)
Equity in loss (earnings) of investees	20,342	24	—	(20,366)	—
Equity related compensation charge	7,400	—	—	—	7,400
Postretirement healthcare benefits	12	(987)	—	—	(975)
Pension expense	—	790	—	—	790
Deferred income taxes	8,295	(3,550)	(30)	—	4,715
Changes in working capital
Accounts receivable	(73,784)	60,552	(2,181)	—	(15,413)
Intercompany accounts receivable/payable	(5,121)	3,310	1,811	—	—
Inventories	(77,171)	48,398	(1,908)	—	(30,681)
Accrued trade marketing expense	29,427	(24,559)	1,476	—	6,344
Accounts payable	42,070	(10,403)	(85)	—	31,582
Other current assets and liabilities	78,880	(84,454)	400	—	(5,174)

Net cash provided by (used in) operating activities	(31,623)	(2,478)	(536)	—	(34,637)

Cash flows from investing activities
Capital expenditures	(3,726)	(8,219)	(2)	—	(11,947)
Pinnacle merger costs	(426)	—	—	—	(426)
Aurora merger consideration	(663,759)	—	—	—	(663,759)
Aurora merger costs	(17,006)	—	—	—	(17,006)
Acquisition of license	(1,919)	—	—	—	(1,919)

Net cash used in investing activities	(686,836)	(8,219)	(2)	—	(695,057)

Cash flows from financing activities
Change in bank overdrafts	—	5,598	—	—	5,598
Repayment of capital lease obligations	(4)	—	—	—	(4)
Equity contribution to Successor	95,276	—	—	—	95,276
Successor’s debt acquisition costs	(16,853)	—	—	—	(16,853)
Proceeds from Successor’s bond offerings	200,976	—	—	—	200,976
Proceeds from Successor’s bank term loan	425,000	—	—	—	425,000
Proceeds from Successor’s notes payable borrowing	30,000	—	—	—	30,000
Repayments of Successor’s notes payable	(14,000)	—	—	—	(14,000)
Repayments of Successor’s long term obligations	(1,363)				(1,363)

Net cash (used in) provided by financing activities	719,032	5,598	—	—	724,630

Effect of exchange rate changes on cash	—	—	18	—	18
Net change in cash and cash equivalents	573	(5,099)	(520)	—	(5,046)
Cash and cash equivalents - beginning of period	—	4,751	503	—	5,254

Cash and cash equivalents - end of period	$573	$(348)	$(17)	$—	$208

Supplemental disclosures of cash flow information:
Interest paid	$28,344	$—	$—	$—	$28,344
Interest received	88	225	11	—	324
Income taxes refunded (paid)	—	862	—	—	862

Report of independent registered public accounting firm

To the Board of Directors and Shareholders of

Pinnacle Foods Holding Corporation:

In our opinion, the accompanying consolidated statements of operations, of changes in investment (deficit) in net assets and of cash flows present fairly, in all material respects, the results of operations and cash flows of the Frozen Foods and Condiments Businesses of Vlasic Foods International Inc. for the forty—two weeks ended May 22, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As disclosed in Note 3, Vlasic Foods International Inc. adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” effective July 31, 2000.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

October 30, 2001

Frozen foods and condiments businesses

of Vlasic Foods International Inc.

consolidated statement of operations

(In thousands)	42 Weeks Ended May 22, 2001
Net sales	$506,794

Costs and expenses
Cost of products sold	420,762
Marketing and selling expenses	35,680
Administrative expenses	38,075
Research and development expenses	3,993
Other expense (income)	(2,757)
Special items	20,124

Total costs and expenses	515,877

Loss before interest, and taxes	(9,083)
Interest expense	42,163
Interest income	697

Loss before taxes	(50,549)
Income tax (benefit) provision	16,784

Loss from continuing operations	(67,333)
Discontinued operations:
Loss from discontinued operations, including tax of $291	(104,421)
Gain (loss) on sale of discontinued operations, no tax effect	1,547

(102,874)

Net loss	$(170,207)

See accompanying notes to consolidated financial statements.

Frozen foods and condiments businesses

of Vlasic Foods International Inc.

consolidated statement of cash flows

(In thousands)	42 Weeks Ended May 22, 2001
Cash flows from operating activities
Net loss	$(170,207)
Loss from discontinued operations	102,874

Loss from continuing operations	(67,333)
Non—cash charges (credits) to loss from continuing operations:
Loss on disposal of plant assets	3,202
Special items	20,124
Depreciation	18,358
Amortization of intangibles	1,450
Amortization of bond issue costs and discount	4,167
Loss on writeoff of debt issuance costs and unamortized discount	9,484
Deferred income taxes	16,581
Deferred compensation	(3,278)
Postretirement healthcare benefits	4,127
Other, net	(4,225)
Changes in working capital:
Accounts receivable	(8,065)
Inventories	36,796
Payable to suppliers and others	(12,963)
Other current assets and liabilities	4,067

Net cash provided by operating activities	22,492

Cash flows from investing activities
Purchases of plant assets	(5,331)
Sales of plant assets	470
Proceeds from businesses sold	23,503
Proceeds from insurance recoveries	485
Other, net	42

Net cash provided by investing activities	19,169

Cash flows from financing activities
Borrowings of senior credit facility	35,000
Repayment of senior credit facility	(1,500)
Repayment of short—term debt and capital lease obligations	(72)
Swap termination proceeds	639
Change in bank overdrafts	(769)
Reorganization expenses paid on behalf of Parent	(22,631)

Net cash provided by financing activities	10,667

Net cash provided by (used in) discontinued operations	(266)
Effect of exchange rate changes on cash	(303)

Net change in cash and cash equivalents	51,759
Cash and cash equivalents—beginning of period	17,445

Cash and cash equivalents—end of period	$69,204

See accompanying notes to consolidated financial statements.

Frozen foods and condiments businesses

of Vlasic Foods International Inc.

consolidated statement of changes

in investment (deficit) in net assets

(In thousands)	Vlasic Foods International Inc. Investment (Deficit) In Net Assets
Balance at July 30, 2000	(59,468)

Net loss	(170,207)
Other comprehensive loss:
Cumulative effect of accounting change	1,306
Reclassification to operations for derivative financial instrument	(1,306)
Foreign currency translation adjustments	15,177

Comprehensive loss	(155,030)

Reorganization costs incurred on behalf of Vlasic Foods International Inc	(22,631)

Balance at May 22, 2001	$(237,129)

See accompanying notes to consolidated financial statements.

Notes to consolidated financial statements (in thousands)

1.	Summary of Business Activities and Basis of Presentation

Corporate overview

Vlasic Foods International Inc. (“Vlasic,” “VFI,” or “the Parent”) was created through a tax—free spin—off of various food businesses from Campbell Soup Company (“Campbell”) on March 30, 1998. Vlasic Foods International Inc. is a leading producer, marketer and distributor of high quality, branded convenience food products in two operating segments: (i) frozen foods under the Swanson brand and (ii) condiments under the Vlasic brand of pickles, relish and peppers and the Open Pit barbecue sauce brand.

These financial statements represent the carve out of the Frozen Foods and Condiments Businesses of Vlasic Foods International Inc. The Frozen Foods Business is comprised of the Swanson brand. The Condiments Business is comprised of Vlasic brand and Open Pit brand.

On April 3, 2001, Pinnacle Foods Corporation (“Pinnacle,” “PFC” or “the Company”), a wholly—owned subsidiary of Pinnacle Foods Holding Corporation, agreed to acquire the North American assets and selected liabilities (the “North American Business”, consisting of the Frozen Foods and Condiments Businesses) of VFI. Pinnacle was originally formed by Hicks, Muse, Tate & Furst Incorporated (“HMTF”), together with C. Dean Metropoulos & Co. (“CDM,” and together with HTMF, the “Sponsors”) to acquire VFI’s North American Business. The acquisition of the North American Business from VFI, which filed for bankruptcy on January 29, 2001 (the “Transaction”), was approved by the bankruptcy court on May 9, 2001 and closed and funded on May 22, 2001.

The accompanying financial statements include the operations of VFI, prior to being acquired by Pinnacle on May 22, 2001.

Bankruptcy matters

On January 29, 2001, the Parent filed voluntary petitions for reorganization relief pursuant to Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) and announced that the Parent and its wholly owned subsidiary, VF Brands, Inc., entered into an asset purchase agreement with H.J. Heinz Company (“Heinz”) providing for the sale of substantially all of the assets relating to the Company’s Condiments Businesses to Heinz (the “Heinz agreement”). Pursuant to the competitive sales process provided for under the Bankruptcy Code and the Heinz Agreement, the Parent terminated the Heinz Agreement in accordance with its terms in favor of entering into the Asset Purchase Agreement with PFC. The Heinz Agreement provided for the Parent to pay to Heinz a $5 million fee in the event of its termination of such agreement. This fee was paid by the Parent on May 23, 2001 out of the proceeds of the sale and thus, is not recorded in the accompanying financial statements.

The Parent’s filing for reorganization under Chapter 11 of the U.S. Bankruptcy Code resulted in an event of default under VFI’s senior credit facility and senior subordinated notes (see Note 15), which resulted in all such debt becoming immediately due and payable.

Upon its commencement of bankruptcy proceedings, the Parent began operating its businesses as debtor—in—possession under Chapter 11 of the U.S. Bankruptcy Code, which provides for the reorganization of businesses under the supervision of the Bankruptcy Court. Shortly thereafter, the Parent began notifying all known or potential creditors of the filing for purposes of identifying all prepetition claims against the Parent. Except for amounts owed to the banks under the senior credit facility (see Note 15) and amounts assumed by PFC, substantially all of the liabilities as of the filing date are subject to settlement under a plan of reorganization. As proceeds from the aforementioned asset sales were not sufficient to pay creditors in full, the Chapter 11 bankruptcy plan did not provide for any distributions to holders of the Parent’s common stock.

Pursuant to an order of the Bankruptcy Court, on June 7, 2001, VFI used $323.6 million, including the proceeds from the sale of the Frozen Foods and Condiments Businesses of the Parent, to repay amounts outstanding under its senior secured credit facility. After paying administrative and other priority claims, the remaining proceeds from the liquidation of estate assets will be distributed pursuant to the Parent’s Chapter 11 bankruptcy plan when filed and approved.

All post—petition bankruptcy reorganization costs were incurred on behalf of the Parent and do not relate to the operations of the Frozen Foods and Condiments Businesses of Vlasic Foods International Inc. acquired by Pinnacle and, accordingly, are accounted for as a change in Parent’s deficit in net assets.

2.	Summary of significant accounting policies

Consolidation. The consolidated financial statements include the accounts of the Parent’s Frozen Foods and Condiments Businesses and the Parent’s wholly—owned subsidiaries for the periods up to May 22, 2001. Significant intercompany transactions have been eliminated in consolidation.

Fiscal Year. The fiscal year ends on the Sunday nearest July 31. There were 42 weeks in the period July 31, 2000 through May 22, 2001 (also referred to as fiscal 2001 throughout this document).

Cash and Cash Equivalents. All highly liquid debt instruments purchased with an initial maturity of three months or less are classified as cash equivalents.

Inventories. Substantially all inventories were valued at the lower of cost or market, with cost determined by the last—in, first—out method. Other inventories are valued at the lower of average cost or market. Liquidation of LIFO inventory quantities increased net earnings by $1,442 in fiscal 2001.

Plant Assets. Plant assets are stated at historical cost. Alterations and major overhauls which extend the lives or increase the capacity of plant assets are capitalized. The amounts for property disposals are removed from plant asset and accumulated depreciation accounts and any resultant gain or loss is included in earnings. Ordinary repairs and maintenance are charged to operating costs.

Certain offices, distribution facilities and equipment are under operating leases expiring on various dates through 2008. Total rental expense charged to operations was $3,989 in fiscal 2001.

Depreciation. Depreciation provided in costs and expenses is calculated using the straight—line method. Buildings and machinery and equipment are depreciated over periods not exceeding 45 years and 15 years, respectively. Accelerated methods of depreciation are used for income tax purposes in certain jurisdictions.

Intangible Assets. Intangible assets consist principally of excess purchase price over net assets of businesses acquired and trademarks. Intangible assets are amortized on a straight—line basis over periods not exceeding 40 years. The recoverability of plant assets and intangibles is periodically reviewed based principally on an analysis of cash flows.

Revenue Recognition. Revenue from product sales is recognized upon completed delivery of the shipment to the customers at which point title and risk of loss is transferred. This completes the revenue—earning process, specifically that an arrangement exists, delivery has occurred, the price is fixed and collectibility is reasonably assured. Provisions for discounts and rebates to customers, and returns and other adjustments are provided for in the same period the related sales are recorded.

Marketing Expenses. Trade marketing expense is comprised of amounts paid to retailers for programs designed to promote our products. These costs include standard introductory allowances for new products. They also include the cost of in—store product displays, feature pricing in retailers’ advertisements and other temporary price reductions. These programs are offered to our customers both in fixed and variable (rate per case) amounts. The ultimate cost of these programs depends on retailer performance and is the subject of significant management estimates. We record as a reduction of net sales the estimated ultimate cost of the program in the year during which the program occurs. In accordance with EITF No. 00—25 “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products,” these trade marketing expenses are classified in the Statement of Operations as a reduction of net sales. In accordance with EITF No. 00—14 “Accounting for Coupons, Rebates and Discounts,” coupon redemption costs are also recognized as reductions of net sales.

Advertising. Advertising costs include the cost of working media (advertising on television, radio or in print), the cost of producing advertising, and the cost of coupon insertion and distribution. Working media and coupon insertion and distribution costs are expensed in the period the advertising is run or the coupons are distributed. The cost of producing advertising is expensed as of the first date the advertisement takes place. Advertising included in marketing and selling expenses was $6,312 in 2001.

Shipping and Handling Revenues and Costs. In accordance with the EITF No. 00—10 “Accounting for Shipping and Handling Revenues and Costs,” costs related to shipping and handling of products shipped to customers are classified as cost of products sold.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.	Change in accounting principle

Effective fiscal 2001, VFI adopted the Financial Accounting Standards Board’s (FASB) Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This statement requires all derivative instruments to be measured at fair value and be recognized as either assets or liabilities in the balance sheet. As of the date of adoption, VFI was a counterparty to an interest rate swap agreement to hedge a certain amount of its exposure to variability in the interest payments on the borrowings under the senior credit facility (see Note 15). Interest rate swaps are used by VFI to manage risk associated with interest rate movements and to achieve an acceptable proportion of variable versus fixed rate debt. The adjustment made on July 31, 2000 to reflect the interest rate swap at fair value in other current assets was approximately $1.3 million. As the interest rate swap is a cash flow hedge, this adjustment was recorded to accumulated other comprehensive earnings (loss) as the cumulative effect of an accounting change.

During November 2000, VFI terminated the interest rate swap, receiving approximately $0.6 million. This gain was being recognized over the remaining term of the underlying debt; however, given the Parent’s bankruptcy filing, the remaining net gain was recognized in the third quarter of 2001.

4.	Divested businesses

During the third quarter of fiscal 1999, VFI entered into a divestiture agreement to sell its Argentine beef business, Swift—Armour. The sale closed in July 1999. The sale price was $85 million and the net proceeds were used to repay a portion of the indebtedness outstanding under VFI’s senior credit facility. The net charge to fiscal 1999 earnings related to this divestiture was $137,729. During the third quarter of fiscal 1999 VFI recorded as a special item a $140,000 charge to reduce the carrying value of the Argentine beef assets held for sale to their fair value based on the estimated sale price less the estimated costs to sell. Since the assets were written—down to their estimated fair value and in accordance with accounting standards, VFI excluded $2,739 of depreciation and amortization expense from fourth quarter fiscal 1999 earnings. Additionally in the fourth quarter of fiscal 1999, VFI recognized a benefit of $2,271 on the final closing of the sale as a Special item on the Statements of Operations. The SAFRA trademark and equipment acquired during the second quarter of fiscal 1998 were included in the divestiture. In fiscal 2001, VFI recognized benefits of $633 as Special items on the Statement of Operations because certain costs were lower than originally estimated.

5.	Discontinued operations

Mushroom business

In an effort to focus on its core “Vlasic” and “Swanson” businesses and to pay down debt, VFI sold Vlasic Farms, Inc., its fresh mushroom business, to Money’s Mushrooms Ltd. on January 31, 2000. The sale price was $50,000, less post—closing purchase price adjustments amounting to $4,751 that were paid from its general cash account in July 2000. The net proceeds, net of transaction closing costs and amounts held on deposit to cover certain future costs related to the transaction, were used to repay a portion of the indebtedness outstanding under the senior credit facility. Funds of $2,500 were held on deposit for the anticipated purchase price adjustments, severance payments and certain other indemnified costs and were included in the Restricted cash amounts on the Consolidated Balance Sheet at July 30, 2000. In August 2000, VFI received $4,751 from the escrow account to reimburse VFI for the July 2000 disbursement from its general cash account. The remaining funds held on deposit after payment of the specified items were returned to VFI.

In accordance with Accounting Principles Board Opinion No. 30 (APB 30), “Reporting the Results of Operations—Reporting the Effect of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”, the results of Vlasic Farms, Inc. have been reported separately as a discontinued operation for all periods presented. The loss from discontinued operations for fiscal 2000 included the results of the mushroom business through December 17, 1999, the date on which VFI’s Board of Directors authorized the divestiture (the measurement date). The loss from discontinued operations subsequent to the measurement date through January 30, 2000 (the phase—out period) of $839 was deferred and recorded as a reduction to the net gain on disposal in the third quarter of fiscal 2000.

Liabilities retained by VFI subsequent to the sale of the mushroom business included certain indemnified costs, property taxes and medical claims totaling $1,463 and were included in Accrued liabilities on the Consolidated Balance Sheet at July 30, 2000. VFI also retained a pre—sale projected benefit obligation for pensions of approximately $14,100 and a pre—sale projected benefit obligation for other postretirement benefits of approximately $8,100.

In conjunction with the sale, VFI entered into a Transition Services Agreement with the buyers through January 31, 2001, whereby VFI continued to perform certain administrative and accounting functions for fees that approximated cost. In fiscal 2001, VFI received $840 which was included in Other expense (income) on the Statement of Operations. Such services are no longer provided.

After the sale, VFI remained contingently liable for workers’ compensation claims incurred prior to the sale of the mushroom business in the event the buyer failed to satisfy this liability. On November 2, 2000, the buyer filed for protection under Chapter 11 of the U.S. Bankruptcy Code. As the workers’ compensation liability was a prepetition liability at the time of the buyer’s filing, the buyer was able to, and has, rejected this liability. Therefore, VFI accrued a liability for such claims and effectively revised the previously booked gain on the sale of the mushroom business by recording a $4.0 million loss on the sale of discontinued operations in 2001.

U.K. businesses

On April 5, 2001, Stratford—upon—Avon Foods Limited, an indirect wholly owned subsidiary of VFI, completed the sale of substantially all of the assets related to its canned and jarred pickle, fruit and vegetable products business in the United Kingdom (the “SonA Business”) to Chivers Hartley Limited for approximately $17.6 million, subject to certain adjustments. On April 5, 2001, Freshbake Foods Limited, a wholly owned subsidiary of VFI, completed the sale of substantially all of the assets related to its frozen pastry and sausage products business in the United Kingdom (the “Freshbake Business”) to Smoothrun Limited and Ezzentialize Limited for approximately $2.7 million, subject to certain adjustments. A total of $7.7 million of the above sale proceeds were retained as escrow funds pursuant to the terms of the purchase agreements for the SonA Business and the Freshbake Business. Under the terms of the transactions, VFI’s United Kingdom (U.K.) subsidiaries retained cash on hand and also retained certain liabilities that are required to be liquidated prior to making final distributions to VFI. Such distributions are not expected for at least nine months due to U.K. regulations in connection with liquidations of U.K. companies. In addition, a gain of $5.6 million was recorded upon the closing of the sales. Previously in the first quarter of fiscal 2001, an asset impairment charge of $96 million was recorded and is included in loss from discontinued operations.

Net sales, loss before taxes and net loss applicable to discontinued operations (both the Mushroom Business and the U.K. Businesses) were as follows for fiscal 2001:

(In thousands)	2001
Net sales	$74,705
Loss before taxes	$(104,130)
Benefit (taxes) on loss	(291)

Loss from discontinued operations, net of tax	$(104,421)

Gain on sale of discontinued operations	$1,547
Tax on gain	—

Gain on sale of discontinued operations, net of tax	$1,547

6.	Special items

Special items included on the Consolidated Statement of Operations for fiscal 2001 include the following:

(In thousands)	2001
Writedown of Omaha assets	$21,000
Fiscal 2000 restructuring program (Note 7)	(243)
Swift—Armour divestiture (Note 4)	(633)

Total	$20,124

As a result of the revised contract for frozen foodservice copacking for Campbell, the carrying value of one of the buildings in the Omaha frozen food plant was reduced to fair value based upon estimated selling values less costs to sell. This asset impairment amounted to $21 million and was recorded in the first quarter of 2001.

7.	Restructuring charges

(In thousands)	Severance and Benefits
Balance at July 30, 2000	$487
Fiscal 2001 spending	(244)
Reversal of restructuring charge	(243)

Balance at May 22, 2001	$—

A special charge of $1,500 ($975 after—tax) was recorded in the second quarter of fiscal 2000 associated with reductions in the United States headquarters workforce. This restructuring program was designed to streamline the organization and reflects the need for a smaller infrastructure. In the fourth quarter of fiscal 2000, it was estimated that $300 ($195 after—tax) of the original reserve would not be utilized due to higher than anticipated voluntary employee turnover. Accordingly, this amount was reversed and the $1,200 net charge ($780 after—tax) was recorded as a Special item on the fiscal 2000 Statement of Operations (not presented) and represents severance and employee benefit costs that were paid in cash. Twenty—one individuals were severed. This restructuring program is complete. In fiscal 2001, VFI reversed $243 of the restructuring reserve as it will not be utilized.

8.	Segment and geographic area information

The Company has three segments that are organized based upon similar economic characteristics, manufacturing processes, marketing strategies and distribution channels. The Frozen Foods segment consists of Swanson frozen foods in the United States and Canada and contract manufacturing of primarily frozen foodservice products in the United States. The Condiments segment includes Vlasic retail and foodservice pickles and condiments and Open Pit barbecue sauce in the United States. The Discontinued operations segment includes the Vlasic Farms mushroom business and the U.K. operations consisting of Freshbake frozen foods and SonA and Rowats pickles, canned beans and vegetables. Segment performance is evaluated based on earnings before interest and taxes. The following charts outline segment and geographic information for fiscal 2001:

(In thousands)	2001
SEGMENT INFORMATION
Net Sales
Frozen Foods	$338,300
Condiments	168,494

Total	$506,794

Earnings (Loss) Before Interest, and Taxes
Frozen Foods	$(1,151)
Condiments	903
Unallocated Corporate Expenses	(8,835)

Total	$(9,083)

Depreciation and Amortization
Frozen Foods	$11,472
Condiments	8,336

Total	$19,808

Capital Expenditures
Frozen Foods	$3,403
Condiments	1,928

Total	$5,331

(In thousands)	2001
GEOGRAPHIC INFORMATION
Net Sales
United States	$488,469
Europe and Canada	18,325

Total	$506,794

Earnings (Loss) Before Interest, and Taxes
United States	$(11,611)
Europe and Canada	2,528

Total	$(9,083)

Transfers between segments and geographic areas are recorded at cost plus markup or at market. Identifiable assets are those assets, including goodwill, which are identified with the operations in each segment or geographic region. Contributions to earnings (loss) before interest and taxes from continuing operations include the impact of special items (see Note 6) as detailed below by segment.

(In thousands)	2001
SPECIAL ITEMS IMPACT BY SEGMENT
Frozen Foods	$20,840
Condiments	(83)
Unallocated Corporate Expenses	(633)

Total	$20,124

(In thousands)	2001
SPECIAL ITEMS IMPACT BY GEOGRAPHIC AREA
United States	$20,124
Europe and Canada	—

Total	$20,124

9.	Taxes on earnings

The following reports the provision for income tax as well as the effective income tax rates on continuing operations for fiscal 2001:

(In thousands)	2001
PROVISION FOR INCOME TAXES
Currently payable
Federal	$—
State	(556)
Non—U.S	1,050

494
Deferred
Federal	16,581
State	—
Non—U.S	—

16,581
Total income taxes (benefit)	17,075
Less income taxes (benefit) related to discontinued operations	291

Total provision (benefit) for income taxes from continuing operations	$16,784

Earnings (loss) before income taxes from continuing operations:
United States	(53,077)
Non—U.S	2,528

Total	$(50,549)

Earnings (loss) before income taxes from discontinued operations
United States	(4,047)
Non—U.S	(98,536)

Total	$(102,583)

2001
EFFECTIVE INCOME TAX RATES ON CONTINUING OPERATIONS
Federal statutory income tax rate	35.0%
State income taxes (net of federal benefit)	1.1%
Tax effect resulting from other international activities	–0.4%
Writeoff of net deferred tax asset	–90.6%
Other	–0.3%

Effective income tax rate, excluding special items	–55.2%

Effective income tax rate, including special items	–33.2%

As of July 30, 2000, there were available federal net operating loss carryforwards of approximately $77 million in the United States of which $24 million, $2 million and $51 million would expire in 2018, 2019 and 2020, respectively. Included in the July 30, 2000 Consolidated Balance Sheet was a deferred tax asset of $16.6 million. This asset related to the federal net operating loss carryforwards. Realization of this deferred tax asset would require approximately $50 million of future taxable income in the U.S. At July 30, 2000, it was unlikely that on—going operations would be sufficient to generate such future taxable income. However, as management was in a strategic review process which was likely to result in the sale of the Company in whole or in parts, management believed such a sale would result in a taxable gain in excess of $50 million.

Based upon the status of VFI’s strategic review process at the end of the first quarter of fiscal 2001, it was believed that the net proceeds to be realized upon the sale of VFI in whole or in part would not result in a taxable gain of the magnitude necessary to realize the net book value of the U.S. deferred tax asset on the July 30, 2000 Consolidated Balance Sheet. Accordingly, a valuation allowance of $16.6 million was recorded in the first quarter fiscal 2001 to reduce the net carrying value of the deferred tax asset to zero. Also, no tax benefit was provided for the fiscal 2001 operating losses in the U.S.

10.	Pension plans and retirement benefits

Pension Plans. Substantially all U.S. employees participated in Vlasic sponsored noncontributory defined benefit pension plans. Prior to the spin—off from Campbell in 1998, the participants in the plans were included in plans with similar benefits sponsored by Campbell. Under an agreement with Campbell, VFI assumed pension liabilities related to the active Vlasic participants, but not to pre—spin retirees from the Vlasic businesses. Campbell transferred certain trust assets from its funded plans to our plans based upon actuarial determinations consistent with regulatory requirements. Benefits are generally based on years of service and employees’ compensation during the last years of employment. All plans are funded and contributions are made in amounts not less than minimum statutory funding requirements nor more than the maximum amount that can be deducted for U.S. income tax purposes.

Retiree Benefits. The Company provides postretirement benefits, including health care and life insurance, to most U.S. employees retiring after the spin—off, and their dependents. Employees who have 10 years of service after the age of 45 and retire are eligible to participate in the postretirement benefit plans. Obligations related to non—U.S. postretirement benefit plans were not significant since these benefits are generally provided through government—sponsored plans.

In accordance with the agreement with Campbell, the pension trust assets transferred to VFI were equal to the projected benefit obligation at March 30, 1998, the date of the spin—off, plus or minus investment performance from March 30, 1998 to the actual date of transfer. Due to changes in estimates of the projected benefit obligation at the date of the spin—off as a result of the finalization in August 2000, the estimated assets transferred changed. This change in estimate is not indicative of any change in the value of the underlying assets or the investment performance of such assets.

The following outlines the components of net periodic benefit costs for the fiscal 2001:

(In thousands)	Pension Benefits 2001	Other Postretirement Benefits 2001
Service cost	$2,642	$2,373
Interest cost	4,685	2,299
Expected return on assets	(6,307)	—
Amortization of:
Actuarial (gain) loss	(199)	(2)
Prior service cost	125	—
Transition obligation	(48)	—

Total net periodic benefit cost	$898	$4,670

Weighted average assumptions as of August 1 Discount rate	7.75%	7.75%
Expected return on plan assets	9.75%	—
Rate of compensation increase	4.25%	4.25%
Healthcare cost trend on covered charges	—	5.00%

Savings Plans. U.S. employees participated in VFI’s savings plans. After one year of continuous service, VFI matched 50% of employee contributions up to five percent of compensation. Employer contributions relating to these savings plans were $816 in fiscal 2001.

11.	Stock options and restricted stock

The Parent accounted for the stock option grants and restricted stock awards in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. Accordingly, no compensation expense was recognized in the Statement of Operations because options were granted at a price not less than the fair value of the shares on the date of the grant. In fiscal 1997, the Parent adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock—Based Compensation.”

Had the compensation cost for the stock option plan been determined based on the fair value at the grant dates for awards under the plan, consistent with the alternative method set forth under SFAS 123, the net loss would have been changed to the pro forma (for the purpose of applying SFAS 123) amounts set forth below for the period from July 31, 2000 through May 22, 2001:

(In thousands)	2001
Reported net loss	$(170,207)
Pro forma (for the purpose of applying SFAS 123) net loss	$(174,490)

The fair value of each option grant was estimated on the date of the grant using the Black—Scholes option—pricing model. There were no grants in fiscal 2001. Proforma compensation expense for fiscal 2001 included amounts recognized during the vesting period for grants made in previous years.

12.	Related party transactions

VFI sold to Campbell frozen foodservice finished products from its frozen foods segment. VFI also purchased from Campbell retail frozen food finished products in Canada. These transactions were at negotiated prices. Included in the Consolidated Statement of Operations are sales to Campbell from the frozen foods segment of $53,253 in 2001. Included in Costs of products sold are purchases from Campbell of $8,200 in fiscal 2001.

At the time of the spin—off from Campbell in 1998, VFI entered into a multi—year agreement with Campbell for the continued production of frozen foodservice products in the United States by us as well as a one—year agreement for the production of frozen retail products in Canada by Campbell. Campbell continues to produce frozen retail products for VFI’s Canadian business. On December 1, 2000, the frozen U.S. foodservice contract copacking agreement with Campbell was modified and extended through September 30, 2001. As a result of the revised contract, the carrying value of one of VFI’s buildings in the Omaha frozen food plant was reduced to fair value based upon estimated selling values less costs to sell. This asset impairment amounted to $21 million.

13.	Other expense (income)

Other expense (income) on the Consolidated Statement of Operations consists of the following for the period from July 31, 2000 though May 22, 2001:

(In thousands)	2001
Amortization of intangible and other assets	$1,450
Insurance recoveries for boiler explosion	(485)
Transition services fee related to mushroom divestiture	(840)
Write off of receivables from Money’s Mushrooms	426
Deferred compensation settlement	(3,278)
Other, net	(30)

Total	$(2,757)

Expenses of $2,939 were incurred associated with a boiler explosion at one of VFI’s frozen foods facilities in fiscal 2000. In fiscal 2000, insurance proceeds of $1,800 were received and in fiscal 2001, an additional $485 insurance proceeds were received. No further recoveries are expected.

The credit related to the deferred compensation settlement resulted from a settlement in amounts less than originally estimated. VFI settled this obligation in November 2000.

14.	Interest expense

Interest expense on the Statement of Operations consists of the following for the period from July 31, 2000 though May 22, 2001:

(In thousands)	2001
Interest expense	$42,234
Less: Interest capitalized	71

Total	$42,163

15.	Debt

In fiscal 1999, VFI issued senior subordinated notes with an aggregate principal amount of $200 million at an issue price of 98.472%. Interest on the notes accrued at the rate of 10 1/4% per annum and was payable semi—annually in arrears on January 1 and July 1 of each year, commencing on January 1, 2000. VFI did not make the interest payment that was due on January 2, 2001.

VFI’s amended senior credit facility consisted of (1) a senior secured term loan in a principal amount of $100 million and (2) senior secured revolving credit commitments providing for revolving loans, initially in the aggregate amount of up to $223.5 million.

On June 28, 2000, VFI executed an amendment of the senior credit facility waiver (discussed below). The amendment provided for usage of up to $35 million of borrowings under the facility for the working capital purposes subject to being in compliance with tests related to the cash budget. The amendment provided for the funding of the $35 million availability to be made 50% by the bank senior credit facility syndicate and 50% by participation of certain descendants of Dr. John T. Dorrance (Dorrance Family Participants). The Dorrance Family Participants provided funding to VFI through participation in the senior credit facility bank syndicate by providing $1 of funding for each $1 supplied by the bank syndicate up to a maximum participation of $17.5 million. The Dorrance Family Participants would receive a one—time fee of $350,000, interest of 2% per annum over that otherwise payable under the terms of the senior credit facility, and a fee equal to 5% of the total outstanding shares multiplied by the excess of the closing price of Vlasic common stock (on any date of their choice) over $1.94 per share. VFI believes that the terms of the transaction discussed above between VFI and the Dorrance Family Participants, are similar to those that would have been obtained in like transactions with others considering the nature of the transactions and the availability of comparable funding.

The waiver was necessary due to VFI’s failure to comply with certain financial ratio covenants under its senior credit facility. The waiver required the payment of a fee, an increase in interest rates, delivery of and compliance with a cash budget and also established minimum sales, minimum net worth, and revised capital expenditure limits. The waiver also required that an escrow deposit to pay the January 2, 2001 interest payment of $10.25 million on the senior subordinated notes (“January Interest Payment”) be established by December 28, 2000. However, VFI breached the provision of the waiver relating to the funding of the January Interest Payment. On January 29, 2001 VFI’s filing for reorganization resulted in an event of default under its senior credit facility and its senior subordinated notes, in which case all such debt was immediately due and payable.

The senior credit facility was collaterized by liens on substantially all of VFI’s assets. Pursuant to an order of the Bankruptcy Court, on June 7, 2001 VFI used $323.6 million, including the proceeds from the sale of the North American Business, to repay amounts outstanding under its senior secured credit facility. After paying administrative and other priority claims, the remaining proceeds from the liquidation of estate assets will be distributed pursuant to VFI’s Chapter 11 bankruptcy plan when filed and approved.

The Parent filed its Chapter 11 bankruptcy plan with the United States Bankruptcy Court in Wilmington, Delaware in June 2001. As proceeds from the aforementioned asset sales were not sufficient to pay creditors in full, the Chapter 11 bankruptcy plan did not provide for any distributions to holders of the Parent’s common stock.

The senior subordinated notes were unsecured. Therefore, the accrual of interest ceased effective January 29, 2001, the date of the Parent’s filing for reorganization relief, as payment of any postpetition interest on such debt is not considered probable. Interest expense reported in the Consolidated Statement of Operation for the forty—two weeks ended May 22, 2001 would have been approximately $6.4 million higher if VFI recorded the interest on the senior subordinated notes.

Deferred financing costs were incurred in prior years by VFI in connection with its senior subordinated notes and senior credit facility. Amortization was $2,018 in the first two quarters of fiscal 2001 prior to the bankruptcy filing. As these notes have become an allowed claim at their total face value pursuant to the bankruptcy proceedings, it was necessary to record an adjustment to remove the unamortized debt discount, thereby valuing such debt at its total face amount. Additionally, all previously capitalized debt issuance costs related to such notes and the secured credit facility were written off as a reorganization charge of $9,484.

16.	Financial instruments

VFI utilized derivative instruments to enhance its ability to manage risks, including interest rate and foreign currency. VFI did not enter into contracts for speculative purposes, nor was it a party to any leveraged derivative instrument. The use of derivative instruments was monitored through regular communication with senior management and the utilization of written guidelines.

VFI relied primarily on bank and public bond market borrowings to meet its funding requirements. VFI utilized interest rate swap agreements to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. The amounts paid or received on hedges related to debt are recognized as an adjustment to interest expense.

VFI utilized irrevocable standby letters of credit with one—year renewable terms to satisfy workers’ compensation self—insurance security deposit requirements. In August 2000, VFI was required to collaterize a standby letter of credit in the amount of $2,900.

VFI also utilized foreign currency exchange contracts, including swap and forward contracts, to hedge existing foreign currency exposures. Foreign exchange gains and losses on derivative instruments are recognized and offset foreign exchange gains and losses on the underlying exposures.

VFI was exposed to credit loss in the event of non—performance by the counterparties in swap and forward contracts. VFI minimized its credit risk on these transactions by only dealing with leading, credit—worthy financial institutions having long—term credit ratings of “A” or better and, therefore, did not anticipate non—performance.

17.	Statement of cash flows

(In thousands)	2001
Interest paid	$33,528
Interest received	$1,453
Income taxes paid	$262

Report of Independent Auditors

To the Board of Directors and Stockholders of

Pinnacle Foods Group Inc.

We have audited the accompanying consolidated balance sheets of Aurora Foods Inc. and its subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income, stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aurora Foods Inc. and its subsidiary at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company has restated its December 31, 2003, 2002 and 2001 financial statements.

As discussed in Notes 1 and 27 to the consolidated financial statements, the Company filed a reorganization plan on December 8, 2003 with the U.S. Bankruptcy Court for the District of Delaware under the provisions of Chapter 11 of the Bankruptcy Code. The Company’s amended plan of reorganization was substantially consummated on March 19, 2004 and the Company emerged from bankruptcy and merged with Pinnacle Foods Holding Corporation as described in the aforementioned notes, with the combined company being renamed Pinnacle Foods Group Inc.

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for goodwill and other intangible assets as of January 1, 2002.

PricewaterhouseCoopers LLP

St. Louis, Missouri

July 8, 2004 except for the 2003 restatement described

in Note 2, as to which the date is December 20, 2004.

Aurora Foods Inc.

(Debtor—in—Possession)

consolidated balance sheets

	December 31,
(Dollars in thousands except per share amounts)	2003 (As restated – See Note 2)	2002 (As restated See Note 2)
Assets
Current assets:
Cash and cash equivalents	$38,175	$12,904
Accounts receivable, net of allowance of $1,608 and $412, respectively	47,718	34,944
Inventories	67,647	94,680
Prepaid expenses and other assets	6,828	2,984

Total current assets	160,368	145,512
Property, plant and equipment, net	157,538	171,570
Goodwill	320,872	559,684
Other intangible assets, net	335,439	344,186
Other assets	10,420	30,470

Total assets	$984,637	$1,251,422

Liabilities and stockholders’ deficit
Liabilities not subject to compromise:
Current liabilities—
Current maturities of long term debt	$661,701	$43,259
Debt from related parties	22,592	—
Accounts payable	28,097	45,596
Accumulated preferred dividends payable	—	2,939
Accrued liabilities	95,554	60,408

Total current liabilities	807,944	152,202
Deferred tax liabilities	59,798	94,491
Other liabilities	972	15,421
Long term debt	—	1,021,429
Long term debt from related parties	—	21,951

Total liabilities not subject to compromise	868,714	1,305,494
Liabilities subject to compromise	438,553	—

Total liabilities	1,307,267	1,305,494

Commitments and contingent liabilities
Stockholders’ deficit:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; 3,300,835 and 3,750,000 shares, Series A Convertible Cumulative, issued and outstanding, respectively, with a liquidation preference value of $16,992 and $17,939, respectively	33	37
Common stock, $0.01 par value; 250,000,000 shares authorized; 77,859,385 and 77,155,622 shares issued, respectively	779	772
Paid—in capital	680,982	681,834
Accumulated other comprehensive loss	—	(56)
Accumulated deficit	(1,004,424)	(736,659)

Total stockholders’ deficit	(322,630)	(54,072)

Total liabilities and stockholders’ deficit	$984,637	$1,251,422

See accompanying notes to consolidated financial statements.

Aurora Foods Inc.

(Debtor—in—Possession)

consolidated statements of operations

	Year ended December 31,
(In thousands, except per share amounts)	2003 (As restated — See Note 2)	2002 (As restated — See Note 2)	2001 (As restated — See Note 2)
Net sales	$714,107	$756,352	$826,359
Cost of goods sold	(439,187)	(494,443)	(494,698)

Gross profit	274,920	261,909	331,661

Brokerage, distribution and marketing expenses: Brokerage and distribution	(95,027)	(101,533)	(101,957)
Consumer marketing	(12,818)	(25,709)	(37,213)

Total brokerage, distribution and marketing expenses	(107,845)	(127,242)	(139,170)
Amortization of intangibles	(12,544)	(10,348)	(44,670)
Selling, general and administrative expenses	(54,795)	(58,991)	(58,035)
Administrative restructuring, retention and divestiture costs	(7,913)	—	—
Financial restructuring costs	(16,754)	—	—
Goodwill impairment charges	(238,812)	(64,669)
Tradename impairment charges	—	(2,422)	—
Plant closure and asset impairment charges	3,037	(53,225)	—
Other financial, legal, accounting and consolidation items	—	—	3,066

Total operating expenses	(435,626)	(316,897)	(238,809)

Operating income (loss)	(160,706)	(54,988)	92,852
Interest and financing expenses:
Interest expense, net (Contractual interest of $94,356 in 2003)	(91,529)	(92,531)	(103,150)
Excess leverage fee	(35,110)	—	—
Adjustment of value of derivatives	(1,444)	(12,050)	(10,641)
Issuance of warrants	—	(1,779)	—
Amortization of discount, premium and financing costs	(4,726)	(7,667)	(3,468)

Total interest and financing expenses	(132,809)	(114,027)	(117,259)

Loss before reorganization items, income taxes and cumulative effect of change in accounting	(293,515)	(169,015)	(24,407)
Reorganization items:
Interest earned on cash accumulating from Chapter 11 proceeding	4	—	—
Professional fees	(1,187)	—	—
Unamortized premium and financing costs on compromised debt	(9,156)	—	—

Total reorganization items	(10,339)	—	—

Loss before income taxes and cumulative effect of change in accounting	(303,854)	(169,015)	(24,407)
Income tax benefit (expense)	36,089	(115,918)	(58,574)

Net loss before cumulative effect of change in accounting	(267,765)	(284,933)	(82,981)
Cumulative effect of change in accounting, net of tax of $21,466 in 2002	—	(228,150)	—

Net loss	(267,765)	(513,083)	(82,981)
Preferred dividends (Contractual dividends of $1,422 in 2003)	(1,335)	(1,353)	(1,253)

Net loss available to common stockholders	$(269,100)	$(514,436)	$(84,234)

Basic and diluted loss per share available to common stockholders before cumulative effect of change in accounting	$(3.48)	$(3.90)	$(1.16)
Cumulative effect of change in accounting	—	(3.10)	—

Basic and diluted loss per share available to common stockholders	$(3.48)	$(7.00)	$(1.16)

Weighted average number of shares outstanding	77,319	73,511	72,499

See accompanying notes to consolidated financial statements.

Aurora Foods Inc.

(Debtor—in—Possession)

consolidated statements of comprehensive income

	Years ended December 31,
	2003	2002	2001
(In thousands)	(As restated — See Note 2)	(As restated — See Note 2)	(As restated — See Note 2)
Net loss	$(267,765)	$(513,083)	$(82,981)
Other comprehensive income (loss):
Adoption of FAS133 for hedging activities, net of tax of $1,396	—	—	(2,277)
Losses deferred on qualifying cash flow hedges	—	(1,542)	(4,060)
Reclassification adjustment for cash flow hedging losses recognized in net loss	56	6,290	1,533

Total other comprehensive income (loss)	56	4,748	(4,804)

Total comprehensive loss	$(267,709)	$(508,335)	$(87,785)

See accompanying notes to consolidated financial statements.

Aurora Foods Inc.

(Debtor—in—Possession)

consolidated statements of changes in stockholders’ deficit

(In thousands)	Preferred Stock	Common Stock	Additional Paid—in Capital	Promissory Notes	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balance at December 31, 2000	$37	$741	$684,758	$(227)	$—	$(140,595)	$—	$544,714
Receipt of shares from former management	—	—	—	—	(15,653)	—	—	(15,653)
Distribution of shares to shareholder class	—	—	113	—	2,387	—	—	2,500
Employee stock purchases, restricted stock awards and stock options exercised	—	2	378	—	—	—	—	380
Cumulative preferred dividends	—	—	(1,253)	—	—	—	—	(1,253)
Payment on officer promissory notes	—	—	—	187	—	—	—	187
Net loss (as restated, See Note 2)	—	—	—	—	—	(82,981)	—	(82,981)
Adoption of FAS 133	—	—	—	—	—	—	(2,277)	(2,277)
Other comprehensive loss	—	—	—	—	—	—	(2,527)	(2,527)

Balance at December 31, 2001 (as restated—See Note 2)	37	743	683,996	(40)	(13,266)	(223,576)	(4,804)	443,090
Issuance of warrants	—	—	4,362	—	—	—	—	4,362
Employee stock purchases, restricted stock awards, stock options exercised and other	—	2	622	40	—	—	—	664
Distribution of shares to shareholder class	—	27	(5,793)	—	13,266	—	—	7,500
Cumulative preferred dividends	—	—	(1,353)	—	—	—	—	(1,353)
Net loss (as restated—See Note 2)	—	—	—	—	—	(513,083)	—	(513,083)
Other comprehensive gain	—	—	—	—	—	—	4,748	4,748

Balance at December 31, 2002 (as restated—See Note 2)	37	772	681,834	—	—	(736,659)	(56)	(54,072)
Conversion of preferred stock	(4)	7	483	—	—	—	—	486
Cumulative preferred dividends	—	—	(1,335)	—	—	—	—	(1,335)
Net loss	—	—	—	—	—	(267,765)	—	(267,765)
Other comprehensive gain	—	—	—	—	—	—	56	56

Balance at December 31, 2003 (as restated—See Note 2)	$33	$779	$680,982	$—	$—	$(1,004,424)	$—	$(322,630)

See accompanying notes to consolidated financial statements.

Aurora Foods Inc.

(Debtor—in—Possession)

consolidated statements of cash flows

	Years ended December 31,
	2003	2002	2001
(In thousands)	(As restated — See Note 2)	(As restated — See Note 2)	(As restated — See Note 2)
Cash flows from operating activities:
Net loss	$(267,765)	$(513,083)	$(82,981)
Cumulative effect of change in accounting, net of tax	—	228,150	—
Adjustments to reconcile net loss to cash from operating activities before reorganization items: Reorganization items, net	10,339	—	—
Depreciation	21,463	29,558	28,746
Amortization	17,270	18,324	47,905
Deferred income taxes	(36,089)	115,918	58,574
Issuance of warrants	—	1,779	—
Non—cash plant closure and asset impairment items	(2,368)	47,156	—
Excess leverage fee	35,110	—	—
Intangible asset impairment charges	238,812	67,091	—
Recognition of loss on derivatives	1,444	12,050	10,641
Receipt of shares from former management	—	—	(15,653)
Recognition of liability to shareholder class	—	—	10,000
Other, net	520	309	273
Change in operating assets and liabilities:
Accounts receivable	2,046	41,083	29,964
Accounts receivable sold	(14,835)	(18,467)	(5,263)
Inventories	27,033	5,527	4,759
Prepaid expenses and other assets	(752)	(5,183)	1,151
Accounts payable	(17,499)	(27,405)	22,878
Accrued liabilities	33,143	(11,116)	(15,356)
Other non—current liabilities	(6,709)	(7,558)	(6,356)

Net cash from operating activities before reorganization items	41,163	(15,867)	89,282
Net cash flow from reorganization items	(1,183)	—	—

Net cash from operating activities	39,980	(15,867)	89,282

Cash flows from investing activities:
Additions to property, plant and equipment	(7,571)	(20,161)	(20,113)
Additions to other non—current assets	(917)	(2,911)	(4,873)
Proceeds from sale of assets	2,073	4,190	66

Net cash from investing activities	(6,415)	(18,882)	(24,920)

Cash flows from financing activities:
Proceeds from (repayments to) senior secured revolving debt facility, net	13,400	25,900	(32,300)
Repayment of debt	(21,576)	(38,039)	(32,966)
Proceeds from senior secured financing	—	35,000	—
Proceeds from senior unsecured financing from related parties	—	24,250	—
Other	(118)	358	563

Net cash from financing activities	(8,294)	47,469	(64,703)

Change in cash and cash equivalents	25,271	12,720	(341)
Cash and cash equivalents, beginning of period	12,904	184	525

Cash and cash equivalents, end of period	$38,175	$12,904	$184

See accompanying notes to consolidated financial statements.

Aurora Foods Inc.

(Debtor—in—Possession)

notes to consolidated financial statements

Note 1—The Company

Operations

Aurora Foods Inc. (the “Company”) produces and markets branded food products that are sold across the United States. The Company groups its business in three operating segments: retail, foodservice and other distribution channels. Many of the Company’s brands are sold through each of the segments. The retail distribution segment includes all of the Company’s brands and products sold to customers who sell or distribute these products to consumers through supermarkets, grocery stores and normal grocery retail outlets. The foodservice segment includes both branded and non—branded products sold to customers such as restaurants, business/industry and schools. The other distribution channels segment includes sales of branded and private label products to club stores, the military, mass merchandisers, convenience, drug and chain stores, as well as exports from the United States.

The principal trademarks owned or licensed by the Company are Duncan Hines(R), Lender’s(R), Log Cabin(R), Mrs. Butterworth’s(R), Van de Kamp’s(R), Mrs. Paul’s(R), Aunt Jemima(R), Celeste(R), and Chef’s Choice(R).

The Company produces its Van de Kamp’s and Mrs. Paul’s frozen seafood products primarily at its Erie, Pennsylvania, and Jackson, Tennessee manufacturing facilities. The Company produces its Aunt Jemima frozen breakfast products at its Jackson, Tennessee and Erie, Pennsylvania facilities and its Celeste frozen pizza products at the Jackson, Tennessee facility. The Company produces its Lender’s frozen, refrigerated and fresh bagel products at its Mattoon, Illinois facility. The Company’s syrup products are primarily produced in the Company’s manufacturing and distribution facility in St. Elmo, Illinois. Duncan Hines cake mixes, brownie mixes, specialty mixes and frosting products and Chef’s Choice products are produced by contract manufacturers.

Financial restructuring

This section and the remaining sections of Note 1 should be read in conjunction with Note 27, “Subsequent Events”.

In July 2003, the Company announced that it was undertaking a comprehensive financial restructuring (the “Restructuring”), designed to reduce the Company’s outstanding indebtedness, strengthen its balance sheet and improve its liquidity. As part of the Restructuring, the Company entered into a stock purchase agreement whereby J.W. Childs Equity Partners, L.P. III (“JWC”), an affiliate of J.W. Childs Associates, L.P., agreed to make an investment of $200 million in exchange for 65.6% of the equity in the Company, subject to adjustment, which transaction would be effected through a pre—negotiated Chapter 11 reorganization case to commence during the second half of 2003 (the “Original Stock Purchase Agreement”). After entering into the Original Stock Purchase Agreement with the Company, JWC engaged in discussions with J.P. Morgan Partners LLC (“JPMP”) and CDM Investor Group LLC (“CDM”), which, in turn, were engaged in negotiations for the acquisition of Pinnacle Foods Holding Corporation (“Pinnacle”) from Hicks, Muse, Tate & Furst Inc. (“Hicks Muse”). At the same time, the Company engaged in negotiations with the prepetition lenders under the Fifth Amended and Restated Credit Agreement, dated as of November 1, 1999, as amended, supplemented, or otherwise modified from time to time (the “Senior Secured Debt Facility”), among the Company and the lenders listed therein (the “Prepetition Lenders”) and an informal committee (the “Noteholders’ Committee”) of holders of more than 50% of the Company’s (i) 9.875% Senior Subordinated Notes due 2007, (ii) 9.875% Series C Subordinated Notes due 2007 ((i) and (ii) collectively, the “1997 Notes”) and (iii) 8.75% Senior Subordinated Notes due 2008 (the “1998 Notes” collectively with the 1997 Notes, the “Sub Debt”) regarding the terms of the Restructuring.

At various times from July through September 2003, the Company, JPMP, JWC, the Steering Committee for the Prepetition Lenders and the Noteholders’ Committee had discussions and negotiations with respect to potential modifications to the Original Stock Purchase Agreement and the possibility of combining Pinnacle and the Company.

On October 14, 2003, the Company issued a press release announcing that it had revised its previously announced financial restructuring and had entered into a letter of intent (the “LOI”), dated October 13, 2003, with JPMP, JWC, an affiliate of CDM and the Noteholders’ Committee, under which the Company’s previous agreement with JWC would be amended to provide for a comprehensive restructuring transaction in which the Company would be combined with Pinnacle. The LOI, among other things, contemplated (i) a joint investment of $83.75 million by JPMP and JWC, together with the equity in Pinnacle, in exchange for approximately 49.3% of the equity of the reorganized company and (ii) an investment of $1.25 million by an affiliate of CDM in exchange for approximately 8.8% of the equity of the reorganized company. Under the terms of the LOI, the transaction would take place pursuant to a pre—negotiated reorganization plan of the Company under Chapter 11 of the Bankruptcy Code.

On November 25, 2003, the Company entered into an Agreement and Plan of Reorganization and Merger with Crunch Equity Holding, LLC, (“CEH LLC”), a limited liability company owned by JPMP, JWC and CDM and certain of their respective affiliates (the “New Equity Investors”), which was amended on January 8, 2004 (as amended, the “Merger Agreement”). CEH LLC was formed by the New Equity Investors for the purposes of making their respective investments in the Company and Pinnacle. The Merger Agreement contemplates the Restructuring pursuant to the Plan, which includes the following:

•	The Company’s Prepetition Lenders will be paid in full in cash in respect of principal and interest under the Senior Secured Debt Facility and, assuming the Senior Secured Debt Facility is paid in full in cash by March 31, 2004, the Prepetition Lenders will receive $15 million in cash in full satisfaction of certain leverage and asset sale fees under the Senior Secured Debt Facility.

•	The holders of the Company’s 12% senior unsecured notes due 2006 (the “Senior Unsecured Promissory Notes”) will be paid in full in cash, in respect of principal and interest, but will not receive approximately $1.9 million of unamortized original issue discount.

•	The holders of the Company’s Sub Debt will receive either (i) cash in the amount of approximately $0.462 for each dollar of their claim in respect of the principal and accrued interest on Sub Debt (the “Sub Debt Claims”), or (ii) (A) equity in CEH LLC (held indirectly through a trust), which, after taking into account dilution for certain equity allocations set forth in the agreement, will be valued at approximately $0.454 for each dollar of the Sub Debt Claims, subject to adjustment, plus (B) certain subscription rights. Upon consummation of the transaction, former holders of the Sub Debt Claims who elect or are deemed to have elected to receive equity and exercise their subscription rights in CEH LLC will indirectly own up to approximately 41.9% of the equity of the reorganized company, subject to adjustment.

•	Existing common and preferred stockholders will not receive any distributions and the outstanding shares of common and preferred stock will be cancelled.

•	All of the Company’s trade creditors will be paid in full.

•	All other claims against the Company will be unimpaired except for certain leases which will be rejected.

In July 2003, the Company also launched, with the support of its senior lenders, a vendor lien program under which the Company offered vendors and carriers of its goods the ability to obtain a junior lien on substantially all of the Company’s assets for shipments made to the Company on agreed terms. Approximately 145 vendors representing estimated annual Company purchases of $300 million joined the vendor lien program, which improved the cash flow of the Company by allowing it to pay the vendors under normal and customary trade terms. The vendor lien program was terminated in accordance with its terms and a majority of the vendors who participated have been paid in full. The remaining vendors will also be paid in full upon consummation of the Restructuring.

The Restructuring will trigger, at closing, additional amounts of bonus payment obligations, estimated at approximately $3.1 million pursuant to the change of control provisions of the Company’s incentive plans, as well as certain change—of—control, retention and severance obligations to employees terminated following the Restructuring. These additional costs are not accrued as of December 31, 2003.

The Restructuring is subject to a number of conditions, including confirmation of the Bankruptcy Plan referred to below and receipt of financing. Subject to the satisfaction of the remaining conditions, the Company expects to complete the Restructuring in the first quarter of 2004.

Petition for relief under Chapter 11

On December 8, 2003, the Company and its subsidiary, Sea Coast Foods, Inc. (together with the Company, the “Debtor”) filed a reorganization plan (the “Plan”) under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Under Chapter 11, certain claims against the Debtor in existence prior to the filing of the petitions for relief under the federal bankruptcy laws are expected to be impaired and are stayed while the Debtor continues business operations as debtor—in—possession. These claims are reflected in the December 31, 2003 balance sheet as “liabilities subject to compromise.” Additional claims may arise subsequent to the filing date resulting from rejection of executory contracts, including leases, and from the determination by the court (or agreement of the parties in interest) of allowed claims for contingencies and other disputed amounts. Claims secured against the Debtor’s assets (secured claims) are also stayed, although the holders of such claims received relief from the Bankruptcy Court to allow for the continued payment of interest on prepetition balances. Secured claims are collateralized by substantially all of the assets of the Company.

The Debtor received approval from the Bankruptcy Court to pay or otherwise honor certain of its prepetition obligations, including employee compensation, benefits and expense reimbursement amounts, certain prepetition customer obligations, obligations to vendors that joined the vendor lien program, prepetition sales, use and other taxes and to continue certain customer programs.

Certain liabilities of the Company, payment of which is stayed pending effectiveness of the Plan submitted on February 17, 2004, for consideration by the Bankruptcy Court, have been classified as liabilities subject to compromise in the accompanying December 31, 2003 consolidated balance sheet. Liabilities subject to compromise at December 31, 2003, are as follows (in thousands):

Liabilities subject to compromise:
Accumulated preferred dividends payable	$3,789
Accrued interest	33,039
Senior Subordinated Notes	400,000
Capitalized lease obligation	1,725

$438,553

The Plan contemplates that neither preferred dividends nor accrued interest on the Senior Subordinated Notes will be paid in cash upon consummation of the reorganization. Holders of the Senior Subordinated Notes will receive cash or equity of the Reorganized Company pursuant to the Plan as previously noted. The lease that is the subject of the capitalized lease obligation will be rejected under the Plan.

Pursuant to American Institute of Certified Public Accountants Statement of Position 90—7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code (“SOP 90—7”), as of the filing date, the Company wrote off as reorganization items its deferred financing costs and premiums associated with the Sub Debt totaling $9.2 million. Reorganization items also include professional fees from the bankruptcy filing date to December 31, 2003 of $1.2 million, net of an immaterial amount of interest earned on cash accumulated during the Chapter 11 proceeding. In addition, the Company incurred and expensed in financial restructuring costs on the Consolidated Statement of Operations approximately $16.8 million of professional fees before the bankruptcy filing. In addition, the Company discontinued recording preferred stock dividends and certain interest expense after December 8, 2003.

On January 9, 2004, the Company filed its amended Plan and disclosure statement with the Bankruptcy Court, which was submitted to creditors entitled to vote on the Plan. Following approval by those creditors and after hearing and overruling objections to the Plan, on February 20, 2004 the Bankruptcy Court entered a confirmation order approving the Company’s Plan. One of the prepetition lenders has appealed its overruled objection, however the completion of the Restructuring has not been stayed and the appeal will be heard by the United States District Court for the District of Delaware at a future date to be determined. In addition, one of the lenders commenced an adversary proceeding relating to its objection to confirmation. The Bankruptcy Court granted summary judgment in favor of the Debtor in this adversary proceeding and such lender has also appealed from that order.

The Plan as confirmed by the Bankruptcy Court on February 20, 2004 will require the Company to implement the “fresh start” accounting provisions of SOP 90—7 upon the effective date of emergence from bankruptcy. SOP 90—7 will require the Company to establish a fair value for the carrying values of the assets and liabilities of the Reorganized Company. The application of “fresh start” accounting to the Company’s consolidated financial statements is expected to result in material changes in the amounts and classifications of certain of the Company’s assets; however, the potential impact cannot be determined at this time.

Liquidity

The Company remains highly leveraged, however, certain of its prepetition obligations have been stayed as a result of the bankruptcy petition filed on December 8, 2003. At December 31, 2003, the Company has outstanding approximately $1.09 billion in aggregate principal amount of indebtedness for borrowed money only a portion of which will be required to be repaid in cash by the Company under the terms of the Plan. The degree to which the Company is leveraged has resulted in significant cash interest expense and principal repayment obligations and such interest expense may increase with respect to its senior secured credit facility based upon changes in prevailing interest rates. This leverage has and may, among other things, affect the ability of the Company to obtain additional financing, or adjust to changing market conditions.

Based on the Company’s plans, management believes that cash generated from operations as well as cash available under its $50 million debtor—in—possession credit agreement will be adequate in 2004 to fund its operating and capital expenditure requirements and its debt service obligations during the expected pendency of the bankruptcy proceedings. The Company’s ability to access its available liquidity under the debtor—in—possession credit facility is dependent on the Company’s continued compliance with the covenants in the debtor—in— possession credit agreement. As of March 18, 2004, the Company has approximately $49 million of cash and has not borrowed any amounts under the debtor—in—possession credit agreement.

Note 2—Restatements of consolidated financial results

2003 Restatement

As described in Note 8, the Company’s bankruptcy proceedings caused a triggering event as defined by FAS 142, requiring the Company to perform an interim impairment test of goodwill and other indefinite—lived intangible assets. Subsequent to the issuance of the Company’s December 31, 2003 financial statements, management determined that the Company’s goodwill impairment charge related to the Lender’s, frozen breakfast and baking mixes and frostings reporting units was misstated due to errors in the independent valuation utilized in calculating the charge. Correction of the error resulted in additional pre—tax impairment charges of $18.3 million (net of tax, $10.2 million). The net impact of the restatement on reported operating results for the year ended December 31, 2003, was to increase the Company’s operating loss and net loss by $18.3 million and $10.2 million, respectively. The footnotes to the 2003 consolidated financial statements have also been restated as indicated.

The following table sets forth the consolidated balance sheet for the Company, showing previously reported and restated amounts, as of December 31, 2003 (in thousands):

	December 31, 2003
	As previously reported	As restated
ASSETS
Current assets:
Cash and cash equivalents	$38,175	$38,175
Accounts receivable, net	47,718	47,718
Inventories	67,647	67,647
Prepaid expenses and other assets	6,828	6,828

Total current assets	160,368	160,368
Property, plant and equipment, net	157,538	157,538
Goodwill	339,171	320,872
Other intangible assets, net	335,439	335,439
Other assets	10,420	10,420

Total assets	$1,002,936	$984,637

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of long term debt	$661,701	$661,701
Debt from related parties	22,592	22,592
Accounts payable	28,097	28,097
Accrued liabilities	95,554	95,554

Total current liabilities	807,944	807,944
Deferred tax liabilities	67,935	59,798
Other liabilities	972	972

Total liabilities not subject to compromise	876,851	868,714
Liabilities subject to compromise	438,553	438,553

Total liabilities	1,315,404	1,307,267

Stockholders’ equity (deficit):
Preferred stock	33	33
Common stock	779	779
Paid—in capital	680,982	680,982
Accumulated deficit	(994,262)	(1,004,424)

Total stockholders’ equity (deficit)	(312,468)	(322,630)

Total liabilities and stockholders’ equity (deficit)	$1,002,936	$984,637

The following table sets forth the consolidated statements of operations for the Company, showing previously reported and restated amount for the year ended December 31, 2003 (in thousands):

	December 31, 2003
	As previously reported	As restated
Net sales	$714,107	$714,107
Cost of goods sold	(439,187)	(439,187)

Gross profit	274,920	274,920

Brokerage, distribution and marketing expenses:
Brokerage and distribution	(95,027)	(95,027)
Consumer marketing	(12,818)	(12,818)

Total brokerage, distribution and marketing expenses	(107,845)	(107,845)
Amortization of intangibles	(12,544)	(12,544)
Selling, general and administrative expenses	(54,795)	(54,795)
Administrative restructuring, retention and divestiture costs	(7,913)	(7,913)
Financial restructuring costs	(16,754)	(16,754)
Goodwill impairment charges	(220,513)	(238,812)
Plant closure and asset impairment charges	3,037	3,037

Total operating expenses	(417,327)	(435,626)

Operating income (loss)	(142,407)	(160,706)
Interest and financing expenses:
Interest expense, net (Contractual interest of $94,356 in 2003)	(91,529)	(91,529)
Excess leverage fee	(35,110)	(35,110)
Adjustment of value of derivatives	(1,444)	(1,444)
Amortization of discount, premium and financing costs	(4,726)	(4,726)

Total interest and financing expenses	(132,809)	(132,809)

Loss before reorganization items and income taxes	(275,216)	(293,515)
Reorganization items:
Interest earned on cash accumulating from Chapter 11 proceeding	4	4
Professional fees	(1,187)	(1,187)
Unamortized premium and financing costs on compromised debt	(9,156)	(9,156)

Total reorganization items	(10,339)	(10,339)

Loss before income taxes	(285,555)	(303,854)
Income tax benefit (expense)	27,952	36,089

Net loss	(257,603)	(267,765)
Preferred dividends (Contractual dividends of $1,422 in 2003)	(1,335)	(1,335)

Net loss available to common stockholders	$(258,938)	$(269,100)

Basic and diluted loss per share available to common stockholders before cumulative effect of change in accounting	$(3.35)	$(3.48)
Cumulative effect of change in accounting	—	—

Basic and diluted loss per share available to common stockholders	$(3.35)	$(3.48)

Weighted average number of shares outstanding	77,319	77,319

In addition to adjusting its income tax benefit and associated deferred tax balances for the aforementioned FAS 142 restatement, the Company adjusted the composition of its gross deferred tax asset and its valuation allowance to properly reflect the deferred taxes associated with the Company’s goodwill and intangible assets and its net operating loss carryforwards. These adjustments increased the deferred tax assets associated with goodwill and intangibles by $4.9 million, net operating loss carryforwards by $13.8 million and the offsetting valuation allowance by $18.7 million. These adjustments are reflected in Note 17—Income Taxes.

2002 Restatement

The Company reevaluated its deferred tax accounting in August 2003, and determined that its valuation allowance for net deferred tax assets, which had been recorded by the Company at December 31, 2002, should have been recorded at December 31, 2001, and that the Company should have provided for ongoing deferred tax liabilities subsequent to January 1, 2002 (the effective date of the adoption of FAS 142) for certain of the differences between the book and tax amortization of the Company’s goodwill and indefinite lived intangibles as defined by FAS 142. The impact of the adjustments for the year ended December 31, 2001, was to increase income tax expense and net loss by $65.4 million. For the year ended December 31, 2002, the impact was to decrease tax expense by $30.9 million, increase the expense recorded for the cumulative effect of the change in accounting principle by $60.8 million, all of which increased the net loss by $29.9 million. These adjustments do not affect previously recorded net sales, operating income (loss) or past or expected future cash tax obligations. While provision for this deferred tax liability is required by existing accounting literature, these potential taxes may only become payable in the event that the Company sells a brand at some future date for an amount in excess of both the tax basis of the brand at that time and the unexpired and unused net operating tax loss carryforwards (NOL). At December 31, 2003, the Company’s NOL was approximately $741 million and expires at various times through the year 2023, primarily after 2017. This balance does not reflect any potential future limitations on utilization of the NOL resulting from transactions currently being contemplated by the Company, as described in Note 1—Financial Restructuring, nor any tax planning techniques available to the Company.

The following table sets forth the consolidated balance sheet for the Company, showing previously reported and restated amounts, as of December 31, 2002:

	December 31, 2002
(In thousands)	As previously reported	As restated
Assets
Current assets:
Cash and cash equivalents	$12,904	$12,904
Accounts receivable, net	34,944	34,944
Inventories	94,680	94,680
Prepaid expenses and other assets	2,984	2,984
Current deferred tax assets	—	—

Total current assets	145,512	145,512
Property, plant and equipment, net	171,570	171,570
Deferred tax assets	—	—
Goodwill and other intangible assets, net	903,870	903,870
Other assets	30,470	30,470

Total assets	$1,251,422	$1,251,422

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Current maturities of long term debt	$43,259	$43,259
Accounts payable	45,596	45,596
Accumulated preferred dividends payable	2,939	2,939
Accrued liabilities	60,408	60,408

Total current liabilities	152,202	152,202
Deferred tax liabilities	—	94,491
Other liabilities	15,421	15,421
Long term debt	1,021,429	1,021,429
Long term debt from related parties	21,951	21,951

Total liabilities	1,211,003	1,305,494
Stockholders’ equity (deficit):
Preferred stock	37	37
Common stock	772	772
Paid—in capital	684,773	681,834
Treasury stock	—	—
Accumulated other comprehensive loss	(900)	(56)
Promissory notes	—	—
Accumulated deficit	(644,263)	(736,659)

Total stockholders’ equity (deficit)	40,419	(54,072)

Total liabilities and stockholders’ equity (deficit )	$1,251,422	$1,251,422

The following table sets forth the consolidated statements of operations for the Company, showing previously reported and restated amount for the years ended December 31, 2002 and 2001:

	December 31, 2002		December 31, 2001
(In thousands)	As previously reported	As restated	As previously reported	As restated
Loss before income taxes and cumulative effect of change in accounting	$(169,015)	$(169,015)	$(24,407)	$(24,407)
Income tax (expense) benefit	(146,756)	(115,918)	6,828	(58,574)

Net loss before cumulative effect of change in accounting	(315,771)	(284,933)	(17,579)	(82,981)
Cumulative effect of change in accounting, net of tax of $82,237, $21,466 (as restated), $0 and $0, respectively	(167,379)	(228,150)	—	—

Net loss	(483,150)	(513,083)	(17,579)	(82,981)
Preferred dividends	(1,353)	(1,353)	(1,253)	(1,253)

Net loss available to common stockholders	$(484,503)	$(514,436)	$(18,832)	$(84,234)

Basic and diluted loss per share available to common stockholders before cumulative effect of change in accounting	$(4.31)	$(3.90)	$(0.26)	$(1.16)
Cumulative effect of change in accounting	(2.28)	(3.10)	—	—

Basic and diluted loss per share available to common stockholders	$(6.59)	$(7.00)	$(0.26)	$(1.16)

Note 3—Significant accounting policies and change in accounting principles

The policies utilized by the Company in the preparation of the consolidated financial statements conform to generally accepted accounting principles and require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual amounts could differ from these estimates and assumptions. The Company uses the accrual basis of accounting in the preparation of its financial statements. Certain prior year amounts have been reclassified to conform with the current year’s presentation.

Since the Chapter 11 bankruptcy filing, the Company has applied the provisions of SOP 90—7, which does not significantly change the application of generally accepted accounting principles; however, it does require that the financial statements for the periods including and subsequent to the bankruptcy filing distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business and to classify any liabilities subject to compromise separately on the balance sheet.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly—owned subsidiary. All intercompany transactions are eliminated.

Accounting changes and reclassifications

Effective January 1, 2003, the Company classified cash discounts taken by customers for prompt payment as a reduction of net sales, rather than brokerage and distribution expense. Net sales for 2002 and 2001 were reduced by approximately $15.5 million and $15.8 million, respectively, as a result of this reclassification.

Effective January 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards No. 133 (“FAS 133”), Accounting for Derivative Instruments and Hedging Activities, and recorded a cumulative adjustment from adoption, net of tax, of $2.3 million in Other Comprehensive Loss. See Note 17.

Effective January 1, 2002, the Company adopted the consensus reached in Emerging Issues Task Force 00—25 and 01—09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), which required that certain items which had been classified as trade promotions expense in prior years be reclassified as reductions of net sales. Adoption of the consensus had no impact on cash flow or the reported amounts of operating income for any period. Following this change, all payments made by the Company to direct and indirect customers to promote and facilitate the sale of the Company’s products are reflected as reductions of net sales. Prior year amounts in the accompanying statement of operations have been reclassified to conform with this new presentation. Net sales for 2001 were reduced by approximately $194.0 million as a result of the adoption of this standard.

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 (“FAS 142”), Goodwill and Other Intangible Assets. FAS 142 generally requires that (1) recorded amounts of goodwill no longer be amortized, on a prospective basis, (2) the amount of goodwill recorded on the balance sheet of the Company be evaluated annually for impairment using a two—step method, (3) other identifiable intangible assets be categorized as to whether they have indefinite or finite lives, (4) intangibles having indefinite lives no longer be amortized on a prospective basis, and (5) the amount of intangibles having indefinite lives on the balance sheet of the Company be evaluated at least annually for impairment using a one—step method.

During the first quarter of 2002, the Company determined that all identifiable intangibles have definite lives with the exception of all of the Company’s tradenames. Amortization of the tradenames ceased January 1, 2002 and the carrying values were tested for impairment as of that date using a one—step test comparing the fair value of the asset to its net carrying value. The Company determined the fair value of the tradenames based on valuations performed by outside parties using the excess earnings approach. The fair value of all tradenames exceeded their net carrying value except for the Lender’s and Celeste tradenames. The net carrying value for these two tradenames was in excess of their fair value by $155.6 million, which was recorded, net of tax of $12.0 million, as a cumulative effect of a change in accounting principle.

The two—step method used to evaluate recorded amounts of goodwill for possible impairment involves comparing the total fair value of each reporting unit, as defined, to the recorded book value of the reporting unit. If the book value of the reporting unit exceeds the fair value of the reporting unit, a second step is required. The second step involves comparing the fair value of the reporting unit less the fair value of all identifiable net assets that exist (the “residual”) to the book value of goodwill. Where the residual is less than the book value of goodwill for the reporting unit, an adjustment of the book value down to the residual is required.

Results of the first step of the Company’s impairment test of goodwill, completed during the second quarter of 2002, indicated goodwill impairment in two of the Company’s reporting units. Independent valuations using the excess earnings and market comparable approaches indicated the fair value of each reporting unit exceeded the book value for each reporting unit except for the Company’s seafood and Chef’s Choice businesses, primarily in the retail segment, due principally to changes in business conditions and performance relative to expectations at the time of acquisition. Based on the results of the first step, the Company recorded an estimated goodwill impairment charge, as of January 1, 2002, for the seafood and Chef’s Choice reporting units, in the consolidated statement of operations as a cumulative effect of a change in accounting principle.

The Company completed the second step of its goodwill impairment test for the seafood and Chef’s Choice reporting units during the fourth quarter of 2002. The results of the second step indicated that the book value of goodwill for the seafood and Chef’s Choice reporting units, as of January 1, 2002, exceeded the fair value of those two reporting units, less the fair value of all identifiable net assets, by $94.1 million. Consequently, the Company has recorded an additional charge in the consolidated statement of operations as a cumulative effect of a change in accounting principle. The final goodwill impairment charge of $94.1 million, net of tax of $9.5 million, has been recorded in the consolidated statement of operations as a cumulative effect of a change in accounting principle effective as of January 1, 2002.

The adoption of FAS 142 resulted in total impairment charges to goodwill and tradenames of $249.6 million, which has been recorded, net of tax of $21.5 million, as a cumulative effect of a change in accounting principle, effective as of January 1, 2002.

Effective January 1, 2002, with the adoption of FAS 142, the Company reclassified $1.6 million of other intangibles to goodwill to comply with new intangible asset classification guidelines in FAS 142.

The following schedule shows net loss and net loss per share adjusted to exclude the Company’s amortization expense related to goodwill and indefinite lived intangibles (net of tax effects) as if such amortization expense had been discontinued in 2001 (in thousands):

	Fiscal Year Ended December 31,
	2003 (As restated— See Note 2)	2002 (As restated— See Note 2)	2001 (As restated— See Note 2)
Reported net loss available to common stockholders before cumulative effect of change in accounting	$(269,100)	$(286,286)	$(84,234)
Add back: Goodwill amortization	—	—	20,074
Intangible amortization	—	—	13,265

Adjusted net loss available to common stockholders before cumulative effect of change in accounting	$(269,100)	$(286,286)	$(50,895)

Basic and diluted loss per share available to common stockholders: Reported net loss before cumulative effect of change in accounting	$(3.48)	$(3.90)	$(1.16)
Add back: Goodwill amortization	—	—	0.28
Intangible amortization	—	—	0.18

Adjusted net loss before cumulative effect of change in accounting	$(3.48)	$(3.90)	$(0.70)

Impact of new accounting pronouncements

In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“FAS 146”). FAS 146 addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities that were previously accounted for pursuant to the guidance that the Emerging Issues Task Force had set forth. The scope of FAS 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under terms of a one—time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. FAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company’s administrative restructuring, announced in the quarter ended June 30, 2003, has been recorded in accordance with FAS 146 (See Note 13).

In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and Interpretation of FASB Statements Nos. 5, 57 and 107 and recission of FASB Interpretation No. 34. FIN 45 requires: (1) the guarantor of debt to recognize a liability, at the inception of the guarantee, for the fair value of the obligation undertaken in issuing this guarantee, (2) indirect guarantees of debt to be recognized in the financial statements of the guarantor and (3) the guarantor to disclose the background and nature of the guarantee, the maximum potential amount to be paid under the guarantee, the carrying value of the liability associated with the guarantee and any recourse of the guarantor to recover amounts paid under the guarantee from third parties. FIN 45 rescinds all the provisions of FIN 34, Disclosure of Indirect Guarantees of Indebtedness of Others; as it has been incorporated into the provisions of FIN 45. The provisions of FIN 45 are effective for all guarantees issued or modified subsequent to December 31, 2002.

The disclosure requirements of FIN 45 are effective for the financial statements of interim and annual periods ending after December 15, 2002. The Company does not have any significant commitments within the scope of FIN 45, except as discussed in Note 21.

In May 2003, the FASB issued FAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. FAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. FAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of FAS 150 did not have an impact on the consolidated financial statements of the Company. The Restructuring contemplates that all currently outstanding preferred stock will be cancelled.

In December 2003, the SEC issued Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. SAB No. 104 revises or rescinds portions of interpretative guidance on revenue recognition. SAB No. 104 became effective immediately upon release and requires registrants to either restate prior periods or report a change in accounting principle. The adoption of SAB No. 104 did not impact the consolidated financial statements.

Cash and cash equivalents

The Company considers all highly liquid financial instruments with original maturities of three months or less to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market value and have been reduced by an estimated allowance for excess, obsolete and unsaleable inventories. The estimate is based on management’s review of inventories on hand and its age, compared to estimated future usage and sales. Cost is determined using the first—in first—out (FIFO) method. Inventories include the cost of raw materials, packaging, labor and manufacturing overhead, spare parts and distribution costs incurred prior to sale.

Property, plant and equipment

Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight—line method over the estimated useful lives of the individual assets ranging from two to thirty years. Costs that improve an asset or extend its useful life are capitalized, while repairs and maintenance costs are expensed as incurred. Depreciation expense for the years ended December 31, 2003, 2002 and 2001 was $21.5 million, $29.6 million and $28.7 million, respectively.

Depreciable lives for major classes of assets are as follows:

Computers	3—5 years
Furniture and fixtures	2—8 years
Machinery and equipment	3—15 years
Capital lease	5—10 years
Buildings and improvements	20—30 years

Goodwill and other intangible assets

Goodwill and other intangible assets include goodwill, tradenames and various identifiable intangible assets purchased by the Company and are accounted for in accordance with FAS 142. FAS 142 requires the cessation of amortization of goodwill and other indefinite—lived intangibles as of January 1, 2002. The Company performs annual impairment tests at December 31 for these assets as well as interim impairment tests in the event of certain triggering events. At the adoption of FAS 142 on January 1, 2002, the Company determined that, in addition to goodwill, the Company’s tradenames are also indefinite—lived assets. Prior to this determination, the Company had amortized its tradenames over 40 years. The remaining intangible assets consisting primarily of formulas and recipes, and customer lists are classified as finite—lived assets and are being amortized over their remaining useful life. Amortization of other intangible assets, excluding amortization of amounts included in other assets, charged against income for the years ended December 31, 2003 and 2002 was $8.7 million and $6.5 million, respectively. Amortization of goodwill and other intangible assets, excluding amortization of amounts included in other assets, charged against income for the year ended December 31, 2001 was $39.8 million.

Long—lived assets

The Company periodically assesses the net realizable value of its noncurrent assets and recognizes an impairment when the recorded value of these assets exceeds the undiscounted cash flows expected in future periods. Any such impairment is determined by comparing the estimated fair value with the recorded value. Such assessments in 2002 resulted in an adjustment to the value of fixed assets. See Note 14.

Other assets

Other assets consist of deferred loan acquisition costs, systems software, packaging design and plates, and other miscellaneous assets. Deferred loan acquisition costs are being amortized using the effective interest method over the terms of the respective debt, except that on December 8, 2003 such costs associated with the Sub Debt of $9.2 million were expensed as a reorganization item in the statement of operations. Software and packaging design costs are amortized over 5 years and 3 years, respectively, on a straight line basis. Aggregate amortization of deferred loan acquisition costs and other assets charged against income for the years ended December 31, 2003, 2002 and 2001 was $7.5 million, $7.7 million and $8.4 million, respectively.

Revenue recognition

Revenue is recognized upon shipment of product and transfer of title to customers. Sales, returns and allowances and amounts billed to customers for freight and handling are included in net sales. The costs of freight and handling are included in brokerage and distribution expense. Such amounts were $78.3 million, $82.4 million and $81.0 million 2003, 2002 and 2001, respectively.

Disclosure about fair value of financial instruments

The estimated fair market value of the Company’s senior secured debt, senior unsecured promissory notes, senior subordinated notes and bank loan at December 31, 2003, based on market prices, was $668.8 million, $22.7 million, $314.0 million and $7.7 million, respectively. The estimated fair market value of the Company’s senior secured debt, senior unsecured promissory notes and senior subordinated notes at December 31, 2002, based on market prices, was $565.9 million, $16.9 million and $200.0 million, respectively. See Note 10. The book value of the Company’s current assets and current liabilities approximates their fair value.

Derivative instruments

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and SFAS No. 138 (collectively the Statement), on January 1, 2001. As required by the Statement, the Company records all derivative instruments on the balance sheet at their fair value. Changes in the fair value of the derivative instruments are recorded in current earnings or deferred in other comprehensive income, depending on whether a derivative is designated as and is effective as a hedge and on the type of hedging transaction. See Note 16.

Concentration of credit risk

The Company sells its products to retail supermarkets and grocery stores, foodservice operators and other distribution channels. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and had no significant concentration of credit risk at December 31, 2003.

Significant customers

Sales to one of the Company’s customers and its affiliates were approximately 17%, 18% and 14% of net sales in 2003, 2002 and 2001, respectively.

Income taxes

Generally, no income tax benefits associated with the pretax losses have been recorded. The Company records deferred tax expense and liabilities for the differences between the book and tax bases of certain goodwill and indefinite lived intangibles. See Notes 2 and 17. The Company recorded a tax benefit in 2003 for a portion of the goodwill impairment, in addition to a valuation allowance related to any deferred tax assets.

Advertising expenses

Advertising expenses are included in consumer marketing and include the costs to produce, distribute and run print media, television and radio advertising for the Company’s products. Such costs are expensed during the calendar year when first used. Advertising expenses were minimal in 2003, and were approximately $9.2 million and $14.5 million in 2002 and 2001, respectively.

Trade promotion costs

Costs of trade promotions include the costs paid to retailers to promote the Company’s products and are recorded as a reduction of sales. Such costs include amounts paid to customers for space in retailers’ stores (“slotting fees”), amounts paid to incent retailers to offer temporary price reductions in the sale of the Company’s products to consumers and amounts paid to obtain favorable display positions in the retailers’ stores. These incentives are offered to customers in lump sum payments and as rate per unit allowances as dictated by industry norms. The Company expenses slotting fees in the calendar year incurred and expenses other trade promotions in the period during which the promotions occur. The expense recorded necessarily requires management to make estimates and assumptions as to the success of the promotion and the related amounts which will be due to or deducted by the Company’s customers in subsequent periods.

Consumer coupons

Costs associated with the redemption of consumer coupons are recorded at the later of the time coupons are circulated or the related products are sold by the Company, and are reflected as a reduction of net sales. The Company’s liability for coupon redemption costs at the end of a period is based upon redemption estimates using historical trends experienced by the Company. Costs associated with the production and insertion of the Company’s consumer coupons are recorded as a component of consumer promotion expense.

Stock based compensation

At December 31, 2003, the Company has two stock—based employee compensation plans, which are more fully described in Note 23. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees, and its related interpretations. No stock—based employee compensation costs are reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share for the three years ended December 31, 2003, if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (“FAS 123”), Accounting for Stock Based Compensation, to stock—based employee compensation. The following table does not give any effect to the fact that none of the outstanding stock options are currently “in the money” and under terms of the Restructuring will be cancelled along with the outstanding common and preferred stock (in thousands, except per share).

	2003 (As restated — See Note 2	2002 (As restated — See Note 2	2001 (As restated — See Note 2
Reported net loss available to common stockholders	$(269,100)	$(514,436)	$(84,234)
Total stock—based employee compensation expense determined under fair value based method for all awards	(2,060)	(3,620)	(5,105)

Pro forma net loss available to common stockholders	$(271,160)	$(518,056)	$(89,339)

Reported basic and diluted loss per share available to common stockholders	$(3.48)	$(7.00)	$(1.16)

Pro forma basic and diluted loss per share available to common stockholders	$(3.51)	$(7.05)	$(1.23)

Other Comprehensive Income (Expense)

Other comprehensive income relates to cash flow hedges recorded in accordance with FAS 133. Accumulated other comprehensive income at December 31, 2002 and 2001 is solely related to the deferral of gains and losses associated with the cash flow hedges.

Note 4—Supplemental cash flow disclosure

Cash interest payments, net of amounts capitalized, in the years ended December 31, 2003, 2002 and 2001, were $85.8 million, $97.8 million and $105.0 million, respectively. Interest totaling $18.6 million due on the Sub Debt during 2003 was not paid (See Note 10). No cash income taxes were paid in the years ended December 31, 2003, 2002 and 2001. Cumulative preferred stock dividends unpaid at December 31, 2003 were $3.8 million and the Restructuring contemplates that all currently outstanding preferred stock and the rights to accumulated dividends will be cancelled.

The following are non—cash investing and financing activities. During the third quarter of 2001, the Company entered into a 10—year lease of a facility for its product development center. This lease has been treated as a capital lease for accounting purposes. Accordingly, the present value of the minimum lease payments of $2.0 million was recorded as property, plant and equipment and as a capitalized lease obligation, the remaining balance of which has been included in debt in the accompanying consolidated balance sheet at December 31, 2002 and in liabilities subject to compromise at December 31, 2003. During the second quarter of 2001, in connection with the settlement of the securities class action and derivative lawsuits, the Company received 3,051,303 shares, valued at $15.7 million, of the Company’s common stock from former management. During May 2001, the Company distributed 465,342 shares of its common stock as settlement for the first $2.5 million of the common stock component of the stockholder settlement, described in Note 15. On September 6, 2002, the Company distributed 5,319,149 shares of common stock to the settlement class as settlement for the remaining $7.5 million of the common stock portion of the stockholder settlement. On October 6, 2003, 449,165 shares of Series A Preferred Stock were converted to 704,363 shares of Common Stock at the option of the holder.

Note 5—Sale of accounts receivable

In April 2000, the Company entered into an agreement to sell, on a periodic basis, specified accounts receivable in amounts of up to $60 million. The facility has subsequently been amended to reduce the maximum amount of receivable sales to $29.2 million and expired on December 15, 2003. Under terms of the receivable sales agreement, receivables have been sold at a discount that effectively yields an interest rate to the purchaser of prime plus 2.5% to 3.0%. The Company sold receivables on a weekly or twice weekly basis and had the ability to sell additional receivables as previously sold receivables were collected. As such, the receivables sale facility effectively acted in a manner similar to a secured revolving credit facility, although it is reflected on the balance sheet as a reduction in accounts receivable and not as debt since the credit risk associated with the collection of accounts receivable sold has been transferred to the purchaser. Accounts receivable as of December 31, 2003 and 2002 are stated net of the proceeds received from the sale of accounts receivable pursuant to the Company’s accounts receivable sales facility in the amount of $0 and $14.8 million, respectively. The total discount on amounts sold in 2003, 2002 and 2001 was approximately $1.3 million, $2.3 million and $3.4 million, respectively, and is included in interest expense.

Note 6—Inventories

Inventories, net of reserves of $2.1 and $9.9 million, respectively, consist of the following:

	December 31,
(In thousands)	2003	2002
Raw materials	$8,855	$11,966
Work in process	109	281
Finished goods	50,997	75,480
Packaging and other supplies	7,686	6,953

	$67,647	$94,680

At December 31, 2003, the Company had commitments to buy raw materials of $13.3 million in 2004 and had no commitments beyond 2004.

During the third and fourth quarters of 2002, the Company recorded additional charges for excess and obsolete inventory of approximately $9.0 million. These charges related to inventory which had become aged, primarily due to certain distribution losses in seafood and declining sales of certain Chef’s Choice products, as well as the Company’s transition plans to reduce operating complexity, to reduce inventories and eliminate a significant number of low volume product offerings.

The Company recorded approximately $10.0 million of charges for excess and obsolete inventory during 2003. Approximately $6.8 million was recorded during the fourth quarter primarily due to revisions of the salvage values of aged products related to Lenders, seafood, and Duncan Hines.

Note 7—Property, plant and equipment

Property, plant and equipment consist of the following:

	December 31,
(In thousands)	2003	2002
Land	$3,294	$3,518
Buildings and improvements	29,719	31,061
Machinery and equipment	216,054	230,283
Furniture and fixtures	3,901	3,932
Capital lease	2,027	1,972
Computer equipment	4,462	4,466
Construction in progress	4,194	1,852

	263,651	277,084
Less accumulated depreciation	(106,113)	(105,514)

	$157,538	$171,570

During 2003, 2002 and 2001, the Company capitalized interest costs of $0.1 million, $0.2 million and $0.1 million, respectively. At December 31, 2003, the Company did not have any significant commitments for facility construction or machinery and equipment purchases. In the fourth quarter of 2002, the Company recorded a charge for permanently impaired fixed assets. See Note 14.

Note 8—Goodwill and other intangible assets

Goodwill and other intangible assets consist of the following:

	December 31,
(In thousands)	2003 (As restated— See Note 2)	2002
Goodwill	$320,872	$559,684
Tradenames	323,080	325,747
Other intangibles	12,359	18,439

	$656,311	$903,870

The changes in the carrying amount of goodwill for the years ended December 31, 2002 and 2003 are as follows:

Balance as of December 31, 2001	$722,288
Impairment loss at adoption of FAS 142	(94,053)
Acquisition accounting adjustment	(3,882)
Impairment loss	(64,669)

Balance as of December 31, 2002	559,684
Impairment loss (As restated—See Note 2)	(238,812)

Balance as of December 31, 2003 (As restated—See Note 2)	$320,872

The following tables summarize the identifiable intangible assets as of December 31, 2003 and 2002:

	As of December 31, 2003
(In thousands)	Gross	Amortization	Net	Wtd. Avg. Remaining Amortization Period
Intangible assets subject to amortization:
Recipes and formulations	$32,779	$23,890	$8,889	2.4 yrs.
Chef’s Choice tradename	8,000	2,667	5,333	2.0 yrs.
Other	16,385	12,915	3,470	3.4 yrs.

Total	$57,164	$39,472	17,692	2.7 yrs.

Tradenames not subject to amortization			317,747

Net carrying value of identifiable intangible assets			$335,439

	As of December 31, 2002
	Gross	Amortization	Net	Wtd. Avg. Remaining Amortization Period
Intangible assets subject to amortization:
Recipes and formulations	$32,779	$19,838	$12,941	3.4 yrs.
Chef’s Choice tradename	8,000	—	8,000	3.0 yrs.
Other	16,385	10,887	5,498	4.1 yrs.

Total	$57,164	$30,725	26,439	3.6 yrs.

Tradenames not subject to amortization			317,747

Net carrying value of identifiable intangible assets			$344,186

Amortization of other intangible assets, charged against income for the year ended December 31, 2003 was $8.7 million. Estimated annual amortization expense of other intangible assets for the next five years is $7.6 million in 2004, $5.2 million in 2005, $1.7 million in 2006, $1.7 million in 2007, and $0.2 million in 2008.

The Company has set December 31 as the date that it performs its annual impairment test of goodwill and other indefinite—lived intangible assets. Initiation of the Company’s bankruptcy proceedings was a triggering event as defined by FAS 142, requiring the Company to perform an interim impairment test. Independent valuations, using the excess earnings and market comparable approaches indicated that the book value of the goodwill for the Company’s Lender’s, frozen breakfast and baking mixes and frostings reporting units exceeded the fair value of the goodwill for those reporting units by approximately $238.8 million, primarily in the retail segment, which the Company recorded as a charge in the statement of operations. The decline in the fair value of these business units was primarily due to increased competition within the categories in which these brands compete, declining operating results and cash flows during 2003, and revised long term expectations for these brands.

Independent valuations completed as of December 31, 2002, using the excess earnings and market comparable approaches indicated that the book value of the goodwill for the Company’s Lender’s, Celeste and Chef’s Choice reporting units exceeded the fair value of the goodwill for those reporting units by approximately $64.7 million, primarily in the retail segment. In addition, the December 31, 2002 impairment tests indicated that the book value of the Chef’s Choice tradename exceeded its fair value by approximately $2.4 million. Based on these results, the Company recorded a charge for goodwill and tradename impairment in the statement of operations of $67.1 million. The decline in the fair value of these business units was primarily due to increased competition within the categories in which these brands compete, declining operating results and cash flows during 2002, and revised long term plans for these brands.

Due to the impairment of the Chef’s Choice tradename in 2002 and the increased competition within the home meal replacement category, the Company determined that as of January 1, 2003, the life of the Chef’s Choice tradename should be amortized over a finite life of three years.

Note 9—Accrued liabilities

Accrued liabilities consist of the following:

	December 31,
(In thousands)	2003	2002
Marketing and promotion expenses	$23,819	$14,168
Excess leverage and asset sales fees	35,110	—
Interest	9,932	19,021
Brokerage and distribution expenses	5,530	6,804
Employee related expenses	15,726	13,424
Legal and professional	1,789	976
Plant closing expenses (Note 14)	38	2,544
Other	3,610	3,471

	$95,554	$60,408

The Plan requires that the excess leverage and asset sale fees be paid pursuant to an October 13, 2003 amendment to the Senior Secured Debt facility in the amount of $15 million if the reorganization plan is consummated on or prior to March 31, 2004. As consummation on or prior to March 31, 2004 is not totally within the control of the Company, the full amount of the excess leverage and asset sale fees has been recorded and included above.

Note 10—Long term debt

Long term debt consists of the following (dollars in thousands):

	December 31,
	2003	2002
Debtor—in—possession financing
Revolving credit facility of $50,000, due upon consummation of the reorganization plan, but not later than December 6, 2004; floating interest rate at the prime rate plus 2.5%, or alternatively, LIBOR plus 3.5% for interest periods of two weeks or one month, payable monthly in arrears	$—	$—
Senior secured debt
Senior secured tranche A debt; weighted average interest rate of 6.61% at December 31, 2003; principal due in quarterly installments through June 30, 2005; floating interest rate at the prime rate plus 2.75%, or alternatively, the one, three or six month Eurodollar rate plus 3.75% payable monthly or at the termination of the Eurodollar contract interest period	89,030	108,814
Senior secured tranche B debt; weighted average interest rate of 7.11% at December 31, 2003; principal due in quarterly installments through September 30, 2006; before unamortized discount on Supplemental Tranche B of $1,755 at December 31, 2003 and $2,354 at December 31, 2002; floating interest rate at the prime rate plus 3.25%, or alternatively, the one, three or six month Eurodollar rate plus 4.25% payable monthly or at the termination of the Eurodollar contract interest period	399,654	401,446
Senior secured revolving debt; weighted average interest rate of 7.13% at December 31, 2003; principal due June 30, 2005; floating interest rate at the prime rate plus 2.75%, or alternatively, the one, three or six month Eurodollar rate plus 3.75% payable monthly or at the termination of the Eurodollar contract interest period	167,000	153,600
Bank loan
Due on demand promissory note issued December 8, 2003; interest rate equal to the cost of funds to the bank plus 1% or 2.1145% as of December 31, 2003, due on demand payment of principal (equal to market value of the derivative on December 8, 2003; See Note 16)	7,730	—
Senior unsecured promissory notes
Senior unsecured promissory notes issued to related parties June 27, 2002 at a par value of $25,000 less a discount of $3,333; before unamortized discount of $2,408 as December 31, 2003 and $3,049 at December 31, 2002; interest rate of 12% payable each January 1 and July 1; matures October 1, 2006	25,000	25,000
Senior subordinated notes
Senior subordinated notes issued July 1, 1998 at par value of $200,000; coupon interest rate of 8.75% with interest payable each January 1 and July 1, matures July 1, 2008	200,000	200,000
Senior subordinated notes issued July 1, 1997 at par value of $100,000 plus premium of $2,500; net of unamortized premium of $0 and $1,349 at December 31, 2003 and December 31, 2002, respectively; coupon interest rate of 9.875% with interest payable each August 15 and February 15; matures on February 15, 2007	100,000	100,000
Senior subordinated notes issued February 10, 1997 at par value of $100,000; coupon interest rate of 9.875% with interest payable each August 15 and February 15; matures on February 15, 2007	100,000	100,000

	1,088,414	1,088,860
Capitalized lease obligations	1,767	1,833

	1,090,181	1,090,693
Less: Unamortized discount on Supplemental Tranche B senior secured debt	(1,755)	(2,354)
Less: Unamortized discount on senior unsecured promissory notes	(2,408)	(3,049)
Add: Unamortized premium on senior subordinated notes	—	1,349

	1,086,018	1,086,639
Less: Current maturities of long term debt	(684,293)	(43,259)
Less: Amounts classified as liabilities subject to compromise	(401,725)	—

Long term debt	$—	$1,043,380

Annual principal payments for the next five years and thereafter as proposed in the Plan consist of the following (dollars in thousands):

2004	$1,086,018
2005	—
2006	—
2007	—
2008	—
Thereafter	—

Total	$1,086,018

The following discussion and descriptions of the Company’s long—term debt financing generally does not consider the impact of the Company’s financial restructuring. See Note 1 for descriptions of the Company’s financial restructuring and petition for relief under Chapter 11 of the federal bankruptcy code.

Senior secured debt

The Company’s Senior Secured Debt Facility is with a group of lending institutions that provides for term borrowings of $600 million with quarterly repayments of principal, and a $175 million revolving credit facility, subject to reductions for outstanding letters of credit. At December 31, 2003, adjusting for outstanding letters of credit of $8.0 million, the Company had no unused borrowing availability on the revolving debt portion of the Senior Secured Debt Facility. The Senior Secured Debt Facility requires a commitment fee of 0.50% per annum payable monthly on the unused portions of the revolving debt portion. Borrowings under the Senior Secured Debt Facility are collateralized by substantially all of the assets of the Company.

The Senior Secured Debt Facility, as amended, included restrictive covenants, which for 2003, did not permit additional indebtedness, except for nominal amounts and obligations incurred in the normal course of business, limited capital expenditures to $20.0 million, did not permit the payment of cash dividends and required the Company to maintain minimum levels of EBITDA, as defined.

The Senior Secured Debt Facility which had been amended in 2000, was further amended on February 7, 2001. The amendment included provisions that:

•	further amended the financial covenants for 2001;

•	increased the interest rate spread on borrowings made pursuant to the facility by 0.25%;

•	affirmed the ability of the Company to continue to sell accounts receivable up to a maximum of $60 million; and

•	provided for a further increase in the interest rate spread of 0.25% in the event that the Company did not realize net cash proceeds of $90 million from the sale of assets prior to June 30, 2001.

During the third quarter of 2001, the Senior Secured Debt Facility was amended to provide that for third quarter covenant purposes, the proceeds from an asset sale anticipated to occur in October 2001 would be applied as if it had occurred in the third quarter. In the event that the asset sale did not occur, the Senior Secured Debt Facility was further amended to reset the senior leverage covenant, in return for a contingent fee, in the event that the Company would not otherwise have met its senior leverage covenant. The asset sale did not occur and the amendment was necessary to keep the Company within the senior leverage covenant. Consequently, the Company paid a $428,000 fee in October 2001 to reset the third quarter covenant.

In December 2001 the Company obtained a waiver of its December 31, 2001 maximum leverage and maximum senior leverage financial covenants, subject to meeting newly set maximum amounts, which the Company met.

In February 2002, the Senior Secured Debt Facility was amended, with provisions to allow for the potential issuance of additional senior subordinated notes to replace the current receivables purchase facility and to further amend the financial covenants for periods through March 31, 2003.

In March 2002, the Company received a waiver of a specific technical provision of the Senior Secured Debt Facility which would have otherwise required the Company to prepay approximately $20 million of this facility.

On May 1, 2002, the Senior Secured Debt Facility was further amended to revise certain of the financial covenants for future interim periods in 2002 and to provide for the exclusion of (1) approximately $20.1 million of expenses recorded by the Company in the quarter ended March 31, 2002, and (2) fees and expenses associated with the provisions of the amendment, for purposes of the financial covenant calculations at March 31, 2002 and future periods. In addition, the Company provided a revised 2002 business plan to the Administrative Agent, met with the lenders to discuss the Company’s business and assisted a consultant, chosen by the Administrative Agent and at the Company’s expense, in reviewing the Company’s business plan and trade promotion systems along with cash flow projections and liquidity. As a condition to the amendment, certain entities affiliated with Fenway Partners, Inc. and McCown De Leeuw & Co., Inc. (the “Investors”) entered into a Revolving Loan Subordinated Participation Agreement, pursuant to which they agreed to purchase, on a subordinated basis, a participation of $10 million of the Company’s outstanding revolving loans. The Company issued 718,230 warrants to purchase common stock of the Company at $0.01 per share to these entities affiliated with the Investors as consideration for their willingness to enter into this Participation Agreement. The number of warrants issued for this service was subject to adjustment by the Special Committee of the Board of Directors, in consultation with outside advisors, and was not to exceed 1% of the number of shares of common stock outstanding on May 1, 2002. The warrants expire on April 30, 2012. The warrants were valued on May 1, 2002 at $4.3 million and were expensed during the second quarter as the Revolving Loan Subordinated Participation Agreement was cancelled by the June 27, 2002 credit agreement amendment and the additional financing described below. In August 2002, the Special Committee of the Board of Directors reduced the number of warrants from 718,230 to 300,000, and as a result, the Company recorded a reduction of expense in the third quarter of approximately $2.5 million.

On June 27, 2002, the Company secured commitments for $62.6 million of additional financing and further amended the Senior Secured Debt Facility. The financing package included $37.6 million of Supplemental Tranche B financing that was obtained from new term loans under an amendment to the Company’s existing credit facility with various lenders. The terms and conditions of this financing are identical to the Tranche B Term Loans under the Company’s existing senior credit facility. These Supplemental Tranche B loans were purchased at a discount of approximately $2.6 million. The Company received $35.0 million in proceeds from this additional financing on July 2, 2002. The remaining portion of the financing package consisted of $25 million of Senior Unsecured Promissory Notes issued to the Investors, described below. The Company used the new capital to reduce debt under the senior secured revolving debt facility and for working capital purposes.

The June 27, 2002 amendment to the Senior Secured Debt Facility revised certain of the financial covenants for future periods through September 30, 2003, and provided for the exclusion of fees and expenses associated with the amendment for purposes of the financial covenant calculations at June 30, 2002 and future periods. The amendment also provided for an excess leverage fee of 1.5% of average borrowings under the term loans and revolving credit facility for the period September 30, 2002 through September 30, 2003 and additional pay—in—kind interest of 1% per year on the average borrowings under the term loans and revolving credit facility from the date of the amendment until the date net cash proceeds of $200 million are received, in each case, payable only in the event the Company did not realize net cash proceeds of $200 million from the sale of assets prior to September 30, 2003. The amendment also reduced the maximum amount of receivables subject to sale under the receivable sales agreement from $42.0 million to $30.0 million.

At December 31, 2002, the Company was not in compliance with certain financial covenants of the Senior Secured Debt Facility.

On February 21, 2003 the Senior Secured Debt Facility was further amended. The amendment included provisions that:

•	Further amended the financial covenants for periods through September 30, 2004, which amended or established covenants related to operating performance and certain expense levels, reduced the allowable capital expenditures for 2003 to $20 million and eliminated the financial covenants associated with interest and fixed charge coverage and total and senior debt leverage;

•	waived certain existing defaults of financial covenants;

•	affirmed the ability of the Company to continue to sell accounts receivable up to a maximum of $30 million through September 30, 2003;

•	increased the interest rate spread on borrowings made pursuant to the facility by 0.75%, until such time as the Company has received at least $275.0 million of net cash proceeds from the sale of assets, at which time the increase would be reduced to 0.50%;

•	provided for an excess leverage fee of 3.50% of the aggregate amount of term loan and revolving credit facility borrowings outstanding on the amendment date. Such fee is to be paid out of net cash proceeds from the sale of assets and would not be required if the Company receives net cash proceeds of at least $100.0 million by June 30, 2003 and an additional $125.0 million by September 30, 2003, or failing to meet the June 30, 2003 requirement, if aggregate net cash proceeds of $325.0 million are received by September 30, 2003;

•	provided for an additional fee of 1.75% of the average term loan and revolving credit facility borrowings from the amendment date through February 10, 2004, if the Company has not received an aggregate of $325.0 million from the sale of assets by March 31, 2004;

•	provided for the exclusion of certain expenses, not to exceed $18 million, recorded by the Company in the fourth quarter of 2002 for purposes of the financial covenants at December 31, 2002.

The Company did not meet the asset sale requirements at June 30 or September 30, 2003.

In connection with the Restructuring, the Company elected not to pay the $8.8 million interest payment due on July 1, 2003 on the 1998 Notes, which resulted in a default under its debt agreements. The Company entered into an Amendment and Forbearance, dated as of June 30, 2003 (the “June Bank Amendment”), with lenders holding more than 51% of the term loan and revolving credit facility borrowings under the Senior Secured Debt Facility (the “Requisite Lenders”). The June Bank Amendment included a forbearance by the Requisite Lenders under the Senior Secured Debt Facility providing that such lenders would not exercise any remedies available under any of the Loan Documents (as such term is defined in the Senior Secured Debt Facility) solely as a result of any potential or actual event of default arising under the terms of the Senior Secured Debt Facility by virtue of the Company’s failure to make the scheduled interest payment on the 1998 Notes. As a result of this non—payment, the Company has classified all of its outstanding debt as current liabilities.

Subsequently, also in connection with the Restructuring, the Company elected not to pay the $9.8 million interest payment due on August 15, 2003 on the 1997 Notes, which resulted in a default under its debt agreements. Subsequent to entering into the June Bank Amendment, the Company entered into two other forbearance agreements with the Requisite Lenders with respect to its election to withhold payment of interest when due on each series of its outstanding Senior Subordinated Notes. On July 30, 2003, the Company entered into an Amendment, Forbearance and Waiver (the “July Bank Amendment”) that (i) extended the original forbearance granted under the June Bank Amendment, (ii) provided for the forbearance by the Requisite Lenders from exercising remedies under the Senior Secured Debt Facility arising from the potential failure to pay interest on the Senior Subordinated Notes and (iii) provided for a waiver of any default under the Senior Secured Debt Facility arising from the failure by the Company to conduct certain conference calls with, and provide certain progress reports to the Requisite Lenders with respect to the Company’s asset sales. Additionally, on July 31, 2003, the Company entered into a forbearance agreement with noteholders possessing a majority of the outstanding principal amount of the Senior Subordinated Notes whereby such noteholders agreed to forbear from exercising any remedies available to them under any of the indentures governing the Senior Subordinated Notes solely as a result of any potential or actual event of default arising by virtue of the Company’s failure to make any scheduled interest payments on the Senior Subordinated Notes. By their terms, both forbearance agreements expired on September 15, 2003.

Since the expiration of the forbearance agreements on September 15, 2003, the Requisite Lenders and the holders of the Senior Subordinated Notes have continued to forbear from exercising remedies available to them under any of the indentures, except for the senior lenders’ right to receive the Post—Default interest rate (as such term is defined in the Senior Secured Debt Facility) on the Company’s senior indebtedness. The Post—Default interest rates are 2% per annum in excess of interest rates otherwise payable on base rate loans, as defined. The Post—Default interest rates continued in effect until December 8, 2003, the commencement of the bankruptcy proceeding.

The restatement (as discussed in Note 2) would have resulted in a technical default under the Senior Secured Debt Facility. However, on August 14, 2003, the Company entered into a Waiver and Forbearance with the Requisite Lenders, which (i) extended the forbearance granted under both the June Bank Amendment and the July Bank Amendment through September 15, 2003, and (ii) provided for a waiver of any default under the Senior Secured Debt Facility arising in connection with any failure by the Company to deliver financial statements prepared in conformity with GAAP (as a result of the restatement) and without a “going concern” qualification for the fiscal years ended December 31, 2002 and 2001, as well as interim months and quarters.

In connection with the execution of the Letter of Intent, the Company entered into an Amendment and Forbearance with the Requisite Lenders that, among other things, provided for (i) a reduction in the leverage and asset sale fees under the Senior Secured Debt Facility to an aggregate of $15 million in the event that certain conditions are satisfied, including the payment in full in cash of the Company’s obligations under the Senior Secured Debt Facility by March 31, 2004, (ii) an increase in the leverage and asset sale fees under the Senior Secured Debt Facility to 5.25% of the aggregate amount outstanding in the event that the Senior Secured Debt Facility is not paid in full by March 31, 2004, and (iii) the forbearance by the Requisite Lenders from exercising remedies under the Senior Secured Debt Facility arising from the Company’s failure to make interest payments on its Senior Subordinated Notes or failure to make principal payments under the Senior Secured Debt Facility. By its terms, the forbearance agreement expired on December 1, 2003, or earlier upon the happening of certain other events.

Senior unsecured promissory notes

The Company’s additional financing package completed on June 27, 2002 included $25 million of financing in the form of the Senior Unsecured Promissory Notes from certain entities affiliated with the Investors. The Notes mature October 1, 2006, and accrue interest at the rate of 12% per annum, payable semi—annually. Any unpaid interest accrues at a default rate of the applicable interest rate plus 2% per annum and will be payable at maturity. The Notes were purchased at a discount of $750,000. In addition to the cash discount, as part of the senior unsecured note agreement, the Investors received warrants from the Company to purchase 2.1 million shares of common stock of the Company at $0.01 per share. The warrants were issued on July 8, 2002 and expire on July 7, 2012. A value of approximately $2.6 million was assigned to the warrants, which was recorded as additional debt discount in the third quarter of 2002, and is being amortized as additional interest expense over the life of the debt. The Company received $15 million, less applicable discount, from the Investors on June 27, 2002, with the remaining $10 million, less applicable discount, received on July 2, 2002. In consideration of the $25 million financing provided by the Investors, the Revolving Loan Subordinated Participation Agreement, entered into on May 1, 2002 was terminated. The Company did not pay the cash interest due on the Senior Unsecured Promissory Notes at January 1, 2003 or July 1, 2003, and as a result, interest on the unpaid interest accrued at the default rate prior to December 8, 2003, the bankruptcy filing date, after which interest was stayed by the bankruptcy proceeding.

Senior subordinated notes

On February 10, 1997, the Company issued $100.0 million of senior subordinated notes. On July 1, 1997, the Company issued $100.0 million of senior subordinated notes at a premium in the amount of $2.5 million. The unamortized balance of the premium on these at December 31, 2003 and 2002 was $0 and $1.3 million, respectively, as the premium was written off as a reorganization item as of the bankruptcy filing date.

The Company may redeem the two notes issued in 1997 at any time after February 15, 2002, at the redemption price together with accrued and unpaid interest. Upon a Change in Control (as defined), the Company had the option at any time prior to February 15, 2002 to redeem the Notes at a redemption price of 100% plus the Applicable Premium (as defined), together with accrued and unpaid interest. If the Company has not redeemed the Notes and if a Change of Control occurs after February 15, 2002, the Company is required to offer to repurchase the Notes at a price equal to 101% together with accrued and unpaid interest.

On July 1, 1998, the Company issued $200.0 million of senior subordinated notes (the “1998 Notes”). The Company may redeem the 1998 Notes at any time after July 1, 2003, at the redemption price together with accrued and unpaid interest. In addition, the Company may redeem $70.0 million of the 1998 Notes at any time prior to July 1, 2003 subject to certain requirements, with the cash proceeds received from one or more Subsequent Equity Offerings (as defined), at a redemption price of 108.75% together with accrued and unpaid interest. Upon a Change in Control (as defined), the Company has the option at any time prior to July 1, 2003, to redeem the 1998 Notes at a redemption price of 100% plus the Applicable Premium (as defined), together with accrued and unpaid interest. If the Company has not redeemed the 1998 Notes and if a Change of Control occurs after July 1, 2003, the Company is required to offer to repurchase the 1998 Notes at a price equal to 101% together with accrued and unpaid interest.

The senior subordinated note indentures include restrictive covenants, which limit additional borrowings, cash dividends, sale of assets, mergers and the sale of stock. As a result of the adjustments to the Company’s unaudited interim financial results for the first, second and third quarters of 1999 and the third quarter of 1998, and adjustments to its audited financial results for the year ended December 1998, the Company was in default under its indentures.

During the third quarter of 2000, the Company solicited and received sufficient consents from holders of its senior subordinated notes to amend certain provisions and waive certain events of default under its indentures. As a result of the Consent Solicitation, the senior subordinated indentures were amended to, among other things, increase the redemption price payable upon optional redemption of the notes by the Company, allow the Company to refinance its outstanding debt, and permit the Company to incur additional indebtedness. Pursuant to the terms of the Consent Solicitation, the Company issued, effective September 20, 2000, an aggregate of 6,965,736 shares of common stock to the senior subordinated note holders who participated in the consent solicitation.

The common stock issued in connection with the consent solicitation noted above was valued by the Company at the closing market price on September 20, 2000, less a 12.5% discount to reflect that the shares are subject to transfer restrictions under securities laws. The total increase to common stock and paid—in—capital of $21.7 million was allocated, based on independent valuations, to other assets as deferred financing costs ($4 million), with the balance ($17.7 million) recorded as other financial, legal and accounting expense in the accompanying consolidated statement of operations.

No interest was paid in 2003 on the senior subordinated notes subsequent to June 30, 2003 and as a result, the Company was in default of the covenants of the indentures. See the discussion under the Senior Secured Debt section earlier in this note.

Bank loan

Pursuant to the terms of the outstanding derivative agreement (See Note 16), the bankruptcy filing caused the remaining obligation under the agreement to become due and payable. Payment of this obligation was stayed by the bankruptcy filing and the obligation was converted to a loan to JP Morgan Chase Bank, with the interest rate equal to the cost of funds to the bank plus 1%.

Interest rate agreements

See Note 16.

Note 11—Preferred stock

In September 2000, the Company issued to certain entities affiliated with current stockholders, in exchange for $15 million, 3,750,000 shares of Series A Convertible Cumulative Preferred Stock (“Series A Preferred Stock”), in connection with the senior subordinated noteholders consent solicitation (see Note 10). The shares have a par value of $0.01 per share, pay a cumulative dividend in arrears of 8% and have a liquidation preference value of the greater of (i) $4.00 per share, plus accumulated dividends, if any, plus any unpaid dividends since the last dividend payment date or (ii) the amount payable with respect to the number of shares of Common Stock into which the shares of Preferred Stock plus accumulated dividends, if any, plus any unpaid dividends since the last dividend payment date could be converted (assuming the conversion of all outstanding shares of Preferred Stock immediately prior to the liquidation).

The Series A Preferred Stock is convertible into the number of shares of Common Stock equal to $4.00 plus accumulated dividends, if any and unpaid dividends since the last payment date, divided by the initial conversion price of $3.35 (the “Conversion Price”). The Conversion Price is subject to adjustment for equity issuances by the Company at a price per share less than the Conversion Price. The issuance of warrants on May 1, 2002 (as adjusted) and July 8, 2002, as described in Note 10, activated certain anti—dilution provisions of the Company’s convertible preferred stock. Due to the issuance of warrants, the conversion price used in the calculation to convert the preferred stock liquidation preference value into shares of the Company’s common stock, if converted, was reduced from $3.35 per share to $3.24 per share. Based on the liquidation preference value at December 31, 2002, these changes would result in the issuance of approximately 5.5 million additional common shares, if converted. On October 6, 2003, 449,165 shares of Series A Preferred Stock were converted to 704,363 shares of Common Stock at the option of the holder.

The Series A Preferred Stock converts at the Company’s option into shares of Common Stock in the event the Common Stock trades for 10 consecutive days at a price that is in excess of 200% of the Conversion Price. Preferred dividends, to the extent they are paid, will be paid in the form of additional Preferred Stock until such time as the restrictions on payments of dividends contained in the senior secured debt agreements are no longer in effect, at which time the Company will consider how future dividends will be paid. The Plan contemplates that all currently outstanding preferred stock will be cancelled along with the unpaid accumulated preferred dividends which were $3.8 million and $2.9 million, respectively at December 31, 2003 and 2002.

Note 12—Common stock warrants

On May 1, 2002, the Company issued 300,000 warrants, as adjusted, to purchase common stock of the Company at $0.01 per share to entities affiliated with the Investors as consideration for their willingness to enter into the Revolving Loan Subordinated Participation Agreement. The warrants expire on April 30, 2012. See Note 10.

As part of the senior unsecured promissory note agreement, entities affiliated with the Investors received warrants from the Company to purchase 2.1 million shares of common stock of the Company at $0.01 per share. The warrants were issued on July 8, 2002 and expire on July 7, 2012. See Note 10.

The Plan contemplates that all common stock and outstanding common stock options and warrants will be cancelled at the completion of the Restructuring.

Note 13—Administrative restructuring, retention and divestiture costs

On April 3, 2003, the Company announced that it had restructured its corporate organization and reduced its corporate staff by approximately 75 positions through terminations and the elimination of open positions. Affected employees are receiving severance pay in accordance with the Company’s policies. In addition, retention bonuses were awarded to certain key employees who remain with the Company through June 1, 2004. The Company expects the restructuring, staff reductions and retention bonuses to result in a charge of approximately $7.0 million during periods through May 2004, and the cash impact in 2003 is approximately $5.0 million. For the year ended December 31, 2003, the Company recorded $5.6 million as administrative restructuring and retention charges associated with this program.

During 2002, the Company engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. as joint financial advisors to assist it in reviewing a range of strategic alternatives, including the sale of one or more of the Company’s lines of business, with the net cash proceeds from any such sale being used to repay senior secured debt. J.P. Morgan Securities Inc. is an affiliate of JP Morgan Chase Bank, Administrative Agent and lead Lender under the Company’s senior secured debt agreements. The focus of the divestiture process had been on the Company’s frozen foods businesses, including Van de Kamp’s and Mrs. Paul’s frozen seafood, Aunt Jemima frozen breakfast, Celeste frozen pizza and Chef’s Choice frozen skillet meals. As of December 31, 2003, the Company had expensed approximately $2.4 million of legal, accounting and investment banking costs related to the divestiture process. The Company’s engagement of J.P. Morgan Securities Inc. as financial advisor has been terminated and its engagement with Merrill Lynch, Pierce, Fenner & Smith Incorporated as financial advisor will be terminated as of the date of closing of any specified transaction involving J.W Childs Associates, L.P. or any of its affiliates, including the closing of the transactions contemplated under the Merger Agreement.

Note 14—Plant closure and asset impairment charges

In May 2002, the Company announced its intention to close its West Seneca, New York, Lender’s bagel manufacturing facility. As a result of this decision, production at West Seneca ceased on May 31, 2002, with the formal closing on July 2, 2002. The closing resulted in the elimination of all 204 jobs. Affected employees received severance pay in accordance with the Company’s policies and union agreements. The Company recorded charges of $32.4 million during 2002 in connection with the shutdown of the West Seneca facility. The non—cash portion of the charges was approximately $28.2 million and is attributable to the write—down of property, plant and equipment, with the remaining $4.2 million of cash costs related to severance and other employee related costs of $3.0 million, and other costs necessary to maintain and dispose of the facility of $1.2 million. During the year ended December 31, 2003, the Company paid $0.1 million in severance and related costs and $0.6 million of other costs related to closing and sale of the facility. Adjustments of $0.1 million were made in 2003 to recorded liabilities and there is no remaining liability at December 31, 2003.

On October 30, 2002, the Company announced its intention to close its Yuba City, California facility where the Company manufactured specialty seafood and Chef’s Choice products. As a result of this decision, production at the Yuba City facility ceased in early 2003. The closing resulted in the elimination of all 155 jobs. Affected employees received severance pay in accordance with the Company’s policies. As a result the Company recorded a charge of $6.7 million during the fourth quarter of 2002. The non—cash portion of the charge of approximately $4.9 million was attributable to the write—down of property, plant and equipment. The remaining $1.8 million of cash costs was related to severance and other employee related costs of $0.9 million and other costs necessary to maintain and dispose of the facility of $0.9 million. During the year ended December 31, 2003, the Company paid $0.9 million in severance and other employee related costs and $0.3 million in facility related costs. Approximately $3.0 million was recorded as an adjustment to the recorded liabilities and recorded in plant closures on the consolidated statement of operations as a result of higher than expected proceeds from the disposition of the assets. The remaining liability of as of December 31, 2003 is less than $0.1 million and is expected to be paid during 2004.

During the fourth quarter of 2002, the Company completed a strategic assessment of its existing capacity in relation to the Company’s future operational plans. Based upon that assessment, the Company recorded a charge of approximately $14.1 million for fixed assets determined to be permanently impaired. The impaired fixed assets represent a broad range of fixed assets across all business lines located at various facilities. Assets determined to be impaired were written down to their estimated realizable value, and the Company disposed of these impaired assets. The ultimate salvage value of these assets, net of disposal costs, was not significant.

Note 15—Other financial, legal, accounting and consolidation expenses

As a result of the investigation into the Company’s accounting practices, the resulting restatement of its 1998 and 1999 financial statements, litigation, governmental proceedings, defaults under its loan agreements and related matters (see Notes 10 and 21), the Company has received shares of common stock from former management, recorded settlement obligations and has incurred legal and accounting expenses, charges to obtain waivers on its events of default and charges related to amending its financing facilities. Such costs, totaled $47.4 million in 2000, including a non—cash $17.7 million charge associated with the issuance of common stock to certain holders of the Company’s senior subordinated debt. On January 16, 2001, the Company announced that it reached a preliminary agreement to settle the securities class action and derivative lawsuits pending against the Company and its former management team in the U.S. District Court in the Northern District of California. On March 1, 2001, Stipulations of Settlement for the Securities class action and derivative lawsuits were entered into in the U.S. District Court in the Northern District of California to fully resolve, discharge and settle the claims made in each respective lawsuit. On May 11, 2001, the United States District Court for the Northern District of California approved the settlement.

Under the terms of the agreement, Aurora was required to pay the class members $26 million in cash and $10 million in common stock of the Company. On March 2, 2001, the Company entered into definitive settlement agreements with certain members of former management to transfer to the Company between approximately 3 million and 3.6 million shares of common stock of the Company, in consideration for a resolution of any civil claims that the Company may have, and partially conditioned upon future events and circumstances. The cash component of the settlement was funded entirely by the Company’s insurance in the fourth quarter of 2001. During the second quarter of 2001, in connection with the settlement of the securities class action and derivative lawsuits, the Company received 3,051,303 shares, valued at $15.7 million, of the Company’s common stock from former management. These shares served as a partial recovery of losses and were recorded as Treasury Stock at an amount equal to the market value of the shares of $5.13 per share at the date the settlement was confirmed by the court. In addition, the Company recorded a liability for the value of the shares required to be distributed to members of the shareholder class in the amount of $10.0 million and recorded accruals of $1.9 million for estimated remaining costs to be incurred to complete all of the Company’s obligations under terms of the settlement agreements. As a result, a pretax net gain of approximately $3.8 million was recorded. During May 2001, the Company distributed 465,342 shares of its common stock as settlement for the first $2.5 million of the common stock component of the settlement. On September 6, 2002, the Company distributed 5,319,149 shares of common stock to the settlement class as settlement for the remaining $7.5 million of the common stock portion of the settlement, following completion of the claims processing by the third—party claims administrator appointed by the court. This distribution was comprised of the remaining 2,586,041 shares held in treasury that had been received from former management, and 2,733,108 additional shares issued by the Company. This distribution, in conjunction with the distribution of 465,342 shares in May 2001, finalized the Company’s obligations under the shareholder settlement agreement.

Note 16—Derivative instruments

The Company maintained an interest rate risk management strategy that uses derivative instruments to minimize significant, unanticipated earnings fluctuations caused by interest rate volatility. The Company’s specific goals are (1) to convert a portion of its variable—rate debt to fixed—rate debt and (2) to offset a portion of the unrealized appreciation or depreciation in the market value of its fixed—rate debt caused by interest rate fluctuations.

In accordance with the senior bank facilities, the Company was required through November 1, 2002, to use derivative instruments to the extent necessary to provide that, when combined with the Company’s senior subordinated notes, at least 50% of the Company’s aggregate indebtedness is subject to either a fixed interest rate or interest rate protection agreements.

The Company entered into two types of derivative contracts: (1) the hedge of the fair value of a recognized asset or liability (“fair value hedge”) and (2) the hedge of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”). The Company recognizes all derivatives on the balance sheet at their fair value. Changes in the fair value of derivatives that are highly effective and have been designated and qualify as a fair value hedges are recorded in current period earnings, along with gains or losses on the related hedged assets or liabilities. Changes in the fair value of derivatives that are highly effective and have been designated and qualify as cash flow hedges are recorded in other comprehensive income, until earnings are affected by the variability of cash flows.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet. The Company also assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the fair values or cash flows of hedged items.

When the Company determines that a derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item, the Company will discontinue hedge accounting prospectively. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, the derivative will continue to be carried on the balance sheet at its fair value, and the hedged asset or liability will no longer be adjusted for changes in its fair value. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective cash flow hedge, the derivative will continue to be carried on the balance sheet at its fair value, with changes in its fair value recognized in current period earnings.

The Company does not use derivative financial instruments for trading or speculative purposes. In accordance with the senior bank facilities, the Company was required to enter into interest rate protection agreements to the extent necessary to provide that, when combined with the Company’s senior subordinated notes, at least 50% of the Company’s aggregate indebtedness is subject to either a fixed interest rate or interest rate protection agreements.

At December 31, 2003, the Company was no longer a party to any interest rate agreements. The Company’s fixed to floating interest rate swap agreement with a notional principal amount of $150 million expired on March 17, 2003, when the Company made a final payment to the counterparty, JP Morgan Chase Bank, for $1.7 million. The Company’s interest rate collar agreement was converted into a fixed bank note of $7.7 million which was equal to the fair market value of the collar agreement as of the bankruptcy filing date and will be repaid upon completion of the Restructuring.

During 2003 and 2002, the Company made payments under interest rate agreements of $9.6 million and $13.2 million, respectively.

Risks associated with the interest rate agreements include those associated with changes in market value and interest rates. At December 31, 2002, the fair value of the Company’s interest rate agreements was a liability of $15.8 million and is reflected in other liabilities in the December 31, 2002 consolidated balance sheet.

During fiscal years 2003, 2002 and 2001, the Company recognized a net loss of $1.4 million, $12.1 million and $10.6, respectively, related to its ineffective interest rate collar agreement (reported as adjustment of value of derivatives in the Consolidated Statements of Operations). Recorded amounts related to the Company’s fair value hedge in 2003 and 2002 were immaterial.

Note 17—Income taxes

The provision for income taxes is summarized as follows (in thousands):

	Years ended December 31,
	2003 (As restated – See Note 2)	2002 (As restated – See Note 2)	2001 (As restated – See Note 2)
Current tax liability (benefit):
Federal	$—	$—	$—
State	—	—	—

Total current benefit	—	—	—
Deferred tax liability (benefit):
Federal	(93,306)	(55,688)	(7,893)
Federal valuation allowance	62,709	154,022	55,481
State	(16,706)	(9,960)	1,065
State valuation allowance	11,214	27,544	9,921

Total deferred expense (benefit)	(36,089)	115,918	58,574

Total income tax expense (benefit)	$(36,089)	$115,918	$58,574

Deferred tax assets (liabilities), representing the tax effects of the difference between amounts recognized for book and tax purposes, consist of the following:

	December 31,
	2003 (As restated — See Note 2)	2002 (As restated — See Note 2)
Deferred tax assets:
Accounts receivable	$902	$399
Inventory	1,620	4,272
Accrued expenses	21,980	10,019
Derivative instruments	—	5,986
State tax credit	1,350	1,350
Goodwill and other intangible assets	86,501	65,352
Loss carryforwards	295,546	245,612

	407,899	332,990
Valuation allowance	(375,065)	(301,142)

Net deferred tax assets	32,834	31,848

Deferred tax liabilities:
Goodwill and other intangible assets	(59,798)	(94,491)
Depreciation	(28,325)	(27,907)
Other	(4,509)	(3,941)

Deferred tax liabilities	(92,632)	(126,339)

Net deferred tax liability	$(59,798)	$(94,491)

At December 31, 2003, the Company had a federal net operating loss carryforward (NOL) of approximately $746.8 million. The net operating loss can be used to offset future taxable income and expires in 2010 through 2023. The Company is a loss corporation as defined in section 382 of the Internal Revenue Code. Therefore, if certain substantial changes of the Company’s ownership should occur as contemplated by the Restructuring, there could be significant annual limitations of the amount of net operating loss carryforward which can be utilized. The net operating loss carryforward and the respective years of expiration are as follows (in thousands):

NOL Expires	Loss Amount
2010	$2,430
2011	10,227
2012	13,432
2018	94,293
2019	103,406
2020	166,463
2021	52,394
2022	174,742
2023	129,424

$746,811

Effective as of December 31, 2001, management determined that it was no longer more likely than not that the Company would be able to realize its deferred tax assets. This conclusion was reached due to recent cumulative pretax losses and the financial reporting requirements of FAS 109. As a result, the Company cannot anticipate future earnings as a means to realize the deferred tax assets. Accordingly, the Company has determined that, pursuant to the provisions of FAS 109, deferred tax valuation allowances are required on those deferred tax assets. The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following differences (in thousands):

	Years ended December 31,
	2003	2002	2001
	(As restated –	(As restated –	(As restated –
	See Note 2)	See Note 2)	See Note 2)
Income tax benefit at U.S. statutory rate	$(106,349)	$(59,155)	$(8,543)
Increase (decrease) in tax resulting from:
Non—deductible goodwill	7,862	38	943
State taxes, net of federal taxes	(11,585)	(6,466)	692
Other, net	60	(65)	80
Valuation allowance	73,923	181,566	65,402

Total income tax (benefit) expense	$(36,089)	$115,918	$58,574

Note 18—Leases

The Company leases certain facilities, machinery and equipment under operating and capital lease agreements with varying terms and conditions. The leases are noncancellable and expire on various dates through 2011. Obligations pursuant to the capital leases of the Company’s product development facility which are expected to be rejected at the completion of the Restructuring are included in liabilities subject to compromise at December 31, 2003 and are included in the Consolidated Balance Sheet as part of debt at December 31, 2002 (see Note 10). In addition, the operating lease of the Company’s corporate headquarters is also expected to be rejected at the completion of the Restructuring. Operating lease commitments associated with the Company’s unused office space in Columbus, Ohio, in excess of estimated sublease revenue, have been expensed as part of Columbus consolidation costs in the accompanying consolidated statements of operations.

Future annual minimum lease payments under these leases prior to certain leases being rejected are summarized as follows (in thousands):

		Operating Leases
Years ending December 31,	Total Commitments	Sublease Rentals	Net Commitments	Capital Lease Commitments
2004	$2,089	$(79)	$2,010	$368
2005	1,659	—	1,659	368
2006	1,522	—	1,522	381
2007	1,603	—	1,603	419
2008	1,593	—	1,593	419
Thereafter	4,379	—	4,379	1,139

	$12,845	$(79)	$12,766	$3,094

Less amounts representing:
Executory Costs				(515)
Interest				(857)

				$1,722

Rent expense for the years ended December 31, 2003, 2002 and 2001 was $2.4 million, $2.4 million and $1.8 million, respectively.

Note 19—Savings and benefit plans

The Company offers a retirement savings plan to employees in the form of a 401(k) plan. Under the 401(k) plan, employee contributions of up to 6% of total compensation, subject to certain tax law limitations, are matched by Company contributions of up to 5% of total compensation, which are fully vested at the time of contribution. Additional contributions of 4% of eligible compensation are made on behalf of all employees on an annual basis. These contributions vest ratably over the first five years of employment. Effective March 6, 2004, the plan was amended to terminate sections of the plan providing for the additional 4% contribution and as a result, all contributions became fully vested. None of the contributions to the Company’s retirement savings plan are in the form of the Company’s common stock. Company employees have the opportunity to purchase limited amounts of the Company’s common stock through the Employee Stock Purchase Plan (see Note 21) and are not restricted in their sale of such stock except during applicable insider trading black—out periods. The Company recorded expense for the 401(k) and the additional contributions for the years ended December 31, 2003, 2002 and 2001, of $4.3 million, $4.8 million and $4.5 million, respectively.

Note 20—Related party transactions

On April 19, 2000, the Company entered into an agreement pursuant to which The Chase Manhattan Bank, now JP Morgan Chase Bank, agreed to purchase from time to time certain of the Company’s accounts receivable. The agreement was last amended as of June 28, 2002. During 2003, the agreement provided that the amount of purchased and uncollected accounts receivable outstanding at any given time is not to exceed $30 million. Funds affiliated with Fenway Partners, Inc. (“Fenway”), whose partners include Messrs. Richard C. Dresdale, Andrea Geisser and Peter Lamm (all directors of the Company), McCown De Leeuw & Co., Inc. (“MDC”), whose managing directors include Messrs. George E. McCown, Robert B. Hellman, Jr. and John E. Murphy (all directors of the Company), and UBS Capital LLC (“UBS Capital”) (Mr. Charles J. Delaney, a former director of the Company and formerly president of UBS Capital Americas) agreed to participate, on a subordinated basis, in not less than 15% of this accounts receivable transaction. UBS Capital withdrew from the agreement on September 30, 2003, and the maximum amount of receivables outstanding under the program was reduced to $29.2 million. The purchase price is calculated to include a customary discount to the amount of the receivables purchased. The Company has agreed to pay customary fees in connection with this accounts receivable transaction. This agreement with JP Morgan Chase Bank expired on December 15, 2003.

On September 20, 2000, the Company issued 3,750,000 shares of its Series A Convertible Cumulative Preferred Stock (“Series A Preferred Stock”) to certain existing stockholders including funds affiliated with Fenway, MDC and UBS Capital at a price of $4.00 per share for an aggregate offering price of $15,000,000. The Series A Preferred Stock is convertible into the number of shares of Common Stock equal to $4.00 plus accumulated dividends, if any, and unpaid dividends since the last dividend payment date divided by the initial conversion price of $3.35 (the “Conversion Price”). The Conversion Price is subject to adjustment for equity issuances by the Company at a price per share less than the Conversion Price. The issuance of warrants on May 1, 2002 (as adjusted) and July 8, 2002, as described in Note 10, activated certain anti—dilution provisions of the Company’s convertible preferred stock. Due to the issuance of warrants, the conversion price used in the calculation to convert the preferred stock liquidation preference value into shares of the Company’s common stock, if converted, was reduced from $3.35 per share to $3.24 per share. The Series A Preferred Stock converts at the Company’s option into shares of Common Stock in the event the Common Stock trades for 10 consecutive days at a price that is in excess of 200% of the Conversion Price. The Plan contemplates the cancellation of all shares of the Series A Preferred Stock without any distributions with respect thereto. See Notes 1 and 11.

In connection with the May 1, 2002 amendment to the Company’s senior secured debt agreement, certain entities affiliated with Fenway Partners, Inc. and McCown De Leeuw & Co. (the “Investors”) agreed to purchase on a subordinated basis, a participation of $10 million of the Company’s outstanding revolving loans. The Company issued 718,230 warrants to purchase common stock of the Company at $0.01 per share to these entities affiliated with the Investors as consideration for their willingness to enter into this Participation Agreement. The number of warrants issued for this service was subject to adjustment by the Special Committee of the Board of Directors, in consultation with outside advisors, and was not to exceed 1% of the number of shares of common stock outstanding on May 1, 2002. The warrants expire on April 30, 2012. The warrants were valued on May 1, 2002 at $4.3 million and were expensed during the second quarter of 2002 as the Revolving Loan Subordinated Participation Agreement was cancelled by the June 27, 2002 credit agreement amendment and the additional financing. In August 2002, the Special Committee of the Board of Directors reduced the number of warrants from 718,230 to 300,000, and as a result, the Company recorded a reduction of expense in the third quarter of 2002 of approximately $2.5 million. The Plan contemplates the cancellation of all warrants to purchase common stock of the Company without any distributions with respect thereto. See Notes 1 and 10.

On June 27, 2002, the Company secured commitments for $62.6 million of additional financing and further amended the senior secured debt agreement. The financing package included $25 million in the form of Senior Unsecured Promissory Notes from certain entities affiliated with the Investors. The Senior Unsecured Promissory Notes mature October 1, 2006, and accrue interest at the rate of 12% per annum, payable semi—annually. Any unpaid interest will accrue at a default rate of the applicable interest rate plus 2% per annum and will be payable at maturity. The Senior Unsecured Promissory Notes were purchased at a discount of $750,000. In addition to the discount, as part of the senior unsecured note agreement the Investors received warrants from the Company to purchase 2.1 million shares of common stock of the Company at $0.01 per share. The warrants were issued on July 8, 2002 and expire on July 7, 2012. A value of approximately $2.6 million was assigned to the warrants which was recorded as additional debt discount in the third quarter of 2002, and is being amortized as additional interest expense over the life of the debt. The Company received $15 million, less applicable discount, from the Investors on June 27, 2002, with the remaining $10 million, less applicable discount, received on July 2, 2002. In consideration of the $25 million financing provided by the Investors, the Revolving Loan Subordinated Participation Agreement, entered into on May 1, 2002 was terminated. The Plan contemplates that the holders of the Senior Unsecured Promissory Notes will be paid in full in cash, in respect of principal and interest, but will not receive approximately $1.9 million of unamortized original issue discount. See Notes 1 and 10.

On August 28, 2002, Dale F. Morrison became the Chairman of the Board and interim Chief Executive Officer of the Company. Mr. Morrison is employed by Fenway Partners Resources, Inc. Fenway Partners Resources, Inc. is affiliated with Fenway Partners Capital Fund, L.P. and Fenway Partners Capital Fund II, L.P., which are shareholders of the Company. Mr. Morrison earned $70,455, for his work with the Company from August 28, 2002 to December 31, 2002. This salary was paid to Mr. Morrison by Fenway Partners Resources, Inc., as a consultant to the Company. Fenway Partners Resources, Inc. charged to the Company the $70,455 it paid to Mr. Morrison for his services.

In January 2003, Mr. Morrison became an employee of the Company, but remains affiliated with Fenway.

In February 2004, the Compensation and Independent Committees of the Board of Directors approved a management retention plan in which Mr. Morrison and two Fenway employees that have provided consulting services to the Company at no cost, will receive at the time of completion of the Restructuring, a combined total of up to $2.6 million.

The Company entered into agreements in 1998 pursuant to which it agreed to pay transaction fees to each of Fenway, MDC III and Dartford Partners, an entity affiliated with the Company’s former chairman, of 0.333% of the acquisition price for future acquisitions by the Company. The Dartford agreement terminated upon the resignation of Mr. Wilson on February 17, 2000. The acquisition price is the sum of (i) the cash purchase price actually received by the seller, (ii) the fair market value of any equity securities issued by the seller, (iii) the face value of any debt securities issued to the seller less any discounts, (iv) the amount of liabilities assumed by the Company plus (v) the fair market value of any other property or consideration paid in connection with the acquisition, with installment or deferred payments to be calculated using the present value thereof.

The Company and certain stockholders of the Company have entered into the Securityholders Agreement, which provides for certain rights, including registration rights of the stockholders.

On July 7, 1999, Mr. Thomas O. Ellinwood, Executive Vice President, Aurora Brands, in connection with the tax liability associated with certain equity issuances to him, executed a secured promissory note payable on demand by the Company in the amount of $501,571 in favor of the company. If Mr. Ellinwood sells his shares of the Company’s Common Stock, he must repay his note. Mr. Ellinwood’s employment with the Company ended in April 2003 and the Company agreed that it would not require repayment of the note for a minimum period of 18 months. The interest payable on the note is reset annually on July 1st. The interest rate for the year ending June 30, 2004 is 1.23%. Mr. Ellinwood now contests his personal liability with reference to this note payable. The Company fully intends to pursue collection.

Note 21—Commitments and contingent liabilities

Litigation

During 2000, the Company was served with eighteen complaints in purported class action lawsuits filed in the U.S. District Court for the Northern District of California. The complaints received by the Company alleged that, among other things, as a result of accounting irregularities, the Company’s previously issued financial statements were materially false and misleading and thus constituted violations of federal securities laws by the Company and the directors and officers who resigned on February 17, 2000 (Ian R. Wilson, James B. Ardrey, Ray Chung and M. Laurie Cummings). The actions (the “Securities Actions”) alleged that the defendants violated Sections 10(b) and/or Section 20(a) of the Securities Exchange Act and Rule 10b—5 promulgated thereunder. The Securities Actions complaints sought damages in unspecified amounts. These Securities Actions purported to be brought on behalf of purchasers of the Company’s securities during various periods, all of which fell between October 28, 1998 and April 2, 2000.

On April 14, 2000, certain of the Company’s current and former directors were named as defendants in a derivative lawsuit filed in the Superior Court of the State of California, in the County of San Francisco, alleging breach of fiduciary duty, mismanagement and related causes of action based upon the Company’s restatement of its financial statements. The case was then removed to federal court in San Francisco.

On January 16, 2001 the Company announced that it reached a preliminary agreement to settle the securities class action and derivative lawsuits pending against the Company and its former management team in the U.S. District Court in the Northern District of California. On March 1, 2001, Stipulations of Settlement for the Securities Actions and derivative lawsuits were entered into in the U.S. District Court in the Northern District of California to fully resolve, discharge and settle the claims made in each respective lawsuit. On May 11, 2001, the United States District Court for the Northern District of California approved the settlement.

Under the terms of the settlement agreement, Aurora was required to pay the class members $26 million in cash and $10 million in common stock of the Company. On March 2, 2001, the Company entered into definitive agreements with certain members of former management to transfer between approximately 3 million and 3.6 million shares of common stock of the Company to the Company, in consideration for a resolution of any civil claims that the Company may have, and partially conditioned upon future events and circumstances. The cash component of the settlement was funded entirely by the Company’s insurance in the fourth quarter of 2001. Members of the class had the opportunity to opt out of the settlement agreement, and bring separate claims against the Company. Separate claims representing an immaterial number of shares did opt out of the settlement agreement.

Pursuant to the settlement agreement and the definitive agreements, the Company received 3,051,303 shares of its common stock from former management. During May, 2001, the Company distributed 465,342 shares of its common stock as settlement for the first $2.5 million of the common stock component of the settlement. On September 6, 2002, the Company distributed 5,319,149 shares of common stock to the settlement class as settlement for the remaining $7.5 million of the common stock portion of the settlement, following completion of the claims processing by the third—party claims administrator appointed by the court. This distribution was comprised of the remaining 2,586,041 shares held in treasury that had been received from former management, and 2,733,108 additional shares issued by the Company. This distribution, in conjunction with the distribution of 465,342 shares in May 2001, finalized the Company’s obligations under the shareholder settlement agreement. In addition, the Company has agreed to implement certain remedial measures, including the adoption of an audit committee charter, the reorganization of the Company’s finance department, the establishment of an internal audit function and the institution of a compliance program, as consideration for resolution of the derivative litigation.

The staff of the Securities and Exchange Commission (the “SEC”) and the United States Attorney for the Southern District of New York (the “U.S. Attorney”) also initiated investigations relating to the events that resulted in the restatement of the Company’s financial statements for prior periods (“Prior Events”). The SEC and the U.S. Attorney requested that the Company provide certain documents relating to the Company’s historical financial statements. On September 5, 2000, the Company received a subpoena from the SEC to produce documents in connection with the Prior Events. The SEC also requested certain information regarding some of the Company’s former officers and employees, correspondence with the Company’s auditors and documents related to financial statements, accounting policies and certain transactions and business arrangements.

On January 23, 2001 the U.S. Attorney announced indictments alleging financial accounting fraud against members of former management and certain former employees of the Company. Each of the individuals indicted pled guilty to the charges against them. The U.S. Attorney did not bring charges against the Company.

In a cooperation agreement with the U.S. Attorney, the Company confirmed that it would implement an extensive compliance program, which includes an internal audit function, a corporate code of conduct, a comprehensive policies and procedures manual, employee training and education on policies and procedures and adequate disciplinary mechanisms for violations of policies and procedures.

In addition, the Company consented to the entry of an order by the SEC requiring compliance with requirements for accurate and timely reporting of quarterly and annual financial results, and the maintenance of internal control procedures in connection with a civil action by the SEC concerning accounting irregularities at the Company in 1998 and 1999. Aurora did not either admit or deny any wrongdoing, and the SEC did not seek any monetary penalty. The Company also committed to continue to cooperate with the SEC in connection with its actions against certain former members of management and former employees.

The Company has substantially implemented the requirements of each of the settlements with the shareholder class, the U.S. Attorney and the SEC.

During the first quarter of 2002, the Company lost a dispute in arbitration associated with termination of a contract in 2000 and recorded additional expense of approximately $730,000. The total award and related costs of approximately $1.5 million were paid in April 2002.

The Company was a defendant in an action filed by a former employee in the U.S. District Court in the Eastern District of Missouri. The plaintiff alleged breach of contract, fraud and negligent misrepresentation as well as state law securities claims, and alleged damages in the amount of $3.7 million. In the first quarter of 2002, the plaintiff’s federal and state securities law claims were dismissed and the remaining claims were remanded to the Circuit Court for the City of St. Louis. Since the remand, the plaintiff has added claims for breach of contract and fiduciary duty, and for negligent misrepresentation and tortious interference with business expectancy. In October 2003, a formal mediation among the plaintiff and all defendants was held and the case was settled.

The Company is a defendant in an action filed by the State of Illinois regarding the Company’s St. Elmo facility. The Illinois Attorney General filed a complaint seeking a restraining order prohibiting further discharges by the City of St. Elmo from its publicly owned wastewater treatment facility in violation of Illinois law and enjoining the Company from discharging its industrial waste into the City’s treatment facility. The complaint also asked for fines and penalties associated with the City’s discharge from its treatment facility and the Company’s alleged operation of its production facility without obtaining a state environmental operating permit. On June 19, 2003, the Company and the Illinois Attorney General executed an Agreed Injunction Order settling all allegations in the complaint against the Company, other than any potential monetary fines or penalty. The Company intends to vigorously defend any future claim for fines or penalties.

In September 2003, a shareholder of the Company made a request, under Section 220 of the Delaware General Corporation Law, to inspect the Company’s books and records for the purpose of investigating, among other things, any potential fraud, mismanagement and insider trading. The Company has responded by providing the requesting shareholder copies of some of the requested records pursuant to a confidentiality agreement. No litigation has been filed, however, the shareholder objected to confirmation of the Company’s Bankruptcy Plan of Reorganization, based on its inclusion of a release by the Company of any claims against its Directors and Officers. This objection was denied as part of the bankruptcy confirmation order signed on February 20, 2004.

On December 8, 2003, the Company and its wholly owned subsidiary filed voluntary bankruptcy petitions in the United States Bankruptcy Court for the District of Delaware. On January 9, 2004, the Company filed its amended Plan and disclosure statement with the Bankruptcy Court, which was submitted to creditors entitled to vote on the Plan. Following approval by those creditors and after hearing and overruling objections to the Plan, on February 20, 2004 the Bankruptcy Court entered a confirmation order approving the Company’s Plan. One of the prepetition lenders has appealed its overruled objection, however the completion of the Restructuring has not been stayed and the appeal will be heard by the United States District Court for the District of Delaware at a future date to be determined. In addition, one of the lenders commenced an adversary proceeding relating to its objection to confirmation. The Bankruptcy Court granted summary judgment in favor of the Debtor in this adversary proceeding and such lender has also appealed from that order.

The Company is also subject to litigation in the ordinary course of business. In the opinion of management, it is remote that the ultimate outcome of any existing litigation will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Commitments and contingencies

As permitted under Delaware law, the Company has agreements with no specified term whereby the Company indemnifies its officers and directors for certain events or occurrences while the officer or director is or was serving in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has Director and Officer insurance policies that limit its exposure and enables the Company to recover a portion of any future amounts paid. As a result of its insurance policy coverage, the Company believes that the estimated fair value of the contingent commitments represented by these indemnification agreements is minimal. The Company has no liabilities recorded for these agreements as of December 31, 2003.

Note 22—Stock option and employee stock purchase plans

The Company has stock option plans and an employee stock purchase plan as described below. The Company applies APB 25 and its related interpretations in accounting for its plans. No compensation cost has been recognized for its stock option plans because grants have been made at exercise prices at or above fair market value of the common stock on the date of grant.

The Company has two stock option plans, the 1998 Long Term Incentive Plan (the “1998 Option Plan”) and the 2000 Equity Incentive Plan (the “2000 Incentive Plan”). Under the 1998 Option Plan, the Company is authorized to grant both incentive and non—qualified stock options to purchase common stock up to an aggregate amount of 3,500,000 shares. During 2003, 1,020,000 options were granted pursuant to the plan, which vest ratably over a three or four year period. A total of 382,300 shares remained available as of December 31, 2003. No incentive stock options may be granted with an exercise price less than fair market value of the stock on the date of grant; non—qualified stock options may be granted at any price but, in general, are not granted with an exercise price less than the fair market value of the stock on the date of grant. Options are generally granted with a term of ten years and vest ratably over three years beginning on either the first or third anniversary of the date of grant.

The terms of the 2000 Incentive Plan provide for the grant of up to 7 million options, stock appreciation rights, restricted stock, unrestricted stock, deferred stock or performance awards or a combination thereof. During 2003, 1,734,250 options were granted pursuant to the plan at option prices equal to fair market value at the dates of grant, which vest ratably over a three or four year period. A total of 1,171,762 shares remained available for grant at December 31, 2003.

The Plan contemplates that all common stock and outstanding common stock options and warrants will be cancelled at the completion of the Restructuring.

Presented below is a summary of stock option plans activity for the years shown:

	Options outstanding	Wtd. Avg. exercise price	Options exercisable	Wtd. Avg. exercise price
December 31, 2000	6,255,075	6.93	1,166,300	14.29
Granted	2,086,225	4.17
Exercised	(33,371)	4.98
Forfeited	(869,612)	9.92

December 31, 2001	7,438,317	5.98	2,617,132	9.37
Granted	2,864,000	1.92
Exercised	(102,253)	3.88
Forfeited	(1,383,321)	4.52

December 31, 2002	8,816,743	$4.68	4,528,390	$6.88
Granted	2,754,250	0.39
Forfeited	(2,760,679)	3.85

December 31, 2003	8,810,314	$3.60	4,452,358	$6.23

The following table provides additional information for options outstanding at December 31, 2003:

Range of prices	Number	Wtd. avg. remaining life	Wtd. avg. exercise price
$ 0.03 — 2.10	4,339,000	9.0	$0.54
$ 2.11 — 4.20	3,530,780	4.1	3.85
$ 4.21 — 6.30	227,834	6.8	5.18
$ 6.31 — 8.40	10,000	7.3	6.67
$ 14.71 — 16.80	55,250	4.2	16.23
$ 18.91 — 21.00	647,450	2.5	21.00

$ 0.03 — 21.00	8,810,314	6.5	$3.60

The following table provides additional information for options exercisable at December 31, 2003:

Range of prices	Number	Wtd. avg. exercise price
$ 0.03 — 2.10	434,418	$0.50
$ 2.11 — 4.20	3,150,573	3.87
$ 4.21 — 6.30	154,667	5.19
$ 6.31 — 8.40	10,000	6.67
$ 14.71 — 16.80	55,250	16.23
$ 18.91 — 21.00	647,450	21.00

$ 0.03 — 21.00	4,452,358	$6.23

The fair value of options granted, which is hypothetically amortized to expense over the option vesting period in determining the pro forma impact, has been estimated on the date of grant using the Black—Scholes option—pricing model with the following weighted average assumptions:

	2003	2002	2001
Expected life of option	7 yrs.	7 yrs.	7 yrs.
Risk—free interest rate	3.5%	4.0%	4.6%
Expected volatility of Aurora Foods common stock	102%	100%	80%
Expected dividend yield on Aurora Foods common stock	0.0%	0.0%	0.0%

The weighted average fair value of options granted during 2003, 2002 and 2001 determined using the Black—Scholes model is as follows:

	2003	2002	2001
Fair value of each option granted	$0.33	$1.00	$3.15
Total number of options granted (in millions)	2.75	2.86	2.09

Total fair value of all options granted (in millions)	$0.91	$2.86	$6.57

The Company had a stock purchase plan, the 1998 Employee Stock Purchase Plan (the “1998 Purchase Plan”) covering an aggregate of 400,000 shares of common stock. Under the 1998 Purchase Plan, as amended, eligible employees have the right to purchase common stock at 85% of the fair market value of the common stock on the commencement date of each six month offering period. Purchases are made from accumulated payroll deductions of up to 15% of such employee’s earnings, limited to 2,000 shares during a calendar year. During the years ended December 31, 2003, 2002 and 2001, 0, 13,094 and 99,414 shares were purchased at weighted average prices of $0, $1.65 and $2.81 per share, respectively. In June 2003, the Board of Directors suspended this plan.

Note 23—Loss per share and number of common shares outstanding

Basic loss per share represents the loss available to common stockholders divided by the weighted average number of common shares outstanding during the measurement period. Diluted loss per share represents the loss available to common stockholders divided by the weighted average number of common shares outstanding during the measurement period while also giving effect to all potentially dilutive common shares that were outstanding during the period. Potentially dilutive common shares consist of stock options (the dilutive impact is calculated by applying the “treasury stock method”), the outstanding Convertible Cumulative Preferred Stock and the common stock warrants which were approximately 7.6 million, 8.2 million and 7.2 million for the years ended December 31, 2003, 2002 and 2001, respectively. The Company has had net losses available to common stockholders in each year, therefore the impact of these potentially dilutive common shares has been antidilutive.

The table below summarizes the numerator and denominator for the basic and diluted loss per share calculations (in thousands except per share amounts):

	Year ended December 31,
	2003 (as restated — See Note 2)	2002 (as restated — See Note 2)	2001 (as restated — See Note 2)
Numerator:
Net loss available to common stockholders before cumulative effect of accounting change	$(269,100)	$(286,286)	$(84,234)
Cumulative effect of accounting change, net of tax	—	(228,150)	—

Net loss available to common stockholders	$(269,100)	$(514,436)	$(84,234)

Denominator—Basic shares: Average common shares outstanding	77,319	73,511	72,499

Basic loss per share	$(3.48)	$(7.00)	$(1.16)

Denominator—Diluted shares: Average common shares outstanding	77,319	73,511	72,499
Dilutive effect of common stock equivalents	—	—	—

Total diluted shares	77,319	73,511	72,499

Diluted loss per share	$(3.48)	$(7.00)	$(1.16)

The number of shares of common stock outstanding and the changes during the years ended December 31, 2003, 2002 and 2001 were as follows (in thousands):

	Common Stock Issued	Treasury Stock	Net Outstanding
Shares at December 31, 2000	74,124	—	74,124
Receipt of shares from former management	—	(3,051)	(3,051)
Distribution of shares to shareholder class	—	465	465
Employee stock purchases	99	—	99
Restricted stock awards and stock options exercised	31	—	31

Shares at December 31, 2001	74,254	(2,586)	71,668
Distribution of shares to shareholder class	2,733	2,586	5,319
Employee stock purchases	13	—	13
Restricted stock awards and stock options exercised	155	—	155

Shares at December 31, 2002	77,155	—	77,155
Conversion of preferred stock	704	—	704

Shares at December 31, 2003	77,859	—	77,859

Note 24—Segment information

The Company groups its business in three operating segments: retail, foodservice and other distribution channels. Many of the Company’s brands are sold through each of the segments. The retail distribution segment includes all of the Company’s brands and products sold to customers who sell or distribute these products to consumers through supermarkets, grocery stores and normal grocery retail outlets. The foodservice segment includes both branded and non—branded products sold to customers such as restaurants, business/industry and schools. The other distribution channels segment includes sales of branded and private label products to club stores, the military, mass merchandisers, convenience, drug and chain stores, as well as exports from the United States.

The Company’s segments are consistent with the organization and responsibilities of management reporting to the chief operating decision—maker for the purpose of assessing performance. The Company’s definition of segment contribution differs from operating income as presented in its primary financial statements and a reconciliation of the segmented and consolidated results is provided in the following table. Interest expense, financing costs and income tax amounts are not allocated to the operating segments.

The Company’s assets are not managed or maintained on a segmented basis. Property, plant and equipment is used in the production and packaging of products for each of the segments. Cash, accounts receivable, prepaid expenses, other assets and deferred tax assets are maintained and managed on a consolidated basis and generally do not pertain to any particular segment. Inventories include primarily raw materials and packaged finished goods, which in most circumstances are sold through any or all of the segments. The Company’s goodwill and other intangible assets, which include its tradenames, are used by and pertain to the activities and brands sold across all of its segments. As no segmentation of the Company’s assets, depreciation expense (included in fixed manufacturing costs and general and administrative expenses) or capital expenditures is maintained by the Company, no allocation of these amounts has been made solely for purposes of segment disclosure requirements.

Sales to one of the Company’s customers in the retail segment were approximately 18%, 19% and 13% of retail net sales in 2003, 2002 and 2001, respectively.

The following table presents a summary of operations by segment for the years ended December 31, 2003, 2002 and 2001 (in thousands):

	Year ended December 31,
	2003 (as restated — See Note 2)	2002	2001
Net sales:
Retail	$550,034	$591,045	$662,138
Food Service	62,950	59,305	59,526
Other	101,123	106,002	104,695

Total	$714,107	$756,352	$826,359

Segment contribution and operating (loss) income:
Retail	$193,948	$171,533	$211,926
Food Service	24,190	20,936	23,875
Other	26,087	26,572	29,506

Segment contribution	244,225	219,041	265,307

Fixed manufacturing costs	(77,150)	(84,374)	(72,816)
Amortization of intangibles	(12,544)	(10,348)	(44,670)
Selling, general and administrative expenses	(54,795)	(58,991)	(58,035)
Administrative restructuring, retention and divestiture costs	(7,913)	—	—
Financial restructuring costs	(16,754)	—	—
Goodwill and tradename impairment charges	(238,812)	(67,091)	—
Plant closure and asset impairment charges	3,037	(53,225)	—
Other financial, legal, accounting and consolidation income	—	—	3,066

Operating income (loss)	$(160,706)	$(54,988)	$92,852

The following supplemental information provides net sales by product line across all segments (in thousands):

	Actual Years Ended December 31,
	2003	2002	2001
Net sales:
Baking mixes and frostings	$214,238	$227,990	$218,330
Seafood	125,827	127,273	169,777
Syrup and mixes	102,115	114,259	120,786
Breakfast products	103,925	104,802	97,661
Bagels	92,724	96,947	115,949
All other	75,278	85,081	103,856

	$714,107	$756,352	$826,359

Note 25—Quarterly financial data (unaudited)

The information in this footnote has been revised from the information previously reported to reflect the Company’s restatement of its financial statements for the year ended December 31, 2002. The restatement does not affect previously recorded net sales, gross profit or operating income (loss). See Note 2 for description of the restatement.

Unaudited quarterly financial data for the years ended December 31, 2003 and 2002 are as follows (in thousands, except per share data):

	Three months ended
	March 31,	June 30,	September 30,	December 31,
Year ended December 31, 2003:
Net sales	$190,207	$161,092	$169,968	$192,840
Gross profit	72,330	63,245	68,129	71,216
Operating income (loss)	21,806	17,806	20,417	(220,735)
Net loss	(7,949)	(14,946)	(12,692)	(232,178)
Basic and diluted loss per share available to common stockholders(a)	$(0.11)	$(0.20)	$(0.17)	$(3.00)
Year ended December 31, 2002:
Net sales	$194,126	$172,894	$181,254	$208,078
Gross profit	59,667	60,803	68,032	73,407
Operating income (loss)	3,016	(16,509)	27,360	(68,855)
Net loss before cumulative effect of accounting change	(125,691)	(55,730)	(5,822)	(97,690)
Net loss	(353,841)	(55,730)	(5,822)	(97,690)
Basic and diluted loss per share available to common stockholders before cumulative effect of accounting change	$(1.76)	$(0.78)	$(0.08)	$(1.27)
Basic and diluted loss per share available to common stockholders(a)	$(4.94)	$(0.78)	$(0.08)	$(1.27)

(a)	Basic and diluted loss per share available to common stockholders is computed independently for each of the periods presented and, therefore, may not sum to the total for the year.

The following table summarizes the restated results for the quarter ended December 31, 2003 due to errors in the independent valuation utilized in calculating the goodwill charge (in thousands except per share amounts). See Note 2.

	As previously reported	As restated
Operating income (loss)	$(202,436)	$(220,735)
Net loss	(222,016)	(232,178)
Basic and diluted loss per share available to common stockholders	$(2.86)	$(3.00)

The following table summarizes the restated results for the quarter ended March 31, 2002 due to the adoption of FAS 142 (in thousands except per share amounts):

	As Reported	Transitional Restatement in 2002(1)	As Restated(2)
Net loss:
Net loss before cumulative effect of change in accounting principle	$(12,924)	$(12,924)	$(125,691)
Cumulative effect of change in accounting, net of tax	(94,893)	(167,379)	(228,150)

Net loss	(107,817)	(180,303)	(353,841)
Preferred dividends	(331)	(331)	(331)

Net loss available to common stockholders	$(108,148)	$(180,634)	$(354,172)

Basic and diluted loss per share available to common stockholders:
Loss before cumulative effect of accounting change	$(0.19)	$(0.19)	$(1.76)
Cumulative effect of change in accounting, net of tax	(1.32)	(2.33)	(3.18)

Net loss available to common stockholders	$(1.51)	$(2.52)	$(4.94)

(1)	The selected financial data reflects the restated amounts recorded pursuant to the transitional adoption provisions of FAS 142, as previously reported.

(2)	The selected financial data reflects the additional changes due to the restatement for matters relating to the accounting for deferred taxes. See Note 2 to the Consolidated Financial Statements.

Significant adjustments in quarterly periods

During the fourth quarter 2003, the Company filed for bankruptcy and in accordance to SOP 90—7 charged the unamortized premium and deferred financing costs to expense as part of the reorganization items in the accompanying consolidated statements of operations. In addition, the Company recorded the remainder of the potential excess leverage and asset sale fees. See Note 9. In addition, the Company recorded $6.8 million of charges related to excess and obsolete inventory. The Company also recorded expense of $238.8 million as goodwill impairment charges.

Several significant items impacted the quarterly results of 2002. Results for the first quarter of 2002 include adjustments of $20.1 million principally from changes in estimates. These adjustments consisted primarily of net sales adjustments of $17.7 million, principally for trade promotion costs, along with a charge to cost of sales of approximately $1 million for unresolved inventory disputes and $1.1 million charged to selling, general and administrative costs, principally associated with an executive’s severance. The Company also recorded charges of approximately $29.9 million in the second quarter of 2002 related to plant closure charges for the West Seneca facility and charges of approximately $23.3 million in the fourth quarter of 2002 related to plant closure charges for the West Seneca and Yuba City facilities and impaired fixed assets, as described in Note 14. As described in Note 7, the Company recorded additional charges of approximately $8.0 million in the fourth quarter for excess and obsolete inventory items. In addition, in the fourth quarter the Company completed its annual review of the carrying value of goodwill and indefinite—lived intangibles, recording a charge for impaired goodwill and tradenames of approximately $67.1 million, as described in Note 9. As described in Note 2 and 17, the Company also recorded a valuation allowance on its deferred tax assets as of December 31, 2001, as management determined that it was more likely than not that the Company would not be able to realize those assets.

Note 26—Condensed financial statements of subsidiary

Sea Coast is the Company’s only subsidiary and is a guarantor of all of the Company’s indebtedness, except the senior unsecured promissory notes. As a result, the condensed financial statements as of December 31, 2003 and 2002, and for the years ended December 31, 2003, 2002 and 2001, are included below:

Sea Coast Foods, Inc.

(Debtor—in—Possession)

balance sheets

	December 31,
(Dollars in thousands)	2003	2002 (As restated – See Note 2)
Assets
Current assets:
Accounts receivable (net of allowance of $58 and 34, respectively)	$1,934	$1,845
Inventories	5,738	13,764

Total current assets	7,672	15,609
Property, plant and equipment, net	1,415	—
Tradenames	5,333	8,000
Other assets	108	168

Total assets	$14,528	$23,777

Liabilities and stockholder’s deficit
Current liabilities:
Accounts payable	$459	$206
Accrued expenses	392	443

Total current liabilities	851	649
Due to parent	70,917	74,695

Total liabilities	71,768	75,344

Stockholder’s deficit:
Common stock	1	1
Paid—in capital	200	200
Accumulated deficit	(57,441)	(51,768)

Total stockholder’s deficit	(57,240)	(51,567)

Total liabilities and stockholder’s deficit	$14,528	$23,777

Sea Coast Foods, Inc.

(Debtor—in—Possession)

statement of operations

	Years ended December 31,
(Dollars in thousands)	2003	2002 (As restated – See Note 2)	2001 (As restated – See Note 2)
Net sales	$28,847	$40,156	$52,456
Cost of goods sold	(21,554)	(30,363)	(39,616)

Gross profit	7,293	9,793	12,840

Brokerage, distribution and marketing expenses: Brokerage and distribution	(3,249)	(4,573)	(6,292)
Consumer marketing	(398)	(1,003)	(612)

Total brokerage, distribution and marketing expenses	(3,647)	(5,576)	(6,904)
Amortization of intangibles	(2,821)	—	(1,829)
Selling, general and administrative expenses	(1,801)	(2,528)	(3,156)
Goodwill and tradname impairment charges	—	(8,936)	—
Plant closures	1,045	(1,045)	—

Total operating expenses	(7,224)	(18,085)	(11,889)

Operating income (loss)	69	(8,292)	951
Interest expense, net	(5,742)	(6,099)	(6,252)

Loss before income taxes	(5,673)	(14,391)	(5,301)
Income tax (expense) benefit	—	(59)	1,430

Net loss before cumulative effect of change in accounting	(5,673)	(14,450)	(3,871)
Cumulative effect of change in accounting	—	(37,298)	—

Net loss	$(5,673)	$(51,748)	$(3,871)

Sea Coast Foods, Inc.

(Debtor—in—Possession)

statement of cash flows

	Years ended December 31,
(Dollars in thousands)	2003	2002 (As restated – See Note 2)	2001 (As restated – See Note 2)
Cash flows from operating activities:
Net loss	$(5,673)	$(51,748)	$(3,871)
Cumulative effect of change in accounting	—	37,298	—
Adjustments to reconcile net loss to cash used in operating activities: Depreciation and amortization	3,034	164	2,151
Deferred taxes	—	—	167
Plant closures	(1,045)	1,045	—
Intangible asset impairment charges	—	8,936	—
Change in assets and liabilities: Accounts receivable	(89)	253	1,821
Inventories	8,026	22	(3,371)
Prepaid expenses and other assets	—	1,323	16
Accounts payable	253	(1,544)	(366)
Accrued expenses	(51)	(781)	(60)

Net cash from operating activities	4,455	(5,032)	(3,513)

Cash flow used in investing activities: Asset additions	(94)	(229)	(1,107)

Net cash from investing activities	(94)	(229)	(1,107)

Cash flows from financing activities: Intercompany borrowings	(4,361)	5,261	4,620

Net cash from financing activities	(4,361)	5,261	4,620

Net change in cash	—	—	—
Beginning cash and cash equivalents	—	—	—

Ending cash and cash equivalents	$—	$—	$—

Note 27—Subsequent events

On January 8, 2004, the Company and CEH LLC entered into an amendment to the Merger Agreement which, among other things, clarified that the Sub Debt claims include accrued interest on the Sub Debt through commencement of the Debtor’s bankruptcy case.

At a hearing on January 9, 2004, the disclosure statement relating to the reorganization of the Company, as amended and supplemented since its original filing on December 8, 2003, was approved by the Bankruptcy Court. The disclosure statement includes the relevant information necessary for all interested parties to make a decision on the acceptability of the proposed Plan. The disclosure statement includes information relating to the circumstances that gave rise to the filing of the bankruptcy petition, certain risk factors to be considered, a description of the Company’s business, information regarding the future management of the reorganized company, a summary of the proposed Plan, financial information, valuations and pro forma projections that are relevant to the creditors’ determinations of whether to accept or reject the Plan and a liquidation analysis.

On January 12 and 13, 2004, the Company and its subsidiary Sea Coast, mailed to the holders of the Company’s Sub Debt a first amended joint reorganization plan, dated January 9, 2004, in connection with the Company’s pending cases filed with the Bankruptcy Court.

On January 22, 2004, the Company announced the integration plans for the combined operations of the Company and Pinnacle following the Company’s pending Reorganization, which included the termination of approximately 220 employees primarily located in the Company’s corporate headquarters and the consolidation of corporate functions for the reorganized company in New Jersey.

On February 20, 2004, the Bankruptcy Court entered a confirmation order approving the Company’s previously announced Plan and overruled all objections to the Plan. One of the prepetition lenders has appealed its overruled objection, however the completion of the Restructuring has not been stayed and the appeal will be heard by the United States District Court for the District of Delaware at a future date to be determined. In addition, one of the lenders commenced an adversary proceeding relating to its objection to confirmation. The Bankruptcy Court granted summary judgment in favor of the Debtor in this adversary proceeding and such lender has also appealed from that order.

The Company’s engagement of J.P. Morgan Securities Inc. as financial advisor was terminated on March 12, 2004 and its engagement of Merrill Lynch, Pierce, Fenner & Smith Corporated as financial advisor will be terminated as of the date of closing of any specified transaction involving J.W. Childs Associates, L.P. or any of its affiliates, including the closing of the transactions under the Merger Agreement.

On March 19, 2004, the Company announced that the Plan became effective and the Company had completed its previously announced merger with Pinnacle. The reorganized company has been renamed Pinnacle Foods Group Inc. In addition, the Company terminated its registration under Section 12(g) of the Securities Exchange Act of 1934.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by Pinnacle Foods Group Inc. in connection with the offer and sale of the securities being registered. All amounts are estimates.

Printing and engraving expenses	$25,000
Legal fees and expenses	15,000
Accounting fees and expenses	100,000

Total	$140,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Registrant is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

•	to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

•	the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•	the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 14, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Registrant, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of Registrant under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). Registrant may, in its discretion, similarly indemnify its employees and agents. Registrant’s Amended and Restated Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, Registrant will indemnify any and all of its officers, directors, employees and agents. In addition, Registrant’s Amended and Restated Certificate relieves its directors from monetary damages to Registrant or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

Registrant currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of Registrant.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

None.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits.

Exhibit Number	Description of exhibit

2.1*	Agreement and Plan of Reorganization and Merger, by and between, Aurora Foods Inc. and Crunch Equity Holding, LLC, dated as of November 25, 2003

2.2*	Amendment No. 1, dated January 8, 2004, to the Agreement and Plan of Reorganization and Merger, by and between, Aurora Foods Inc. and Crunch Equity Holding, LLC, dated as of November 25, 2003

2.3*	Agreement and Plan of Merger, dated March 19, 2004, between Aurora Foods Inc. and Pinnacle Foods Holding Corporation

3.1*	First Amended and Restated Certificate of Incorporation of Aurora Foods Inc., dated March 19, 2004

3.2*	Aurora Foods Inc. Amended and Restated Bylaws, as adopted on March 19, 2004

4.1*	Indenture dated November 25, 2003, among Pinnacle Foods Holding Corporation; Pinnacle Foods Corporation; PF Sales, LLC; PF Distribution, LLC; Pinnacle Foods Brands Corporation; PF Standards Corporation; Pinnacle Foods Management Corporation, PF Sales (N. Central Region) Corp. and Wilmington Trust Company.

4.2*	Supplemental Indenture dated as of March 19, 2004 among Aurora Foods Inc., Sea Coast Foods, Inc., Pinnacle Foods Holding Corporation; Pinnacle Foods Corporation; PF Sales, LLC; PF Distribution, LLC; Pinnacle Foods Brands Corporation; PF Standards Corporation; Pinnacle Foods Management Corporation, PF Sales (N. Central Region) Corp. and Wilmington Trust Company.

4.3*	Exchange and Registration Rights Agreement, dated as of November 25, 2003, between J.P. Morgan Securities Inc.; Deutsche Bank Securities Inc.; Pinnacle Foods Holding Corporation; Pinnacle Foods Corporation; PF Sales, LLC; PF Distribution, LLC; Pinnacle Foods Brands Corporation; PF Standards Corporation; Pinnacle Foods Management Corporation and PF Sales (N. Central Region) Corp.

4.4*	Exchange and Registration Rights Agreement, dated as of February 20, 2004, between J.P. Morgan Securities Inc.; Citigroup Global Markets Inc., CIBC World Markets Corp., Deutsche Bank Securities Inc.; Pinnacle Foods Holding Corporation; Pinnacle Foods Corporation; PF Sales, LLC; PF Distribution, LLC; Pinnacle Foods Brands Corporation; PF Standards Corporation; Pinnacle Foods Management Corporation and PF Sales (N. Central Region) Corp.

5.1*	Opinion of O’Melveny & Myers LLP

9.1*	Voting Trust Agreement, dated as of March 18, 2004, by and among the Voting Trustees party thereto, Wilmington Trust Company, the signatories to the Trust Accession Instruments listed on Schedule I thereto, Aurora Foods Inc. and Crunch Equity Holding, LLC

10.1*	Credit Agreement, dated as of November 25, 2003 among Crunch Holding Corp., Pinnacle Foods Holding Corporation, certain Lenders, Deutsche Bank Trust Company Americas, General Electric Capital Corporation, JPMorgan Chase Bank, Citicorp North America, Inc. and Canadian Imperial Bank of Commerce.

10.2*	Assumption Agreement to the Credit Agreement, dated as of March 19, 2004

10.3*	Guarantee and Collateral Agreement dated as of November 25, 2003

10.4*	Supplement No. 1 to the Collateral Agreement, dated March 19, 2004, between Aurora Foods Inc. and Deutsche Bank Trust Company Americas.

10.5*	Supplement No. 2 to the Collateral Agreement, dated March 19, 2004, between Sea Coast Foods, Inc. and Deutsche Bank Trust Company Americas.

10.6*	Amended and Restated Members’ Agreement of Crunch Equity Holding, LLC, dated March 19, 2004.

10.7*	Amended and Restated Operating Agreement of Crunch Equity Holding, LLC, dated March 19, 2004.

10.8*	Management Agreement, dated as of November 25, 2003, by and among Pinnacle Foods Holding Corporation, J.P. Morgan Partners, LLC and J.W. Childs Associates, L.P.

10.9*	Amended and Restated Indemnity Agreement, dated May 4, 2004, between Crunch Equity Holding LLC and the Class 6 Claim holders party thereto.

10.10*	Crunch Holding Corporation Registration Rights Agreement, dated as of March 19, 2004, among Crunch Holding Corp. and certain investors party thereto.

10.11*	Amended and Restated Employment Agreement dated November 25, 2003 between PFHC and C. Dean Metropoulos

10.12*	Amended and Restated Employment Agreement dated November 25, 2003 between PFHC and Evan Metropoulos

10.13*	Amended and Restated Employment Agreement dated November 25, 2003 between PFHC and Michael Dion

10.14*	Amended and Restated Employment Agreement dated November 25, 2003 between PFHC and Louis Pellicano

10.15*	Indemnification Agreement, dated May 22, 2001, between Pinnacle Foods Holding Corporation and C. Dean Metropoulos

10.16*	Amendment No. 1, dated November 25, 2003, to the Indemnification Agreement, dated May 22, 2001, between Pinnacle Foods Holding Corporation and C. Dean Metropoulos

10.17*	Crunch Holding Corp. 2004 Stock Option Plan, effective as of March 19, 2004

10.18*	Crunch Holding Corp. 2004 California Stock Option Plan, effective as of March 19, 2004

10.19*	Crunch Holding Corp. 2004 Stock Purchase Plan, effective as of March 19, 2004

10.20*	Crunch Holding Corp. 2004 California Stock Purchase Plan, effective as of March 19, 2004

10.21*	Fee Agreement, dated as of September 12, 2003, by and between Crunch Acquisition Corp., J.P. Morgan Partners, LLC and J.W. Childs Associates, L.P.

10.22*	Fee Agreement, dated November 25, 2003, by and among Pinnacle Foods Holding Corporation, CDM Capital LLC and Crunch Holding Corp.

10.23*	Amendment No. 1, dated December 8, 2003, to the Fee Agreement, dated November 25, 2003, by and among Pinnacle Foods Holding Corporation, CDM Capital LLC and Crunch Holding Corp.

10.24*	Tax Sharing Agreement, dated as of November 25, 2003, by and among Crunch Holding Corp., Pinnacle Foods Holding Corporation, Pinnacle Foods Corporation, Pinnacle Foods Management Corporation, Pinnacle Foods Brands Corporation, PF Sales (N. Central Region) Corp., PF Sales, LLC, PF Distribution, LLC and PF Standards Corporation

10.25*	Lease, dated May 23, 2001, between Brandywine Operating Partnership, L.P. and Pinnacle Foods Corporation (Cherry Hill, New Jersey)

10.26*	Lease, dated August 10, 2001, between 485 Properties, LLC and Pinnacle Foods Corporation (Mountain Lakes, New Jersey); Amendment No. 1, dated November 23, 2001; Amendment No. 2, dated October 16, 2003.

10.27*	Swanson Trademark License Agreement (U.S.) by and between CSC Brands, Inc. and Vlasic International Brands Inc., dated as of March 24, 1998

10.28*	Swanson Trademark License Agreement (Non-U.S.) by and between Campbell Soup Company and Vlasic International Brands Inc., dated as of March 26, 1998

10.29*	Technology Sharing Agreement by and between Campbell Soup Company and Vlasic Foods International Inc., dated as of March 26, 1998

10.30**	Amendment No. 1 and Waiver, dated November 1, 2004, to the Credit Agreement dated as of November 25, 2003

10.31**	Amendment No. 2 and Waiver, dated November 19, 2004, to the Credit Agreement dated as of November 25, 2003

12.1	Computation of Ratios of Earnings to Fixed Charges

12.2	Pro Forma Computation of Ratios of Earnings to Fixed Charges

14.1**	Code of Ethics

21.1	Subsidiaries of Pinnacle Foods Group Inc.

23.1*	Consent of O’Melveny & Myers LLP (Included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP with respect to Pinnacle Foods Holding Corporation and Subsidiaries

23.3	Consent of PricewaterhouseCoopers LLP with respect to the Frozen Foods and Condiments Business of Vlasic Foods International Inc.

23.4	Consent of PricewaterhouseCoopers LLP with respect to Aurora Foods Inc.

24.1	Power of Attorney (included in signature pages)

25.1**	Form T-1 (Wilmington Trust Company)

*	Incorporated by reference to Exhibits to the Registration Statement on Form S-4 of the Registrant, filed on August 20, 2004

**	Incorporated by reference to Exhibits to the Amendment No. 1 to the Registration Statement on Form S-4 of the Registrant, filed on December 23, 2004

(b) Schedule II - Valuation and Qualifying Accounts

VALUATION AND QUALIFYING ACCOUNTS

	Balance August 1, 2001	Additions		Deductions	Balance July 31, 2002
(in thousands)		Charged to Cost and Expense	Impact of Business Acquisitions
Inventory reserve	$569	$1,998	$—	$(1,102)	$1,465
Deferred tax valuation allowance	13,017	—	(9,011)	(2,029)	1,977

	$13,586	$1,998	$(9,011)	$(3,131)	$3,442

	Balance August 1, 2002	Additions		Deductions	Balance July 31, 2003
		Charged to Cost and Expense	Impact of Business Acquisitions
Inventory reserve	$1,465	$640	$—	$(996)	$1,109
Deferred tax valuation allowance	1,977	274	—	—	2,251

	$3,442	$914	$—	$(996)	$3,360

	Balance August 1, 2003	Additions		Deductions	Balance November 24, 2003
		Charged to Cost and Expense	Impact of Business Acquisitions
Inventory reserve	$1,109	$516	$—	$(225)	$1,400
Deferred tax valuation allowance	2,251	487	—	—	2,738

	$3,360	$1,003	$—	$(225)	$4,138

	Balance November 25, 2003	Additions		Deductions	Balance July 31, 2004
		Charged to Cost and Expense	Impact of Business Acquisitions
Inventory reserve	$1,400	$7,217	$4,406	$(599)	$12,424
Deferred tax valuation allowance	2,738	27,703	289,270	—	319,711

	$4,138	$34,920	$293,676	$(599)	$332,135

	Balance August 1, 2004	Additions		Deductions	Balance December 26, 2004
		Charged to Cost and Expense	Impact of Business Acquisitions
Inventory reserve	$12,424	$7,766	$—	$(3,566)	$16,624
Deferred tax valuation allowance	319,711	18,650	—	—	338,361

	$332,135	$26,416	$—	$(3,566)	$354,985

All other schedules have been omitted because they are either not applicable or the required information has been disclosed in the financial statements or notes hereto.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(c) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cherry Hill, New Jersey, on December 19, 2005.

PINNACLE FOODS GROUP INC.

By:	/s/ N. Michael Dion
Name:	N. Michael Dion
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints N. Michael Dion and Kevin G. O’Brien, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ C. Dean Metropoulos C. Dean Metropoulos	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	December 19, 2005

/s/ N. Michael Dion N. Michael Dion	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 19, 2005

/s/ Stephen P. Murray Stephen P. Murray	Director	December 19, 2005

/s/ Terry Peets Terry Peets	Director	December 19, 2005

/s/ Kevin G. O’Brien Kevin G. O’Brien	Director	December 19, 2005

/s/ John W. Childs John W. Childs	Director	December 19, 2005

/s/ Adam L. Suttin Adam L. Suttin	Director	December 19, 2005

/s/ Raymond B. Rudy Raymond B. Rudy	Director	December 19, 2005

/s/ David R. Jessick David R. Jessick	Director	December 19, 2005

/s/ Rajath Shourie Rajath Shourie	Director	December 19, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cherry Hill, New Jersey, on December 19, 2005.

PINNACLE FOODS CORPORATION

By:	/s/ N. Michael Dion
Name:	N. Michael Dion
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints N. Michael Dion and Kevin G. O’Brien, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ C. Dean Metropoulos C. Dean Metropoulos	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	December 19, 2005

/s/ N. Michael Dion N. Michael Dion	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 19, 2005

/s/ Stephen P. Murray Stephen P. Murray	Director	December 19, 2005

/s/ Terry Peets Terry Peets	Director	December 19, 2005

/s/ Kevin G. O’Brien Kevin G. O’Brien	Director	December 19, 2005

/s/ John W. Childs John W. Childs	Director	December 19 , 2005

/s/ Adam L. Suttin Adam L. Suttin	Director	December 19 , 2005

/s/ Raymond B. Rudy Raymond B. Rudy	Director	December 19, 2005

/s/ David R. Jessick David R. Jessick	Director	December 19, 2005

/s/ Rajath Shourie Rajath Shourie	Director	December 19, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cherry Hill, New Jersey, on December 19, 2005.

PINNACLE FOODS MANAGEMENT CORPORATION

By:	/s/ N. Michael Dion
Name:	N. Michael Dion
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints N. Michael Dion and Kevin G. O’Brien, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ C. Dean Metropoulos C. Dean Metropoulos	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	December 19, 2005

/s/ N. Michael Dion N. Michael Dion	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 19, 2005

/s/ Kevin G. O’Brien Kevin G. O’Brien	Director	December 19, 2005

/s/ Adam L. Suttin Adam L. Suttin	Director	December 19, 2005

/s/ Rajath Shourie Rajath Shourie	Director	December 19, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cherry Hill, New Jersey, on December 19, 2005.

PF STANDARDS CORPORATION

By:	/s/ N. Michael Dion
Name:	N. Michael Dion
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints N. Michael Dion and Kevin G. O’Brien, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ C. Dean Metropoulos C. Dean Metropoulos	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	December 19, 2005

/s/ N. Michael Dion N. Michael Dion	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 19, 2005

/s/ Kevin G. O’Brien Kevin G. O’Brien	Director	December 19, 2005

/s/ Adam L. Suttin Adam L. Suttin	Director	December 19, 2005

/s/ Rajath Shourie Rajath Shourie	Director	December 19, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cherry Hill, New Jersey, on December 19, 2005.

SEA COAST FOODS, INC.

By:	/s/ N. Michael Dion
Name:	N. Michael Dion
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints N. Michael Dion and Kevin G. O’Brien, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ C. Dean Metropoulos C. Dean Metropoulos	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	December 19, 2005

/s/ N. Michael Dion N. Michael Dion	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 19, 2005

/s/ Kevin G. O’Brien Kevin G. O’Brien	Director	December 19, 2005

/s/ Adam L. Suttin Adam L. Suttin	Director	December 19, 2005

/s/ Rajath Shourie Rajath Shourie	Director	December 19, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cherry Hill, New Jersey, on December 19, 2005.

PINNACLE FOODS BRANDS CORPORATION

By:	/s/ N. Michael Dion
Name:	N. Michael Dion
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints N. Michael Dion and Kevin G. O’Brien, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ N. Michael Dion N. Michael Dion	President and Chief Financial Officer (Principal Executive Officer; Principal Financial and Accounting Officer)	December 19, 2005

/s/ Jack F. Kroeger Jack F. Kroeger	Director	December 19, 2005

/s/ Lana Towers Lana Towers	Director	December 19, 2005

/s/ Anthony LoBue Anthony LoBue	Director	December 19, 2005

EXHIBIT INDEX

Exhibit Number	Description of exhibit
2.1*	Agreement and Plan of Reorganization and Merger, by and between, Aurora Foods Inc. and Crunch Equity Holding, LLC, dated as of November 25, 2003

2.2*	Amendment No. 1, dated January 8, 2004, to the Agreement and Plan of Reorganization and Merger, by and between, Aurora Foods Inc. and Crunch Equity Holding, LLC, dated as of November 25, 2003

2.3*	Agreement and Plan of Merger, dated March 19, 2004, between Aurora Foods Inc. and Pinnacle Foods Holding Corporation

3.1*	First Amended and Restated Certificate of Incorporation of Aurora Foods Inc., dated March 19, 2004

3.2*	Aurora Foods Inc. Amended and Restated Bylaws, as adopted on March 19, 2004

4.1*	Indenture dated November 25, 2003, among Pinnacle Foods Holding Corporation; Pinnacle Foods Corporation; PF Sales, LLC; PF Distribution, LLC; Pinnacle Foods Brands Corporation; PF Standards Corporation; Pinnacle Foods Management Corporation, PF Sales (N. Central Region) Corp. and Wilmington Trust Company.

4.2*	Supplemental Indenture dated as of March 19, 2004 among Aurora Foods Inc., Sea Coast Foods, Inc., Pinnacle Foods Holding Corporation; Pinnacle Foods Corporation; PF Sales, LLC; PF Distribution, LLC; Pinnacle Foods Brands Corporation; PF Standards Corporation; Pinnacle Foods Management Corporation, PF Sales (N. Central Region) Corp. and Wilmington Trust Company.

4.3*	Exchange and Registration Rights Agreement, dated as of November 25, 2003, between J.P. Morgan Securities Inc.; Deutsche Bank Securities Inc.; Pinnacle Foods Holding Corporation; Pinnacle Foods Corporation; PF Sales, LLC; PF Distribution, LLC; Pinnacle Foods Brands Corporation; PF Standards Corporation; Pinnacle Foods Management Corporation and PF Sales (N. Central Region) Corp.

4.4*	Exchange and Registration Rights Agreement, dated as of February 20, 2004, between J.P. Morgan Securities Inc.; Citigroup Global Markets Inc., CIBC World Markets Corp., Deutsche Bank Securities Inc.; Pinnacle Foods Holding Corporation; Pinnacle Foods Corporation; PF Sales, LLC; PF Distribution, LLC; Pinnacle Foods Brands Corporation; PF Standards Corporation; Pinnacle Foods Management Corporation and PF Sales (N. Central Region) Corp.

5.1*	Opinion of O’Melveny & Myers LLP

9.1*	Voting Trust Agreement, dated as of March 18, 2004, by and among the Voting Trustees party thereto, Wilmington Trust Company, the signatories to the Trust Accession Instruments listed on Schedule I thereto, Aurora Foods Inc. and Crunch Equity Holding, LLC

10.1*	Credit Agreement, dated as of November 25, 2003 among Crunch Holding Corp., Pinnacle Foods Holding Corporation, certain Lenders, Deutsche Bank Trust Company Americas, General Electric Capital Corporation, JPMorgan Chase Bank, Citicorp North America, Inc. and Canadian Imperial Bank of Commerce.

10.2*	Assumption Agreement to the Credit Agreement, dated as of March 19, 2004

10.3*	Guarantee and Collateral Agreement dated as of November 25, 2003

10.4*	Supplement No. 1 to the Collateral Agreement, dated March 19, 2004, between Aurora Foods Inc. and Deutsche Bank Trust Company Americas.

10.5*	Supplement No. 2 to the Collateral Agreement, dated March 19, 2004, between Sea Coast Foods, Inc. and Deutsche Bank Trust Company Americas.

10.6*	Amended and Restated Members’ Agreement of Crunch Equity Holding, LLC, dated March 19, 2004.

10.7*	Amended and Restated Operating Agreement of Crunch Equity Holding, LLC, dated March 19, 2004.

10.8*	Management Agreement, dated as of November 25, 2003, by and among Pinnacle Foods Holding Corporation, J.P. Morgan Partners, LLC and J.W. Childs Associates, L.P.

10.9*	Amended and Restated Indemnity Agreement, dated May 4, 2004, between Crunch Equity Holding LLC and the Class 6 Claim holders party thereto.

10.10*	Crunch Holding Corporation Registration Rights Agreement, dated as of March 19, 2004, among Crunch Holding Corp. and certain investors party thereto.

10.11*	Amended and Restated Employment Agreement dated November 25, 2003 between PFHC and C. Dean Metropoulos

10.12*	Amended and Restated Employment Agreement dated November 25, 2003 between PFHC and Evan Metropoulos

10.13*	Amended and Restated Employment Agreement dated November 25, 2003 between PFHC and Michael Dion

10.14*	Amended and Restated Employment Agreement dated November 25, 2003 between PFHC and Louis Pellicano

10.15*	Indemnification Agreement, dated May 22, 2001, between Pinnacle Foods Holding Corporation and C. Dean Metropoulos

10.16*	Amendment No. 1, dated November 25, 2003, to the Indemnification Agreement, dated May 22, 2001, between Pinnacle Foods Holding Corporation and C. Dean Metropoulos

10.17*	Crunch Holding Corp. 2004 Stock Option Plan, effective as of March 19, 2004

10.18*	Crunch Holding Corp. 2004 California Stock Option Plan, effective as of March 19, 2004

10.19*	Crunch Holding Corp. 2004 Stock Purchase Plan, effective as of March 19, 2004

10.20*	Crunch Holding Corp. 2004 California Stock Purchase Plan, effective as of March 19, 2004

10.21*	Fee Agreement, dated as of September 12, 2003, by and between Crunch Acquisition Corp., J.P. Morgan Partners, LLC and J.W. Childs Associates, L.P.

10.22*	Fee Agreement, dated November 25, 2003, by and among Pinnacle Foods Holding Corporation, CDM Capital LLC and Crunch Holding Corp.

10.23*	Amendment No. 1, dated December 8, 2003, to the Fee Agreement, dated November 25, 2003, by and among Pinnacle Foods Holding Corporation, CDM Capital LLC and Crunch Holding Corp.

10.24*	Tax Sharing Agreement, dated as of November 25, 2003, by and among Crunch Holding Corp., Pinnacle Foods Holding Corporation, Pinnacle Foods Corporation, Pinnacle Foods Management Corporation, Pinnacle Foods Brands Corporation, PF Sales (N. Central Region) Corp., PF Sales, LLC, PF Distribution, LLC and PF Standards Corporation

10.25*	Lease, dated May 23, 2001, between Brandywine Operating Partnership, L.P. and Pinnacle Foods Corporation (Cherry Hill, New Jersey)

10.26*	Lease, dated August 10, 2001, between 485 Properties, LLC and Pinnacle Foods Corporation (Mountain Lakes, New Jersey); Amendment No. 1, dated November 23, 2001; Amendment No. 2, dated October 16, 2003.

10.27*	Swanson Trademark License Agreement (U.S.) by and between CSC Brands, Inc. and Vlasic International Brands Inc., dated as of March 24, 1998

10.28*	Swanson Trademark License Agreement (Non-U.S.) by and between Campbell Soup Company and Vlasic International Brands Inc., dated as of March 26, 1998

10.29*	Technology Sharing Agreement by and between Campbell Soup Company and Vlasic Foods International Inc., dated as of March 26, 1998

10.30**	Amendment No. 1 and Waiver, dated November 1, 2004, to the Credit Agreement dated as of November 25, 2003

10.31**	Amendment No. 2 and Waiver, dated November 19, 2004, to the Credit Agreement dated as of November 25, 2003

12.1	Computation of Ratios of Earnings to Fixed Charges

12.2	Pro Forma Computation of Ratios of Earnings to Fixed Charges

14.1**	Code of Ethics

21.1	Subsidiaries of Pinnacle Foods Group Inc.

23.1*	Consent of O’Melveny & Myers LLP (Included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP with respect to Pinnacle Foods Holding Corporation and Subsidiaries

23.3	Consent of PricewaterhouseCoopers LLP with respect to the Frozen Foods and Condiments Business of Vlasic Foods International Inc.

23.4	Consent of PricewaterhouseCoopers LLP with respect to Aurora Foods Inc.

24.1	Power of Attorney (included in signature pages)

25.1**	Form T-1 (Wilmington Trust Company)

*	Incorporated by reference to Exhibits to the Registration Statement on Form S-4 of the Registrant, filed on August 20, 2004.

**	Incorporated by reference to Exhibits to Amendment No. 1 to the Registration Statement on Form S-4 of the Registrant, filed on December 23, 2004.